Filed Pursuant to Rule 424(b)(4)
Registration No. 333-288767
15,000,000 Shares
Common Stock

This is an initial public offering of shares of common stock of Miami International Holdings, Inc. We are offering 15,000,000 shares of our common stock.
Prior to this offering there has been no public market for our common stock. The initial public offering price is $23.00 per share.
Our common stock has been approved for listing on the New York Stock Exchange under the symbol “MIAX.”
Our amended and restated certificate of incorporation contains certain voting and ownership limitations and transfer restrictions that will remain in place for as long as we control a registered U.S. national securities exchange. Specifically, our amended and restated certificate of incorporation prohibits (i) any person from owning greater than 40% of any class of our capital stock, (ii) exchange members from owning greater than 20% of any class of our capital stock and (iii) all persons from voting shares representing more than 20% of the voting power of our then issued and outstanding capital stock either alone or together with any related persons, in each case subject to certain conditions and exceptions, including the waiver by the board of directors (except with respect to exchange members). There are also certain other regulatory limitations on the ownership and transfer of our capital stock. See the section titled “Description of Capital Stock.”
Wellington Management (the “cornerstone investor”) has indicated an interest in purchasing up to $40 million in shares of common stock in this offering at the initial public offering price. The shares of common stock to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. The underwriters will receive the same underwriting discounts and commissions on any of our shares of common stock purchased by the cornerstone investor as they will from any other shares of common stock sold to the public in this offering.
We are an “emerging growth company” under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See the section titled “Prospectus Summary — Implications of Being an Emerging Growth Company.”
Investing in our common stock involves risks. See the section titled “Risk Factors” beginning on page 27 of this prospectus to read about factors you should consider before deciding to invest in shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$23.00	$345,000,000
Underwriting discounts and commissions(1)	$1.61	$24,150,000
Proceeds, before expenses, to us	$21.39	$320,850,000
__________________
(1)See the section titled “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters.
We have granted the underwriters an option for a period of 30 days to purchase up to 2,250,000 additional shares of our common stock at the initial public offering price less the underwriting discounts and commissions.
At our request, the underwriters have reserved up to 5% of the shares of our common stock offered by this prospectus for sale at the initial public offering price through a directed share program which may include certain of our directors, officers and employees, and certain individuals associated with us and our stockholders. See the section titled “Underwriting (Conflicts of Interest) — Directed Share Program” for additional information.
The underwriters expect to deliver the shares against payment in New York, New York on August 15, 2025.

Lead Joint Bookrunning Managers

J.P. Morgan	Morgan Stanley	Piper Sandler
Joint Bookrunning Managers

Keefe, Bruyette & Woods	Raymond James	William Blair	Rosenblatt
A Stifel Company
August 13, 2025

MIH
Miami International
Holdings Inc.
Brickell Av

miax Options / Equities / Futures / International

Miami International Holdings, Inc. (MIH) is the corporate holding company of MIAX and various subsidiaries.

MIAX is a technology-driven leader that builds and operates regulated financial marketplaces across multiple asset classes and geographies.

MIAX operates markets across diverse asset classes.

U.S. Options

MIAX Options
MIAX Pearl Options
MIAX Emerald Options
MIAX Sapphire Options

- Four fully automated electronic options exchanges with 16.4% market share in H1 2025
- Over 9 billion options contracts traded since inception through June 30, 2025
- Launching new MIAX Sapphire trading floor in Miami in September 2025

5,177
6,348
6,707
8,676
2022
2023
2024
H1 25

Average Daily Trading Volume of Equity and ETF Option Contracts (in thousands) [3]

U.S. Equities

MIAX Pearl Equities

- Leverages scalability of our in-house built proprietary technology
- Transparent, low cost venue with price time allocation model and maker-taker fee structure
- Expands market data monetization opportunities

118
188
198
186
2022
2023
2024
H1 25

Average Daily Trading Volume of Equity Shares (in millions) [3]

[2] See "Our Business – Our Technology" for a discussion of these awards.

[3] See "Management's Discussions and Analysis of Financial Condition and Results of Operations-Key Business Metrics."

U.S. Futures

MIAX Futures
MIAX Derivatives Exchange

- MIAX Futures operates as a Designated Contract Market and a Derivatives Clearing Organization registered with the CFTC
- MIAX Derivatives Exchange operates as a Designated Contract Market and Derivatives Clearing Organization registered with the CFTC
- MIAX Futures launched the MIAX Futures Onyx proprietary technology platform in June 2025

18,072
13,123
11,579
12,654
2022
2023
2024
H1 25

Average Daily Trading Volume of Futures Contracts [3,4]

International Listings

Bermuda Stock Exchange
The International Stock Exchange

- Listing services across ILS, fixed income, and other asset classes
- Innovative, low-cost venues supporting international corporate issuers
- Expanding footprint in international time-zones and markets

5,357
5,669
5,732
5,757
2022
2023
2024
H1 25

Total Securities Listed on BSX and TISE [3,5]

[3] See "Management's Discussions and Analysis of Financial Condition and Results of Operations-Key Business Metrics."
[4] MIH acquired MIAX Derivatives Exchange in May 2023 and average daily volumes for MIAX Derivatives Exchange for 2022 through H1 25 are not included as such volumes are not material.
[5] MIH acquired TISE in June 2025. Data presented in the chart include TISE and BSX listing totals for the 2022 to H1 25 period.

An agile company with international reach

Princeton

Miami

Minneapolis

Bermuda

Chicago

Guernsey

AT-A-GLANCE

9	14th	99.999%
Exchanges in operation	Largest global derivatives exchange operator[1]	Uptime since inception on the MIAX Exchanges

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus that we may authorize to be delivered or made available to you. We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectuses prepared by us or on our behalf. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is current only as of its date, regardless of the time of delivery of this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus or any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since such date.
Trademarks
We own MIAX®, MIAX Options®, MIAX Pearl®, and MIAX Emerald® as trademarks or service marks in the United States and certain other jurisdictions. MIAX Sapphire™, MIAX Futures™ and TINI™ are currently pending.
This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but in the case of our trademarks and trade names or those of our licensors, such references are not intended to indicate in any way that we will not assert, to the fullest
i

extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.
ii

PROSPECTUS SUMMARY
This summary highlights information included elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read and consider this entire prospectus carefully, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making any investment decision. Unless the context otherwise requires, the terms “MIAX,” the “Company,” “we,” “us” and “our” refer to Miami International Holdings, Inc. (“MIH”), together with its wholly-owned subsidiaries. The term “MIAX Exchanges” refers to our SEC regulated exchanges: MIAX Options, MIAX Pearl Options, MIAX Pearl Equities, MIAX Emerald and MIAX Sapphire. Unless otherwise noted, the share and per share information in this prospectus reflects a 1-for-2 reverse stock split of the outstanding and treasury common stock, Series B preferred stock and non-voting common stock of the Company effected on July 15, 2025 (the “Reverse Stock Split”).
Our amended and restated certificate of incorporation contains certain voting and ownership limitations and transfer restrictions that will remain in place for as long as we control a registered U.S. national securities exchange. Specifically, our amended and restated certificate of incorporation prohibits (i) any person from owning greater than 40% of any class of our capital stock, (ii) exchange members from owning greater than 20% of any class of our capital stock and (iii) all persons from voting shares representing more than 20% of the voting power of our then issued and outstanding capital stock either alone or together with any related persons, in each case subject to certain conditions and exceptions, including the waiver by the board of directors (except with respect to exchange members). There are also certain other regulatory limitations on the ownership and transfer of our capital stock. See the section titled “Description of Capital Stock.”
Our Company
We are a technology-driven leader in building and operating regulated financial marketplaces across multiple asset classes and geographies. Our MIAX Exchanges, MIAX Futures and BSX marketplaces are enabled by our in-house built, proprietary technology. We believe the speed and performance of our proprietary technology coupled with our fully integrated, award-winning customer service, sets us apart from our competitors.
Our MIAX Exchange trading platform was originally built to meet the high-performance quoting demands of the U.S. options trading industry. We are regarded as a market leader relative to many of our peers with respect to our technology, based on feedback from our customers. We differentiate our trading platform with our throughput, latency, reliability and wire-order determinism.
We maintain a broad portfolio of U.S. exchange and clearing licenses, in both securities and futures. We operate markets across a diverse number of asset classes including options and cash equities as well as futures and options on futures. Our markets currently include: options on our exchanges regulated by the Securities and Exchange Commission (the “SEC”) through MIAX Options®, MIAX Pearl®, MIAX Emerald®, and MIAX Sapphire™; U.S. equities through MIAX Pearl Equities — also regulated by the SEC; U.S. futures and options on futures through MIAX Futures Exchange, LLC (“MIAX Futures,” formerly the Minneapolis Grain Exchange, LLC (“MGEX”)), which is regulated by the Commodity Futures Trading Commission (the “CFTC”); and international listings through The Bermuda Stock Exchange (“BSX”), which is regulated by the Bermuda Monetary Authority (the “BMA”), and The International Stock Exchange Group Limited (“TISEG”), which via its subsidiary, The International Stock Exchange Authority Limited (“TISEA”), is regulated by the Guernsey Financial Services Commission (“GFSC”). We also own Dorman Trading, LLC (“Dorman Trading”), a full-service Futures Commission Merchant (“FCM”) registered with the CFTC and the National Futures Association (“NFA”) and LedgerX LLC d/b/a MIAX Derivatives Exchange (“MIAXdx”), which is regulated by the CFTC, where we have the ability to list for trading fully collateralized U.S. futures, options on futures and swaps.
We entered into a master index services license agreement in July 2024 (the “Bloomberg License Agreement”) with Bloomberg Index Services Limited (“Bloomberg”) to develop a suite of proprietary products, including index futures, options on futures, and cash index options, based on Bloomberg’s portfolio of indexes as agreed to by the parties from time to time (the “Bloomberg Products”). Pursuant to a service schedule product license entered into in

July 2024 (the “Service Schedule”) under the Bloomberg License Agreement, we have a ten year exclusive license to list futures, options on futures, and cash-settled index options on (i) the Bloomberg 500 Index (the “B500 Index”) and (ii) the Bloomberg US Large Cap Volatility Index (the “B500 Volatility Index”). We have the right to list these proprietary products on any of our affiliated U.S. exchanges in North and South America. The ten-year term under the Service Schedule does not expire until the tenth anniversary of the date the first product is listed. The Service Schedule also provides for automatic three-year renewal terms, provided certain minimum revenue thresholds are met.
The first Bloomberg Products we plan to exclusively list are futures and cash-settled index options on the B500 Index. We expect to launch futures on the B500 Index in the fourth quarter of 2025 or in the first quarter of 2026 on MIAX Futures, cash-settled index options on the B500 Index in the first half of 2026 on MIAX Options, and options on futures on the B500 Index on MIAX Futures targeted for the second half of 2026, subject to certain regulatory filings. We plan to have the Bloomberg Products cleared at The Options Clearing Corporation (“OCC”), also subject to certain regulatory filings. See “Business — Our Planned Proprietary Products.”
We currently list Hard Red Spring Wheat futures and options on futures contracts on MIAX Futures. We offer clearing services for U.S. futures and options on futures through the MIAX Futures derivatives clearing organization license (“MIAX Futures Clearing”), and may offer clearing for fully collateralized futures, options on futures and swaps through the MIAXdx derivatives clearing organization license (“MIAXdx Clearing”). In addition to the Bloomberg Products, we are developing other new products for our markets and plan to expand our suite of proprietary and other products on MIAX Futures and MIAXdx, and may enter into additional clearing as a service agreements with other futures markets. New MIAX Futures products will be traded on our own MIAX Futures Onyx trading system (“MIAX Futures Onyx”), which we launched on June 29, 2025.
Since launching our first options exchange in 2012, MIAX has grown to be the 14th largest global derivatives exchange operator as of June 30, 2025, as measured by the total number of futures and options contracts traded on exchanges as reported by the Futures Industry Association (the “FIA”). In 2024, trading in multi-listed U.S. options on our MIAX Exchanges totaled 1.69 billion contracts, a 6.5% increase from the 2023 total and a 30.1% increase from the 2022 total. Total volume of futures and options on futures on the MIAX Futures exchange reached 3.2 million contracts in 2024, an increase of 10.2% from the 2023 total and a 3.2% decrease from the 2022 total. For the six months ended June 30, 2025, trading in multi-listed U.S. options on our exchanges totaled 1.1 billion contracts, a 30.5% increase from the same period in 2024. Total volume of futures and options on futures on the MIAX Futures exchange was 2.2 million contracts for the six months ended June 30, 2025, an increase of 36.6% from the same period in 2024.
MIAX has a strong track record of organic growth. By increasing scale and launching new marketplaces, we have been able to substantially grow our transaction volume. Our average daily volume in U.S. options on the MIAX Exchanges increased from 1.0 million contracts in 2015 to 6.7 million contracts in 2024, a compound annual growth rate of 23.5%. Our average daily volume in U.S. options on the MIAX Exchanges in 2024 was 6.7 million contracts, as compared to 6.3 million contracts in 2023 and 5.2 million contracts in 2022. For the six months ended June 30, 2025, our average daily volume in U.S. options on the MIAX Exchanges was 8.7 million contracts, as compared to 6.5 million contracts in the same period in 2024.
Our revenue consists primarily of transaction fees, access fees, and market data fees related to transactions executed on our exchanges. For the six months ended June 30, 2025, and the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively, our revenues less cost of revenues were $196.5 million, $275.6 million, $232.5 million and $195.6 million, our adjusted revenues less cost of revenues were $196.5 million, $277.6 million, $237.1 million and $198.6 million, our net income (loss) was $2.1 million, $102.0 million, $(21.4) million and $57.3 million, our adjusted EBITDA was $88.9 million, $82.1 million, $67.2 million and $57.3 million, with an adjusted EBITDA margin of 45.2%, 29.6%, 28.4% and 28.8%. For definitions of adjusted revenues less cost of revenues, adjusted EBITDA, adjusted EBITDA margin and reconciliations to net income, and their most directly comparable financial measure presented in accordance with GAAP, see “— Summary Consolidated Financial Data.”
In August 2024, we closed on a $100 million financing with an affiliate of Warburg Pincus LLC (“Warburg Pincus”) and in June 2025, we received an incremental $40 million financing from an affiliate of Warburg Pincus.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations.”
Our History
Subsequent to the significant consolidation amongst equity and options exchanges, MIAX’s founders saw an opportunity to build a differentiated exchange managed by a team with significant trading, exchange, and technology experience. The founders’ vision was to use a technology-first and customer-centric approach to develop faster and more reliable markets for participants.
MIAX was launched with a mission to provide:
•marketplaces that cater to the needs of the customer and trading communities;
•competitive pricing based on a low-cost operating structure;
•superior customer service and performance; and
•outstanding technology, reliability, and risk protections.
We received SEC approval for our first options exchange, MIAX Options, which launched in December 2012. We launched our second options exchange, MIAX Pearl, in February 2017 and launched MIAX Emerald, our third exchange, in March 2019. Following the success of our options exchanges, we scaled and leveraged the technology we built for our core options systems to launch cash equities on MIAX Pearl Equities, our first equities platform, in September 2020. In August 2024, we launched our fourth electronic U.S. equity options exchange, MIAX Sapphire, a Taker-Maker exchange, with a trading floor in Miami, Florida to follow in September 2025, subject to receipt of final construction related approvals.
We completed the acquisition of MIAX Futures in December 2020 and MIAXdx in May 2023. These strategically important acquisitions provide us with access to the U.S. futures market. In October 2022, we acquired Dorman Trading. Dorman Trading is a full-service FCM providing execution and clearing services for introducing brokers, retail customers, institutional clients and professional traders on a number of futures exchanges. The licenses held by MIAX Futures and MIAXdx, including their DCM and Derivatives Clearing Organization (“DCO”) licenses and the FCM license held by Dorman Trading, enable us to provide products and services in futures execution, listing and clearing across multiple venues.
We expanded our international capabilities through the acquisition of BSX, which we completed in December 2020. BSX is a fully electronic, vertically integrated international securities market, headquartered in Bermuda that specializes in the listing and trading of capital market instruments such as equities, debt issues, funds, hedge funds, derivative warrants, and Insurance Linked Securities (“ILS”).
We further expanded our international capabilities through the acquisition of TISEG, which closed on June 5, 2025 (“TISE Acquisition”). TISEG, via its subsidiary, TISEA provides financial markets and securities services to public and private companies. TISEA operates an investment exchange known as The International Stock Exchange (“TISE”). Headquartered in Guernsey, TISE’s Qualified Investor Bond Market (“QIBM”) is a leading market in Europe for listing high yield bonds, private equity debt and has a growing reputation for securitization transactions. TISE also has a pool of investment funds, a significant share of the market for listed UK Real Estate Investment Trusts (“REITs”) and hosts a sustainable finance segment, TISE Sustainable.
In 2013, we established our first of five equity rights programs (each, an “ERP”), a unique performance warrant program designed to build market share while further aligning us with our trading firms, order flow providers, and market makers. All of our ERPs provided participating exchange member firms with the right to acquire equity in MIH in exchange for payment of an initial purchase price or the prepayment of certain exchange fees (in the case of ERPs I through IV) or the prepayment of certain exchange fees (in the case of ERP V). The warrants issued to each participant under these programs vested upon the achievement of certain liquidity volume targets by such firm on MIAX Options, MIAX Pearl, or MIAX Pearl Equities, as applicable. We have successfully completed five ERPs, which have resulted in market share gains. As of June 30, 2024, the periods during which warrants may be earned under all ERPs have expired. See “Description of Capital Stock — Equity Rights Program Warrants” for additional information regarding the warrants issued under our ERPs.
Industry Trends
We believe the following trends will continue to be key factors in the performance and dynamics of the markets in which we operate:
•Heightened market volatility;
•Growing retail investor participation;
•Technological advances;
•Increased sophistication of trading strategies; and
•Proliferation and adoption of new asset classes and financial products.
Our Markets
U.S. Options
We operate four fully automated electronic options exchanges in the United States which are each national securities exchanges regulated by the SEC. Each of our U.S. options exchanges has a distinct allocation and pricing model. Total volume in 2024 reached 1.69 billion contracts on our options exchanges, a 6.5% increase from 2023 and representing a market share of 15.1% during this period. Total volume in the six months ended June 30, 2025 reached 1.1 billion contracts on our options exchanges, an increase of 30.5% from the same period in 2024 and representing a market share of 16.4% during this period. We have traded in excess of 9.5 billion contracts from inception through June 30, 2025 on our options exchanges. We have grown our options market share over time by focusing on delivering superior technology capabilities, innovation, product development, exceptional customer service, and competitive pricing.
MIAX Options launched in December 2012 with a Pro Rata allocation model with Customer Rebate pricing. MIAX Pearl was launched in February 2017 and offers a Price-Time allocation and Maker-Taker fee structure. MIAX Emerald, our third exchange, was launched in March 2019 to serve as a counterpart to MIAX Options and MIAX Pearl by providing a Pro Rata allocation like MIAX Options and a Maker-Taker fee structure like MIAX Pearl. We launched our fourth electronic U.S. equity options exchange, MIAX Sapphire, a Taker-Maker exchange in August 2024. The launch of the MIAX Sapphire electronic exchange provides our market participants with access to approximately 94% of total multi-listed volume, with the remaining approximately 6% being volume traded on exchange floors. In order to have access to the remaining 6% of the multi-listed options market traded on exchange floors, we plan to launch a trading floor in Miami, Florida in September 2025, subject to receipt of final construction related approvals. In November 2024, we entered into a Location Agreement with Bloomberg Media, a division of Bloomberg L.P., to provide Bloomberg Media a dedicated broadcast position on the trading floor of MIAX Sapphire. Bloomberg Media intends to use the broadcast position for the purpose of live and pre-recorded reporting and news coverage by Bloomberg Media from the trading floor.
U.S. options exchanges differ by their allocation model and pricing model. The allocation model determines who, among those posting orders on the exchange (“Liquidity Makers”) at a given price, are allocated trading volume when an order or quote is placed to execute against resting liquidity (“Liquidity Takers”). Regardless of allocation model, more aggressively priced liquidity always trades ahead of liquidity at a worse price. For liquidity resting with the same price, a Price-Time allocation will allocate trades to liquidity based on the time the liquidity was entered on the book, so older liquidity will be executed ahead of newer liquidity, while Pro Rata allocation typically allocates trades to liquidity based on the size of the resting liquidity.
The pricing model used by an exchange determines who is charged an exchange transaction fee and who is paid an exchange liquidity payment. A Maker-Taker model generally charges a lower fee or pays a liquidity payment to the Liquidity Maker for each contract traded and charges a higher transaction fee to the Liquidity Taker. A Taker-

Maker model generally charges a lower fee or pays a liquidity payment to the Liquidity Taker for each contract traded and charges a higher transaction fee to the Liquidity Maker. The Customer Rebate model generally charges market makers and professional traders to execute each contract traded and pays a liquidity payment to customers. Fee models used by exchanges are complex and can be differentiated by a number of factors including the type of customer executing the trade, the number of legs in a trade, the price of the option or for trades executed in auction mechanisms.
U.S. Equities
Under MIAX Pearl’s national securities exchange license and leveraging the technology and systems built for our options exchanges, MIAX Pearl Equities was launched as a cash equities exchange in September 2020, and as of June 30, 2025, had a total of 58 exchange members. It was built with the support of our trading firms, liquidity providers, and market makers to provide an alternative to the incumbent equities platforms in the United States. MIAX Pearl Equities is a fully automated electronic equities trading platform that leverages MIAX’s technology and infrastructure. The MIAX options technology was adapted for the unique functional and performance demands of equities trading, which allows us to provide high performance while taking advantage of the scale associated with a system built for options trading.
MIAX Pearl Equities offers trading in all U.S. equity securities designated under the National Market System (“NMS”) qualifying for Unlisted Trading Privileges (“UTP”).
In February, 2025, MIAX Pearl Equities expanded its trading hours for its equity trading platform (the “Expanded Trading Hours”). MIAX Pearl Equities now accepts orders at 3:30 a.m. Eastern Time with orders being eligible for execution beginning at 4:00 a.m. Eastern Time until 8:00 p.m. Eastern Time. The Early Trading Session operates from 4:00 a.m. Eastern Time until 9:30 a.m. Eastern Time. The Late Trading Session operates from 4:00 p.m. Eastern Time until 8:00 p.m. Eastern Time.
U.S. Futures
We operate two futures exchanges and two futures clearing houses in the United States, each regulated by the CFTC, operating with different products and service models. Our access to the U.S. futures, options on futures and swaps markets positions MIAX as a multi-asset exchange operator.
MIAX Futures is a fully electronic, vertically integrated futures exchange and clearing house that was established in 1881. It is registered with the CFTC as a DCM and DCO. The MIAX Futures DCO operates on proprietary technology, which we upgraded in June 2023 to support our growing portfolio of new products and to enhance customer experience. The MIAX Futures DCO serves as the exclusive venue for the clearing of agricultural products listed on the MIAX Futures DCM. MIAX Futures also plans to clear the Bloomberg Products that trade on MIAX Futures through OCC. The MIAX Futures DCO also may serve as the exclusive venue for the clearing of certain other products listed on other DCMs from time to time, pursuant to written agreement between MIAX Futures and the DCM.
We believe that MIAX Futures’ unrestricted DCO license as it relates to futures and options on futures is highly valuable given that an unrestricted license can offer margin on cleared futures positions, as compared to certain other DCOs that offer fully collateralized clearing on futures positions. As of June 30, 2025, we had 14 MIAX Futures clearing members eligible to clear MIAX Futures products, most of which are FCMs. Additional FCMs may access MIAX Futures’ markets through relationships with existing MIAX Futures clearing members.
MIH acquired MIAXdx in May 2023. MIAXdx is a fully electronic vertically integrated DCM and DCO, with regulatory approval from the CFTC to list and clear fully collateralized futures, options on futures and swaps. Fully collateralized positions are those wherein the DCO holds, at all times, funds or commodities (such as Bitcoin or Ether) in the form of the required payment sufficient to cover the maximum possible obligation or loss that a party or a counterparty could incur upon liquidation or expiration of the contract.
On October 16, 2017, MIAXdx commenced its principal business activities, making it the first federally regulated exchange and clearing house to list and clear fully collateralized, physically settled Bitcoin swaps and options through its Swap Execution Facility (“SEF”). In June 2019, MIAXdx began to list and clear fully collateralized, physically settled Bitcoin derivatives products through its DCM. In June 2021, MIAXdx began to list and clear fully collateralized, physically settled Ether swaps and options. As of July 24, 2024, MIAXdx delisted all of its physically settled products on its DCM and SEF. MIAXdx does not currently intend to offer any physically settled products in the future. In March 2025, MIAXdx launched cash settled Bitcoin Range Binary Options (“BTCRB Options”). MIAXdx is in the process of developing additional cash settled products to trade on the MIAXdx DCM, subject to CFTC approval. See “Business — U.S. Futures, Options on Futures — MIAXdx.”
We also plan to expand access for participants on MIAXdx in the future, incorporating an intermediated access model through FCMs while keeping direct access for certain participants, and offering margin on cleared products. These margin changes will require CFTC approval.
The acquisition of MIAXdx provides us with a second venue in the U.S. futures market, positioning MIAX as a multi-asset exchange operator across multiple venues not only in options and equities but in futures and swaps as well.
In the past few years, there has been increased competition for providing clearing services for registered exchanges and we expect competition to continue to increase. As the trading of centrally cleared products has increased over the past decade, both as a result of global regulatory requirements and in recognition of the role central counterparties play in adding stability to the financial system and reducing market risk, so has the use of clearing houses in clearing exchange transactions. The high financial and regulatory hurdles to registering as a DCO with the CFTC in the United States, however, have increased demand by registered DCMs to outsource or use a third-party service provider like MIAX Futures or MIAXdx for their central clearing services.
In October 2022, we acquired Dorman Trading, a full-service FCM registered with the CFTC. Dorman Trading is a clearing member on MIAX Futures and can provide access to the products traded on the MIAX Futures DCM.
International Listings
BSX is a fully electronic, vertically integrated international securities market, headquartered in Bermuda and organized in 1971. BSX specializes in the listing and trading of capital market instruments such as equities, debt issues, funds, hedge funds, derivative warrants, and ILS. We initially acquired a majority interest in BSX in October 2019 and completed the acquisition of the remaining shares of BSX in December 2020.
BSX is the global leader in the listing of Insurance Linked Securities (“ILS”) vehicles which provide catastrophic peril reinsurance coverage. As of June 30, 2025, 719 ILS in total were listed on BSX with an aggregate market issuance outstanding of $61.1 billion. Of the total ILS listings, 473 were vehicles providing catastrophic peril reinsurance coverage. The global issuance for that class was $56.9 billion, with BSX listed ILS vehicles providing catastrophic peril reinsurance coverage having an outstanding notional value of $52.7 billion representing approximately 93% of the global issuance. As of June 30, 2025, there were 1,195 securities listed on BSX, a 12.6% decrease from the 1,367 securities listed as of June 30, 2024. The market capitalization of the companies listed on BSX totaled approximately $259.3 billion as of June 30, 2025.
TISE has been headquartered and organized in Guernsey, a British Crown Dependency in the Channel Islands, since 2013. TISE operates across Guernsey, Dublin, Isle of Man, Jersey and London. TISEA is regulated by the GFSC. We acquired an initial interest in TISEG in 2023 and completed the acquisition of the remaining shares in June 2025.
TISE is best known as one of Europe’s major professional bond markets. TISE’s QIBM is a leading market in Europe for listing high yield bonds and private equity debt, with more than 2,400 issuers from over 35 countries listing in excess of 4,500 securities on TISE.
There were 939 newly listed debt securities on TISE during the year ended December 31, 2024, compared to 827 during the prior year. A total of 126 high yield bonds were listed on TISE during 2024, an over 70% increase since 2023. As the second largest venue for listed UK REITs, TISE had 42 UK REITs listed as of December 31, 2024. There were 451 newly listed debt securities during the six-month period ended June 30, 2025, compared to

435 in the same period in 2024. Additionally, as of June 30, 2025, over 45% of all listed UK REITs were listed on TISE.
TISE’s list of securities admitted for trading on TISEA (“Official List”) reached 4,487 securities as of December 31, 2024, a 5.3% increase compared to December 31, 2023. The total market value was £756 billion at December 31, 2024, a 12.2% increase compared to December 31, 2023. TISE’s Official List reached 4,562 securities as of June 30, 2025, compared to 4,371 securities as of June 30, 2024.
The TISE Acquisition provides us with access to the European and UK markets and gives us access to another vertically integrated market ecosystem that can accelerate our growth strategy. Guernsey also has a favorable regulatory and tax environment with an internationally recognized and robust financial services industry.
Our Planned Proprietary Products
In July 2024, we entered into the Bloomberg License Agreement, a license agreement to develop and list the Bloomberg Products. The launch of the Bloomberg Products will require the submission of certain rule filings to, and approvals from, the SEC (for cash index option products), and the submission of certain rule filings to the CFTC (for futures and options on futures products). The clearing of Bloomberg Products at the OCC is subject to a rule filing with the SEC. See “Business — Our Planned Proprietary Products.”
The ten-year term under the Service Schedule for the B500 Index and B500 Volatility Index does not expire until the tenth anniversary of the date the first product is listed. The Service Schedule also provides for automatic three-year renewal terms, provided certain minimum revenue thresholds are met. On January 30, 2025, we announced that the first exclusive Bloomberg Products we plan to list under the Bloomberg License Agreement are futures and cash-settled index options on the B500 Index. We expect to launch futures on the B500 Index in the fourth quarter of 2025 or in the first quarter of 2026 on MIAX Futures, cash-settled index options on the B500 Index in the first half of 2026 on MIAX Options, and options on futures on the B500 Index on MIAX Futures targeted for the second half of 2026, subject to certain regulatory filings. The B500 Index employs a transparent, rules-based methodology to track the 500 most highly capitalized U.S.-listed companies. We plan to have the Bloomberg Products cleared at the OCC, also subject to certain regulatory filings.
On January 30, 2025, we entered into an amendment to the Service Schedule, which added the Bloomberg US 100 Price Return Index (“B100Q Index”) to the list of exclusively-licensed indexes under the agreement. The license terms for the B100Q Index are the same as the license terms for the B500 Index. We anticipate that the first proprietary product based on the B100Q Index will be small notional sized futures contracts listed on MIAX Futures (“MIAX Tini Bloomberg 100Q Futures”), which we plan to launch in the first half of 2026, subject to certain regulatory filings with the CFTC.
New MIAX Futures products will be listed and traded on MIAX Futures Onyx. We launched MIAX Futures Onyx on June 29, 2025, with the migration of Minneapolis Hard Red Spring Wheat futures that traded on the CME Globex trading platform. We intend to list other products, such as additional agricultural futures products, and additional financial futures products on the MIAX Futures Onyx trading platform beginning in the second half of 2025, subject to certain regulatory filings and approvals.
Our Competitive Strengths
We have established ourselves as a leading multi-asset exchange operator by leveraging a number of key strengths, including:
Proprietary MIAX Exchange Technology Platform
We operate a proprietary, advanced trading system that was developed in-house and designed for the unique functional and performance demands of options and cash equities trading and has been a key driver of our market share growth in U.S. Options and U.S. Equities. This platform provides a scalable infrastructure that allows us to quickly and efficiently expand into other asset classes while retaining speed, performance, and reliability, as evidenced by the successful launch of MIAX Pearl Equities in September 2020.

Our MIAX Exchange trading platform was originally built to meet the high-performance quoting demands of the U.S. options trading industry. We are regarded as a market leader relative to many of our peers with respect to our technology, based on feedback from our customers. We differentiate our MIAX Exchange trading platform with our throughput, latency, reliability and wire-order determinism.
Our MIAX Exchange trading platforms have experienced very low operational downtime. For the years ended December 31, 2024, 2023 and 2022, our MIAX Options, MIAX Emerald and MIAX Pearl exchange markets were immediately and automatically accessible (i.e., fully operational), 100.00000000%, 99.99999563% and 100.00000000% of the time, respectively. After launching MIAX Sapphire in August 2024, MIAX Sapphire remained immediately and automatically accessible (i.e., fully operational) 100.00000000% of the time for the remainder of 2024. For the six months ended June 30, 2025, our MIAX Options, MIAX Emerald, MIAX Pearl and MIAX Sapphire exchange markets were immediately and automatically accessible (i.e., fully operational), 99.99960800% of the time. We believe that this reliability provides our customers with an additional incentive to use our platforms to mitigate trade execution risk, especially in times of extreme market volatility. Our maximum sustained throughput capability (as measured by maximum quotes and orders per second) for each of the MIAX Exchanges is currently: MIAX Options — 32.0 million per second; MIAX Emerald Options — 16.5 million per second; MIAX Pearl Options — 12.5 million per second; MIAX Sapphire Options — 7.7 million per second; and MIAX Pearl Equities — 8.6 million per second.
Focus on Innovation and Product Development
We have a highly experienced leadership team with experience in developing, operating, and trading on exchanges. This experience, along with our culture of collaboration with our trading member firms through strategic relationships, has helped build a strong track record of innovation and product development.
We continue to evaluate new product possibilities on an ongoing basis and have a robust pipeline of new products we plan to launch in the future on our exchanges covering different asset classes including the Bloomberg Products. We intend to list other products, such as additional agricultural futures products, and additional financial futures products on the MIAX Futures Onyx trading platform beginning in the second half of 2025, subject to certain regulatory filings and approvals. The launch of products on a MIAX Futures or MIAXdx (each, a “Futures Exchange” or together, the “Futures Exchanges”) will be subject to the Futures Exchange making the necessary rule filings with the CFTC and products launched on the MIAX Exchange will be subject to the MIAX Exchange making the necessary rule filings with the SEC.
We may also launch event-based contracts and crypto-related cash settled products, including cash settled futures contracts on Bitcoin and Ether and Bitcoin and Ether options contracts, on one or both of the Futures Exchanges which are regulated by the CFTC. We do not intend to launch any crypto-related products or services in the near future on our national securities exchanges which are regulated by the SEC (MIAX, MIAX Pearl, MIAX Emerald or MIAX Sapphire), other than crypto-related ETFs and options on ETFs that are approved by the SEC.
The trading of these products on one or both Futures Exchanges will be regulated under the DCM license of either MIAX Futures or MIAXdx, and the clearing will be regulated under either the MIAX Futures or MIAXdx DCO license, as applicable. For contracts that clear in the MIAX Futures clearing house under the MIAX Futures DCO license, we will have the ability to offer clearing on a margined basis.
There are hurdles to launching any new products and the launch of any regulated product, including crypto-related and event-based products, will be subject to any required regulatory approval, as well as market conditions, customer interest and Company resources, and we cannot currently predict the timing of the launch of any of these products. See “Risk Factors — Risks Related to Legal and Regulatory Matters —.” If we fail to obtain any required regulatory approvals associated with a new product offering, such failure may result in delays or restrictions on our ability to benefit fully from these offerings.” See also “Business — Regulatory Environment and Compliance — CFTC Regulation — MIAX Futures and MIAXdx.”

Multi-Asset Exchange Operator with Broad Portfolio of Licenses
We operate across a broad range of asset classes, with exchanges in the options, equities, futures, options on futures and swaps markets, as well as two regulated futures clearinghouses. This provides us an opportunity to launch new products to expand our markets, allows us to provide clearing-as-a-service solutions to other DCMs, and enables us to accelerate product development. We believe we are well positioned to grow and become a leading player in the U.S. regulated markets through our DCO and DCM regulatory licenses with the CFTC and national securities exchange licenses with the SEC.
Strong, Collaborative Relationships with Key Market Participants
Since launching in 2012, we have developed deep relationships with our growing client base, working with them to solve the key challenges faced by today’s market participants. Many of these relationships were developed through our ERPs, which allowed us to align the interests of some of the largest order flow providers and market makers with our exchanges. These strategic relationships developed through our ERPs have been a critical tool in expanding our exchanges. We have successfully completed five ERPs. Although we cannot predict whether the firms that participated in our ERPs will continue to provide the same level of order flow to our exchanges after this offering, we believe that we have demonstrated to these firms the advantages that we offer and that they will continue to drive order flow to us based on their positive experiences.
Successful History of M&A
We have successfully used M&A to drive growth in our business through the acquisitions of MIAX Futures, BSX, Dorman Trading, MIAXdx and TISEG.
We also have made a number of strategic investments in companies that may offer us access to commercial opportunities to develop new products and accelerate the growth of our business. Through our investments, MIAX has developed a strong understanding of the market infrastructure ecosystem enabling us to move quickly on M&A opportunities to accelerate development of products. For more information about our strategic investments see “Business — Our Strategic Investments.”
Deep, Highly Experienced Team
Our core team members have extensive experience in the financial markets covering a wide range of functions including trading, order routing, trading technology, exchange operations, clearing, finance, legal, and regulatory with many team members being with us since inception. This depth of experience has enabled us to accumulate the knowledge, relationships, and capabilities needed to serve complex, dynamic, and highly regulated markets and foster a culture of collaborative innovation with member firms, which has been an important contributor to our success to date.
Our Growth Strategy
We believe we are well positioned to leverage our competitive strengths to enhance our market position, develop new products and services, and continue expanding into new asset classes and geographies. We are focused on several attractive growth opportunities in MIAX’s core markets and beyond, as described below.
Continuing to grow our options exchanges
We plan to continue expanding our market share across our options exchanges by continually monitoring the competitiveness of our fees and pricing models, improving our technology and adding functionality to provide an industry-leading experience for our members. We launched the MIAX Sapphire electronic exchange in August 2024 and plan to continue to grow our market share in options with the launch of a trading floor in Miami, Florida in September 2025, subject to receipt of final construction related approvals. Our execution capability, system reliability, and customer service, especially during times of volatility, have been key differentiators in increasing our market share and relevance.

As we continue to build scale and grow our market position, we expect to attract increased membership and volume through additional functionality, increased penetration into the existing membership base, and expanded use and sale of market data and analytics products across our multi-listed and proprietary product offerings.
Expanding our futures markets
The acquisitions of MIAX Futures and MIAXdx provide us with two vertically integrated futures exchanges and clearing platforms to list futures and options on new products that will be exclusive to our exchanges. This provides us an opportunity to become a substantial player in the futures market and grow our product suite. We are currently in the process of making significant investments in MIAX Futures, to transform it from an agricultural focused market to a full solution DCM and DCO, both in terms of products and technology.
The MIAX Futures DCO license, which is an unrestricted license as it relates to futures and options on futures, allows MIAX Futures to offer clearing on a margined basis. This presents a growth opportunity in the area of clearing as a service as we focus on establishing relationships with entities that want to clear their products in a regulated environment with full margining capability. We believe that MIAX Futures is an attractive alternative to competitor DCOs given our partnership approach and track record of innovation and product development.
In October 2022, we acquired Dorman Trading, a full-service FCM providing execution and clearing services for introducing brokers, retail customers, institutional clients and professional traders on a number of futures exchanges.
In May 2023, we acquired MIAXdx, which is currently registered with the CFTC as a DCO and DCM and has been granted regulatory approval from the CFTC to trade and clear fully collateralized futures, swaps and options.
The licenses held by MIAX Futures and MIAXdx, including the DCM and DCO licenses, and FCM license held by Dorman Trading, enable us to provide products and services in futures execution, listing and clearing.
The acquisition of MIAXdx provides us with a second venue in the U.S. futures market, positioning MIAX as a multi-asset exchange operator across multiple venues not only in options and equities but in futures and swaps as well. MIAXdx also offers clearing as a service to other DCMs regulated by the CFTC. As of July 24, 2024, MIAXdx delisted all of its physically settled products on its DCM and SEF. MIAXdx does not currently intend to offer any physically settled products in the future. We also plan to expand access for participants on MIAXdx in the future, incorporating an intermediated access model through FCMs while keeping direct access for certain participants, and offering margin on cleared products. These margin changes will require CFTC approval.
Increasing our international presence
The acquisitions of BSX and TISEG provide us with an opportunity to position ourselves as a leader among international listing venues by utilizing BSX’s and TISE’s numerous international recognitions and expertise in their respective products and markets. BSX and TISE provide us with venues to expand our leading MIAX technology, derivatives trading, and regulatory expertise to address emerging markets, such as cryptocurrencies and digital assets, as well as providing BSX and TISE with opportunities for collaboration across networks and additional support for their businesses.
The Bermuda regulatory environment also provides us with attractive opportunities for introducing innovative cryptocurrency and digital asset products on BSX. Bermuda is recognized as a global leader in the regulation of cryptocurrencies and digital assets through the development and introduction of a comprehensive regulatory and legislative framework known as the Digital Asset Business Act. We anticipate that these products would not be made available to U.S. persons unless such persons are eligible under applicable law and we would, in consultation with counsel, implement appropriate procedures to ensure that the investors in any products meet the eligibility requirements of such products.
BSX is growing its team with staff additions to increase business development and marketing activities in its key markets: London, New York, and South America. In November 2021, BSX moved into its new headquarters, “Exchange House,” located in Hamilton, Bermuda, which provides BSX with the ability to expand its operational footprint as its business grows. We have invested in BSX corporate technology infrastructure and integrated it into the MIAX corporate technology infrastructure to enable BSX to leverage MIAX’s leading technology as it expands its operations. On March 10, 2025 we launched our own BSX trading, clearing and settlement system for trading products listed on BSX.
The TISE Acquisition also provides us with the opportunity to expand into the UK and European markets. Headquartered and organized in Guernsey, TISE operates in a favorable regulatory and tax environment and as part of a robust financial services industry. TISE’s ability to operate and attract listings benefits from its proximity to UK and European markets but independence from certain operational requirements dictated by the regulatory environment in the UK and the European Union.
Creating new product offerings
We are focused on creating new proprietary products and expect to launch several new products with innovative pricing, including the Bloomberg Products as well as other cash settled futures. The timing of the launch of new products is also subject to market conditions, evaluation of market size, customer interest and other factors, including Company resources. In addition, the launch of products on a Futures Exchange will be subject to the Futures Exchange making the necessary rule filings with the CFTC and products launched on the MIAX Exchange will be subject to the MIAX Exchange making the necessary rule filings with the SEC. Products planned for the Futures Exchange and the MIAX Exchanges are discussed above under “— Our Competitive Strengths – Focus on Innovation and Product Development.”
Further monetizing and enhancing our data and analytics capabilities
As we increase our market share in core markets, the relevance of our market data products grows in value. We believe we are at an inflection point in our ability to further commercialize our market data. We are not encumbered by legacy systems or reliant on our core data revenues to date, so we have significant flexibility in how we monetize and distribute our data, providing an attractive growth opportunity. Our proprietary products may also provide an additional avenue to create exclusive data and analytics products for our customers. We believe our strategic investments also create opportunities for development of additional products as well as data and analytics offerings.
BSX has been publishing select MIAX Pearl Equities market data to the Pyth Network, a decentralized cross-chain data provider for financial market data distribution built on the Solana blockchain since September 2021. The inclusion of this market data gives users access to select market data from the MIAX Pearl Equities order book in the decentralized finance (“DeFi”) space and creates new opportunities for the use of our market data. BSX earns Pyth tokens for the data it provides to the Pyth Network.
Growing our cash equities exchange
Leveraging the scalability of our team and technology, and following the success of our options exchanges, management set out to build MIAX Pearl Equities to provide a transparent, venue that leverages our technology and superior customer service. Following a successful launch of MIAX Pearl Equities in September 2020, we have continued to add members, build market share, and experience increased volumes, reporting monthly volume of 3.7 billion shares and a market share of 1.02% as of June 30, 2025.
In order to increase member participation and grow our diverse membership base and ecosystem to capture additional market share and enhance our position in the cash equities space, MIAX Pearl Equities now offers Expanded Equities Trading Hours. Additionally, we plan to introduce additional functionality, expand our data and analytics offerings, and implement pricing incentives.
Post-Offering Balance Sheet
In connection with this offering, the approximately $77.3 million liability as of June 30, 2025, associated with outstanding puttable common stock will be extinguished upon the receipt by us of net proceeds in excess of $250 million at the closing of this offering, as a result of the termination at such time of all agreements providing certain security holders with the right to put shares to the Company. In addition, the liability associated with the puttable warrants issued in connection with the 2029 Senior Secured Term Loan will be extinguished upon completion of this offering (a) if it results in a publicly traded float of at least $500 million as of the date of the offering (including any equity interests that may be subject to an underwriter “lock-up” or similar agreement) and (b) where the aggregate primary and secondary offering net proceeds are at least $250 million. As of June 30, 2025, the fair value of puttable warrants was approximately $65.1 million.
Upon termination, the puttable common stock and puttable warrants will no longer be liability-classified. The Company will remeasure the liabilities as of the modification date, which is the offering date, and reclassify these liabilities to equity. Any incremental value associated with the modification will be recognized as expense equal to the excess, if any, of the modified award’s fair value over the original award’s fair value immediately prior to the modification. The respective changes in value will be recorded to change in fair value of puttable common stock and change in fair value of puttable warrants issued with debt within non-operating (expense) income and the liabilities will be reclassified to common stock at par value and additional paid-in capital within equity.
Summary of Risk Factors
Our business is subject to a number of risks of which you should be aware before making a decision to invest in our common stock. These risks are more fully described in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:
Risks Related to Our Business
•A significant portion of our operating revenues is generated by our transaction and clearing-based business. If the amount of trading volume on our markets or clearing volume decreases, or the product mix shifts to lower revenue products, our revenues less cost of revenues from transaction and clearing fees will most likely decrease.
•Global economic, political and financial market events or conditions may negatively impact our business.
•Our failure to maintain order flow from providers following this offering could negatively affect our results of operations.
•Revenues from our market data fees and access fees on our MIAX Exchanges may be reduced due to declines in our market share, trading volumes or regulatory changes.
•We face intense competition.
•If Bloomberg or service providers with respect to proprietary products fail to maintain the quality and integrity of their indexes or fail to perform under our agreements with them, or if customer preferences change, or if we fail to maintain the quality and integrity of our proprietary indexes or fail to perform under our license or service provider agreements, revenues we generate from trading in these proprietary products or the calculation and dissemination of index values may suffer.
•We are dependent on the members of our senior management team and other key personnel.
•We are dependent on highly skilled employees with experience in our industry.
•Certain of our exchanges and clearing houses have a limited operating history.
•Financial or other problems experienced by third parties could have an adverse effect on our business.
•Our cost structure is largely fixed. If our revenues decline and we are unable to reduce our costs, our profitability will be adversely affected.
Risks Related to Owning a Clearing House
•We are exposed to risks related to defaults by clearing members and liquidity risks.

•The Clearing House (as defined herein) may incur large credit exposures on final settlement days.
•Settlement bank failures could pose both credit risks and liquidity risks to the MIAX Futures and MIAXdx clearing houses.
•If a number of clearing members on MIAX Futures substantially reduce their open interest, default or withdraw as clearing members, the concentration of risks within the MIAX Futures clearing house will be spread among a smaller pool of clearing members, which would make it more difficult to absorb and manage risk in the event of another clearing member’s default.
•We are exposed to risks related to loss or theft of crypto-assets delivered as collateral to MIAXdx by its participants.
•We may incur additional risks to our business due to the business model of MIAXdx.
Risks Related to Crypto-Asset Custodial Arrangements
•Crypto-asset custodial solutions and related technology, including the remaining MIAXdx custodial arrangements and any custodial arrangement for the BSX Pyth tokens, are subject to risks related to a loss in the event of theft of digital assets, security and cybersecurity risks, system failures and other operational issues.
•The theft, loss, or destruction of private keys required to access any crypto-assets held in custody for the account of MIAXdx or for customers of MIAXdx or by BSX may be irreversible.
•There is legal uncertainty regarding crypto-asset custodial arrangements.
Risks Related to Owning an FCM
•Dorman Trading is subject to margin funding requirements on short notice.
•Dorman Trading is exposed to counterparty credit risk whereby the failure by persons with whom we do business to meet their financial obligations could adversely affect the business, financial condition and results of operations of Dorman Trading.
•Dorman Trading is subject to risk of default by financial institutions that hold its funds and its customers’ funds.
•Dorman Trading relies on relationships with introducing brokers for obtaining some of its clients and its business could be harmed by failure to maintain relationships with these introducing brokers and Dorman Trading’s business or reputation could be harmed by introducing broker misconduct or errors.
•Dorman Trading’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could harm its business.
Risks Related to Our Growth Strategy
•We may not be successful in offering new services or product offerings, including the Bloomberg Products or other proprietary products.
•Developing and launching regulated products in the crypto-asset and other digital asset markets is highly competitive and may expose us to additional risks.
•We will need to invest in our operations to maintain and grow our business and to integrate acquisitions, and we may need additional funds, which may not be readily available.

•We intend to opportunistically pursue potential acquisitions and strategic alliances; these types of transactions involve risks and we may not be successful in growing our business through acquisitions or strategic alliances.
•We may fail to realize the anticipated cost savings, growth opportunities, synergies and other benefits anticipated from mergers and acquisitions or strategic alliance transactions.
Risks Related to Our Technology
•We may not be able to keep up with rapid technological changes affecting our industry.
•If we experience significant or recurring systems failures or capacity constraints, our reputation may be harmed and we may experience a loss of business.
•Our continued growth will require significant investments in technology.
•The technology upon which we rely, including technology provided by third parties, may be vulnerable to security risks, cybersecurity risks, operational disruptions, and other risks and events that could harm our business.
•We depend on third-party providers for key components and services that are important to our business. An interruption or cessation of such components or services by any third party could have a material adverse effect on our business.
Risks Related to Our Financial Position and Our Indebtedness
•Our financing agreements with our secured lenders restrict our current and future operations and our ability to engage in certain business and financial transactions, and, as a result, may adversely affect our business, financial position, results of operations and cash flows.
•Covenant restrictions may limit our operations and impact our ability to make payments to our investors.
•We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations on favorable terms or at all.
•Warrants issued to the lender in connection with the 2029 Senior Secured Term Loan are exercisable for our securities, which exercises would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
•We may be required to recognize impairments of our goodwill, other intangible assets or investments.
Risks Related to Legal and Regulatory Matters
•We are subject to comprehensive regulation by the SEC, CFTC, the NFA, the BMA, and the GFSC, which can negatively impact our ability to implement needed changes or expand our products or services, and are subject to censures, fines and other legal proceedings if we fail to comply with legal and regulatory obligations.
•There may be regulatory hurdles to launching new products, including crypto-related products.
•Changes to the legislative or regulatory environment may impose new or unanticipated burdens on one or more of our exchanges or clearing houses.
•Our exchanges have self-regulatory obligations that may create conflicts of interest.
•Our compliance with data privacy and data protection laws may result in greater costs for us.
•If our risk management methods are not effective, our business, reputation and financial results may be adversely affected.

•We are subject to litigation risks, regulatory compliance risks and associated enforcement risks, and other liabilities.
Risks Related to Intellectual Property
•We and our licensors may not be able to protect, maintain, defend, or enforce our respective intellectual property rights.
•We may not be able to obtain, maintain, protect, defend and enforce our patents, trademarks and trade names.
•Any infringement by us on intellectual property rights of others could result in litigation, the outcome of which could have a material adverse effect on our business.
Risks Related to This Offering and Our Common Stock
•Purchasers in this offering will immediately experience substantial dilution.
•Future sales and issuances of our common stock or rights to purchase common stock could result in additional dilution and could cause the price of our common stock to decline.
•An active trading market for our common stock may not develop and, as a result, it may be difficult for you to sell your shares of our common stock. Even if an active trading market does develop, the market price may not exceed the offering price.
•If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations, then our stock price and trading volume could decline.
•The market price of our common stock is subject to fluctuations and may not reflect our long-term value at any given time, and we may be subject to securities litigation as a result.
•Our amended and restated certificate of incorporation contains provisions that set ownership and voting limitations and a right to redeem shares transferred or owned in violation of these provisions, and there are also certain other regulatory limitations on the ownership and transfer of our capital stock.
•Certain provisions in our amended and restated certificate of incorporation and amended and restated by-laws contain provisions may make the acquisition of our Company more difficult.
•Our board of directors is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.
•We do not currently intend to pay dividends on our common stock and our senior secured loan agreement prohibits the payment of dividends.
•We have broad discretion in the use of the net proceeds from this offering.
•We may incur significant additional costs and expenses, including costs and expenses associated with the obligations of being a public company, which will require significant resources and management attention and may divert focus from our business operations, particularly after we are no longer an “emerging growth company.”
•We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.
General Risk Factors
•Climate change and the transition to renewable energy and a net zero economy pose operational, commercial and regulatory risks.

•Global health crises, pandemics and other health risks could negatively affect our business.
•If we fail to continue to implement and maintain effective internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports.
Corporate Information
We were incorporated in 2007 as a Delaware corporation. Our principal executive offices are located at 7 Roszel Road, Suite 1A, Princeton, New Jersey 08540 and our telephone number is (609) 897-7300.
Our website address is www.miaxglobal.com. The information on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein. We have included our website address as an inactive textual reference only.
Implications of Being an Emerging Growth Company
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the consummation of this offering; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeded $700 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:
•we will avail ourselves of the exemption from the requirement to obtain an attestation and report from our independent registered public accounting firm on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, (the “Sarbanes-Oxley Act”);
•we will provide less extensive disclosure about our executive compensation arrangements; and
•we will not require stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company; however, we may adopt certain new or revised accounting standards early.

THE OFFERING

Common stock offered by us	15,000,000 shares.

Option to purchase additional shares	2,250,000 shares.

Common stock to be outstanding after this offering	79,435,326 shares, or 81,685,326 shares if the underwriters exercise their option to purchase additional shares in full.

Use of proceeds
We estimate that the net proceeds to the Company from this offering will be approximately $310.2 million (or approximately $358.3 million if the underwriters exercise their option to purchase additional shares in full), based on the initial public offering price of $23.00 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering to repay the 2029 Senior Secured Term Loan in full and related premium and for working capital and general corporate purposes, including to satisfy tax withholding and remittance obligations. We may use a portion of the net proceeds for acquisitions of, or investments in, businesses or technologies that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments. See “Use of Proceeds” for additional information.

Directed Share Program
At our request, the underwriters have reserved up to 5% of the common stock offered by this prospectus for sale, at the initial public offering price, that may include certain of our directors, officers and employees, and certain individuals associated with us and our stockholders. The sales will be made at our direction by Morgan Stanley & Co. LLC and its affiliates through a directed share program. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Except for any shares acquired by our directors, officers and employees, shares purchased pursuant to the directed share program will not be subject to lock-up agreements with the underwriters. See “Underwriting (Conflicts of Interest) — Directed Share Program” for more information.

Indication of Interest
The cornerstone investor has indicated an interest in purchasing up to $40 million in shares of common stock in this offering at the initial public offering price. The shares of common stock to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. The underwriters will receive the same underwriting discounts and commissions on any of our shares of common stock purchased by the cornerstone investor as they will from any other shares of common stock sold to the public in this offering.

Conflicts of Interest
A member of our board of directors is a Managing Director of Piper Sandler & Co. As a result, Piper Sandler & Co. is deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Therefore, this offering is being made in compliance with the requirements of Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus. J.P. Morgan Securities LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. J.P. Morgan Securities LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify J.P. Morgan Securities LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

For more information, see “Underwriting (Conflicts of Interest).”

Proposed NYSE trading symbol	“MIAX”
The number of shares of our common stock that will be outstanding after this offering is based on 64,435,326 shares of common stock outstanding as of June 30, 2025, and reflects:
•the conversion of all outstanding shares of our Series B preferred stock into an aggregate of 793,427 shares of common stock in connection with the completion of this offering; and
•the conversion of all outstanding shares of our nonvoting common stock into an aggregate of 3,731,573 shares of common stock in connection with the completion of this offering.
The number of shares of common stock outstanding as of June 30, 2025 excludes the following:
•7,624,351 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2025, at a weighted average exercise price of $21.26 per share;
•925,395 shares of Series B preferred stock issuable upon the exercise of Series B preferred stock options outstanding as of June 30, 2025, at a weighted average exercise price of $12.00 per share, which stock options will be converted into options to purchase common stock in connection with the completion of this offering;
•14,355,665 shares of nonvoting common stock issuable upon the exercise of nonvoting common stock options outstanding as of June 30, 2025, at a weighted average exercise price of $13.89 per share, which stock options will be converted into options to purchase common stock in connection with the completion of this offering;
•18,980,778 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2025, at a weighted average exercise price of $8.71 per share;
•322,840 shares of common stock issuable upon the conversion of convertible promissory notes and accrued and unpaid interest thereon outstanding as of June 30, 2025, at a weighted average conversion price of $16.04 per share;
•8,250,880 additional shares of common stock reserved for future issuance under our 2022 Equity Incentive Plan, as well as any increases in the number of shares of our common stock reserved for future issuance under our 2022 Equity Incentive Plan; and

•the surrender to us of approximately 1,334,414 outstanding shares from outstanding Restricted Stock Awards (“RSAs”) for which all vesting conditions were met upon the effectiveness of the registration statement and which resulted in up to approximately $31.6 million of tax withholding and remittance obligations (based on the initial public offering price of $23.00 per share, an assumed 49% tax withholding rate, and assuming all employee holders of RSAs elect to surrender shares for payment of taxes) (“IPO RSA Vest”).
Except as otherwise indicated, all information in this prospectus reflects and/or assumes:
•a 1-for-2 reverse stock split of our common stock, Series B Preferred Stock and nonvoting common stock, which was effected on July 15, 2025;
•no exercise of the outstanding options, warrants or convertible promissory notes described above;
•no exercise by the underwriters of their option to purchase additional shares of common stock from us in this offering; and
•no purchase of shares of common stock by our directors, officers or employees, or individuals associated with us and our stockholders through the directed share program described in the section titled “Underwriting (Conflicts of Interest) — Directed Share Program.”

SUMMARY CONSOLIDATED FINANCIAL DATA
The following summary of historical financial and operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the years ended December 31, 2024, 2023 and 2022 and consolidated balance sheet data as of December 31, 2024 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the six months ended June 30, 2025 and 2024, and consolidated balance sheet data as of June 30, 2025 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. In the opinion of management, such unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such financial data. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary financial data included in this section is not intended to replace the financial statements and related notes included elsewhere in this prospectus. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Consolidated Statement of Operations Data

	Years Ended December 31,			Six Months Ended June 30,
	2024	2023	2022	2025	2024
(in thousands except share and per share amounts)
Total revenues	$1,140,072	$1,041,007	$797,919	$654,861	$539,520
Total cost of revenues	864,428	808,538	602,284	458,315	415,139
Revenues less cost of revenues	275,644	232,469	195,635	196,546	124,381
Total operating expenses	278,469	235,335	190,291	146,962	133,205
Operating income (loss)	(2,825)	(2,866)	5,344	49,584	(8,824)
Income (loss) before income tax provision	105,081	(22,069)	50,106	3,445	103,462
Income tax (expense) benefit	(3,095)	697	7,219	(1,338)	(1,162)
Net income (loss)	101,986	(21,372)	57,325	2,107	102,300
Net loss attributable to non-controlling interest	(137)	(482)	(228)	—	(136)
Net income (loss) attributable to Miami International Holdings, Inc.	$102,123	$(20,890)	$57,553	$2,107	$102,436
Weighted-average shares of common stock outstanding
Basic	60,698,967	56,457,675	54,710,544	64,249,928	59,078,365
Diluted	74,625,858	56,457,675	75,167,367	77,952,959	75,249,414
Net income (loss) per share attributable to common stock
Basic	$1.68	$(0.37)	$1.05	$0.03	$1.73
Diluted	$1.39	$(0.37)	$0.77	$0.03	$1.38

	Years Ended December 31,			Six Months Ended June 30,
	2024	2023	2022	2025	2024
(in thousands except share and per share amounts)
Unaudited Pro forma net income per share attributable to common stockholders
Basic (1)	$1.62			$0.07
Diluted (1)	$1.34			$0.06
Unaudited Pro forma weighted average shares used to compute net income per share attributable to common stockholders
Basic (2)	62,907,290			66,458,251
Diluted (2)	76,834,181			80,161,282
__________________
(1)Net income in computing unaudited pro forma earnings per share has been adjusted to (i) record the stock-based compensation expense associated with the IPO RSA Vest for which all vesting conditions will be met upon the effectiveness of the registration statement, assuming it occurred on January 1, 2024, (ii) reverse the change in fair value of puttable common stock where the put liability will be extinguished upon the completion of the offering, assuming it occurred on January 1, 2024, and (iii) reverse the change in fair value of puttable warrants issued in connection with the 2029 Senior Secured Term Loan where the put liability will be extinguished upon the completion of the offering, assuming the extinguishment occurred upon issuance of the warrants in August 2024.
(2)Weighted-average shares used to compute net earnings per share attributable to common stockholders give effect to (i) the conversion of all outstanding shares of Series B preferred stock into an aggregate of 793,427 shares of common stock, and (ii) the issuance of the IPO RSA Vest, net of shares surrendered by employee holders for payment of tax withholding and remittance obligations, for which all vesting conditions were met upon the effectiveness of the registration statement, assuming it occurred on January 1, 2024.
Consolidated Balance Sheet Data

	As of June 30, 2025
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
(in thousands)
Cash and cash equivalents	$195,319	$195,319	$299,270
Total current assets	573,681	573,681	677,632
Total assets	1,021,590	1,021,590	1,125,541
Total current liabilities	347,875	347,875	347,875
Total liabilities	603,324	460,887	393,142
Convertible preferred stock	1	—	—
Common stock	60	64	78
Common stock in treasury, at cost	(1,571)	(1,571)	(20,444)
Additional paid-in capital	978,856	1,122,003	1,403,895
Accumulated deficit	(560,203)	(560,916)	(652,253)
Total stockholders’ equity	418,266	560,703	732,399
__________________
(1)The pro forma consolidated balance sheet data gives effect to (i) the conversion of all outstanding shares of our Series B preferred stock into an aggregate of 793,427 shares of common stock, (ii) the conversion of all outstanding shares of our nonvoting common stock into an aggregate of 3,731,573 shares of common stock, (iii) the extinguishment of the liability associated with outstanding puttable common stock upon the completion of the offering, assuming the fair value of the puttable common stock was remeasured based on the initial public offering price of our common stock of $23.00 per share, and (iv) the extinguishment of the liability associated with the puttable warrants issued in connection with the 2029 Senior Secured Term Loan, assuming the fair value of the puttable warrants was remeasured based on the initial public offering price of our common stock of $23.00 per share.
(2)The pro forma as adjusted column in the consolidated balance sheet data table above gives effect to (i) the pro forma adjustments set out above, (ii) the issuance and sale of 15,000,000 shares of common stock in this offering at the initial public offering price of $23.00 per share, after deducting the estimated underwriting discounts and commissions, estimated offering expenses payable by us, (iii) the repayment of the 2029 Senior Secured Loan and related premium with a portion of the proceeds from this offering, and (iv) the IPO RSA Vest, including the payment of up to approximately $31.6 million in satisfaction of tax withholding and remittance obligations in connection with the IPO RSA Vest.
Selected Operating Data
The following table presents selected operating data for our business for the periods presented. The information set forth below is not necessarily indicative of our future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Key Business Metrics
In addition to the measures presented in our consolidated financial statements, we use the following key business metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. The following summarizes changes in certain operational and financial metrics for the year ended December 31, 2024 compared to the year ended December 31, 2023, and the year ended December 31, 2023 compared to the year ended December 31, 2022, and the six months ended June 30, 2025 compared to the six months ended June 30, 2024.

	Year Ended				Year Ended				Six Months Ended
	December 31,		Increase/	Percent	December 31,		Increase/	Percent	June 30,		Increase/	Percent
	2024	2023	(Decrease)	Change	2023	2022	(Decrease)	Change	2025	2024	(Decrease)	Change
Options:
Number of trading days	252	250	2	0.8%	250	251	(1)	(0.4)%	122	124	(2)	(1.6)%
Total contracts:
Market contracts - Equity and ETF (in thousands)	11,178,827	10,092,147	1,086,680	10.8%	10,092,147	9,599,244	492,903	5.1%	6,468,272	5,291,682	1,176,590	22.2%
MIH contracts - Equity and ETF (in thousands)	1,690,223	1,587,012	103,211	6.5%	1,587,012	1,299,427	287,585	22.1%	1,058,459	810,991	247,468	30.5%
Average daily volume (ADV)(1)
Market ADV - Equity and ETF (in thousands)(1)	44,360	40,369	3,991	9.9%	40,369	38,244	2,125	5.6%	53,019	42,675	10,344	24.2%
MIH ADV - Equity and ETF (in thousands)(1)	6,707	6,348	359	5.7%	6,348	5,177	1,171	22.6%	8,676	6,540	2,136	32.7%
MIH market share	15.1%	15.7%	(0.6) pts	(3.8)%	15.7%	13.5%	2.2 pts	16.3%	16.4%	15.3%	1.1 pts	7.2%
Total Options revenue per contract (RPC)(2)	$0.091	$0.076	$0.015	19.7%	$0.076	$0.086	$(0.010)	(11.6)%	$0.112	$0.083	$0.029	34.9%
U.S. Equities:
Number of trading days	252	250	2	0.8%	250	251	(1)	(0.4)%	122	124	(2)	(1.6)%
Total shares:
Market shares (in millions)	3,064,080	2,758,344	305,736	11.1%	2,758,344	2,980,374	(222,030)	(7.4)%	2,081,575	1,458,681	622,894	42.7%
MIH shares (in millions)	49,865	46,935	2,930	6.2%	46,935	29,618	17,317	58.5%	22,651	25,847	(3,196)	(12.4)%
ADV(1):
Market ADV (in millions)(1)	12,159	11,033	1,126	10.2%	11,033	11,874	(841)	(7.1)%	17,062	11,764	5,298	45.0%
MIH ADV (in millions)(1)	198	188	10	5.3%	188	118	70	59.3%	186	208	(22)	(10.6)%
MIH market share	1.6%	1.7%	(0.1) pts	(5.9)%	1.7%	1.0%	0.7 pts	70.0%	1.1%	1.80	(0.7) pts	(38.9)%
Equities capture (per 100 shares)(3)	$(0.040)	$(0.054)	$0.014	*	$(0.054)	$(0.055)	$0.001	*	$(0.017)	$(0.042)	$0.025	*
Futures:
Number of trading days	252	250	2	0.8%	250	251	(1)	(0.4)%	123	124	(1)	(0.8)%
Financial products total contracts	—	235,736	(235,736)	(100.0)%	235,736	785,379	(549,643)	(70.0)%	—	—	—	na
Financial products ADV(1)	—	943	(943)	(100.0)%	943	3,129	(2,186)	(69.9)%	—	—	—	na
Financial products RPC(2)	na	(2)	*	*	$(2.258)	$(3.192)	$0.934	*	na	na	na	*
Agriculture products total contracts	3,188,735	2,659,095	529,640	19.9%	2,659,095	2,508,494	150,601	6.0%	2,222,907	1,627,528	595,379	36.6%
Agriculture products ADV(1)	12,654	10,636	2,018	19.0%	10,636	9,994	642	6.4%	18,072	13,125	4,947	37.7%
Agriculture products RPC(2)	$2.522	$2.460	$0.062	2.5%	$2.460	$2.363	$0.097	4.1%	$2.202	$2.524	$(0.322)	(12.8)%
__________________
*Percentage calculation is not meaningful. Represents a decrease in inverted fees.
(1)Average daily volume (ADV) is calculated as total contracts or shares for the period divided by total trading days for the period.
(2)Revenue per contract represents transaction and clearing fees less liquidity payments, brokerage, clearing and exchange fees and Section 31 fees (Net Transaction Fees), divided by total contracts traded during the period.
(3)Equities capture per one hundred shares refers to transaction and clearing fees less liquidity payments, brokerage, clearing and exchange fees, and Section 31 fees (Net Transaction Fees), divided by one-hundredth of total shares.

Other Non-GAAP Financial Measures
We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources and assess our performance. In addition to total net revenue, net income (loss) and other results under U.S. generally accepted accounting principles (“GAAP”), we utilize non-GAAP calculations to help evaluate our performance and to help make financial and operational decisions. The following is a reconciliation of net income (loss) allocated to common stockholders to EBITDA and adjusted EBITDA (in thousands):

	Years Ended			Six Months Ended
	December 31,			June 30,
	2024	2023	2022	2025	2024
Net income (loss) allocated to common shareholders	$102,123	$(20,890)	$57,553	$2,107	$102,436
Interest expense and amortization of debt issuance costs	13,951	18,875	21,916	9,332	7,325
Interest income	(3,302)	(2,664)	(600)	(2,713)	(1,137)
Income tax provision	3,095	(697)	(7,219)	1,338	1,162
Depreciation and amortization	23,372	21,030	20,284	13,108	11,062
EBITDA	139,239	15,654	91,934	23,172	120,848
Investment (gain) loss(1)	1,085	(3,301)	204	(10,559)	616
Share based compensation(2)	43,631	30,029	22,322	18,909	21,704
Litigation costs(3)	8,861	6,993	3,162	1,876	4,691
Acquisition-related costs (4)	—	2,723	2,018	2,901	—
Change in fair value of puttable warrants issued with debt(5)	4,662	—	—	917	—
Change in fair value of puttable common stock(6)	10,594	26	(71,267)	1,891	1,358
Impairment charges(7)	6,089	10,038	8,915	739	—
Consideration paid for termination of put liability(8)	—	5,085	—	—	—
(Gain) loss on intangible asset(9)	(52,604)	—	—	2,054	(52,604)
Unrealized (gain) loss on derivative assets(10)	(83,840)	—	—	47,018	(66,674)
Settlement fee(11)	3,000	—	—	—	2,750
Settlement of induced conversion expense in common stock(12)	1,365	—	—	—	1,365
Adjusted EBITDA	$82,082	$67,247	$57,288	$88,918	$34,054
__________________
(1)Represents an unrealized gain or loss on available for sale marketable securities, and observable price change in the value of an investment.
(2)Share based compensation represents expenses associated with stock options, restricted stock awards and warrants that have been granted to employees, directors and service providers as well as the expense associated with the equity rights program.
(3)Litigation costs are associated with ongoing litigation related to the Nasdaq matter, see “Business — Legal Proceedings — Nasdaq Matter.”
(4)The 2022 acquisition-related costs relate to the Dorman Trading acquisition, of which $0.4 million is included in share based compensation. The 2023 acquisition-related costs relate to the MIAXdx acquisition. The 2025 acquisition-related costs relate to the TISE acquisition.
(5)The change in fair value of puttable warrants issued with debt represents the change in fair value of outstanding puttable warrants issued in connection with the issuance of the 2029 Senior Secured Term Loan.
(6)The change in fair value of puttable common stock represents the change in fair value of outstanding puttable common stock issued in connection with the Company’s ERPs I and II that have an associated put right which requires the Company to repurchase a certain percentage of the fair market value of the award upon exercise.
(7)The 2022 impairment charges include $4.6 million due to an other-than-temporary impairment of a minority equity investments held in two private companies, $3.7 million related to owned land and building impairments, and $0.6 million due to impairment of Pyth tokens related to the FTX bankruptcy. Pyth tokens were held by BSX in an FTX exchange account. In November 2022, FTX filed for bankruptcy and BSX ceased to have access to Pyth tokens as the FTX account was no longer accessible. As Pyth tokens were no longer accessible, the Company impaired the entire $0.6 million during the year ended December 31, 2022. Impairment charges in 2023 include $7.6 million related to owned land and building impairments, and $2.4 million for an other-than-temporary impairment of a minority equity investments held in three private companies. Impairment charges in 2024 include $2.0 million related to owned land and building impairments, and $4.1 million for an other-than-temporary impairment of a minority equity investments held in three private companies. Impairment charges in 2025 include $0.7 million related to owned land and building impairments.
(8)In December 2023, the Company and certain participants of ERP I and ERP II entered into respective agreements to terminate the put right associated with the puttable common stock in exchange for an aggregate consideration of $5.1 million, of which $2.4 million was paid in cash and $2.7 million was paid in 131,576 shares of the Company’s common stock.
(9)2024 represents the realized gain on the first tranche of the 125 million Pyth tokens that were unlocked by the Pyth Network and sold by BSX during the second quarter of 2024. BSX sold these tokens for $52.6 million, net of expenses incurred. 2025 represents the realized loss on the second tranche of the 125 million Pyth tokens that were unlocked in the second quarter of 2025 by the Pyth Network and sold by BSX during the second quarter of 2025. The loss represents the difference between the fair value of the Pyth token upon unlocking and the sale proceeds. BSX sold these tokens for $16.2 million, net of expenses incurred.
(10)2024 represents the unrealized gain on 375 million Pyth tokens that remain locked by the Pyth Network. These tokens were recorded at fair market value during the second quarter of 2024 when an active market emerged for the tokens. 2025 represents the unrealized loss on 250 million Pyth tokens that remain locked by the Pyth Network.
(11)The Company recognized expense of $3.0 million related to a settlement fee paid to its prior senior secured loan agreement (“Prior Loan Agreement”).
(12)Represents the fair value of common stock issued to convertible loan holders in excess of the consideration issuable under the original term loan agreements, offered as an inducement to convert prior to maturity.
See “— Key Business Metrics” and “— Non-GAAP Financial Measures” under the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information.

RISK FACTORS
A description of the risks and uncertainties associated with our business and ownership of our common stock is set forth below. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Result of Operations” and our consolidated financial statements and the related notes thereto, before making a decision to invest in our common stock. Our business, results of operations, financial condition, or prospects could also be negatively affected by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose all or part of your investment.
Risks Related to Our Business
A significant portion of our operating revenues is generated by our transaction and clearing-based business. If the amount of trading volume on our markets or clearing volume decreases, or the product mix shifts to lower revenue products, our revenues less cost of revenues from transaction and clearing fees will most likely decrease.
Our business is dependent on our ability to attract and maintain order flow, both in absolute terms and relative to other market centers. Approximately 51.6%, 45.7%, 50.9% and 60.8% of our revenues less cost of revenues for the fiscal years ended December 31, 2024, 2023, and 2022, and the six months ended June 30, 2025, respectively, were from transaction and clearing fees, calculated as transaction and clearing fees, less liquidity payments, brokerage, clearing, exchange, and Section 31 fees, divided by revenues less cost of revenues. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Components of Our Results of Operations” for additional information.
Our exchanges’ current market participants and any market participants that our exchanges obtain in the future could decide to reduce their level of trading activity for any reason, including:
•a reduction in trading demand by customers;
•heightened capital maintenance requirements or other regulatory or legislative requirements;
•reduced access to capital required to fund trading activities; and
•significant market disruptions.
Dorman Trading’s revenues and operating results may fluctuate because of the following, among other, factors:
•market conditions, such as price levels and volatility in the commodities markets in which Dorman Trading operates;
•changes in the volume of customer trading activities; and,
•the level and volatility of interest rates.
Trading volumes and values are directly affected by economic, political and market conditions, broad trends in business and finance, unforeseen market closures or other disruptions in trading, the level and volatility of interest rates, inflation, changes in price levels of securities and the overall level of investor confidence.
If the amount of trading volume on our exchanges or through our FCM were to decrease, we would likely see a decrease in fees. If we are unable to maintain our current trading volume or grow the trading volume on our exchanges or through our FCM, our financial performance would be negatively affected.
In addition, exchange transaction fees generated are different based on type of product and other factors, including the type of customer and certain volume discounts. If the amount of our trading volume decreases, the mix traded shifts to our lower revenue per contract products, our revenues from transaction fees will most likely decrease. We can offer no assurance that we would be able to reduce our costs to match the amount of any such decrease.
Global economic, political and financial market events or conditions may negatively impact our business.
Adverse macroeconomic conditions, including recessions, inflation, supply chain issues, labor shortages, government shutdowns, political uncertainty and discord, currency fluctuations, interest rate changes, regional conflicts or war and other geopolitical events or conflicts, international trade disputes and sanction laws, including the imposition of tariffs or other protectionist measures, actual or anticipated large-scale defaults or failures or slowdown of global trade have in the past negatively impacted consumer and corporate confidence and resulted in reductions in consumer, government and corporate spending, and could have such effects in the future, and in turn impact our business.
A substantial portion of our revenues are derived from market data and access fees and fees for transactions executed and cleared in our markets. The market data and access fees and trading volumes in our markets could decline substantially if our market participants reduce their level of spending or trading activity for any reason, including:
•adverse market conditions that curtail the addition of new customers or cause a decrease in purchases by our existing customers for our products and services;
•weakness in the macroeconomic environment that causes our customers to delay or cancel existing orders or subscriptions;
•cost-cutting pressures across the industry or a decrease in demand for our products and services that lead to a reduction in price;
•consolidation in our markets or the markets of our customers that results in a reduction in the number of market participants;
•a reduction in trading demand by customers or a decision to curtail or cease hedging or speculative trading;
•regulatory or legislative changes impacting our business, our customers and financial markets;
•the impact of climate change and the impact of, and uncertainty related to, the transition to renewable energy and away from crude oil, including regulatory or legislative changes;
•disruptions due to terrorism, regional conflicts, war, pandemics or other catastrophes;
•a prolonged decrease in volatility in the financial markets;
•heightened capital and margin requirements or mandated reductions in leverage resulting from new regulations;
•defaults by clearing or exchange members or the inability of participants to pay out contractual obligations;
•unforeseen market closures or other disruptions in trading and clearing;
•changes to our contract specifications that are not viewed favorably by our market participants; or
•reduced access to, or availability of, capital required to fund trading activities.
A reduction in our overall trading volume could render our markets less attractive to market participants as a source of liquidity, which could result in further loss of trading volume and associated transaction-based revenues. A reduction in trading volumes could also result in a corresponding decrease in the demand for our market data, which would further reduce our overall revenue.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. Additionally, uncertainty and liquidity concerns in the financial markets can prove detrimental to the financial services industry and its participants, such as our vendors, suppliers, and investors, and may also adversely affect our operations and stock price.
Our failure to maintain order flow from providers following this offering could negatively affect our results of operations.
We entered into arrangements with order flow providers of our MIAX Exchanges whereby MIH issued providers warrants to acquire an equity interest in MIH in exchange for such order flow providers providing order flow to the applicable MIAX Exchange. The warrants issued to the providers under these programs vested upon the satisfaction of certain performance targets relating to order flow having been achieved by the order flow providers.
Since September 2013, we implemented five ERPs, with a number of participating member firms in MIAX Options, MIAX Pearl and MIAX Pearl Equities, respectively, whereby such firms acquired the ability to earn warrants to purchase MIH common stock in exchange for the delivery of a certain fixed percentage of ADV, over certain measurement periods. As of June 30, 2024, the periods during which warrants may be earned under all ERPs have expired. See “Description of Capital Stock — Equity Rights Program Warrants” for additional information regarding the warrants issued under our ERPs.
We cannot predict whether the firms that participated in our ERPs will continue to be incentivized to provide the same level of order flow to our MIAX Exchanges after this offering or after such participants have sold their shares of our common stock.
Furthermore, we may face competition from our ERP participants and other exchange members who already have or may acquire an ownership interest in competing businesses (including other national securities exchanges, dark pools, alternative trading systems (“ATSs”) and electronic communication networks (“ECNs”)). These businesses may compete with us, either in relation to existing product and service offerings or any diversification of our product and service offerings into new asset classes and/or new geographic locations.
Revenues from our market data fees and access fees on our MIAX Exchanges may be reduced due to declines in our market share, trading volumes or regulatory changes.
Non-transaction fees accounted for 49.1% and 39.2% of our revenues less cost of revenues for the year ended December 31, 2024 and the six months ended June 30, 2025, including 12.2% and 32.5% for the year ended December 31, 2024 and 10.1% and 25.5% for the six months ended June 30, 2025, for market data and access fees, respectively, on our MIAX Exchanges. The occurrence of any event that reduces the amount of market data fees that we receive, whether as a result of fee reductions, fewer members subscribing to the U.S. tape plans or other market data offerings, declines in market share, trading volumes, or notional volumes, or regulatory changes may have a direct negative impact on our business, financial condition, and operating results. For example, if our market share of U.S. listed equities and options on our MIAX Exchanges were to decline, our share of market data fees could also decline. Moreover, market data fees could decline as a result of a reduction in the number of market data users, because of, for example, consolidation among market data subscribers.
Regulatory and legal developments could also reduce the amount of revenue that we obtain from our MIAX Exchange non-transaction fees, such as connectivity, access, and market data fees, related to our U.S. equity and equity options exchanges. With respect to our U.S. equities and equity options MIAX Exchanges, our ability to assess non-transaction fees, including connectivity fees, access fees, and market data fees are subject to review by the SEC. There continues to be opposing industry viewpoints and challenges to the extent that U.S. equities and equity options exchanges should be able to charge for or increase certain fees, including regulatory related fees, connectivity fees, market access fees, and market data fees, and the ability to increase such non-transaction fees could be impacted. For example, in recent years, the SEC has approved revised Consolidated Audit Trail (“CAT”) funding models which provide certain exemptions allowing SROs to collect fees from industry members. Such exemptions have been challenged in the 11th Circuit U.S. Court of Appeals. Depending on the outcome of these proceedings, the MIAX Exchanges may be required to stop charging both historical and prospective CAT fees should the SEC not issue a revised funding order. As a result, the SROs, including the MIAX Exchanges, may continue to incur significant costs and not be reimbursed for CAT fees. See “Business — Regulatory Environment and Compliance.”
If new constraints are placed on our ability to charge for market access, including non-transaction fees such as connectivity fees, access fees, CAT fees or market data fees in the United States, it could have a negative impact on our revenues. If we are unable to maintain or increase the non-transaction fees on our exchanges, our financial performance may be negatively affected. We cannot predict whether, or in what form, any additional regulatory or other changes will take effect or their impact on our business.
We face intense competition. If we are unable to successfully compete, our business, financial condition and operating results may be materially adversely affected.
The market for trade execution services, clearing and products is intensely competitive in the asset classes in which we operate. We face competition from other securities, options and futures exchanges, FCMs, OTC markets, clearing organizations, consortia formed by our members and large industry participants, ATSs, technology firms, including market data distributors and electronic trading system developers, and others.
Increased competition may result in a decline in our share of trading activity and a decline in our revenues from transaction and clearing fees and market data fees, thereby materially adversely affecting our operating results. We compete with a number of entities on several different fronts, including the cost, quality and speed of our trade execution, functionality and ease of use of our trading and clearing platforms, the range of our products and services, our technological innovation and adaptation and our reputation. MIAX Futures is no longer the only DCM listing Hard Red Spring Wheat futures and options on futures, which may adversely affect MIAX Futures’ financial condition and operating results. See “Business — Competition.”
Some of our competitors have longer operating histories and have greater financial, marketing, technological, personnel and other resources than we do. These factors may enable them to develop similar or more innovative products, to offer lower transaction and clearing fees or better execution to their customers or to execute their business strategies more quickly or efficiently than we can. In addition, our business, financial condition and operating results may be materially adversely affected if we cannot successfully develop, introduce and/or market new services and products or if we need to adopt costly and customized technology for our services and products.
Existing or new competitors may:
•respond more quickly to competitive pressures;
•develop products that compete with our products or are preferred by our customers;
•offer products and services at prices below ours to gain market share or to promote other businesses;
•develop and expand their technology and service offerings more efficiently;
•provide better, more user-friendly and more reliable technology;
•take greater advantage of acquisitions, alliances and other opportunities that may provide a competitive advantage;
•market, promote, bundle and sell their products and services more effectively;
•leverage existing relationships with customers and partners more effectively or exploit brand names to market and sell their services; and
•exploit regulatory disparities between traditional, regulated exchanges and alternative markets, including over-the-counter markets for equity securities, that benefit from a reduced regulatory burden and lower-cost business model.

Our success will depend on our ability to maintain and expand our product and service offerings, our customer base and our technology. To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and reliability of our electronic platforms and our proprietary technology. The financial services industry is characterized by rapid technological change, change in use patterns, change in client preferences, frequent product and service introductions, and the emergence of new industry standards and practices.
If our products, markets, services and technology are not competitive or we fail to anticipate or respond adequately to changes in technology, customer preferences and regulatory requirements or any significant delays in product development efforts our business, financial condition and operating results could be materially harmed.
Our business may be adversely affected by price competition.
The business of operating exchanges is characterized by intense price competition, in particular with respect to transaction fees. The pricing model for trade execution for options has changed in response to competitive market conditions and we and our competitors have adjusted transaction fees and fee structures accordingly. These changes have resulted in significant pricing and cost pressures on us, especially on transaction fees for our multiple-listed products. It is likely that this pressure will continue and even intensify as our competitors continue to seek to increase their share of trading by further reducing their transaction fees or by offering other financial incentives to order providers to induce them to direct orders to their markets.
It is possible that one or more of our competitors may engage in aggressive pricing strategies and significantly decrease or completely eliminate their profit margin for a period of time in order to capture a greater share of trading volume. Some order-providing firms on our exchanges have taken equity positions in other exchanges that compete with us. Furthermore, to attract market share, we may offer “inverted” pricing or no-transaction fee trading from time to time. These forms of promotions may adversely affect our profitability and we cannot assure you that once we stop these forms of promotions, we will be able to retain volume.
Dorman Trading is also affected by price competition. It competes with other FCMs primarily on the basis of price and service. A number of its competitors have greater financial, technical, marketing and other resources than does Dorman Trading. Some of them offer superior technology and a wider range of services and products than Dorman Trading offers, are larger and better capitalized, have greater name recognition, and have more extensive client bases.
Competition from other venues with respect to our proprietary products could negatively impact our revenues.
We hold an exclusive license to list certain securities index options and futures under the Service Schedule of the Bloomberg License Agreement. We anticipate that moving forward a larger portion of our revenues will be generated by exclusively-licensed products.
Our competitors have developed, offer and provide, or may in the future develop, offer and provide, a market for the trading of products that are similar to those products that we offer or plan to offer and we may not be successful at taking away volume from other exchanges’ products. It is also possible that a third party may offer trading in products that are the same as those that are the subject of one of our exclusive licenses, but in a jurisdiction in which the owner cannot require a license or in a manner otherwise not covered by our exclusive license. The value of our licenses to exclusively list securities index options and futures also depends on the continued ability of index owners to require licenses for the trading of options and futures based on their indexes.
Specifically, the Bloomberg Products and exclusively-licensed products will be a new set of products which compete against an asset class that has dominance and a historical presence in the market and as a result, we may or may not get adopters to trade these Bloomberg Products which could lead to lower than anticipated revenues generated by these products. It takes time to compete with an established product and gain market share in a competing product and the amount of time it may take to gain market share cannot be reasonably estimated.

If one or more of the index providers from which we have licenses or service providers with respect to proprietary products fail to maintain the quality and integrity of their indexes or fail to perform under our agreements with them, or if customer preferences change, or if we fail to maintain the quality and integrity of our proprietary indexes or fail to perform under our license or service provider agreements, revenues we generate from trading in these proprietary products or the calculation and dissemination of index values may suffer.
We entered into the Bloomberg License Agreement with Bloomberg to develop a suite of proprietary products, including index futures, options on futures, and cash index options, based on Bloomberg’s portfolio of indexes. Pursuant to the Bloomberg License Agreement and related schedules, we are authorized to list certain products based on Bloomberg’s indexes. The quality and integrity of each of these indexes are dependent on the ability of the index providers, including us, to properly maintain the indices, including by means of the calculation and rebalancing of the index, and calculating final settlement prices for products based on the indexes, and are dependent on the index providers for a number of things, including providing index data.
We also rely on index providers to enforce intellectual property rights against unlicensed uses of the indexes and uses of the indexes that infringe on our licenses. Furthermore, some of our agreements concerning our proprietary products provide for the parties to those agreements to provide important services to us. If we or any of our index providers are unable to maintain the quality and integrity of their indexes, or if any of the index providers or service providers, or we, fail to perform our obligations under these agreements, trading in these products, and therefore transaction fees we receive, may be adversely affected or we may not receive the financial benefits of the agreements that we negotiated.
We are dependent on the members of our senior management team and other key personnel.
We are highly dependent upon our Chairman and Chief Executive Officer, Thomas P. Gallagher, our Executive Vice President and Chief Information Officer, Douglas M. Schafer, Jr., our Executive Vice President, General Counsel and Corporate Secretary, Barbara J. Comly, our Executive Vice President and Chief Financial Officer, Lance Emmons and our Executive Vice President, Strategic Planning & Business Development, Shelly Brown. Each of these individuals’ talents and leadership have been, and continue to be, critical to our success. The diminution or loss of the services of any one of these individuals for any reason, and any negative market or industry perception arising from that diminution or loss, would have a material adverse effect on our business and financial condition. In addition, an event of default would occur under the 2029 Senior Secured Loan Agreement in the event any two of Mr. Gallagher, Ms. Comly or Mr. Schafer cease to be actively involved in the operations and management of MIH or otherwise fail to devote a majority of their time and effort to the business of MIH, unless replacements acceptable to the lenders are appointed within 60 days following such event (or 180 days in the case of Mr. Gallagher). See “— Risks related to our indebtedness.”
Our success also depends largely on the efforts and abilities of the other key members of our senior management team. A number of these individuals have worked together closely since MIH’s inception in 2007.
Several members of our senior management team are subject to employment agreements. The agreements for Mr. Gallagher and Ms. Comly each have a term through December 31, 2028. The agreements for Mr. Emmons and Mr. Brown each have terms through December 31, 2026. The agreement for Mr. Schafer has a current term through June 30, 2026. Notwithstanding the foregoing, an employment agreement and the corresponding employment relationship between us and our senior management may be terminated at any time by either party with or without cause. Accordingly, it is possible that one or more members of our senior management team could resign, including to work elsewhere. Because each member of our senior management team has a different area of specialization, the departure of any one of these individuals could create a deficiency in one of the core aspects of our business.
We are also dependent on the efforts of our team of technology professionals, many of whom have been with us for several years, and on our ability to recruit and retain highly skilled and often specialized personnel, particularly in light of the rapid pace of technological advances. The level of competition in our industry for individuals with this level of experience or these skills is intense. Significant losses of key personnel, particularly to competitors, could make it difficult for us to compete successfully. In addition, we may be unable to attract and retain qualified management and personnel in the future, including in relation to any diversification of our product and service offerings into new asset classes and/or new geographic locations.
The loss of the services of these persons for any reason, as well as any negative market or industry perception arising from those losses, could have a material adverse effect on our business, financial condition and operating results.
Effective succession planning is also important to our long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving our management team and key employees could hinder our strategic planning and execution.
We are dependent on highly skilled employees with experience in our industry and a failure to attract and retain highly skilled employees could adversely affect our business, financial condition and our future growth.
Our business is also dependent on highly skilled employees who provide specialized services to our members and oversee our technology and compliance functions. The competition in the technology industry for qualified employees is intense and many of these employees with extensive knowledge and experience in highly technical and complex areas of the technology industry, including the options, equities and futures trading and clearing industry, “big data” and other technology firms are difficult to attract and retain. Because of the complexity and risks associated with our business and the specialized knowledge required to conduct this business effectively, and because the growth in this industry has increased demand for qualified personnel, many of our employees could find employment at other well established financial technology companies if they chose to do so, particularly if we fail to provide competitive levels of compensation. We also compete for talent with large and well-known technology companies outside of the financial services industry. If we fail to retain our current employees, it would be difficult and costly to identify, recruit and train replacements needed to continue to implement and expand our business. In particular, failure to retain and attract qualified systems and compliance personnel could result in systems errors, technology failures or regulatory infractions. This could ultimately harm our reputation and we may incur additional costs.
Certain of our exchanges and clearing houses have a limited operating history, which may make it difficult to evaluate our business and prospects.
We launched our first options exchange, MIAX Options, in 2012. However, our other exchanges have shorter operating histories. MIAX Pearl Options was launched in February 2017, MIAX Emerald was launched in March 2019, MIAX Pearl Equities was launched in September 2020 and MIAX Sapphire was launched in August 2024. MIAXdx also has a short operating history, having commenced operations in 2017.
We will encounter risks and difficulties frequently experienced by early-stage companies in rapidly evolving industries such as ours. These risks and difficulties include, but are not limited to, our ability to:
•attract and retain members;
•expand and enhance reliable and cost-effective product and service offerings to members;
•respond effectively to competitive pressures;
•diversify our sources of revenues;
•respond to regulatory changes or demands;
•maintain adequate control of our expenses;
•operate, support, expand and develop multiple operations, trading venues, technology, communications and other systems;
•manage growth in personnel and operations; and
•increase awareness of our brand or market positioning.

If we are unsuccessful in addressing these risks or in executing our business strategy, our business, financial condition and results of operations may suffer.
Financial or other problems experienced by third parties could have an adverse effect on our business.
We are exposed to credit risk from third parties, including customers, clearing houses and counterparties. Our customers and other third parties may default on their obligations to us due to a lack of liquidity, operational failure, bankruptcy or other reasons. We limit our exposure to credit risk by evaluating the counterparties with which we make investments and execute agreements.
With respect to orders routed to other markets for execution on behalf of our customers, we are exposed to some counterparty credit risk in the case of failure to perform on the part of our routing brokers. Credit difficulties or insolvency, or the perceived possibility of credit difficulties or insolvency, of one or more larger or more visible market participants could also result in market-wide credit difficulties or other market disruptions. We also have credit risk related to fees that are billed in arrears to customers on a monthly basis. Our customers include financial institutions whose ability to satisfy their contractual obligations may be impacted by volatile securities markets. Credit losses such as those described above could adversely affect our consolidated financial position and results of operations.
We are exposed to further credit risk at the MIAX Futures clearing house and Dorman Trading primarily from the potential default or insolvency of a clearing member (in the case of MIAX Futures) or a customer (in the case of Dorman Trading). The MIAX Futures and MIAXdx clearing houses as well as Dorman Trading are exposed to the risk of insolvency of a settlement bank. Credit risk from clearing participants stems from the potential risk of non-performance by a participant to satisfy its obligations, financial or otherwise, to the clearing house. Although MIAX Futures clears a limited number of physically delivered contracts, MIAX Futures may face large credit exposures on final settlement days should a participant fail to perform on its delivery obligations. We are also exposed to liquidity risk through the MIAX Futures clearing operations and Dorman Trading in the event MIAX Futures or Dorman Trading, respectively, are unable to meet its payment obligations on time. We are not exposed to credit risk or liquidity risk from the potential default or insolvency of a clearing participant through MIAXdx clearing operations since all positions cleared by MIAXdx are fully collateralized with deposits sufficient to cover the maximum possible loss that a party or counterparty could incur upon liquidation or expiration of the contract. MIAX Futures, MIAXdx, and Dorman Trading are subject to credit and liquidity risk in the event settlement or custodial banks are unable to make payments when due, or ever.
Our exposure to credit risk may be further impacted by volatile securities markets that may affect the ability of our customers, counterparties and other third parties to satisfy their obligations to us. Moreover, we may not be successful in managing our credit risk through policies, safeguards and risk management procedures. Any losses arising from such defaults or other credit losses could materially adversely affect our financial condition and operating results.
We are also exposed to market risk, which generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest rates and market prices. Market risk, including procyclicality, is another source of risk faced by MIAX Futures and Dorman Trading.
The crypto-asset market has been characterized by significant volatility and unexpected price movements. Certain crypto-assets may become more volatile and less liquid in a very short period of time, resulting in market prices being subject to erratic and abrupt market movement, which could impact MIAX Futures or MIAXdx in the event such volatility impacts the willingness of persons to trade futures or options on these products.
Dorman Trading clients may currently trade cash settled crypto-related futures products. In the future, Dorman Trading clients may be able to trade physically settled crypto-related products. The settlement processes for cash settled crypto-related product transactions by clients of Dorman Trading do not differ from other offered cash settled products. The settlement process for physically settled crypto asset-related products will depend on the product, which may result in additional risks to customers of Dorman Trading. Risks to customers of Dorman Trading that trade physically settled crypto-related products may include loss or theft of crypto-assets to be delivered to the customer at settlement, as well as cybersecurity attacks or lack of security measures taken to protect crypto-assets or crypto-related products by the entities transacting in these products. In addition, crypto-asset custodial solutions and related technology are subject to risks related to a loss in the event of theft of digital assets, security and cybersecurity risks, system failures and other operational issues which could result in loss of digital assets that are owned by the customers of Dorman Trading or deliverable to such customers. Moreover, hot wallets and warm wallets are vulnerable to security threats, such as hacking and phishing attacks, since they are constantly connected to the internet. If a hacker gains access to a hot wallet, they can steal the crypto-assets stored therein. These factors may result in additional risks to customers of Dorman Trading in the event they trade physically settled crypto-related products.
There has also been volatility and unexpected price movements in the commodities markets recently, including futures and options on futures of these products. The volatility has also impacted the U.S. wheat market, as a result of world political events, including those associated with regional conflicts, wars, weather related impacts and tariffs. Although we have not been negatively impacted by these events to date, we may be impacted by such events in the future.
Information relating to quantitative and qualitative disclosures about certain of these current risks is described further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Our cost structure is largely fixed. If our revenues decline and we are unable to reduce our costs, our profitability will be adversely affected.
Our cost structure, with the exception of cost of revenues directly tied to trading volumes and stock-based compensation, is largely fixed. We base our cost structure on historical and expected levels of demand for our products and services. If demand for our products and services and our resulting revenues decline, we may not be able to adjust our cost structure on a timely basis. In that event, our profitability will be adversely affected.
Risks Related to Owning a Clearing House
We are exposed to risks related to defaults by clearing members and liquidity risks.
There are risks inherent in operating a clearing house such as the MIAX Futures clearing house, including exposure to market and counterparty risk, liquidity risks, defaults by clearing members and risks associated with custody and investing margin or guaranty fund assets provided by clearing members to our clearing house, which could subject our clearing business to substantial losses. In the event that MIAXdx offers margin on cleared products in the future, it will be exposed to similar risks related to defaults by MIAX Futures clearing members. The MIAX Futures clearing house, and the MIAXdx clearing house, if and when it offers margin on cleared products in the future, are defined as the “Clearing House.”
By substituting the Clearing House as counterparty to the clearing members of the Clearing House in each transaction, the Clearing House is exposed to liquidity risks in that the Clearing House must fulfill its payment obligations as central counterparty to non-defaulting members for each daily settlement cycle. It is critical that the Clearing House perform its obligations without delay so that questions about its solvency do not arise and to comply with CFTC regulations.
In the event of a default by a clearing member, the Clearing House would apply assets pursuant to the methodology and order set forth in its rules. Under the current rules of the MIAX Futures Clearing House, MIAX Futures would first apply assets of the defaulting clearing member to satisfy its payment obligation, including excess funds, security deposits, margins and performance bonds. If the defaulting member’s assets are insufficient to cure the loss, MIAX Futures would use its own capital in the form of the dedicated clearing house reserve funds. Thereafter, the guaranty fund contributions of non-defaulting clearing members would be applied to mutually share the loss. As a last resort, the working capital reserve of MIAX Futures for such defaults would be applied to cover the loss. A clearing member may seek to end its Clearing House membership if it believes the risk associated with such membership is too great, including as a result of the types of futures products the Clearing House clears or may clear in the future. If a significant number of clearing members were to exit the Clearing House, the clearing business would be materially and adversely affected.

Although the MIAX Futures clearing house has policies and procedures to help ensure that clearing members can satisfy their obligations, such policies and procedures may not succeed in fully preventing losses after a member’s default. In addition, although we believe that we have carefully analyzed the process for setting margin rates and our financial safeguards, it is a complex process and there is no guarantee that our procedures will adequately protect us from the risks related to clearing these products. We cannot assure you these measures and safeguards will be sufficient to protect us from a default or that we will not be materially and adversely affected in the event of a significant or multiple defaults.
The Clearing House may incur large credit exposures on final settlement days.
The Clearing House may incur large credit exposures on final settlement days, when the full principal value of transactions may be at risk. This can occur if, upon maturity, futures contracts are settled through delivery and delivery versus payment (“DVP”) is not achieved. If a commodity or underlying instrument is delivered prior to receipt of payment, the deliverer risks losing its full value. Many products traded by derivatives exchanges call for cash settlement rather than delivery, and principal risk is thereby eliminated. These cash settlements are generally handled through the same channels as other cash payments. However, certain contracts that are settled through physical delivery have resulted in quite substantial deliveries in recent years. In these cases, where a DVP mechanism is not available clearing houses have used other techniques (prepayment, third-party guarantees) to limit the size of exposures or the risk of loss.
The amounts owed by the Clearing House clearing members in any particular intraday variation cycle or (typically) end-of-day settlement cycle depend on the open positions held by those clearing members and on changes in the market value of those positions. In each settlement cycle, a given Clearing House clearing member may owe the Clearing House money or may be owed money by the Clearing House. The amount owed to the Clearing House, if any, by a single clearing member can vary quite considerably from day to day. Moreover, if multiple clearing members on the Clearing House use the same settlement bank, the total exposure to a settlement bank could far exceed the largest exposure to any single clearing member, which is currently the case at the MIAX Futures clearing house.
As a fully collateralized clearing house, MIAXdx is not currently exposed to credit exposures on settlement (or any other) days, although it could be exposed in the event it offers margin on cleared products in the future (upon CFTC approval).
Settlement bank failures could pose both credit risks and liquidity risks to the MIAX Futures and MIAXdx clearing houses.
MIAX Futures and MIAXdx use commercial settlement banks to effect daily cash settlements and, therefore, are exposed to the risk of settlement bank failures. Such failures could pose both credit risks and liquidity risks to the MIAX Futures and MIAXdx clearing houses. The size of the MIAX Futures and MIAXdx clearing houses’ credit and liquidity exposures to their settlement banks may be quite significant depending on: (1) the sums held on deposit at the settlement bank that fails; (2) the amounts owed to the MIAX Futures or MIAXdx clearing houses by clearing members or participants that utilized the settlement bank on the date of its failure; (3) the amounts owed to clearing members or participants from MIAX Futures or MIAXdx on the date of the settlement bank’s failure; (4) the timing of the settlement bank’s failure; and (5) the terms of the applicable agreements between the MIAX Futures and MIAXdx clearing houses and clearing members or participants and settlement banks.
The MIAX Futures and MIAXdx clearing houses may also make demand deposits with banks that are secured only to the value of FDIC insurance or other national deposit guarantee schemes, which is small, and therefore, the deposits may in significant part be lost in the event one of these banks becomes insolvent.
BSX acts as the central counterparty for the settlement of domestic market transactions and uses the services of the Butterfield Bank in Hamilton, Bermuda as its settlement bank. Should Butterfield Bank experience an operating interruption, cash settlement of BSX-executed transactions would be impacted. This failure could have negative reputational implications for BSX.

If a number of clearing members on MIAX Futures substantially reduce their open interest, default or withdraw as clearing members, the concentration of risks within the MIAX Futures clearing house will be spread among a smaller pool of clearing members, which would make it more difficult to absorb and manage risk in the event of another clearing member’s default.
Clearing members in MIAX Futures have provided margin and security deposits with an aggregate balance of $65.1 million in cash and $248.8 million in U.S. Treasury bills as of June 30, 2025 compared to $87.7 million in cash and $325.4 million in U.S. Treasury bills as of December 31, 2024. MIAX Futures has an obligation to return margin and security deposit contributions to clearing members to the extent that the relevant member’s risk based on its open contracts to the clearing house is reduced. If a number of clearing members substantially reduce their open interest, default or withdraw, the concentration of risks within the MIAX Futures clearing house will be spread among a smaller pool of clearing members, which would make it more difficult to absorb and manage risk in the event of a further clearing member’s default.
The MIAX Futures clearing house seeks to offer customers, intermediaries and clearing members universal access in order to maximize the efficient use of capital, exercise appropriate oversight of value at risk and maintain operating leverage from clearing activities by the MIAX Futures clearing house. Clearing members from some of the larger clearing houses have expressed the view that clearing members should control the governance of clearing houses or that clearing houses should be operated as utilities rather than as part of for-profit enterprises.
Some of these members, along with certain industry associations, have sought, and may seek in the future, legislative or regulatory changes to be adopted that would facilitate mechanisms or policies that allow market participants to transfer positions of futures or options from an exchange-owned clearing house to a clearing house owned and controlled by clearing firms. If these legislative or regulatory changes are adopted, our revenues and profits could be adversely affected.
Risks Relating to Our Ownership of MIAXdx
The business model of MIAXdx may introduce additional risks to our business.
MIAXdx operates a CFTC regulated derivatives exchange and clearing house. In July 2024, MIAXdx delisted all of its physically settled products. MIAXdx does not currently intend to offer any physically settled products in the future and is in the process of developing certain cash settled products to trade on the MIAXdx DCM and clear through the MIAXdx DCO. We will be subject to increased financial and reputational risks if the development or launch of new products on MIAXdx are unsuccessful. Also, there can be no assurance that we will receive support from market participants, industry partners and users to develop and launch new products on MIAXdx.
MIAXdx is planning on moving away from having only direct participant access to include an intermediated FCM model, and subject to CFTC approval, providing clearing on a margined basis. These changes may place a strain on our management, personnel, operations, systems, technical performance and financial resources and may subject MIAXdx to new risks similar to those currently applicable to MIAX Futures. We cannot offer any assurance that these or any other additions or modifications will be successful or will not result in harm to our business.
The derivatives product market, including crypto-related products and other types of contracts including event-based contracts, is highly innovative, rapidly evolving and characterized by intense competition, experimentation and frequent introductions of new products and services, and is subject to uncertain and evolving industry and regulatory requirements. We expect competition to increase in the future as existing and new competitors introduce new products or enhance existing products that may compete with any newly launched cash settled products on MIAXdx.
Additionally, crypto-asset related product offerings are based on a highly volatile underlying asset that may experience unexpected significant price fluctuations that could have cascading effects on any crypto-related products that may be listed on MIAXdx. The crypto-assets on which any crypto-related products may be based may be highly volatile and may make crypto-related products quickly become unappealing for customers, resulting in lower volumes for these products than products that are not based on crypto-assets.

There are also risks related to MIAXdx operating with its current direct access model where participants, which may include individuals, are onboarded directly by MIAXdx, rather than connecting through an intermediary such as an FCM. These risks include risks related to having to comply with anti-money laundering (“AML”) and know-your-customer (“KYC”) requirements as well as risks related to deposits previously made to the MIAXdx clearing house via the Automated Clearing House network (“ACH”) (if any).
The operation of the MIAXdx derivatives exchange and clearing house is subject to potential technical, legal and regulatory constraints. Any problems that we encounter with the operation of the MIAXdx systems, including technical, legal and regulatory problems, could negatively impact our business.
The past, current and future operation of MIAXdx may increase our regulatory costs and risks.
The MIAXdx DCM and clearing house are regulated by the CFTC. The regulatory and legislative framework is unsettled with respect to many forms of crypto-assets, which means that federal or state regulators or legislators may in the future curtail or prohibit transactions involving certain crypto-assets. In light of events in the crypto-asset environment, including the FTX bankruptcy, federal and state regulators and legislators are increasingly focused on taking regulatory or legislative actions that may increase our compliance costs and/or subject us to additional regulations and laws regarding custody or facilitating the trading of crypto-based products, which may have a material adverse effect on the MIAXdx business. MIAXdx is also subject to federal and state anti-money laundering and counter-terrorism financing laws and regulations. See “— Risks Related to Legal and Regulatory Matters.” There may be regulatory hurdles to launching new derivatives products, and if we fail to obtain any required regulatory approvals associated with a new product offering, such failure may result in delays or restrictions on our ability to benefit fully from these offerings or may expose us to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect our business, operating results and financial condition. See also “Business — Regulatory Environment and Compliance — CFTC Regulation — MIAX Futures and MIAXdx.”
MIAXdx has responded to certain requests for information and documents from the CFTC’s Division of Enforcement and may come under additional regulatory scrutiny, requests or investigations in the future. The requests related to activities prior to our acquisition of MIAXdx, and included activities during the prior ownership of MIAXdx by FTX. We cannot predict the outcome of these requests. Any requests, inquiries, investigations or proceedings could result in substantial costs, sanctions, the diversion of resources, including management time, and potential harm to our reputation, which could have a material adverse effect on our business, financial condition and operating results.
We are exposed to risks related to loss or theft of crypto-assets delivered as collateral to MIAXdx by its participants.
There are risks inherent in operating a clearing house such as the MIAXdx clearing house, including risks associated with custody of the crypto-assets provided by participants to the MIAXdx clearing house that remain in the custody of MIAXdx, which could subject the MIAXdx clearing house to substantial losses.
Although MIH and MIAXdx have insurance policies to cover certain of these events as described below, there is no guarantee that the insurance policies will adequately protect us from the risks related to custody of crypto-assets. There is no assurance that the insurance policies described below, or other safeguards, will adequately protect us from the risks related to custody of crypto-assets in the event of loss or theft of collateral or that we will not be materially and adversely affected in the event of a significant or multiple events of loss or theft of crypto-assets delivered to MIAXdx as collateral.
The current and future operation of MIAXdx may increase our cybersecurity costs and risks.
In addition to risks related to crypto-assets described above, we also face risk to the extent actual or perceived cybersecurity attacks and/or successful intrusions are directed at MIAXdx or other entities that transmit or provide functionality regarding the trading of crypto-assets or crypto-related products. Such an event could lead to a general loss of confidence in crypto-assets, crypto-related products based on crypto-assets, or the efficacy of security measures to protect crypto-assets or crypto-related products. Cyberattacks on entities transacting in crypto-assets and crypto-related products are sophisticated and increasing in frequency. These attacks may be difficult to detect and may occur on the MIAXdx system or the systems of third party vendors utilized by MIAXdx.
Actual cyberattacks or security breaches on the MIAXdx markets, clearing house or third party vendors that service MIAXdx could adversely affect the MIAXdx business by resulting in improper disclosure of confidential personal information and/or the unavailability of the systems that facilitate transacting in the MIAXdx products.
Actual or perceived cyberattacks or security breaches could lead to substantial losses to MIAXdx, significant harm to its reputation and additional regulatory scrutiny or examinations, which could cause us to incur significant remediation costs or fines. It could also reduce customer confidence in the resiliency of the MIAXdx markets or clearing house and result in civil penalties to be paid by MIAXdx to customers or third parties affected by any cyberattack or security breach.
Risks Related to Crypto-Asset Custodial Arrangements
Crypto-asset custodial solutions and related technology, including the MIAXdx custodial arrangements and any custodial arrangement for the BSX Pyth tokens, are subject to risks related to a loss in the event of theft of digital assets, security and cybersecurity risks, system failures and other operational issues which in the case of BSX could result in the loss of the Pyth tokens.
The secure storage and transmission of crypto-assets over networks is a critical element of crypto-asset custody. MIAXdx no longer lists physically settled crypto-based contracts but still has custody of certain crypto assets until the customers of MIAXdx complete their withdrawals. There are risks inherent in operating a clearing house such as the MIAXdx clearing house, including risks associated with custody of the crypto-assets provided by participants to the MIAXdx clearing house, which could subject the MIAXdx clearing house to substantial losses.
MIAXdx has instructed its participants to withdraw any crypto-asset deposits from the MIAXdx wallets. As of June 30, 2025, MIAXdx had custody of approximately $9.7 million worth of customer digital assets.
MIAXdx uses a combination of wallets to store crypto-assets of its participants, including wallets: (i) with private keys stored offline on device(s) that are not connected to the internet (“cold wallets”); (ii) with private keys held primarily online that accept deposits automatically but require human involvement to initiate sweeps to hot wallets or cold wallets, which are the only permitted withdrawals (“warm wallets”); and (iii) with private keys held primarily online but require human involvement to complete withdrawals (“hot wallets”). Hot wallets may accept deposits automatically. Crypto-assets held in cold wallets, warm wallets, and hot wallets are subject to the risk of theft and, in the case of warm wallets and hot wallets, networked cybersecurity attacks.
The BSX Pyth tokens are held in a direct custody platform via a warm wallet requiring human involvement to authorize a transaction. BSX has control of its private keys and at no point does the direct custody platform provider have key shares sufficient to unilaterally sign a transaction without BSX’s initiation and signature. BSX has also engaged a vendor to provide disaster recovery for BSX’s private keys in the event such keys are lost or otherwise inaccessible through natural disaster or cyberattack.
Hot wallets and warm wallets are more vulnerable to security threats, such as hacking and phishing attacks, since they are constantly connected to the internet. If a hacker gains access to a hot wallet, they can steal the crypto-assets stored therein. Cold wallets are the most secure type of wallet since they are not connected to the internet.
To mitigate risks related to the storage and transmission of crypto-assets, MIAXdx uses a third-party custodian, BitGo Trust Company, Inc. (“BitGo Trust”) to maintain custody of the portion of the participant’s crypto-assets that are stored in cold wallets. MIAXdx utilizes BitGo Inc. (“BitGo”) and other vendors for added security in its operation of hot wallets and warm wallets.
MIAXdx uses the above-described wallets to manage the crypto-asset withdrawals of its participants. Those participant crypto-assets are separately accounted for and segregated from MIAXdx’s proprietary funds. Moreover, MIAXdx tracks each of its participant’s crypto-asset balance using an internal ledger.

BitGo Trust maintains a $250 million insurance policy which applies to all BitGo Trust balances (not just MIAXdx customer balances) that insures against loss, theft, and misuse of crypto-assets in cold wallets (provided BitGo Trust holds all private keys). In addition to the BitGo Trust insurance policy, MIAXdx maintains excess specie coverage on top of the BitGo Trust insurance policy for cold wallet BitGo Trust balances of MIAXdx customers. The excess declared customer limit applicable to MIAXdx as a dedicated loss payee is $10 million. This excess coverage would apply to MIAXdx participant balances in BitGo Trust cold wallets if the $250 million were exhausted following a loss.
To mitigate risks associated with hot wallets and warm wallets, MIH maintains a primary crime insurance policy in the amount of $5 million for crypto-assets for all its entities. MIAXdx sweeps crypto-assets in hot wallets and warm wallets if they exceed the total amount of the primary crime insurance policy into BitGo Trust cold wallets at least once per business day. The primary crime insurance policy covers some, but not all, instances of theft, loss (on premises and in transit), and third-party computer and funds transfer fraud for funds stored in multi-signature hot wallets and warm wallets. Until such time in the day that MIAXdx sweeps crypto-assets in warm wallets or hot wallets that exceed the total amount of the primary crime insurance policy into cold wallets, the crypto-assets in the warm wallets or hot wallets that exceed the total amount of the primary crime insurance policy are uninsured.
While MIAXdx, BitGo and BitGo Trust maintain cybersecurity policies and procedures, these may not be adequate to avoid the potential losses caused by security breaches, and MIAXdx, BitGo and BitGo Trust may lose crypto-assets without any recourse. While MIH and MIAXdx maintain insurance against loss in the amounts described above, unlike bank or security accounts, there is no public insurer, such as the Securities Investor Protection Corporation or the FDIC, to offer recourse to MIAXdx or to any participant for misappropriated crypto-assets. In addition, the crypto-asset custodian selected by MIAXdx may become insolvent or suffer from any of the custody risks described in this prospectus, causing MIAXdx to lose all or a portion of the crypto-assets held by it.
The theft, loss, or destruction of private keys required to access any crypto-assets held in custody for the account of MIAXdx or for customers of MIAXdx or by BSX may be irreversible. If MIAXdx is unable to access its private keys or if it experiences a hack or other data loss relating to its ability to access any crypto-assets, it could cause regulatory scrutiny, reputational harm, and other losses. If BSX is unable to access its private keys for Pyth tokens or if it experiences a hack or other data loss relating to its ability to access the Pyth tokens, it could suffer loss of such tokens and related value.
Crypto-assets are generally controllable only by the possessor of the unique private key relating to the digital wallet in which the crypto-assets are held. Each public address has a corresponding public key and private key that are cryptographically generated. A private key allows the recipient to access any funds belonging to the address, similar to a bank account password. A public key helps validate transactions that are broadcasted to and from the address. Addresses are shortened versions of public keys, which are derived from private keys.
While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the crypto-assets held in such a wallet. MIAXdx maintains backup copies of its private keys in multiple separate locations and MIAXdx has several layers of cybersecurity defense in place to protect its wallets.
To the extent that any of the private keys relating to the MIAXdx wallets or any wallets of BSX related to Pyth tokens containing crypto-assets is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, MIAXdx and BSX will respectively be unable to access the crypto-assets held in the related wallet.
Any loss of private keys relating to, or hack or other compromise of, digital wallets used to store crypto-assets of the customers of MIAXdx could adversely affect the ability of the customers of MIAXdx to access their crypto-assets, potentially require MIAXdx to reimburse these customers for their losses, and subject MIAXdx to financial losses in addition to losing customer trust in MIAXdx and its products. As such, any loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt the MIAXdx brand and reputation, result in losses, and adversely impact the MIAXdx business.

There is legal uncertainty regarding crypto-asset custodial arrangements.
MIAXdx takes several steps to isolate the crypto-assets held for customers from its own crypto-assets and to structure customer accounts in a way that reinforces customer ownership of crypto-assets. A failure of MIAXdx’s policies and procedures regarding the separation of customer crypto-assets could subject MIAXdx to regulatory scrutiny and could adversely affect MIAXdx’s crypto-asset business.
The safeguarding of crypto-assets involves unique risks and uncertainties not present in arrangements to safeguard non-crypto-assets. While other types of assets held in a similarly-segregated manner have been deemed not to be part of the custodian’s bankruptcy estate under various regulatory regimes, bankruptcy courts have not yet considered the appropriate treatment of custodial holdings of crypto-assets, and any such determination may be highly fact-specific. Despite MIAXdx’s efforts, through contractual terms and account set up, to structure customer accounts and wallets in a manner that reinforces customer ownership of the crypto-assets, there can be no assurance that courts will not consider such crypto-assets as part of MIAXdx’s or a MIAXdx custodian’s bankruptcy estate. In that event, crypto-assets that MIAXdx or its custodian holds on behalf of MIAXdx customers may become subject to the bankruptcy proceedings, and such customers could be treated as general unsecured creditors. Moreover, even if crypto-assets ultimately are not treated as part of MIAXdx’s or MIAXdx custodian’s bankruptcy estate, the lack of precedent and the fact-dependent nature of the determination could delay the return of such crypto-assets to customers or result in the return of all or a portion of the cash value of the crypto-assets rather than the crypto-assets themselves. As a result of these and other risks, crypto-assets may be riskier and less attractive than other assets, which could reduce demand for MIAXdx’s crypto-related products and could adversely affect the MIAXdx business.
Risks Related to Owning an FCM
Dorman Trading is subject to margin funding requirements on short notice.
The Dorman Trading business involves establishing and carrying open positions for clients on futures exchanges. Dorman Trading is a clearing FCM on several futures exchanges and as such is required to post and maintain margin or credit support for the positions of clients on these futures exchanges. Although Dorman Trading collects margin or other deposits from its clients for these positions, adverse price movements can occur which will require Dorman Trading to post margin or other deposits with clearing houses on short notice, whether or not it is able to collect additional margin or credit support from its clients. Dorman Trading has in place procedures for collecting margin and other deposits from clients on a same-day basis; however, there can be no assurance that these procedures will provide Dorman Trading with sufficient funds to satisfy any additional margin or credit support it may be required to post in the event of severe adverse price movements affecting the open positions of its clients. Generally, if a client is unable to meet its margin call, Dorman Trading may liquidate the client’s account. However, there can be no assurance that in each case the liquidation of the account will not result in a loss to Dorman Trading or that liquidation will be feasible, given market conditions, size of the account and tenor of the positions.
Dorman Trading is exposed to counterparty credit risk whereby the failure by persons with whom it does business to meet their financial obligations could adversely affect the business, financial condition and results of operations of Dorman Trading.
Dorman Trading is exposed to the risk that its counterparties fail to meet their obligations to it or to other parties, resulting in financial loss to Dorman Trading. These risks include:
•failure by clients and counterparties to fulfill contractual obligations and honor commitments to Dorman Trading;
•failure by clients to deposit additional collateral for their margin requirements during periods of price movement;
•failure by clients to meet their margin obligations;

•failure by banks to adequately discharge their obligations to Dorman Trading on a timely basis or remain solvent; and
•default by clearing members in the clearing houses of which Dorman Trading is a member which could cause Dorman Trading to absorb shortfalls pro rata with other clearing members.
These and similar events could materially affect the business, financial condition and results of operations of Dorman Trading. While Dorman Trading has policies, procedures and controls in place to identify and manage its credit risk, there can be no assurance that they will effectively mitigate the credit risk exposure of Dorman Trading. If Dorman Trading’s policies, procedures and automated controls fail, its business, financial condition and results of operations may be adversely affected.
Dorman Trading is subject to risk of default by financial institutions that hold its funds and its customers’ funds.
Dorman Trading deposits its own funds and its customers’ funds with banks and other financial institutions, including other FCMs under omnibus arrangements to effect daily cash settlements and, therefore, is exposed to the risks of settlement bank failures. Such failures could pose both credit risks and liquidity risks to Dorman Trading. In the event of the insolvency of one of these financial institutions, Dorman Trading might not be able to fully recover the assets it has deposited since, in certain cases, it will be among the institution’s unsecured creditors. Dorman Trading may also make demand deposits with banks that are secured only to the value of FDIC insurance or other national deposit guarantee coverage, which is small, and therefore, the deposits may in significant part be lost in the event one of these banks becomes insolvent. As a result, Dorman Trading’s business, financial condition and results of operations could be materially adversely affected by the loss of these funds.
Dorman Trading relies on relationships with introducing brokers for obtaining some of its clients and its business could be harmed by failure to maintain relationships with these introducing brokers and Dorman Trading’s business or reputation could be harmed by such introducing broker misconduct or errors.
Dorman Trading has relationships with introducing brokers who solicit clients for their execution services. Those introducing brokers work to establish execution and/or clearing accounts with Dorman Trading for those new client relationships, but generally serve as the primary relationship and customer service point for those clients. Dorman Trading’s failure to maintain its relationships with these introducing brokers or the failure of these introducing brokers to establish and maintain client relationships could result in a loss of revenues, which would adversely affect Dorman Trading’s business.
In addition, Dorman Trading may be held responsible by regulators or third parties for any improper conduct by its introducing brokers, even though Dorman Trading does not control their activities. This may be the case even when the introducing brokers are separately regulated. Many of the introducing brokers of Dorman Trading operate websites, which they use to advertise Dorman Trading services or direct customers to Dorman Trading, and there may be statements on such websites in relation to services of Dorman Trading that may not be accurate and may not comply with applicable rules and regulations. Any disciplinary action taken against Dorman Trading relating to the activities of its introducing brokers, or directly against any of the introducing brokers of Dorman Trading, could have a material adverse effect on the reputation of Dorman Trading, damage the Dorman Trading brand name and adversely affect the business, financial condition and operating results of Dorman Trading.
Dorman Trading’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could harm its business.
Dorman Trading’s risk management policies and procedures may not be fully effective in mitigating its risk exposure in all market environments or against all types of risk, including risks that are unidentified or unanticipated. Dorman Trading’s risk management policies and procedures rely on a combination of technology and human controls and supervision by Dorman Trading employees that are subject to error and failure. Some of its methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical fluctuations in the market. In addition, Dorman Trading’s risk management policies and procedures also may not adequately prevent losses due to technical errors if Dorman Trading’s testing and quality control practices are not effective in preventing software or hardware failures. To the extent that Dorman Trading elects to adjust its risk management policies and procedures to allow for an increase in risk tolerance, Dorman Trading will be exposed to the risk of greater losses. Even if Dorman Trading’s risk management procedures are effective in mitigating known risks, new unanticipated risks may arise and it may not be protected against significant financial loss stemming from these unanticipated risks.
Risks Related to Our Growth Strategy
We may not be successful in offering new services or product offerings, including the Bloomberg Products or other proprietary products.
We have spent and may continue to spend substantial time and money developing new services and product offerings and improving current product or service offerings.
We anticipate launching several new products in the future, such as additional agricultural futures products, and additional financial futures products on the MIAX Futures Onyx trading platform beginning in the second half of 2025, subject to certain regulatory filings and approvals. We may also launch event-based contracts and crypto-related cash settled products, including cash settled futures contracts on Bitcoin and Ether and options contracts on Bitcoin and Ether, on one or both of the Futures Exchanges which are regulated by the CFTC. The launch of products on a Futures Exchange will be subject to such Futures Exchange making the necessary rule filings with the CFTC and products launched on the MIAX Exchange will be subject to the MIAX Exchange making the necessary rule filings with the SEC. We cannot currently predict the timing for the launch of new business initiatives or products and any unexpected difficulty we encounter in implementing the new business initiative or products could result in a delay. The timing of the launch of new products and services will also be subject to market conditions, customer interest and other factors including Company resources. In addition, we expect that certain new products offered on MIAXdx may not be successful until margin is available.
If our future product launches are not successful, we may miss a potential market opportunity and not be able to recover the costs of such initiatives. Delays in obtaining any required regulatory approval associated with new product offerings or changes in the margin availability for MIAXdx may also delay or limit our ability to benefit fully from these offerings. Further, we have entered into and may seek in the future to enter into or increase our presence in markets that already have established competitors who may enjoy the protection of high barriers to entry, among other advantages.
We will need to invest in our operations to maintain and grow our business and to integrate acquisitions, and we may need additional funds, which may not be readily available.
We depend on the availability of adequate capital to maintain and develop our business. Although we believe that we can meet our current capital requirements from internally generated funds, cash on hand and borrowings under our credit facilities, together with the proceeds from this offering, if the capital and credit markets experience volatility, access to capital or credit may not be available on terms acceptable to us or at all. Limited access to capital or credit in the future could have an adverse effect on our ability to refinance debt, meet our regulatory capital requirements, engage in strategic initiatives, make acquisitions or strategic investments in other companies, pay dividends, repurchase our stock or react to changing economic and business conditions. If we are unable to fund our capital or credit requirements, it could have an adverse effect on our business, financial condition and operating results.
In addition to our debt obligations, we will need to continue to invest in our operations for the foreseeable future to integrate acquired businesses and to fund new initiatives. If we do not achieve the expected operating results, we will need to reallocate our cash resources. This may include borrowing additional funds, or diverting investments in new service or products or passing on opportunities that we find to be attractive investments, which may slow our growth initiatives.
Should we need to raise funds through issuing additional equity, our equity holders will suffer dilution. Should we need to raise funds through incurring additional debt, we may become subject to covenants more restrictive than those contained in our credit facilities and other debt instruments. Furthermore, if adverse economic conditions occur, we could experience decreased revenues from our operations, which could affect our ability to satisfy financial and other restrictive covenants to which we are subject under our existing indebtedness.
Our failure to manage the growth of our business could harm us.
We have experienced significant growth in our business since our inception in 2007. We launched our first options exchange, MIAX Options, in 2012. MIAX Pearl was launched in February 2017, MIAX Emerald was launched in March 2019 and MIAX Pearl Equities was launched in September 2020. We completed the acquisitions of BSX and MIAX Futures in December 2020, Dorman Trading in October 2022 and MIAXdx in May 2023. We launched our fourth electronic U.S. equity options exchange, MIAX Sapphire, a Taker-Maker exchange, on August 12, 2024 and plan to launch a trading floor in Miami, Florida in September 2025, subject to receipt of final construction related approvals. We completed the acquisition of TISE in June 2025. While the MIAX Exchange Group’s overall market share has increased since the launch of MIAX Options, there is no guarantee this will continue in the future.
We may need to expand and adapt our operational infrastructure and increase the number of our personnel to pursue growth opportunities. Our exchange business relies on our exchange technology and other operational and financial reporting and control systems. To effectively manage our growth, we will need to continue to upgrade and improve the exchange technology and other operational and financial systems, procedures and controls. In particular, as our exchange technology grows, any failure of our exchange technology to accommodate the increasing number of transactions, order flow and new products could adversely affect our business and ability to collect revenue.
The MIAXdx DCO and DCM operate on proprietary technology. We may need to modify the MIAXdx technology and clearing systems to support new products and functionality, including moving to an intermediated market model.
These new systems, upgrades and improvements will require a dedication of resources and in some cases are likely to be complex. If we are unable to adapt our systems and technology in a timely manner to accommodate our growth, we may not be able to offer the products described herein and our business may be adversely affected.
We launched MIAX Futures Onyx on June 29, 2025 with the Minneapolis Hard Red Spring Wheat futures contracts. It may take some time for market participants to connect to the new trading system. If participants are unable or unwilling to connect to the new trading system our business and market liquidity may be adversely affected. We have offered financial incentives to liquidity providers who connect to MIAX Futures Onyx, which could reduce our revenue and adversely affect our financial condition. We plan to enter additional products on MIAX Futures Onyx including Bloomberg Products in the last quarter of 2025 and in 2026. If we are delayed in launching these products, it could adversely affect our business.
Our business plan contemplates the addition of new product and service offerings by Dorman Trading which may not be successful. If we need to provide a material amount of additional capital to Dorman Trading to develop business opportunities, such funds expended by us could negatively affect the introduction of new products in our other lines of business which could result in slower overall growth in our business.
We intend to opportunistically pursue potential acquisitions and strategic alliances; these types of transactions involve risks and we may not be successful in growing our business through acquisitions or strategic alliances. Any such transactions may not produce the results we anticipate, which could materially adversely affect our business, financial condition and operating results.
As part of our growth strategy, we intend to continue evaluating potential acquisition opportunities and strategic alliances. Any such transaction may be effected quickly, may occur at any time and may be significant in size relative to our existing assets and operations. The market for acquisition targets and strategic alliances is highly competitive, particularly in light of increasing consolidation in the trading industry, which may adversely affect our ability to find acquisition candidates or strategic partners that fit our growth strategy and our investment parameters.

These transactions, including our acquisitions of BSX, MIAX Futures, Dorman Trading, MIAXdx and TISEG, involve numerous risks, including, among others:
•failure to achieve financial or operating objectives;
•failure to successfully and timely integrate any operations, products, services or technology we may acquire or combine with in a strategic alliance;
•diversion of management’s and other key personnel’s attention;
•failure to obtain necessary regulatory or other approvals; and
•potential loss of customers or personnel.
Our continued growth may require increased investment by us in technology, facilities, personnel, and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, any expansion into new businesses and the resulting growth of our employee base will increase our need for internal audit and monitoring processes, which may be more extensive and broader in scope than those we have historically required. We may not be successful in identifying or implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionally greater than or equal to the increase in our costs associated with this growth, our business, financial condition and operating results may be materially adversely affected.
Failure to successfully manage any acquisition or strategic alliance we may make in the future could adversely affect our growth strategy and our future profitability. Furthermore, future acquisitions or strategic alliances may require significant resources and may result in significant unanticipated losses, costs or liabilities.
We may fail to realize the anticipated cost savings, growth opportunities, synergies and other benefits anticipated from mergers and acquisitions or strategic alliance transactions.
Integration of companies is complex and time consuming, and requires substantial resources and effort. For any merger or acquisition we engage in, we will have to successfully combine the businesses in a manner that permits expected cost savings and synergies to be realized. The integration process and other disruptions resulting from mergers or acquisitions may also disrupt each company’s business or cause inconsistencies in standards, controls, procedures and policies that could adversely affect our relationships with market participants, employees, regulators and others with whom we or the target entity has business or other dealings or our ability to achieve the anticipated benefits of the merger or acquisition. In addition, difficulties in integrating the businesses or any negative impact on the regulatory functions of any of our companies could harm the reputation of the companies. We may not successfully achieve the integration objectives, and we may not realize the anticipated cost savings, revenue growth and synergies in full or at all, or it may take longer to realize them than expected, which could negatively impact our results of operations or financial condition.
Developing and launching regulated products in the crypto-asset and other digital asset markets is highly competitive and may expose us to additional risks.
In addition to other types of products, we may seek to develop and launch futures, options on futures and/or swaps based on crypto-assets or other digital asset products on one or both Futures Exchange. There can be no assurances that we would be successful in developing and launching such products if we decide to expand in this market or that we will be able to secure or maintain the necessary regulatory approvals; receive support from market participants, industry partners and users to develop and launch products as planned; or realize the expected return on our investment. We do not intend to launch any crypto-related products or services in the near future on our national securities exchanges which are regulated by the SEC (MIAX, MIAX Pearl, MIAX Emerald, MIAX Sapphire), other than crypto-related ETFs and options on ETFs that are approved by the SEC. Subject to applicable rule and/or product filings with the CFTC, one or both Futures Exchanges may launch new or additional crypto-related cash settled products. The CFTC considers Bitcoin a commodity, and as such, exchange-traded derivatives involving

Bitcoin are subject to the CFTC’s jurisdiction and enforcement powers. We may list and clear additional cash settled futures and/or options on Bitcoin on one or both Futures Exchange. We currently list BTCRB Options on MIAXdx. BTCRB Options are fully-collateralized, cash-settled binary options on Bitcoin that expire each trading hour and are settled to the dxFeed Bitcoin Reference Index.
Other DCMs (such as CME, Bitnomial, and Coinbase Derivatives, LLC) already list competing crypto-based products, and we expect additional DCMs to list competing products in the future as well. Accordingly, many competitors offering trading in the same product may make it difficult for us to achieve success with our products. Our competitors may have greater resources and more experience in this market than we have and there can be no assurance that we will have the financial and operational resources necessary to launch additional crypto-based products and successfully compete with our competitors.
Our success will depend on our ability to develop and launch crypto-based product and service offerings, our customer base and our technology. To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and reliability of our electronic platforms and our proprietary technology. The financial services industry is characterized by rapid technological change, change in use patterns, change in client preferences, frequent product and service introductions and the emergence of new industry standards and practices.
The bankruptcy of FTX and the bankruptcies of other crypto-asset platforms have brought increased scrutiny to the crypto-asset industry. If our crypto-based products, markets, services and technology are not competitive or we fail to anticipate or respond adequately to changes in technology, customer preferences and regulatory requirements or any significant delays in product development efforts the business, financial condition and operating results of MIAX Futures and MIAXdx could be materially harmed.
Risks Related to our Technology
We may not be able to keep up with rapid technological changes affecting our industry.
Our industry is characterized by rapidly changing technology, evolving industry standards and regulations, changes in use and user requirements and preferences, and frequent product and service introductions embodying new technologies. Our failure to anticipate or respond adequately to these changes or any significant delays in product development efforts, including delays in the launch of our proprietary products, could have a material adverse effect on our business. Remaining competitive in a rapidly changing industry depends upon our being able to attract and retain a highly-skilled technology staff and our ability to invest the financial resources necessary to keep our systems up to date. If we fail to do so, our systems could become less competitive, resulting in decreased trading volumes, which would have a material adverse effect on our business, financial condition and operating results.
If we experience significant or recurring systems failures or capacity constraints, our reputation may be harmed and we may experience a loss of business.
Our business is dependent on our ability to process, execute and monitor, in an efficient and uninterrupted manner, a large number of transactions, which occur at high volumes and frequencies across multiple systems, and our ability to access key business data, financial information, order processing and invoicing. We rely on the capacity, reliability and security of our information technology, communication network and other business systems and software supporting our operations. Our systems, or those of our third-party providers, including cloud providers, may fail or be shut down or may operate slowly due to capacity constraints, resulting in one or more of the following:
•unanticipated disruptions in service to our customers;
•slower response times and delays in our users’ trade execution, clearing and processing;
•failed settlement of trades;
•incomplete or inaccurate accounting, recording or processing of trades;

•distribution of inaccurate or untimely market data to participants who rely on this data in their trading activity;
•financial losses;
•security breaches;
•litigation or other user claims;
•loss of users; or
•regulatory sanctions.
If any of these events occur, our business, financial condition and results of operations could be materially adversely affected.
While we have programs in place to identify and minimize our exposure to vulnerabilities and work in collaboration with the technology industry to share corrective measures with our business partners, we cannot guarantee that such events will not occur in the future. Our markets have experienced occasional system failures in the past and could experience future systems failures. Such events may undermine users’ confidence in our products and services, or otherwise negatively affect our business.
Our continued growth will require significant investments in technology. If we are unable to increase the capacity and capabilities of our systems, or implement the new trading system at MIAX Futures, our business could be materially adversely affected.
If we cannot upgrade, replace or expand our systems as may be needed from time to time, or if our systems otherwise fail to perform, we could experience unanticipated disruptions in service, slower response times and delays in the introduction of new products and services as well as disruption in the trading or clearing of existing products. See “Business — Services Agreements.”
MIAXdx currently operates its own trading and clearing systems. We may need to modify the MIAXdx technology and clearing systems to support new products and functionality, including moving to an intermediated market model.
Any system issue that causes an interruption in services, decreases the responsiveness of our services or otherwise affects our services or products may result in damage to our reputation and a loss of business.
We will need to continue to make significant investments in hardware, software and telecommunications infrastructure to accommodate additional asset classes and new proprietary classes, increased trading and clearing activity as our business grows. If we are unable to develop these new systems on a timely basis, or increase the capacity and capabilities of our systems to accommodate increasing trading and clearing activity, our ability to maintain or expand our businesses could be materially adversely affected.
The technology upon which we rely, including technology provided by third parties, may be vulnerable to security risks, cybersecurity risks, operational disruptions, and other risks and events that could harm our business.
The secure and reliable operation of our technology, including our computer systems and communications networks, and those of our service providers and market participants, is critical to our business. Our technology, our people, our third-party service providers and our users may be vulnerable to targeted attacks, such as “phishing” attacks, unauthorized access, fraud, computer viruses, denial of service attacks, terrorism, “ransom” attacks, firewall or encryption failures or other security risks. The financial services industry has been the target of criminal groups, political activist groups and nation-state actors, and our role as a financial services provider may place us at greater risk than other public companies for a cyberattack or other information security threats. While we have not experienced cyberattacks that are individually, or in the aggregate, material, we have experienced cyber incidents of varying degrees in the past. Our usage of cloud technologies may increase our risk for a cyberattack. Our security defenses may also be impacted or breached due to employee error, malfeasance, system errors or vulnerabilities.

Outside parties may attempt to fraudulently induce employees, or users, to disclose sensitive information in order to gain access to our technology systems and data, or our users’ data.
We maintain policies, procedures and controls designed to protect the confidentiality, integrity, availability and reliability of our exchange trading and clearing systems, networks and information more broadly, and to guard against cybersecurity incidents and unauthorized access. These policies, procedures and controls are subject to periodic monitoring, auditing, and evaluation practices, pursuant to our enterprise risk management program. Our employees must also participate in cybersecurity and data privacy training programs, which include simulations and response readiness tests. Independent third-party cybersecurity penetration assessments are also routinely performed. These safeguards and measures may nevertheless prove insufficient to prevent cybersecurity incidents, subjecting us to potential liability and damages, loss of business, penalties, unfavorable publicity, damage to our reputation, and increased scrutiny from our regulators, all of which could materially affect our business.
Although we have insurance for some of our exchanges and clearing houses and limitations of liability under the rules of our exchanges and clearing houses against some cyber and privacy risks and attacks, we may be subject to litigation and financial losses that exceed these policies or exchange and clearing house rules limits or are not covered under any of our insurance policies or such exchange rules limitations. We may be required to expend significant resources in the event of any real or threatened breaches in security or system failures, including to protect against threatened breaches, to alleviate damage caused by an actual breach, and to address any reputational harm or litigation or regulatory liability. Security breaches could result in the loss of market participants, declines in trading volume, and could negatively impact our competitive position and our business, financial condition and operating results.
We are also subject to laws and regulations regarding data protection and data security as well as oversight by the SEC, the CFTC, the BMA and the GFSC as to our cybersecurity practices. As cyber threats continue to evolve and increase, and as the regulatory environment related to information security, data collection and use, and privacy becomes increasingly rigorous, we may be required to devote significant additional resources to modify and enhance our security controls and to identify and remediate any security vulnerabilities, which could have an adverse effect on our business, financial condition and operating results.
Our role in the global financial system positions us at a greater risk for cyberattacks, cyberterrorism and other cybersecurity risks.
The cybersecurity threat landscape remains a macro concern for most organizations, and particularly those associated with the U.S. financial infrastructure. We may be more likely than other companies to be a target of cyberattacks and other cybersecurity risks due to our role in the global financial services industry and the high-profile nature of many of our businesses that deliver critical services to a broad range of financial market participants. Our systems and those of our third-party service providers are vulnerable to cyberattacks, hacking and other cybersecurity risks, which could result in wrongful manipulation, disclosure, destruction, or use of our information or that of a third party, or which could make our customers unable or reluctant to use our electronic platforms or other products and services.
It is impossible to precisely predict the likelihood or impact of any cyberattack on the securities industry generally, or on our business. In the event of a cyberattack or a threat of a cyberattack, our security measures and contingency plans may be inadequate to prevent significant disruptions in our business, technology or access to the infrastructure necessary to maintain our business. Any of these events could adversely affect our business, financial condition and operating results.
We depend on third-party providers for key components and services that are important to our business. An interruption or cessation of such components or services by any third party could have a material adverse effect on our business.
We depend on a number of third-party providers, such as banks, telephone companies, internet service providers, data processors, cloud hosting providers, data center providers, and software and hardware vendors, for aspects of our trading, clearing and other systems, as well as communications and networking equipment, computer hardware and software and related support and maintenance.

We also depend on third-party providers with whom we have contracted for key exchange components and services, like clearing organizations such as the OCC, the Depository Trust & Clearing Corporation (“DTCC”), routing broker-dealers, processors of market information such as UTP, CTA and Options Price Reporting Authority (“OPRA”), Amazon Web Services for the MIAXdx trading and clearing systems and various vendors of communications, back-office services and networking products and services.
With respect to options traded on national securities exchanges, all contracts traded on our MIAX Exchanges must be cleared through clearing members of OCC. Should one of these clearing members or liquidity providers exit the business, withdraw from our options exchanges or impose additional market-maker financial requirements, or if market-makers were unable to transfer to another clearing member or other liquidity providers were unable to provide additional liquidity, the result could be a significant disruption to the options markets, including ours.
In addition, if OCC or DTCC were unable to perform clearing services for existing or new products, or their clearing members were unable or unwilling to clear through them, transactions could likely not occur on our markets, or there may be delays, including until clearing is moved to another clearing agency. OPRA consolidates options and UTP and the CTA consolidate equities market information, such as last sale reports and quotations. If any of them were unable to provide this information for a sustained period of time, we may be unable to offer trading on our options and equities markets.
We also rely on third-party broker-dealers for routing services in U.S. listed equity securities in certain circumstances. Specifically, these third-party broker-dealers will route an order from a customer away from our markets to another trading venue if there is insufficient liquidity on our markets to match the order. We rely on BofA Securities, Inc., FOG Equities, LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, and Wolverine Execution Services, LLC to route orders to other markets.
We are heavily dependent on technology for our markets and services, including our data and disaster recovery centers, some of which are housed by third parties, and certain communications and networking products and services. If any of these technologies are unavailable, and cannot be replaced in a sufficiently short time period, we may be unable to operate our markets.
In addition, we currently rely on FINRA to perform certain regulatory functions on behalf of the MIAX Exchanges pursuant to a regulatory services agreement (“RSA”) which we entered into in 2014. However, we maintain ultimate responsibility for the regulatory activities of the MIAX Exchanges.
We cannot assure you that any of these providers will be able to continue to provide these services in an efficient manner or that they will be able to adequately expand their services to meet our needs. An interruption or malfunction in or the cessation or impairment of an important service by a third party or disruption of a third party’s operations could cause us to halt trading in some or all of our products or our services, make us unable to conduct other aspects of our business, cause us to experience the loss of a significant number of market participants or cause us to experience a significant reduction in trading activity on our options, equities and futures markets, each of which could have a material adverse effect on our business, financial condition and operating results. In addition, our inability to make alternative arrangements, such as moving clearing to another clearing agency, in a timely manner, or at all, could have a material adverse impact on our business, financial condition and operating results.
Our use of open source software code may subject our software to general release or require us to re-engineer our software, which could harm our business.
Our technology platform contains software licensed to us by third-party authors under “open source” licenses. Although we assess the risk posed by open source software prior to using it in connection with our products and services, use of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. Companies that incorporate open source software into their products have, from time to time, faced claims challenging the ownership of open source software. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. In addition, some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code in their software and make any derivative works of the open source code available on unfavorable terms or at no cost. Open source license terms may be ambiguous, and many of the risks associated with usage of open source software cannot be eliminated. Although we routinely review any use of open source software for compliance with applicable open source license terms, the terms of many open source licenses have not been interpreted by U.S. or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to use the open source software. However, if we were found to have inappropriately used open source software, we may be required to release our proprietary source code, re-engineer or discontinue use of our software or take other remedial action any or all of which could cause disruptions in, or impose significant costs on, our business.
Our products, platforms, and internal systems rely on software that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations or vulnerabilities in our systems, our business could be adversely affected.
Our products and internal systems rely on software, including software developed and maintained by third parties, which is highly technical and complex. We rely heavily on these highly technical systems for our operations, and any system failures could have an adverse effect on our reputation, business, financial condition and results of operations. The software on which we rely may contain errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities may be difficult to detect and may only be discovered after code has been released for external or internal use. Such vulnerabilities may lead to unfavorable user experiences, delayed product introductions or an inability to provide some or all of our services to users.
Regardless of the steps taken to avoid and mitigate technological errors and risks, we cannot guarantee that technological outages will not occur. Such errors, bugs, vulnerabilities or defects could also be exploited by malicious actors and result in exposure of data of users on our platform, or otherwise result in a security breach or other security incident. We may need to expend significant financial and development resources to analyze, correct, eliminate, or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, bugs, vulnerabilities or defects in the software on which we rely, and any associated degradations or interruptions of service, could result in damage to our reputation, loss of users, loss of revenue, regulatory or governmental inquiries, civil litigation, or liability for damages, any of which could have an adverse effect on our business, financial condition and results of operations.
Risks Related to Our Financial Position and Our Indebtedness
Our financing agreements with our secured lenders restrict our current and future operations and our ability to engage in certain business and financial transactions, and, as a result, may adversely affect our business, financial position, results of operations and cash flows.
On August 21, 2024 (the “Closing Date”), MIH entered into a Loan Agreement (as amended, the “2029 Senior Secured Loan Agreement”) with Skylight Aggregator, L.P., an affiliate of Warburg Pincus, in its capacity as the initial lender (the “Initial Lender” and collectively with any other entity that becomes a lender under the 2029 Senior Secured Loan Agreement, the “Lenders”) and administrative agent for the Lenders (“Administrative Agent” and together with the Lenders, “Warburg Affiliates”) setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $100 million, which was funded on the Closing Date (the “2029 Senior Secured Term Loan”). The 2029 Senior Secured Term Loan matures on the fifth anniversary of the Closing Date, or August 21, 2029 (“Maturity Date”), subject to certain acceleration conditions, as set forth in the 2029 Senior Secured Loan Agreement, and provides that from time to time after the Closing Date but prior to the second anniversary of the Closing Date, the Lenders may, if mutually agreed with MIH, make additional term loans to the Company, initially in an aggregate amount for all such Lenders of up to $100 million. On June 13, 2025, MIH entered into an amendment to the 2029 Senior Secured Loan Agreement pursuant to which the Lenders provided an incremental term loan to MIH in the aggregate principal amount of $40 million (“Amendment No. 1 to the 2029 Senior Secured Loan Agreement”) on substantially the same terms as the 2029 Senior Secured Loan. The 2029 Senior Secured Loan Agreement contains a number of covenants that limit our ability, with certain customary exceptions, and the ability of certain of our subsidiaries to, among other things, incur additional indebtedness, incur additional liens, enter into certain affiliate transactions, consolidate, merge, dissolve, or make certain other organizational changes, sell or otherwise dispose of all or substantially all of our assets; and provide equity payments, including dividends or other distributions.
The 2029 Senior Secured Loan Agreement contains additional customary affirmative and negative covenants, and representations and warranties. MIH and certain subsidiaries of MIH (each, a “Covered Subsidiary”) are bound by affirmative covenants setting forth actions that are required during the term of the 2029 Senior Secured Loan Agreement. Amendment No. 1 to the 2029 Senior Secured Loan Agreement includes additional financial covenants related to MIAXdx and MIAX Pearl Equities. Events beyond our control can affect our ability to comply with these covenants. As a result of these covenants and restrictions, we may be limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities.
In connection with the 2029 Senior Secured Term Loan, MIH, certain of its subsidiaries, including the MIAX Exchanges (all such subsidiaries, collectively, the “Guarantors”) entered into a Guaranty and Collateral Agreement (“Guaranty Agreement”) with the Warburg Affiliates whereby MIH and the Guarantors granted the Warburg Affiliates a first priority security interest in (a) substantially all assets and property of MIH and certain subsidiaries, including but not limited to, accounts receivable, tangible and intangible assets, cash and intellectual property, (b) the equity interests of certain of MIH’s subsidiaries (other than the ownership interests held by MIH in its exchange subsidiaries), and (c) certain other assets as described in the Guaranty Agreement, in each case subject to further terms and conditions and limited and customary exceptions as indicated in the Guaranty Agreement. MIH’s MIAX Exchange subsidiaries are Guarantors under the Guaranty Agreement only to the extent that such guarantee does not affect the ability of a MIAX Exchange subsidiary to comply with its regulatory capital requirements. BSX agreed to enter into a security agreement in connection with the 2029 Senior Secured Term Loan solely to the extent of a floating charge under Bermuda law on the Pyth tokens owned by BSX and proceeds thereof. Additionally, pursuant to Amendment No. 1 to the 2029 Senior Secured Loan Agreement, MIH pledged all issued equity interests held by MIH in MIH East Holdings, Limited (“MIH East”) as security.
Our failure to comply with our obligations under the 2029 Senior Secured Loan Agreement may result in an event of default under the 2029 Senior Secured Loan Agreement. A default, if not cured or waived, may permit the acceleration of our obligations under the 2029 Senior Secured Loan Agreement, and the ability of the Lenders to take control of substantially all of our assets in accordance with the Guaranty Agreement. If our obligations are accelerated, we may not have sufficient funds available to pay the Lenders or the ability to refinance the accelerated indebtedness on terms favorable to us or at all. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our business, financial position, results of operations and cash flows could be adversely affected.
Covenant restrictions may limit our operations and impact our ability to make payments to our investors.
Some of our existing and/or future debt and other securities, including our 2029 Senior Secured Loan Agreement, may contain covenants that restrict our activities. These may include covenants that limit our operations or impact our ability to make distributions or other payments, as well as certain other customary affirmative and negative covenants. Furthermore, our failure to comply with our debt covenants could result in a default under our debt agreements, which could permit the holders to accelerate our obligation to repay the debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt. Our ability to generate the significant amount of cash needed to pay interest and principal on our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.
Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness, including our 2029 Senior Secured Loan Agreement, depends on the financial and operating performance of our subsidiaries, which, in turn, depends on their results of operations, cash flows, cash requirements, financial position and general business conditions and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control.
We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our indebtedness, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.
In addition, the 2029 Senior Secured Loan Agreement requires prepayments of the 2029 Senior Secured Term Loan under certain circumstances that include the sale of certain assets by MIH or its subsidiaries, the receipt of proceeds from indebtedness not permitted by the 2029 Senior Secured Loan Agreement, or, if requested by the Warburg Affiliates, amounts equal to an agreed upon percentage of cash held by us above certain threshold amounts following the end of each fiscal year that the 2029 Senior Secured Term Loan is outstanding. In the event that we are required to make such prepayments of the 2029 Senior Secured Term Loan in accordance with the foregoing terms, we may be limited in how we conduct our business or in our ability to take advantage of certain opportunities.
We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing to fund our operations on favorable terms or at all.
We may need to raise additional funds in the future to fund our operations and growth, including to support our acquisition strategy. Any required additional financing may not be available on terms acceptable to us, or at all. Further, the 2029 Senior Secured Loan Agreement contain restrictions that may limit our ability to raise capital through additional financings, including restrictions on our and our subsidiaries’ ability to, among other things, incur additional debt or create liens.
As a result of these restrictions, our ability to respond to changes in business and economic conditions and engage in beneficial transactions, including to obtain additional debt or equity financing as needed in the future, on favorable terms or at all, may be limited, which could adversely affect our business, financial condition, and results of operations. If we are able to raise additional funds by issuing equity securities or convertible debt, whether within the limitations of our financing arrangements or with the consent of the applicable lenders, investors may experience significant dilution of their ownership interest, and the newly issued securities may have rights senior to those of the holders of our common stock. If we raise additional funds by obtaining loans from third parties, as may be permissible pursuant to the terms of our existing financing arrangements, the terms of those new financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to incur interest expense. Higher interest rates could increase debt service requirements on any debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of any such events could materially and adversely affect our business, financial condition and results of operations. If additional financing is not available when required or is not available on acceptable terms, we may have to scale back our operations, and we may not be able to expand our business, take advantage of business opportunities or respond to competitive pressures, which could negatively impact our revenue and the competitiveness of our services. For further information regarding our financing, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Liquidity and Capital Resources — Senior Secured Loan Agreements.”
We have issued warrants exercisable for our securities, which if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
As of June 30, 2025, we had warrants outstanding which entitle the holders thereof to purchase an aggregate of 18,980,778 shares of our common stock, which include warrants to purchase up to 2,277,338 and 1,518,226 shares of common stock with an exercise price equal to $7.15 and $8.55 per share, respectively, with an expiration date of August 21, 2032, issued to the Warburg Affiliates in connection with the closing of the 2029 Senior Secured Loan Agreement (the “2029 Senior Secured Term Loan Warrants”). See “Description of Capital Stock.”
The 2029 Senior Secured Term Loan Warrants also include a cashless exercise feature, anti-dilution protection, a put right for unexercised 2029 Senior Secured Term Loan Warrant shares under certain conditions and an automatic exercise requirement immediately prior to expiration. The 2029 Senior Secured Term Loan Warrant agreements additionally establish that, in the event that the Company issues new equity at a common equity valuation of less than $1 billion or without consideration, the Company will increase the number of warrants issued, as provided in the 2029 Senior Secured Term Loan Warrants.
If the 2029 Senior Secured Term Loan Warrants are exercised, it will result in dilution to the then existing holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.
We may be required to recognize impairments of our goodwill, other intangible assets or investments.
The determination of the value of goodwill and other intangible assets requires the use of estimates and assumptions that affect our consolidated financial statements. As of June 30, 2025, December 31, 2024 and December 31, 2023, we had goodwill of approximately $65.1 million, $46.8 million and $46.8 million, respectively, relating to our acquisitions.
During 2023 and 2024, and for the six months ended June 30, 2025, we did not record any impairments of our goodwill. During the year ended December 31, 2022, we recorded an impairment charge of $0.6 million, related to the Pyth tokens held in an FTX account, which were no longer accessible as a result of the FTX bankruptcy. There was no impairment of intangibles in 2023 or 2024 and for the six months ended June 30, 2025. In 2022 we recorded a $4.6 million loss related to other-than temporary impairment of two of our investments. In 2023, we recorded a $2.4 million loss related to other-than temporary impairment of three of our investments. In 2024 we also recorded a $4.1 million loss related to other-than temporary impairment of three of our investments. There was no impairment of investments during the six months ended June 30, 2025. We cannot assure you that we will not experience future events that may result in these types of impairments. An impairment of the value of our existing goodwill, other intangible assets and other investments and assets could have a significant negative impact on our future operating results.
For additional information on our goodwill, other intangible assets and investments, see Notes 3, 6 and 12 of our condensed consolidated financial statements for the six months ended June 30, 2025 and 2024, Notes 3, 6 and 12 of our consolidated financial statements for the years ended December 31, 2024, 2023 and 2022, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Goodwill and Other Identifiable Intangible Assets.”
Pyth tokens are based on a highly volatile asset, and fluctuations in the price of Pyth tokens have in the past affected and may affect our financial results in the future.
The Pyth tokens are based on a highly volatile asset that may experience unexpected significant price fluctuations that could have cascading effects. Fluctuations in the price of Pyth Tokens have in the past affected and may affect our financial results in the future. Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our Pyth Tokens holdings. Our Pyth Token holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.
Risks Related to Legal and Regulatory Matters
The MIAX Exchanges are subject to comprehensive regulation by the SEC.
MIAX Options, MIAX Pearl, MIAX Emerald and MIAX Sapphire are registered national securities exchanges and Self-Regulatory Organizations (“SROs”), and, as such, are subject to comprehensive regulation by the SEC.
In addition to the regulatory requirements governing the operation of our exchanges, we also have certain responsibilities for regulating the members that trade on our exchanges. These regulatory obligations generally include proper licensing and qualification of the firms and individuals, substantive conduct standards, communication and disclosure rules, monitoring and surveillance, training, capital requirements, supervisory obligations, maintenance of AML programs, suspicious activity reporting, risk management standards, trade reporting, and ongoing examinations and reviews. The risks from failing to comply with these regulatory obligations include potential liability, disciplinary action against the firm and individuals, monetary penalties, and restrictions on future activities. While we have entered into agreements under which FINRA provides certain regulatory services with respect to our options and equities exchanges, we retain ultimate responsibility for the regulation of our members.
Our ability to comply with applicable laws and rules is largely dependent on the establishment and maintenance of appropriate systems and procedures, our ability to attract and retain qualified personnel, the ability of FINRA to perform under its RSA, and our ability to complete any new additional responsibilities for regulating our members and our oversight of the work done by FINRA.
The SEC has broad powers to audit, investigate and enforce compliance and to punish noncompliance by SROs pursuant to applicable laws, rules and regulations. If a regulatory authority were to find one of our programs of enforcement or compliance to be deficient, our SROs could be the subject of investigations and enforcement proceedings that may result in substantial sanctions, including revocation of registration as a national securities exchange. Any such investigations or proceedings, whether successful or unsuccessful, could result in substantial costs, the diversion of resources, including management time, and potential harm to our reputation, which could have a material adverse effect on our business, financial condition and operating results.
MIAX Futures and MIAXdx are subject to comprehensive regulation by the CFTC.
MIAX Futures and MIAXdx are each a DCM and a DCO registered with the CFTC. The operations of MIAX Futures and MIAXdx are subject to regulation by the CFTC under the Commodity Exchange Act, as amended (“CEA”) and CFTC regulations issued thereunder. The CEA generally requires that in the United States futures trading be conducted on a DCM and swaps trading be conducted on a SEF or DCM. The CEA and CFTC regulations establish criteria for an exchange to be designated as a DCM or SEF. Designation as a DCM or SEF are in each case non-exclusive. This means that the CFTC may permit additional exchanges or trading platforms to be DCMs or SEFs for trading the same or similar contracts.
MIAX Futures and MIAXdx are subject to the oversight of the CFTC and to a variety of ongoing regulatory and reporting responsibilities under the CEA and CFTC regulations. As a DCM and DCO, MIAX Futures and MIAXdx are required to comply with the applicable core principles and regulations under the CEA. MIAX Futures and MIAXdx have surveillance and regulatory operations and procedures to monitor and enforce compliance by market participants with MIAX Futures and MIAXdx rules. MIAXdx is also subject to regulatory related AML and client identification requirements. If MIAX Futures or MIAXdx fail to comply with applicable laws, rules or regulations, it may be subject to censure, fines, cease-and-desist orders, suspension of its business, removal of personnel or other sanctions, including revocation of the MIAX Futures or MIAXdx registration as a DCM and/or DCO or the MIAXdx SEF registration (which became dormant in July 2025), all of which could have a material adverse effect on our business.
MIAXdx is the subject of certain CFTC inquiries and may come under additional regulatory scrutiny and investigations. See “— The past, current and future operation of MIAXdx may increase our regulatory costs and risks.”
Dorman Trading is subject to comprehensive regulation by the CFTC.
Dorman Trading is a FCM registered with the CFTC. The operations of Dorman Trading are subject to regulation by the CFTC under the CEA and CFTC regulations issued thereunder. The CFTC, the NFA, and the CME (as the Designated Self-Regulatory Organization (“DSRO”) of Dorman Trading) as well as the applicable foreign regulators and the exchanges on which Dorman Trading does business require compliance with their respective rules and regulations. These regulations govern a broad and diverse range of Dorman Trading’s activities, including, without limitation, risk management, disclosures to clients, reporting requirements, client identification and AML requirements, safeguarding client assets (customer segregated funds that are deposited as margin) and personal information and the conduct of its directors, officers and employees. These requirements are evolving. For example, in 2024, the CFTC proposed (but has not yet adopted) a rule that would impose operational risk management requirements on FCMs in response to a well-documented incident affecting a third-party service provider for FCMs.
Failure to comply with any of these laws, rules or regulations could have a material adverse effect on our business, results of operations and financial condition, including as a result of regulatory investigations and enforcement proceedings, civil litigation, fines and/or other settlement payments. In addition, changes in existing rules or regulations, including the interpretation thereof, or the adoption of new rules or regulations, could subject Dorman Trading to increased cost and risk of regulatory investigation or civil litigation, one or more of which could have a material adverse effect on the business of Dorman Trading.
Regulatory action adversely affecting proprietary products exclusively licensed by us may negatively impact our revenues derived from those products.
Our ability to generate revenue derived from trading exchange-listed products, including the Bloomberg Products, is dependent upon us submitting proposed rule changes to the CFTC and the SEC, as applicable. We, and the index owners, may be subject to changes in the law or other actions taken in the future that might impede our ability to exclusively offer trading in certain index options and futures, including an order to halt trading by the SEC or CFTC.
As an index provider, we could be subject to SEC regulatory action. For example, in May 2021 the SEC for the first time pursued a regulatory action against an index provider, S&P Dow Jones, for failing to properly disclose certain aspects of the calculation methodology. The SEC charged S&P Dow Jones with violating Section 17(a)(3) of the Securities Act. Without admitting or denying the SEC’s findings, S&P Dow Jones agreed to a cease-and-desist order and paid a $9 million penalty. Since we calculate some of our own licensed indexes and also engage others to calculate on our behalf, we could be subject to similar regulatory exposure in the event that we do not properly disclose all of the calculation features.
The SEC may adopt rules and regulations around benchmarks, similar to the regulatory framework in Europe under Benchmarks Regulation (“BMR”). If they do, we would have to ensure that the indexes that underlie our products are compliant with those regulations.
Our ability to implement or amend rules or regulatory approval orders could be limited or delayed because of regulatory oversight, review or approval, which could negatively affect our ability to implement needed changes or expand our products or services.
The SEC requires registered exchanges to submit proposed rule changes for functional changes as well as fee changes to the SEC. Even where a proposed rule change may be effective upon its filing with the SEC, the SEC retains the right to abrogate, suspend or disapprove such rule changes. The SEC review process can be lengthy and can significantly delay the implementation of proposed rule changes that the MIAX Exchanges believe are necessary or appropriate. This could negatively affect the ability of the MIAX Exchanges to make needed changes or implement business decisions or fee changes.
The CFTC, which regulates MIAX Futures and MIAXdx, also requires registered exchanges and clearing houses to submit proposed rule changes. Such rule changes are required for changes in exchange or clearing house functionality and fees, among other things. A rule change and a change in the DCO approval order would be required from the CFTC in order to change the margin model at MIAXdx. Any rule changes would either be subject to self-certification or would require approval by the CFTC. Any DCO order changes would require approval by the CFTC. Even where a proposed rule change is self-certified, the CFTC retains the right to stay such rule changes. The CFTC may not approve a proposed rule change or order change or may delay such approval in a manner that could negatively affect the ability of MIAX Futures or MIAXdx to make a desired change.
We may be subject to censures, fines and other legal proceedings if we fail to comply with legal and regulatory obligations.
We operate in a highly regulated industry and are subject to extensive regulation. The SEC and CFTC have broad powers to audit, investigate and enforce compliance and to punish noncompliance by, as applicable, SROs,

DCMs, DCOs, SEFs and FCMs pursuant to applicable laws, rules and regulations. Our ability to comply with complex and changing regulation is largely dependent on our establishment and maintenance of compliance, audit and reporting systems that can quickly adapt and respond, as well as our ability to attract and retain qualified compliance and other risk management personnel. There is no assurance that our policies and procedures will always be effective or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed. If a regulatory authority were to find one of our programs of enforcement or compliance to be deficient, our SROs, DCM, DCO or FCM could be the subject of investigations and enforcement proceedings that may result in substantial sanctions, including revocation of registration as a national securities exchange, DCM, DCO or FCM. Any such investigations or proceedings, whether successful or unsuccessful, could result in substantial costs, the diversion of resources, including management time and potential harm to our reputation, which could have a material adverse effect on our business, financial condition and operating results.
MIAXdx is currently the subject of certain CFTC inquiries and may come under additional regulatory scrutiny and investigations. See “— The past, current and future operation of MIAXdx may increase our regulatory costs and risks.”
There may be regulatory hurdles to launching new products, including crypto-related products, and if we fail to obtain any required regulatory approvals associated with a new crypto-based product offering, such failure may result in delays or restrictions on our ability to benefit fully from these offerings or may expose us to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect our business, operating results and financial condition.
From time to time, we have launched, and intend in the future to launch, new crypto-related products, services and business ventures and continue to explore and pursue other opportunities to strengthen our business and grow our company. If we fail to obtain any required regulatory approval associated with a new product offering on a timely basis, such failure may result in delays or restrictions on our ability to benefit fully from these offerings.
Federal, state or international regulators or legislators may curtail or prohibit the trading or clearing of certain crypto-based products.
In recent years, the SEC, and U.S. state securities regulators have stated that certain crypto-assets should be classified as securities under U.S. federal and state securities laws. A number of enforcement actions and regulatory proceedings were initiated against issuers and developers of crypto-assets, as well as against trading platforms that provide exchange and clearing functions for crypto-assets. Many of these have settled or have been withdrawn, but uncertainly in this area remains. In addition, several foreign governments have also issued similar warnings cautioning that crypto-assets may be deemed to be securities under the laws of their jurisdictions.
Commodity interests, as such term is defined by the CEA and CFTC rules and regulations, are subject to supervisory oversight by the CFTC, including registrations of entities engaged in, and platforms offering, commodity interest transactions. This CFTC authority extends to crypto-asset futures contracts and swaps, including transactions that are based on current and future prices of crypto-assets and indices of crypto-assets. The application of securities and commodity interest laws to the specific facts and circumstances of crypto-assets is complex and may be subject to change. The SEC and its staff have taken the position that certain crypto-assets fall within the definition of a “security” under the U.S. federal securities laws, but some of those proclamations have subsequently been reversed. The current legal test for determining whether any given crypto-asset is a security is a highly complex, fact-driven analysis. The SEC generally does not provide advance guidance or confirmation on the status of any particular crypto-asset as a security. Public statements by senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin is a security (in its current form); however, the SEC may consider Ether and other crypto-assets to be securities. Such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be applied to other crypto-assets generally. With respect to crypto-assets other than Bitcoin, there is currently no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular crypto-asset could be deemed a “security” under applicable laws.

The classification of a crypto-asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, and clearing of crypto-assets and crypto-related products. For example, a crypto-asset that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in crypto-assets that are securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.” Platforms that bring together purchasers and sellers to trade crypto-assets that are securities in the United States are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an ATS in compliance with rules for ATSs. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency.
We plan to list only cash settled futures and options on futures on the MIAX Futures and MIAXdx DCMs, in addition to cash settled swaps listed on the MIAXdx DCM, that are permitted for such listing under the CEA and applicable regulations. Prior to making available for trading any new product, MIAX Futures or MIAXdx as the DCM, needs to submit the product to the CFTC and demonstrate compliance with the CEA and applicable regulations.
Only contracts certified to the CFTC for trading on MIAX Futures, or for trading on another DCM with an agreement to clear contracts through MIAX Futures, are currently eligible to be cleared by MIAX Futures. Only contracts certified to the CFTC for trading on the MIAXdx DCM, or for trading on another DCM with an agreement to clear contracts through MIAXdx, are currently eligible to be cleared by MIAXdx. The timing of receipt of any necessary approval under these regulations may impact our ability to launch or clear new products on MIAX Futures or MIAXdx, including the Bloomberg Products and any other derivatives products.
We currently plan to only permit trading or clearing on the MIAX Futures and MIAXdx platform of crypto-related derivatives products referencing underlying crypto-assets for which we determine there are reasonably strong arguments to conclude that the crypto-asset is a commodity and not a security. We have developed policies and procedures to analyze whether or not each underlying crypto-asset for which we may seek to list a derivative on the MIAX Futures or MIAXdx platform could be deemed to be a “security” under applicable laws. Our policies and procedures do not constitute a legal standard, but rather represent our company-developed model, which permits us to make a risk-based assessment regarding the likelihood that a particular derivative contract referencing a crypto-asset could be deemed a “security” under applicable laws or a “futures” product. Regardless of our conclusions, we could be subject to legal or regulatory action in the event the SEC, the CFTC, or a state regulatory authority, or a court were to determine that a crypto-asset for which a derivative product was offered, sold, traded or cleared on the MIAX Futures or MIAXdx platform is a “security” under applicable law.
We believe that our process reflects a comprehensive and thoughtful analysis and is reasonably designed to facilitate consistent application of available legal guidance to the crypto-assets underlying any derivative product listed for trading on MIAX Futures or MIAXdx and to facilitate informed risk-based business judgment. However, we recognize that the application of securities laws and commodities laws to the specific facts and circumstances of crypto-assets and crypto-related derivative products based on those crypto-assets is complex and subject to change, and that a listing determination does not guarantee any conclusion under the U.S. federal securities laws or commodities laws. We expect our risk assessment policies and procedures to continuously evolve to take into account case law, facts, and developments in technology.
Prior to trading any new product, including, for example, cash settled futures or options on Bitcoin, MIAX Futures or MIAXdx, would need to submit the product to the CFTC and demonstrate compliance with applicable regulations.
There can be no assurances that we will properly characterize any given crypto-asset as a security or non-security or commodity interest for purposes of determining whether the MIAX Futures or MIAXdx platform will support trading or clearing of the crypto-asset, or that the SEC, CFTC or a court, if the question was presented to it, would agree with our assessment.

If the SEC, CFTC, a state or a court were to determine that a crypto-asset referenced by a derivatives product offered, sold, or traded on the MIAX Futures or MIAXdx platform is a security, we would not be able to offer crypto-related products on such crypto-asset for trading until we are able to do so in a compliant manner. A determination by the SEC, CFTC, a state or a court that an asset referenced in a derivatives product that we support for trading or clearing on the MIAX Futures or MIAXdx platform constitutes a security may also result in us determining that it is advisable to remove crypto-related products referencing those or assets with similar characteristics from the MIAX Futures or MIAXdx platform.
Changes to the legislative or regulatory environment may impose new or unanticipated burdens on one or more of our exchanges or clearing houses, which could have a material adverse effect on our business, financial condition and operating results.
Regulatory changes affecting the listed options, equities and futures markets could have a material adverse effect on our business. In recent years, the securities and derivatives industries have been subject to legislative and regulatory changes as a result of increasing government and public scrutiny of the securities and derivatives industries.
The legislative and regulatory environments with respect to crypto-assets and crypto-related products specifically could change materially in the near future, including by clarifying regulatory supervisory authority over crypto-assets and crypto-related products, revising current regulatory supervisory frameworks, clarifying or reclassifying crypto-assets as securities or commodities, and placing new governance and risk management obligations on firms transacting in crypto-assets or crypto-related products. In particular, various governmental and regulatory bodies in the United States — including the United States Congress — may adopt new laws or new regulations that could affect the listing and clearing of crypto-related products. See “Business — Regulatory Environment and Compliance — Recent Industry Developments — US — Crypto-Related Proposed Legislation.”
In addition, if we offer the trading or clearing of event contracts on one of our Future Exchanges, we will need to comply with applicable legal requirements. There remains uncertainty regarding the legal status of some types of event contracts. For example, notwithstanding that the CFTC has permitted the listing and clearing of sports based event contracts, several state regulators have sought to enforce state laws against CFTC-regulated entities that are providing such contracts to residents of their states. Several federal district courts that have opined on this issue to date have determined that state laws are likely to be preempted by the exclusive jurisdiction of the CFTC. Several of these cases are still pending, and federal courts, including appellate courts, may reach different conclusions regarding the applicability of state laws to sports based event contracts. If we were to offer sports based event contracts, the outcome of these cases could impact this business significantly, including but not limited to the cessation of any of such listed contracts and potential litigation.
The listed options, equities and futures markets depend on a national market structure that facilitates the efficient buying and selling of underlying stocks, futures and other products. Congress, the SEC, CFTC and other regulatory authorities, including the BMA, the GFSC or other foreign regulatory authorities, could enact legislative or regulatory changes that could adversely affect the ability of our market participants to use our markets, or participate in the options and equities industries at all. Any such changes could result in the loss of a significant number of market participants or a reduction in trading activity on the MIAX Exchanges, MIAX Futures, MIAXdx, BSX or TISE or through our FCM, any of which could have a material adverse effect on our business, financial condition and operating results. Changes or proposed changes in regulation may also result in additional costs of compliance and modification of market participants’ trading activity on our exchanges.
Further, Congress, regulators and some media have scrutinized electronic trading, payment for order flow and other forms of remuneration, and the structure of equity markets. The SEC continues to consider various potential market structure changes, which could result in reduced trading volumes, or which could negatively affect our business. To the extent the SEC adopts additional regulatory changes related to market data and access and capacity, our business, financial condition and operating results could be negatively impacted.
Because SROs are required by federal law to perform a variety of regulatory functions, some courts have held that SROs are immune to certain private causes of action relating to the performance of these regulatory functions

(however some courts may not apply this immunity doctrine to all claims). In addition, legislative or regulatory developments may change the application of this immunity doctrine. Limitations on the application of the immunity doctrine could result in an increased exposure to litigation, increased liability and/or other legal expenses. We could also be exposed to liability to regulators or other governmental authorities even in situations where immunity would bar a civil claim.
Rulemaking has been proposed by the SEC which may impact equity market structure and market share on MIAX Pearl Equities, as well as result in required technology changes and additional compliance costs to us. These regulations include: (i) the New CT Plan; (ii) Rule 614; and (iii) the Equity Market Structure Proposals. See “Business — Regulatory Environment and Compliance — Recent Industry Developments — US.”
Our options exchanges charge an options regulatory fee ("ORF") to members. Certain options exchanges have announced that they intend to modify the amount and calculation method utilized to assess ORF to their members. If so, we may not be able to increase the ORFs on our exchanges, or change the calculation method used to assess ORF to our members, and if we are unable to maintain or, if necessary, increase the ORFs, our results of operation may be adversely affected by increasing regulatory costs. Along with the regulatory fees, the ORF revenues may only be used to support our regulatory functions.
Additionally, the CFTC also proposed a number of rules in 2023 and 2024, which if adopted could impact our business since we own affiliated DCOs, DCMs, and an FCM. These rules include: (i) Operational Resilience Framework for Futures Commission Merchants, Swap Dealers, and Major Swap Participants; (ii) Protection of Clearing Member Funds Held by Derivatives Clearing Organizations; and (iii) Requirements for Designated Contract Markets and Swap Execution Facilities Regarding Governance and the Mitigation of Conflicts of Interest Impacting Market Regulation Functions. See “Business — Regulatory Environment and Compliance — Recent Industry Developments — US.”
BSX and TISE rely on various international recognitions and memberships to attract and maintain their listings businesses. Both Bermuda and Guernsey have robust anti-money laundering and combating financing of terrorism and proliferation financing (“AML/CFT/CPF”) measures in place, which include external assessments of each jurisdictions’ technical compliance with the Financial Action Task Force (FATF) recommendations and the effectiveness of their AML/CFT/CPF systems. Changes to the legislative, regulatory and fiscal environment, including in jurisdictions outside of Bermuda and Guernsey, could significantly alter the type and volume of business and could strengthen or erode the competitive position of BSX’s or TISE’s listings and trading businesses, as applicable. In particular, BSX and TISE both list debt securities for issuers seeking to avail themselves of the Quoted Eurobond Exemption, and their respective new and existing debt listings businesses could be negatively impacted by amendments to the Quoted Eurobond Exemption or, most significantly, if BSX’s or TISE’s Recognized Stock Exchange status was withdrawn by HM Revenue and Customs in the UK and the Office of the Revenue Commissioners in Ireland.
Legislative and regulatory proposals to restrict or prohibit payment for order flow (PFOF) practices may negatively impact our revenues and business and financial condition.
Payment for order flow (“PFOF”) is the practice of wholesale market makers paying brokers (typically retail brokers) for their clients’ order flow. By acquiring order flow in this way, market makers are able to trade profitably against client orders (on average) while clients may benefit from reduced trading costs because the commissions retail brokers charge may be subsidized by the payments they receive from wholesale market makers. Under a typical payment for order flow arrangement, a market maker offers an order entry firm cash or other economic incentives to route its customer orders to that market maker’s exchange because the market maker knows it will be able to trade with a portion of all incoming orders, including those from firms with which it has payment for order flow arrangements. Shortly thereafter, to level the playing field among market makers, exchanges started to administer their own collective payment for order flow programs, under which the exchanges imposed a fee on market makers for some or all customer transactions, creating a pool of money to pay for order flow. The exchange’s market makers have the responsibility to administer the pool of money and to make payments to order-flow providers. While PFOF is not important as a direct revenue source for the MIAX Exchanges, any new or heightened PFOF regulation may result in increased compliance costs and otherwise may decrease our transaction-

based revenue as a result of reduced trading volumes on the MIAX Exchanges, which could negatively impact our business, financial condition and operating results.
Changes in the tax laws and regulations affecting us, our products, offerings and our market participants could have a material adverse effect on our business.
We are subject to complex and evolving U.S. tax laws and regulations, trade policies and other policies, which may in the future make changes to corporate income tax rates, the treatment of foreign earnings, or other income tax laws that could affect our future income tax provision and reduce our earnings while increasing the complexity, burden and cost of tax compliance.
Our determination of our tax liability is subject to review by applicable tax authorities. Any adverse outcome of such a review could harm our results of operations and financial condition. The determination of our tax liabilities requires significant judgment and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is complex and uncertain. Our future effective tax rates could be favorably or unfavorably affected by changes in tax rates or changes in tax laws or their interpretation. In addition, any changes to laws, regulations, policies or other legal restrictions regarding the employment, staffing, supervision or business activities of international or non-U.S. citizen employees of U.S. companies may adversely affect our business.
A number of federal, state and local jurisdictions in the United States and EU Member States have considered a financial transaction tax, but many details remain to be discussed and agreed, including how to assess the tax. Legislation has also been previously proposed in Congress that would require all derivative contracts to be subject to U.S. federal income tax on a mark-to-market basis and require gains and losses be taxed at ordinary income tax rates. If such proposals were to become law, they could have a negative impact on the securities industry and on us by making transactions more costly to market participants, which may impact derivatives trading behavior, reduce trading or clearing and could make our markets less competitive, and they could result in a reduction in volumes and liquidity, which would have a negative impact on our operations.
Additionally, changes to the legislative, regulatory and fiscal environment, including in jurisdictions outside of Bermuda and Guernsey, could significantly alter the type and volume of business and could strengthen or erode the competitive position of BSX’s or TISE’s listings and trading businesses, as applicable. In particular, BSX and TISE both list debt securities for issuers seeking to avail themselves of the Quoted Eurobond Exemption, which allows for interest payments on certain debt securities to be paid without deducting UK and Irish withholding tax. BSX’s and TISE’s respective new and existing debt listings businesses could be negatively impacted by amendments to the Quoted Eurobond Exemption or, most significantly, if BSX’s or TISE’s Recognized Stock Exchange status was withdrawn by HM Revenue and Customs in the UK and the Office of the Revenue Commissioners in Ireland.
We cannot predict whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be enacted, promulgated or issued under existing or new tax laws, which could result in an increase in our or our stockholders’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof. We urge investors to consult with their legal and tax advisers regarding the implications of potential changes in tax laws on an investment in our common stock.
Our ability to use certain net operating loss carryforwards and certain other tax attributes may be limited if we undergo an “ownership change” for U.S. federal income tax purposes.
Under U.S. federal income tax principles set forth in Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation that is a “loss” corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income and taxes may be limited. Similar rules may apply under state tax laws.
In general, an “ownership change” occurs if there is a cumulative change in ownership of the relevant corporation by “5% shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period. Generally, a corporation is a loss corporation if, at the date of the ownership change, the corporation has tax loss carryforwards and other built-in losses or deductions which may be used in a tax year after the ownership change (“pre-change loss”). We may also experience an ownership change upon future issuances of our stock or due to secondary trading of our stock which may be outside of our control. In the event of any such ownership change, the resulting limitations on the ability to use net operating loss carryforwards and other tax assets could adversely impact our business, financial condition, results of operations and cash flows.
Our exchanges have self-regulatory obligations that may create conflicts of interest.
Each of our exchanges has obligations to regulate and monitor activities in its markets and ensure compliance with applicable law and the rules of its markets by market participants, including rules related to derivatives transactions on these markets. For example, each of our U.S. national securities exchanges (MIAX, MIAX Pearl, MIAX Emerald and MIAX Sapphire) is responsible for identifying possible violations of certain securities laws by its members and taking regulatory action against those members if such violations are confirmed. MIAX Futures and MIAXdx are responsible for identifying possible violations of the MIAX Futures or MIAXdx contract market rules as applicable by its members or participants including rules related to derivatives transactions on these markets and taking regulatory action against those members if such violations are confirmed. BSX is responsible for overseeing compliance with its trading regulations and investigating and reviewing any alleged breaches or other misconduct.
Our exchanges could be conflicted in pursuing such regulatory actions against its customers, because to do so could result in a loss of trading volumes on its markets. The SEC has previously expressed concern about potential conflicts of interest of “for-profit” exchanges performing the role of an SRO that must oversee and surveil members of the exchange that are also crucial to the exchange’s economic success. In addition, because Dorman Trading is a trading and clearing FCM on MIAX Futures, MIAX Futures could be conflicted in pursuing regulatory action against Dorman Trading as a clearing member of MIAX Futures because Dorman Trading is an affiliate under common ownership. Any failure by one of our exchanges to diligently and fairly regulate its markets or to otherwise fulfill its regulatory obligations, including MIAX Futures’ obligation to abide by its conflict-of-interest rules, could significantly harm our reputation, trigger scrutiny by the SEC, the CFTC, BMA or other applicable regulatory authority, and adversely affect our business.
We are subject to laws, rules, regulations, policies, industry standards and contractual obligations regarding data privacy and security and might become subject to additional related laws and regulations in jurisdictions into which we expand. Many of these laws and regulations are subject to change and reinterpretation and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or other harm to our business.
We are subject to a variety of federal, state, local, and non-U.S. laws, directives, rules, policies, industry standards and regulations, as well as contractual obligations, relating to privacy and the collection, protection, use, retention, security, disclosure, transfer and other processing of personal data and other data, including the Gramm-Leach-Bliley Act of 1999, Section 5 of the Federal Trade Commission Act and state laws, which provides consumers with the right to know what personal data is being collected, request deletion of their personal data, know whether their personal data is sold or disclosed and to whom and opt out of the sale of their personal data, among other rights. The regulatory framework for data privacy and security worldwide is evolving and, as a result, interpretation, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. New laws, amendments to or reinterpretations of existing laws, regulations, standards and other obligations might require us to incur additional costs and restrict our business operations, and might require us to change how we use, collect, store, transfer or otherwise process certain types of personal data, to implement new processes to comply with those laws and our customers’ exercise of their rights thereunder, and could greatly increase the cost of providing our offerings, require significant changes to our operations, or even prevent us from providing some offerings in jurisdictions in which we currently operate and in which we might operate in the future or incur potential liability in an effort to comply with certain legislation. There is a risk of enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies.
Any failure or perceived failure by us or our third-party service providers to comply with our posted privacy policies or with any applicable federal, state or similar foreign laws, rules, regulations, industry standards, policies, certifications or orders relating to data privacy and security, or any compromise of security that results in the theft, unauthorized access, acquisition, use, disclosure, or misappropriation of personal data or other customer data, could result in significant awards, fines, civil and/or criminal penalties or judgments, proceedings or litigation by governmental agencies or customers, including class action privacy litigation in certain jurisdictions and negative publicity and reputational harm, one or all of which could have an adverse effect on our reputation, business, financial condition and results of operations.
Our compliance with data privacy and data protection laws may result in greater costs for us.
There is ongoing public concern regarding data privacy and data protection in many jurisdictions in which we operate. Many of those jurisdictions have passed data privacy legislation, with many more contemplating new laws. The laws and regulations related to privacy and data protection are increasing in complexity and number, change frequently and increasingly conflict among the various countries in which we operate or in the jurisdictions where our customers reside, which has resulted in greater compliance risk and cost for us. Regulation of privacy and data protection often times require monitoring of, and changes to, our data practices in regard to the collection, use, disclosure, storage, transfer and/or security of personal and sensitive information.
These developments could impact our profitability in the affected jurisdictions, or even make it uneconomical for us to continue to conduct all or certain of our businesses in such jurisdictions, or could cause us to incur significant costs associated with changing our business practices, restructuring our businesses or moving all or certain of our businesses and our employees to other jurisdictions, including liquidating assets or raising capital in a manner that adversely increases our funding costs or otherwise adversely affects our stockholders and creditors. In order to mitigate these risks, we maintain a data privacy and governance program which provides a framework to ensure compliance with current law, aims to proactively address any changes in applicable data protection laws, require that any third party vendors with access to personal data handle such data in compliance with applicable law, and as a practice, we collect only the personal data necessary for us to provide services, employ staff, and otherwise conduct our business.
If our risk management methods are not effective, our business, reputation and financial results may be adversely affected.
Our ability to comply with all applicable laws and regulations is largely dependent on our establishment and maintenance of compliance, risk, audit and reporting systems and procedures, as well as our ability to attract and retain qualified compliance personnel.
We have methods to identify, monitor and manage our risks. Management of legal and regulatory risk requires policies and procedures to properly monitor and manage risk. If our policies, procedures and compliance systems are not effective or if we are not successful in monitoring or evaluating the risks to which we are or may be exposed, our business, reputation, financial condition and operating results could be materially adversely affected. We cannot provide assurance that our policies and procedures will always be effective, or that our management, compliance department, risk management department and related enterprise risk management program and internal auditors would be able to identify any such ineffectiveness. If these departments or programs and related policies and procedures are not effective, we may be subject to monetary or other penalties by our regulators, and our insurance policies may not provide adequate coverage.
Some of our risk management methods may depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. If our methods are not fully effective or if we are not always successful in monitoring or evaluating the risks to which we are or may be exposed, our business, reputation, financial condition and operating results could be materially adversely affected. In addition, our insurance policies may not provide adequate coverage.
We could be harmed by misconduct or errors that are difficult to detect and deter.
There have been a number of highly publicized cases involving fraud or other misconduct or manipulative activity by employees of financial services firms and other market participants in the past. Improper trading activity on our platforms by participants could include activities such as spoofing, layering, wash trading and manipulation.

Misconduct by our employees and agents could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of customers or our Company, improper securities trading activities, circumvention of controls and procedures, improper use or unauthorized disclosure of assets, improper use and unauthorized disclosure of data or confidential information of the Company or its customers, among other potential misconduct.
It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance obligations, we could be subject to regulatory sanctions, financial penalties, restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity and seriously harm our reputation. Our employees and agents also may commit errors that could subject us to financial claims for negligence, as well as regulatory actions, or result in our voluntary assumption of financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect our brand and reputation and reduce the number of participants trading in our markets. If that should occur, we could face a corresponding decline in trading volume and revenue.
We are subject to litigation risks, regulatory compliance risks and associated enforcement risks, and other liabilities.
Many aspects of our business involve substantial risks of litigation and other liabilities. Although under current law we expect to be immune from private suits arising from conduct within our regulatory authority and from acts and forbearances incident to the exercise of our regulatory authority, we expect this immunity will only cover certain of our activities in the United States, and we could be exposed to liability under foreign, national and local laws, court decisions and rules and regulations promulgated by regulatory agencies.
Some of our other liability risks arise under the laws and regulations relating to the tax, employment, intellectual property, anti-money laundering, technology export, cybersecurity, foreign asset controls, compliance obligations, foreign corrupt practices, employee labor and employment areas, including anti-discrimination and fair-pay laws and regulations. Liability could also result from disputes over the terms of a trade executed on one of our markets, claims that a system failure or delay cost a customer money, claims we entered into an unauthorized transaction or claims that we provided materially false or misleading statements in connection with a transaction.
Further, we could incur significant expenses defending any future enforcement actions or claims, even those without merit, which could adversely affect our business, financial condition and operating results. The outcomes of existing claims and any future claims cannot be determined and an adverse resolution of any lawsuit or claim against us may require us to pay substantial damages or impose restrictions on how we conduct business, either of which could adversely affect our business, financial condition and operating results. In addition, we may have to establish accruals for those matters in circumstances when a loss contingency is considered probable and the related amount is reasonably estimable. Any such accruals may be adjusted as circumstances change.
Risks Related to Intellectual Property
We and our licensors may not be able to protect, maintain, defend, or enforce our respective intellectual property rights. This could adversely affect our business, financial condition and results of operations.
Our success and ability to compete depend in part upon our ability to obtain, maintain, protect, defend and enforce our intellectual property rights and proprietary technology. We rely on patent, trade secret, unfair competition, copyright and trademark laws and contractual protections to protect our proprietary technology, proprietary products, index methodologies and other proprietary rights. If we, or any of our current or future licensors, do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our intellectual property rights and proprietary technology or the goodwill we have acquired in the marketplace and overcome any competitive advantage we may have, which could adversely affect our business.
In addition to registered intellectual property rights, we rely on non-registered proprietary information and technology, such as trade secrets, confidential information and know-how. We take active steps to protect our intellectual property, proprietary technology and confidential information by requiring our employees and consultants who develop intellectual property on our behalf to enter into confidentiality and invention assignment agreements. We also require third parties, with whom we may share confidential information to enter into nondisclosure and confidentiality agreements. However, these agreements may be breached, or may not effectively prevent unauthorized access to or unauthorized use, disclosure, misappropriation or reverse engineering of our confidential information, intellectual property, or technology. Enforcing a claim that a party misappropriated a trade secret or know-how is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, trade secrets and know-how can be difficult to protect. The loss of trade secret protection could make it easier for third parties to compete with our products and services by copying functionality. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed.
The steps we take to protect our intellectual property rights may not be sufficient to effectively prevent third parties from copying, or otherwise obtaining and using our proprietary intellectual property without authorization, listing our proprietary or exclusively-licensed products without licenses, or otherwise infringing on our rights. Although we take active steps to protect our intellectual property and proprietary technology, there can be no assurance our intellectual property rights will be sufficient to protect against unauthorized parties offering products or services that are substantially similar to ours and compete with our business or attempting to copy aspects of our technology and use information that we consider proprietary. We also may fail to maintain or be unable to obtain adequate protections for certain of our intellectual property rights in the United States and certain non-U.S. countries, and our intellectual property rights may not receive the same degree of protection in non-U.S. countries as they would in the United States because of the differences in non-U.S. patent, trademark, copyright and other laws concerning intellectual property and proprietary rights. Any of our intellectual property rights may be successfully challenged, opposed, diluted, misappropriated or circumvented by others or invalidated, narrowed in scope or held unenforceable through administrative process or litigation in the United States or in non-U.S. jurisdictions. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secrets and intellectual property rights.
We may not be able to obtain, maintain, protect, defend and enforce our patents, thereby harming our competitive position.
Although our core intellectual property strategy involves trade secrets/confidential information laws, we have also patented, or may submit applications to patent, aspects of our technology and related tools. However, we cannot guarantee that any of our patent applications will result in the issuance of a patent. In addition, patents may be contested, circumvented, found unenforceable. While issued patents are presumed to be valid, this is not conclusive, and there is a risk they could later be deemed invalid. In addition, case law surrounding the patentability of software continues to evolve, and changes in such laws may affect our ability to patent software in the future.
We may not be able to obtain, maintain, protect and enforce our trademarks and trade names, or build name recognition in our markets of interest, thereby harming our competitive position.
We believe that the protection of our trademark rights is an important factor in product recognition, protecting our brand and maintaining goodwill. We may be unable to obtain trademark protection for our technologies, logos and brands that may be used in the future, may not provide us with competitive advantages or distinguish our products and services from those of our competitors. Further, we may not successfully register our trademarks.
Our existing trademarks could be diluted, declared generic or our use of marks could be found to infringe other marks. If any of the foregoing occurs, we could be forced to re-brand our products, resulting in loss of brand recognition and requiring us to devote resources to developing and promoting new brands, and suffer other competitive harm. Third parties may also adopt trademarks similar to ours, which could harm our brand identity and lead to market confusion.

If we fail to comply with our obligations under license or technology agreements with third parties or are unable to license rights to use technologies on reasonable terms, we may be required to pay damages and could potentially lose license rights that are critical to our business.
We rely on the intellectual property rights of our licensors in connection with our listing of exclusively- licensed products, including technologies, data, content and software from third parties that are important to our business, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property or technology.
If we fail to comply with any of the obligations under our license agreements, we may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor would cause us to lose valuable rights, and could prevent us from offering our products and services, or inhibit our ability to offer future products and services. Our business would suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensed intellectual property rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights.
The licensors who provide us with technology that we incorporate in our product offerings also could also become subject to various infringement claims. We cannot guarantee that our acquired licensed products, technologies and content do not or will not infringe, misappropriate or otherwise violate the intellectual property rights of others.
In the future, we may identify additional third-party intellectual property we may need to license in order to engage in our business. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more- established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on sales of our products and services. Such royalties are a component of the cost of our products or services and may affect the margins on our products and services. In addition, such licenses may be non-exclusive, which could give our competitors access to the same intellectual property licensed to us. Any of the foregoing could have a material adverse effect on our competitive position with respect to such competitive product or business.
The failure of third parties with which we have material agreements to meet their contractual and other obligations could adversely affect our business.
The success of our material technology offerings depends in part on material third-party vendor, licensor, or partner relationships that we have entered into to offer our products and services. Although certain of our contracts with such third parties stipulate performance obligations and service levels, any failure by such third parties to perform to the standards or legal requirements required under our contracts with them may result in downstream effects to users or failures to offer our products. In addition, the results or services provided by such third parties may not be reliable. To date, we have not had disputes with any of our licensors. However, we cannot guarantee that such dispute will not arise in the future. Any such disputes could adversely affect the ability of our products and services to function.
Any infringement by us on intellectual property rights of others could result in litigation, the outcome of which could have a material adverse effect on our business.
Our competitors, as well as others, have obtained, or may obtain, patents or may otherwise hold intellectual property rights, such as trade secrets, that are related to our technology or the types of products and services we offer or plan to offer. We may not be aware of all intellectual property that may pose a risk of claims of infringement by our products, services or technologies. In addition, some potential patent applications in the U.S. are confidential until the application is published, and therefore we cannot evaluate the extent to which our products, services or technologies may be covered or asserted to be covered in pending patent applications that have not yet published. Also, some of our employees may have executed non-disclosure agreements with former employers. As a consequence, we may be subject to claims of misappropriation that we must defend. Thus, we cannot be sure that our products, services or technologies do not infringe on the rights of others or that others will not make claims of infringement against us.
Claims of infringement are not uncommon in our industry, and even if we believe that such claims are without merit, they can be time-consuming and costly to defend and divert management resources and attention. If one or more of our products, services or technologies were determined to infringe a patent or other intellectual property right held by another party, we may be required to pay damages, stop using, developing or marketing those products, services or technologies, obtain a license from the intellectual property rights holders, or redesign those products, services or technologies to avoid infringement. If we were required to stop using, developing or marketing certain products, services or technologies, our business, financial condition and operating results could be materially harmed. Moreover, if we were unable to obtain required licenses or redesign our products, services or technologies to avoid infringement, which could materially adversely affect our business, financial condition and operations could be materially adversely affected as a result.
From time to time, our competitors or other third parties may claim, or have in the past claimed, that we are infringing upon, misappropriating or otherwise violating their intellectual property rights. For example, on September 1, 2017, Nasdaq, Inc., filed an action against the Company in the U.S. District Court for the District of New Jersey alleging patent infringement and trade secret misappropriation relating to Nasdaq’s electronic trading technology and platforms. The Company subsequently filed six petitions before the Patent Trial and Appeal Board (“PTAB”) at the United States Patent and Trademark Office (“USPTO”) seeking a determination that the subject patent was invalid under the current law. The District Court proceeding was stayed in December 2018, pending resolution of the PTAB proceedings. All claims asserted by Nasdaq against the Company under the six patents at issue were invalided by the PTAB in 2019 (the “PTAB Final Written Decisions”). On June 7, 2022, the USPTO Director denied Nasdaq’s requests for review of the PTAB Final Written Decisions.
On August 31, 2021, the Company filed an Answer and Counterclaims in the NJ District Court (the “Company’s Answer”). The Company’s Answer included denials of the allegations made by Nasdaq in the Complaint and Counterclaims by the Company including monopolization antitrust claims, patent misuse, sham litigation, and fraud on the USPTO by Nasdaq. The Company is seeking attorneys’ fees and costs and such other relief as the Court may find to be just and proper. On June 21, 2022, Nasdaq waived its right to appeal the PTAB’s Final Written Decisions and the stay in the District Court matter was lifted as all of the PTAB proceedings were concluded with each of the Nasdaq patent claims at issue invalidated. The Company filed an Amended Answer and Counterclaims on August 5, 2022. The Amended Counterclaims added claims of fraud on the patent office and Lanham Act violations. On July 25, 2023, the Court denied a motion by the Company to dismiss Nasdaq’s trade secret claims and also denied a motion by Nasdaq to dismiss the Company’s counterclaims. The Court granted Nasdaq’s motion to stay and bifurcate the Company’s counterclaims. Accordingly, the trade secret case is currently proceeding and the Company’s counterclaims are stayed until the conclusion of the trade secret case at which time the parties may proceed to litigate the Company’s claims against Nasdaq. The parties each filed motions for summary judgment and motions to exclude certain experts. We anticipate the Court will decide the motions in the second half of 2025. The Company intends to continue defending its interest in this matter vigorously. See “Business — Legal Proceedings.”
We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition, results of operations, cash flows or prospects. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. We expect that the occurrence of infringement claims is likely to grow as the market for financial services grows and as we introduce new and updated products and services, and the outcome of any allegation is often uncertain. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, financial condition and results of operations.

Risks Related to This Offering and Our Common Stock
Purchasers in this offering will immediately experience substantial dilution in the net tangible book value of their investment.
The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock immediately following the closing of this offering. Therefore, if you purchase shares of our common stock in this offering at the initial public offering price of $23.00 per share, you will experience immediate dilution of $16.32 per share, the difference between the price per share you pay for our common stock and the pro forma net tangible book value per share as of June 30, 2025, after giving effect to (i) the conversion of all outstanding shares of our nonvoting common stock, (ii) the conversion of all outstanding shares of Series B preferred stock, (iii) extinguishment of the liability associated with outstanding puttable common stock, (iv) the IPO RSA Vest and (v) the issuance of shares of our common stock in this offering. Any additional sales of common stock by us in the future may cause further dilution to our existing stockholders. See “Dilution” for additional information.
Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause the price of our common stock to decline.
In the future, we may sell common stock, convertible securities, or other equity securities in one or more transactions at prices and in the manner we may determine from time to time. We expect to issue securities to employees, directors and other service providers pursuant to our equity incentive plans. If we sell common stock, convertible securities, or other equity securities in subsequent transactions, or common stock is issued pursuant to equity incentive plans, our investors’ holdings may be materially diluted. In addition, if we sell equity securities with rights, preferences and privileges senior to those of holders of our common stock, the price of our common stock could decline.
If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.
If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress our market price. Our executive officers and directors and substantially all of our stockholders are subject to the lock-up agreements described under “Underwriting (Conflicts of Interest)” and the Rule 144 holding period requirements described under “Shares Eligible for Future Sale.” After these lock-up periods have expired, and the holding periods have elapsed, additional shares will be eligible for sale in the public market. The market price of shares of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of shares of our common stock might make it more difficult for us to raise capital through the issuance of additional shares of our stock or other equity securities.
In addition, the cornerstone investor has indicated an interest in purchasing up to $40 million in shares of common stock in this offering at the initial public offering price. The shares of common stock to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. If the cornerstone investor is allocated all or a portion of the shares in it has indicated an interest in this offering, or more, and purchase any such shares, such purchases could reduce the available public float for our shares of common stock if the cornerstone investor holds such shares long-term.
We expect to file a registration statement to register shares reserved for future issuance under our equity compensation plans. As a result, subject to the satisfaction of applicable exercise periods and the expiration or waiver of lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options will be available for immediate resale in the open market. Sales of our common stock as restrictions end may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales could also cause the trading price of our common stock to decline and make it more difficult for you to sell shares of our common stock.
Additionally, certain of our employees, executive officers and directors may enter into Rule 10b5-1 trading plans providing for sales of shares of our common stock from time to time. Under a Rule 10b5-1 trading plan, a broker executes trades pursuant to parameters established by the employee, director, or officer when entering into the plan, without further direction from the employee, officer, or director. A Rule 10b5-1 trading plan may be amended or terminated in some circumstances. Our employees, executive officers and directors also may buy or sell additional shares outside of a Rule 10b5-1 trading plan when they are not in possession of material, non-public information.
An active trading market for our common stock may not develop and, as a result, it may be difficult for you to sell your shares of our common stock. Even if an active trading market does develop, the market price may not exceed the offering price.
Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our Company will lead to the development of an active trading market on the NYSE or otherwise, or how liquid that market may become. An active trading market for our common stock may not develop and even if one does develop, it may not be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares or at all. The initial public offering price for the common stock will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price you pay in this offering. As a result, you could lose all or part of your investment.
If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our markets. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be more limited, and our stock price could be adversely affected. In addition, if one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us adversely change their recommendations regarding our common stock, our stock price could decline. In addition, SEC rules may make it impractical for analysts associated with some of our strategic investors to cover us.
The market price of our common stock is subject to fluctuations and may not reflect our long-term value at any given time, and we may be subject to securities litigation as a result.
The price of our common stock is likely to be significantly affected by a variety of factors and events including short-term changes to our financial condition or results of operations as reflected in our quarterly financial statements. Other factors unrelated to our performance that may have an effect on the price of our common stock include the following: (i) the extent of analyst coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow our securities; (ii) lessening in trading volume and general market interest in our securities may affect an investor’s ability to trade significant numbers of our common stock; (iii) the size of our public float may limit the ability of some institutions to invest in our securities; and (iv) a substantial decline in the price of our common stock that persists for a significant period of time could cause our securities to be delisted from the NYSE, further reducing market liquidity.
As a result of any of these factors, the market price of our common stock is subject to fluctuations and may not accurately reflect our long-term value at any given point in time. Securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Certain members of our exchanges are also stockholders of MIH and may have conflicts of interest with non-member stockholders.
Certain members of our exchanges are also stockholders of MIH. There may be a conflict of interest between non-member stockholders and stockholders who are also members of our exchanges. The amount of profit that members derive from their trading activities are, in part, dependent on the fees they are charged to trade and access our markets, and the rules and structure of our markets. As a result, members who are our stockholders may not have the same economic interests as our non-member holders. In addition, our stockholder-members may have differing interests among themselves depending on the roles they serve in our markets, their methods of trading and the products they trade. Consequently, stockholder-members may advocate that we enhance and protect their trading opportunities and the value of their trading privileges over their investment in our capital stock.
Our amended and restated certificate of incorporation contains provisions that set ownership and voting limitations and a right to redeem shares transferred or owned in violation of these provisions, and there are also certain other regulatory limitations on the ownership and transfer of our capital stock.
Our amended and restated certificate of incorporation contains certain voting and ownership limitations and transfer restrictions that will remain in place for as long as we control a registered U.S. national securities exchange. Specifically, our amended and restated certificate of incorporation prohibits (i) any person from owning greater than 40% of any class of our capital stock, (ii) exchange members from owning greater than 20% of any class of our capital stock and (iii) all persons from voting shares representing more than 20% of the voting power of our then issued and outstanding capital stock either alone or together with any related persons, in each case subject to certain conditions and exceptions, including the waiver by the board of directors (except with respect to exchange members). These limitations may impede a change of control transaction.
Our amended and restated certificate of incorporation requires that prior notice be given to our board of directors by any person (either alone or with its related persons) that proposes to own, of record or beneficially, more than 40% of any class of our capital stock or to exercise voting rights, or grant proxies or consents with respect to our capital stock, constituting more than 20% of the voting power of our then issued and outstanding capital stock. It also prohibits any MIAX Exchange members from owning greater than 20% of any class of our capital stock. In addition, our amended and restated certificate of incorporation also requires any person (either alone or with its related persons) that at any time owns, of record or beneficially, 5% or more of our then outstanding shares of capital stock that has the right to vote in the election of our board of directors, to immediately upon acquiring knowledge of its ownership of 5% or more of the then outstanding shares of such stock to give our board of directors written notice of such ownership. Any person required to provide notice to our board of directors with respect to 5% or greater ownership is also required to provide written notice to our board of directors promptly after any changes in the content of that notice, including with respect to changes in ownership level (subject to certain exceptions described in our amended and restated certificate of incorporation).
In the event of a transfer of shares of our capital stock or the exercise of voting rights in violation of these ownership and voting limitations, we have the right to redeem the shares sold, transferred, assigned, pledged or owned in violation of the limitations contained in our amended and restated certificate of incorporation at a price per share equal to par value.
In addition, as a holder of 100% of the issued share capital and voting rights of BSX, the BMA has authority to require additional approvals or notices from us or our stockholders in connection with changes to our capitalization structure. If any of MIH’s stockholders becomes a 10%, 20%, 33% or 50% stockholder of MIH (“Shareholder Controller”), such stockholder will be required to provide written notice to the BMA stating that they have become a Shareholder Controller within not less than 45 days after becoming such a Shareholder Controller.
We also own 100% of the issued share capital and voting rights of TISEG. As TISEA is a subsidiary of TISEG, the GFSC requires TISEA to notify them within a period of 14 days of any person who, alone or with “associates” (as defined in the POI Law), becomes or ceases to be the holder of 5% or more but less than 15% of the voting power of our capital stock. Additionally, the POI Law requires that any person who, alone or with associates, acquires 15% or more of the voting power of our capital stock shall be considered a shareholder controller under the POI Law and shall require prior approval of the GFSC before acquiring such ownership.
Certain provisions in our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may make the acquisition of our Company more difficult.
Certain provisions in our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may make the acquisition of our Company more difficult, including the following:
•our amended and restated certificate of incorporation does not provide for cumulative voting;
•vacancies on our board of directors may be filled only by a majority of the directors then in office and not by stockholders;
•a special meeting of our stockholders may only be called by either (i) our board of directors, (ii) our Chairman, (iii) our Chief Executive Officer, (iv) the President, or (iv) stockholders owning a majority of our capital stock issued and outstanding and entitled to vote; and
•our amended and restated certificate of incorporation authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders.
Section 203 of the Delaware General Corporation Law (the “DGCL”) may discourage, delay or prevent a change in control of our Company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock. See “Description of Capital Stock.”
These provisions, alone or together, could discourage, delay or prevent a transaction involving a change in control of our Company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.
Our board of directors is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.
Our amended and restated certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to issue shares of preferred stock, subject to limitations prescribed by applicable law and the provisions of our amended and restated certificate of incorporation. Such shares of preferred stock may be issued in one or more series by filing a certificate pursuant to the DGCL to establish the number of shares to be included in each such series and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The rights and preferences of these additional series of preferred stock may be senior to or on parity with our common stock, which may negatively affect the value of our common stock.
We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
We have never declared or paid any cash dividends on our capital stock. We do not intend to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings to finance our business. The DGCL also imposes requirements that may restrict our ability to pay dividends to holders of our common stock. As a result, stockholders must rely on sales of their shares of common stock after price appreciation as the only way to realize any future gains on their investment. The payment of any future dividends, if any, will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition and capital requirements, business conditions and other factors. In addition, the 2029 Senior Secured Loan Agreement contains restrictions on our ability to pay dividends. See “Dividend Policy.”

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
We currently intend to use the net proceeds from this offering in the manner described in “Use of Proceeds.” However, our board of directors and management has broad discretion in the application and timing of the application, of the net proceeds from this offering, including for working capital and other general corporate purposes, and may spend or invest the net proceeds in ways that do not improve our results of operations or enhance the value of our common stock. As such, we may use net proceeds of this offering in ways that an investor may not consider desirable, if our board of directors and management believe such use would be in our best interest. Our failure to apply these funds effectively could result in financial losses that could harm our business, cause the market price of our stock to decline, and delay the development of our operations. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value, which may negatively impact the market price of our common stock.
We may incur significant additional costs and expenses, including costs and expenses associated with the obligations of being a public company, which will require significant resources and management attention and may divert focus from our business operations, particularly after we are no longer an “emerging growth company.”
Our general administrative expenses, such as legal and accounting expenses related to becoming and being a public company, are expected to increase. As a public company following completion of this offering, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the listing requirements of the NYSE and other applicable securities rules and regulations. As a public company, we will incur significant legal, accounting, insurance and other expenses. Compliance with these rules and regulations will increase our legal and financial compliance costs, and make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.”
Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from successfully implementing our strategic initiatives and improving our business, operating results, financial condition and prospects.
We also expect that being a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified members of our board of directors.
We are evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the end of the fiscal year in which the fifth anniversary of this offering occurs, however, if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have annual gross revenues of $1.235 billion or more in any fiscal year, we would cease to be an emerging growth company as of December 31 of the applicable year. We also would cease to be an emerging growth company if we issue more than $1.0 billion of non-convertible debt securities over a three-year period. For so long as we remain an emerging growth company, we are permitted, and intend, to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not applicable to emerging growth companies. These exemptions include:
•being permitted to provide only two years of audited financial statements in this prospectus, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•being exempt from compliance with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act;
•not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
•reduced disclosure obligations regarding executive compensation; and
•exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting obligations in this prospectus. In particular, in this prospectus, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company.
We cannot predict whether investors will find our common stock less attractive if we rely on certain or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
In addition, the JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we may adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. However, we may adopt certain new or revised accounting standards earlier than may otherwise be required.
General Risk Factors
Climate change and the transition to renewable energy and a net zero economy pose operational, commercial, reputational and regulatory risks.
Climate change may increase the frequency or severity of extreme weather events and other natural disasters, and if we are not adequately resilient to deal with acute climate events, our operations may be impacted. Extreme weather events could also impact the activities of our customers or third-party vendors or suppliers.
The physical commodities and assets underlying certain of our markets may also be impacted by climate change. For example, extreme weather conditions have and may in the future cause volatility in agricultural commodity prices. MIAX Futures, as a market for Hard Red Spring Wheat, futures and options on futures, may therefore be impacted by extreme weather conditions impacting these products.
In addition, the transition to renewable energy and a net zero economy involves changes to consumer and institutional preferences around energy consumption, and the possible failure of our products or services to facilitate the needs of customers during the transition to renewable energy could adversely impact our business and revenues. Changing preferences could also have an adverse impact on the operations or financial condition of our customers, which could result in reduced revenues from those customers. We are also subject to risks relating to new or heightened climate change-related regulations or legislation, which could impact us and our customers and result in increased regulatory, compliance or operational costs.

We are also subject to reputational risks relating to the perception of whether or not we are facilitating a migration away from fossil fuels. For example, our reputation could be damaged as a result of our offering certain products or services associated with causing or exacerbating climate change, or by any decision by us to continue to conduct or change our activities in response to considerations relating to climate change. Management may launch new crypto-related products including futures options. Many forms of crypto-assets rely on mining, which requires a significant amount of electricity and also results in significant electronic waste, as miners are constantly upgrading to new equipment and disposing of old equipment.
The risks associated with climate change and the transition to renewable energy and a net zero economy are continuing to evolve rapidly, and we expect that climate change-related risks may increase over time.
We face reputational, regulatory and financial risks related to our ability to respond to diverse stakeholder expectations and requirements on sustainability-related topics, including in connection with a transition to clean and renewable energy.
A variety of sustainability-related topics, including the transition to clean and renewable energy, involve rapidly changing and diverging expectations from our stakeholders, including customers and institutional investors. Our ability to satisfy the preferences of our stakeholders around these topics (including on energy production and consumption) and the possible failure of our products or services to support the needs and meet the expectations of such stakeholders could adversely impact our business and revenues. Changing market demands and preferences could also have an adverse impact on the operations or financial condition of our customers, which could result in reduced revenues from those customers.
In addition, the uncertainty related to the transition to clean and renewable energy and away from fossil fuels, including regulatory or legislative changes by the U.S. government with regard to energy policy and related subsidies, incentives or penalties, may negatively impact trading on our markets and have an adverse effect on the activities of our customers or third-party vendors, which could negatively impact our revenues. Furthermore, lawmakers in many jurisdictions have proposed or adopted laws, regulations or policies on sustainability-related topics, including climate change and diversity, equity and inclusion, that diverge from, or potentially conflict with, laws in other jurisdictions in which we operate.
Global health crises, pandemics and other health risks could negatively affect our business.
A global health crisis, pandemics, and other health risks, may have significant impacts on economies around the world. Governments, public institutions, and other organizations around the world may take, or reimpose previous, emergency measures to combat potential global health crises, pandemics and other health risks, including vaccination requirements, implementation of travel bans, stay-at-home orders, border closures, and closures of offices, factories, schools, public buildings and businesses. These measures may disrupt the supply chain and may interfere with the ability of our employees, vendors, technology equipment suppliers, data and disaster recovery centers, and other service providers to perform their respective responsibilities and obligations relative to the conduct of our business. Further, impacts to trading behavior due to market disruptions, temporary regulatory measures and other future developments caused by the effects of global health crises, pandemics or other health risks, could impact trading volumes and the demand for our products, market data and services, which could have a material adverse effect on our business, financial condition, operating results and cash flows and could heighten many of the other risks described herein.
If we fail to continue to implement and maintain effective internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports.
As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. We will be required to furnish a report by management on, among other things, the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act at the time of our second annual report on Form 10-K. However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” as defined in the JOBS Act. Accordingly, you will not be able to depend on any attestation concerning our internal controls over financial reporting from our independent registered public accounting firm for the foreseeable future.
We cannot assure you that the measures we have taken to date, and that we are continuing to implement, will be sufficient to maintain effective internal controls over financial reporting. If we fail to continue implementing and maintaining effective internal controls over financial reporting, there could be a reasonable possibility that control deficiencies could result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis.
To achieve compliance with Section 404 within the prescribed period, we have engaged in a process to document and evaluate our internal control over financial reporting, which is time consuming, costly and complicated. In this regard, we will need to continue to dedicate internal resources, including through the hiring of additional financial and accounting personnel, engage outside consultants, maintain a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue to take steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.
If, during our evaluation and testing process, we identify deficiencies in our internal control over financial reporting, our management will be unable to asset that our internal control over financial reporting is effective, our independent registered public accounting firm may conclude that there are material weaknesses or significant deficiencies with respect to our internal controls or the level at which our internal controls are documented, designed, implemented, or reviewed. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the valuation of our common stock could be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, future revenue, business strategies, growth strategies and anticipated trends in our business, are forward-looking statements. In some cases, you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “contemplate,” “continue” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” ”predict,” “project,” “should,” ”target,” or “will,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements include, but are not limited to, statements concerning:
•our future operating and financial performance, ability to generate positive cash flow and to achieve and sustain profitability;
•our competitive position;
•the sufficiency of our existing capital resources to fund our future operating expenses;
•the timing of the introduction of new products;
•the likelihood of success in and impact of litigation;
•our protection or enforcement of our intellectual property rights;
•our expectation with respect to securities, options and future markets and general economic conditions;
•our ability to upgrade our platforms;
•our ability to keep up with rapid technological change;
•the effect of future legislation and regulatory changes on our business; and
•our anticipated use of proceeds from this offering.
The forward-looking statements in this prospectus are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Some factors that could cause actual results to differ include:
•our ability to attract trading volume to our exchanges;
•our ability to maintain order flow from providers following the expiration of our ERPs;
•revenues from our market data fees and access and capacity fees;
•price competition in our industry;
•our dependence on third parties;
•changes in user preferences;

•our ability to attract and retain skilled management and other personnel;
•our ability to minimize the risks, including credit and default risks, associated with operating a clearing house;
•the growth of our business through offering new services and product offerings and acquisitions or strategic alliances;
•our ability to invest in technology and keep up with rapid technological changes affecting our industry;
•the impairment of our goodwill, other intangible assets or investments;
•changes to the regulatory environment and compliance with law and regulations;
•the efficacy of our risk management methods;
•litigation risks and other liabilities;
•our ability to protect our intellectual property rights and avoid violating the intellectual property rights of others; and
•the impact of global economic, political and financial market events or conditions, including regional conflicts and war, on our business.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

MARKET, INDUSTRY AND OTHER DATA
This prospectus contains estimates and information concerning our industry, including market position, market size and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we are responsible for all of the disclosure contained in this prospectus and we believe the information from the industry publications and other third-party sources included in this prospectus is reliable, we have not independently verified the accuracy or completeness of the data contained in such sources. Similarly, while we believe our management estimates to be reasonable, they have not been verified by any independent sources. Forecasts and other forward-looking information with respect to industry are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See the section titled “Special Note Regarding Forward-Looking Statements.” The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

USE OF PROCEEDS
We estimate that the net proceeds to our Company from this offering will be approximately $310.2 million, (or approximately $358.3 million if the underwriters exercise their option to purchase additional shares in full), based on the initial public offering price of $23.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of our selling shares in this offering are to obtain additional capital, to create a public market for our common stock and to facilitate our future access to the public equity markets.
We intend to use a portion of the net proceeds from this offering to repay in full all outstanding indebtedness under our 2029 Senior Secured Loan Agreement, including the related premium. As of June 30, 2025, we had $140 million in borrowings outstanding under the 2029 Senior Secured Loan Agreement, and the 2029 Senior Secured Term Loan bear a stated interest rate of 12.90% per annum and matures on August 21, 2029. The net proceeds from Amendment No. 1 to the 2029 Senior Secured Loan Agreement were used to finance a portion of the consideration for the TISE Acquisition. We intend to use the remaining net proceeds from this offering for working capital and general corporate purposes, including to satisfy tax withholding and remittance obligations in connection with the vesting and net settlement of certain outstanding awards previously granted to our directors, officers, and employees, which will vest in connection with this offering.
We may also use a portion of the net proceeds for acquisitions of, or investments in, businesses or technologies that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments.
Our expected use of net proceeds from this offering represents our current intentions based upon present plans and business conditions. As of the date of this prospectus, we cannot predict with complete certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the actual amounts that we will spend on the uses set forth above.
Our management will have broad discretion over how we use the net proceeds from this offering, and we may find it necessary or advisable to use the net proceeds from this offering for other purposes. Pending the uses described above, we plan to invest the net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We do not intend to pay any dividends in the foreseeable future and currently intend to retain all future earnings to finance our business. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our board of directors and will depend upon such factors as our financial condition, results of operations, contractual requirements, capital requirements, requirements under the DGCL and other factors that our board of directors deems relevant. The 2029 Senior Secured Loan Agreement contains restrictions on our ability to pay dividends.

CAPITALIZATION
The following table summarizes our cash and cash equivalents and capitalization as of June 30, 2025:
•on an actual basis;
•on a pro forma basis, to give effect to (i) the conversion of all outstanding shares of Series B preferred stock into an aggregate of 793,427 shares of our common stock in connection with the completion of this offering; (ii) the conversion of all outstanding shares of our nonvoting common stock into an aggregate of 3,731,573 shares of common stock in connection with the completion of this offering; (iii) the extinguishment of the liability associated with outstanding puttable common stock upon the completion of the offering; (iv) the extinguishment of the liability associated with the puttable warrants issued in connection with the 2029 Senior Secured Term Loan upon completion of this offering; and
•on a pro forma as adjusted basis, to reflect (i) the pro forma items described immediately above, (ii) the sale and issuance by us of 15,000,000 shares of common stock in this offering at the initial offering price of $23.00 per share and after deducting estimated underwriting discounts and commission and estimated offering expenses payable by us, (iii) the repayment of the 2029 Senior Secured Term Loan and the related premium with a portion of the proceeds of this offering, and (iv) the IPO RSA Vest, including our payment of approximately $31.6 million in satisfaction of tax withholding and remittance obligations and the surrender of up to 1,334,414 shares of common stock in connection with the IPO RSA Vest.
You should read the information in this table together with our consolidated financial statements and related notes to those statements included elsewhere in this prospectus, as well as the information set forth under the headings “Use of Proceeds,” “Prospectus Summary — Summary Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of the offering determined at pricing (in thousands, except share and per share amounts):

	As of June 30, 2025
	Actual	Pro Forma	Pro Forma as adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$195,319	$195,319	$299,270
Notes payable	$1,503	$1,503	$1,503
Convertible loans	4,893	4,893	4,893
2029 Senior Secured Term Loan	67,745	67,745	—	(1)
Puttable warrants issued with debt	65,105	—	—
Puttable common stock	77,332	—	—
Convertible Preferred stock, $0.001 par value per share, 25,000,000 shares authorized, 793,427 shares issued and outstanding, actual; 25,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	1	—	—
Common stock, $0.001 par value per share, 400,000,000 shares authorized, 56,607,510 and 56,533,393 non-puttable shares issued and outstanding, respectively, actual; 400,000,000 shares authorized, 64,509,443 and 64,435,326 shares issued and outstanding, respectively, pro forma; and 400,000,000 shares authorized, 78,972,766 and 78,100,912 shares issued and outstanding, respectively, pro forma as adjusted	56	64	78
Nonvoting common stock, $0.001 par value per share, 200,000,000 shares authorized; 3,731,573 shares issued and outstanding, actual; 200,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	4	—	—

	As of June 30, 2025
	Actual	Pro Forma	Pro Forma as adjusted
	(in thousands, except share and per share data)
Common stock in treasury, at cost, 74,117 shares, actual; 74,117 shares, pro forma; and 871,854 shares, pro forma as adjusted	(1,571)	(1,571)	(20,444)
Additional paid-in capital	978,856	1,122,003	1,403,895
Accumulated deficit	(560,203)	(560,916)	(652,253)
Accumulated other comprehensive income, net	1,123	1,123	1,123
Total stockholders’ equity	418,266	560,703	732,399
Total capitalization	$634,844	$634,844	$738,795
__________________
(1)Reflects the payment of the premium of approximately $35 million in connection with the early repayment of the 2029 Senior Secured Term Loan.
Pursuant to the Company’s Amended and Restated Certificate of Incorporation, each share of nonvoting common stock is convertible into one share of common stock at the option of the holder thereof and each share of Series B preferred stock is convertible into one share of common stock at the option of the holder thereof upon the occurrence of certain events, including the completion of this offering. The Company expects to have obtained optional conversion notices requesting conversion of all outstanding shares of nonvoting common stock and Series B preferred stock effective upon the completion of this offering from all holders of such shares in advance of the completion of this offering.
The number of shares of our common stock issued and outstanding, pro forma and pro forma as adjusted, in the table above is based on shares of common stock outstanding (after giving effect to the conversion of all of our shares of Series B preferred stock and nonvoting common stock outstanding as of June 30, 2025 into an aggregate of 4,525,000 shares of our common stock in connection with the completion of this offering), and excludes as of June 30, 2025:
•7,624,351 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2025, at a weighted average exercise price of $21.26 per share;
•925,395 shares of Series B preferred stock issuable upon the exercise of Series B preferred stock options outstanding as of June 30, 2025, at a weighted average exercise price of $12.00 per share, which stock options will be converted into options to purchase common stock in connection with the completion of this offering;
•14,355,665 shares of nonvoting common stock issuable upon the exercise of nonvoting common stock options outstanding as of June 30, 2025, at a weighted average exercise price of $13.89 per share, which stock options will be converted into options to purchase common stock in connection with the completion of this offering;
•18,980,778 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2025, at a weighted average exercise price of $8.71 per share;
•322,840 shares of common stock issuable upon the conversion of convertible promissory notes and accrued and unpaid interest thereon outstanding as of June 30, 2025, at a weighted average conversion price of $16.04 per share; and
•8,250,880 additional shares of common stock reserved for future issuance under our 2022 Equity Incentive Plan, as well as any increases in the number of shares of our common stock reserved for future issuance under our 2022 Equity Incentive Plan.

DILUTION
If you invest in our common stock in this offering, you will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of your shares of common stock. Dilution in pro forma as adjusted net tangible book value represents the difference between the initial price to the public per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately following this offering.
Historical net tangible book value per share represents our total tangible assets less total liabilities, divided by, 56,533,393, the total number of non-puttable shares of outstanding common stock as of June 30, 2025. Our historical net tangible book value as of June 30, 2025 was $100.7 million, or $1.78 per share of our common stock.
Our pro forma net tangible book value as of June 30, 2025 was $211.5 million, or $3.35 per share, based on the total number of shares of our common stock outstanding as of June 30, 2025. Pro forma net tangible book value, before the issuance and sale of shares in this offering, gives effect to (i) the conversion of all outstanding shares of Series B preferred stock into an aggregate of 793,427 shares of our common stock in connection with the completion of this offering; (ii) the conversion of all outstanding shares of our nonvoting common stock into an aggregate of 3,731,573 shares of common stock in connection with the completion of this offering; (iii) the IPO RSA Vest, including our payment of approximately $31.6 million in satisfaction of tax withholding and remittance obligations and the surrender of up to 1,334,414 shares of common stock in connection with the IPO RSA Vest; (iv) the extinguishment of the liability associated with outstanding puttable common stock upon the completion of the offering; and (v) the extinguishment of the liability associated with the puttable warrants issued in connection with the 2029 Senior Secured Term Loan.
After giving effect to (i) the pro forma items described immediately above and (ii) our sale of shares of common stock in this offering at the initial public offering price of $23.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us; our pro forma as adjusted net tangible book value as of June 30, 2025 would have been approximately $521.7 million, or $6.68 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $4.90 per share to existing stockholders and an immediate dilution of $16.32 per share to investors participating in this offering. Dilution per share to new investors participating in this offering is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors.
The following table illustrates this dilution on a per share basis to new investors:

Initial public offering price per share		$23.00
Historical net tangible book value per share as of June 30, 2025	$1.78
Increase per share attributable to the pro forma adjustments described above	1.57
Pro forma net tangible book value per share as of June 30, 2025, before giving effect to this offering	3.35
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	3.33
Pro forma as adjusted net tangible book value per share after giving effect to this offering		6.68
Dilution per share to new investors in this offering		$16.32
If the underwriters exercise in full their option to purchase additional shares of common stock from us in this offering, our pro forma as adjusted net tangible book value after the offering would be $569.8 million or $7.09 per share, representing an immediate increase in pro forma as adjusted net tangible book value per share of $5.31 to existing stockholders and immediate dilution of $15.91 per share to new investors, in each case based on the initial public offering price of $23.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The following table summarizes, on the pro forma as adjusted basis described above as of June 30, 2025, the differences between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by investors participating in this offering at the initial public offering price of $23.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount (in millions)	Percent
Existing stockholders	63,100,912	80.8%	$580.5	62.7%	$9.20
New investors	15,000,000	19.2%	345.0	37.3%	23.00
Total	78,100,912	100.0%	$925.5	100.0%	11.85
The number of shares of our common stock issued and outstanding, pro forma and pro forma as adjusted, in the tables above is based on shares of common stock outstanding (after giving effect to the conversion of all of our shares of Series B preferred stock and nonvoting common stock outstanding as of June 30, 2025 into an aggregate of 4,525,000 shares of our common stock in connection with the completion of this offering), and excludes as of June 30, 2025:
•7,624,351 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2025, at a weighted average exercise price of $21.26 per share;
•925,395 shares of Series B preferred stock issuable upon the exercise of Series B preferred stock options outstanding as of June 30, 2025, at a weighted average exercise price of $12.00 per share, which stock options will be converted into options to purchase common stock in connection with the completion of this offering;
•14,355,665 shares of nonvoting common stock issuable upon the exercise of nonvoting common stock options outstanding as of June 30, 2025, at a weighted average exercise price of $13.89 per share, which stock options will be converted into options to purchase common stock in connection with the completion of this offering;
•18,980,778 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2025, at a weighted average exercise price of $8.71 per share;
•322,840 shares of common stock issuable upon the conversion of convertible promissory notes and accrued and unpaid interest thereon outstanding as of June 30, 2025, at a weighted average conversion price of $16.04 per share; and
•8,250,880 additional shares of common stock reserved for future issuance under our 2022 Equity Incentive Plan, as well as any increases in the number of shares of our common stock reserved for future issuance under our 2022 Equity Incentive Plan.
The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares held by existing stockholders will be reduced to 79.2% of the total number of shares of common stock to be outstanding upon completion of this offering, and the number of shares of common stock held by investors participating in this offering will be further increased to 20.8% of the total number of shares of common stock to be outstanding upon completion of the offering.
Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. New investors will experience further dilution if any of our outstanding options are exercised, new options are issued and exercised under our equity incentive plans or we issue additional shares of common stock, other equity securities or convertible debt securities for lower consideration per share than in this offering in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This section presents management’s perspective on our financial condition and results of operations. The following discussion and analysis is intended to highlight and supplement data and information presented elsewhere in this prospectus, and should be read in conjunction with the sections “Prospectus Summary — Summary Consolidated Financial Data” and our consolidated financial statements and notes thereto appearing at the end of this prospectus. It is also intended to provide you with information that will assist you in understanding our consolidated financial statements, the changes in key items in those consolidated financial statements from year to year, and the primary factors that accounted for those changes. To the extent that this discussion describes prior performance, the descriptions relate only to the periods shown, which may not be indicative of our future financial outcomes. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”
Data as of and for the years ended December 31, 2024, 2023, and 2022 has been derived from our audited consolidated financial statements appearing at the end of this prospectus. Data as of and for the six months ended June 30, 2025 and 2024 has been derived from our unaudited consolidated financial statements appearing at the end of this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. Results for any interim period should not be construed as an inference of what our results would be for any full fiscal year or future period.
Overview
Our Company
We are a technology-driven leader in building and operating regulated financial marketplaces across multiple asset classes and geographies. Our MIAX Exchanges, MIAX Futures and BSX marketplaces are enabled by in-house built, proprietary technology. We believe the speed and performance of our proprietary technology coupled with our fully integrated, award-winning customer service, sets us apart from our competitors.
We operate markets across a diverse number of asset classes including options, futures and cash equities and are developing a portfolio of new products. Our markets include: options through MIAX Options, MIAX Pearl, MIAX Emerald, and MIAX Sapphire; U.S. equities through MIAX Pearl Equities; U.S. futures and options on futures through MIAX Futures, and international listings through BSX and TISE. We also own Dorman Trading, an FCM, which we acquired on October 19, 2022. We also trade Hard Red Spring Wheat futures and options on MIAX Futures. Through MIAX Futures Clearing, we also offer clearing services for U.S. futures and options on futures. In May 2023, we acquired LedgerX LLC d/b/a MIAX Derivatives Exchange (“MIAXdx”).
Dorman Trading Acquisition
On October 19, 2022, we acquired 100% of the equity interests of Dorman Trading, an FCM registered with the CFTC. The acquisition of Dorman Trading enables us to offer additional products and services in futures trade execution, listing and clearing.
LedgerX LLC d/b/a MIAX Derivatives Exchange (“MIAXdx”) Acquisition
On May 19, 2023, we completed the acquisition of MIAXdx from Ledger Holdings Inc. in connection with the bankruptcy proceedings of FTX and its affiliated debtors. The acquisition of MIAXdx provides us with a second venue in the U.S. futures market, positioning MIAX as a multi-asset exchange operator across multiple venues not only in options and equities but in futures as well.
2029 Senior Secured Term Loan
On August 21, 2024, we entered into a five year loan agreement (the “2029 Senior Secured Term Loan”) for an aggregate principal amount of $100 million at a stated interest rate of 12.90% per annum payable quarterly. We received net proceeds of $95 million after deducting upfront fees. Prior to the second anniversary of the loan, the lenders may, if mutually agreed with MIH, make additional term loans to the Company, initially in an aggregate amount of up to $100 million. The 2029 Senior Secured Term Loan matures on August 21, 2029. We issued to the lenders warrants to purchase up to 2,277,338 and 1,518,226 shares of common stock with an exercise price equal to $7.15 and $8.55 per share, respectively, with an expiration date of August 21, 2032. On June 13, 2025, we entered into an amendment to the 2029 Senior Secured Term Loan pursuant to which the lenders agreed to provide an incremental term loan to us in the aggregate principal amount of $40 million on substantially the same terms as the 2029 Senior Secured Term Loan. The incremental term loan bears interest at a rate of 12.90% per annum, is payable in cash and matures in August 2029. A portion of the proceeds from the incremental term loan was used to fund the purchase price of the TISE Acquisition described below. In connection with the incremental term loan, we pledged to the lenders all of our equity interests in our wholly-owned subsidiary MIH East. See “Contractual Obligations — 2029 Senior Secured Loan Agreement” for additional information.
Pyth Tokens Unlocking
In 2021, BSX entered into agreements with a wholly owned subsidiary of Pyth Data Foundation (“Pyth”) to create a data feed and begin publishing limited derived equities market data for certain symbols from MIAX Pearl Equities on the Pyth Network, a decentralized financial market data distribution platform for aggregated data. In exchange, Pyth granted BSX Pyth tokens which became inaccessible in 2022 resulting in an impairment of those assets. During 2023, pursuant to a replacement token agreement, BSX received 500 million replacement Pyth tokens which were locked and restricted from trading with a four year unlock schedule commencing on May 20, 2024. The Company also received an additional 0.8 million locked reward Pyth tokens, which will be unlocked at various times during 2025 through 2028. While the Pyth tokens are locked they are not in the control or possession of BSX, cannot be traded by BSX, and are held by another entity. The Pyth tokens unlock on the schedule based on the agreement under which they were issued, and do not require any further performance by BSX in order to receive the Pyth tokens as they unlock.
On May 20, 2024, the first 125 million Pyth tokens were unlocked by Pyth. During the quarter ended June 30, 2024, BSX sold the 125 million tokens for $52.6 million, net of expenses incurred. The net proceeds from the token sale were recorded as a gain on sale of intangible asset in non-operating (expense) income on the consolidated statement of operations. On May 20, 2025, another 125 million Pyth tokens were unlocked by Pyth and subsequently sold by the Company during the second quarter of 2025 for $16.2 million, net of related expenses. The remaining 250 million locked tokens will be distributed to BSX by the Pyth Network at the time of unlocking and are expected to be unlocked at a rate of 125 million tokens each on May 20, 2026 and May 20, 2027. This right to receive Pyth tokens meets the definition of a derivative as an active market was established for these tokens in the second quarter of 2024 and are therefore recognized at fair value at each reporting date and recorded in derivative assets (current and noncurrent) in the consolidated balance sheets with the changes in the fair value recognized in non-operating (expense) income on the consolidated statements of operations. As of June 30, 2025, the fair value of derivative assets associated with the 250 million locked Pyth tokens amounted to $19.0 million.
TISE Acquisition
On June 5, 2025, MIH, via its wholly-owned subsidiary MIH East Holdings, Limited (“MIH East”) acquired the entire issued and to be issued ordinary share capital of The International Stock Exchange Group Limited (“TISE”) not already owned by MIH East (“TISE Acquisition”). Prior to the TISE acquisition, MIH East owned 29.46% of the issued ordinary share capital in TISE. The total cash consideration paid for the TISE Acquisition was approximately £51.5 million ($69.7 million).
TISEG, via its subsidiary, TISEA provides financial markets and securities services to public and private companies. TISEA operates an investment exchange known as The International Stock Exchange (“TISE”). Headquartered in Guernsey, TISE’s Qualified Investor Bond Market (“QIBM”) is a leading market in Europe for listing high yield bonds, private equity debt and has a growing reputation for securitization transactions. TISE also has a pool of investment funds, a significant share of the market for listed UK Real Estate Investment Trusts (“REITs”) and hosts a sustainable finance segment, TISE Sustainable.

Our Business Model
Business Segments
We report four business segments: Options, Equities, Futures, and International. Segment performance is primarily based on revenues less cost of revenues, operating income and adjusted EBITDA. We have aggregated all of our corporate costs and eliminations, as well as other business ventures, within Corporate and Other; however, operating expenses that relate to activities of a specific segment have been allocated to that segment.
Management allocates resources, assesses performance and manages our business according to these four business segments:
Options. The Options segment includes our business operations relating to listed options on the stocks of individual equities (“equity options”) and options on exchange-traded products (“ETPs”), such as ETFs, which are “multi-listed” options and listed on a non-exclusive basis. These options trade on MIAX Options, MIAX Pearl, MIAX Emerald and MIAX Sapphire, which are all U.S. national security exchanges. MIAX also offers options on market indexes (“index options”). The Options segment also includes applicable market data revenue generated from OPRA, the licensing of proprietary options market data, index licensing and access services.
Equities. The Equities segment includes our business operations relating to listed U.S. equities and ETP transaction services that occur on MIAX Pearl. The Equities segment also includes applicable market data revenue generated from the Consolidated Tape Plans, the licensing of proprietary equities market data, routing services and access services.
Futures. The Futures segment includes our business operations relating to futures transaction services provided by our futures exchange and clearing house, MIAX Futures. These services include offerings for trading and clearing of futures products, the licensing of proprietary market data, listings fees, as well as access services. In October 2022, we acquired Dorman Trading, a full-service FCM registered with the CFTC, which is included within the Futures segment. In May 2023, we acquired MIAXdx, a futures exchange, clearing house, and swaps execution facility registered with the CFTC, which is also included within the Futures segment.
International. The International segment includes listing services for capital market instruments such as equities, debt issues, funds, hedge funds, derivative warrants and insurance linked securities provided by BSX and listing of high yield bonds and private equity debt by TISE.
Key Factors Driving Our Performance
In broad terms, our business performance is impacted by several drivers, including macroeconomic events affecting the risk and return of financial assets, investor sentiment, the regulatory environment for capital markets, geopolitical events, tax policies, central bank policies and changing technology, particularly in the financial services industry. We believe our future revenues and net income will continue to be influenced by a number of trends, including:
•trading volumes in listed equity options; trading volumes in listed futures; volumes in listed equity securities and ETFs;
•our ability to continue expanding market share in listed equity options, listed futures, and listed equity securities and ETFs;
•the demand for and pricing structure of the U.S. tape plan market data distributed by the Securities Information Processors (“SIPs”) and the market data distributed by OPRA which determine the pool size of the industry market data revenue we receive based on a known formula using trading and/or quoting activity, as required by Regulation NMS;
•consolidation and expansion of our customers and competitors in the industry;

•the demand for information about, or access to, our markets, which is dependent on the products we trade, our importance as a liquidity center and the quality and pricing of our data and access services;
•continuing pressure in transaction fee pricing due to intense competition;
•inverted pricing, where liquidity payments exceed transaction revenues, implemented to attract volume in listed equity securities and ETFs and volumes on our proprietary products;
•regulatory changes relating to market structure and increased capital requirements and those which affect certain types of instruments, transactions, pricing structures, capital market participants or reporting or compliance requirements; and
•significant structural, political and monetary issues as well as macroeconomic effects of global events, such as health crisis and pandemics and geopolitical issues such as regional conflicts or war which have resulted and may continue to result in an increased or subdued level of market volatility, changes in trading volumes and greater market uncertainty.
Key Components of Our Results of Operations
Revenues
Transaction and Clearing Fees
Transaction fees represent fees we charge to our exchange member firms, as customers, for the performance obligation of executing a trade on our exchanges and comprise the majority of our revenues. These fees can be variable based on trade volume tiered discounts; however, as all tiered discounts are calculated monthly, the actual discount is recorded on a monthly basis in accordance with our published fee schedules. Transaction fees also include Dorman Trading’s sales and brokerage commissions generated by customers trading activity on options and futures. Transaction fees are recognized across all operating segments and are recorded as transactions occur on a trade-date basis. Clearing fees, which include settlement fees, are charged by us for transactions cleared by MIAX Futures, Dorman Trading and BSX. Clearing fees can be variable based on cleared volume tiered discounts; however, as all tiered discounts are calculated monthly, the actual discount is recorded and billed on a monthly basis in accordance with our published fee schedules. Clearing fees are recognized in the Futures segment for MIAX Futures and Dorman Trading and in the International segment for BSX, and are recorded as transactions are cleared.
In the event that a customer prepays for transaction fees, revenue is recognized as transactions occur. Tiered discounts are offered to customers based on the amount of trades that are executed on our exchanges. As these are volume driven, they reduce the transaction price and are recorded net in transaction fees. Liquidity payments are paid for certain customer transactions are accounted for as consideration payable to a customer and are recorded separately as cost of revenues.
Transaction and clearing fees also result in regulatory fees. Regulatory fees include the options regulatory fee (“ORF”) and Section 31 fees. ORF is in place to fund our regulatory oversight function of the exchange marketplace and is determined based on the number of customer contracts and cannot be used for non-regulatory purposes. Section 31 fees are transaction fees charged by the SEC to the exchanges. The Section 31 fees charged to customers are based on the fee set by the SEC per notional value of transactions executed on our securities markets and are calculated and billed monthly. The Section 31 fee collected by us is ultimately payable to the SEC, and therefore we record a corresponding cost of revenues.
Access Fees
Access fees include fees assessed for allowing customers, which include exchange member firms and non-member firms, to connect their networks to one of our exchanges for a specified period of time. Fees for these services are assessed to customers for the opportunity to trade as member firms, or in the case of non-member firms to provide these services to member firms, and use other related functions of the exchanges. Access fees are billed monthly in accordance with our published fee schedules and are recognized during the period the service is provided, which is generally one month. Access fees are recognized across all operating segments.

Market Data Fees
We charge market data fees for making market data available to customers either through direct subscriptions or through our participation in U.S. Tape Plans. Market data revenue includes distributions from the U.S. Tape Plans, which is distributed based upon each individual exchange’s market share of U.S. volume, trades, and/or quotes. Market data revenue also includes market data revenue earned from the sale of proprietary market data directly to the customer on a subscription basis. Market data revenue is recognized in the period the data is provided. U.S. Tape Plan market data is recognized in the Options and Equities segments. Proprietary market data fees are recognized across all segments.
Other Revenue
Other revenue primarily includes initial and annual listing fees from TISE, BSX, and MIAX Futures listings, office rental income and interest income from MIAX Futures and Dorman Trading clearing operations.
Concentration of Revenue
The following tables summarize each customer’s revenue concentration as a percentage of the Company’s total revenues during the six months ended June 30, 2025 and 2024, and the years ended December 31, 2024, 2023, and 2022:

	Six Months Ended
	June 30,
	2025	2024
Customer 1	14%	16%
Customer 2	19%	15%
Customer 3	12%	12%

	Year Ended December 31,
	2024	2023	2022
Customer 1	15%	16%	17%
Customer 2	16%	16%	21%
Customer 3	12%	11%	12%
While the Company has historically had certain recurring customers, no customer is contractually or otherwise obligated to continue to use our services and therefore there is no assurance that recurring customers or revenues will continue in future periods.
Cost of Revenues
Liquidity Payments
Liquidity payments are directly correlated to the volume of securities traded on our markets. We record liquidity payments paid to market participants providing liquidity and/or order flow as cost of revenues and consider them to be a distinct service. In certain instances, including for new segments and proprietary products, liquidity payments exceed transaction fees resulting in inverted pricing. In our Equities segment, we currently offer liquidity payments higher than transaction fees to attract order flow that might otherwise trade on other exchanges.
For certain new products in our Futures segment, we currently waive certain transaction fees and provide liquidity payments to attract volumes from competing proprietary products offered on other exchanges. Additionally, in our Futures segment through Dorman Trading, we record liquidity payments to introducing brokers.

Brokerage, Clearing and Exchange Fees
Various rules require that U.S. options and equities trade executions occur at the National Best Bid/Offer (“NBBO”) displayed by any exchange. Linkage order routing consists of the cost incurred to provide a service whereby our equities and options exchanges deliver orders to other execution venues when there is a potential for obtaining a better execution price or when instructed to directly route an order to another venue by the order provider. The service affords exchange order flow providers an opportunity to obtain the best available execution price and may also result in cost benefits to those clients. Such an offering improves our competitive position and provides an opportunity to attract orders which would otherwise bypass our exchanges. We utilize third-party brokers to facilitate such delivery. Additionally, within brokerage, clearing and exchange fees are costs incurred by MIAX Futures for futures trades executed on CME Globex. Brokerage, clearing and exchange fees also include fees incurred by Dorman Trading for clearing and settlement services paid to executing brokers, exchanges, clearing organizations and banks.
Section 31 Fees
Exchanges under the authority of the SEC (MIAX Options, MIAX Pearl, MIAX Emerald and MIAX Sapphire) are assessed fees pursuant to the Exchange Act designed to recover the costs to the U.S. government of supervision and regulation of securities markets and securities professionals. We treat these fees as a pass-through charge to customers executing eligible listed equities and listed equity options trades. Accordingly, we recognize the amount that we are charged under Section 31 as a cost of revenues and the corresponding amount that we charge our customers as transaction fees revenue. Since the regulatory transaction fees recorded in revenues are equal to the Section 31 fees recorded in cost of revenues, there is no impact on our operating income.
Equity Rights Program
We incur expenses for certain share-based payment awards as part of our ERPs. Under these programs, we record the fair value of the number of shares that vest in a period as a cost of revenues. The vesting period for the last share-based payment, related to ERP V, commenced January 1, 2021 and ended June 30, 2024. No warrant expense was recognized thereafter.
In 2023, a customer that accounted for a significant amount of the Company's total revenue at 16% earned 6% of the ERP V warrants.
Revenues generated during the years ended December 31, 2024, 2023, and 2022, and six months ended June 30, 2024 exceeded the costs incurred with respect to ERP V participants. However, revenues less cost of revenues in the Equities segment for the six months ended June 30, 2024, and years ended December 31, 2023 and 2022 were negative $1.7 million, negative $8.4 million, and negative $6.3 million, respectively. See “Segment Operating Results — Equities” for additional information.
Other Cost of Revenues
Other cost of revenues include interest paid to customers generated from customer funds deposited with Dorman Trading to satisfy margin requirements held by third-party banks or on deposit with or pledged to clearing organizations or other FCMs, as well as the investment of customer funds in allowable securities, primarily U.S. Treasury obligations. Beginning in October 2023, MIAX Futures began paying interest to clearing members from member funds deposited with MIAX Futures as clearinghouse performance bonds and guarantee funds. Also included with other cost of revenues are third-party trading platform fees which are recharged to customers. These costs are incurred in our Futures segment by Dorman Trading.
Operating Expenses
Compensation and Benefits
Compensation and benefits represent our largest expense category and tend to be driven by our staffing requirements, financial performance and the general dynamics of the employment market. Stock-based compensation is a non-cash expense related to equity awards. Stock-based compensation can vary depending on the quantity and fair value of the award on the date of grant and the related service period. Certain outstanding equity awards will vest or have vesting accelerated upon an initial public offering of the Company, including this offering. As a public company, we expect general and administrative and professional costs to increase as we satisfy our obligations under the U.S. securities laws and comply with the Sarbanes-Oxley Act, among others. The increases could include, but are not limited to, an increase in staffing levels to provide support in meeting the operational and regulatory requirements of a public company, additional professional fees paid to external auditors, consultants and outside counsels, additional executive risk insurance costs and fees paid to a third-party institution to provide transfer agency services for the maintenance of stockholder records.
Information Technology and Communications
Information technology and communications consists primarily of costs related to hosted data centers, maintenance and support of computer equipment and software, circuits supporting our wide area network and fees paid to information vendors for market data.
Depreciation and Amortization
Depreciation and amortization expense results from the depreciation of long-lived assets purchased, the amortization of purchased and internally developed software and the amortization of intangible assets.
Occupancy
Occupancy costs primarily consist of expenses related to owned and leased properties including rent, maintenance, utilities and real estate taxes.
Professional Fees and Outside Services
Professional fees and outside services consist primarily of consulting services, which include supplemental staff activities primarily related to legal, technology support, regulatory, audit and tax advisory services.
Marketing and Business Development
Marketing and business development includes marketing programs for new products, branding, promotions and corporate events.
Acquisition-Related Costs
Acquisition-related costs relate to the 2022 acquisition of Dorman Trading, the 2023 acquisition of MIAXdx, and the 2025 TISE Acquisition. The acquisition-related costs include fees for investment banking advisors, lawyers, accountants, tax advisors, and other external costs directly related to the acquisitions.
General, Administrative, and Other Expenses
General, administrative, and other expenses represent all other costs necessary to support our operations including travel and entertainment, Board fees and commercial insurance.
Non-Operating Income (Expense)
Income and expenses incurred through activities outside of our core operations are considered non-operating and are classified as other income (expense). These activities primarily include the change in fair value of puttable common stock, change in fair value of puttable warrants issued with debt, interest expense related to outstanding debt facilities, interest earned on the investing of excess cash, consideration paid for termination of put liability, gains or impairment losses from our minority interest investments in privately held companies, unrealized gains and losses on derivative assets (right to receive Pyth tokens), and gains and losses on intangible assets.

Results of Operations
The following are summaries of changes in financial performance and include certain non-GAAP financial measures. Management uses these non-GAAP measures internally in conjunction with GAAP measures to help evaluate our performance and to help make financial and operational decisions. These non-GAAP financial measures assist management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items management believes do not reflect our underlying operations.
We believe our presentation of these measures provides investors with greater transparency into financial measures used by management and is useful to investors for period-to-period comparisons of our ongoing operating performance.
These non-GAAP financial measures are not presented in accordance with, or as an alternative to, GAAP financial measures and may be calculated differently from non-GAAP measures used by other companies, which reduces their usefulness as comparative measures. We encourage analysts, investors and other interested parties to use these non-GAAP measures as supplemental information to the GAAP financial measures included herein, including our consolidated financial statements, to enhance their analysis and understanding of our performance and in making comparisons. See the footnotes below for definitions, additional information and reconciliations to the closest GAAP measure.

Comparison of the Six Months Ended June 30, 2025 and 2024
Overview
The following summarizes changes in financial performance for the six months ended June 30, 2025, compared to the six months ended June 30, 2024 (in thousands, except share, per share amounts and percentages):

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
	2025	2024
Total revenues	$654,861	$539,520	$115,341	21.4%
Total cost of revenues	458,315	415,139	43,176	10.4%
Revenues less cost of revenues	196,546	124,381	72,165	58.0%
Total operating expenses	146,962	133,205	13,757	10.3%
Operating income (loss)	49,584	(8,824)	58,408	*
Income before income tax provision	3,445	103,462	(100,017)	(96.7%)
Income tax expense	(1,338)	(1,162)	(176)	*
Net income	2,107	102,300	(100,193)	(97.9%)
Net loss attributable to non-controlling interest	—	(136)	136	*
Net income attributable to Miami International Holdings, Inc.	$2,107	$102,436	$(100,329)	(97.9%)
Basic earnings per share	$0.03	$1.73	$(1.70)	(98.3%)
Diluted earnings per share	$0.03	$1.38	$(1.35)	(97.8%)
Adjusted revenues less cost of revenues(1)	$196,546	$126,356	$70,190	55.5%
EBITDA(2)	$23,172	$120,848	$(97,676)	(80.8)%
EBITDA margin(3)	11.8%	97.2%	(85.4) pts	(87.9)%
Adjusted EBITDA(2)	$88,918	$34,054	$54,864	161.1%
Adjusted EBITDA margin(3)	45.2%	27.0%	18.2 pts	67.4%
Adjusted earnings(4)	$67,786	$17,069	$50,717	297.1%
Adjusted earnings margin(4)	34.5%	13.5%	21.0 pts	155.6%
Adjusted diluted earnings per share(4)	$0.87	$0.25	$0.62	248.0%
Basic weighted average shares outstanding	64,249,928	59,078,365	5,171,563	8.8%
Diluted weighted average shares outstanding	77,952,959	75,249,414	2,703,545	3.6%
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*Not meaningful
(1)Adjusted revenues less cost of revenues is defined as revenues less cost of revenues excluding the cost of the equity rights program. Adjusted revenues less cost of revenues does not represent, and should not be considered as an alternative to, revenues less cost of revenues as determined in accordance with GAAP. We have presented revenues less cost of revenues and adjusted revenues less cost of revenues because we consider them important supplemental measures of our performance. In addition, we use adjusted revenues less cost of revenues as a measure of operating performance for preparation of our forecasts. Other companies may calculate revenues less cost of revenues and adjusted revenues less cost of revenues differently than we do. Revenues less cost of revenues and adjusted revenues less cost of revenues have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.
(2)EBITDA is defined as income before interest expense and amortization of debt discount costs, interest income, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before share based compensation, investment gain/loss, litigation costs, acquisition-related costs, change in fair value of puttable warrants issued with debt, change in fair value of puttable common stock, settlement fee, impairment charges, gain/loss on on intangible asset, settlement of induced conversion expense in common stock, and unrealized gain/loss on derivative assets. EBITDA and adjusted EBITDA do not represent, and should not be considered as, alternatives to net income as determined in accordance with GAAP. We have presented EBITDA and adjusted EBITDA because we consider them important supplemental measures of our performance. In addition, we use adjusted EBITDA as a measure of operating performance for preparation of our forecasts. Other companies may calculate EBITDA and adjusted EBITDA differently than we do. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.
(3)EBITDA margin represents EBITDA divided by revenues less cost of revenues. Adjusted EBITDA margin represents adjusted EBITDA divided by adjusted revenues less cost of revenues.

(4)Adjusted earnings is defined as net income (loss) adjusted for share based compensation, investment gain/loss, litigation costs, acquisition-related costs, change in fair value of puttable warrants issued with debt, change in fair value of puttable common stock, settlement fee, impairment charges, gain/loss on intangible asset, settlement of induced conversion expense in common stock, and unrealized gain/loss on derivative assets, net of the income tax effects of these adjustments. Adjusted earnings margin represents adjusted earnings divided by adjusted revenues less cost of revenues. Adjusted diluted earnings per share represents adjusted earnings divided by diluted weighted average shares outstanding (where the numerator is adjusted for any income or loss associated with potentially dilutive securities). Adjusted earnings does not represent, and should not be considered as, alternatives to net income as determined in accordance with GAAP. We have presented adjusted earnings because we consider this an important supplemental measure of our performance. In addition, we use adjusted earnings as a measure of operating performance for preparation of our forecasts. Other companies may calculate adjusted earnings differently than we do. Adjusted earnings has limitations as an analytical tool, and you should not consider it in isolation or as substitute for analysis of our results as reported under GAAP.

The following sets forth our results of operations by segment (in thousands):

	Six Months Ended June 30,
	2025
	Options	Equities	Futures	International	Corporate / Other	Total
Revenues:
Transaction and clearing fees	$466,924	$68,646	$39,760	$113	$—	$575,443
Access fees	42,592	7,154	476	81	(114)	50,189
Market data fees	13,076	4,638	2,036	160	(15)	19,895
Other revenue	261	—	5,642	2,763	668	9,334
Total revenues	522,853	80,438	47,914	3,117	539	654,861
Cost of revenues:
Liquidity payments	324,567	58,845	6,285	—	—	389,697
Brokerage, clearing, and exchange fees	2,119	524	28,292	—	—	30,935
Section 31 fees	22,178	13,047	—	—	—	35,225
Other cost of revenues(1)	—	—	2,458	—	—	2,458
Total cost of revenues	348,864	72,416	37,035	—	—	458,315
Revenues less cost of revenues	173,989	8,022	10,879	3,117	539	196,546
Operating expenses:
Compensation and benefits	35,074	6,639	23,309	2,612	10,347	77,981
Information technology and communication costs	7,145	3,300	4,490	1,013	451	16,399
Depreciation and amortization	6,467	3,040	1,963	603	1,035	13,108
Occupancy costs	2,563	308	1,020	427	1,132	5,450
Professional fees and outside services	8,249	1,020	1,464	576	8,043	19,352
Marketing and business development	323	117	485	104	289	1,318
Acquisition-related costs	—	—	—	—	2,901	2,901
General, administrative, and other	4,392	706	2,222	387	2,746	10,453
Total operating expenses	64,213	15,130	34,953	5,722	26,944	146,962
Operating income / (loss)	109,776	(7,108)	(24,074)	(2,605)	(26,405)	49,584
Non-operating (expense) income:
Change in fair value of puttable common stock	—	—	—	—	(1,891)	(1,891)
Change in fair value of puttable warrants issued with debt	—	—	—	—	(917)	(917)
Interest income	766	—	392	20	1,535	2,713
Interest expense and amortization of debt issuance costs	—	—	(70)	—	(9,262)	(9,332)
Loss on sale of intangible asset	—	—	—	(2,054)	—	(2,054)
Unrealized loss on derivative assets	—	—	—	(47,018)	—	(47,018)
Other, net	(1)	—	2,244	(62)	10,179	12,360
Income (loss) before income tax provision	110,541	(7,108)	(21,508)	(51,719)	(26,761)	3,445
Income tax expense	—	—	—	(77)	(1,261)	(1,338)
Net income (loss) attributable to Miami International Holdings, Inc.	$110,541	$(7,108)	$(21,508)	$(51,796)	$(28,022)	$2,107
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(1)Includes $0.7 million related to access fees, $0.5 million related to market data fees, and $1.3 million related to other revenue.

	Six Months Ended June 30,
	2024
	Options	Equities	Futures	International	Corporate / Other	Total
Revenues:
Transaction and clearing fees	$352,734	$80,104	$38,633	$115	$—	$471,586
Access fees	37,324	6,670	345	72	(114)	44,297
Market data fees	9,007	4,573	1,881	213	(9)	15,665
Other revenue	48	—	5,985	1,254	685	7,972
Total revenues	399,113	91,347	46,844	1,654	562	539,520
Cost of revenues:
Liquidity payments	272,928	81,245	3,429	—	—	357,602
Brokerage, clearing, and exchange fees	2,181	487	30,735	—	—	33,403
Section 31 fees	10,509	9,358	—	—	—	19,867
Equity rights program	—	1,975	—	—	—	1,975
Other cost of revenues(1)	—	—	2,292	—	—	2,292
Total cost of revenues	285,618	93,065	36,456	—	—	415,139
Revenues less cost of revenues	113,495	(1,718)	10,388	1,654	562	124,381
Operating expenses:
Compensation and benefits	27,307	6,248	22,113	4,338	9,371	69,377
Information technology and communication costs	5,678	2,751	4,503	1,047	213	14,192
Depreciation and amortization	5,281	2,915	1,474	281	1,111	11,062
Occupancy costs	2,097	350	735	449	1,066	4,697
Professional fees and outside services	9,242	1,089	2,721	465	8,488	22,005
Marketing and business development	463	17	222	93	740	1,535
Acquisition-related costs	—	—	—	—	—	—
General, administrative, and other	3,369	768	2,020	354	3,826	10,337
Total operating expenses	53,437	14,138	33,788	7,027	24,815	133,205
Operating income / (loss)	60,058	(15,856)	(23,400)	(5,373)	(24,253)	(8,824)
Non-operating (expense) income:
Change in fair value of puttable common stock	—	—	—	—	(1,358)	(1,358)
Interest income	540	—	463	—	134	1,137
Interest expense and amortization of debt issuance costs	—	—	(46)	—	(7,279)	(7,325)
Gain on sale of intangible asset	—	—	—	52,604	—	52,604
Unrealized gain on derivative assets	—	—	—	66,674	—	66,674
Other, net	—	—	(286)	—	840	554
Income (loss) before income tax provision	60,598	(15,856)	(23,269)	113,905	(31,916)	103,462
Income tax benefit	—	—	2,189	—	(3,351)	(1,162)
Net income (loss)	60,598	(15,856)	(21,080)	113,905	(35,267)	102,300
Net loss attributable to non-controlling interest	—	—	—	—	(136)	(136)
Net income (loss) attributable to Miami International Holdings, Inc.	$60,598	$(15,856)	$(21,080)	$113,905	$(35,131)	$102,436
__________________
(1)Includes $0.4 million related to access fees, $0.3 million related to market data fees, and $1.5 million related to other revenue.

The following is a reconciliation of revenues less cost of revenues to adjusted revenues less cost of revenues (in thousands):

	Six Months Ended June 30, 2025
	Options	Equities	Futures	International	Corporate / Other	Total
Revenues less cost of revenues	$173,989	$8,022	$10,879	$3,117	$539	$196,546
Equity rights program	—	—	—	—	—	—
Adjusted revenues less cost of revenues(1)	$173,989	$8,022	$10,879	$3,117	$539	$196,546

	Six Months Ended June 30, 2024
	Options	Equities	Futures	International	Corporate / Other	Total
Revenues less cost of revenues	$113,495	$(1,718)	$10,388	$1,654	$562	$124,381
Equity rights program	—	1,975	—	—	—	1,975
Adjusted revenues less cost of revenues(1)	$113,495	$257	$10,388	$1,654	$562	$126,356
__________________
(1)Adjusted revenues less cost of revenues is defined as total revenues less cost of revenues excluding the cost of the ERP.
The following is a reconciliation of net income (loss) allocated to common stockholders to EBITDA and adjusted EBITDA (in thousands):

	Six Months Ended June 30, 2025
	Options	Equities	Futures	International	Corporate / Other	Total
Net income (loss) allocated to common shareholders	$110,541	$(7,108)	$(21,508)	$(51,796)	$(28,022)	$2,107
Interest expense and amortization of debt issuance costs	—	—	70	—	9,262	9,332
Interest income	(766)	—	(392)	(20)	(1,535)	(2,713)
Income tax expense	—	—	—	77	1,261	1,338
Depreciation and amortization	6,467	3,040	1,963	603	1,035	13,108
EBITDA	116,242	(4,068)	(19,867)	(51,136)	(17,999)	23,172
Share based compensation(1)	7,584	1,433	5,585	466	3,841	18,909
Investment gain(2)	—	—	(1,909)	—	(8,650)	(10,559)
Litigation costs(3)	1,407	—	—	—	469	1,876
Impairment charges(4)	—	—	—	—	739	739
Acquisition-related costs(5)	—	—	—	—	2,901	2,901
Change in fair value of puttable warrants issued with debt(6)	—	—	—	—	917	917
Change in fair value of puttable common stock(7)	—	—	—	—	1,891	1,891
Loss on intangible asset(8)	—	—	—	2,054	—	2,054
Unrealized loss on derivative assets(9)	—	—	—	47,018	—	47,018
Adjusted EBITDA	$125,233	$(2,635)	$(16,191)	$(1,598)	$(15,891)	$88,918

__________________
(1)Share based compensation represents expenses associated with stock options of $5.6 million, restricted stock awards of $12.6 million, and warrants of $0.7 million that have been granted to employees, directors and service providers. The 2025 expense of $18.9 million is made up of $16.9 million to employees within compensation and benefits, $1.2 million to service providers within professional fees and outside services, and $0.7 million to directors within general, administrative, and other.
(2)Investment gain of $10.6 million represents unrealized gain of $8.6 million from the TISE acquisition, and $1.9 million of unrealized gain on available for sale marketable securities.
(3)Litigation costs are associated with ongoing litigation related to the Nasdaq matter, see “Business — Legal Proceedings — Nasdaq Matter.”
(4)Impairment charges of $0.7 million related to owned land and building impairments.
(5)Relates to the TISE Acquisition.
(6)The change in fair value of warrants issued with debt represents the change in fair value of outstanding puttable warrants issued in connection with the issuance of the 2029 Senior Secured Term Loan.
(7)The change in fair value of puttable common stock represents the change in fair value of outstanding puttable common stock issued in connection with the Company’s ERPs I and II that have an associated put right which requires the Company to repurchase a certain percentage of the fair market value of the award upon exercise.
(8)Represents the realized loss on the second tranche of the 125 million Pyth tokens that were unlocked in the second quarter of 2025 by the Pyth Network and sold by BSX during the second quarter of 2025.
(9)Represents the unrealized loss on 250 million Pyth tokens that remain locked by the Pyth Network.

	Six Months Ended June 30, 2024
	Options	Equities	Futures	International	Corporate / Other	Total
Net income (loss) allocated to common shareholders	$60,598	$(15,856)	$(21,080)	$113,905	$(35,131)	$102,436
Interest expense and amortization of debt issuance costs	—	—	46	—	7,279	7,325
Interest income	(540)	—	(463)	—	(134)	(1,137)
Income tax expense (benefit)	—	—	(2,189)	—	3,351	1,162
Depreciation and amortization	5,281	2,915	1,474	281	1,111	11,062
EBITDA	65,339	(12,941)	(22,212)	114,186	(23,524)	120,848
Share based compensation(1)	7,957	4,004	5,002	1,200	3,541	21,704
Investment loss(2)	—	—	616	—	—	616
Litigation costs(3)	3,518	—	—	—	1,173	4,691
Change in fair value of puttable common stock(4)	—	—	—	—	1,358	1,358
Settlement fee(5)	—	—	—	—	2,750	2,750
Settlement of induced conversion expense in common stock(6)	—	—	—	—	1,365	1,365
Gain on intangible asset(7)	—	—	—	(52,604)	—	(52,604)
Unrealized gain on derivative assets(8)	—	—	—	(66,674)	—	(66,674)
Adjusted EBITDA	$76,814	$(8,937)	$(16,594)	$(3,892)	$(13,337)	$34,054
__________________
(1)Share based compensation represents expenses associated with stock options of $5.3 million, restricted stock awards of $13.8 million and warrants of $0.7 million that have been granted to employees, directors and service providers as well as the expense associated with the equity rights program of $2.0 million. The 2024 expense of $21.7 million is made up of $17.8 million to employees within compensation and benefits, $1.0 million to service providers within professional fees and outside services, $0.8 million to directors within general, administrative, and other, and $2.0 million in equity rights program cost of revenues.
(2)Investment loss of $0.6 million represents an unrealized loss on available for sale marketable securities.
(3)Litigation costs are associated with ongoing litigation related to the Nasdaq matter, see “Business — Legal Proceedings — Nasdaq Matter.”
(4)The change in fair value of puttable common stock represents the change in fair value of outstanding puttable common stock issued in connection with the Company’s ERPs I and II that have an associated put right which requires the Company to repurchase a certain percentage of the fair market value of the award upon exercise.
(5)The Company recognized expense of $2.8 million related to an estimated settlement fee for the repayment of its Prior Loan Agreement.
(6)Represents the fair value of common stock issued to convertible loan holders in excess of the consideration issuable under the original term loan agreements, offered as an inducement to convert prior to maturity.

(7)Represents the realized gain on 125 million Pyth tokens that were unlocked by the Pyth Network and sold by BSX during the second quarter of 2024. BSX sold these tokens for $52.6 million, net of expenses incurred.
(8)Represents the unrealized gain on 375 million Pyth tokens that remain locked by the Pyth Network as of June 30, 2024. These tokens were recorded at fair market value during the second quarter of 2024 when an active market emerged for the tokens.
The following is a reconciliation of net income allocated to common stockholders to adjusted earnings (in thousands):

	Six Months Ended June 30,
	2025	2024
Net income allocated to common shareholders	$2,107	$102,436
Share based compensation(1)	18,909	21,704
Investment (gain) loss(2)	(10,559)	616
Litigation costs(3)	1,876	4,691
Impairment charge(4)	739	—
Acquisition-related costs(5)	2,901	—
Change in fair value of puttable warrants issued with debt(6)	917	—
Change in fair value of puttable common stock(7)	1,891	1,358
(Gain) loss on intangible asset(8)	2,054	(52,604)
Unrealized (gain) loss on derivative assets(9)	47,018	(66,674)
Settlement fee(10)	—	2,750
Settlement of induced conversion expense in common stock(11)	—	1,365
Tax effect of adjustments	(67)	1,427
Adjusted earnings	$67,786	$17,069
__________________
(1)Share based compensation represents expenses associated with stock options, restricted stock awards and warrants that have been granted to employees, directors and service providers as well as the expense associated with the equity rights program.
(2)2025 investment gain of $10.6 million represents unrealized gain of $8.6 million from the TISE acquisition, and $1.9 million of unrealized gain on available for sale marketable securities. 2024 investment loss of $0.6 million represents an unrealized loss on available for sale marketable securities.
(3)Litigation costs are associated with ongoing litigation related to the Nasdaq matter, see “Business — Legal Proceedings — Nasdaq Matter.”
(4)Impairment charges of $0.7 million related to owned land and building impairments.
(5)Relates to the TISE Acquisition.
(6)The change in fair value of warrants issued with debt represents the change in fair value of outstanding puttable warrants issued in connection with the issuance of the 2029 Senior Secured Term Loan.
(7)The change in fair value of puttable common stock represents the change in fair value of outstanding puttable common stock issued in connection with the Company’s ERPs I and II that have an associated put right which requires the Company to repurchase a certain percentage of the fair market value of the award upon exercise.
(8)2024 represents the realized gain on the first tranche of the 125 million Pyth tokens that were unlocked by the Pyth Network and sold by BSX during the second quarter of 2024. BSX sold these tokens for $52.6 million, net of expenses incurred. 2025 represents the realized loss on the second tranche of the 125 million Pyth tokens that were unlocked in the second quarter of 2025 by the Pyth Network and sold by BSX during the second quarter of 2025. The loss represents the difference between the fair value of the Pyth tokens upon unlocking and the sale proceeds. BSX sold these tokens for $16.2 million, net of expenses incurred
(9)2024 represents the unrealized gain on 375 million Pyth tokens that remain locked by the Pyth Network. These tokens were recorded at fair market value during the second quarter of 2024 when an active market emerged for the tokens. 2025 represents the unrealized loss on 250 million Pyth tokens that remain locked by the Pyth Network.
(10)The Company recognized expense of $2.8 million related to an estimated settlement fee for the repayment of its Prior Loan Agreement.
(11)Represents the fair value of common stock issued to convertible loan holders in excess of the consideration issuable under the original term loan agreements, offered as an inducement to convert prior to maturity.

Key Business Metrics
The following summarizes changes in certain operational and financial metrics for the six months ended June 30, 2025, compared to the six months ended June 30, 2024.

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
	2025	2024
Options:
Number of trading days	122	124	(2)	(1.6)%
Total contracts:
Market contracts – Equity and ETF (in thousands)	6,468,272	5,291,682	1,176,590	22.2%
MIH contracts – Equity and ETF (in thousands)	1,058,459	810,991	247,468	30.5%
Average daily volume (ADV)(1)
Market ADV – Equity and ETF (in thousands)(1)	53,019	42,675	10,344	24.2%
MIH ADV – Equity and ETF (in thousands)(1)	8,676	6,540	2,136	32.7%
MIH market share	16.4%	15.3%	1.1 pts	7.2%
Total Options revenue per contract (RPC)(2)	$0.112	$0.083	$0.029	34.9%
U.S. Equities:
Number of trading days	122	124	(2)	(1.6)%
Total shares:
Market shares (in millions)	2,081,575	1,458,681	622,894	42.7%
MIH shares (in millions)	22,651	25,847	(3,196)	(12.4)%
ADV(1):
Market ADV (in millions)(1)	17,062	11,764	5,298	45.0%
MIH ADV (in millions)(1)	186	208	(22)	(10.6)%
MIH market share	1.1%	1.8%	(0.7) pts	(38.9)%
Equities capture (per 100 shares)(3)	$(0.017)	$(0.042)	$0.025	*
Futures:
Number of trading days	123	124	(1)	(0.8)%
Agricultural products total contracts	2,222,907	1,627,528	595,379	36.6%
Agricultural products ADV(1)	18,072	13,125	4,947	37.7%
Agricultural products RPC(2)	$2.202	$2.524	$(0.322)	(12.8)%
__________________
*Percentage calculation is not meaningful. Represents a change in inverted fees.
(1)Average daily volume (“ADV”) is calculated as total contracts or shares for the period divided by total trading days for the period.
(2)Revenue per contract represents transaction and clearing fees less liquidity payments, brokerage, clearing and exchange fees and Section 31 fees (Net Transaction Fees), divided by total contracts traded during the period.
(3)Equities capture per one hundred shares refers to transaction and clearing fees less liquidity payments, brokerage, clearing and exchange fees, and Section 31 fees (Net Transaction Fees), divided by one-hundredth of total shares.
We closely monitor changes in ADV, market share and revenue per contract or equities capture as they directly impact our transaction related revenues. Transaction related revenues are a function of industry ADV, MIH market share, revenue per contract or equities capture, and number of trading days. We use changes in market ADV to identify broader industry trends, which can impact our revenues and profitability. We use changes in market share in areas such as evaluating our market position relative to our competitors and evaluating potential trading system functionality changes. Similarly, we use revenue per contract or equities capture changes in areas such as analysis of product or customer mix and to identify potential fee changes.

We believe the growth in Options Market ADV for the six months ended June 30, 2025 compared to the prior period of 24.2% is due to the continuation of several trends including heightened market volatility, growing retail participation, technological advances, increased sophistication of trading strategies, and the proliferation and adoption of new asset classes and financial products. See “Industry Overview.”
We believe the increase in U.S. Equities Market ADV for the six months ended June 30, 2025 compared to the prior period of 45.0% is due to similar trends as seen in the Options Market.
Our Options market share for the six months ended June 30, 2025 compared to the prior period increased to 16.4% from 15.3%. Our Options revenue per contract increased 34.9% for the six months ended June 30, 2025 compared to the prior period primarily due to changes in product mix.
Our U.S. Equities market share for the six months ended June 30, 2025 compared to the prior period decreased to 1.1% from 1.8%. Our Equities capture improved for the six months ended June 30, 2025 compared to the prior period due to pricing changes, although the capture was still negative as liquidity payments exceeded transaction revenues.
Futures agricultural products ADV for the six months ended June 30, 2025 compared to the prior period increased 37.7% due to higher volatility. Futures agricultural revenue per contract decreased 12.8% primarily due to the introduction of a program in May 2025 to incentivize Hard Red Spring Wheat liquidity providers during and following the migration to the new Onyx trading platform.
Revenues
Total revenues for the six months ended June 30, 2025 increased $115.3 million, or 21.4%, compared to the prior period primarily due to:
•$114.2 million increase in Options transaction and clearing fees primarily as a result of a 22.2% increase in Options market contracts, a 30.5% increase in MIH Options contracts, and a 1.4% increase in transaction and clearing fees revenue per contract.
•$4.1 million increase in Options market data fees primarily due new product offerings as well as the launch of MIAX Sapphire in August 2024.
•$5.3 million increase in Options access fees primarily due to the launch of MIAX Sapphire in August 2024.
•$11.5 million decrease in Equities transaction and clearing fees primarily as a result of a 38.9% decrease in MIAX Pearl Equities market share partially offset by a 42.7% increase in U.S. Equities industry market shares.
The following summarizes changes in revenues for the six months ended June 30, 2025 compared to the six months ended June 30, 2024 (in thousands, except percentages):

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
	2025	2024
Transaction and clearing fees	$575,443	$471,586	$103,857	22.0%
Access fees	50,189	44,297	5,892	13.3%
Market data fees	19,895	15,665	4,230	27.0%
Other revenue	9,334	7,972	1,362	17.1%
Total revenues	$654,861	$539,520	$115,341	21.4%

Transaction and Clearing Fees
The following table presents transaction and clearing fees by operating segment for the six months ended June 30, 2025 compared to the six months ended June 30, 2024 (in thousands, except percentages):

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
	2025	2024
Options	$466,924	$352,734	$114,190	32.4%
Equities	68,646	80,104	(11,458)	(14.3)%
Futures	39,760	38,633	1,127	2.9%
International	113	115	(2)	(1.7)%
Total transaction and clearing fees	$575,443	$471,586	$103,857	22.0%
Transaction and clearing fees increased $103.9 million, or 22.0%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to:
•$114.2 million increase in Options transaction and clearing fees primarily as a result of a 22.2% increase in Options market contracts, a 30.5% increase in MIH Options contracts, and a 1.4% increase in transaction and clearing fees revenue per contract.
•$1.1 million increase in Futures transaction and clearing fees due to increased clearing primarily due to higher MIAX Futures revenue from increased agricultural volume.
•$11.5 million decrease in Equities transaction and clearing fees primarily as a result of a 38.9% decrease in MIAX Pearl Equities market share partially offset by a 42.7% increase in U.S. Equities industry market shares.
Access Fees
Access fees increased $5.9 million, or 13.3%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to the launch of MIAX Sapphire in August 2024.
Market Data Fees
Market data fees increased $4.2 million, or 27.0%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to:
•$3.7 million increase in proprietary market data primarily due to fee increases and new product offerings.
•$1.4 million increase in OPRA revenue.
•$0.8 million decrease from lower MIAX Pearl Equities quote market share which decreased our share of fees from the U.S. tape plans.
Other Revenue
Other revenue increased $1.4 million or 17.1% for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to the June 2025 acquisition of TISE.

Cost of Revenues
Cost of revenues increased $43.2 million, or 10.4%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to:
•$51.6 million increase in Options liquidity payments primarily driven by a 22.2% increase in Options market contracts, a 30.5% increase in MIH Options contracts, partially offset by a 8.9% decrease in liquidity payments cost of revenue per contract.
•$15.4 million increase in Section 31 fees primarily due to an increase in the average Section 31 fee rate as well as higher volume.
•$2.0 million decrease in equity rights program cost of revenue due to the program ending as of June 30, 2024.
•$22.4 million decrease in Equities liquidity payments primarily driven by a 38.9% decrease in MIAX Pearl Equities market share, and a 17.3% decrease in MIAX Pearl Equities liquidity capture, partially offset by a 42.7% increase in U.S. Equities industry volume.
The following summarizes changes in cost of revenues for the six months ended June 30, 2025 compared to the six months ended June 30, 2024 (in thousands, except percentages):

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
	2025	2024
Liquidity payments	$389,697	$357,602	$32,095	9.0%
Brokerage, clearing and exchange fees	30,935	33,403	(2,468)	(7.4)%
Section 31 fees	35,225	19,867	15,358	77.3%
Equity rights program	—	1,975	(1,975)	(100.0)%
Other cost of revenues	2,458	2,292	166	7.2%
Total cost of revenues	$458,315	$415,139	$43,176	10.4%
Liquidity Payments
The following table presents liquidity payments by operating segment for the six months ended June 30, 2025 compared to the six months ended June 30, 2024 (in thousands, except percentages):

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
	2025	2024
Options	$324,567	$272,928	$51,639	18.9%
Equities	58,845	81,245	(22,400)	(27.6)%
Futures	6,285	3,429	2,856	83.3%
Total liquidity payments	$389,697	$357,602	$32,095	9.0%
Liquidity payments increased $32.1 million, or 9.0%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to:
•$51.6 million increase in Options liquidity payments primarily driven by a 22.2% increase in Options market contracts, a 30.5% increase in MIH Options contracts, partially offset by a 8.9% decrease in liquidity payments cost of revenue per contract.
•$2.9 million increase in Futures liquidity payments due to increased Dorman trading rebates as well as increased rebates at the MIAX Futures Exchange due to the introduction of a program in May 2025 to incentivize Hard Red Spring Wheat liquidity providers during and following the migration to the new Onyx trading platform.
•$22.4 million decrease in Equities liquidity payments primarily driven by a 38.9% decrease in MIAX Pearl Equities market share, and a 17.3% decrease in MIAX Pearl Equities liquidity capture, partially offset by a 42.7% increase in U.S. Equities industry market volume.
Brokerage, Clearing and Exchange Fees
Brokerage, clearing and exchange fees decreased $2.5 million, or 7.4%, for the six months ended June 30, 2025 compared to the same period in 2024 primarily due to increased clearing fees for Dorman Trading.
Section 31 Fees
Section 31 fees increased $15.4 million, or 77.3%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to an increase in the average Section 31 fee rate as well as higher volume.
Equity Rights Program
Equity rights program expense decreased $2.0 million, or 100%, for the six months ended June 30, 2025 compared to the same period in 2024 due to the program ending as of June 30, 2024.
Other Cost of Revenues
Other cost of revenues of $2.5 million was relatively unchanged compared to the same period in 2024.
Revenues Less Cost of Revenues
Revenues less cost of revenues increased $72.2 million, or 58.0%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to:
•$50.9 million increase in Options transaction and clearing fees less liquidity payments, brokerage, clearing, exchange and Section 31 fees due to due to a 22.2% increase in Options market contracts, a 30.5% increase in MIH Options contracts, and a 34.9% increase in revenue per contract. The Company announced on July 31, 2025 a temporary reduction of the Options Regulatory Fee (ORF) on certain of our MIAX Exchanges effective September 1, 2025 through December 31, 2025 which may reduce our Options revenue per contract during this period by approximately $0.005 per contract compared to the six months ending June 30, 2025.
•$7.2 million increase in Equities transaction and clearing fees less liquidity payments, brokerage, clearing, exchange and Section 31 fees, primarily due to improved but still negative pricing as liquidity payments exceeded transaction revenues, and lower market share on negative pricing, partially offset by higher industry volume.
•$5.9 million increase in access fees primarily due to the launch of MIAX Sapphire in August 2024.
•$4.2 million increase in market data fees primarily due to increased proprietary market data from fee increases and new product offerings, as well as higher OPRA revenue primarily due to the launch of MIAX Sapphire in August 2024.
•$2.0 million decrease in equity rights program cost of revenue due to the program ending as of June 30, 2024.

The following summarizes the components of revenues less cost of revenues for the six months ended June 30, 2025 compared to the six months ended June 30, 2024 (in thousands, except percentages):

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
	2025	2024
Transaction and clearing fees less liquidity payments, brokerage, clearing, exchange, and Section 31 fees	$119,586	$60,714	$58,872	97.0%
Access fees	50,189	44,297	5,892	13.3%
Market data fees	19,895	15,665	4,230	27.0%
Other revenue	9,334	7,972	1,362	17.1%
Equity rights program	—	(1,975)	1,975	*
Other cost of revenues	(2,458)	(2,292)	(166)	*
Revenues less cost of revenues	$196,546	$124,381	$72,165	58.0%
__________________
*Not meaningful
Transaction and Clearing Fees Less Liquidity Payments, Brokerage, Clearing, Exchange and Section 31 Fees
Transaction and clearing fees less liquidity payments, brokerage, clearing, exchange and Section 31 fees (“Net Transaction Fees”) increased $58.9 million, or 97.0%, for the six months ended June 30, 2025, compared to the same period in 2024, primarily due to:
•$50.9 million increase in Options net transaction fees due to a 22.2% increase in Options market contracts, a 30.5% increase in MIH Options contracts, and a 34.9% increase in revenue per contract.
•$7.2 million increase in Equities net transaction fees primarily due to improved but still negative pricing as liquidity payments exceeded transaction revenues, and lower market share on negative pricing, partially offset by higher industry volume.
•$0.7 million increase in Futures net transaction fees primarily due to higher MIAX Futures revenue from increased agricultural volume. In May 2025 the Company introduced a program to incentivize Hard Red Spring Wheat liquidity providers during and following the migration to the new Onyx trading platform.
Access Fees
Access fees increased $5.9 million, or 13.3%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to the launch of MIAX Sapphire in August 2024.
Market Data Fees
Market data fees increased $4.2 million, or 27.0%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to:
•$3.7 million increase in proprietary market data primarily due to fee increases and new product offerings.
•$1.4 million increase in OPRA revenue.
•$0.8 million decrease from lower MIAX Pearl Equities quote market share which decreased our share of fees from the U.S. tape plans.
Other Revenue
Other revenue increased $1.4 million or 17.1% for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to the June 2025 acquisition of TISE.

Equity Rights Program
Equity rights program expense decreased $2.0 million for the six months ended June 30, 2025 compared to the same period in 2024 as the program ended June 30, 2024.
Other Cost of Revenues
Other cost of revenues of $2.5 million was relatively unchanged compared to the same period in 2024.
Operating Expenses
For the six months ended June 30, 2025 compared to the six months ended June 30, 2024, total operating expenses increased $13.8 million, or 10.3% primarily due to:
•$8.6 million increase in compensation and benefits primarily driven by higher headcount.
•$2.9 million increase in acquisition related costs due to the TISE Acquisition.
•$2.2 million increase in information technology and communication costs primarily due to higher software maintenance and data center expenses.
•$2.0 million increase in depreciation and amortization due to increased capital expenditures partially offset by certain assets being fully depreciated.
•$1.2 million increase in regulatory expenses.
•$0.9 million increased travel and entertainment.
•$0.8 million higher occupancy costs primarily due to an office space lease renewal.
•$0.7 million due to owned land and building impairments.
•$2.8 million decrease from 2024 settlement fee paid to the Prior Loan Agreement lender.
•$4.3 million decrease from lower litigation and other legal expenses.
The following summarizes the components of operating expense for the six months ended June 30, 2025 compared to the six months ended June 30, 2024 (in thousands, except percentages):

	Six Months Ended June 30,		Increase/ (Decrease)	Percent Change
	2025	2024
Operating Expenses:
Compensation and benefits	$77,981	$69,377	$8,604	12.4%
Information technology and communication costs	16,399	14,192	2,207	15.6%
Depreciation and amortization	13,108	11,062	2,046	18.5%
Occupancy costs	5,450	4,697	753	16.0%
Professional fees and outside services	19,352	22,005	(2,653)	(12.1)%
Marketing and business development	1,318	1,535	(217)	(14.1)%
Acquisition-related costs	2,901	—	2,901	—%
General, administrative, and other	10,453	10,337	116	1.1%
Total operating expenses	$146,962	$133,205	$13,757	10.3%

The following is a reconciliation of operating expenses to adjusted operating expenses by segment (in thousands):

	Six Months Ended June 30, 2025
	Options	Equities	Futures	International	Corporate / Other	Total
Total operating expenses	$64,213	$15,130	$34,953	$5,722	$26,944	$146,962
Share based compensation - Compensation and benefits(1)	(7,584)	(1,433)	(5,428)	(389)	(2,087)	(16,921)
Share based compensation - Professional fees and outside services(2)	—	—	—	—	(1,245)	(1,245)
Share based compensation - General, administrative, and other(3)	—	—	(157)	(77)	(509)	(743)
Total shared based compensation	(7,584)	(1,433)	(5,585)	(466)	(3,841)	(18,909)
Litigation - Professional fees and outside services	(1,407)	—	—	—	(469)	(1,876)
Depreciation and amortization	(6,467)	(3,040)	(1,963)	(603)	(1,035)	(13,108)
Impairment of long-lived assets - General, administrative, and other	—	—	—	—	(739)	(739)
Acquisition-related costs	—	—	—	—	(2,901)	(2,901)
Total adjusted operating expenses	$48,755	$10,657	$27,405	$4,653	$17,959	$109,429
__________________
(1)The Options segment includes $1.4 million in stock options, and $6.2 million in restricted stock awards. The Equities segment includes $0.3 million in stock options, and $1.2 million in restricted stock awards. The Futures segment includes $2.6 million in stock options, and $2.9 million in restricted stock awards. The International segment includes $0.1 million in stock options, and $0.3 million in restricted stock awards. The Corporate / Other segment includes $0.4 million in stock options, and $1.7 million in restricted stock awards.
(2)The Corporate / Other segment includes $0.3 million in stock options, $0.3 million in restricted stock awards, and $0.7 million in warrants.
(3)The Futures segment includes $0.1 million in stock options, and $0.1 million in restricted stock awards. The International segment includes less than $0.1 million in both stock options and restricted stock awards. The Corporate / Other segment includes $0.4 million in stock options, and $0.1 million in restricted stock awards.

	Six Months Ended June 30, 2024
	Options	Equities	Futures	International	Corporate / Other	Total
Total operating expenses	$53,437	$14,138	$33,788	$7,027	$24,815	$133,205
Share based compensation - Compensation and benefits(1)	(7,670)	(1,951)	(4,726)	(1,119)	(2,368)	(17,834)
Share based compensation - Professional fees and outside services(2)	—	—	—	—	(1,049)	(1,049)
Share based compensation - General, administrative, and other(3)	(287)	(78)	(276)	(81)	(124)	(846)
Total shared based compensation(4)	(7,957)	(2,029)	(5,002)	(1,200)	(3,541)	(19,729)
Litigation - Professional fees and outside services	(3,518)	—	—	—	(1,173)	(4,691)
Settlement fee - General, administrative, and other	—	—	—	—	(2,750)	(2,750)
Depreciation and amortization	(5,281)	(2,915)	(1,474)	(281)	(1,111)	(11,062)
Total adjusted operating expenses	$36,681	$9,194	$27,312	$5,546	$16,240	$94,973
__________________
(1)The Options segment includes $1.5 million in stock options, and $6.1 million in restricted stock awards. The Equities segment includes $0.4 million in stock options, and $1.6 million in restricted stock awards. The Futures segment includes $2.0 million in stock options, and $2.7 million in restricted stock awards. The International segment includes $0.3 million in stock options, and $0.8 million in restricted stock awards. The Corporate / Other segment includes $0.5 million in stock options, and $1.9 million in restricted stock awards.
(2)The Corporate / Other segment includes $0.2 million in stock options, $0.2 million in restricted stock awards, and $0.7 million in warrants.
(3)The Options segment includes $0.1 million in stock options, and $0.2 million in restricted stock awards. The Equities segment includes less than $0.1 million in both stock options and restricted stock awards. The Futures segment includes $0.1 million in stock options, and $0.1 million in restricted stock awards. The International segment includes less than $0.1 million in both stock options and restricted stock awards. The Corporate / Other segment includes $0.1 million in stock options, and $0.1 million in restricted stock awards.
(4)Excludes the cost of the equity rights program which is included in cost of revenues.
Compensation and Benefits
Compensation and benefits increased $8.6 million, or 12.4%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to:
•$6.5 million increase in salaries and benefits primarily driven by higher headcount.
•$4.2 million increase in cash bonuses primarily driven by increased headcount.
•$0.7 million decrease in share based compensation.
•$1.4 million decrease due to higher internally developed software.
Information Technology and Communication Costs
Information technology and communication costs increased $2.2 million, or 15.6%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to:
•$1.8 million increase in software maintenance costs primarily due to the buildout of the MIAX Sapphire exchange and the new MIAX Futures and BSX trading platforms.
•$0.4 million increase in data center costs primarily due to additional space needed for expansion.

Depreciation and Amortization
Depreciation and amortization increased $2.0 million, or 18.5% for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to:
•$3.0 million increase resulting from capital spending relating to trading system and business system capacity growth and new functionality.
•$0.9 million decrease from certain assets being fully depreciated.
Occupancy Costs
Occupancy costs increased $0.8 million, or 16.0%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to lease renewal and higher utilities costs.
Professional Fees and Outside Services
Professional fees and outside services costs decreased $2.7 million, or 12.1%, for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to:
•$2.8 million decrease in litigation expenses.
•$1.5 million decrease in other legal expenses.
•$1.2 million increase in regulatory expenses primarily driven by the launch of MIAX Sapphire in August 2024.
•$0.5 million in increased audit fees.
Marketing and Business Development
Marketing and business development costs of $1.3 million were relatively unchanged for the six months ended June 30, 2025 compared to the same period in 2024.
Acquisition-Related Costs
Acquisition-related costs of $2.9 million in 2025 relate to the TISE Acquisition. Acquisition-related costs include fees for professional services, and other external costs directly related to the acquisition. There were no acquisition-related costs in 2024.
General, Administrative, and Other
General, administrative, and other expenses increased $0.1 million, or 1.1% for the six months ended June 30, 2025 compared to the same period in 2024, primarily due to:
•$0.9 million increased travel and entertainment.
•$0.7 million from owned land and building impairments.
•$0.5 million for reimbursement to certain MIAX Sapphire exchange members resulting from claims for losses due to a system disruption caused by an operational error.
•$2.8 million decrease due to a 2024 settlement fee paid to the Prior Loan Agreement lender.
Operating Income (Loss)
As a result of the items above, operating income was $49.6 million for the six months ended June 30, 2025 compared to an operating loss of $8.8 million for the same period in 2024.

Change in Fair Value of Puttable Common Stock
The change in fair value of puttable common stock of $(1.9) million for the six months ended June 30, 2025, and $(1.4) million for the six months ended June 30, 2024 represents the increase in fair value of outstanding common stock awarded to the participants of ERPs I and II. These awards have an associated put right that requires the Company to repurchase a certain percentage of the fair market value of the award upon exercise. The fair market value of these awards is reflected in puttable common stock, net of current portion on the Company’s consolidated balance sheets.
Change in Fair Value of Puttable Warrants Issued with Debt
The change in fair value of puttable warrants issued with debt of $(0.9) million for the six months ended June 30, 2025 represents the increase in fair value of the warrants issued in connection with the 2029 Senior Secured Term Loan. The warrants include a put right for unexercised warrant under certain conditions. The initial fair value of the puttable warrants was accounted for as a debt discount and the fair value of the outstanding liability is reflected in puttable warrants issued with debt on the Company’s consolidated balance sheets.
Interest Expense and Amortization of Debt Issuance Costs
Interest expense and amortization of debt issuance costs was $9.3 million for the six months ended June 30, 2025, a decrease of $2.0 million, or 27.4%, compared to the same period in 2024, due to the outstanding debt of $140 million under the 2029 Senior Secured Term Loan during the six months ended June 30, 2025. During the six months ended June 30, 2024, the Company repaid the entire outstanding principal of the Prior Loan Agreement of $57.3 million and converted $51.9 million of the convertible loan into common stock.
Interest Income
Interest income was $2.7 million for the six months ended June 30, 2025, an increase of $1.6 million or 138.6% compared to the same period in 2024 primarily due to a higher average cash balance of proceeds from the 2029 Senior Secured Term Loan, as well as increased cash from operations.
Unrealized Gain (Loss) on Derivative Assets
2024 unrealized gain of $66.7 million represents the unrealized gain on 375 million Pyth tokens that remain locked by the Pyth Network. These tokens were recorded at fair market value during the second quarter of 2024 when an active market emerged for the tokens. 2025 unrealized loss of $47.0 million represents the unrealized loss on 250 million Pyth tokens that remain locked by the Pyth Network.
Gain (Loss) on Derivative Assets
2024 gain of $52.6 million represents the realized gain on the first tranche of the 125 million Pyth tokens that were unlocked by the Pyth Network and sold by BSX during the second quarter of 2024. BSX sold these tokens for $52.6 million, net of expenses incurred. 2025 loss of $2.1 million represents the realized loss on the second tranche of the 125 million Pyth tokens that were unlocked in the second quarter of 2025 by the Pyth Network and sold by BSX during the second quarter of 2025. The loss represents the difference in the fair value of the derivative asset and the sale proceeds. BSX sold these tokens for $16.2 million, net of expenses incurred.
Other, Net
For the six months ended June 30, 2025, other income, net of $12.4 million primarily represents dividend income of $1.0 million, an unrealized gain on available for sale marketable securities of $1.9 million, an $8.6 million gain on the remeasurement of the pre-existing equity interest in TISE, and a foreign currency gain of $0.9 million. For the six months ended June 30, 2024, other income, net of $0.6 million primarily represents dividend income of $2.4 million partially offset by unrealized loss on available for sale marketable securities of $0.6 million and inducement expenses for debt conversions of $1.5 million.

Income Before Income Tax Provision
As a result of the above, income before income tax provision was $3.4 million for the six months ended June 30, 2025 compared to income before income tax provision of $103.5 million for the same period in 2024.
Income Tax Provision
For the six months ended June 30, 2025, there was an income tax expense of $1.3 million. For the six months ended June 30, 2024, there was an income tax expense of $1.2 million. The increase of $0.2 million was due to an increase in current tax expense primarily offset by a decrease in deferred tax expense.
Net Income
As a result of the items above, net income for the six months ended June 30, 2025 was $2.1 million compared to net income of $102.3 million for the same period in 2024.
Segment Operating Results
We report results from our four segments: Options, Equities, Futures, and International. Segment performance is primarily based on adjusted revenues less cost of revenues, operating income and adjusted EBITDA. We have aggregated all corporate costs, as well as other business ventures, within the Corporate and Other as those activities should not be used to evaluate a segment’s operating performance. All operating expenses that relate to activities of a specific segment have been allocated to that segment.
The following summarizes our total revenues by segment (in thousands, except percentages):

				Percentage of Total Revenues
	Six Months Ended June 30,		Percent Change	Six Months Ended June 30,
	2025	2024		2025	2024
Options	$522,853	$399,113	31.0%	79.8%	74.0%
Equities	80,438	91,347	(11.9)%	12.3%	16.9%
Futures	47,914	46,844	2.3%	7.3%	8.7%
International	3,117	1,654	88.5%	0.5%	0.3%
Corporate/Other	539	562	(4.1)%	0.1%	0.1%
Total revenues	$654,861	$539,520	21.4%	100.0%	100.0%
The following summarizes our total adjusted revenues less cost of revenues by segment (in thousands, except percentages):

				Percentage of Total Adjusted Revenues Less Cost of Revenues
	Six Months Ended June 30,		Percent Change	Six Months Ended June 30,
	2025	2024		2025	2024
Options	$173,989	$113,495	53.3%	88.5%	89.8%
Equities	8,022	257	3021.4%	4.1%	0.2%
Futures	10,879	10,388	4.7%	5.5%	8.2%
International	3,117	1,654	88.5%	1.6%	1.3%
Corporate/Other	539	562	(4.1)%	0.3%	0.4%
Adjusted revenues less cost of revenues	$196,546	$126,356	55.5%	100.0%	100.0%

Options
The following summarizes revenues less cost of revenues, operating expenses, operating income, adjusted EBITDA and adjusted EBITDA margin for our Options segment (in thousands, except percentages):

	Six Months Ended, June 30,		Percent Change	Percentage of Total Revenues
				Six Months Ended, June 30,
	2025	2024		2025	2024
Revenues less cost of revenues	$173,989	$113,495	53.3%	33.3%	28.4%
Operating expenses	64,213	53,437	20.2%	12.3%	13.4%
Operating income	$109,776	$60,058	82.8%	21.0%	15.0%
Adjusted EBITDA(1)	$125,233	$76,814	63.0%	24.0%	19.2%
Adjusted EBITDA margin(2)	72.0%	67.7%
__________________
(1)See “Overview” above for a reconciliation of net income to adjusted EBITDA and management’s reasons for using such non-GAAP measures.
(2)Adjusted EBITDA margin represents adjusted EBITDA divided by adjusted revenues less cost of revenues.
Revenues less cost of revenues increased $60.5 million for the six months ended June 30, 2025 compared to the six months ended June 30, 2024, primarily due to:
•$50.9 million increase in Options net transaction fees due to a 22.2% increase in Options market contracts, a 30.5% increase in MIH Options contracts, and a 34.9% increase in revenue per contract.
•$5.3 million increase in access fees primarily due to the launch of MIAX Sapphire in August 2024.
•$2.7 million increase in proprietary market data primarily due to fee increases and new product offerings.
•$1.4 million increase in OPRA market data fees primarily due to the launch of MIAX Sapphire in August 2024.
For the six months ended June 30, 2025, operating expenses increased $10.8 million compared to the six months ended June 30, 2024 primarily due to:
•$7.8 million increase in compensation and benefits primarily driven by higher headcount.
•$1.5 million increase in information technology and communication costs.
•$1.5 million increase in regulatory fees primarily due to the launch of MIAX Sapphire.
•$1.2 million increase in depreciation and amortization primarily due to the launch of MIAX Sapphire.
•$2.4 million decrease in litigation and other legal expenses.
As a result of the items above, operating income increased $49.7 million, or 82.8%, as compared to the prior year. After adjusting for share based compensation and litigation costs, adjusted EBITDA increased $48.4 million, or 63.0%, versus the prior year.

Equities
The following summarizes revenues less cost of revenues, operating expenses, operating income, adjusted EBITDA and adjusted EBITDA margin for our Equities segment (in thousands, except percentages):

				Percentage of Total Revenues
	Six Months Ended, June 30,		Percent Change	Six Months Ended, June 30,
	2025	2024		2025	2024
Revenues less cost of revenues	$8,022	$(1,718)	*	*	*
Operating expenses	15,130	14,138	7.0%	18.8%	15.5%
Operating loss	$(7,108)	$(15,856)	*	*	*
Adjusted EBITDA(1)	$(2,635)	$(8,937)	*	*	*
Adjusted EBITDA margin(2)	*	*
__________________
*Not meaningful
(1)See “Overview” above for a reconciliation of net income to adjusted EBITDA and management’s reasons for using such non-GAAP measures.
(2)Adjusted EBITDA margin represents adjusted EBITDA divided by Adjusted revenues less cost of revenues.
Revenues less cost of revenues increased $9.7 million for the six months ended June 30, 2025 compared to the six months ended June 30, 2024, primarily due to:
•$7.2 million increase in Equities net transaction fees primarily due to improved but still negative pricing as liquidity payments exceeded transaction revenues, and lower market share on negative pricing, partially offset by higher industry volume.
•$2.0 million decrease in equity rights program cost of revenue due to the program ending as of June 30, 2024.
•$0.9 million increase in proprietary market data primarily due to fee increases and new product offerings.
•$0.8 million decrease from lower MIAX Pearl Equities quote market share which decreased our share of fees from the U.S. tape plans.
•$0.4 million increase in access fees.
For the six months ended June 30, 2025, operating expenses increased $1.0 million compared to the six months ended June 30, 2024 primarily due to:
•$0.5 million increase in information technology and communication costs primarily due to higher software maintenance.
•$0.4 million increase in compensation and benefits.
As a result of the items above, there was an operating loss of $7.1 million for the six months ended June 30, 2025 as compared to an operating loss of $15.9 million in the same period in the prior year. After adjusting for share based compensation, adjusted EBITDA was a loss of $2.6 million as compared to a $8.9 million loss for the same period in the prior year.

Futures
The following summarizes revenues less cost of revenues, operating expenses, operating income, adjusted EBITDA and adjusted EBITDA margin for our Futures segment (in thousands, except percentages):

	Six Months Ended, June 30,		Percent Change	Percentage of Total Revenues
				Six Months Ended, June 30,
	2025	2024		2025	2024
Revenues less cost of revenues	$10,879	$10,388	4.7%	22.7%	22.2%
Operating expenses	34,953	33,788	3.4%	72.9%	72.1%
Operating loss	$(24,074)	$(23,400)	*	*	*
Adjusted EBITDA(1)	$(16,191)	$(16,594)	*	*	*
Adjusted EBITDA margin(2)	*	*
__________________
*Not meaningful
(1)See “Overview” above for a reconciliation of net income to adjusted EBITDA and management’s reasons for using such non-GAAP measures.
(2)Adjusted EBITDA margin represents adjusted EBITDA divided by adjusted revenues less cost of revenues.
Revenues less cost of revenues increased $0.5 million for the six months ended June 30, 2025 compared to the six months ended June 30, 2024, primarily due to increased agricultural products volume.
For the six months ended June 30, 2025, operating expenses increased $1.2 million compared to the same period in the prior year, primarily due to:
•$1.2 million increase in compensation and benefits from increased headcount.
•$0.5 million increase in depreciation and amortization primarily due to the buildout of the new MIAX Futures clearing platform.
•$0.3 million increase in marketing and business development expenses.
•$0.3 million increase in travel and entertainment expenses.
•$1.3 million decrease in professional fees and outside services primarily due to lower legal expenses.
As a result of the items above, there was an operating loss of $24.1 million for the six months ended June 30, 2025 as compared to an operating loss of $23.4 million in the same period in the prior year. After adjusting for share based compensation and investment gain/loss, adjusted EBITDA was a loss of $16.2 million as compared to a $16.6 million loss for the same period in the prior year.
International
The following summarizes revenues less cost of revenues, operating expenses, operating income, adjusted EBITDA and adjusted EBITDA margin for our International segment (in thousands, except percentages):

				Percentage of Total Revenues
	Six Months Ended, June 30,		Percent Change	Six Months Ended, June 30,
	2025	2024		2025	2024
Revenues less cost of revenues	$3,117	$1,654	89%	100%	100%
Operating expenses	5,722	7,027	(18.6)%	183.6%	424.8%
Operating loss	$(2,605)	$(5,373)	*	*	*
Adjusted EBITDA(1)	$(1,598)	$(3,892)	*	*	*
Adjusted EBITDA margin(2)	*	*

__________________
*Not meaningful
(1)See “Overview” above for a reconciliation of net income to adjusted EBITDA and management’s reasons for using such non-GAAP measures.
(2)Adjusted EBITDA margin represents adjusted EBITDA divided by Adjusted revenues less cost of revenues.
Revenues less cost of revenues increased $1.5 million for the six months ended June 30, 2025 compared to the six months ended June 30, 2024, primarily due to the acquisition of TISE in June 2025.
For the six months ended June 30, 2025, operating expenses decreased $1.3 million compared to the six months ended June 30, 2024 primarily due to:
•$2.1 million decrease in compensation and benefits excluding the impact of TISE due to lower allocation of employees based on project work.
•$0.3 million increase in depreciation and amortization primarily due to the launch of the BSX platform.
•$0.9 million increase in total operating expenses due to the acquisition of TISE in June 2025.
As a result of the items above, there was an operating loss of $2.6 million for the six months ended June 30, 2025 as compared to an operating loss of $5.4 million in the same period in the prior year. After adjusting for unrealized and realized gains and losses on Pyth tokens, and share based compensation, adjusted EBITDA was a loss of $1.6 million as compared to a $3.9 million loss for the same period in the prior year.

Comparison of the Years Ended December 31, 2024 and 2023
Overview
The following summarizes changes in financial performance for the year ended December 31, 2024, compared to the year ended December 31, 2023 (in thousands, except share, per share amounts and percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2024	2023
Total revenues	$1,140,072	$1,041,007	$99,065	9.5%
Total cost of revenues	864,428	808,538	55,890	6.9%
Revenues less cost of revenues	275,644	232,469	43,175	18.6%
Total operating expenses	278,469	235,335	43,134	18.3%
Operating loss	(2,825)	(2,866)	41	*
Income (loss) before income tax provision	105,081	(22,069)	127,150	*
Income tax benefit (expense)	(3,095)	697	(3,792)	*
Net income (loss)	101,986	(21,372)	123,358	*
Net loss attributable to non-controlling interest	(137)	(482)	345	*
Net income (loss) attributable to Miami International Holdings, Inc.	$102,123	$(20,890)	$123,013	*
Basic earnings (loss) per share	$1.68	$(0.37)	$2.05	*
Diluted earnings (loss) per share	$1.39	$(0.37)	$1.76	*
Adjusted revenues less cost of revenues (1)	$277,619	$237,070	$40,549	17.1%
EBITDA(2)	$139,239	$15,654	$123,585	789.5%
EBITDA margin(3)	50.5%	6.7%	43.8 pts	653.7%
Adjusted EBITDA(2)	$82,082	$67,247	$14,835	22.1%
Adjusted EBITDA margin(3)	29.6%	28.4%	1.2 pts	4.2%
Adjusted earnings(4)	$44,907	$30,241	$14,666	48.5%
Adjusted earnings margin(4)	16.2%	12.8%	3.4 pts	26.6%
Adjusted diluted earnings per share(4)	$0.62	$0.54	$0.08	14.8%
Basic weighted average shares outstanding	60,698,967	56,457,675	4,241,292	7.5%
Diluted weighted average shares outstanding	74,625,858	56,457,675	18,168,183	32.2%
__________________
*Not meaningful
(1)Adjusted revenues less cost of revenues is defined as revenues less cost of revenues excluding the cost of the equity rights program. Adjusted revenues less cost of revenues does not represent, and should not be considered as an alternative to, revenues less cost of revenues as determined in accordance with GAAP. We have presented revenues less cost of revenues and adjusted revenues less cost of revenues because we consider them important supplemental measures of our performance. In addition, we use adjusted revenues less cost of revenues as a measure of operating performance for preparation of our forecasts. Other companies may calculate revenues less cost of revenues and adjusted revenues less cost of revenues differently than we do. Revenues less cost of revenues and adjusted revenues less cost of revenues have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.
(2)EBITDA is defined as income before interest expense and amortization of debt discount, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before share based compensation, investment gain/loss, litigation costs, acquisition-related costs, change in fair value of puttable warrants issued with debt, change in fair value of puttable common stock, gain on intangible asset, unrealized gain on derivative assets, settlement of induced conversion expense in common stock, impairment of investments, impairment of long-lived assets, loss on extinguishment of puttable common stock liability, and settlement fee. EBITDA and adjusted EBITDA do not represent, and should not be considered as, alternatives to net income as determined in accordance with GAAP. We have presented EBITDA and adjusted EBITDA because we consider them important supplemental measures of our performance. In addition, we use adjusted EBITDA as a measure of operating performance for preparation of our forecasts. Other companies may calculate EBITDA and adjusted EBITDA differently than we do. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.
(3)EBITDA margin represents EBITDA divided by revenues less cost of revenues. Adjusted EBITDA margin represents adjusted EBITDA divided by adjusted revenues less cost of revenues.

(4)Adjusted earnings is defined as net income (loss) adjusted for share based compensation, investment gain/loss, litigation costs, acquisition-related costs, change in fair value of puttable warrants issued with debt, change in fair value of puttable common stock, gain on intangible asset, unrealized gain on derivative assets, settlement of induced conversion expense in common stock, impairment of investments, impairment of long-lived assets, loss on extinguishment of puttable common stock liability, and settlement fee, net of the income tax effects of these adjustments. Adjusted earnings margin represents adjusted earnings divided by adjusted revenues less cost of revenues. Adjusted diluted earnings per share represents adjusted earnings divided by diluted weighted average shares outstanding (where the numerator is adjusted for any income or loss associated with potentially dilutive securities). Adjusted earnings does not represent, and should not be considered as, alternatives to net income as determined in accordance with GAAP. We have presented adjusted earnings because we consider this an important supplemental measure of our performance. In addition, we use adjusted earnings as a measure of operating performance for preparation of our forecasts. Other companies may calculate adjusted earnings differently than we do. Adjusted earnings has limitations as an analytical tool, and you should not consider it in isolation or as substitute for analysis of our results as reported under GAAP.
The following sets forth our results of operations by segment (in thousands):

	Year Ended December 31,
	2024
	Options	Equities	Futures	International	Corporate / Other	Total
Revenues:
Transaction and clearing fees	$757,286	$163,507	$79,102	$219	$—	$1,000,114
Access fees	75,218	13,739	694	144	(228)	89,567
Market data fees	19,084	10,523	3,744	319	(24)	33,646
Other revenue	166	—	12,535	2,629	1,415	16,745
Total revenues	851,754	187,769	96,075	3,311	1,163	1,140,072
Cost of revenues:
Liquidity payments	565,982	153,711	7,484	—	—	727,177
Brokerage, clearing, and exchange fees	4,735	1,051	62,676	—	—	68,462
Section 31 fees	33,470	28,670	—	—	—	62,140
Equity rights program	—	1,975	—	—	—	1,975
Other cost of revenues(1)	—	—	4,674	—	—	4,674
Total cost of revenues	604,187	185,407	74,834	—	—	864,428
Revenues less cost of revenues	247,567	2,362	21,241	3,311	1,163	275,644
Operating expenses:
Compensation and benefits	59,466	13,573	44,072	8,357	19,757	145,225
Information technology and communication costs	11,691	5,570	9,241	2,255	410	29,167
Depreciation and amortization	11,216	5,919	3,446	584	2,207	23,372
Occupancy costs	4,181	697	1,655	770	2,102	9,405
Professional fees and outside services	20,523	2,404	4,977	790	18,962	47,656
Marketing and business development	890	37	482	172	1,482	3,063
Acquisition-related costs	—	—	—	—	—	—
General, administrative, and other	6,033	1,310	4,580	1,177	7,481	20,581
Total operating expenses	114,000	29,510	68,453	14,105	52,401	278,469
Operating income (loss)	133,567	(27,148)	(47,212)	(10,794)	(51,238)	(2,825)
Non-operating (expense) income:
Change in fair value of puttable common stock	—	—	—	—	(10,594)	(10,594)
Change in fair value of puttable warrants issued with debt	—	—	—	—	(4,662)	(4,662)
Interest income	1,264	—	899	—	1,139	3,302

	Year Ended December 31,
	2024
	Options	Equities	Futures	International	Corporate / Other	Total
Interest expense and amortization of debt issuance costs	—	—	(173)	—	(13,778)	(13,951)
Impairment of investments	—	—	—	—	(4,108)	(4,108)
Gain on sale of intangible asset	—	—	—	52,604	—	52,604
Unrealized gain on derivative assets	—	—	—	83,840	—	83,840
Other, net	—	—	1,878	—	(403)	1,475
Income (loss) before income tax provision	134,831	(27,148)	(44,608)	125,650	(83,644)	105,081
Income tax benefit (expense)	—	—	2,188	—	(5,283)	(3,095)
Net income (loss)	134,831	(27,148)	(42,420)	125,650	(88,927)	101,986
Net loss attributable to non-controlling interest	—	—	—	—	(137)	(137)
Net income (loss) attributable to Miami International Holdings, Inc.	$134,831	$(27,148)	$(42,420)	$125,650	$(88,790)	$102,123
__________________
(1)Includes $0.9 million related to access fees, $0.7 million related to market data fees, and $3.0 million related to other revenue.

	Year Ended December 31,
	2023
	Options	Equities	Futures	International	Corporate / Other	Total
Revenues:
Transaction and clearing fees	$696,429	$143,720	$66,760	$233	$—	$907,142
Access fees	75,251	12,005	832	180	(219)	88,049
Market data fees	16,555	9,437	3,694	427	1	30,114
Other revenue	52	6	12,442	2,404	798	15,702
Total revenues	788,287	165,168	83,728	3,244	580	1,041,007
Cost of revenues:
Liquidity payments	557,491	154,030	6,696	—	—	718,217
Brokerage, clearing, and exchange fees	4,338	515	50,148	—	—	55,001
Section 31 fees	13,308	14,462	—	—	—	27,770
Equity rights program	—	4,601	—	—	—	4,601
Other cost of revenues(1)	—	—	2,949	—	—	2,949
Total cost of revenues	575,137	173,608	59,793	—	—	808,538
Revenues less cost of revenues	213,150	(8,440)	23,935	3,244	580	232,469
Operating expenses:
Compensation and benefits	49,180	11,750	31,960	4,704	13,091	110,685
Information technology and communication costs	10,635	5,188	5,840	487	363	22,513
Depreciation and amortization	10,553	5,481	1,501	498	2,997	21,030
Occupancy costs	2,697	761	1,059	582	2,463	7,562
Professional fees and outside services	18,005	3,441	5,177	649	17,441	44,713
Marketing and business development	600	—	3,460	266	1,229	5,555
Acquisition-related costs	—	—	—	—	2,723	2,723
General, administrative, and other	4,735	1,432	4,108	596	9,683	20,554
Total operating expenses	96,405	28,053	53,105	7,782	49,990	235,335
Operating income / (loss)	116,745	(36,493)	(29,170)	(4,538)	(49,410)	(2,866)
Non-operating (expense) income:
Change in fair value of puttable common stock	—	—	—	—	(26)	(26)
Interest income	1,477	—	605	—	582	2,664
Interest expense and amortization of debt issuance costs	—	—	(91)	—	(18,784)	(18,875)
Impairment of investments	—	—	—	—	(2,419)	(2,419)
Consideration paid for termination of put liability	—	—	—	—	(5,085)	(5,085)
Other, net	—	—	2,633	—	1,905	4,538
Income (loss) before income tax provision	118,222	(36,493)	(26,023)	(4,538)	(73,237)	(22,069)
Income tax benefit	—	—	—	—	697	697
Net income (loss)	118,222	(36,493)	(26,023)	(4,538)	(72,540)	(21,372)
Net loss attributable to non-controlling interest	—	—	—	—	(482)	(482)
Net income (loss) attributable to Miami International Holdings, Inc.	$118,222	$(36,493)	$(26,023)	$(4,538)	$(72,058)	$(20,890)
__________________
(1)Includes $0.9 million related to access fees, $0.6 million related to market data fees, and $1.4 million related to other revenue.

The following is a reconciliation of revenues less cost of revenues to adjusted revenues less cost of revenues (in thousands):

	Year Ended December 31, 2024
	Options	Equities	Futures	International	Corporate / Other	Total
Revenues less cost of revenues	$247,567	$2,362	$21,241	$3,311	$1,163	$275,644
Equity rights program	—	1,975	—	—	—	1,975
Adjusted revenues less cost of revenues(1)	$247,567	$4,337	$21,241	$3,311	$1,163	$277,619

	Year Ended December 31, 2023
	Options	Equities	Futures	International	Corporate / Other	Total
Revenues less cost of revenues	$213,150	$(8,440)	$23,935	$3,244	$580	$232,469
Equity rights program	—	4,601	—	—	—	4,601
Adjusted revenues less cost of revenues(1)	$213,150	$(3,839)	$23,935	$3,244	$580	$237,070
__________________
(1)Adjusted revenues less cost of revenues is defined as total revenues less cost of revenues excluding the cost of the ERP.

The following is a reconciliation of net income (loss) allocated to common stockholders to EBITDA and adjusted EBITDA (in thousands):

	Year Ended December 31, 2024
	Options	Equities	Futures	International	Corporate / Other	Total
Net income (loss) allocated to common shareholders	$134,831	$(27,148)	$(42,420)	$125,650	$(88,790)	$102,123
Interest expense and amortization of debt issuance costs	—	—	173	—	13,778	13,951
Interest income	(1,264)	—	(899)	—	(1,139)	(3,302)
Income tax (benefit) expense	—	—	(2,188)	—	5,283	3,095
Depreciation and amortization	11,216	5,919	3,446	584	2,207	23,372
EBITDA	144,783	(21,229)	(41,888)	126,234	(68,661)	139,239
Share based compensation(1)	15,823	5,977	11,342	2,591	7,898	43,631
Investment (gain) loss(2)	—	—	(952)	—	2,037	1,085
Litigation costs(3)	6,646	—	—	—	2,215	8,861
Impairment charges(4)	—	—	—	—	6,089	6,089
Change in fair value of puttable warrants issued with debt(5)	—	—	—	—	4,662	4,662
Change in fair value of puttable common stock(6)	—	—	—	—	10,594	10,594
Gain on intangible asset(7)	—	—	—	(52,604)	—	(52,604)
Unrealized gain on derivative assets(8)	—	—	—	(83,840)	—	(83,840)
Settlement fee(9)	—	—	—	—	3,000	3,000
Settlement of induced conversion expense in common stock(10)	—	—	—	—	1,365	1,365
Adjusted EBITDA	$167,252	$(15,252)	$(31,498)	$(7,619)	$(30,801)	$82,082
__________________
(1)Share based compensation represents expenses associated with stock options of $11.6 million, restricted stock awards of $28.0 million and warrants of $2.0 million that have been granted to employees, directors and service providers as well as the expense associated with the equity rights program of $2.0 million. The 2024 expense of $43.6 million is made up of $37.0 million to employees within compensation and benefits, $2.9 million to service providers within professional fees and outside services, $1.7 million to directors within general, administrative, and other, and $2.0 million in equity rights program cost of revenues.
(2)Investment (gain) loss of $1.1 million represents an unrealized loss for an observable price change in the value of an investment, net of unrealized gain on available for sale marketable securities.
(3)Litigation costs are associated with ongoing litigation related to the Nasdaq matter, see “Business — Legal Proceedings — Nasdaq Matter.”
(4)Impairment charges include $4.1 million for an other-than-temporary impairment of minority equity investments held in three private companies, and $2.0 million related to owned land and building impairments.
(5)The change in fair value of warrants issued with debt represents the change in fair value of outstanding puttable warrants issued in connection with the issuance of the 2029 Senior Secured Term Loan.
(6)The change in fair value of puttable common stock of $10.6 million represents the increase in fair value of outstanding puttable common stock issued in connection with the Company’s ERPs I and II that have an associated put right which requires the Company to repurchase a certain percentage of the fair market value of the award upon exercise.
(7)Represents the realized gain on 125 million Pyth tokens that were unlocked by the Pyth Network and sold by BSX during the second quarter of 2024. BSX sold these tokens for $52.6 million, net of expenses incurred.
(8)Represents the unrealized gain on 375 million Pyth tokens that remain locked by the Pyth Network as of December 31, 2024. These tokens were recorded at fair market value beginning in the second quarter of 2024 when an active market emerged for the tokens.
(9)The Company recognized expense of $3.0 million related to a settlement fee paid to its Prior Loan Agreement lender.
(10)Represents the fair value of common stock issued to convertible loan holders in excess of the consideration issuable under the original term loan agreements, offered as an inducement to convert prior to maturity.

	Year Ended December 31, 2023
	Options	Equities	Futures	International	Corporate / Other	Total
Net income (loss) allocated to common shareholders	$118,222	$(36,493)	$(26,023)	$(4,538)	$(72,058)	$(20,890)
Interest expense and amortization of debt issuance costs	—	—	91	—	18,784	18,875
Interest income	(1,477)	—	(605)	—	(582)	(2,664)
Income tax benefit	—	—	—	—	(697)	(697)
Depreciation and amortization	10,553	5,481	1,501	498	2,997	21,030
EBITDA	127,298	(31,012)	(25,036)	(4,040)	(51,556)	15,654
Share based compensation(1)	10,910	7,336	6,072	960	4,751	30,029
Investment gain(2)	—	—	(1,868)	—	(1,433)	(3,301)
Litigation costs(3)	5,245	—	—	—	1,748	6,993
Impairment charges(4)	—	—	—	—	10,038	10,038
Change in fair value of puttable common stock	—	—	—	—	26	26
Consideration paid for termination of put liability(5)	—	—	—	—	5,085	5,085
Acquisition-related costs(6)	—	—	—	—	2,723	2,723
Adjusted EBITDA	$143,453	$(23,676)	$(20,832)	$(3,080)	$(28,618)	$67,247
__________________
(1)Share based compensation represents expenses associated with stock options of $11.9 million, restricted stock awards of $12.7 million and warrants of $0.8 million that have been granted to employees, directors and service providers as well as the expense associated with the equity rights program of $4.6 million. The 2023 expense of $30.0 million is made up of $20.9 million to employees within compensation and benefits, $2.0 million to service providers within professional fees and outside services, $2.5 million to directors within general, administrative, and other, and $4.6 million in equity rights program cost of revenues.
(2)Investment gain of $3.3 million represents an unrealized gain on available for sale marketable securities for $1.9 million and observable price change in the value of an investment for $1.4 million.
(3)Litigation costs are associated with ongoing litigation related to the Nasdaq matter, see “Business — Legal Proceedings — Nasdaq Matter.”
(4)Impairment charges include $7.6 million related to owned land and building impairments, and $2.4 million for an other-than-temporary impairment of a minority equity investments held in three private companies.
(5)In December 2023, the Company and certain participants of ERP I and ERP II entered into respective agreements to terminate the put right associated with the puttable common stock in exchange for an aggregate consideration of $5.1 million, of which $2.4 million was paid in cash and $2.7 million was paid in 131,576 shares of the Company’s common stock.
(6)Acquisition-related costs of $2.7 million relate to the MIAXdx acquisition.
The following is a reconciliation of net income (loss) allocated to common stockholders to adjusted earnings (in thousands):

	Year Ended December 31,
	2024	2023
Net income (loss) allocated to common shareholders	$102,123	$(20,890)
Share based compensation(1)	43,631	30,029
Investment (gain) loss(2)	1,085	(3,301)
Litigation costs(3)	8,861	6,993
Impairment charges(4)	6,089	10,038
Acquisition-related costs (5)	—	2,723
Change in fair value of puttable warrants issued with debt(6)	4,662	—
Change in fair value of puttable common stock(7)	10,594	26

	Year Ended December 31,
	2024	2023
Consideration paid for termination of put liability(8)	—	5,085
Gain on intangible asset(9)	(52,604)	—
Unrealized gain on derivative assets(10)	(83,840)	—
Settlement fee(11)	3,000	—
Settlement of induced conversion expense in common stock(12)	1,365	—
Tax effect of adjustments	(59)	(462)
Adjusted earnings	$44,907	$30,241
__________________
(1)Share based compensation represents expenses associated with stock options, restricted stock awards and warrants that have been granted to employees, directors and service providers as well as the expense associated with the equity rights program.
(2)Investment (gain) loss represents an unrealized gain or loss on available for sale marketable securities, and observable price change in the value of an investment.
(3)Litigation costs are associated with ongoing litigation related to the Nasdaq matter, see “Business — Legal Proceedings — Nasdaq Matter.”
(4)The 2024 impairment charges include $4.1 million for an other-than-temporary impairment of a minority equity investments held in three private companies, and $2.0 million related to owned land and building impairments. The 2023 impairment charges include $7.6 million related to owned land and building impairments, and $2.4 million for other-than-temporary impairment of a minority equity investments held in three private companies.
(5)Acquisition-related costs of $2.7 million relate to the MIAXdx acquisition.
(6)The change in fair value of warrants issued with debt represents the change in fair value of outstanding puttable warrants issued in connection with the issuance of the 2029 Senior Secured Term Loan.
(7)The change in fair value of puttable common stock represents the increase in fair value of outstanding puttable common stock issued in connection with the Company’s ERPs I and II that have an associated put right which requires the Company to repurchase a certain percentage of the fair market value of the award upon exercise.
(8)In December 2023, the Company and certain participants of ERP I and ERP II entered into respective agreements to terminate the put right associated with the puttable common stock in exchange for an aggregate consideration of $5.1 million, of which $2.4 million was paid in cash and $2.7 million was paid in 131,576 shares of the Company’s common stock.
(9)Represents the realized gain on 125 million Pyth tokens that were unlocked by the Pyth Network and sold by BSX during the second quarter of 2024. BSX sold these tokens for $52.6 million, net of expenses incurred.
(10)Represents the unrealized gain on 375 million Pyth tokens that remain locked by the Pyth Network as of December 31, 2024. These tokens were recorded at fair market value beginning in the second quarter of 2024 when an active market emerged for the tokens.
(11)The Company recognized expense of $3.0 million related to a settlement fee paid to its Prior Loan Agreement lender.
(12)Represents the fair value of common stock issued to convertible loan holders in excess of the consideration issuable under the original term loan agreements, offered as an inducement to convert prior to maturity.

Key Business Metrics
The following summarizes changes in certain operational and financial metrics for the year ended December 31, 2024, compared to the year ended December 31, 2023.

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2024	2023
Options:
Number of trading days	252	250	2	0.8%
Total contracts:
Market contracts – Equity and ETF (in thousands)	11,178,827	10,092,147	1,086,680	10.8%
MIH contracts – Equity and ETF (in thousands)	1,690,223	1,587,012	103,211	6.5%
Average daily volume (ADV)(1)
Market ADV – Equity and ETF (in thousands)(1)	44,360	40,369	3,991	9.9%
MIH ADV – Equity and ETF (in thousands)(1)	6,707	6,348	359	5.7%
MIH market share	15.1%	15.7%	(0.6) pts	(3.8)%
Total Options revenue per contract (RPC)(2)	$0.091	$0.076	$0.015	19.7%
U.S. Equities:
Number of trading days	252	250	2	0.8%
Total shares:
Market shares (in millions)	3,064,080	2,758,344	305,736	11.1%
MIH shares (in millions)	49,865	46,935	2,930	6.2%
ADV(1):
Market ADV (in millions)(1)	12,159	11,033	1,126	10.2%
MIH ADV (in millions)(1)	198	188	10	5.3%
MIH market share	1.6%	1.7%	(0.1) pts	(5.9)%
Equities capture (per 100 shares)(3)	$(0.040)	$(0.054)	$0.014	*
Futures:
Number of trading days	252	250	2	0.8%
Financial products total contracts	—	235,736	(235,736)	(100.0)%
Financial products ADV(1)	—	943	(943)	(100.0)%
Financial products RPC(2)	na	$(2.258)	na	na
Agricultural products total contracts	3,188,735	2,659,095	529,640	19.9%
Agricultural products ADV(1)	12,654	10,636	2,018	19.0%
Agricultural products RPC(2)	$2.522	$2.460	$0.062	2.5%
__________________
*Percentage calculation is not meaningful. Represents a change in inverted fees.
(1)Average daily volume (“ADV”) is calculated as total contracts or shares for the period divided by total trading days for the period.
(2)Revenue per contract represents transaction and clearing fees less liquidity payments, brokerage, clearing and exchange fees and Section 31 fees (Net Transaction Fees), divided by total contracts traded during the period.
(3)Equities capture per one hundred shares refers to transaction and clearing fees less liquidity payments, brokerage, clearing and exchange fees, and Section 31 fees (Net Transaction Fees), divided by one-hundredth of total shares.
We closely monitor changes in ADV, market share and revenue per contract or equities capture as they directly impact our transaction related revenues. Transaction related revenues are a function of industry ADV, MIH market share, revenue per contract or equities capture, and number of trading days. We use changes in market ADV to identify broader industry trends, which can impact our revenues and profitability. We use changes in market share in areas such as evaluating our market position relative to our competitors and evaluating potential trading system functionality changes. Similarly, we use revenue per contract or equities capture changes in areas such as analysis of product or customer mix and to identify potential fee changes.
We believe the growth in Options Market ADV for the year ended December 31, 2024 compared to the prior period of 9.9% is due to the continuation of several trends including heightened market volatility, growing retail participation, technological advances, increased sophistication of trading strategies, and the proliferation and adoption of new asset classes and financial products. See “Industry Overview.”
We believe the increase in U.S. Equities Market ADV for the year ended December 31, 2024 compared to the prior period of 10.2% is due to numerous factors including economic volatility.
Our Options market share for the year ended December 31, 2024 compared to the prior period decreased to 15.1% from 15.7% primarily due to changes in member activity. Our Options revenue per contract increased 19.7% for the year ended December 31, 2024 compared to the prior period primarily due to changes in product mix.
Our U.S. Equities market share for the year ended December 31, 2024 compared to the prior period decreased slightly to 1.6% from 1.7%. Our Equities capture improved, for the year ended December 31, 2024 compared to the prior period due to pricing changes, although the capture was still negative as liquidity payments exceeded transaction revenues.
Futures financial products ADV which is made up of SPIKES futures, was delisted as of December 31, 2023. Futures agricultural products ADV for the year ended December 31, 2024 compared to the prior period increased 19.0% due to higher volatility.
Revenues
Total revenues for the year ended December 31, 2024 increased $99.1 million, or 9.5%, compared to the prior period primarily due to:
•$60.9 million increase in Options transaction and clearing fees primarily as a result of a 10.8% increase in Options market contracts, and a 2.1% increase in transaction and clearing fees revenue per contract, partially offset by a 3.8% decrease in MIH Options market share.
•$19.8 million increase in Equities transaction and clearing fees primarily as a result of a 11.1% increase U.S. Equities market shares, and a 7.1% increase in MIAX Pearl Equities capture, partially offset by a 5.9% decrease in MIAX Pearl Equities market share.
•$12.3 million increase in Futures transaction and clearing fees due to increased clearing revenue in Dorman Trading, and higher MIAX Futures revenue from increased agricultural volume.
The following summarizes changes in revenues for the year ended December 31, 2024 compared to the year ended December 31, 2023 (in thousands, except percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2024	2023
Transaction and clearing fees	$1,000,114	$907,142	$92,972	10.2%
Access fees	89,567	88,049	1,518	1.7%
Market data fees	33,646	30,114	3,532	11.7%
Other revenue	16,745	15,702	1,043	6.6%
Total revenues	$1,140,072	$1,041,007	$99,065	9.5%

Transaction and Clearing Fees
The following table presents transaction and clearing fees by operating segment for the year ended December 31, 2024 compared to the year ended December 31, 2023 (in thousands, except percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2024	2023
Options	$757,286	$696,429	$60,857	8.7%
Equities	163,507	143,720	19,787	13.8%
Futures	79,102	66,760	12,342	18.5%
International	219	233	(14)	(6.0)%
Total transaction and clearing fees	$1,000,114	$907,142	$92,972	10.2%
Transaction and clearing fees increased $93.0 million, or 10.2%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to:
•$60.9 million increase in Options transaction and clearing fees primarily as a result of a 10.8% increase in Options market contracts, and a 2.1% increase in transaction and clearing fees revenue per contract, partially offset by a 3.8% decrease in MIH Options market share.
•$19.8 million increase in Equities transaction and clearing fees primarily as a result of a 11.1% increase U.S. Equities market shares, and a 7.1% increase in MIAX Pearl Equities capture, partially offset by a 5.9% decrease in MIAX Pearl Equities market share.
•$12.3 million increase in Futures transaction and clearing fees due to increased clearing revenue in Dorman Trading from increased trading, and higher MIAX Futures revenue from increased agricultural volume.
Access Fees
Access fees increased $1.5 million, or 1.7%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to new customers and growth in MIAX Pearl Equities.
Market Data Fees
Market data fees increased $3.5 million, or 11.7%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to:
•$2.7 million increase in proprietary market data primarily due to fee increases in MIAX Pearl Equities.
•$1.5 million increase in OPRA revenue.
•$0.7 million decrease from lower MIAX Pearl Equities quote market share which decreased our share of fees from the U.S. tape plans.
Other Revenue
Other revenue increased $1.0 million, or 6.6%, for the year ended December 31, 2024 compared to the same period in 2023 primarily due to:
•$0.5 million for a one time client termination fee in the Futures segment.
•$0.4 million higher interest income in the Futures segment.

Cost of Revenues
Cost of revenues increased $55.9 million, or 6.9%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to:
•$29.1 million increase in Options transaction based cost of revenues primarily driven by a 10.8% increase in Options market contracts, partially offset by a 1.4% decrease in cost of revenue per contract, and a 3.8% decrease in MIH Options market share.
•$14.4 million increase in Equities transaction based cost of revenues primarily driven by a 11.1% increase U.S. Equities market shares, and a 2.2% increase in cost of revenue per contract, partially offset by a 5.9% decrease in MIAX Pearl Equities market share.
•$9.7 million increase due to higher Dorman Trading clearing expense.
•$2.7 million increase in MIAX Futures clearing and exchange fees due to a change from an annual and per contract fee to a fixed fee for costs incurred by MIAX Futures for futures trades executed on CME Globex.
•$1.2 million increase due to interest paid by MIAX Futures on customer deposits which began in October 2023.
•$2.6 million decrease in equity rights program cost of revenue due to less warrants earned in the current year as well as the program ending as of June 30, 2024.
The following summarizes changes in cost of revenues for the year ended December 31, 2024 compared to the year ended December 31, 2023 (in thousands, except percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2024	2023
Liquidity payments	$727,177	$718,217	$8,960	1.2%
Brokerage, clearing and exchange fees	68,462	55,001	13,461	24.5%
Section 31 fees	62,140	27,770	34,370	123.8%
Equity rights program	1,975	4,601	(2,626)	(57.1)%
Other cost of revenues	4,674	2,949	1,725	58.5%
Total cost of revenues	$864,428	$808,538	$55,890	6.9%
Liquidity Payments
The following table presents liquidity payments by operating segment for the year ended December 31, 2024 compared to the year ended December 31, 2023 (in thousands, except percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2024	2023
Options	$565,982	$557,491	$8,491	1.5%
Equities	153,711	154,030	(319)	(0.2)%
Futures	7,484	6,696	788	11.8%
Total liquidity payments	$727,177	$718,217	$8,960	1.2%
Liquidity payments increased $9.0 million, or 1.2%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to an $8.5 million increase in Options liquidity payments primarily driven by a

10.8% increase in Options market contracts, partially offset by 3.8% decrease in market share and a 4.7% decrease in liquidity rebates revenue per contract.
Brokerage, Clearing and Exchange Fees
Brokerage, clearing and exchange fees increased $13.5 million, or 24.5%, for the year ended December 31, 2024 compared to the same period in 2023 primarily due to:
•$9.8 million increase due to higher Dorman Trading clearing expense from increased trading.
•$2.7 million increase in MIAX Futures clearing and exchange fees due to a change from an annual and per contract fee to a fixed fee for costs incurred by MIAX Futures for futures trades executed on CME Globex.
Section 31 Fees
Section 31 fees increased $34.4 million, or 123.8%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to an increase in the Section 31 fee rate as well as higher volume.
Equity Rights Program
Equity rights program expense decreased $2.6 million, or 57.1%, for the year ended December 31, 2024 compared to the same period in 2023 due to fewer warrants earned in the current year as well as the program ending as of June 30, 2024.
Other Cost of Revenues
Other cost of revenues increased $1.7 million, or 58.5%, primarily due to MIAX Futures interest paid to clearing members which began in October 2023.
Revenues Less Cost of Revenues
Revenues less cost of revenues increased $43.2 million, or 18.6%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to:
•$31.8 million increase in Options transaction and clearing fees less liquidity payments, brokerage, clearing, exchange and Section 31 fees due to a 19.7% increase in Options revenue per contract, and a 10.8% increase in Options market contracts, partially offset by a 3.8% decrease in Options market share
•$5.4 million increase in Equities transaction and clearing fees less liquidity payments, brokerage, clearing, exchange and Section 31 fees, primarily due to improved but still negative pricing as liquidity payments exceeded transaction revenues, and lower market share on negative pricing, partially offset by higher industry volume.
•$2.6 million decrease in equity rights program cost of revenue due to fewer warrants earned in the current year as well as the program ending as of June 30, 2024.

The following summarizes the components of revenues less cost of revenues for the year ended December 31, 2024 compared to the year ended December 31, 2023 (in thousands, except percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2024	2023
Transaction and clearing fees less liquidity payments, brokerage, clearing, exchange, and Section 31 fees	$142,335	$106,154	$36,181	34.1%
Access fees	89,567	88,049	1,518	1.7%
Market data fees	33,646	30,114	3,532	11.7%
Other revenue	16,745	15,702	1,043	6.6%
Equity rights program	(1,975)	(4,601)	2,626	*
Other cost of revenues	(4,674)	(2,949)	(1,725)	*
Revenues less cost of revenues	$275,644	$232,469	$43,175	18.6%
__________________
*Not meaningful
Transaction and Clearing Fees Less Liquidity Payments, Brokerage, Clearing, Exchange and Section 31 Fees
Transaction and clearing fees less liquidity payments, brokerage, clearing, exchange and Section 31 fees (“Net Transaction Fees”) increased $36.2 million, or 34.1%, for the year ended December 31, 2024, compared to the same period in 2023, primarily due to:
•$31.8 million increase in Options transaction and clearing fees less liquidity payments, brokerage, clearing, exchange and Section 31 fees due to a 19.7% increase in Options revenue per contract, and a 10.8% increase in Options market contracts, partially offset by a 3.8% decrease in Options market share.
•$5.4 million increase in Equities transaction and clearing fees less liquidity payments, brokerage, clearing, exchange and Section 31 fees, primarily due to improved but still negative pricing as liquidity payments exceeded transaction revenues, and lower market share on negative pricing, partially offset by higher industry volume.
Access Fees
Access fees increased $1.5 million, or 1.7%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to new customers and growth in MIAX Pearl Equities.
Market Data Fees
Market data fees increased $3.5 million, or 11.7%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to:
•$2.7 million increase in proprietary market data primarily due to fee increases in MIAX Pearl Equities.
•$1.5 million increase in OPRA revenue.
•$0.7 million decrease from lower MIAX Pearl Equities quote market share which decreased our share of fees from the U.S. tape plans.
Other Revenue
Other revenue increased $1.0 million, or 6.6%, for the year ended December 31, 2024 compared to the same period in 2023 primarily due to:
•$0.5 million for a one time client termination fee in the Futures segment.

•$0.4 million higher interest income in the Futures segment.
Equity Rights Program
Equity rights program expense decreased $2.6 million for the year ended December 31, 2024 compared to the same period in 2023 due to fewer warrants earned in the current year as well as the program ending as of June 30, 2024.
Other Cost of Revenues
Other cost of revenues increased $1.7 million primarily due to MIAX Futures interest paid to clearing members which began in October 2023.
Operating Expenses
For the year ended December 31, 2024 compared to the year ended December 31, 2023, total operating expenses increased $43.1 million, or 18.3% primarily due to:
•$20.6 million increase in salaries, benefits, and bonuses primarily driven by higher headcount including the impact of the May 2023 acquisition of MIAXdx.
•$16.3 million increase in share based compensation.
•$6.7 million increase in information technology and communication costs primarily due to higher software maintenance and data center expenses.
•$3.0 million increase due to a settlement fee paid to the Prior Loan Agreement lender.
•$1.9 million increase from higher litigation expenses.
•2023 reversal of $2.2 million of historical sales tax provision.
•$2.7 million decrease in acquisition related costs due to the May 2023 acquisition of MIAXdx.
•$5.6 million decrease in owned land and building impairments.
The following summarizes the components of operating expense for the year ended December 31, 2024 compared to the year ended December 31, 2023 (in thousands, except percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2024	2023
Operating Expenses:
Compensation and benefits	$145,225	$110,685	$34,540	31.2%
Information technology and communication costs	29,167	22,513	6,654	29.6%
Depreciation and amortization	23,372	21,030	2,342	11.1%
Occupancy costs	9,405	7,562	1,843	24.4%
Professional fees and outside services	47,656	44,713	2,943	6.6%
Marketing and business development	3,063	5,555	(2,492)	(44.9)%
Acquisition-related costs	—	2,723	(2,723)	(100.0)%
General, administrative, and other	20,581	20,554	27	0.1%
Total operating expenses	$278,469	$235,335	$43,134	18.3%

The following is a reconciliation of operating expenses to adjusted operating expenses by segment (in thousands):

	Year Ended December 31, 2024
	Options	Equities	Futures	International	Corporate / Other	Total
Total operating expenses	$114,000	$29,510	$68,453	$14,105	$52,401	$278,469
Share based compensation - Compensation and benefits(1)	(15,710)	(4,002)	(10,352)	(2,126)	(4,810)	(37,000)
Share based compensation - Professional fees and outside services(2)	—	—	—	—	(2,927)	(2,927)
Share based compensation - General, administrative, and other(3)	(113)	—	(990)	(465)	(161)	(1,729)
Total shared based compensation(4)	(15,823)	(4,002)	(11,342)	(2,591)	(7,898)	(41,656)
Litigation - Professional fees and outside services	(6,646)	—	—	—	(2,215)	(8,861)
Settlement fee - General, administrative, and other	—	—	—	—	(3,000)	(3,000)
Depreciation and amortization	(11,216)	(5,919)	(3,446)	(584)	(2,207)	(23,372)
Impairment of long-lived assets - General, administrative, and other	—	—	—	—	(1,981)	(1,981)
Total adjusted operating expenses	$80,315	$19,589	$53,665	$10,930	$35,100	$199,599
__________________
(1)The Options segment includes $3.2 million in stock options, and $12.5 million in restricted stock awards. The Equities segment includes $0.8 million in stock options, and $3.2 million in restricted stock awards. The Futures segment includes $4.5 million in stock options, and $5.9 million in restricted stock awards. The International segment includes $0.6 million in stock options, and $1.5 million in restricted stock awards. The Corporate / Other segment includes $1.0 million in stock options, and $3.8 million in restricted stock awards.
(2)The Corporate / Other segment includes $0.5 million in stock options, $0.4 million in restricted stock awards, and $2.0 million in warrants.
(3)The Options segment includes $0.1 million in stock options, and $0.1 million in restricted stock awards. The Futures segment includes $0.6 million in stock options, and $0.4 million in restricted stock awards. The International segment includes $0.3 million in stock options, and $0.2 million in restricted stock awards. The Corporate / Other segment includes $0.1 million in stock options, and $0.1 million in restricted stock awards
(4)Excludes the cost of the equity rights program which is included in cost of revenues.

	Year Ended December 31, 2023
	Options	Equities	Futures	International	Corporate / Other	Total
Total operating expenses	$96,405	$28,053	$53,105	$7,782	$49,990	$235,335
Share based compensation - Compensation and benefits(1)	(10,059)	(2,503)	(5,253)	(720)	(2,338)	(20,873)
Share based compensation - Professional fees and outside services(2)	—	—	—	—	(2,045)	(2,045)
Share based compensation - General, administrative, and other(3)	(851)	(232)	(819)	(240)	(368)	(2,510)
Total shared based compensation(4)	(10,910)	(2,735)	(6,072)	(960)	(4,751)	(25,428)
Litigation - Professional fees and outside services	(5,245)	—	—	—	(1,748)	(6,993)
Depreciation and amortization	(10,553)	(5,481)	(1,501)	(498)	(2,997)	(21,030)
Acquisition-related costs	—	—	—	—	(2,723)	(2,723)
Impairment of long-lived assets - General, administrative, and other	—	—	—	—	(7,619)	(7,619)
Total adjusted operating expenses	$69,697	$19,837	$45,532	$6,324	$30,152	$171,542
__________________
(1)The Options segment includes $4.3 million in stock options, and $5.8 million in restricted stock awards. The Equities segment includes $1.1 million in stock options, and $1.4 million in restricted stock awards. The Futures segment includes $3.2 million in stock options, and $2.1 million in restricted stock awards. The International segment includes $0.4 million in stock options, and $0.3 million in restricted stock awards. The Corporate / Other segment includes $1.0 million in stock options, and $1.3 million in restricted stock awards.
(2)The Corporate / Other segment includes $0.4 million in stock options, $0.9 million in restricted stock awards, and $0.8 million in warrants.
(3)The Options segment includes $0.6 million in stock options, and $0.3 million in restricted stock awards. The Equities segment includes $0.2 million in stock options, and $0.1 million in restricted stock awards. The Futures segment includes $0.5 million in stock options, and $0.3 million in restricted stock awards. The International segment includes $0.2 million in stock options, and $0.1 million in restricted stock awards. The Corporate / Other segment includes $0.2 million in stock options, and $0.1 million in restricted stock awards
(4)Excludes the cost of the equity rights program which is included in cost of revenues.
Compensation and Benefits
Compensation and benefits increased $34.5 million, or 31.2%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to:
•$16.3 million increase in share based compensation.
•$15.5 million increase in salaries and benefits primarily driven by higher headcount including the impact of the May 2023 acquisition of MIAXdx.
•$5.2 million increase in cash bonuses primarily driven by increased headcount.
•$2.4 million decrease in internally developed software.
Information Technology and Communication Costs
Information technology and communication costs increased $6.7 million, or 29.6%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to:
•$3.3 million increase in software maintenance costs primarily due to the buildout of the MIAX Sapphire exchange and the new MIAX Futures and BSX trading platforms.

•$2.6 million increase in data center costs primarily due to additional space needed for expansion.
•$0.5 million due to the impact of the May 2023 acquisition of MIAXdx.
Depreciation and Amortization
Depreciation and amortization increased $2.3 million, or 11.1%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to:
•$4.9 million increase resulting from capital spending relating to trading system and business system capacity growth and new functionality.
•$0.7 million decrease due to owned land and building impairments.
•$1.9 million decrease from certain assets being fully depreciated.
Occupancy Costs
Occupancy costs increased $1.8 million, or 24.4%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to additional office space related to MIAX Sapphire.
Professional Fees and Outside Services
Professional fees and outside services costs increased $2.9 million, or 6.6%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to:
•$1.9 million increase in litigation expenses.
•$0.9 million increase in regulatory expenses primarily driven by the launch of MIAX Sapphire in August 2024.
Marketing and Business Development
Marketing and business development costs decreased $2.5 million, or 44.9%, for the year ended December 31, 2024 compared to the same period in 2023, primarily due to a decrease in marketing programs for new products in the Futures segment.
Acquisition-Related Costs
Acquisition-related costs of $2.7 million in 2023 relate to the acquisition of MIAXdx. Acquisition-related costs include fees for investment banking advisors, lawyers, accountants, tax advisors, and other external costs directly related to the acquisition. There were no Acquisition-related costs in 2024.
General, Administrative, and Other
General, administrative, and other expenses was relatively unchanged for the year ended December 31, 2024 compared to the same period in 2023, primarily due to:
•$3.0 million increase due to a settlement fee paid to the Prior Loan Agreement lender.
•2023 reversal of $2.2 million of historical sales tax provision.
•$1.0 million increase in director related fees.
•$0.7 million decrease in travel and entertainment.
•$5.6 million decrease in owned land and building impairments.

Operating Income (Loss)
As a result of the items above, there was an operating loss of $2.8 million for the year ended December 31, 2024 compared to an operating loss of $2.9 million for the same period in 2023.
Change in Fair Value of Puttable Common Stock
The change in fair value of puttable common stock of $(10.6) million for the year ended December 31, 2024 represents the increase in fair value of outstanding common stock awarded to the participants of ERPs I and II. The change in fair value of puttable common stock was immaterial for the year ended December 31, 2023. These awards have an associated put right that requires the Company to repurchase a certain percentage of the fair market value of the award upon exercise. The fair market value of these awards is reflected in puttable common stock, net of current portion on the Company’s consolidated balance sheets.
Change in Fair Value of Puttable Warrants Issued with Debt
The change in fair value of puttable warrants issued with debt of $(4.7) million for the year ended December 31, 2024 represents the increase in fair value of the warrants issued in connection with the 2029 Senior Secured Term Loan. The warrants include a put right for unexercised warrant under certain conditions. The initial fair value of the puttable warrants was accounted for as a debt discount and the fair value of the outstanding liability is reflected in puttable warrants issued with debt on the Company’s consolidated balance sheets.
Interest Expense and Amortization of Debt Issuance Costs
Interest expense and amortization of debt issuance costs was $14.0 million for the year ended December 31, 2024, a decrease of $4.9 million, or 26.1%, compared to the same period in 2023, primarily due to the repayment of the Prior Loan Agreement and debt conversion in 2024, partially offset by borrowings under the 2029 Senior Secured Term Loan.
Interest Income
Interest income was $3.3 million for the year ended December 31, 2024, an increase of $0.6 million, or 23.9%, compared to the same period in 2023 primarily due to higher interest rates.
Impairment of Investments
During the years ended December 31, 2024 and 2023, the Company recorded a total impairment charge of $4.1 million and $2.4 million, respectively, on its investments in private companies. The Company determined that an other-than-temporary impairment existed for these investees primarily due to significant deterioration in their financial condition.
Gain on Intangible Asset
The Company sold 125 million unlocked Pyth tokens in numerous trades during May and June 2024 for net proceeds of $52.6 million. All of the proceeds from the tokens sale were recorded as a gain on sale of intangible asset in non-operating (expense) income on the Company’s consolidated statement of operations as these tokens were previously impaired and therefore had no book value.
Unrealized Gain on Derivative Assets
The Company recognized a derivative asset of $83.8 million for the right to receive 375 million locked Pyth tokens. The fair value was determined based on the trading price of Pyth tokens discounted for lack of marketability.
Loss on Extinguishment of Puttable Common Stock Liability
Loss on extinguishment of puttable common stock was $5.1 million for the year ended December 31, 2023. In December 2023, the Company and certain participants of ERP I and ERP II entered into respective agreements to terminate the put right associated with the puttable common stock in exchange for an aggregate consideration of

$5.1 million, of which $2.4 million was paid in cash and $2.7 million was paid in 131,576 shares of the Company’s common stock.
Other, Net
For the year ended December 31, 2024, other income, net of $1.5 million represents dividend income of $3.6 million, $0.4 million of MIAXdx fees charged for the digital assets deposits, and unrealized gain on available for sale marketable securities of $1.0 million net of an observable price change of an investment of $2.0 million, and inducement expenses for debt conversions of $1.5 million. For the year ended December 31, 2023, other income, net of $4.5 million represents an unrealized gain on available for sale marketable securities of $1.9 million, unrealized gain on an observable price change of an investment of $1.4 million and dividend income of $0.9 million.
Income (Loss) Before Income Tax Provision
As a result of the above, income before income tax provision was $105.1 million for the year ended December 31, 2024 compared to a loss before income tax provision of $22.1 million for the same period in 2023.
Income Tax Provision
For the year ended December 31, 2024, there was an income tax expense of $3.1 million. For the year ended December 31, 2023, there was an income tax benefit of $0.7 million. The primary reason for the change was the increase in the deferred tax liability on indefinite lived assets.
Net Income (Loss)
As a result of the items above, net income for the year ended December 31, 2024 was $102.0 million compared to a net loss of $21.4 million for the same period in 2023.
Segment Operating Results
We report results from our four segments: Options, Equities, Futures, and International. Segment performance is primarily based on adjusted revenues less cost of revenues, operating income and adjusted EBITDA. We have aggregated all corporate costs, as well as other business ventures, within the Corporate and Other as those activities should not be used to evaluate a segment’s operating performance. All operating expenses that relate to activities of a specific segment have been allocated to that segment.
The following summarizes our total revenues by segment (in thousands, except percentages):

				Percentage of Total Revenues
	Year Ended December 31,		Percent Change	Year Ended December 31,
	2024	2023		2024	2023
Options	$851,754	$788,287	8.1%	74.7%	75.7%
Equities	187,769	165,168	13.7%	16.5%	15.9%
Futures	96,075	83,728	14.7%	8.4%	8.0%
International	3,311	3,244	2.1%	0.3%	0.3%
Corporate/Other	1,163	580	100.5%	0.1%	0.1%
Total revenues	$1,140,072	$1,041,007	9.5%	100.0%	100.0%

The following summarizes our total adjusted revenues less cost of revenues by segment (in thousands, except percentages):

				Percentage of Total Adjusted Revenues Less Cost of Revenues
	Year Ended December 31,		Percent Change	Year Ended December 31,
	2024	2023		2024	2023
Options	$247,567	$213,150	16.1%	89.2%	89.9%
Equities	4,337	(3,839)	*	1.6%	(1.6)%
Futures	21,241	23,935	(11.3)%	7.7%	10.1%
International	3,311	3,244	2.1%	1.2%	1.4%
Corporate/Other	1,163	580	100.5%	0.4%	0.2%
Adjusted revenues less cost of revenues	$277,619	$237,070	17.1%	100.0%	100.0%
__________________
*Not meaningful
Options
The following summarizes revenues less cost of revenues, operating expenses, operating income, adjusted EBITDA and adjusted EBITDA margin for our Options segment (in thousands, except percentages):

	Year Ended, December 31,		Percent Change	Percentage of Total Revenues
				Year Ended, December 31,
	2024	2023		2024	2023
Revenues less cost of revenues	$247,567	$213,150	16.1%	29.1%	27.0%
Operating expenses	114,000	96,405	18.3%	13.4%	12.2%
Operating income	$133,567	$116,745	14.4%	15.7%	14.8%
Adjusted EBITDA(1)	$167,252	$143,453	16.6%	19.6%	18.2%
Adjusted EBITDA margin(2)	67.6%	67.3%
__________________
(1)See “Overview” above for a reconciliation of net income to adjusted EBITDA and management’s reasons for using such non-GAAP measures.
(2)Adjusted EBITDA margin represents adjusted EBITDA divided by adjusted revenues less cost of revenues.
Revenues less cost of revenues increased $34.4 million for the year ended December 31, 2024 compared to the year ended December 31, 2023, primarily due to:
•$31.8 million increase in Net Transaction Fees primarily due to a 19.7% increase in Options revenue per contract, and a 10.8% increase in Options market contracts, partially offset by a 3.8% decrease in Options market share
For the year ended December 31, 2024, operating expenses increased $17.6 million compared to the year ended December 31, 2023 primarily due to:
•$10.3 million increase in compensation and benefits primarily driven by higher headcount and increased share based compensation.
•$1.9 million increase due to reversal of historical sales tax provision recorded in 2023.
•$1.5 million increase in occupancy costs primarily due to new additional office space related to MIAX Sapphire.

•$1.5 million increase in regulatory fees primarily due to the launch of MIAX Sapphire.
•$1.1 million increase in information technology and communication costs.
As a result of the items above, operating income increased $16.8 million, or 14.4%, as compared to the prior year. After adjusting for share based compensation and litigation costs, adjusted EBITDA increased $23.8 million, or 16.6%, versus the prior year.
Equities
The following summarizes revenues less cost of revenues, operating expenses, operating income, adjusted EBITDA and adjusted EBITDA margin for our Equities segment (in thousands, except percentages):

				Percentage of Total Revenues
	Year Ended, December 31,		Percent Change	Year Ended, December 31,
	2024	2023		2024	2023
Revenues less cost of revenues	$2,362	$(8,440)	*	1.3%	*
Operating expenses	29,510	28,053	5.2%	15.7%	17.0%
Operating loss	$(27,148)	$(36,493)	*	*	*
Adjusted EBITDA(1)	$(15,252)	$(23,676)	*	*	*
Adjusted EBITDA margin(2)	*	*
__________________
*Not meaningful
(1)See “Overview” above for a reconciliation of net income to adjusted EBITDA and management’s reasons for using such non-GAAP measures.
(2)Adjusted EBITDA margin represents adjusted EBITDA divided by Adjusted revenues less cost of revenues.
Revenues less cost of revenues increased $10.8 million for the year ended December 31, 2024 compared to the year ended December 31, 2023, primarily due to:
•$5.4 million increase in Equities transaction and clearing fees less liquidity payments, brokerage, clearing, exchange and Section 31 fees, primarily due to improved but still negative pricing as liquidity payments exceeded transaction revenues, and lower market share on negative pricing, partially offset by higher industry volume.
•$2.6 million decrease in equity rights program expense due to fewer warrants earned in the current year as well as the program ending as of June 30, 2024.
•$1.7 million increase in access fees primarily due to new customers.
•$1.8 million increase in proprietary market data due to fee changes.
•$0.7 million decrease from lower MIAX Pearl Equities quote market share which decreased our share of fees from the U.S. tape plans.
For the year ended December 31, 2024, operating expenses increased $1.5 million compared to the year ended December 31, 2023 primarily due to:
•$1.8 million increase in compensation and benefits due to higher headcount and increased share based compensation.
•$0.4 million increase in information technology and communication costs primarily due to higher data center costs.
•$1.0 million decrease in professional fees and outside services primarily due to lower CAT costs.

As a result of the items above, there was an operating loss of $27.1 million for the year ended December 31, 2024 as compared to an operating loss of $36.5 million in the same period in the prior year. After adjusting for share based compensation, adjusted EBITDA was a loss of $15.3 million as compared to a $23.7 million loss for the same period in the prior year.
Futures
The following summarizes revenues less cost of revenues, operating expenses, operating income, adjusted EBITDA and adjusted EBITDA margin for our Futures segment (in thousands, except percentages):

	Year Ended, December 31,		Percent Change	Percentage of Total Revenues
				Year Ended, December 31,
	2024	2023		2024	2023
Revenues less cost of revenues	$21,241	$23,935	(11.3)%	22.1%	28.6%
Operating expenses	68,453	53,105	28.9%	71.2%	63.4%
Operating loss	$(47,212)	$(29,170)	*	*	*
Adjusted EBITDA(1)	$(31,498)	$(20,832)	*	*	*
Adjusted EBITDA margin(2)	*	*
__________________
*Not meaningful
(1)See “Overview” above for a reconciliation of net income to adjusted EBITDA and management’s reasons for using such non-GAAP measures.
(2)Adjusted EBITDA margin represents adjusted EBITDA divided by adjusted revenues less cost of revenues.
Revenues less cost of revenues decreased $2.7 million for the year ended December 31, 2024 compared to the year ended December 31, 2023, primarily due to a $2.1 million decrease in MIAX Futures interest income primarily due to MIAX Futures interest paid to clearing members which began in October 2023.
For the year ended December 31, 2024, operating expenses increased $15.3 million compared to the same period in the prior year, primarily due to:
•$12.1 million increase in compensation and benefits from increased headcount including the impact of MIAXdx which was acquired in May 2023.
•$3.4 million increase in information technology and communication costs.
•$1.9 million increase in depreciation and amortization primarily due to the buildout of the new MIAX Futures clearing platform.
•$3.0 million decrease in marketing and business development primarily due to $1.9 million in lower Futures marketing program fees and $1.2 million in decreased advertising and promotion costs.
As a result of the items above, there was an operating loss of $47.2 million for the year ended December 31, 2024 as compared to an operating loss of $29.2 million in the same period in the prior year. After adjusting for share based compensation and investment gain, adjusted EBITDA was a loss of $31.5 million as compared to a $20.8 million loss for the same period in the prior year.

International
The following summarizes revenues less cost of revenues, operating expenses, operating income, adjusted EBITDA and adjusted EBITDA margin for our International segment (in thousands, except percentages):

				Percentage of Total Revenues
	Year Ended, December 31,		Percent Change	Year Ended, December 31,
	2024	2023		2024	2023
Revenues less cost of revenues	$3,311	$3,244	2.1%	100.0%	100%
Operating expenses	14,105	7,782	81.3%	426.0%	239.9%
Operating loss	$(10,794)	$(4,538)	*	*	*
Adjusted EBITDA(1)	$(7,619)	$(3,080)	*	*	*
Adjusted EBITDA margin(2)	*	*
__________________
*Not meaningful
(1)See “Overview” above for a reconciliation of net income to adjusted EBITDA and management’s reasons for using such non-GAAP measures.
(2)Adjusted EBITDA margin represents adjusted EBITDA divided by Adjusted revenues less cost of revenues.
Revenues less cost of revenues increased $0.1 million for the year ended December 31, 2024 compared to the year ended December 31, 2023, primarily due to higher listings revenue.
For the year ended December 31, 2024, operating expenses increased $6.3 million compared to the year ended December 31, 2023 primarily due to:
•$3.7 million increase in compensation and benefits due to higher headcount and increased share based compensation.
•$1.8 million increase in information technology and communication costs primarily due to higher data center costs and software maintenance related to the development of the new BSX trading platform.
As a result of the items above, there was an operating loss of $10.8 million for the year ended December 31, 2024 as compared to an operating loss of $4.5 million in the same period in the prior year. After adjusting for the gain on the sale of intangible asset, unrealized gain on derivative assets, and share based compensation, adjusted EBITDA was a loss of $7.6 million as compared to a $3.1 million loss for the same period in the prior year.

Comparison of the Years Ended December 31, 2023 and 2022
The following summarizes changes in financial performance for the year ended December 31, 2023, compared to the year ended December 31, 2022 (in thousands, except share, per share amounts and percentages):

	Years Ended December 31,		Increase/ (Decrease)	Percent Change
	2023	2022
Total revenues	$1,041,007	$797,919	$243,088	30.5%
Total cost of revenues	808,538	602,284	206,254	34.2%
Revenues less cost of revenues	232,469	195,635	36,834	18.8%
Total operating expenses	235,335	190,291	45,044	23.7%
Operating income (loss)	(2,866)	5,344	(8,210)	*
Income (loss) before income tax provision	(22,069)	50,106	(72,175)	*
Income tax benefit	697	7,219	(6,522)	(90.3)%
Net income (loss)	(21,372)	57,325	(78,697)	*
Net loss attributable to non-controlling interest	(482)	(228)	(254)	*
Net income (loss) attributable to Miami International Holdings, Inc	$(20,890)	$57,553	$(78,443)	*
Basic earnings (loss) per share	$(0.37)	$1.05	$(1.42)	*
Diluted earnings (loss) per share	$(0.37)	$0.77	$(1.14)	*
Adjusted revenues less cost of revenues(1)	$237,070	$198,607	$38,463	19.4%
EBITDA(2)	$15,654	$91,934	$(76,280)	(83.0)%
EBITDA margin(3)	6.7%	47.0%	(40.3) pts	(85.7)%
Adjusted EBITDA(2)	$67,247	$57,288	$9,959	17.4%
Adjusted EBITDA margin(3)	28.4%	28.8%	(0.4) pts	(1.4)%
Adjusted earnings(4)	$30,241	$22,907	$7,334	32.0%
Adjusted earnings margin(4)	12.8%	11.5%	1.3 pts	11.3%
Adjusted diluted earnings per share(4)	$0.54	$0.30	$0.24	80.0%
Basic weighted average shares outstanding	56,457,675	54,710,544	1,747,131	3.2%
Diluted weighted average shares outstanding	56,457,675	75,167,367	(18,709,692)	(24.9)%
__________________
*Not meaningful
(1)Adjusted revenues less cost of revenues is defined as revenues less cost of revenues excluding the cost of the equity rights program. Adjusted revenues less cost of revenues does not represent, and should not be considered as an alternative to, revenues less cost of revenues as determined in accordance with GAAP. We have presented revenues less cost of revenues and adjusted revenues less cost of revenues because we consider them important supplemental measures of our performance. In addition, we use adjusted revenues less cost of revenues as a measure of operating performance for preparation of our forecasts. Other companies may calculate revenues less cost of revenues and adjusted revenues less cost of revenues differently than we do. Revenues less cost of revenues and adjusted revenues less cost of revenues have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.
(2)EBITDA is defined as income before interest expense and amortization of debt discount, income taxes and depreciation and amortization. adjusted EBITDA is defined as EBITDA before share based compensation, investment gain/loss, litigation costs, acquisition-related costs, impairment charges, change in fair value of puttable common stock, and loss on extinguishment of puttable common stock liability. EBITDA and adjusted EBITDA do not represent, and should not be considered as, alternatives to net income as determined in accordance with GAAP. We have presented EBITDA and adjusted EBITDA because we consider them important supplemental measures of our performance. In addition, we use adjusted EBITDA as a measure of operating performance for preparation of our forecasts. Other companies may calculate EBITDA and adjusted EBITDA differently than we do. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.
(3)EBITDA margin represents EBITDA divided by revenues less cost of revenues. Adjusted EBITDA margin represents adjusted EBITDA divided by adjusted revenues less cost of revenues.
(4)Adjusted earnings is defined as net income (loss) adjusted for share based compensation, investment gain/loss, litigation costs, acquisition-related costs, impairment charges, change in fair value of puttable common stock, and loss on extinguishment of puttable common stock liability, net of the income tax effects of these adjustments. Adjusted earnings margin represents adjusted earnings divided by adjusted revenues less cost of revenues. Adjusted diluted earnings per share represents adjusted earnings divided by diluted weighted average shares outstanding (where the numerator is adjusted for any income or loss associated with potentially dilutive securities). Adjusted earnings does not represent, and should not be considered as, alternatives to net income as determined in accordance with GAAP. We have presented adjusted earnings because we consider this an important supplemental measure of our performance. In addition, we use adjusted earnings as a measure of operating performance for preparation of our forecasts. Other companies may calculate adjusted earnings differently than we do. Adjusted earnings has limitations as an analytical tool, and you should not consider it in isolation or as substitute for analysis of our results as reported under GAAP.

The following sets forth our results of operations by segment (in thousands):

	Year Ended December 31,
	2023
	Options	Equities	Futures	International	Corporate / Other	Total
Revenues:
Transaction and clearing fees	$696,429	$143,720	$66,760	$233	$—	$907,142
Access fees	75,251	12,005	832	180	(219)	88,049
Market data fees	16,555	9,437	3,694	427	1	30,114
Other revenue	52	6	12,442	2,404	798	15,702
Total revenues	788,287	165,168	83,728	3,244	580	1,041,007
Cost of revenues:
Liquidity payments	557,491	154,030	6,696	—	—	718,217
Brokerage, clearing, and exchange fees	4,338	515	50,148	—	—	55,001
Section 31 fees	13,308	14,462	—	—	—	27,770
Equity rights program	—	4,601	—	—	—	4,601
Other cost of revenues(1)	—	—	2,949	—	—	2,949
Total cost of revenues	575,137	173,608	59,793	—	—	808,538
Revenues less cost of revenues	213,150	(8,440)	23,935	3,244	580	232,469
Operating expenses:
Compensation and benefits	49,180	11,750	31,960	4,704	13,091	110,685
Information technology and communication costs	10,635	5,188	5,840	487	363	22,513
Depreciation and amortization	10,553	5,481	1,501	498	2,997	21,030
Occupancy costs	2,697	761	1,059	582	2,463	7,562
Professional fees and outside services	18,005	3,441	5,177	649	17,441	44,713
Marketing and business development	600	—	3,460	266	1,229	5,555
Acquisition-related costs	—	—	—	—	2,723	2,723
General, administrative, and other	4,735	1,432	4,108	596	9,683	20,554
Total operating expenses	96,405	28,053	53,105	7,782	49,990	235,335
Operating income (loss)	116,745	(36,493)	(29,170)	(4,538)	(49,410)	(2,866)
Non-operating (expense) income:
Change in fair value of puttable common stock	—	—	—	—	(26)	(26)
Interest income	1,477	—	605	—	582	2,664
Interest expense and amortization of debt issuance costs	—	—	(91)	—	(18,784)	(18,875)
Impairment of investments	—	—	—	—	(2,419)	(2,419)
Consideration paid for termination of put liability	—	—	—	—	(5,085)	(5,085)
Other, net	—	—	2,633	—	1,905	4,538
Income (loss) before income tax provision	118,222	(36,493)	(26,023)	(4,538)	(73,237)	(22,069)
Income tax benefit	—	—	—	—	697	697
Net income (loss)	118,222	(36,493)	(26,023)	(4,538)	(72,540)	(21,372)
Net loss attributable to non-controlling interest	—	—	—	—	(482)	(482)
Net income (loss) attributable to Miami International Holdings, Inc.	$118,222	$(36,493)	$(26,023)	$(4,538)	$(72,058)	$(20,890)
__________________
(1)Includes $0.9 million related to access fees, $0.6 million related to market data fees, and $1.4 million related to other revenue.

	Year Ended December 31,
	2022
	Options	Equities	Futures	International	Corporate / Other	Total
Revenues:
Transaction and clearing fees	$583,167	$97,609	$17,419	$239	$—	$698,434
Access fees	57,022	4,859	141	129	(120)	62,031
Market data fees	16,715	8,105	2,847	377	(1)	28,043
Other revenue	1,218	—	5,107	2,413	673	9,411
Total revenues	658,122	110,573	25,514	3,158	552	797,919
Cost of revenues:
Liquidity payments	445,187	96,512	4,154	—	—	545,853
Brokerage, clearing, and exchange fees	5,265	145	9,163	—	—	14,573
Section 31 fees	21,170	17,216	—	—	—	38,386
Equity rights program	—	2,972	—	—	—	2,972
Other cost of revenues(1)	—	—	500	—	—	500
Total cost of revenues	471,622	116,845	13,817	—	—	602,284
Revenues less cost of revenues	186,500	(6,272)	11,697	3,158	552	195,635
Operating expenses:
Compensation and benefits	38,132	10,387	18,096	3,858	13,170	83,643
Information technology and communication costs	9,244	4,602	1,940	577	235	16,598
Depreciation and amortization	9,291	6,609	972	297	3,115	20,284
Occupancy costs	2,192	726	696	611	2,542	6,767
Professional fees and outside services	16,774	2,443	987	644	14,206	35,054
Marketing and business development	2,340	611	5,051	87	325	8,414
Acquisition-related costs	—	—	—	—	2,408	2,408
General, administrative, and other	7,329	1,501	1,752	395	6,146	17,123
Total operating expenses	85,302	26,879	29,494	6,469	42,147	190,291
Operating income (loss)	101,198	(33,151)	(17,797)	(3,311)	(41,595)	5,344
Non-operating (expense) income:
Change in fair value of puttable common stock	—	—	—	—	71,267	71,267
Interest income	513	—	3	—	84	600
Interest expense and amortization of debt issuance costs	(96)	—	(92)	—	(21,728)	(21,916)
Impairment of investments	—	—	—	—	(4,615)	(4,615)
Other, net	—	—	61	(635)	—	(574)
Income (loss) before income tax provision	101,615	(33,151)	(17,825)	(3,946)	3,413	50,106
Income tax benefit	—	—	252	—	6,967	7,219
Net income loss	101,615	(33,151)	(17,573)	(3,946)	10,380	57,325
Net loss attributable to non-controlling interest	—	—	—	—	(228)	(228)
Net income loss attributable to Miami International Holdings, Inc.	$101,615	$(33,151)	$(17,573)	$(3,946)	$10,608	$57,553
__________________
(1)Includes $0.2 million related to access fees, $0.1 million related to market data fees, and $0.1 million related to other revenue.

The following is a reconciliation of revenues less cost of revenues to adjusted revenues less cost of revenues (in thousands):

	Year Ended December 31, 2023
	Options	Equities	Futures	International	Corporate / Other	Total
Revenues less cost of revenues	$213,150	$(8,440)	$23,935	$3,244	$580	$232,469
Equity rights program	—	4,601	—	—	—	4,601
Adjusted revenues less cost of revenues(1)	$213,150	$(3,839)	$23,935	$3,244	$580	$237,070

	Year Ended December 31, 2022
	Options	Equities	Futures	International	Corporate / Other	Total
Revenues less cost of revenues	$186,500	$(6,272)	$11,697	$3,158	$552	$195,635
Equity rights program	—	2,972	—	—	—	2,972
Adjusted revenues less cost of revenues(1)	$186,500	$(3,300)	$11,697	$3,158	$552	$198,607
__________________
(1)Adjusted revenues less cost of revenues is defined as total revenues less cost of revenues excluding the cost of the ERP.
The following is a reconciliation of net income (loss) allocated to common stockholders to EBITDA and adjusted EBITDA (in thousands):

	Year Ended December 31, 2023
	Options	Equities	Futures	International	Corporate / Other	Total
Net income (loss) allocated to common shareholders	$118,222	$(36,493)	$(26,023)	$(4,538)	$(72,058)	$(20,890)
Interest expense and amortization of debt issuance costs	—	—	91	—	18,784	18,875
Interest income	(1,477)	—	(605)	—	(582)	(2,664)
Income tax benefit	—	—	—	—	(697)	(697)
Depreciation and amortization	10,553	5,481	1,501	498	2,997	21,030
EBITDA	127,298	(31,012)	(25,036)	(4,040)	(51,556)	15,654
Share based compensation(1)	10,910	7,336	6,072	960	4,751	30,029
Investment gain(2)	—	—	(1,868)	—	(1,433)	(3,301)
Litigation costs(3)	5,245	—	—	—	1,748	6,993
Impairment charges(4)	—	—	—	—	10,038	10,038
Acquisition-related costs(5)	—	—	—	—	2,723	2,723
Change in fair value of puttable common stock	—	—	—	—	26	26
Consideration paid for termination of put liability(6)	—	—	—	—	5,085	5,085
Adjusted EBITDA	$143,453	$(23,676)	$(20,832)	$(3,080)	$(28,618)	$67,247
__________________
(1)Share based compensation represents expenses associated with stock options of $11.9 million, restricted stock awards of $12.7 million and warrants of $0.8 million that have been granted to employees, directors and service providers as well as the expense associated with the equity rights program of $4.6 million. The 2023 expense of $30.0 million is made up of $20.9 million to employees within compensation and benefits, $2.0 million to service providers within professional fees and outside services, $2.5 million to directors within general, administrative, and other, and $4.6 million in equity rights program cost of revenues.
(2)Investment gain of $3.3 million represents an unrealized gain on available for sale marketable securities for $1.9 million and observable price change in the value of an investment for $1.4 million.
(3)Litigation costs are associated with ongoing litigation related to the Nasdaq matter, see “Business — Legal Proceedings — Nasdaq Matter.”
(4)Impairment charges include $7.6 million related to owned land and building impairments, and $2.4 million for an other-than-temporary impairment of a minority equity investments held in three private companies.
(5)Acquisition-related costs of $2.7 million relate to the MIAXdx acquisition.
(6)In December 2023, the Company and certain participants of ERP I and ERP II entered into respective agreements to terminate the put right associated with the puttable common stock in exchange for an aggregate consideration of $5.1 million, of which $2.4 million was paid in cash and $2.7 million was paid in 131,576 shares of the Company’s common stock.

	Year Ended December 31, 2022
	Options	Equities	Futures	International	Corporate / Other	Total
Net income (loss) allocated to common shareholders	$101,615	$(33,151)	$(17,573)	$(3,946)	$10,608	$57,553
Interest expense and amortization of debt issuance costs	96	—	92	—	21,728	21,916
Interest income	(513)	—	(3)	—	(84)	(600)
Income tax benefit	—	—	(252)	—	(6,967)	(7,219)
Depreciation and amortization	9,291	6,609	972	297	3,115	20,284
EBITDA	110,489	(26,542)	(16,764)	(3,649)	28,400	91,934
Share based compensation(1)	9,264	5,755	2,748	531	4,024	22,322
Investment loss	—	—	204	—	—	204
Litigation costs(2)	2,108	—	—	—	1,054	3,162
Impairment charges(3)	—	—	—	635	8,280	8,915
Change in fair value of puttable common stock(4)	—	—	—	—	(71,267)	(71,267)
Acquisition-related costs(5)	—	—	—	—	2,018	2,018
Adjusted EBITDA	$121,861	$(20,787)	$(13,812)	$(2,483)	$(27,491)	$57,288
__________________
(1)Share based compensation represents expenses associated with stock options of $10.6 million, restricted stock awards of $7.9 million and warrants of $0.9 million that have been granted to employees, directors and service providers as well as the expense associated with the equity rights program of $3.0 million. 2022 expense of $22.3 million is made up of $15.5 million to employees within compensation and benefits, $1.3 million to service providers within professional fees and outside services, $2.5 million to directors within general, administrative, and other, and $3.0 million in equity rights program cost of revenues.
(2)Litigation costs are associated with ongoing litigation related to the Nasdaq matter, see “Business — Legal Proceedings — Nasdaq Matter.”
(3)Impairment charges include $4.6 million due to an other-than-temporary impairment of a minority equity investments held in two private companies, $3.7 million related to owned land and building impairments, and $0.6 million due to impairment of Pyth tokens related to the FTX bankruptcy. Pyth tokens were held by BSX in an FTX exchange account. In November 2022, FTX filed for bankruptcy and BSX ceased to have access to Pyth tokens as the FTX account was no longer accessible. As Pyth tokens were no longer accessible, the Company impaired the entire $0.6 million during the year ended December 31, 2022.
(4)The change in fair value of puttable common stock of $71.3 million represents the decrease in fair value of outstanding common stock issued in connection with the Company’s ERPs I and II that have an associated put right which requires the Company to repurchase a certain percentage of the fair market value of the award upon exercise.
(5)Acquisition-related costs of $2.4 million relate to the Dorman Trading acquisition, of which $0.4 million is included in share based compensation.

The following is a reconciliation of net income (loss) allocated to common stockholders to adjusted earnings (in thousands):

	Year Ended December 31,
	2023	2022
Net income (loss) allocated to common shareholders	$(20,890)	$57,553
Share based compensation(1)	30,029	22,322
Investment (gain) loss(2)	(3,301)	204
Litigation costs(3)	6,993	3,162
Impairment charges(4)	10,038	8,915
Acquisition-related costs(5)	2,723	2,018
Change in fair value of puttable common stock(6)	26	(71,267)
Consideration paid for termination of put liability(7)	5,085	—
Tax effect of adjustments	(462)	—
Adjusted earnings	$30,241	$22,907
__________________
(1)Share based compensation represents expenses associated with stock options, restricted stock awards and warrants that have been granted to employees, directors and service providers as well as the expense associated with the equity rights program.
(2)The 2023 investment gain of $3.3 million represents an unrealized gain on available for sale marketable securities for $1.9 million and observable price change in the value of an investment for $1.4 million.
(3)Litigation costs are associated with ongoing litigation related to the Nasdaq matter, see “Business — Legal Proceedings — Nasdaq Matter.”
(4)Impairment charges in 2023 include $7.6 million related to owned land and building impairments, and $2.4 million for an other-than-temporary impairment of a minority equity investments held in three private companies. The 2022 impairment charges include $4.6 million due to an other-than-temporary impairment of a minority equity investments held in two private companies, $3.7 million related to owned land and building impairments, and $0.6 million due to impairment of Pyth tokens related to the FTX bankruptcy. Pyth tokens were held by BSX in an FTX exchange account. In November 2022, FTX filed for bankruptcy and BSX ceased to have access to Pyth tokens as the FTX account was no longer accessible. As Pyth tokens were no longer accessible, the Company impaired the entire $0.6 million during the year ended December 31, 2022.
(5)The 2023 acquisition-related costs relate to the MIAXdx acquisition. The 2022 acquisition-related costs relate to the Dorman Trading acquisition, of which $0.4 million is included in share based compensation.
(6)The 2022 change in fair value of puttable common stock of $71.3 million represents the decrease in fair value of outstanding common stock issued in connection with the Company’s ERPs I and II that have an associated put right which requires the Company to repurchase a certain percentage of the fair market value of the award upon exercise.
(7)In December 2023, the Company and certain participants of ERP I and ERP II entered into respective agreements to terminate the put right associated with the puttable common stock in exchange for an aggregate consideration of $5.1 million, of which $2.4 million was paid in cash and $2.7 million was paid in 131,576 shares of the Company’s common stock.

Key Business Metrics
The following summarizes changes in certain operational and financial metrics for the year ended December 31, 2023, compared to the year ended December 30, 2022.

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2023	2022
Options:
Number of trading days	250	251	(1)	(0.4)%
Total contracts:
Market contracts – Equity and ETF (in thousands)	10,092,147	9,599,244	492,903	5.1%
MIH contracts – Equity and ETF (in thousands)	1,587,012	1,299,427	287,585	22.1%
Average daily volume (ADV)(1)
Market ADV – Equity and ETF (in thousands)(1)	40,369	38,244	2,125	5.6%
MIH ADV – Equity and ETF (in thousands)(1)	6,348	5,177	1,171	22.6%
MIH market share	15.7%	13.5%	2.2 pts	16.3%
Total Options revenue per contract (RPC)(2)	$0.076	$0.086	$(0.010)	(11.6)%
U.S. Equities:
Number of trading days	250	251	(1)	(0.4)%
Total shares:
Market shares (in millions)	2,758,344	2,980,374	(222,030)	(7.4)%
MIH shares (in millions)	46,935	29,618	17,317	58.5%
ADV(1):
Market ADV (in millions)(1)	11,033	11,874	(841)	(7.1)%
MIH ADV (in millions)(1)	188	118	70	59.3%
MIH market share	1.7%	1.0%	0.7 pts	70.0%
Equities capture (per 100 shares)(3)	$(0.054)	$(0.055)	$0.001	*
Futures:
Number of trading days	250	251	(1)	(0.4)%
Financial products total contracts	235,736	785,379	(549,643)	(70.0)%
Financial products ADV(1)	943	3,129	(2,186)	(69.9)%
Financial products RPC(2)	$(2.258)	$(3.192)	$0.934	*
Agriculture products total contracts	2,659,095	2,508,494	150,601	6.0%
Agriculture products ADV(1)	10,636	9,994	642	6.4%
Agriculture products RPC(2)	$2.460	$2.363	$0.097	4.1%
__________________
*Percentage calculation is not meaningful. Represents a change in inverted fees.
(1)Average daily volume (ADV) is calculated as total contracts or shares for the period divided by total trading days for the period.
(2)Revenue per contract represents transaction and clearing fees less liquidity payments, brokerage, clearing and exchange fees and Section 31 fees (Net Transaction Fees), divided by total contracts traded during the period.
(3)Equities capture per one hundred shares refers to transaction and clearing fees less liquidity payments, brokerage, clearing and exchange fees, and Section 31 fees (Net Transaction Fees), divided by one-hundredth of total shares.
We closely monitor changes in ADV, market share and revenue per contract or equities capture as they directly impact our transaction related revenues. Transaction related revenues are a function of industry ADV, MIH market share, revenue per contract or equities capture, and number of trading days. We use changes in market ADV to identify broader industry trends, which can impact our revenues and profitability. We use changes in market share in areas such as evaluating our market position relative to our competitors and evaluating potential trading system functionality changes. Similarly, we use revenue per contract or equities capture changes in areas such as analysis of product or customer mix and to identify potential fee changes.
We believe the growth in Options Market ADV for the year ended December 31, 2023 compared to the prior period of 5.6% is due to the continuation of several trends including heightened market volatility, growing retail participation, technological advances, increased sophistication of trading strategies, and the proliferation and adoption of new asset classes and financial products. See “Industry Overview.”
We believe the decrease in U.S. Equities Market ADV for the year ended December 31, 2023 compared to the prior period of 7.1% is due to numerous factors, including economic uncertainty.
Our Options market share for the year ended December 31, 2023 compared to the prior period increased to 15.7% from 13.5% primarily due to more order flow from members. Our Options revenue per contract decreased 11.6% for the year ended December 31, 2023 compared to the prior period primarily due to changes in product mix.
Our U.S. Equities market share for the year ended December 31, 2023 compared to the prior period increased to 1.7% from 1.0% primarily due to increased participation from existing members, and new functionality as we continue to grow market share since the September 2020 launch of MIAX Pearl Equities. We continue to offer liquidity payments higher than transaction fees to attract order flow that might otherwise trade on other exchanges. Our Equities capture was relatively unchanged for the year ended December 31, 2023 compared to the prior period.
Futures financial products ADV decreased 69.9% for the year ended December 31, 2023 compared to the prior period due to lower quoting and trading incentives. While our Financial products revenue per contract increased primarily due to pricing changes, the fees remain inverted. Futures agriculture products ADV for the year ended December 31, 2023 compared to the prior period increased 6.4% due to higher volatility. Agriculture revenue per contract was relatively unchanged for the year ended December 31, 2023 compared to the prior period.
Revenues
Total revenues for the year ended December 31, 2023 increased $243.1 million, or 30.5%, compared to the prior period primarily due to:
•$113.3 million increase in Options transaction and clearing fees primarily as a result of a 16.3% increase in MIH Options market share, a 5.6% increase in Options market ADV, partially offset by a 2.2% decrease in transaction and clearing fees revenue per contract.
•$55.2 million from the impact of the Dorman Trading acquisition which occurred in October 2022.
•$46.1 million increase in Equities transaction and clearing fees primarily as a result of a 70.0% increase in MIAX Pearl Equities market share, partially offset by a 7.1% decrease in U.S. Equities market ADV and a 7.2% decrease in capture rate.
•$25.3 million increase in access fees excluding the impact of Dorman Trading, primarily due to fee increases.

The following summarizes changes in revenues for the year ended December 31, 2023 compared to the year ended December 31, 2022 (in thousands, except percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2023	2022
Transaction and clearing fees	$907,142	$698,434	$208,708	29.9%
Access fees	88,049	62,031	26,018	41.9%
Market data fees	30,114	28,043	2,071	7.4%
Other revenue	15,702	9,411	6,291	66.8%
Total revenues	$1,041,007	$797,919	$243,088	30.5%
Transaction and Clearing Fees
The following table presents transaction and clearing fees by operating segment for the year December 31, 2023 compared to the year ended December 31, 2022 (in thousands, except percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2023	2022
Options	$696,429	$583,167	$113,262	19.4%
Equities	143,720	97,609	46,111	47.2%
Futures	66,760	17,419	49,341	283.3%
International	233	239	(6)	(2.5)%
Total transaction and clearing fees	$907,142	$698,434	$208,708	29.9%
Transaction and clearing fees increased $208.7 million, or 29.9%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to:
•$113.3 million increase in Options due to a 16.3% increase in MIH market share, as well as a 5.6% increase in Options market ADV, partially offset by a 2.2% decrease in Options transaction and clearing fees revenue per contract.
•$48.5 million increase from the impact of the Dorman Trading acquisition.
•$46.1 million increase in Equities transaction and clearing fees primarily as a result of a 70.0% increase in MIAX Pearl Equities market share, partially offset by a 7.1% decrease in U.S. Equities market ADV and a 7.2% decrease in capture rate.
Access Fees
Access fees increased $26.0 million, or 41.9%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to fee increases in the Options segment and MIAX Pearl Equities.
Market Data Fees
Market data fees increased $2.1 million, or 7.4%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to:
•$1.6 million increase in proprietary market data primarily due to fee increases.
•$1.3 million increase from higher MIAX Pearl Equities quote market share which increased our share of fees from the U.S. tape plans.
•$0.6 million increase from the impact of the Dorman Trading acquisition.

•$1.4 million decrease in OPRA revenue due to a lower OPRA pool.
Other Revenue
Other revenue increased $6.3 million, or 66.8%, for the year ended December 31, 2023 compared to the same period in 2022 primarily due to increased interest income including the impact of the Dorman Trading acquisition.
Cost of Revenues
Cost of revenues increased $206.3 million, or 34.2%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to:
•$112.3 million increase in Options liquidity payments primarily driven by a 16.3% increase in MIH market share, and a 5.6% increase in Options market ADV.
•$47.7 million due to the acquisition of Dorman Trading.
•$57.5 million increase in Equities liquidity payments primarily driven by a 70.0% increase in MIAX Pearl Equities market share, partially offset by a 7.1% decrease in U.S. Equities market ADV.
•$10.6 million decrease in Section 31 fees primarily due to a decrease in the fee rate.
The following summarizes changes in cost of revenues for the year ended December 31, 2023 compared to the year ended December 31, 2022 (in thousands, except percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2023	2022
Liquidity payments	$718,217	$545,853	$172,364	31.6%
Brokerage, clearing and exchange fees	55,001	14,573	40,428	277.4%
Section 31 fees	27,770	38,386	(10,616)	(27.7)%
Equity rights program	4,601	2,972	1,629	54.8%
Other cost of revenues	2,949	500	2,449	489.8%
Total cost of revenues	$808,538	$602,284	$206,254	34.2%
Liquidity Payments
The following table presents liquidity payments by operating segment for the year ended December 31, 2023 compared to the year ended December 31, 2022 (in thousands, except percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2023	2022
Options	$557,491	$445,187	$112,304	25.2%
Equities	154,030	96,512	57,518	59.6%
Futures	6,696	4,154	2,542	61.2%
Total liquidity payments	$718,217	$545,853	$172,364	31.6%
Liquidity payments increased $172.4 million, or 31.6%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to:
•$112.3 million increase in Options liquidity payments primarily driven by a 16.3% increase in MIH market share, and a 5.6% increase in Options market ADV.
•$57.5 million increase in Equities liquidity payments driven by a 70.0% increase in MIAX Pearl Equities market share, partially offset by a 7.1% decrease in U.S. Equities market ADV.

•$2.1 million increase in the Futures segment primarily due to $4.6 million from the acquisition of Dorman Trading partially offset by lower liquidity payments for our Financial futures.
Brokerage, Clearing and Exchange Fees
Brokerage, clearing and exchange fees increased $40.4 million, or 277.4%, for the year ended December 31, 2023 compared to the same period in 2022 primarily due to an increase in clearing fees due to the acquisition of Dorman Trading in October 2022. These fees represent clearing and settlement services paid to executing brokers, exchanges, clearing organizations and banks.
Section 31 Fees
Section 31 fees decreased $10.6 million, or 27.7%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to a decrease in the Section 31 fee rate.
Equity Rights Program
Equity rights program expense increased $1.6 million or 54.8% for the year ended December 31, 2023 compared to the same period in 2022 primarily due to an increase in the warrants available for vesting in the current period versus the comparable period.
Other Cost of Revenues
Other cost of revenues increased $2.4 million due to the acquisition of Dorman Trading in October 2022 as well as MIAX Futures interest paid to clearing members which began in October 2023.
Revenues Less Cost of Revenues
Revenues less cost of revenues increased $36.8 million, or 18.8%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to:
•$25.4 million increase in access fees in the Options and Equities segments primarily due to fee increases.
•$9.7 million increase in Options transaction and clearing fees less liquidity payments, brokerage, clearing, exchange and Section 31 fees due to a 16.3% increase in MIH market share, and a 5.6% increase in Options market ADV, partially offset by an 11.6% decrease in Options revenue per contract.
•$7.2 million increase in Futures interest income.
•$9.0 million decrease in Equities transaction and clearing fees less liquidity payments, brokerage, clearing, exchange and Section 31 fees, primarily due to higher MIAX Pearl Equities market share, where we offer liquidity payments that are higher than transaction fees to attract order flow that might otherwise trade on other exchanges.

The following summarizes the components of revenues less cost of revenues for the year ended December 31, 2023 compared to the year ended December 31, 2022 (in thousands, except percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2023	2022
Transaction and clearing fees less liquidity payments, brokerage, clearing, exchange, and Section 31 fees	$106,154	$99,622	$6,532	6.6%
Access fees	88,049	62,031	26,018	41.9%
Market data fees	30,114	28,043	2,071	7.4%
Other revenue	15,702	9,411	6,291	66.8%
Equity rights program	(4,601)	(2,972)	(1,629)	*
Other cost of revenues	(2,949)	(500)	(2,449)	*
Revenues less cost of revenues	$232,469	$195,635	$36,834	18.8%
__________________
*Not meaningful
Transaction and Clearing Fees Less Liquidity Payments, Brokerage, Clearing, Exchange and Section 31 Fees
Transaction and clearing fees less liquidity payments, brokerage, clearing, exchange and Section 31 fees (“Net Transaction Fees”) increased $6.5 million, or 6.6%, for the year ended December 31, 2023, compared to the same period in 2022, primarily due to:
•$9.7 million increase in the Options segment due to a 16.3% increase in MIH market share, and a 5.6% increase in Options market ADV, partially offset by an 11.6% decrease in Options revenue per contract.
•$2.7 million increase from the impact of the Dorman Trading acquisition.
•$2.6 million increase from MIAX Futures due to increased Financial Futures caused by a decrease in liquidity rebates, as well as increased Agricultural Futures from higher ADV and increases revenue per contract.
•$9.0 million decrease from lower net transaction fees in the Equities segment primarily caused by a 70.0% increase in MIAX Pearl Equities market share, partially offset by a 7.1% decrease in U.S. Equities market ADV. In MIAX Pearl Equities we offer liquidity payments higher than transaction fees to attract order flow that might otherwise trade on other exchanges.
Access Fees
Access fees increased $26.0 million, or 41.9%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to fee increases in the Options segment and MIAX Pearl Equities.
Market Data Fees
Market data fees increased $2.1 million, or 7.4%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to:
•$1.6 million increase in proprietary market data primarily due to fee increases.
•$1.3 million increase from higher MIAX Pearl Equities quote market share which increased our share of fees from the U.S. tape plans.
•$0.6 million increase from the impact of the Dorman Trading acquisition.
•$1.4 million decrease in OPRA revenue due to a lower OPRA pool.

Other Revenue
Other revenue increased $6.3 million, or 66.8%, for the year ended December 31, 2023 compared to the same period in 2022 primarily due to increased interest income including the impact of the Dorman Trading acquisition.
Equity Rights Program
Equity rights program expense increased $1.6 million for the year ended December 31, 2023 compared to the same period in 2022 primarily due to an increase in the warrants available for vesting in the current period versus the comparable period.
Other Cost of Revenues
Other cost of revenues increased $2.4 million due to the acquisition of Dorman Trading in October 2022 as well as MIAX Futures interest paid to clearing members which began in October 2023.
Operating Expenses
For the year ended December 31, 2023 compared to the year ended December 31, 2022, total operating expenses increased $45.0 million, or 23.7% primarily due to:
•$27.0 million increase in compensation and benefits, primarily due to higher headcount to support our growth, including the acquisitions of Dorman Trading and MIAXdx.
•$6.8 million increase from higher litigation and other legal expenses.
•$5.9 million increase in information technology and communication costs primarily due to higher software maintenance and data center expenses.
•$4.0 million increase in owned land and building impairments.
•$3.5 million increase from higher consulting expenses.
•$2.2 million reversal of historical sales tax provision.
•$2.9 million decrease in marketing and business development costs.
The following summarizes the components of operating expense for the year ended December 31, 2023 compared to the year ended December 31, 2022 (in thousands, except percentages):

	Year Ended December 31,		Increase/ (Decrease)	Percent Change
	2023	2022
Operating Expenses:
Compensation and benefits	$110,685	$83,643	$27,042	32.3%
Information technology and communication costs	22,513	16,598	5,915	35.6%
Depreciation and amortization	21,030	20,284	746	3.7%
Occupancy costs	7,562	6,767	795	11.7%
Professional fees and outside services	44,713	35,054	9,659	27.6%
Marketing and business development	5,555	8,414	(2,859)	(34.0)%
Acquisition-related costs	2,723	2,408	315	13.1%
General, administrative, and other	20,554	17,123	3,431	20.0%
Total operating expenses	$235,335	$190,291	$45,044	23.7%

The following is a reconciliation of operating expenses to adjusted operating expenses by segment (in thousands):

	Year Ended December 31, 2023
	Options	Equities	Futures	International	Corporate / Other	Total
Total operating expenses	$96,405	$28,053	$53,105	$7,782	$49,990	$235,335
Share based compensation - Compensation and benefits(1)	(10,059)	(2,503)	(5,253)	(720)	(2,338)	(20,873)
Share based compensation - Professional fees and outside services(2)	—	—	—	—	(2,045)	(2,045)
Share based compensation - General, administrative, and other(3)	(851)	(232)	(819)	(240)	(368)	(2,510)
Total shared based compensation(4)	(10,910)	(2,735)	(6,072)	(960)	(4,751)	(25,428)
Litigation - Professional fees and outside services	(5,245)	—	—	—	(1,748)	(6,993)
Depreciation and amortization	(10,553)	(5,481)	(1,501)	(498)	(2,997)	(21,030)
Acquisition-related costs	—	—	—	—	(2,723)	(2,723)
Impairment of long-lived assets - General, administrative, and other	—	—	—	—	(7,619)	(7,619)
Total adjusted operating expenses	$69,697	$19,837	$45,532	$6,324	$30,152	$171,542
__________________
(1)The Options segment includes $4.3 million in stock options, and $5.8 million in restricted stock awards. The Equities segment includes $1.1 million in stock options, and $1.4 million in restricted stock awards. The Futures segment includes $3.2 million in stock options, and $2.1 million in restricted stock awards. The International segment includes $0.4 million in stock options, and $0.3 million in restricted stock awards. The Corporate / Other segment includes $1.0 million in stock options, and $1.3 million in restricted stock awards.
(2)The Corporate / Other segment includes $0.4 million in stock options, $0.9 million in restricted stock awards, and $0.8 million in warrants.
(3)The Options segment includes $0.6 million in stock options, and $0.3 million in restricted stock awards. The Equities segment includes $0.2 million in stock options, and $0.1 million in restricted stock awards. The Futures segment includes $0.5 million in stock options, and $0.3 million in restricted stock awards. The International segment includes $0.2 million in stock options, and $0.1 million in restricted stock awards. The Corporate / Other segment includes $0.2 million in stock options, and $0.1 million in restricted stock awards
(4)Excludes the cost of the equity rights program which is included in cost of revenues.

	Year Ended December 31, 2022
	Options	Equities	Futures	International	Corporate / Other	Total
Total operating expenses	$85,302	$26,879	$29,494	$6,469	$42,147	$190,291
Share based compensation - Compensation and benefits(1)	(7,831)	(2,452)	(2,482)	(456)	(2,338)	(15,559)
Share based compensation - Professional fees and outside services(2)	—	—	—	—	(888)	(888)
Share based compensation - General, administrative, and other(3)	(1,433)	(331)	(266)	(75)	(408)	(2,513)
Share based compensation - Acquisition-related costs(4)	—	—	—	—	(390)	(390)
Total shared based compensation(5)	(9,264)	(2,783)	(2,748)	(531)	(4,024)	(19,350)
Litigation - Professional fees and outside services	(2,108)	—	—	—	(1,054)	(3,162)
Depreciation and amortization	(9,291)	(6,906)	(972)	—	(3,115)	(20,284)
Acquisition-related costs(6)	—	—	—	—	(2,018)	(2,018)
Impairment of long-lived assets - General, administrative, and other	—	—	—	—	(3,665)	(3,665)
Total adjusted operating expenses	$64,639	$17,190	$25,774	$5,938	$28,271	$141,812
__________________
(1)The Options segment includes $4.1 million in stock options, and $3.7 million in restricted stock awards. The Equities segment includes $1.3 million in stock options, and $1.2 million in restricted stock awards. The Futures segment includes $1.3 million in stock options, and $1.2 million in restricted stock awards. The International segment includes $0.3 million in stock options, and $0.2 million in restricted stock awards. The Corporate / Other segment includes $1.2 million in stock options, and $1.1 million in restricted stock awards.
(2)The Corporate / Other segment includes $0.3 million in stock options, $0.1 million in restricted stock awards, and $0.5 million in warrants.
(3)The Options segment includes $1.2 million in stock options, and $0.2 million in restricted stock awards. The Equities segment includes $0.3 million in stock options, and $0.1 million in restricted stock awards. The Futures segment includes $0.3 million in stock options. The International segment includes $0.1 million in stock options. The Corporate / Other segment includes $0.3 million in stock options, and $0.1 million in restricted stock awards
(4)Includes $0.4 million if warrants related to the Dorman Trading acquisition
(5)Excludes the cost of the equity rights program which is included in cost of revenues.
(6)Relates to the Dorman Trading acquisition, of which $0.4 million in included in share based compensation.
Compensation and Benefits
Compensation and benefits increased $27.0 million, or 32.3%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to:
•$15.7 million increase in salary and benefits primarily driven by higher headcount, including the acquisitions of Dorman Trading and MIAXdx.
•$6.6 million increase in cash bonuses primarily driven by increased headcount.
•$5.3 million increase in shared based compensation.

Information Technology and Communication Costs
Information technology and communication costs increased $5.9 million, or 35.6%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to:
•$3.8 million increase in software maintenance costs primarily due to the impact of the Dorman Trading and MIAXdx acquisitions, as well as the buildout of the new Futures clearing platform.
•$1.3 million increase in data center costs primarily due to additional space needed for expansion.
Depreciation and Amortization
Depreciation and amortization increased $0.7 million, or 3.7%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to:
•$2.0 million increase resulting from capital spending relating to trading system and business system capacity growth and new functionality.
•$1.2 million decrease from certain assets being fully depreciated.
Occupancy Costs
Occupancy costs increased $0.8 million, or 11.7%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to additional office space from the Dorman Trading acquisition.
Professional Fees and Outside Services
Professional fees and outside services costs increased $9.7 million, or 27.6%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to:
•$6.8 million increase in litigation and other legal expenses.
•$3.5 million increase from higher consulting expenses
•$0.9 million decrease in regulatory expenses primarily due to a $3.0 million provision for CAT notes in 2022. Excluding the $3.0 million provision for CAT notes, regulatory expenses increased $2.1 million primarily due to rising CAT costs.
Marketing and Business Development
Marketing and business development costs decreased $2.9 million, or 34.0%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to a decrease in marketing programs for new products in the Futures segment.
Acquisition-Related Costs
Acquisition-related costs of $2.4 million in 2022 relate to the acquisition of Dorman Trading. Acquisition-related costs of $2.7 million in 2023 relate to the acquisition of MIAXdx. Acquisition-related costs include fees for investment banking advisors, lawyers, accountants, tax advisors, and other external costs directly related to the acquisition.
General, Administrative, and Other
General, administrative, and other expenses increased $3.4 million, or 20.0%, for the year ended December 31, 2023 compared to the same period in 2022, primarily due to:
•$4.0 million increase in owned land and building impairments.
•$1.2 million increase in travel and entertainment.

•$1.2 million increase in director related fees.
•$1.0 million increase in insurance primarily related to the acquisition of MIAXdx.
•$2.2 million reversal of historical sales tax provision.
Operating Income (Loss)
As a result of the items above, there was an operating loss of $2.9 million for the year ended December 31, 2023 compared to an operating income of $5.3 million for the same period in 2022, a decrease of $8.2 million.
Change in Fair Value of Puttable Common Stock
The change in fair value of puttable common stock was immaterial for the year ended December 31, 2023. The change in fair value of puttable common stock of $71.3 million for the year ended December 31, 2022, represents the decrease in fair value of outstanding common stock awarded to the participants of ERPs I and II. These awards have an associated put right that requires the Company to repurchase a certain percentage of the fair market value of the award upon exercise. The fair market value of these awards is reflected in puttable common stock, net of current portion on the Company’s consolidated balance sheets.
Interest Expense and Amortization of Debt Issuance Costs
Interest expense and amortization of debt issuance costs was $18.9 million for the year ended December 31, 2023, a decrease of $3.0 million, or 13.9%, compared to the same period in 2022, primarily due to principal payments and conversions between 2022 and 2023.
Interest Income
Interest income was $2.7 million for the year ended December 31, 2023, an increase of $2.1 million, or 344.0%, compared to the same period in 2022 primarily due to higher interest rates.
Impairment of Investments
During the year ended December 31, 2023, the Company recorded a total impairment loss of $2.4 million on three of its investments based on qualitative assessments performed by management. The Company determined that an other-than-temporary impairment existed for these investments as they were likely to suspend operations in the near future or experienced delays in implementing certain business plan initiatives which could adversely affect their financial condition.
During the year ended December 31, 2022 the company recorded two impairments of investments totaling $4.6 million. The first impairment of $2.5 million was recorded after the Company determined that an other-than-temporary impairment existed for a minority interest investment that suspended operations during the period due to its deteriorating financial condition. The second impairment of $2.1 million was recorded due to a fair value estimate based on an observable transaction being less than the carrying value of the investment.
Loss on Extinguishment of Puttable Common Stock Liability
Loss on extinguishment of puttable common stock was $5.1 million for the year ended December 31, 2023. In December 2023, the Company and certain participants of ERPs I and ERP II entered into respective agreements to terminate the put right associated with the puttable common stock in exchange for an aggregate consideration of $5.1 million, of which $2.4 million was paid in cash and $2.7 million was paid in 131,576 shares of the Company’s common stock.
Other, Net
For the year ended December 31, 2023, other income, net of $4.5 million represents an unrealized gain on available for sale marketable securities of $3.3 million and dividend income of $1.2 million.

For the year ended December 31, 2022, other expense, net of $0.6 million represents an impairment of intangible assets of $0.6 million, investment loss of $0.2 million, partially offset by other income of $0.3 million. The impairment of intangible assets is due to Pyth tokens received by BSX amounting to $0.6 million for certain data provided to the Pyth Network. These tokens were held by BSX in an FTX exchange account. In November 2022, FTX filed for bankruptcy and BSX ceased to have access to Pyth tokens as the FTX account was no longer accessible. As Pyth tokens were no longer accessible and may not be recoverable, the Company impaired the entire $0.6 million during the year ended December 31, 2022. The investment loss of $0.2 million in 2022 represents an unrealized loss on available for sale marketable securities. Other income of $0.3 million for the year ended December 31, 2022 represents dividend income from available for sale marketable securities.
Income (Loss) Before Income Tax Provision
As a result of the above, the loss before income tax provision was $22.1 million for year ended December 31, 2023 compared to an income before income tax provision of $50.1 million for the same period in 2022.
Income Tax Provision
For the year ended December 31, 2023, there was an income tax benefit of $0.7 million. For the year ended December 31, 2022, there was an income tax benefit of $7.2 million. The primary cause for the decrease was a 2022 tax benefit related to the Dorman Trading acquisition.
Net Income (Loss)
As a result of the items above, the net loss for the year ended December 31, 2023 was $21.4 million compared to a net income of $57.3 million for the same period in 2022.
Segment Operating Results
We report results from our four segments: Options, Equities, Futures, and International. Segment performance is primarily based on adjusted revenues less cost of revenues, operating income and adjusted EBITDA. We have aggregated all corporate costs, as well as other business ventures, within the Corporate and Other as those activities should not be used to evaluate a segment’s operating performance. All operating expenses that relate to activities of a specific segment have been allocated to that segment.
The following summarizes our total revenues by segment (in thousands, except percentages):

				Percentage of Total Revenues
	Year Ended December 31,		Percent Change	Year Ended December 31,
	2023	2022		2023	2022
Options	$788,287	$658,122	19.8%	75.7%	82.5%
Equities	165,168	110,573	49.4%	15.9%	13.9%
Futures	83,728	25,514	228.2%	8.0%	3.2%
International	3,244	3,158	2.7%	0.3%	0.4%
Corporate/Other	580	552	5.1%	0.1%	0.1%
Total revenues	$1,041,007	$797,919	30.5%	100.0%	100.0%

The following summarizes our total adjusted revenues less cost of revenues by segment (in thousands, except percentages):

				Percentage of Total Adjusted Revenues Less Cost of Revenues
	Year Ended December 31,		Percent Change	Year Ended December 31,
	2023	2022		2023	2022
Options	$213,150	$186,500	14.3%	89.9%	93.9%
Equities	(3,839)	(3,300)	*	(1.6)%	(1.7)%
Futures	23,935	11,697	104.6%	10.1%	5.9%
International	3,244	3,158	2.7%	1.4%	1.6%
Corporate/Other	580	552	5.1%	0.2%	0.3%
Adjusted revenues less cost of revenues	$237,070	$198,607	19.4%	100.0%	100.0%
__________________
*Not meaningful
Options
The following summarizes revenues less cost of revenues, operating expenses, operating income, adjusted EBITDA and adjusted EBITDA margin for our Options segment (in thousands, except percentages):

				Percentage of Total Revenues
	Year Ended December 31,		Percent Change	Year Ended December 31,
	2023	2022		2023	2022
Revenues less cost of revenues	$213,150	$186,500	14.3%	27.0%	28.3%
Operating expenses	96,405	85,302	13.0%	12.2%	13.0%
Operating income	$116,745	$101,198	15.4%	14.8%	15.4%
Adjusted EBITDA(1)	$143,453	$121,861	17.7%	18.2%	18.5%
Adjusted EBITDA margin(2)	67.3%	65.3%
__________________
(1)See “Overview” above for a reconciliation of net income to adjusted EBITDA and management’s reasons for using such non-GAAP measures.
(2)Adjusted EBITDA margin represents adjusted EBITDA divided by adjusted revenues less cost of revenues.
Revenues less cost of revenues increased $26.7 million for the year ended December 31, 2023 compared to the year ended December 31, 2022, primarily due to:
•$18.2 million increase in access fees primarily due to fee increases.
•$9.7 million increase in Net Transaction Fees driven by a 16.3% increase in MIH market share and a 5.6% increase in Options market ADV, partially offset by an 11.6% decrease in revenue per contract.
For the year ended December 31, 2023, operating expenses increased $11.1 million compared to the year ended December 31, 2022 primarily due to:
•$11.0 million increase in compensation and benefits primarily driven by higher headcount.
•$3.1 million increase in litigation costs.
•$2.9 million increase in information technology and communication costs primarily due to higher software maintenance expenses.
•$1.7 million decrease in marketing and business development.

•$2.0 million decrease in sales tax provision due to reversal of 2022 provision.
•$2.4 million decrease in regulatory fees due to 2022 CAT note provision of $2.6 million.
As a result of the items above, operating income increased $15.5 million, or 15.4%, for the year ended December 31, 2023 compared to the prior year. After adjusting for share based compensation and litigation costs, adjusted EBITDA increased $21.6 million, or 17.7%, versus the prior year.
Equities
The following summarizes revenues less cost of revenues, operating expenses, operating loss, adjusted EBITDA and adjusted EBITDA margin for our Equities segment (in thousands, except percentages):

				Percentage of Total Revenues
	Year Ended December 31,		Percent Change	Year Ended December 31,
	2023	2022		2023	2022
Revenues less cost of revenues	$(8,440)	$(6,272)	*	(5.1)%	(5.7)%
Operating expenses	28,053	26,879	4.4%	21.3%	29.3%
Operating loss	$(36,493)	$(33,151)	*	*	*
Adjusted EBITDA(1)	$(23,676)	$(20,787)	*	*	*
Adjusted EBITDA margin(2)	*	*
__________________
*Not meaningful
(1)See “Overview” above for a reconciliation of net income to adjusted EBITDA and management’s reasons for using such non-GAAP measures.
(2)Adjusted EBITDA margin represents adjusted EBITDA divided by adjusted revenues less cost of revenues.
The negative revenues less cost of revenues increased $2.2 million for the year ended December 31, 2023 compared to the year ended December 31, 2022, primarily due to:
•$9.0 million decrease in Net Transaction Fees resulting primarily due to a 70.0% increase in MIAX Pearl Equities market share where we currently have inverted pricing where liquidity payments exceed transaction fees. In our Equities segment, we currently offer liquidity payments higher than transaction fees to attract order flow that might otherwise trade on other exchanges.
•$1.6 million increase in equity rights program cost of revenue expense primarily due to an increase in the warrants available for vesting in the current period versus the comparable period.
•$1.4 million increase in market data due to higher MIAX Pearl Equities quote market share which increased our share of fees from the U.S. tape plans.
•$7.1 million increase in access fees primarily from MIAX Pearl Equities fee increases.
For the year ended December 31, 2023, operating expenses increased $1.2 million compared to the year ended December 31, 2022 primarily due to:
•$1.4 million increase in compensation and benefits.
•$1.0 million increase in professional fees and outside services due to higher regulatory costs.
•$1.1 million decrease in depreciation and amortization cost caused by certain capital leases being fully depreciated.
As a result of the items above, there was an operating loss of $36.5 million for the year ended December 31, 2023 as compared to an operating loss of $33.2 million in the same period in the prior year. After adjusting primarily for share based compensation, adjusted EBITDA was a loss of $23.7 million as compared to $20.8 million loss for the same period in the prior year.
Futures
The following summarizes revenues less cost of revenues, operating expenses, operating loss, adjusted EBITDA and adjusted EBITDA margin for our Futures segment (in thousands, except percentages):

				Percentage of Total Revenues
	Year Ended December 31,		Percent Change	Year Ended December 31,
	2023	2022		2023	2022
Revenues less cost of revenues	$23,935	$11,697	104.6%	28.6%	45.8%
Operating expenses	53,105	29,494	80.1%	63.4%	115.6%
Operating loss	$(29,170)	$(17,797)	*	*	*
Adjusted EBITDA(1)	$(20,832)	$(13,812)	*	*	*
Adjusted EBITDA margin(2)	*	*
__________________
*Not meaningful
(1)See “Overview” above for a reconciliation of net income to adjusted EBITDA and management’s reasons for using such non-GAAP measures.
(2)Adjusted EBITDA margin represents adjusted EBITDA divided by adjusted revenues less cost of revenues.
Revenues less cost of revenues increased $12.2 million for the year ended December 31, 2023 compared to the year ended December 31, 2022, primarily due to:
•$8.0 million increase from the acquisitions of Dorman Trading in October 2022 and MIAXdx in May 2023.
•$2.0 million increase in Financial futures due to lower liquidity payments.
•$1.6 million increase in MIAX Futures interest income.
For the year ended December 31, 2023, operating expenses increased $23.6 million compared to the same period in the prior year, primarily due to:
•$17.9 million increase from the acquisitions of Dorman Trading and MIAXdx.
•$3.3 million increase in compensation and benefits excluding Dorman Trading and MIAXdx.
•$2.0 million increase in information technology and communication costs.
•$1.6 million decrease in marketing and business development primarily due to $2.6 million in lower Futures marketing program fees offset by $1.0 million in increased advertising and promotion costs.
As a result of the items above, there was an operating loss of $29.2 million for the year ended December 31, 2023 as compared to an operating loss of $17.8 million compared to the prior year. After adjusting primarily for share based compensation and investment gain, adjusted EBITDA was a loss of $20.8 million as compared to a $13.8 million loss for the same period in the prior year.

International
The following summarizes revenues less cost of revenues, operating expenses, operating loss, adjusted EBITDA and adjusted EBITDA margin for our International segment (in thousands, except percentages):

				Percentage of Total Revenues
	Year Ended December 31,		Percent Change	Year Ended December 31,
	2023	2022		2023	2022
Revenues less cost of revenues	$3,244	$3,158	2.7%	100.0%	100.0%
Operating expenses	7,782	6,469	20.3%	239.9%	204.8%
Operating loss	$(4,538)	$(3,311)	*	*	*
Adjusted EBITDA(1)	$(3,080)	$(2,483)	*	*	*
Adjusted EBITDA margin(2)	*	*
__________________
*Not meaningful
(1)See “Overview” above for a reconciliation of net income to adjusted EBITDA and management’s reasons for using such non-GAAP measures.
(2)Adjusted EBITDA margin represents adjusted EBITDA divided by adjusted revenues less cost of revenues.
Revenues less cost of revenues of $3.2 million for the year ended December 31, 2023 were relatively flat compared to the year ended December 31, 2022.
For the year ended December 31, 2023, operating expenses increased $1.3 million compared to the year ended December 31, 2022 primarily due to increased compensation and benefits.
As a result of the items above, there was an operating loss of $4.5 million for the year ended December 31, 2023 as compared to an operating loss of $3.3 million in the same period in the prior year. After adjusting primarily for share based compensation, adjusted EBITDA was a loss of $3.1 million as compared to $2.5 million loss for the same period in the prior year.
Liquidity and Capital Resources
Since our inception, we have financed operations primarily through issuances of common stock and warrants, borrowings under credit facilities and cash flow from operating activities.
On August 21, 2024, we entered into a senior secured loan agreement in the principal amount of $100.0 million. On June 13, 2025, we entered into an amendment to the senior secured loan agreement, pursuant to which we received an incremental term loan in the aggregate principal amount of $40.0 million. See “Contractual Obligations — 2029 Senior Secured Loan Agreement.”
Based on our current level of operations, we believe our available cash, available borrowings and cash provided by operations will be adequate to meet our current liquidity needs for the next 12 months. In the near term, we expect that our cash from operations will meet our cash needs to fund our operations, capital expenditures, interest payments on debt and debt repayments. Our future capital requirements will depend on many factors, including but not limited to, our growth rate, headcount, sales and marketing activities, research and development efforts, capital expenditures, the introduction of new products and offerings, potential merger and acquisition activity, other strategic initiatives, volatility in the market or in certain securities and trading volume of our customers. We may be required to seek additional equity or debt financing. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations and financial condition.

Cash Flows
The following table summarizes our cash flow activities for the six months ended June 30, 2025 and 2024, and the years ended December 31, 2024, 2023, and 2022 (in thousands):

	Six Months Ended
	June 30,
	2025	2024
Net cash provided by operating activities	$66,146	$128,369
Net cash used in investing activities	(79,973)	(19,821)
Net cash provided by (used in) financing activities	37,195	(49,458)
Effect of exchange rate changes on cash and cash equivalents	146	—
Increase in cash, cash equivalents, segregated cash, and restricted cash	$23,513	$59,090

	Six Months Ended
	June 30,
	2025	2024
Reconciliation of cash, cash equivalents, segregated cash, and restricted cash:
Cash and cash equivalents	$195,319	$62,769
Cash segregated under federal and other regulations	32,330	33,281
Restricted cash	6,005	7,423
Restricted cash (clearing house performance bonds and guarantee funds)	65,108	106,444
Participant margin deposits	1,149	25,311
Total	$299,911	$235,228

	Year Ended December 31,
	2024	2023	2022
Net cash provided by (used in) operating activities	$111,439	$(49,195)	$121,631
Net cash used in investing activities	(40,585)	(64,139)	(53,929)
Net cash provided by (used in) financing activities	29,406	(16,622)	(9,352)
Increase (decrease) in cash, cash equivalents, segregated cash, and restricted cash	$100,260	$(129,956)	$58,350

	Year Ended December 31,
	2024	2023	2022
Reconciliation of cash, cash equivalents, segregated cash, and restricted cash:
Cash and cash equivalents	$150,341	$59,293	$126,449
Cash segregated under federal and other regulations	30,809	15,191	19,528
Restricted cash	6,270	7,423	7,060
Restricted cash (clearing house performance bonds and guarantee funds)	87,744	67,847	153,057
Participant margin deposits	1,234	26,384	—
Total	$276,398	$176,138	$306,094
Cash provided by operating activities consisted of net income (loss) adjusted for certain non-cash items including depreciation and amortization and share-based compensation expense, as well as the effect of changes in operating assets and liabilities. Net operating assets and liabilities at any specific point in time are subject to many variables, including variability in user activity, the timing of cash receipts and payments and vendor payment terms.
For the six months ended June 30, 2025, cash provided by operating activities was $66.1 million, primarily due to net income of $2.1 million, proceeds from the sale of intangible assets of $16.2 million, and an addback of non-cash expense of $75.6 million, partially offset by net outflows from changes in operating assets and liabilities of $27.8 million. The primary driver of the non-cash expense was the $47.0 million unrealized loss on derivative assets.
For the six months ended June 30, 2024, cash provided by operating activities was $128.4 million, primarily due to net income of $102.3 million and $50.0 million of cash generated from changes in operating assets and liabilities, partially offset by $24.0 million addback of non-cash income. The $38.6 million increase in clearing house performance bonds and guarantee funds was the primary driver of the increase in operating assets and liabilities during the period. The unrealized gain of $66.7 million on the right to receive Pyth tokens was the primary driver of the non-cash income earned during the period.
For the year ended December 31, 2024, cash provided by operating activities was $111.4 million, primarily due to net income of $102.0 million and an add-back of non-cash expense of $17.8 million, partially offset by an increase in net operating assets of $8.3 million. The primary driver of the non-cash expense add-back includes share based compensation of $43.6 million, depreciation and amortization of $23.4 million, change in fair value of puttable warrants and puttable common stock of $15.3 million, and other non-cash expenses of $19.4 million, partially offset by the unrealized gain on the right to receive Pyth tokens of $83.8 million.
For the year ended December 31, 2023, cash used in operating activities was $49.2 million, primarily due to a net loss of $21.4 million, adjusted for the add-back of non-cash expenses of $68.5 million, and net outflows from changes in operating assets and liabilities of $96.4 million, primarily due to a $85.0 million decrease in clearing house performance bonds and guarantees.
For the year ended December 31, 2022, cash provided by operating activities was $121.6 million, primarily due to a $77.8 million increase in clearing house performance bonds and guarantee funds from MIAX Futures, net income of $57.3 million, $1.4 million of operating cash flow used from changes in other operating assets and liabilities, partially offset by the add-back of non-cash expenses of $14.9 million.
For the six months ended June 30, 2025, cash used in investing activities was $80.0 million, consisting of $56.5 million in cash paid, net of cash acquired for TISE, $16.9 million in purchases of property, equipment and leasehold improvements, and $6.6 million in capitalization of internally developed software.
For the six months ended June 30, 2024, cash used in investing activities was $19.8 million, which primarily consisted of $13.7 million in purchases of property, equipment and leasehold improvements and $6.1 million in capitalization of internally developed software.
For the year ended December 31, 2024, cash used in investing activities was $40.6 million, consisting primarily of $26.7 million in purchases of property, equipment and leasehold improvements, $12.3 million in capitalization of internally developed software and $1.6 million in purchases of investments.
For the year ended December 31, 2023, cash used in investing activities was $64.1 million, consisting primarily of $19.9 million in cash paid, net of cash acquired for MIAXdx, $16.2 million in purchases of property, equipment and leasehold improvements, $18.4 million in purchases of investments, and $9.7 million in capitalization of internally developed software.
For the year ended December 31, 2022, cash used in investing activities was $53.9 million, consisting primarily of $24.2 million in cash paid, net of cash acquired for Dorman Trading, $10.9 million in purchases of property, equipment and leasehold improvements, $9.7 million in purchases of investments, and $9.1 million in capitalization of internally developed software.

For the six months ended June 30, 2025, cash flows provided by financing activities was $37.2 million, consisting primarily of $36.9 million in proceeds from issuance of debt.
For the six months ended June 30, 2024, cash flows used in financing activities were $49.5 million, which primarily consisted of $57.3 million of debt repayments, partially offset by $8.8 million in proceeds from issuance of common stock and convertible preferred stock.
For the year ended December 31, 2024, cash flows provided by financing activities was $29.4 million, consisting primarily of $95.0 million in proceeds from issuance of debt with puttable warrants, $10.0 million in proceeds from issuance of common stock and convertible preferred stock, partially offset by $57.3 million of debt repayments, $12.4 million for repurchases of common stock and $5.9 million for payment of debt issuance costs.
For the year ended December 31, 2023, cash flows used in financing activities was $16.6 million, consisting primarily of $32.0 million of debt repayments, and $3.3 million for repurchases of common stock, partially offset by $18.3 million in proceeds from issuances of common stock and convertible preferred stock, warrants and debt.
For the year ended December 31, 2022, cash flows used in financing activities was $9.4 million, consisting primarily of $15.0 million of debt repayments, $2.5 million of repayments of capital leases, and $1.4 million for repurchases of common stock, partially offset by $9.6 million in proceeds from issuance of common stock and convertible preferred stock.
Contractual Obligations
2029 Senior Secured Loan Agreement
On August 21, 2024, the Company entered into the 2029 Senior Secured Loan Agreement in the principal amount of $100 million with an interest rate of 12.90% per annum to be paid quarterly and a five year term from the date of the loan agreement. The proceeds of the 2029 Senior Secured Term Loan amounted to approximately $95 million after deducting upfront fees. Prior to the second anniversary of the loan, the lenders may, if mutually agreed with MIH, make additional term loans to the Company, initially in an aggregate amount of up to $100 million. In connection with the 2029 Senior Secured Term Loan, the Company also issued to the lenders 3,795,564 warrants to purchase shares of the Company’s common stock. The warrants to purchase shares of common stock have an exercise price equal to $7.15 per share and $8.55 per share for the 2,277,338 and 1,518,226 warrants, respectively, and expire on August 21, 2032.
The warrants provide that at any time following the earlier of (i) an event of default, as defined in the 2029 Senior Secured Loan Agreement, or repayment in full of the 2029 Senior Secured Term Loan and (ii) the sixth anniversary of the 2029 Senior Secured Loan Agreement, the lenders, have the right, but not the obligation, to require the Company to redeem any unexercised portion of the warrants for a purchase price equal to its fair value. The put right terminates upon completion of a “Qualified IPO,” which is defined as an underwritten public offering by the Company of its common equity interests (a) that results in a publicly traded float of at least $500 million as of the date of the initial public offering and (b) where the aggregate primary and secondary offering proceeds, net of underwriting discounts and commissions, are at least $250 million.
The puttable warrants issued in connection with the 2029 Senior Secured Term Loan are accounted for as liability carried at fair value subject to remeasurement at each balance sheet date, with any change in the fair value recognized as a component of non-operating income (expense) in the consolidated statements of operations. A portion of the 2029 Senior Secured Term Loan was attributed to the puttable warrants which at the time of issuance had been valued at $59.5 million using the Black-Scholes valuation model. As of June 30, 2025, the fair value of the puttable warrants was determined to be $65.1 million.
The 2029 Senior Secured Loan Agreement contains customary affirmative and negative covenants and restrictions typical for a financing of this type. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the 2029 Senior Secured Term Loan becoming immediately due and payable. See “Risk Factors — Risks related to our indebtedness” for additional information regarding these restrictions.

In June 2025, the lenders and the Company entered into Amendment No. 1 to the 2029 Senior Secured Loan Agreement pursuant to which the lenders made the Incremental Term Loan to the Company in the aggregate principal amount of $40 million on substantially the same terms as the 2029 Senior Secured Term Loan. The Incremental Term Loan bears interest at a rate of 12.90% per annum, is payable in cash and matures in August 2029. A portion of the proceeds from the Incremental Term Loan was used to fund the purchase price of the TISE Acquisition. In connection with the Incremental Term Loan, the Company pledged to the lenders all of the Company’s equity interests in its wholly-owned subsidiary MIH East.
Convertible Promissory Notes
On December 4, 2020, the Company issued a 9.5% convertible note for $5.0 million to an existing stockholder due five years from the date of issuance. Interest is payable quarterly and the principal and the unpaid interest is convertible into the Company’s common stock at the option of the holder at a price of $16.00 per share.
Notes Payable
During 2023, the Company issued $1.5 million of unsecured promissory notes due 2026 pursuant to which unpaid interest (but not the principal) is convertible at the option of the holder into shares of the Company’s common stock at a conversion price of $20.50 per share until maturity.
Lines of Credit
As of June 30, 2025, MIAX Futures maintained two unsecured revolving lines of credit with a bank, one for $6.0 million and another for $4.0 million. Both unsecured lines of credit expire on December 31, 2025. Borrowings bear interest at the bank's prime rate less 0.25% (effective rate of 7.50% as of June 30, 2025 and 7.25% as of December 31, 2024) and have an annual commitment fee of 0.40%. MIAX Futures also maintained a secured line of credit with another bank for $40 million which will expire on July 28, 2026. The secured line of credit carries an interest at the bank's prime rate of 7.50% as of June 30, 2025 and 7.50% as of December 31, 2024, and an annual commitment fee of 0.25% through July 2025. At June 30, 2025 and December 31, 2024, there were no amounts outstanding on any lines of credit.
No interest expense was incurred related to the above lines of credit for the six months ended June 30, 2025 and 2024. MIAX Futures is required to maintain certain financial minimums and restrictions. MIAX Futures complied with all such covenants as at June 30, 2025.
As of June 30, 2025, Dorman Trading maintained an unsecured revolving line of credit for $10.0 million at an interest rate equal to the bank's prime rate. If the loans are not repaid when due, the interest rate would be determined by adding 3.0% to the prime rate. There was no amount outstanding as of June 30, 2025 and December 31, 2024 and Dorman Trading did not incur any interest expense during the six months ended June 30, 2025 and 2024.
Puttable Common Stock from Exercise of Warrants
ERPs I and II participants have the put right to require that MIH purchase a certain percentage of the shares held under ERPs I or II, as applicable, on each anniversary of the put vesting date under each program in cash at a price per share equal to a fixed percentage of the fair market value of MIH’s common stock. Eligible offering participants are able to exercise the put right during the 90-day period commencing on the initial put vesting date and each anniversary thereof.
MIH recorded a liability of $77.3 million and $101.1 million at June 30, 2025 and December 31, 2024, respectively, representing the estimated fair value of the puttable common stock outstanding as of the balance sheet dates. The liability associated with these awards is remeasured at each reporting period until settlement, with the change in fair value recorded as non-operating income (expense) on the consolidated statements of operations.
The put closing date for a put right exercise is no later than 120 days following MIH’s receipt of a put notice, subject to the applicability of any regulatory approvals that may be required in connection therewith. Notwithstanding the foregoing, MIH, in its discretion, may elect to fund the put price in installments as follows:

one-third (1/3) paid on the put closing date and the remaining two-thirds (2/3) paid in equal installments on each of the two succeeding calendar year anniversaries of the put closing date. In addition, under certain circumstances, MIH may, at its option, elect to defer payment of the first installment payment until the first anniversary of the put closing date, such that two-thirds (2/3) of the total put price will be funded on the first anniversary of the put closing date, with the balance of the put price due and payable on the third anniversary of the put closing date.
In September 2023, MIH received a put notice (the “September 2023 Put Notice”) from an ERP II participant to redeem the remaining 1,900,427 shares of common stock and 331,218 shares of nonvoting common stock it acquired pursuant to ERP II. In December 2023, the participant sold 506,432 shares to another ERP participant reducing the net total number of shares subject to the September 2023 Put Notice to 1,725,213 shares with an aggregate put price of $34.1 million with one-third of the put obligation of $11.4 million due and payable on January 17, 2024, and the remaining two payments of $11.4 million each to be made on each of the two succeeding calendar year anniversaries of the put closing date. In January 2024, the Company elected to defer payment of the first installment of the put obligation of $11.4 million. In accordance with such election, two-thirds of the put price or $22.7 million was due on January 17, 2025, the first anniversary of the put closing date, with the remaining payment of $11.4 million due on January 17, 2027, the third anniversary of the put closing date.
On February 21, 2025, after extending the payment date with respect to the two-thirds of the put price or $22.7 million from January 17, 2025, the ERP participant sold the corresponding 1,150,142 shares subject to the September 2023 Put Notice to another ERP participant. In connection with this sale, the put right associated with such shares was terminated and the related put payable of $22.7 million as of December 31, 2024 was extinguished. The Company then reclassified the fair value of the put liability of $25.7 million, measured at the put termination date, to common stock at par value and additional paid-in capital in the consolidated balance sheet as of June 30, 2025. The remaining 575,071 shares subject to the September 2023 Put Notice remain puttable to the Company and the related put price of $11.4 million is due on January 17, 2027.
The rights to put shares held by the sole remaining eligible ERP participant terminate upon completion of an initial public offering of MIH common stock where the offering price, net of underwriting discounts and commissions, exceeds $250 million.
Off-Balance Sheet Arrangements
The following table summarizes our off-balance sheet arrangements as of the June 30, 2025. The amount of the obligations presented in the table summarizes our commitments to settle contractual obligations in cash as of the dates presented.

	Payments due by period
	Total	Less than 1 year	More than 1 year
Purchase obligations	$14,444	$2,701	$11,743
Purchase obligations include long term non-cancelable agreements with consultants and vendors to provide services.
Recent Accounting Pronouncements
For a discussion of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.
Quantitative and Qualitative Disclosures about Market Risk
Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest rates and market prices. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Interest Rate Risk
As of June 30, 2025 and December 31, 2024, our cash and cash equivalents were $195.3 million and $150.3 million, respectively, of which $1.0 million and $0.6 million, respectively, were held in Bermuda, and $16.8 million and $0.0 million, respectively, were held in Guernsey. The remaining cash and cash equivalents are denominated in U.S. dollars. The Company does not believe that the results of operations or cash flows would be affected to any significant degree by a sudden change in market interest rates. As of June 30, 2025, we had $146.5 million in outstanding debt, of which $140.0 million related to 2029 Senior Secured Term Loan, $5.0 million related to unsecured convertible promissory notes and $1.5 million related to unsecured promissory notes. The outstanding debt bears interest at a fixed interest rate. Changes in interest rates will have no impact on the interest we pay on fixed rate obligations.
Currency Exchange Risk
We are exposed to foreign currency translation risk as revenues and expenses from our operations in Guernsey, through TISE, are denominated in British pound. For the six months ended June 30, 2025, the foreign currency impact of TISE on our consolidated revenues and expenses was not material.
Equity Risk
Our investment in TISE with functional currency of British pound is exposed to volatility in currency exchange rate through translation of our net assets or equity to U.S. dollar. The translation of the non-U.S. dollar statement of financial condition into U.S. dollar, our reporting currency, results in a cumulative translation adjustment, which is recorded in accumulated other comprehensive income, net within stockholders' equity on our consolidated balance sheets. As of June 30, 2025, our net equity investment in TISE amounted to $96.8 million and a 10% change in British pound foreign currency exchange rate would result in a $9.7 million impact on our consolidated equity.
Credit Risk
We are exposed to credit risk from third parties, including customers, counterparties and clearing agents. These parties may default on their obligations due to bankruptcy, lack of liquidity, operational failure or other reasons. We limit our exposure to credit risk by considering such risk when selecting the counterparties with which we make investments and execute agreements.
We do not have counterparty credit risk with respect to trades matched on our options or equities exchanges in the U.S. With respect to equities, we deliver matched trades of our customers to the National Securities Clearing Corporation (“NSCC”) without taking on counterparty risk for those trades. NSCC acts as a central counterparty on all equity transactions occurring on MIAX Pearl Equities and, as such, guarantees clearance and settlement of all of our matched equity trades. Similarly, with respect to U.S. options, we deliver matched trades of our customers to the OCC, which acts as a central counterparty on all transactions occurring on MIAX Options, MIAX Pearl, MIAX Emerald and MIAX Sapphire and, as such, guarantees clearance and settlement of all of our matched options trades.
With respect to orders routed to other markets for execution on behalf of our customers, we are exposed to some counterparty credit risk in the case of failure to perform on the part of our routing brokers. We believe that any potential requirement for us to make payments under these guarantees is remote and accordingly, have not recorded any liability in the consolidated financial statements for these guarantees.
Credit difficulties or insolvency, or the perceived possibility of credit difficulties or insolvency, of one or more larger or more visible market participants could also result in market-wide credit difficulties or other market disruptions.
We also have credit risk related to fees that are billed in arrears to customers on a monthly basis. Our potential exposure to credit losses on these transactions is represented by the receivable balances in our balance sheet. Our customers are financial institutions whose ability to satisfy their contractual obligations may be impacted by volatile securities markets.

On a regular basis, we review and evaluate changes in the status of our counterparties’ creditworthiness. Credit losses such as those described above could adversely affect our consolidated financial position and results of operations. Any such effects to date have been minimal.
As a result of the acquisition of MIAX Futures in December 2020, the Company is exposed to further credit risk through our clearing operations. MIAX Futures holds material amounts of clearing participant collateral, both cash and non-cash deposits, which are held or invested primarily to provide security of capital while minimizing credit risk as well as liquidity and market risks. The following is a summary of the risks associated with these deposits and how these risks are mitigated:
•Credit Risk — Credit risk to MIAX Futures comes primarily from two sources, which are the potential default or insolvency of a clearing participant or the insolvency of a settlement bank. Credit risk from clearing participants stems from the potential risk of non-performance by a participant to satisfy its obligations, financial or otherwise, to the clearing house. MIAX Futures attempts to mitigate credit risk posed by clearing participants through a variety of methods, such as marking open positions to market twice daily and requiring clearing participants to make security deposits and pledge margin based upon open positions held at MIAX Futures. Furthermore, MIAX Futures uses risk-based margin methodologies and models to estimate volatilities and determine appropriate margin requirements expected to cover exposures and reduce credit risk posted by market fluctuations. Although MIAX Futures clears limited physically delivered contracts, MIAX Futures may face large credit exposures on final settlement days should a participant fail to perform on its delivery obligations. To mitigate this risk, MIAX Futures closely monitors clearing participant exposures during the delivery period and applies product-specific heightened risk management standards through its rules. As to credit risk of settlement banks, MIAX Futures rules require that clearing participants maintain accounts at a settlement bank approved by MIAX Futures. In addition, MIAX Futures monitors approved settlement banks on an ongoing basis by performing financial reviews that evaluate, among other items, a bank’s capital resources and liquidity.
•Liquidity Risk — Liquidity risk is the risk MIAX Futures may not be able to meet its payment obligations on time. To help mitigate this risk, MIAX Futures monitors its liquidity requirements closely and maintains funds and assets in a manner which attempts to minimize the risk of loss or delay in the access by the clearing house to such funds and assets. For example, liquidity risks posed by clearing participants are addressed through the collection of margin and the posting of security deposits. On a daily basis, MIAX Futures calculates performance bond requirements for all of its clearing participants’ portfolios and requires that clearing participants post funds to the clearing house to cover its margin requirement. MIAX Futures also maintains multiple lines of credit that could be drawn upon to increase liquidity in the event of a default of a clearing participant. Lastly, MIAX Futures holds sufficient liquid resources to meet its financial obligations in the event of a default by the two clearing participants or their affiliates creating the largest combined loss to the clearing house in extreme but plausible market conditions.
•Market Risk — Market risk, including procyclicality, is another a source of risk faced by MIAX Futures. To help mitigate market risk, the clearing house establishes bond requirements designed to limit the likelihood of procyclical changes in such requirements and mitigate costly and disruptive adjustments to performance bond requirements in periods of high market volatility. Specifically, MIAX Futures rules provide that when calculating performance bond requirements, the clearing house will include measures designed to limit procyclicality that are equivalent to at least one of the options listed in Article 1, paragraph 2(b) of the European Commission’s Implementing Decision 2016/377.
As a result of the acquisition of Dorman Trading in October 2022, the Company is exposed to further regulatory and credit risks. Dorman Trading holds material amounts of customer funds. The following is a summary of the risks associated with these funds and how these risks are mitigated:
•Regulatory Risk — Dorman Trading is registered as a futures commission merchant with the CFTC and NFA, and a member of various commodities and futures exchanges in the U.S. and abroad. Dorman Trading has a responsibility to meet margin calls at all exchanges on a daily basis, and even on an intra-day basis, if deemed necessary by relevant regulators or exchanges. Dorman Trading requires clients to make margin deposits the next business day, and requires their largest clients to make intra-day margin payments during periods of significant price movement. Margin required to be posted to the exchanges is a function of clients’ net open positions and required margin per contract. Dorman Trading is subject to minimum capital requirements under Section 4(f)(b) of the Commodity Exchange Act, Part 1.17 of the rules and regulations of the CFTC. These rules specify the minimum amount of capital that must be available to support clients’ account balances and open trading positions, including the amount of assets that Dorman Trading must maintain in relatively liquid form. Further, the rules are designed to maintain general financial integrity and liquidity. The regulations discussed above limit funds available for dividends to us. As a result, we may be unable to access our operating subsidiaries’ funds when we need them.
•Client and Counterparty Credit and Liquidity Risk — Dorman Trading’s operations expose us to credit risk of default of our clients and counterparties. The risk includes liquidity risk to the extent our clients or counterparties are unable to make timely payment of margin or other credit support. We are indirectly exposed to the financing and liquidity risks of our clients and counterparties, including the risks that our clients and counterparties may not be able to finance their operations. As a clearing broker, Dorman Trading acts on behalf of their clients for all trades consummated on exchanges. Dorman Trading must pay initial and variation margin to the exchanges, on a net basis, before receiving the required payments from our clients. Accordingly, Dorman Trading is responsible for clients’ obligations with respect to these transactions, which exposes us to significant credit risk. Dorman Trading’s clients are required to make any margin deposits the next business day, and requires their largest clients to make intra-day margin payments during periods of significant price movement. Dorman Trading’s clients are obligated to maintain initial margin requirements at the level set by the respective exchanges, but we have the ability to increase margin requirements for clients based on their open positions, trading activity, or market conditions. Additionally, Dorman Trading deposits its own funds and its customers’ funds with banks and other financial institutions, including other FCMs under omnibus arrangements to effect daily cash settlements and, therefore, is exposed to the risks of settlement bank failures. Such failures could pose both credit risks and liquidity risks to Dorman Trading. In the event of the insolvency of one of these financial institutions, Dorman Trading might not be able to fully recover the assets it has deposited since, in certain cases, it will be among the institution’s unsecured creditors. Dorman Trading may also make demand deposits with banks that are secured only to the value of FDIC insurance or other national deposit guarantee coverage, which is small, and therefore, the deposits may in significant part be lost in the event any of these banks or financial institutions become insolvent. As a result, Dorman Trading’s business, financial condition and results of operations could be materially adversely affected by the loss of these funds.
Critical Accounting Policies and Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of the amounts of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. On an ongoing basis, the Company evaluates its estimates, including those related to areas that require a significant level of judgment or are otherwise subject to an inherent degree of uncertainty. The Company bases its estimates on historical experience, observance of trends in particular areas, information available from outside sources and various other assumptions that are believed to be reasonable under the circumstances. Information from these sources form the basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources.
We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact of, and any associated risks related to, these policies on our business operations is discussed throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For a detailed discussion on the application of these and other accounting policies, see Note 2 (“Summary of Significant Accounting Policies”) to our consolidated financial statements and related notes included elsewhere in this prospectus.

Goodwill and Indefinite-Lived Intangible Assets and Related Impairment
Goodwill represents the excess of the purchase price over the fair value assigned to the net assets, including identifiable intangible assets, of businesses acquired. Goodwill is allocated to our reporting units based on the assignment of the fair values of each reporting unit (“RU”) of the acquired company. Indefinite-lived intangible assets are comprised of exchange licenses. Goodwill and indefinite-lived intangible assets are not amortized but are tested for impairment at least annually or when indicators of impairment are identified.
We assess goodwill for impairment annually on October 1, or more frequently if events or circumstances indicate that the carrying amounts may not be fully recoverable. We first consider the option to assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If we conclude that it is more likely than not that the fair value is less than the carrying amount, we then perform a one-step quantitative impairment test by comparing the reporting unit’s fair value with its carrying value. An impairment loss is recognized for the amount by which the RUs carrying value exceeds its fair value, up to the total amount of goodwill allocated to the reporting unit.
We estimate the fair value of a reporting unit using the income approach. The income approach uses a discounted cash flow methodology that involves significant judgment and projections of future performance. Assumptions about future revenues and future operating expenses, capital expenditures and changes in working capital are based on the annual operating plan and other business plans for each reporting unit. These plans take into consideration numerous factors, including historical experience, current and future operational plans, anticipated future economic conditions and growth expectations for the industries and end markets in which we participate.
We review our indefinite-lived intangible assets, for impairment whenever events or circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable. Similar to goodwill impairment testing, we test for impairment of indefinite-lived intangible assets during the fourth quarter of our fiscal year using an October 1 measurement date and may first perform a qualitative assessment. If we elect to perform or are required to perform a quantitative assessment, the test consists of a comparison of the fair value of the indefinite-lived intangible asset to its carrying amount as of the impairment testing date. The determination of asset fair value is subject to significant judgment and utilizes valuation techniques including discounting estimated future cash flows. Our estimates of cash flows are based on past experiences adjusted for trends and future expectation, and can be significantly impacted by changes in our business or economic conditions. If the carrying value of the asset exceeds the estimated undiscounted future cash flows, an impairment loss is recognized for the difference between the estimated fair value and the carrying value.
Stock-based Compensation
The Company recognizes the cost of employee and non-employee services received in exchange for a share-based payment such as stock options, restricted stock awards and warrants. The cost is based upon the grant-date fair value at the time of the grant, amortized over the service period required by the award’s vesting terms, net of any actual forfeitures. In determining the estimated fair value of the Company’s common stock, management uses the assistance of a third party using the Company’s earnings projections and capitalization tables. The fair value of the options and warrants is derived using a Black-Scholes option valuation model. This model requires the input of highly subjective assumptions including the value of our common stock, implied stock price volatility of similar public entities and the estimated life of each award.
Common Stock Valuation
Prior to this offering, given the absence of a public trading market for our common stock and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our common stock. These factors included:
•independent third-party valuations of our common stock;

•the prices paid for our common stock;
•our financial forecasts, financial condition, results of operations and capital resources;
•the industry outlook;
•the valuation of comparable companies;
•the lack of marketability of our common stock;
•the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our Company, given prevailing market conditions;
•the history and nature of our business, industry trends and competitive environment; and
•general economic outlook including economic growth, inflation, unemployment, interest rate environment and global economic trends.
Our board of directors determined the fair value of our common stock by first determining the equity value of our business, and then allocating the value among the various classes of our equity securities to derive a per share value of our common stock. The equity value of our business was primarily estimated utilizing the income or market approaches, and at times when applicable, by reference to a common stock transaction preceding the date of the valuation.
The income approach estimates equity value based on the estimated present value of future cash flows the business is expected to generate over its remaining life. The estimated present value is calculated using a discount rate reflective of the risks associated with an investment in a similar company in a similar industry or having a similar history of revenue growth. The market approach estimates value based on a comparison of the subject company to comparable public companies. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.
In allocating the equity value of our business among the various classes of stock, we relied on two methods: the current value method (“CVM”), which assumes that the various debt and equity interests share in the value of the business enterprise as of the date of the valuation (a single value rather than an array of probability weighted values at future dates) according to each interest’s respective rights and claims to the business enterprise value, and the probability weighted expected return method (“PWERM”) which values each class of equity based on potential future enterprise values and the manner in which those values would accrue to the owners of the different classes of equity. After the allocation to the various classes of stock, a discount for lack of marketability (“DLOM”), is applied to arrive at a fair value of the common stock. A DLOM is meant to account for the lack of marketability of a stock that is not traded on public exchanges.
In addition, we also considered any transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.
Application of these approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. Common stock valuation is the primary input used to estimate the fair value of puttable common stock, puttable warrants issued with debt and stock-based compensation awards at grant date.

Following this offering, it will not be necessary to determine the fair value of our common stock, as the shares of our common stock will be traded in the public market.
Income Taxes
We record deferred taxes on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based upon the technical merits of the position. The tax benefit recognized in the consolidated financial statements from such a position is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Also, interest and penalties expense is recognized on the full amount of deferred benefits for uncertain tax positions. Our policy is to include interest and penalties related to unrecognized tax benefits in the income tax provision within the consolidated statements of operations.
Emerging Growth Company Status
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements and interim condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
We expect to use the extended transition period for any other new or revised accounting standards during the period in which we remain an emerging growth company, unless otherwise described in “Recently adopted accounting pronouncements” in our consolidated financial statements and interim condensed consolidated financial statements included elsewhere in this prospectus (as the JOBS Act does not preclude an emerging growth company from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies to the extent early adoption is allowed by the accounting standard).

INDUSTRY OVERVIEW
Introduction
We build and operate marketplaces for the trading of exchange-listed options, equities, swaps, futures and options on futures, which is a large and growing global industry. Exchange-listed derivatives, such as swaps, options, futures and options on futures are financial instruments that derive their value from an underlying asset or reference value, such as individual equities, market indexes, debt instruments, currencies, interest rates, commodities, cryptocurrencies and various other benchmarks. Over the past two decades, the use of these derivatives has expanded dramatically and has evolved into a key tool for hedging, risk management, asset allocation, arbitrage and speculation. Exchange-listed derivatives are cleared and settled through a central counterparty known as a clearing house, which serves as the counterparty to each of the seller and the buyer of a derivative instrument thereby eliminating counterparty risk for the seller and the buyer.
U.S. Options Market
An option is a contract which conveys to its buyer the right, but not the obligation, to buy or sell an underlying asset or instrument at a specified strike price on or before a specified date, depending on the style of the option. The vast majority of options traded on national securities exchanges today are options on individual equities, ETFs and market indexes. There are two types of options traded on U.S. options exchanges: American and European. American style options can be exercised any time prior to their respective expiration date while European options can only be exercised at the time of expiration. All U.S. equity and index options are traded solely on exchanges and are issued and cleared by the OCC. There are currently 18 U.S. options exchanges registered with the Securities Exchange Commission where these options can be traded today.
U.S. options exchanges differ by their allocation model and pricing model. The allocation model determines who, among those posting orders on the exchange (“Liquidity Makers”) at a given price, are allocated trading volume when an order or quote is placed to execute against resting liquidity (“Liquidity Takers”). Regardless of allocation model, more aggressively priced liquidity always trades ahead of liquidity at a worse price. For liquidity resting with the same price, a Price-Time allocation will allocate trades to liquidity based on the time the liquidity was entered on the book, so older liquidity will be executed ahead of newer liquidity, while Pro Rata allocation typically allocates trades to liquidity based on the size of the resting liquidity.
The pricing model used by an exchange determines who is charged an exchange transaction fee and who is paid an exchange liquidity payment. A Maker-Taker model generally charges a lower fee or pays a transaction rebate to the Liquidity Maker for each contract traded and charges a transaction fee to the Liquidity Taker. A Taker-Maker model generally charges a lower fee or pays a liquidity payment to the Liquidity Taker for each contract traded and charges a higher transaction fee to the Liquidity Maker. The Customer Rebate model generally charges market makers and professional traders to execute each contract traded and pays a liquidity payment to customers. The largest exchange groups in U.S. options own and operate multiple SEC-registered exchanges to offer different pricing or allocation models to customers. This allows exchange groups to capture greater market share as they can implement different models to attract specific types of investors and traders to the exchange. The Customer Rebate model generally charges market makers and professional traders to execute each contract traded and pays a liquidity payment to customers. Fee models used by exchanges are complex and can be differentiated by a number of factors including the type of customer executing the trade, the number of legs in a trade, the price of the option or for trades executed in auction mechanisms, with more complex strategies generally having higher transaction fees per contract.
According to the OCC, trading volume in exchange-listed U.S. options contracts has increased dramatically over the past two decades, growing from 3.2 million average daily contracts traded in 2001 to a record 57.8 million average daily contracts traded in the six months ended June 30, 2025, which represents a compound annual growth rate of 13% since 2001 and 31% growth since 2023.

Total U.S. Exchange-Traded Options Industry Volume
Source: The Options Clearing Corporation
U.S. Futures Markets
A futures contract is a standardized agreement to buy or sell a commodity or financial instrument at a predetermined price at a specified date in the future. Contract sizes are standardized and differ by the underlying asset type. For example, the MIAX Futures Minneapolis Hard Red Spring Wheat futures and options on futures contract has a contract quantity of 5,000 bushels. Futures contracts are settled either through physical delivery or cash settlement, depending on the contract specification for the product, and these contracts generally must be settled on the same venue in which the contract was purchased. Today, the majority of U.S. futures trading occurs on four major exchange groups: CME, Cboe, ICE and MIAX Futures.
Large futures exchange groups often hold a DCO license, allowing them to vertically integrate the execution, clearing and settlement services between the exchange and a wholly owned clearing house. If allowed by the CFTC, a DCO license holder can also clear and settle futures contracts for other exchanges in addition to its own listed futures contracts.
According to the FIA, the U.S. futures market has increased dramatically over the past two decades, growing from 3.2 million average daily contracts traded in 2001 to a record 33.4 million average daily contracts traded in the six months ended June 30, 2025, which represents a compound annual growth rate of 10% since 2001 and 26% growth from 2023.
Total U.S. Exchange-Traded Futures Industry Volume
Source: The Futures Industry Association
U.S. Equities Market
An equity is a financial instrument that represents fractional ownership of a corporation. Issuers, typically corporations, which meet certain minimum listing requirements may choose to permit their shares to be listed and traded on public exchanges, where they can be bought and sold. In the U.S. these are considered national securities exchanges. Through a specific set of rules known as unlisted trading privileges (“UTP”), any exchange may trade the shares issued on another national securities exchange listing. The Depository Trust and Clearing Corporation (“DTCC”) and its affiliate the NSCC provide clearing and settlement services for equities executed across the 16 regulated national securities exchanges and other marketplaces. Whereas trades in U.S. exchange-listed equity and index options as well as futures must take place on-exchange, trading in equities may occur on so-called off-exchange venues such as Alternative Trading Systems (“ATSs”), Dark Pools or through broker-dealers, provided the material aspects of the trade (i.e., price, quantity and time) are reported to an approved trade reporting facility.
Most U.S. equities exchanges employ a Price-Time allocation model. Under this model, trades are allocated based on the price and time the liquidity was entered on the book. However, there are variations to this allocation model; priority may be given to either liquidity originating from a retail order (e.g., Cboe EDGX) or liquidity originating from a specialist on a trading floor (e.g., NYSE).
The transaction pricing model used by an exchange determines who is charged an exchange transaction fee and who is paid an exchange liquidity payment. These models consist of Maker-Taker, Taker-Maker, Fee-Fee and Free. Maker-Taker pricing is used by most U.S. equities exchanges, and it will generally charge a lower fee or pay a liquidity payment to the Liquidity Maker and charge a higher transaction fee to the Liquidity Taker. Several U.S. equities exchanges also use a Taker-Maker transaction fee model which is the inverted version of the Maker-Taker model. The Fee-Fee model charges a transaction fee to both sides of the execution, and a Free model does not charge execution fees at all.
According to the Consolidated Tape Association, average daily volume of U.S. equities shares traded on- exchange was approximately 8.5 billion shares in the six months ended June 30, 2025, which represents a 32.0% increase over the average daily volume in 2024, and a compound annual growth rate of 5.6% since 2012. In 2024 and as of June 30, 2025, approximately 53.0% and 49.8%, respectively, of all shares traded in the U.S. were traded on one of the seven national securities exchanges, including NYSE, Nasdaq, Cboe, Long Term Stock Exchange

(“LTSE”), Member’s Exchange (“MEMX”), Investors Exchange (“IEX”) and MIAX Pearl. Off-exchange marketplaces and venues account for the remaining approximately 47.0% and 50.2%, respectively, of all U.S. equity trading volume.
Source: The Consolidated Tape Association (Excluding Off-Exchange Volume)
Industry Trends
We believe the following trends will continue to be key factors in the performance and dynamics of the markets in which we operate:
Heightened market volatility
Political uncertainty, evolving trade policies, growing geopolitical risks, changes in monetary policies by most major central banks and inflation are some of the factors that have led to a significant increase in market volatility relative to the last decade. Increased volatility typically results in higher growth in trading volumes, especially in derivatives, as hedging, risk management, arbitrage and speculation all increase in activity. Increased volatility has also created the need for shorter duration contracts, such as weekly options, driving volumes even higher.
Growing retail participation
Zero commission trading, no account minimums and introduction of fractional shares have eliminated barriers to entry for a new generation of retail investors, growing the underlying base of market participants. Intuitive technology, abundance of online educational tools and accessible research have supported retail investors’ adoption of more sophisticated trading products, including options and futures. In addition, retail investors now have access to a wide range of data and analytics products that were previously only available to professional investors, helping retail investors trade more complex asset classes.
Technological advances
Technological advances have enabled U.S. derivatives exchanges to provide electronic trading platforms to their members. The emergence of electronic trading has been enabled by the ongoing development of sophisticated electronic order routing and matching systems, as well as advances in communication networks and protocols. This has created conditions that have improved liquidity, reduced friction and enhanced price discovery, enabling and leading to superior trade executions. In addition, the growing use of technology, combined with other factors, has decreased costs, enabling exchanges to lower fees.

Increased sophistication of trading strategies
Electronic market making has grown in prevalence as capital markets participants have become increasingly sophisticated and asset classes move toward electronic trading. This has led to an overall increase in trading activity as algorithmic and artificial intelligence (AI) driven strategies can execute trades at a much higher frequency than human traders. At the same time, these sophisticated market participants have become increasingly focused on the speed, security and reliability of financial marketplaces to which they direct their trades.
Proliferation and adoption of new asset classes and financial products
The past decade has seen a marked increase in the development and adoption of new asset classes, with cryptocurrencies, digital assets and event-based contracts being notable examples. As new use cases for blockchain technology continue to emerge, we anticipate the continued adoption of cryptocurrencies and digital assets will create incremental need for more derivative and synthetic products that can provide exposure to the underlying digital assets, contributing to overall derivatives volume growth. Regulators continue to indicate that many of these products will move to a regulated environment, and the platforms on which these trade will need to become registered, creating opportunities for operators of regulated markets and centralized clearing houses.
In addition to new asset classes, the number of financial products available to trade has continued to increase over time. For example, the introduction of option contracts with weekly expirations, rather than the standard third Friday-of-the-month expirations, as well as more recently introduced short term option contracts with daily Monday, Tuesday, Wednesday, Thursday and Friday expirations on certain large ETFs and indexes, has greatly increased available products for customers. With these daily expiring option contracts, customers may establish a position in a daily expiring option contract on the same day that it is set to expire, even though that specific option may have already been listed for days, weeks, or months. There are currently daily expiring option contracts available for trading in several large ETFs and certain index options.

"Technology Innovation Award"[2]

2025 Fund Intelligence Operations and Service Awards

"Best Trading Platform"[2]

2023, 2024 & 2025 Fund Intelligence Operations and Service Awards

"Top 40 Innovator in the Capital Markets"[2]

2023 TabbFORUM's NOVA

2025 TabbFORMS's NOVA

"Best Options Trading Platform"[2]

2022 Fund Intelligence Operations and Service Awards

"Most Innovative Exchange Technology"[2]

2021 Fund Intelligence Operations and Service Awards

2019 & 2020 Fund Technology and WSL Awards

Exceptional customer service

[2] See "Our Business – Our Technology" for a discussion of these awards.

BUSINESS
Our Company
We are a technology-driven leader in building and operating regulated financial marketplaces across multiple asset classes and geographies. Our MIAX Exchanges, MIAX Futures and BSX marketplaces are enabled by our in-house built, proprietary technology. We believe the speed and performance of our proprietary technology coupled with our fully integrated, award-winning customer service, sets us apart from our competitors.
Our MIAX Exchange trading platform was originally built to meet the high-performance quoting demands of the U.S. options trading industry. We are regarded as a market leader relative to many of our peers with respect to our technology, based on feedback from our customers. We differentiate our trading platform with our throughput, latency, reliability and wire-order determinism.
We maintain a broad portfolio of U.S. exchange and clearing licenses, in both securities and futures. We operate markets across a diverse number of asset classes including options and cash equities as well as swaps, futures and options on futures. Our markets currently include: options on our exchanges regulated by the SEC through MIAX Options, MIAX Pearl, MIAX Emerald and MIAX Sapphire; U.S. equities through MIAX Pearl Equities — also regulated by the SEC; U.S. futures and options on futures through MIAX Futures, which is regulated by the CFTC; and international listings through BSX, which is regulated by the BMA, and TISEG, which via its subsidiary, TISEA, is regulated by the GFSC. We also own Dorman Trading, a full-service FCM registered with the CFTC and the NFA; and MIAXdx, which is regulated by the CFTC, where we have the ability to list for trading fully collateralized U.S. futures, options on futures and swaps.
In July 2024, we entered into the Bloomberg License Agreement with Bloomberg to develop the Bloomberg Products. Pursuant to the Service Schedule under the Bloomberg License Agreement, we have a ten year exclusive license to list futures, options on futures, and cash-settled index options on (i) the B500 Index and (ii) the B500 Volatility Index. We have the right to list these proprietary products on any of our affiliated U.S. exchanges in North and South America. The ten-year term under the Service Schedule does not expire until the tenth anniversary of the date the first product is listed. The Service Schedule also provides for automatic three-year renewal terms, provided certain minimum revenue thresholds are met.
The first Bloomberg Products we plan to exclusively list under the Bloomberg License Agreement are futures and cash-settled index options on the B500 Index. We expect to launch futures on the B500 Index in the fourth quarter of 2025 or in the first quarter of 2026 on MIAX Futures, cash-settled index options on the B500 Index in the first half of 2026 on MIAX Options, and options on futures on the B500 Index on MIAX Futures targeted for the second half of 2026, subject to certain regulatory filings. We plan to have the Bloomberg Products cleared at OCC, also subject to certain regulatory filings.
In January 2025, we entered into an amendment to the Service Schedule, which added the B100Q Index to the list of exclusively-licensed indexes under the Bloomberg License Agreement. The license terms for the B100Q Index are the same as the license terms for the B500 Index. We anticipate that the first proprietary product based on the B100Q Index will be the MIAX Tini Bloomberg 100Q Futures, which we plan to launch in the first half of 2026, subject to certain regulatory filings with the CFTC.
We currently list Hard Red Spring Wheat futures and options on futures contracts on MIAX Futures. We offer clearing services for U.S. futures and options on futures through MIAX Futures Clearing and may offer clearing for fully collateralized futures, options on futures, and swaps through MIAXdx Clearing. In addition to the Bloomberg Products, we are developing other new products for our markets and plan to expand our suite of proprietary and other products on MIAX Futures and MIAXdx, and may enter into additional clearing as a service agreements with other futures markets. New MIAX Futures products will be traded on MIAX Futures Onyx. We launched MIAX Futures Onyx on June 29, 2025, with the migration of Minneapolis Hard Red Spring Wheat futures that traded on the CME Globex trading platform. We intend to list other products, such as additional agricultural futures products, and additional financial futures products on the MIAX Futures Onyx trading platform beginning in the second half of 2025, subject to certain regulatory filings and approvals.

Since launching our first options exchange in 2012, MIAX has grown to be the 14th largest global derivatives exchange operator as of June 30, 2025, as measured by the total number of futures and options contracts traded on exchanges as reported by the Futures Industry Association (the “FIA”). In 2024, trading in multi-listed U.S. options on our MIAX Exchanges totaled 1.69 billion contracts, a 6.5% increase from the 2023 total and a 30.1% increase from the 2022 total. Total volume of futures and options on futures on the MIAX Futures exchange reached 3.2 million contracts in 2024, an increase of 10.2% from the 2023 total and a 3.2% decrease from the 2022 total. For the six months ended June 30, 2025, trading in multi-listed U.S. options on our exchanges totaled 1.1 billion contracts, a 30.5% increase from the same period in 2024. Total volume of futures and options on futures on the MIAX Futures exchange was 2.2 million contracts for the six months ended June 30, 2025, an increase of 36.6% from the same period in 2024.
According to data published by Options Price Reporting Authority (“OPRA”), MIAX Options was ranked second in multi-listed options market share for electronic complex orders in 2024 and in the six months ended June 30, 2025.
In July 2024, MIAXdx delisted all of its physically settled products on its DCM and SEF, and is currently offering cash-settled binary option contracts through its DCM. Total volume of futures, options on futures, and swaps on MIAXdx was 593,138 contracts in 2024, a decrease of 64% from 2023 and a 87% decrease from 2022. The total volume of futures, options on futures and swaps on MIAXdx was 101 contracts for the six months ended June 30, 2025, a decrease of 99.9% from the same period in 2024 and an 99.9% decrease from the same period in 2023, as MIAXdx has transitioned from physically settled products.
MIAX has a strong track record of organic growth. By increasing scale and launching new marketplaces, we have been able to substantially grow our transaction volume. Our average daily volume in U.S. options on the MIAX Exchanges increased from 1.0 million contracts in 2015 to 6.7 million contracts in 2024, a compound annual growth rate of 23.5%. Our average daily volume in U.S. options on the MIAX Exchanges in 2024 was 6.7 million contracts, as compared to 6.3 million contracts in 2023 and 5.2 million contracts in 2022. For the six months ended June 30, 2025, our average daily volume in U.S. options on the MIAX Exchanges was 8.7 million contracts, as compared to 6.5 million contracts in the same period in 2024.
Our revenue consists primarily of transaction fees, access fees, and market data fees related to transactions executed on our exchanges. For the six months ended June 30, 2025, and the years ended December 31, 2024, December 31, 2023, and December 31, 2022, respectively, our revenues less cost of revenues were $196.5 million, $275.6 million, $232.5 million, and $195.6 million, our adjusted revenues less cost of revenues were $196.5 million, $277.6 million, $237.1 million, and $198.6 million, our net income (loss) was $2.1 million, $102.0 million, $(21.4) million, and $57.3 million, our adjusted EBITDA was $88.9 million, $82.1 million, $67.2 million, and $57.3 million, with an adjusted EBITDA margin of 45.2%, 29.6%, 28.4%, and 28.8%. For definitions of adjusted revenues less cost of revenues, adjusted EBITDA, adjusted EBITDA margin and reconciliations to net income, and their most directly comparable financial measure presented in accordance with GAAP, see “Prospectus Summary — Summary Consolidated Financial Data.”
Our History
Subsequent to the significant consolidation amongst equity and options exchanges, MIAX’s founders saw an opportunity to build a differentiated exchange managed by a team with significant trading, exchange and technology experience. The founders’ vision was to use a technology-first and customer-centric approach to develop faster and more reliable markets for participants.
MIAX was launched with a mission to provide:
•marketplaces that cater to the needs of the customer and trading communities;
•competitive pricing based on a low-cost operating structure;
•superior customer service and performance; and

•outstanding technology, reliability and risk protections.
We received SEC approval for our first options exchange, MIAX Options, which officially launched in December 2012.
In 2013, we established our first of five equity rights programs, or ERPs, a unique performance warrant program designed to build market share while further aligning us with our trading firms, order flow providers and market makers. All of our ERPs provided participating exchange member firms with the right to acquire equity in MIH in exchange for payment of an initial purchase price or the prepayment of certain exchange fees (in the case of ERPs I through IV) or the prepayment of certain exchange fees (in the case of ERP V). The warrants issued to each participant under these programs generally vest upon the achievement of certain liquidity volume targets by such firm on MIAX Options, MIAX Pearl or MIAX Pearl Equities, as applicable. We have successfully completed five ERPs to date, which have resulted in significant market share gains. The periods during which warrants may be earned under all ERPs expired as of June 30, 2024. See “Description of Capital Stock — Equity Rights Program Warrants” for additional information regarding the warrants issued under our ERPs.
We launched our second options exchange, MIAX Pearl, in February 2017. MIAX Pearl offers a Price-Time allocation model with a Maker-Taker pricing structure, whereas the original MIAX Options exchange offers a Pro Rata allocation model with a Customer Rebate pricing structure. In March 2019, we launched our third options exchange, MIAX Emerald a hybrid model with a Pro Rata allocation model like MIAX Options and Maker-Taker pricing structure like MIAX Pearl. In August 2024, we launched our fourth options exchange, MIAX Sapphire, which uses a Taker-Maker pricing structure and price-Time allocation model. In September 2025, we expect to launch the MIAX Sapphire physical trading floor in Miami, Florida, subject to receipt of final construction related approvals.
Following the success of our options exchanges, we scaled and leveraged the technology built for our core options systems to launch cash equities on MIAX Pearl Equities, our first equities platform, in September 2020. MIAX Pearl Equities offers a Price-Time allocation model with a Maker-Taker fee structure.
We completed the acquisition of MIAX Futures in December 2020. This strategically important acquisition provided us with access to the U.S. futures market. The licenses held by MIAX Futures, including its DCM and DCO licenses, enable us to offer vertically integrated products and services in futures listing and clearing.
In October 2022, we acquired Dorman Trading, a full-service FCM registered with the CFTC. Dorman Trading provides execution and clearing services for introducing brokers, retail customers, institutional clients and professional traders on a number of futures exchanges.
In May 2023, we acquired MIAXdx, which is currently registered with the CFTC as a DCO, and DCM and has been granted regulatory approval from the CFTC to trade and clear fully collateralized futures, swaps and options. MIAXdx currently holds a DCO and a DCM license from the CFTC.
We expanded our international capabilities through our acquisition of BSX, which we completed in December 2020. BSX is a fully electronic, vertically integrated international securities market, headquartered in Bermuda that specializes in the listing and trading of capital market instruments such as equities, debt issues, funds, hedge funds, derivative warrants and ILS.
We further expanded our international capabilities through the TISE Acquisition, which closed on June 5, 2025. MIH, via MIH East, acquired for cash the entire issued and to be issued ordinary share capital of TISEG not already owned by MIH East.
TISEG, via its subsidiary, TISEA provides financial markets and securities services to public and private companies. TISEA operates an investment exchange known as TISE. Headquartered in Guernsey, TISE’s QIBM is a leading market in Europe for listing high yield bonds, private equity debt and has a growing reputation for securitization transactions. TISE also has a pool of investment funds, a significant share of the market for listed UK REITs and hosts a sustainable finance segment, TISE Sustainable.

Our Markets
U.S. Options
We operate four fully automated electronic options exchanges in the United States which are each national securities exchanges regulated by the SEC. Each of our U.S. options exchanges has a distinct allocation and pricing model. Total volume in 2024 reached 1.69 billion contracts, a 6.5% increase from the 2023 total and representing a market share of 15.1% during this period. Total volume in the six months ended June 30, 2025 reached 1.1 billion contracts on our options exchanges, an increase of 30.5% from the same period in 2024 and representing a market share of 16.4% during this period. We have traded in excess of 9.5 billion contracts from inception through June 30, 2025 on our options exchanges. We have grown our options market share over time by focusing on delivering superior technology capabilities, innovation, product development, exceptional customer service, and competitive pricing.
MIAX Options launched in December 2012 with a Pro Rata allocation model with Customer Rebate pricing. MIAX Pearl was launched in February 2017 and offers a Price-Time allocation and Maker-Taker fee structure. MIAX Emerald, our third exchange, was launched in March 2019 to serve as a counterpart to MIAX Options and MIAX Pearl by providing a Pro Rata allocation like MIAX Options and a Maker-Taker fee structure like MIAX Pearl. We launched our fourth electronic U.S. equity options exchange, MIAX Sapphire, a Taker-Maker exchange in August 2024. For a discussion of the different allocation and pricing models, see “Industry Overview — U.S. Options Market.”
The launch of the MIAX Sapphire electronic exchange provides our market participants with access to approximately 94% of total multi-listed volume, with the remaining approximately 6% being volume traded on exchange floors. In order to have access to the remaining 6% of the multi-listed options market traded on exchange floors, we plan to launch a trading floor in Miami, Florida in September 2025, subject to receipt of final construction related approvals. In November 2024, we entered into a Location Agreement with Bloomberg Media, a division of Bloomberg L.P., to provide Bloomberg Media a dedicated broadcast position on the trading floor of MIAX Sapphire. Bloomberg Media intends to use the broadcast position for the purpose of live and pre-recorded reporting and news coverage by Bloomberg Media from the trading floor.
U.S. Options Industry Market Share by Exchange Group
(as of June 30, 2025)

MEMX, 3.6%
BOX, 7.5%
MIAX, 16.4%
Nasdaq, 29.3%
NYSE, 18.8%
Cboe, 24.5%

Source: The Options Clearing Corporation

Overview of MIAX Options Exchanges
(as of June 30, 2025)

		Exchange Model		Listings

Exchange	Year Launched	Allocation Model	Pricing Model	Underlyings / Symbols	Options

MIAX Options	Dec ’12	Pro Rata	Customer Rebate	3,514	1,220,574

MIAX Pearl Options	Feb ’17	Price-Time	Maker-Taker	3,514	1,220,574

MIAX Emerald Options	Mar ’19	Pro Rata	Maker-Taker	3,514	1,220,574

MIAX Sapphire Options	Aug ‘24	Price-Time	Taker-Maker	3,514	1,220,574

U.S. Equities
Under MIAX Pearl’s national securities exchange license and leveraging the technology and systems built for our options exchanges, MIAX Pearl Equities was launched as a cash equities exchange on September 29, 2020, and as of June 30, 2025, had a total of 58 exchange members. It was built with the support of our trading firms, liquidity providers and market makers to provide an alternative to the incumbent equities platforms in the United States. MIAX Pearl Equities is a fully automated electronic equities trading platform that leverages MIAX’s technology and infrastructure. The MIAX options technology was adapted for the unique functional and performance demands of equities trading, which allows us to provide high performance while taking advantage of the scale associated with a system built for options trading.
MIAX Pearl Equities offers trading in all U.S. equity securities designated under the NMS qualifying for UTP using a Price-Time allocation model and Maker-Taker fee structure. The total addressable market of U.S. equities for the quarter ending June 30, 2025, is broken down into the following: approximately 36% in the Price-Time allocation model, 10% in the pre-market and after hours market, 6% in the opening and closing auction markets and 48% in the trading reporting facilities.
In February 2025, MIAX Pearl Equities expanded its trading hours for its equity trading platform (the “Expanded Trading Hours”). MIAX Pearl Equities now accepts orders at 3:30 a.m. Eastern Time with orders being eligible for execution beginning at 4:00 a.m. Eastern Time until 5:00 p.m. Eastern Time. The Early Trading Session operates from 4:00 a.m. Eastern Time until 9:30 a.m. Eastern Time. The Late Trading Session operates from 4:00 p.m. Eastern Time until 8:00 p.m. Eastern Time.
In 2024, MIAX Pearl Equities reported volume of 49.9 billion shares, an increase of 6.2% from 2023, which totaled 46.9 billion shares, and representing a market share of 1.6%. Volume in the six months ended June 30, 2025 totaled 22.7 billion shares, a decrease of 12.4% from the same period in 2024 and representing a market share of 1.1%.

U.S. Futures
We operate two futures exchanges and two futures clearing houses in the United States, each regulated by the CFTC, operating with different products and service models. Our access to the U.S. futures, options on futures and swaps markets positions MIAX as a multi-asset exchange operator.
MIAX Futures. MIAX Futures is a fully electronic, vertically integrated futures exchange and clearing house that was established in 1881. It is registered with the CFTC as a DCM and DCO. MIH acquired 100% ownership of MIAX Futures on December 4, 2020. MIAX Futures provides us with access to the U.S. futures market, positioning MIAX as a multi-asset exchange operator. In the past few years, there has been increased competition in providing clearing services and we expect competition to continue to increase. As the trading of centrally cleared products has increased over the past decade, both as a result of global regulatory requirements and in recognition of the role of central counterparties in adding stability to the financial system and reducing market risk, so has the use of clearing houses in clearing exchange transactions. However, the high financial and regulatory burdens in achieving CFTC recognition as a DCO in the U.S. has increased demand to outsource or use a third-party service provider like MIAX Futures for central clearing services.
We believe that MIAX Futures’ unrestricted DCO license as it relates to futures and options on futures is highly valuable given that an unrestricted license can offer margin on cleared futures positions as compared to certain other DCOs that can only offer fully collateralized clearing on futures positions. As of June 30, 2025, we had 14 MIAX Futures clearing members eligible to clear MIAX Futures products, most of which are FCMs. Additional FCMs access MIAX Futures’ markets through relationships with existing clearing members.
The MIAX Futures DCM offers us the ability to list our own futures products on the MIAX Futures platform. The MIAX Futures DCM operated on the CME Globex platform as the MIAX Futures trading system until June 27, 2025. We launched MIAX Futures Onyx on June 29, 2025, with the migration of Minneapolis Hard Red Spring Wheat futures that traded on the CME Globex trading platform. We intend to list other products, such as additional agricultural futures products, and additional financial futures products on the MIAX Futures Onyx trading platform beginning in the second half of 2025, subject to certain regulatory filings and approvals.
The MIAX Futures DCO operates on proprietary technology, which we upgraded in 2023 to support our growing portfolio of new products and to enhance customer experience. The MIAX Futures DCO serves as the exclusive venue for the clearing of agricultural products listed on the MIAX Futures DCM. MIAX Futures also plans to clear the Bloomberg Products that trade on MIAX Futures through OCC.
MIAX Futures Clearing could also be an attractive venue for providing clearing services to other DCMs that do not have a DCO or have a restricted DCO. As an example, MIAX Futures has entered into an agreement to provide clearing services to the Intelligent Medicine Exchange (“IMX”) which is developing a futures marketplace based on multiple aspects of the health care economy, for certain cash settled futures and options on futures contracts.. IMX was approved as a DCM by the CFTC in January 2024. Trading operations may launch at IMX between the third quarter of 2025 and the third quarter of 2026.
MIAX Futures only clears futures and options on futures permitted to be cleared by U.S. DCOs registered with the CFTC. Prior to clearing any new product, the DCM would need to submit the product to the CFTC and demonstrate compliance with applicable regulations. Only contracts traded on DCMs and approved by the CFTC are eligible to be cleared by MIAX Futures Clearing.
Total 2024 volume on MIAX Futures reached 3.2 million contracts, an increase of 10.2% from the 2023 total and a 3.2% decrease from the 2022 total. Total volume on MIAX Futures in the six months ended June 30, 2025 reached 2.2 million contracts, an increase of 36.6% from the same period in 2024.
The MIAX Futures market share in 2024 and the first six months of 2025 was less than 1% of the total U.S. futures and options on futures contracts.
MIAXdx. MIH acquired MIAXdx on May 19, 2023. MIAXdx is a fully electronic vertically integrated DCM and DCO, with regulatory approval from the CFTC to list and clear fully collateralized futures, options on futures and swaps. Fully collateralized positions are those wherein the DCO holds, at all times, funds or commodities (such as Bitcoin or Ether) in the form of the required payment sufficient to cover the maximum possible obligation or loss that a party or a counterparty could incur upon liquidation or expiration of the contract. MIAXdx obtained approvals on July 6, 2017 (SEF), July 24, 2017 (DCO), and June 24, 2019 (DCM). The DCO Order was amended on September 2, 2020 to remove a provision that limited the products eligible for the DCO to digital assets.
On October 16, 2017, MIAXdx commenced its principal business activities, making it the first federally regulated exchange and clearing house to list and clear fully collateralized, physically settled Bitcoin swaps and options through its SEF. On June 24, 2019, MIAXdx began to list and clear fully collateralized, physically settled Bitcoin derivatives products through its DCM. On June 30, 2021, MIAXdx began to list and clear fully collateralized, physically settled Ether swaps and options. In March 2025, MIAXdx began to list and clear fully collateralized, cash settled range binary options on the price of Bitcoin on its DCM and DCO.
We also plan to expand access for participants on MIAXdx in the future, incorporating an intermediated access model through FCMs while keeping direct access for certain participants, and offering margin on cleared products. These margin changes will require CFTC approval. MIAXdx markets changed its market from 24 hours per day, 7 days a week and 365 days a year to Monday through Friday, 9:30 a.m. to 4:00 p.m. Eastern Time, with observation of industry exchange holidays as of January 19, 2024.
The acquisition of MIAXdx provides us with a second venue in the U.S. futures market, positioning MIAX as a multi-asset exchange operator across multiple venues not only in options and equities but in futures and swaps as well. There were 247 participants on MIAXdx that executed at least one trade in June 2024.
As of July 24, 2024, MIAXdx delisted all of its physically settled products on its DCM and SEF. MIAXdx does not currently intend to offer any physically settled products in the future and is in the process of developing certain cash settled products to trade on the MIAXdx DCM, subject to CFTC approval. In March 2025, MIAXdx launched BTCRB Options. BTCRB Options are fully-collateralized, cash-settled binary options on the price of Bitcoin that expire each trading hour and are settled to a reference index. On March 20, 2025 the MIAXdx DCM executed its latest trade, which was cleared by the MIAXdx DCO the same day.
MIAXdx does not engage in proprietary trading activities and does not maintain a trading entity.
MIAXdx does not itself trade digital assets, does not trade on its own exchange, and does not maintain an affiliate trading entity for purposes of trading, market making, or liquidity provision on its exchange. MIAXdx accepted Bitcoin and Ether crypto-assets for collateral and for the payment of withdrawal and collateral storage fees. These withdrawal and storage fees are a fraction of a BTC or ETH and accordingly no value is required to be calculated in connection with the payment of such fees. MIAXdx converts Bitcoin and Ether crypto-assets received for the payment of withdrawal and storage fees into fiat currency in a de minimis amount. MIAXdx’s third-party custodian, BitGo Trust, maintains a trading facility (BitGo Prime) that offers institutional trading services for clients whose assets are held in in cold storage with BitGo Trust. MIAXdx may use this facility to convert the crypto-assets into fiat currency.
Similar to MIAX Futures, we may offer clearing services for U.S. futures, options on futures, and swaps through MIAXdx Clearing. MIAXdx can provide clearing services to other DCMs that do not have a DCO license. For example, MIAXdx provided clearing services for transactions executed on Kalshi, a DCM that lists binary option contracts that settle to an outcome of “Yes” or “No” until November 15, 2024.
Any clearing service MIAXdx provides is regulated under the MIAXdx DCO license. MIAXdx only clears futures, options on futures or swaps permitted to be cleared by U.S. DCOs registered with the CFTC. Prior to clearing any new product, a DCM needs to submit the product to the CFTC and demonstrate compliance with applicable regulations.
MIAXdx currently operates its own technology stack, which enables vertically integrated matching and clearing. MIAXdx’s proprietary technology stack includes matching, clearing, reporting and supporting software developed by MIAXdx employees and contractors. This software makes use of open-source libraries commonly used in proprietary software. Market surveillance technology is provided by an external vendor.

Total volume of futures, options on futures, and swaps on MIAXdx was 593,138 contracts in 2024, a decrease of 64% from 2023 and a 87% decrease from 2022. The total volume of futures, options on futures and swaps on MIAXdx was 101 contracts for the six months ended June 30, 2025, a decrease of 99.9% from the same period in 2024 and an 99.9% decrease from the same period in 2023, as MIAXdx has transitioned from physically settled products. MIAXdx market share in 2024 and the first six months of 2025 was less than 1% of the total U.S. futures and options on futures contracts.
Dorman Trading. On October 19, 2022, MIH acquired all of the issued and outstanding membership interests of Dorman Trading (the “Dorman Trading Transaction”), and Dorman Trading became a wholly-owned subsidiary of MIH. The purchase price was a combination of cash and shares of MIH common stock issued to the two equity holders of Dorman Trading, who are accredited investors.
Dorman Trading is a Chicago-based FCM registered with the CFTC, providing execution and clearing services for introducing brokers, retail customers, institutional clients and professional traders on a number of futures exchanges. Dorman Trading and its predecessor companies have been in business for over 40 years.
Dorman Trading is a trading member of the Chicago Mercantile Exchange, Inc. Group of exchanges consisting of the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBOT”), the New York Mercantile Exchange (“NYMEX”) and the Commodity Exchange Inc. (“COMEX”) and is a clearing member of CME Clearing for trades executed on the Chicago Mercantile Exchange, Inc. Group of exchanges. Dorman Trading is also a trading member of ICE Futures U.S., a clearing member of ICE Clear U.S. and a clearing member of MIAX Futures. Further, Dorman Trading is a participant firm of Coinbase Derivatives exchange with such trades cleared on Nodal Clear, LLC through Wedbush Securities Inc. Dorman Trading is a Disclosed Client Market Participant of the Eurex Exchange (Germany) with such transactions cleared on Eurex Clearing A.G. through ADMIS International Ltd. Dorman Trading also offers access to certain exchanges through ADM Investor Services U.S., for the (i) Cboe Futures Exchange, LLC, with trades cleared on the OCC, (ii) ICE Europe exchange, with trades cleared on ICE Clear Europe; and (iii) Euronext exchange with trades cleared on Euronext Clearing.
Dorman Trading’s business involves establishing and carrying open positions for clients on regulated futures exchanges. Dorman Trading is required to post and maintain margin or credit support to clearing houses for these positions. As customers place futures orders, they are required to provide margin to Dorman Trading, which becomes a source of cash flow in support of initial margin and maintenance margin requirements at the clearing house. The timing of clearing house cash flow requirements is not under the control of Dorman Trading because exchanges mark-to-market daily and require that margins be maintained on a daily basis. If a customer fails to meet a margin call, Dorman Trading is required to fund the customer’s position until margin is provided or the customer’s position is closed out. Dorman Trading manages cash flow liquidity through the implementation of procedures that are designed to minimize unexpected mismatched payments and settlements. The foregoing is applicable to crypto-asset related futures transactions whether financially or physically settled as well as non-crypto asset-related futures transactions.
Dorman Trading relies upon margin requirements and credit administration practices to protect itself from credit losses. With respect to margin, Dorman Trading has policies that direct the timely liquidation or close out of under-margined positions. It employs credit administration practices that are guided by policies that address customer selection, account documentation, and the determination of creditworthiness. These practices apply to crypto asset-related futures products, whether financially or physically settled, as well as non-crypto asset-related transactions.
Dorman Trading has relationships with introducing brokers, both domestic and international, who solicit clients for their execution services. Those introducing brokers work to establish execution and/or clearing accounts with Dorman Trading for those new client relationships, but generally serve as the primary relationship and customer service point of contact for those clients.
Dorman Trading clients may trade cash settled crypto asset-related futures products traded on U.S. futures exchanges and through September 2023, could trade Bakkt® Bitcoin Monthly Futures (ICE Futures U.S.) physically settled crypto asset-related products.

International Listings
BSX is a fully electronic, vertically integrated international securities market, headquartered in Bermuda and organized in 1971. BSX specializes in the listing and trading of capital market instruments such as equities, debt issues, funds, hedge funds, derivative warrants and ILS. MIH initially acquired a majority interest in BSX in October 2019 and completed the acquisition of the remaining shares of BSX in December 2020.
BSX is the global leader in the listing of ILS vehicles which provide catastrophic peril reinsurance coverage. Issuance figures are stated in notional value. As of June 30, 2025, 719 ILS in total were listed on BSX with an aggregate market issuance outstanding of $61.1 billion. Of the total ILS listings, 473 were vehicles providing catastrophic peril reinsurance coverage. The global issuance for that class was $56.9 billion, with BSX listed ILS vehicles providing catastrophic peril reinsurance coverage having an outstanding value of $52.7 billion representing approximately 92.6% of the global issuance. As of December 31, 2024, there were 1,245 securities listed on BSX, a 11.5% decrease from the 1,407 securities listed as of December 31, 2023. As of June 30, 2025, there were 1,195 securities listed on BSX, a 12.6% decrease from the 1,367 securities listed as of June 30, 2024. The number of securities listed on BSX at the end of 2022, 2023 and 2024, totaled 1,337, 1,407, and 1,245, respectively. The market capitalization of the companies listed on BSX totaled approximately $259.3 billion as of June 30, 2025.
In addition to gaining access to BSX’s existing international market, the acquisition of BSX gives us access to another vertically integrated market ecosystem that can accelerate our growth strategy. Bermuda has an advanced cryptocurrency and digital asset regulatory environment, positioning it to be a leading jurisdiction for the trading of these products. We believe that this type of environment, combined with our existing BSX business and new product pipeline, will allow us to quickly introduce and test out new product opportunities in Bermuda, which may include innovative cryptocurrency and digital asset products. We anticipate that these products would not be made available to U.S. persons unless such persons are eligible under applicable law and we would, in consultation with counsel, implement appropriate procedures to ensure that the investors in any products meet the eligibility requirements of such products.
TISE has been headquartered and organized in Guernsey, a British Crown Dependency in the Channel Islands, since 2013. TISE operates across Guernsey, Dublin, Isle of Man, Jersey and London. TISEA is regulated by the GFSC. We acquired an initial interest in TISEG in 2023 and completed the acquisition of the remaining shares in June 2025.
TISE is best known as one of Europe’s major professional bond markets. TISE’s QIBM is a leading market in Europe for listing high yield bonds and private equity debt, with more than 2,400 issuers from over 35 countries listing in excess of 4,500 securities on TISE.
There were 939 newly listed debt securities on TISE during the year ended December 31, 2024, compared to 827 during the prior year. A total of 126 high yield bonds were listed on TISE during 2024, an over 70% increase since 2023. As the second largest venue for listed UK REITs, TISE had 42 UK REITs listed as of December 31, 2024. There were 451 newly listed debt securities during the six-month period ended June 30, 2025, compared to 435 in the same period in 2024. Additionally, as of June 30, 2025, over 45% of all listed UK REITs were listed on TISE.
TISE’s Official List reached 4,487 securities as of December 31, 2024, a 5.3% increase compared to December 31, 2023. The total market value was £756 billion at December 31, 2024, a 12.2% increase compared to December 31, 2023. TISE’s Official List reached 4,562 securities as of June 30, 2025, compared to 4,371 securities as of June 30, 2024.
The TISE Acquisition provides us with access to the European and UK markets and gives us access to another vertically integrated market ecosystem that can accelerate our growth strategy. Guernsey also has a favorable regulatory and tax environment with an internationally recognized and robust financial services industry.

Our Planned Proprietary Products
In July 2024, we entered into the Bloomberg License Agreement, a license agreement to develop and list the Bloomberg Products. The launch of the Bloomberg Products will require the submission of certain rule filings to, and approvals from, the SEC (for cash-settled index option products), and the submission of certain rule filings to the CFTC (for cash-settled index futures and options on futures products). The clearing of Bloomberg Products at the OCC is also subject to a regulatory filing with the SEC.
The ten-year term under the Service Schedule for the B500 Index and B500 Volatility Index does not expire until the tenth anniversary of the date the first product is listed. The Service Schedule is primarily structured as a revenue sharing arrangement, whereby Bloomberg is paid a portion of the net transaction fees collected for executions in each Bloomberg Product listed and traded on one of our affiliated U.S. exchanges. The revenue share percentages are tiered, based upon the average daily volume of the Bloomberg Products listed and traded on our exchanges, calculated on a quarterly basis. We have sole discretion to determine the amount of the transaction fees charged to market participants that transact in each of the Bloomberg Products, subject to certain regulatory filings. The Service Schedule also contains joint marketing obligations of the parties, to market and promote the Bloomberg Products and the Bloomberg Indexes. The Service Schedule also provides for automatic three-year renewal terms, provided certain minimum revenue thresholds are met.
The first Bloomberg Products we plan to exclusively list are futures and cash-settled index options on the B500 Index. We expect to launch futures on the B500 Index in the fourth quarter of 2025 or in the first quarter of 2026 on MIAX Futures, cash-settled index options on the B500 Index in the first half of 2026 on MIAX Options, and options on futures on the B500 Index on MIAX Futures targeted for the second half of 2026, subject to certain regulatory filings. We plan to have the Bloomberg Products cleared at the OCC, also subject to a regulatory filing with the SEC.
The B500 Index employs a transparent, rules-based methodology to track the 500 most highly capitalized U.S.-listed companies. It is designed to provide users with clear, predictive, U.S. large cap exposure, free of undue subjectivity. The methodology for the B500 Index also allows for high profile initial public offerings to be eligible for inclusion in the index sooner (after the first five consecutive trading days) versus certain other indexes (which require a minimum of 12 months). Cash-settled index options on the B500 Index will be listed on MIAX Options, pending certain filings with the SEC. Futures on the B500 Index will be listed on MIAX Futures, pending certain filings with the CFTC, and will be the first financial future to be traded on MIAX Futures Onyx. Futures and options on the B500 Index will offer competitive fees, enhanced product choice and more granular contract sizes, providing retail and institutional investors with an alternative way to manage exposure in the U.S. equity market.
In January 2025, we entered into an amendment to the Service Schedule, which added the B100Q Index to the list of exclusively-licensed indexes under the Bloomberg License Agreement. The license terms for the B100Q Index are the same as the license terms for the B500 Index. We anticipate that the first proprietary product based on the B100Q Index will be the MIAX Tini Bloomberg 100Q Futures, which we plan to launch in the first half of 2026, subject to certain regulatory filings with the CFTC. We also plan to launch options on futures products in the second half of 2026, including options on the Bloomberg Products. The methodology for the B100Q Index employs a transparent, rules-based methodology to track the 100 highest most highly capitalized companies whose primary listing is on The Nasdaq Stock Market LLC, and belong to Bloomberg’s sector classification of technology, health care, consumer staples, consumer discretionary or communications. In addition to the Bloomberg Products, we are developing other new products for our markets and plan to expand our suite of proprietary and other products on MIAX Futures and MIAXdx (including event-based contracts), and may enter into additional DCM (designated contract market) as-a-service agreements, and DCO (derivative clearing organization) as-a-service agreements, with other futures market participants.
New MIAX Futures products will be listed and traded on MIAX Futures Onyx. We launched MIAX Futures Onyx on June 29, 2025, with the migration of Minneapolis Hard Red Spring Wheat futures that traded on the CME Globex trading platform. We intend to list other products, such as additional agricultural futures products, and additional financial futures products on the MIAX Futures Onyx trading platform beginning in the second half of 2025, subject to certain regulatory filings and approvals.

Our Competitive Strengths
We have established ourselves as a leading multi-asset exchange operator by leveraging a number of key strengths, including:
Proprietary MIAX Exchange Technology Platform
We operate a proprietary, advanced trading system for the MIAX Exchanges that was developed in-house and designed for the unique functional and performance demands of options and cash equities trading and has been a key driver of our market share growth in U.S. Options and U.S. Equities. This platform provides a scalable infrastructure that allows us to quickly and efficiently expand into other asset classes while retaining speed, performance and reliability, as evidenced by the successful launch of MIAX Pearl Equities in September 2020.
Our MIAX Exchange trading platform was originally built to meet the high-performance quoting demands of the U.S. options trading industry. We are regarded as a market leader relative to many of our peers with respect to our technology based on feedback from our customers. We differentiate our MIAX Exchange trading platform with our throughput, latency, reliability and wire-order determinism.
Our MIAX Exchange trading platforms have experienced very low operational downtime. For the years ended December 31, 2024, 2023 and 2022, our MIAX Options, MIAX Emerald and MIAX Pearl exchange markets were immediately and automatically accessible (i.e., fully operational), 100.00000000%, 99.99999563% and 100.00000000% of the time, respectively. After launching MIAX Sapphire in August 2024, MIAX Sapphire remained immediately and automatically accessible (i.e., fully operational) 100.00000000% of the time for the remainder of 2024. For the six months ended June 30, 2025, our MIAX Options, MIAX Emerald, MIAX Pearl and MIAX Sapphire exchange markets were immediately and automatically accessible (i.e., fully operational), 99.99960800% of the time. We believe that this reliability provides our customers with an additional incentive to use our platforms to mitigate trade execution risk, especially in times of extreme market volatility. Our maximum sustained throughput capability (as measured by the maximum quotes and orders per second) for each of the MIAX Exchanges is currently the following:
Maximum Quote/Order Rate per Second
A combination of high throughput and low latency performance on a per message basis are essential to provide our members with a consistent experience, even in times of high volatility and market stress. Consistent low-latency experience across a range of market conditions (on average and at the 99th and 99.9th percentiles) provides liquidity providers with the confidence to display deeper and tighter markets on our exchange. Low-latency behavior for a single message without high throughput can cause system queuing, which results in much larger outliers at the 99th and 99.9th percentiles. Our average latency and latency at the 99th and 99.9th percentiles are shown below and demonstrate the consistency of our systems:
Binary Quote/Order Latency
Focus on Innovation and Product Development
We have a highly experienced leadership team with experience in developing, operating and trading on exchanges. This experience, along with our culture of collaboration with our trading member firms through strategic relationships, has helped build a strong track record of innovation and product development.
We continue to evaluate new product possibilities on an ongoing basis and have a robust pipeline of new products we plan to launch in the future on our exchanges covering different asset classes, including the Bloomberg Products. The launch of products on a Futures Exchange will be subject to the Futures Exchange making the necessary rule filings with the CFTC and products launched on the MIAX Exchange will be subject to the MIAX Exchange making the necessary rule filings with the SEC.
We intend to list other products, such as additional agricultural futures products, and additional financial futures products on the MIAX Futures Onyx trading platform beginning in the second half of 2025, subject to certain regulatory filings and approvals. We may also launch event-based contracts and crypto-related cash settled products, including cash settled futures contracts on Bitcoin and Ether and Bitcoin and Ether options contracts, on one or both of the Futures Exchanges which are regulated by the CFTC. We do not intend to launch any crypto-related products or services in the near future on our national securities exchanges which are regulated by the SEC (MIAX, MIAX Pearl, MIAX Emerald or MIAX Sapphire), other than crypto-related ETFs and options on ETFs that are approved by the SEC.
The trading of these products on one or both Futures Exchanges will be regulated under the DCM license of either MIAX Futures or MIAXdx, as applicable. For contracts that clear in the MIAX Futures clearing house under the MIAX Futures DCO license, we will have the ability to offer clearing on a margined basis.
There are hurdles to launching any new products and the launch of any regulated product, including crypto-related and event-based products, will be subject to any required regulatory approval, as well as market conditions, customer interest and Company resources, and we cannot currently predict the timing of the launch of any of these products. See “Risk Factors — Risks Related to Legal and Regulatory Matters —.” If we fail to obtain any required regulatory approvals associated with a new crypto-based product offering, such failure may result in delays or restrictions on our ability to benefit fully from these offerings and the launch of crypto-related products may expose us to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect our business, operating results and financial condition.” See also “— Regulatory Environment and Compliance — CFTC Regulation — MIAX Futures and MIAXdx.”

Multi-Asset Exchange Operator with Broad Portfolio of Licenses
We operate across a broad range of asset classes, with exchanges in the options, equities and futures, options on futures and swaps markets, as well as two regulated futures clearing houses. This provides us an opportunity to launch new products to expand our markets, allows us to provide clearing-as-a-service solutions to other DCMs, and enables us to accelerate product development. We believe we are well positioned to grow and become a leading player in the U.S. regulated markets through our DCO and DCM regulatory licenses with the CFTC and national securities exchange licenses with the SEC.
Strong, Collaborative Relationships with Key Market Participants
Since launching in 2012, we have developed deep relationships with our growing client base, working with them to solve the key challenges faced by today’s market participants. Many of these relationships were developed through our ERPs, which allowed us to align the interests of some of the largest order flow providers and market makers with our exchanges. These strategic relationships developed through our ERPs have been a critical tool in expanding our exchanges. We have successfully completed five ERPs. Although we cannot predict whether the firms that participated in our ERPs will continue to provide the same level of order flow to our exchanges after this offering, we believe that we have demonstrated to these firms the advantages that we offer and that they will continue to drive order flow to us based on their positive experiences.
Successful History of M&A
We have successfully used M&A to drive growth in our business through the acquisitions of MIAX Futures, BSX, Dorman Trading, MIAXdx and TISEG. In addition, we have made a number of strategic minority equity investments in companies that may offer us access to commercial opportunities to develop new products and accelerate the growth of our business.
Through our investments, MIAX has developed a strong understanding of the market infrastructure ecosystem enabling us to move quickly on M&A opportunities to accelerate development of products. For more information about our strategic investments see “Business — Our Strategic Investments.”
Deep, Highly Experienced Team
Our core team members have extensive experience in the financial markets covering a wide range of functions including trading, clearing, order routing, trading and clearing technology, exchange operations, clearing operations, finance, legal and regulatory with many team members being with us since inception. This depth of experience has enabled us to accumulate the knowledge, relationships and capabilities needed to serve complex, dynamic and highly regulated markets and foster a culture of collaborative innovation with member firms, which has been an important contributor to our success to date.
Our Growth Strategy
We believe we are well positioned to leverage our competitive strengths to enhance our market position, develop new products and services and continue expanding into new asset classes and geographies. We are focused on several attractive growth opportunities in MIAX’s core markets and beyond, as described below.
Continuing to grow our options exchanges
We plan to continue expanding our market share across our options exchanges by continually monitoring the competitiveness of our fees and pricing models, improving our technology and adding functionality to provide an industry-leading experience for our members. We launched the MIAX Sapphire electronic exchange in August 2024 and plan to continue to grow our market share in options with the launch of a trading floor in Miami, Florida in September 2025, subject to receipt of final construction related approvals. Our execution capability, system reliability, and customer service, especially during times of volatility, have been key differentiators in increasing our market share and relevance.

As we continue to build scale and grow our market position, we expect to attract increased membership and volume through additional functionality and market models, increased penetration into the existing membership base and expanded use and sale of market data and analytics products across our multi-listed and proprietary product offerings.
Expanding our futures markets
The acquisitions of MIAX Futures and MIAXdx provide us with two vertically integrated futures exchanges and clearing platforms to list futures and options on new products that will be exclusive to our exchanges. This provides us an opportunity to become a substantial player in the futures market and grow our product suite. We are currently in the process of making significant investments in MIAX Futures, to transform it from an agricultural focused market to a full solution DCM and DCO, both in terms of products and technology.
The MIAX Futures DCO license, which is an unrestricted license as it relates to futures and options on futures, allows MIAX Futures to offer clearing on a margined basis. This presents a growth opportunity in the area of clearing as a service as we focus on establishing relationships with entities that want to clear their products in a regulated environment with full margining capability. We believe that MIAX Futures is an attractive alternative to competitor DCOs given our partnership approach and track record of innovation and product development.
In October 2022, we acquired Dorman Trading, a full-service FCM providing execution and clearing services for introducing brokers, retail customers, institutional clients and professional traders on a number of futures exchanges.
In May 2023, we acquired MIAXdx, which is currently registered with the CFTC as a DCO, and DCM and obtained regulatory approval from the CFTC to trade and clear fully collateralized futures, options on futures and swaps.
The licenses held by MIAX Futures and MIAXdx, including the DCM and DCO licenses, and FCM license held by Dorman Trading, enable us to provide products and services in futures execution, listing and clearing.
The acquisition of MIAXdx provides us with a second venue in the U.S. futures market, positioning MIAX as a multi-asset exchange operator across multiple venues not only in options and equities but in futures and swaps as well. MIAXdx also offers clearing as a service to other DCMs regulated by the CFTC. As of July 24, 2024, MIAXdx delisted all of its physically settled products on its DCM and SEF. MIAXdx does not currently intend to offer any physically settled products in the future. We also plan to expand access for participants on MIAXdx in the future, incorporating an intermediated access model through FCMs while keeping direct access for certain participants, and offering margin on cleared products. These margin changes will require CFTC approval.
MIAXdx’s SEF license went dormant in July 2025. Any cleared products that could have been offered through the MIAXdx SEF can be listed through the MIAXdx DCM instead, and whereas SEF trading is limited to Eligible Contract Participants (“ECPs”), trading through the DCM is open to both ECP and non-ECP trading, making the potential customer base much broader.
Increasing our international presence
The acquisitions of BSX and TISEG provide us with an opportunity to position ourselves as a leader among international listing venues by utilizing BSX’s and TISE’s numerous international recognitions and expertise in their respective products and markets. BSX and TISE provide us with venues to expand our leading MIAX technology, derivatives trading, and regulatory expertise to address emerging markets, such as cryptocurrencies and digital assets, as well as providing BSX and TISE with opportunities for collaboration across networks and additional support for their businesses.
The Bermuda regulatory environment also provides us with an attractive opportunity for introducing innovative cryptocurrency and digital asset products on BSX. Bermuda is recognized as a global leader in the regulation of cryptocurrency and digital assets through the development and introduction of a comprehensive regulatory and legislative framework known as the Digital Asset Business Act. We expect that any digital asset products launched on BSX would not be made available to U.S. persons unless such persons are eligible under applicable law and we would, in consultation with counsel, implement appropriate procedures to ensure that the investors in any products meet the eligibility requirements of such products.
BSX is growing its team with staff additions to increase business development and marketing activities in its key markets: London, New York and South America. In November 2021, BSX moved into its new headquarters, “Exchange House” located in Hamilton, Bermuda, which provides BSX with the ability to expand its operational footprint as its business grows. We have invested in BSX corporate technology infrastructure and integrated it into the MIAX corporate technology infrastructure to enable BSX to leverage MIAX’s leading technology as it expands its operations. On March 10, 2025 we launched our own BSX trading, clearing and settlement system for trading products listed on BSX.
The TISE Acquisition also provides us with the opportunity to expand into the UK and European markets. Headquartered and organized in Guernsey, TISE operates in a favorable regulatory and tax environment and as part of a robust financial services industry. TISE’s ability to operate and attract listings benefits from its proximity to UK and European markets but independence from certain operational requirements dictated by the regulatory environment in the UK and the European Union.
Creating new product offerings
We are focused on creating new proprietary products and expect to launch several new products with innovative pricing, including the Bloomberg Products as well as other cash settled futures. The timing of the launch of new products is also subject to market conditions, evaluation of market size, customer interest and other factors, including Company resources. In addition, the launch of products on a Futures Exchange will be subject to the Futures Exchange making the necessary rule filings with the CFTC and products launched on the MIAX Exchange will be subject to the MIAX Exchange making the necessary rule filings with the SEC. Products planned for the Futures Exchange and the MIAX Exchanges are discussed above under “— Our Competitive Strengths — Focus on Innovation and Product Development.”
Further monetizing and enhancing our data and analytics capabilities
As we increase our market share in core markets, the relevance of our market data products grows in value. We believe we are at an inflection point in our ability to further commercialize our market data. We are not encumbered by legacy systems or reliant on our core data revenues to date, so we have significant flexibility in how we monetize and distribute our data, providing an attractive growth opportunity. Our proprietary products may also provide an additional avenue to create exclusive data and analytics products for our customers. We believe our strategic investments also create opportunities for development of additional products as well as data and analytics offerings.
BSX also has, since September 2021, been publishing select MIAX Pearl Equities market data to the Pyth Network, a decentralized cross-chain data provider for financial market data distribution built on the Solana blockchain. The inclusion of this market data gives users access to select market data from the MIAX Pearl Equities order book in the DeFi space and creates new opportunities for the use of our market data. BSX earns tokens for the data it provides to the Pyth Network. On May 20, 2024, the first tranche of Pyth tokens were unlocked by the Pyth Network and BSX sold the unlocked tokens during the second quarter of 2024. On May 20, 2025, the second tranche of Pyth tokens were unlocked by the Pyth Network and BSX sold substantially all the unlocked tokens during the second quarter of 2025. As of December 31, 2024 and June 30, 2025 the value of the Pyth tokens held by BSX was $83.8 million and $19.0 million, respectively.
These tokens, which were originally held in an account with FTX, were not accessible as a result of the FTX bankruptcy. The Pyth Foundation requested the FTX Bankruptcy Court to lift a stay related to the Pyth tokens which were primarily held in FTX accounts, and permit the reminting of the tokens, which request was granted in June 2023. As a result, the Pyth tokens were reminted in August 2023. BSX was issued replacement Pyth tokens in November 2023, and holds these, and currently plans to hold any future Pyth tokens it receives in exchange for data provided to the Pyth Network (based on the quality of the market data), in a non-FTX replacement account that is a warm wallet.

The Pyth tokens are held in a direct custody platform via a warm wallet requiring human involvement to authorize a transaction. BSX has complete control of its private keys and at no point does the direct custody platform provider have key shares sufficient to unilaterally sign a transaction without BSX’s initiation and signature. BSX has also engaged a vendor to provide disaster recovery for BSX’s private keys in the event such keys are lost or otherwise inaccessible through natural disaster or cyberattack. This custodial solution provides multiple layers of security to protect the digital assets against loss as a result of human error or cyberattacks.
There are risks related to holding the Pyth tokens in a warm wallet including risks related to theft of the tokens or inaccessibility of the tokens in the event of a bankruptcy of the entity where the tokens are stored.
See “Risk Factors — Risk Related to Crypto-Asset Custodial Arrangements.”
Growing our cash equities exchange
Leveraging the scalability of our team and technology, and following the success of our options exchanges, management set out to build MIAX Pearl Equities to provide a transparent venue that leverages our technology and superior customer service. Following a successful launch of MIAX Pearl Equities in September 2020, we have continued to add members, build market share and experience increased volumes, reporting monthly volume of 3.7 billion shares and a market share of 1.0% in June 2025.
In order to increase member participation and grow our diverse membership base and ecosystem to capture additional market share and enhance our position in the cash equities space, MIAX Pearl Equities now offers Expanded Equities Trading Hours. Additionally, we plan to introduce additional functionality, expand our data and analytics offerings, and implement pricing incentives.
Our Strategic Investments
We have entered into a number of strategic investments across a range of capital markets sectors which has given us differentiated access to business opportunities and has helped us accelerate the development of new products. Our strategy for these investments is to capitalize on synergies between existing MIAX infrastructure, platforms and customers, with an emphasis on developing new and innovative commercial and trading opportunities for our members and other market participants. We make investments to secure favorable product and commercial opportunities, to drive revenue growth and to further build out our competitive advantage. Our investments are strategic, tied to a commercial opportunity, whether a proprietary product listed on one of our exchanges, a data product or service, a technology solution, or some other opportunity that can leverage an existing MIAX asset. Our investments in these companies generally allow us to work very closely with the respective management teams to maximize the chances of success for our commercial opportunities. We leverage our deep industry relationships to get very early looks at these opportunities, and are continually vetting new opportunities, all through this strategic lens. Some of these strategic investments are made alongside and together with strategic co-investors. As of December 31, 2024 and June 30, 2025, we had total investments of $31.0 million and $14.0 million, respectively in these businesses, ranging in size from $0.1 million to $5.0 million.
We made our first strategic investment in 2016, in Ledger Holdings, the former parent company of MIAXdx, one of the first CFTC approved regulated trading platforms and clearing houses specifically designed for cryptocurrencies and digital assets. This investment gave us insight into the regulatory framework of futures exchanges and clearing, laying the foundation for the acquisition of MIAX Futures. Ledger Holdings was acquired by WRS in October 2021, resulting in a significant return on our investment. Since that first investment, we have continued to follow the same strategic investment approach, selectively identifying a number of opportunities to add to our portfolio. In May 2023, we acquired 100% of the membership interests of MIAXdx from Ledger Holdings in the FTX Bankruptcy.
Between April 2023 and July 2024, we acquired various minority interests in TISEG, cumulatively increasing our ownership to 29.46% prior to subsequently acquiring its remaining equity interests in June 2025. The TISE Acquisition provides us with access to the European and UK markets and gives us access to another vertically integrated market ecosystem that can accelerate our growth strategy. Guernsey has a favorable regulatory and tax environment with an internationally recognized and robust financial services industry.

Our Technology
Technology is a key component of our business strategy and we regard it as crucial to our success. We have developed our own proprietary technology platform. Our MIAX Exchange platform employs monitoring, security and risk management tools that provide significant benefits for market participants trading on the MIAX Exchanges and have become industry standard. This platform was custom built by our experienced technology team well-versed in the unique functional and performance demands of equities and derivatives trading. Many of the team members have been with us since inception and have a deep understanding of our technology infrastructure. We believe our innovative technology platform coupled with our award-winning customer service sets us apart from our competitors.
•Throughput is a measurement of the rate at which an exchange can process quotes and orders in aggregate. This is an important benchmark at times of market stress and can have a significant impact on latency. Throughput is an especially significant benchmark in the options markets given the number of products traded (in excess of one million options). Consistent behavior even in times of market stress will generally improve the quality of an exchanges displayed markets and quality of executions and reduce negative expectancy trades, thereby allowing liquidity providers to offer better markets with less risk.
•Latency is a measurement of the time it takes to receive, fully transact and reply to a market participant’s quote or order. Latency is an important factor in the quality of liquidity posted at an exchange.
•Determinism is a measurement of how frequently the ordering of market updates received at the edge of the exchange network are preserved all the way through the system to the matching engine. Our MIAX Emerald Exchange system is extremely deterministic and sequences orders that arrive within as low as eight nanoseconds of each other which is critical to the predictability of execution. Preserving this ordering is highly desired by exchange participants that invest in technology to be the fastest at reacting to market updates.
Our interface solutions facilitate well defined and easy to implement industry accepted approaches to integration with our trading platform, creating greater flexibility and ease of use. We use the same base technology across all of our MIAX Exchange equities and options markets, which optimizes efficiency, versatility, resiliency and scalability and allows for uniformity of customer experience. This allows us to quickly launch new markets and products and provides us with significant operating leverage. We also offer a number of customer interfaces, including MIAX Exchange binary interfaces, data feeds and FIX gateway for orders. Latency equalized cross-connects in the primary data center ensures fair and cost-efficient access to the MIAX Exchange systems.
Our MIAX Exchange trading platform was originally built to meet the high-performance quoting demands of the U.S. options trading industry. We are regarded as a market leader relative to many of our peers with respect to our technology based on feedback from our customers. We differentiate our trading platform with our throughput, latency, reliability and wire-order determinism.
The MIAX Exchange platform undergoes continuous automated testing to ensure high reliability together with advanced monitoring and systems security. The platform is highly resilient and have experienced very low operational downtime, with MIAX Options, MIAX Emerald and MIAX Pearl exchange markets delivering, for the years ended December 31, 2024, 2023 and 2022 100.00000000%, 99.99999563% and 100.00000000% operational uptime, respectively. After launching MIAX Sapphire in August 2024, MIAX Sapphire remained immediately and automatically accessible (i.e., fully operational) 100.00000000% of the time for the remainder of 2024. For the six months ended June 30, 2025, our MIAX Options, MIAX Emerald, MIAX Pearl and MIAX Sapphire exchange markets were immediately and automatically accessible (i.e., fully operational), 99.99960800% of the time. Our exchanges also maintain a geographically diverse disaster recovery center from our primary data centers to ensure continuous operation including systems infrastructure and operations.
The MIAX Exchanges maintain primary and disaster recovery connections to the various National Market System facilities such as CTS, UTP, OCC, DTCC, CAT and FINRA.

Our MIAX Exchange platform has received numerous recognitions in the industry including recognition for exceptional customer service and innovative product development including most recently at the 2025 Fund Intelligence Operations and Service Award, where MIAX received the “Technology Innovation Award” as well as the award for “Best Trading Platform,” which it has received for the third year in a row. At the 2022 Fund Intelligence Operations and Service Award MIAX received an award for “Best Options Trading Platform.” MIAX was also recognized for the “Most Innovative Exchange Technology” in 2021 and received the same award in both 2019 and 2020 when it was known as the Fund Technology & WSL Awards. Fund Intelligence is the operator of the Fund Technology and WSL Awards. For over 20 years the Fund Technology and WSL Awards have highlighted the top achieving firms in the U.S. fund management trading and front office space, while the Operations and Services Awards have celebrated the best vendors supporting fund groups’ back/middle office and other legal and operational functions. In 2022, the two awards were combined into the Fund Intelligence Operations & Services Awards. Participants interested in being considered for an award must respond in writing to a number of questions concerning the company and its products, services and technology. The responses are then reviewed by a panel of independent judges selected by Fund Intelligence.
In 2023 and 2025 MIAX was also selected as one of 40 organizations in the inaugural TabbFORUM’s NOVA Awards, which honor the financial industry’s ongoing commitment to technology-driven innovation. NOVA Awards selections are the result of TabbFORUM research, nominations and recommendations solicited from the financial community, and take into account the role of innovation within an organization, as well as the organization’s industry impact and leadership.
The MIAX Futures DCO operates on proprietary technology, which we upgraded in June 2023 to support our growing portfolio of new products and to enhance customer experience. We launched MIAX Futures Onyx on June 29, 2025 for trading products on the MIAX Futures DCM after coming off the CME Globex platform. MIAX Futures Onyx is an electronic trading platform built on MIAX proprietary technology. This new technology will power multiple platforms to provide for the trading of agricultural and financial futures and options on futures in geographically diverse locations. MIAX Futures Onyx will support both agricultural and financial products, beginning with the MIAX Futures flagship product, Minneapolis Hard Red Spring Wheat Futures, which launched on MIAX Futures Onyx on June 29, 2025.
MIAXdx currently operates the MIAXdx DCO and DCM on its own technology stack, which enables vertically integrated matching and clearing. MIAXdx’s proprietary technology stack includes matching, clearing, reporting and supporting software developed by MIAXdx employees and contractors. This software makes use of open-source libraries commonly used in proprietary software. Market surveillance technology utilized by MIAXdx is provided by an external vendor. We may need to modify the MIAXdx technology and clearing systems to support new products and functionality, including moving to an intermediated market model.
On March 10, 2025, we launched our own BSX trading, clearing and settlement system for trading products listed on BSX based on MIAX proprietary technology. The new BSX system includes a trading and market data dissemination system located in Bermuda for BSX listed securities with disaster recovery systems at an off-island location; customized web-based order management system for utilization by the BSX brokerage community; middle office technology to support system configuration, surveillance, reporting and other services required by BSX as well as a centralized security depository for clearing and management of BSX securities. These are key functions that existed for the prior BSX trading, clearing and settlement systems operated by Nasdaq under a services agreement.
Our Customers
Our equities and options customers are SEC-registered broker-dealers and the sponsored access clients of those broker-dealers. As of June 30, 2025, the MIAX Exchanges had a total of 212 members, including 44 exchange members on MIAX Options, 40 exchange members on MIAX Pearl Options, 36 exchange members on MIAX Emerald, 34 exchange members on MIAX Sapphire and 58 exchange members on MIAX Pearl Equities. Our total number of members includes 73 distinct firms. These members include sell side banks, proprietary trading firms and market makers, as well as buy side institutions, hedge funds and retail customers participating via broker-dealers.

MIAX Futures is a DCM and DCO under the jurisdiction of the CFTC, providing DCM and DCO services in an array of asset classes. Customers on MIAX Futures have historically consisted of large agricultural trading firms and other corporate customers. As MIAX Futures has evolved from a predominantly agricultural exchange to a diversified financial futures exchange, we have attracted several additional broker-dealer customers. As of June 30, 2025, we had 14 MIAX Futures clearing members eligible to clear MIAX Futures products listed on its DCM, most of which are FCMs. Additional FCMs access MIAX Futures’ markets through relationships with existing clearing members.
MIAXdx is a DCM and DCO under the CFTC, providing DCM and DCO services. Customers on MIAXdx have historically consisted of both retail and institutional investors. There were 247 participants on MIAXdx that executed at least one trade in June 2024. In July 2024, MIAXdx delisted all of its physically settled products.
BSX trading memberships are available to international brokers who meet BSX requirements, without limitation on numbers. International firms wishing to become trading members must incorporate a subsidiary in Bermuda as an exempted company, meet the minimum net capital requirements of BSX, and pay BSX trading membership fees. As of June 30, 2025, BSX had 17 exchange members.
TISE offers three membership options. Category 1 Listing Member, for QIBM, Category 2 Listing Member, for its equity market or a Category 3 Trading Member, for all markets. Each membership criteria has eligibility requirements, as set forth in TISE’s membership rules. As of June 30, 2025, TISE had 44 members.
Dorman Trading provides futures clearing and execution services for introducing brokers, retail customers, international clients and professional traders.
We have developed strong relationships with our core trading firms through our ERPs. All of our ERPs provided participating exchange member firms with the right to acquire equity in MIH in exchange for payment of an initial purchase price or the prepayment of certain exchange fees and the achievement of certain liquidity volume thresholds on MIAX Options, MIAX Pearl, or MIAX Pearl Equities, as applicable. The ERPs helped to strategically align our trading firms, order flow providers and market makers with MIAX; enhance liquidity and overall levels of trading volume for all other participants on exchange; build market share and provide upfront capital to support investment and the growth of MIAX. The relationships also provide opportunities for us to venture into new marketplaces or asset classes.
There may be a conflict of interest between our non-member stockholders and our stockholders who are also members of our exchanges. The amount of profit that members derive from their trading activities are, in part, dependent on the fees they are charged to trade and access our markets, and the rules and structure of our markets. As a result, members who are also our stockholders may not have the same economic interests as holders of our non-member holders. In addition, our stockholder-members may have differing interests among themselves depending on the roles they serve in our markets, their methods of trading and the products they trade. Consequently, stockholder-members may advocate that we enhance and protect their clearing and trading opportunities and the value of their trading privileges over their investment in our capital stock, if any.
Our Sales and Marketing Approach
Our sales and marketing strategy is focused primarily on educating market participants about our value proposition, services and products including proprietary products and leading technology. Through targeted communications and meetings, as well as our presence at industry trade conferences and participation in industry forums, we focus on educating existing and prospective customers about the benefits of using our markets and products. Our team operates with a highly integrated approach across sales, technology, trading operations and senior management when interacting with clients so the full benefits of our offering are properly demonstrated from day one.
We operate with high standards of customer service throughout the customer lifecycle. We can onboard customers quickly and efficiently and our embedded customer operations team provides high quality support to members. Our team has a deep understanding of both our products and our technology, so customers are given real-time answers to any issues or queries they may have.

Competition
The market for execution services is intensely competitive in the asset classes in which we operate. See “Risk Factors — Risks Related to Our Business.” We face intense competition and compete with a broad range of market participants globally. Further consolidation and alliances among our securities trading competitors could impair our competitive position.”
Securities market participants have multiple venue choices for the execution of orders. In addition to national securities equities exchanges, in the United States, these venues include numerous ATSs, many of which operate as “dark pools” owned by our principal investors and broker-dealers who internalize orders for execution.
Competition in Our Exchange Businesses
We compete in the United States in listed equity options against exchanges owned by Cboe, Nasdaq, Intercontinental Exchange, Inc. (“ICE”), BOX Holdings Group LLC (“Box”) and MEMX. We compete in the U.S. listed cash equity securities market against exchanges owned by Cboe, Nasdaq, ICE, IEX, MEMX, LTSE, other regional exchanges and several ATSs.
In September 2024, IEX announced its intention to launch a U.S. options exchange. On January 10, 2025, IEX filed a proposed rule change with the SEC to adopt rules to govern options trading on IEX Options LLC (“IEX Options”). IEX proposes to operate a fully automated, pro-rata priority options market in a manner similar to that of other options exchanges. In addition, IEX Options proposes to utilize a de minimis delay on incoming order and quote messages designed to enable IEX to update its view of the market prior to processing orders and quotes, and an optional market maker quote parameter designed to protect market makers from excessive risk due to execution of stale quotes, in addition to other risk protections substantially similar to those offered by other options exchanges. On April 16, 2025, IEX announced that IEX Options is expected to launch at the end of the first quarter of 2026, pending regulatory approval.
On April 11, 2025, the SEC approved the Green Impact Exchange, LLC’s (“GIX”) application for registration as a national securities exchange. GIX plans to operate a fully automated electronic trading platform powered by MEMX technology, and will offer non-tiered, competitive liquidity and quoting programs for members and market makers. GIX will be a listings and trading venue focused on sustainability. GIX will be a dual dual-listing and trading venue that will require all companies listing on it to comply with governance standards that are designed to provide investors with access to information regarding their commitment to sustainable business practices. GIX expects to begin trading in early 2026.
In addition, the 24X National Exchange LLC (“24X”) announced its intention to launch an equities exchange in the U.S. that would trade 24 hours per day. On November 27, 2024, 24X announced it had received approval from the SEC to operate as a national securities exchange. According to public reports, 24X is expected to launch the first stage of operations on September 29, 2025, operating from 4:00 a.m. to 8:00 p.m. Eastern Time, Monday through Friday. The second stage to expand trading times has not yet been announced.
In June 2024, TXSE Group Inc. announced that it plans to launch the Texas Stock Exchange (“TXSE”), headquartered in Dallas and focus on enabling U.S. and global companies to access U.S. equity capital markets and plans to provide a venue to trade and list public companies and the growing universe of exchange- traded products. On January 31, 2025, TXSE filed its Form 1 application with the SEC to become a registered, fully electronic, national securities exchange. If granted, TXSE intends to launch trading in early 2026, with listings by the end of the same year.
On February 14, 2025, Dream Exchange Holdings, Inc. (“DreamEx”) filed its Form 1 application with the SEC to become a registered, fully electronic, national securities exchange. According to public reports, DreamEx intends to provide a venue to trade and list smaller public companies with a concentration on underserved markets.
On March 7, 2025, Nasdaq announced its intention to offer twenty-four hour trading Monday through Friday. Nasdaq plans to implement the expanded trading hours in the second half of 2026, subject to regulatory approvals.

On March 13, 2025, MEMX announced it received regulatory approval for its second exchange, MX2 LLC. According to public reports, MEMX plans to launch MX2 Equities, a fully automated electronic trading platform for trading NMS stocks with a continuous automated matching function. According to MEMX, MX2 Equities is expected to launch in 2025. On June 18, 2025, MX2 filed a proposed rule change with the SEC to govern options trading on MX2 (“MX2 Options”), a facility of MX2. MX2 proposes to operate a fully automated, pro-rata priority options market in a manner similar to that of other options exchanges and is expected to launch in the first half of 2026.
On March 31, 2025, NYSE, which is part of ICE, launched NYSE Texas, becoming the first exchange to open in Texas. NYSE Texas is a fully electronic equities exchange, headquartered in Dallas, Texas.
MIAX Futures and MIAXdx compete against futures markets owned by Cboe, CME Group and ICE.
In our proprietary and exclusively listed products, we compete against other derivatives exchanges that offer similar products, as well as against financial market participants that offer similar over-the-counter derivatives. On April 14, 2025, CME started trading Hard Red Spring Wheat futures and options on Hard Red Spring Wheat futures contracts.
We face competition based on technology, customer experience and price. We also face competition based on products and services offered, such as order types and risk management tools. We believe that we compete favorably with respect to these factors. However, many of our current and potential competitors are more established and substantially larger than we are, and have a substantially greater market presence, as well as greater financial, technical, marketing and other resources. In addition, many of our competitors have broader name recognition, offer a wider range of services and products and have a larger customer base than we do. Some of them may be able to respond more quickly to new or evolving opportunities, technologies and customer requirements than we can and may be able to undertake more extensive promotional activities.
Our challenge is to maximize the routing of equities and options orders from broker-dealers to the MIAX Exchanges rather than to our competitors and to convince liquidity providers to concentrate an increased amount of their market making activity on the MIAX Exchanges. We compete through a variety of methods, including:
•Offering market participants a higher quality experience that results in an efficient, transparent and liquid marketplace for trading equities and options through our electronic platforms;
•Providing advanced technology that offers broad functionality, fast execution, ease of use, scalability, reliability and security;
•Offering customers execution and the NBBO with the additional potential for price improvement;
•Offering cost-effective trading venues;
•Providing personalized service and responsiveness to client needs in the form of customer on-boarding, connectivity, testing/certification and accurate and timely responses to customer inquiries and concerns throughout the trading day;
•Providing both real time and next day trade data to permit clients to make critical trading decisions as quickly as possible, and enabling them to trade more profitably in reaction to order flow trends, directed order flow, and changing market conditions;
•Offering participants access to a broad array of products and services, including proprietary products; and
•Committing to work directly with the member firms through development of trading solutions that foster growth for the firms and profitability for their clients.

Competition in the Clearing Business
In the past few years, there has been increased competition in providing clearing services and we expect competition to continue to increase in connection with compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and other various laws and regulations. Futures contracts generally must be settled on the same venue in which the contract was purchased or on a third party DCO that has an agreement in place with the futures exchange to clear its products. Competitors to MIAX Futures and MIAXdx in the clearing services space include, among others, companies such as CME, ICE and the OCC. In light of the implementation of new regulatory requirements and other reforms of the financial services industry, we believe that other exchanges and infrastructure providers also may undertake to provide clearing and other related post-trade services, such as Nodal Clear, LLC and Cboe Clear U.S., LLC in the United States, as CFTC regulated DCOs.
We believe competition in clearing services is based on, among other things, the value of providing customers with capital and margin efficiencies; quality and reliability of the services; creditworthiness of the clearing house; regulatory costs; timely delivery of the services; reputation; diversity of the service offerings; confidentiality of positions and information security protective measures; and the fees charged for the services provided.
Competition in the FCM Business
Dorman Trading is also affected by price competition. It competes with other FCMs primarily on the basis of price and service. A number of its competitors have greater financial, technical, marketing and other resources than does Dorman Trading. Some of them offer superior technology and a wider range of services and products than Dorman Trading offers, are larger and better capitalized, have greater name recognition, and have more extensive client bases.
Competition in our Market Data Business
Demand for our market data faces competition from other securities exchanges, technology companies, third-party market data providers and information and software vendors, who have their own substantial market data distribution capabilities that serve as alternative means for receiving open market data feeds instead of connecting directly to our exchanges or trading venues. The sale of our proprietary data products is also under competitive threat from ATSs and trading venues that offer similar products. Distributors and consumers of our market data may also use our market data as an input into a product that competes against one of our traded or cleared products.
Competition in the International Listings Business
BSX and TISE compete with other international listing venues, including The London Stock Exchange, the Singapore Stock Exchange and the Hong Kong Exchange for international insurance-linked listings and Euronext, Luxembourg Stock Exchange, the Vienna Stock Exchange, The London Stock Exchange for debt listings. A number of these competitors have greater financial, technical, marketing and other resources than does BSX and TISE. Some of them are larger and better capitalized, have greater name recognition, and have more extensive client bases.
Intellectual Property
We believe that our intellectual property portfolio provides us with an important competitive advantage. We own three issued patents in the United States, one issued patent in the Gulf Cooperation Council and one pending application in the Gulf Cooperation Council. These patents cover certain aspects of our technology and services. The actual protection afforded by these patents varies depending on the scope of coverage of each individual patent as well as the availability of legal remedies in each jurisdiction.
Trade secrets are an important element of our intellectual property. Many of the technologies used in our business and the services we provide are kept as trade secrets. We take steps to protect our trade secrets, including by restricting access to only those who need to know, entering into confidentiality and invention assignment agreements with employees and consultants and utilizing non-disclosure agreements with third parties with whom we conduct business.

We own many of the product names, trademarks and service marks used in conjunction with our technologies and services. MIAX®, MIAX Options®, MIAX PRIME®, MIAX Technologies®, MIAX Pearl®, and MIAX Emerald®, are our registered U.S. trademarks or service marks. We have also filed applications to register trademarks in the U.S. that are currently pending and/or have common law rights. MIAX Sapphire™, MIAX Futures™ and TINI™ are currently pending.
We also use intellectual property that is owned by third parties pursuant to licenses and services agreements. In July 2024, we entered into the Bloomberg License Agreement with Bloomberg to develop the Bloomberg Products. See “— Our Planned Proprietary Products.”
In February 2019, we entered into an exclusive license agreement with T3 and Triple Three Partners Pty LTD (“Triple Three Partners”) (the “T3 Agreement”) to create derivative products on certain volatility and other financial indexes owned by T3 (the “T3 Indexes”). In May 2025, we purchased of all the intellectual property associated with the T3 Indexes from T3 and Triple Three Partners.
Services Agreements
MIAX Futures had a services agreement with CME for the listing and trading of MIAX Futures contracts on the CME Globex platform, offering access to MIAX Futures-listed products which terminated on June 30, 2025.
MIAX Futures and MIAXdx have services agreements with SMARTS Market Surveillance Pty Ltd (the “SMARTS Agreements”) for surveillance monitoring of certain data for MIAX Futures and MIAXdx. The SMARTS Agreements expire in 2027, with automatic renewal and standard termination provisions.
We have a services agreement with Devexperts Inc. for certain market data and index calculation and distribution services which automatically renews on an annual basis. The number of renewal terms is not limited.
Dorman Trading has a services agreement with FIS Capital Markets US LLC (as amended, the “FIS Agreement”) for certain back-office clearing and accounting services. The current term of the FIS Agreement expires February 1, 2029.
MIAXdx has a standard services agreement with Amazon Web Services for cloud computing, configurable storage, and network resources and services. The AWS Agreement remains in force unless terminated by either party (upon closing all accounts for MIAXdx and upon thirty days’ notice for AWS).
Human Capital
We recognize that attracting, motivating and retaining talented employees at all levels is critical to our success and growth strategy. We have made a number of strategic new hires and promotions which will bring positive traction to our various initiatives. We strive to create and maintain an empowering environment in which our employees can thrive and be inspired to make exceptional contributions to our Company and positive contributions to our local communities. We value innovation, passion, data-driven decision making, persistence and integrity.
Employees
As of June 30, 2025, we employed 433 individuals between MIH and its subsidiaries, 384 are located primarily at our Princeton, New Jersey; Minneapolis, Minnesota; and Chicago, Illinois operations. We currently employ 10 individuals at BSX, at our Hamilton, Bermuda operation and 39 individuals at TISEG (including TISEA). Our employee base is comprised of employees involved in technology and operations as well as business development, financial, regulation, human resources, compliance, legal, administrative and managerial support.
None of our employees are represented by a labor union or party to a collective bargaining agreement. Management believes that we have strong relationships with our employees, and we have never experienced a work stoppage.

Corporate Social Responsibility (“CSR”)
We are committed to environmental, social and governance matters through our Corporate Social Responsibility Group (“CSRG”). Our CSRG is focused on creating a socially responsible company. Our future success will be enhanced by our ability to attract, engage and retain a diverse group of employees, with a culture that promotes sustainability, collaboration, social responsibility and innovation, which will be important to the success of our business and defining the markets of tomorrow. We are exploring changes across our company aimed at fostering an environment where all can flourish and contribute. CSRG is comprised of a diverse group of employees from the junior level up to executive management. The CSRG is focused on, among other things, unlocking the potential of a variety of initiatives by applying our shared perspectives, capabilities and cultural experiences. The CSRG is a collective voice on how we strive to promote positive change at the social, environmental and governance levels. The CSRG is open to all employees and works to put in place short-term and long-term initiatives across our Company to achieve our corporate social responsibility goals. Our CSRG currently include the following with a focus on the noted areas:
•Environmental Impact (reducing our environmental impact);
•Human Capital Management (HR related initiatives, performance and career development, training, employee health and well-being);
•Charitable Giving (charitable giving opportunities);
•Financial Literacy and Education (educational opportunities in the financial area); and
•Governance (governance developments).
We also have a CSRG steering committee comprised of senior management who report to the boards of directors of MIH and our subsidiaries (including members of the risk committees) on the initiatives of the CSRG. We are focused on employee outreach regarding our CSR initiatives and establishing a number of CSR-related programs that will allow employees to contribute to our CSR mission and locally within their communities.
As an equal opportunity employer, all qualified applicants receive consideration without regard to sex, race, color, ethnicity, religion, gender, sexual orientation, gender identity or expression, national origin or ancestry, citizenship status, age, disability, veteran or military status, marital status, domestic partnership or civil union status, pregnancy, or other protected status.
Competitive Compensation
We strive to provide comprehensive packages of competitive compensation and benefits in each market in which we operate, which we believe is important to ensure our employees’ health, well-being, and financial security. Our compensation program is designed to attract, retain and empower employees to successfully execute our growth strategy. We review the competitiveness of our compensation and benefits frequently.
Our compensation program seeks to retain our most talented employees in a highly dynamic, competitive market, while also engaging and exciting current and future employees who possess the leading skills and competencies needed for us to achieve our strategy and objectives. Our compensation program is comprised of base salary, an annual cash bonus incentive program based on employee performance and long-term equity incentive awards. The long-term equity awards are designed to align our employee interests with those of our stockholders. In addition to cash and equity compensation, we also offer employee benefits such as health (medical, dental and vision) insurance, life insurance, paid time off and a U.S. 401(k) plan with our Company matching a portion of employees’ contribution.
Employee Development
Employee development is critical to our success. Career development and training opportunities are available throughout our ranks, including both Company-wide “lunch and learns” and self-directed learning from a wide array of available resources. Through our health insurance employee assistance plans, employees can receive free and discounted counseling services for dealing with traumatic life events, mental health issues and stress, as well as general wellness programs. We also offer employees a discounted gym membership to our gym facilities located in our Princeton, New Jersey location.
We expect employees to perform their duties to the best of their ability and to develop their competencies for career growth. We recognize the need to provide ongoing, timely and constructive performance feedback. Our aim is to provide employees with performance feedback on an annual basis, with most of our managers providing feedback to their reports on a more regular basis. We believe this drives the professional development of our employees while also providing fair and equitable rewards and recognition.
To further these efforts, through our insurance provider, employees can sign up for the HorizonBfit program that creates an opportunity to elevate employee health consciousness while we execute our wellness vision and strategies. We also offer various employee assistance programs provided by the health insurance policy offered to employees.
We also continue to create an open and frank atmosphere in which any grievance, complaint, suggestion, or question receives a timely response. We offer a whistleblower hotline for complaints, which can be made anonymously. Additionally, employees can raise questions and suggestions to the Human Resources department in-person and are responded to individually or addressed at our Town Hall meetings. The objective of these Town Halls is to provide employees with an update on company news, share updates from major business lines, as well as provide a forum to ask questions and offer feedback. Town Halls can include updates on anything from legislation that may impact our business to CSR topics. Employees are encouraged to participate in free flow of information and communication and to offer positive and constructive feedback in furtherance of active transparency.
Facilities
Our executive offices, technology development center and the National Operations Center for MIAX are located in Princeton, New Jersey, as part of a 94,445 square foot lease expiring in September 2027. Additional offices and a multi-purpose training, meeting and conference center are part of MIAX’s state-of-the-art facility in Miami, Florida. In September 2023, we entered into a 38,409 square foot lease for the floor-based trading operations of our fourth U.S. Options Exchange, MIAX Sapphire, located in the Wynwood section of Miami, Florida, which expires in 2034. We also own The Grain Exchange through MGEX Real Estate Holdings, LLC (“MGEX Real Estate Holdings”), a campus of three historic buildings with architectural features that date as far back as 120 years located in downtown Minneapolis and listed in the National Register of Historic Places, which is currently listed for sale. The Grain Exchange campus has a total of 325,000 square feet of space. As of June 30, 2025, MGEX Real Estate Holdings leased approximately 108,000 square feet of space to various tenants, including MIAX Futures. BSX operating facilities are located at Exchange House in Hamilton, Bermuda, as part of a lease expiring in 2026; Dorman Trading operating facilities are located in Chicago, Illinois, as part of a lease expiring in 2028; and TISEG operating facilities are located in St. Peter Port, Guernsey, as part of a lease expiring in 2031. The executive offices for MIAXdx are located in our Princeton, New Jersey headquarters. We have also entered into leases for the primary and secondary data centers we operate for the MIAX Exchanges, BSX and MIAX Futures. We believe our facilities are adequate for our current operations and that additional space can be obtained if needed.
Legal Proceedings
From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Regardless of the outcome, litigation can have a material adverse effect on us because of defense and settlement costs, diversion of management resources and other factors.
General
As a self-regulatory organization under the jurisdiction of the SEC, and as a DCO and DCM under the jurisdiction of the CFTC, and a registered exchanges under the jurisdictions of the BMA and the GFSC, the MIAX Exchanges, MIAX Futures, MIAXdx, BSX and TISE, respectively, are subject to routine reviews and inspections by the SEC, CFTC, BMA and the GFSC. Dorman, as a registered FCM, is regulated by the CFTC and is subject to routine reviews and inspections by the CFTC and NFA. Management does not believe that the outcome of any of these reviews or inspections will have a material impact on the consolidated financial position, results of operations or cash flows of the Company.
MIAXdx has responded to certain requests for information and documents from the CFTC’s Division of Enforcement and may come under additional regulatory scrutiny, requests or investigations in the future. The requests related to activities prior to our acquisition of MIAXdx, during the prior ownership of MIAXdx by FTX. We cannot predict the outcome of these requests. Any requests, inquiries, investigations or proceedings could result in substantial costs, sanctions, the diversion of resources, including management time, and potential harm to our reputation, which could have a material adverse effect on our business, financial condition and operating results.
In the normal course of our business, we are exposed to asserted and unasserted claims. In the opinion of management, these matters will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.
Except as described below, we are not currently a party to any legal proceeding, the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.
Nasdaq Matter
On September 1, 2017, Nasdaq, Inc., filed an action against the Company in the U.S. District Court for the District of New Jersey alleging patent infringement and trade secret misappropriation relating to Nasdaq’s electronic trading technology and platforms. The Company subsequently filed six petitions before the Patent Trial and Appeal Board (“PTAB”) at the United States Patent and Trademark Office (“USPTO”) seeking a determination that the subject patent was invalid under the current law. The District Court proceeding was stayed in December 2018, pending resolution of the PTAB proceedings. All claims asserted by Nasdaq against the Company under the six patents at issue were invalided by the PTAB in 2019 (the “PTAB Final Written Decisions”). On June 7, 2022, the USPTO Director denied Nasdaq’s request for review of the PTAB Final Written Decisions.
On August 31, 2021, the Company filed an Answer and Counterclaims in the NJ District Court (the “Company’s Answer”). The Company’s Answer included denials of the allegations made by Nasdaq in the Complaint and Counterclaims by the Company including monopolization antitrust claims, patent misuse, sham litigation, and fraud on the USPTO by Nasdaq. The Company is seeking attorneys’ fees and costs and such other relief as the Court may find to be just and proper. On June 21, 2022, Nasdaq waived its right to appeal the PTAB’s Final Written Decisions and the stay in the District Court matter was lifted as all of the PTAB proceedings were concluded with each of the Nasdaq patent claims at issue invalidated. The Company filed an Amended Answer and Counterclaims on August 5, 2022. The Amended Counterclaims added claims of fraud on the patent office and Lanham Act violations. On July 25, 2023, the Court denied a motion by the Company to dismiss Nasdaq’s trade secret claims and also denied a motion by Nasdaq to dismiss the Company’s counterclaims. The Court granted Nasdaq’s motion to stay and bifurcate the Company’s counterclaims. Accordingly, the trade secret case is currently proceeding and the Company’s counterclaims are stayed until the conclusion of the trade secret case at which time the parties may proceed to litigate the Company’s counterclaims against Nasdaq. The parties each filed motions for summary judgment and motions to exclude certain experts. We anticipate the Court will decide the motions in the second half of 2025. The Company intends to continue defending its interest in this matter vigorously.
Regulatory Environment and Compliance
Various aspects of our business are subject to regulation by the SEC, the CFTC, BMA and the GFSC, and market participants may be subject to regulation by the SEC, CFTC, FINRA, NFA, Board of Governors of the Federal Reserve, U.S. Department of the Treasury and/or foreign regulators. Each of the MIAX Exchanges, MIAX Futures, MIAXdx, BSX and TISEA has rules pertaining to their respective disciplinary processes. The following is a discussion of the more significant areas of regulation of us by the SEC, the CFTC, BMA and the GFSC.

Miami International Holdings, Inc.
Certain aspects of MIH are subject to regulatory oversight, including certain ownership and voting restrictions on its stockholders. The focus of the SEC’s regulation of MIH is to assure fair representation of members in the selection of the directors of the MIAX Exchanges, public participation in the governance of the MIAX Exchanges and that the MIAX Exchanges can satisfy their regulatory responsibilities under the Exchange Act. Furthermore, the SEC requires that MIH give due regard to the preservation of the independence of the self-regulatory function of the MIAX Exchanges and to MIH’s obligations to investors and the general public. The SEC also requires that MIH not take any actions that would interfere with the effectuation of any decisions by the Board of Directors of any of the MIAX Exchanges relating to its regulatory functions or the structure of the market that it regulates or that would interfere with the ability of such MIAX Exchange to carry out its responsibilities under the Exchange Act. To the extent that MIH’s business activities involve or relate to the MIAX Exchanges, the officers and directors of MIH may be deemed to be officers and directors of the MIAX Exchanges for purposes of and subject to oversight under the federal securities laws. Accordingly, the SEC may exercise direct supervision and disciplinary authority over certain MIH activities and those activities may require rule filings submitted with the SEC and, in some cases, public notice and comment. The CFTC, BMA and GFSC have similar requirements with respect to MIH’s ownership of entities regulated by the CFTC, BMA and GFSC and require certain filings to be made relating to the ownership of a certain level of stock by MIH stockholders.
SEC Regulation — the MIAX Exchanges
Federal securities laws have established a two-tiered system for the regulation of securities exchanges and market participants. The first tier consists of the SEC, which has primary responsibility for enforcing federal securities laws and regulations. The second tier consists of SROs, which include national securities exchanges such as the MIAX Exchanges, which are non-governmental entities that must register with and are regulated by the SEC. To the extent common rules and common members exist between SROs, these supervisory duties can be delegated by SEC-approved plans among SROs. An SRO can also contractually outsource these supervisory duties to another SRO through a regulatory services agreement (“RSA”); however, in such cases, the SRO outsourcing the duties remains ultimately responsible and liable for the performance of the supervisory duties.
We currently operate four options markets and one cash equity market in the United States regulated by the SEC. We operate MIAX Options pursuant to the SRO license of Miami International Securities Exchange, LLC; MIAX Pearl Options and MIAX Pearl Equities pursuant to the SRO license of MIAX Pearl, LLC; MIAX Emerald pursuant to the SRO license of MIAX Emerald, LLC; and MIAX Sapphire pursuant to the SRO license of MIAX Sapphire, LLC. We refer to the foregoing collectively as the MIAX Exchanges. As SROs, each entity has separate rules pertaining to its broker-dealer members and to non-members that trade on the MIAX Exchanges. Broker-dealers that choose to become members of our exchanges are subject to the rules of those exchanges.
SROs are an essential component of the regulatory scheme of the Exchange Act for providing fair and orderly markets and protecting investors. To be registered as a national securities exchange, an exchange must successfully undergo an application and review process with the SEC prior to beginning operations. Among other things, the SEC must determine that the SRO has the ability to carry out the purposes of the Exchange Act and to enforce compliance by its members and persons associated with its members with the provisions of the Exchange Act, the rules and regulations thereunder and the rules of the exchange.
In general, an exchange SRO is responsible for operating its trading platforms consistent with its rules and regulating its members through the adoption and enforcement of rules governing the business conduct of its members. The rules of the exchange must also assure fair representation of its members in the selection of its directors and administration of its affairs and, among other things, provide that at least 20% of its directors be member representative directors and a majority of its directors not be associated with a member of the exchange or with a broker or dealer. To comply with this requirement, the MIAX Exchanges have adopted structural and governance standards, including that their by-laws require a certain number of directors to be representatives of their members. Additionally, the rules of the exchange must be adequate to ensure fair dealing and to protect investors and may not impose any burden on competition not necessary or appropriate in furtherance of the purposes of the Exchange Act.

As registered national securities exchanges, virtually all facets of our exchange operations are subject to the SEC’s oversight, as prescribed by the Exchange Act. The Exchange Act and the rules thereunder impose on us many regulatory and operational responsibilities, including record keeping and the day-to-day responsibilities for market operations and broker-dealer oversight, including evaluating and authorizing broker-dealer applicants for exchange membership, conducting automated surveillance of trading occurring on the MIAX Exchanges, performing examinations of members, conducting investigations when potential misconduct is identified, and bringing disciplinary actions against members when warranted. Furthermore, as SROs, the MIAX Exchanges are potentially subject to regulatory or legal action by the SEC. The SEC has broad enforcement powers to censure, fine, issue cease-and-desist orders, prohibit us from engaging in some of our businesses, suspend or revoke any of the MIAX Exchanges’ designation as a registered securities exchange or remove or censure any of our officers or directors who violate applicable laws or regulations.
We are also subject to the record keeping requirements of Section 17 of the Exchange Act, including the requirement pursuant to Section 17(b) of the Exchange Act to make records available to the SEC for examination. In addition, the MIAX Exchanges are subject to periodic inspection by SEC staff and will continue to be subject to such inspection in the future. To the extent such reviews and inspections result in regulatory or other changes, we may be required to modify the manner in which we conduct our business, which may adversely affect our competitive position.
Section 19 of the Exchange Act also requires the MIAX Exchanges to submit to the SEC proposed changes to any of their respective rules, policies and practices, including revisions of their respective certificates of incorporation, by-laws, or other governing documents or those of MIH, their parent company. The SEC will publish the proposal for public comment, after which the SEC may approve or disapprove the proposal, as it deems appropriate. Certain categories of rule changes, like fee changes, can be effective on filing, but the SEC retains the ability to suspend or reject such filings within prescribed periods of time. The SEC’s review is designed to ensure that each of the MIAX Exchanges’ rules, policies and practices are consistent with the Exchange Act and the rules and regulations thereunder.
As national securities exchanges, the MIAX Exchanges are assessed fees pursuant to Section 31 of the Exchange Act. Section 31 fees are assessed on the notional value of equities and options transactions and are designed to recover the costs to the government of supervision and regulation of securities markets and securities professionals. Section 31 fees are paid directly to the SEC and the MIAX Exchanges then pass these costs along to their members as regulatory transaction fees.
MIAX Futures was a Securities Futures Exchange, notice registered with the SEC as a National Securities Exchange and is a designated contract market and derivatives clearing organization that is subject to the jurisdiction of the CFTC. MIAX Futures notice registered with the SEC as a national securities exchange on December 11, 2020 and terminated its registration on October 17, 2024.
Regulatory Agreements and Industry Groups — the MIAX Exchanges
The MIAX Exchanges have entered into agreements under which third parties have agreed to perform regulatory functions on behalf of its markets (e.g., RSA with FINRA). As discussed below, in certain other instances for our exchanges, a third party has been allocated the regulatory responsibility under Rule 17d-1 or Rule 17d-2 under the Exchange Act, while in others, we retain the regulatory responsibility for the activities.
Regulatory Services Agreement with FINRA
The MIAX Exchanges have entered into an agreement with FINRA under which FINRA performs certain regulatory functions on behalf of the MIAX Exchanges. The MIAX Exchanges remain responsible for the regulation of their members and marketplaces and retain the authority for bringing disciplinary actions against their members, although FINRA performs various disciplinary-related functions on behalf of the MIAX Exchanges.

Rule 17d-2 Agreements
Section 17(d) of the Exchange Act and the related Exchange Act rules permit SROs to allocate certain regulatory responsibilities to avoid duplicative oversight and regulation. Exchange Act Rule 17d-2 permits SROs to enter into agreements, commonly called Rule 17d-2 agreements, which are approved by the SEC and concern the enforcement of rules applicable to all SROs and relating to members those SROs have in common. The MIAX Exchanges have entered into certain bilateral Rule 17d-2 agreements under which FINRA is allocated responsibility for enforcing certain federal securities laws and certain MIAX Exchange rules that are common with FINRA rules. The MIAX Exchanges have entered into certain other multi-party Rule 17d-2 agreements that allocate responsibility among the participating SROs, which may include the MIAX Exchanges, for ensuring that their allocated common members comply with certain rules governing, among other items, options related sales practices, options related market surveillance, insider trading, national market system, or NMS, compliance and CAT NMS plan compliance.
Regulation NMS and Industry Plans — the MIAX Exchanges
Regulations NMS and Options Order Protection and Locked/Crossed Market Plan
MIAX Pearl Equities is subject to Regulation NMS for its cash equity markets. The MIAX Options Exchanges have joined the Options Order Protection and Locked/Crossed Market Plan. These are designed to facilitate the routing of orders among exchanges to create a national market system as mandated by the Exchange Act. One of the principal purposes of a national market system is to assure that brokers may execute investors’ orders at the best market price. Both Regulation NMS and the Options Order Protection and Locked/Crossed Market Plan require that exchanges avoid trade-throughs, locking or crossing of markets and provide market participants with electronic access to the best prices among the markets for the applicable cash equity or options order.
In addition, Regulation NMS also requires that every national securities exchange on which an NMS stock is traded and every national securities association act jointly pursuant to one or more national market system plans to disseminate consolidated information, including an NBBO, on quotations for transactions in NMS stocks and that such plan or plans provide for the dissemination of all consolidated information for an individual NMS stock through a single plan processor. We are member participants of several NMS plans, as described below.
Equities Consolidated Insider Trading (CIT) Plan
MIAX Pearl Equities is a member exchange in the Consolidated Insider Trading plan (“CIT Plan”), which provides for the joint surveillance, investigation and detection of insider trading on each of the participating exchanges’ equities markets. FINRA operates the CIT Plan facility.
Options Regulatory Surveillance Authority (ORSA) Plan
MIAX Options, MIAX Pearl, MIAX Emerald and MIAX Sapphire are member exchanges in the Options Regulatory Surveillance Authority plan (“ORSA Plan”), which provides for the joint surveillance, investigation and detection of insider trading on each of the participating exchanges’ options markets. FINRA operates the ORSA Plan facility.
Consolidated Tape Association (CTA) Plan, Consolidated Quotation System (CQS) Plan, Unlisted Trading Privileges (UTP) Plan and Options Price Regulatory (OPRA) Plan (collectively the “U.S. Tape Plans”)
MIAX Pearl Equities participates in the CTA plan (“CTA Plan”), the CQS plan (“CQS Plan”) and the UTP plan (“UTP Plan”), which disseminate certain core trading information, such as last sale reports and quotations for the U.S. equities markets. Data is derived from various market centers, including securities exchanges, FINRA and broker dealers. NYSE Technologies, formerly the Securities Industry Automation Corporation, acts as the administrator and processor for CTA Plan and the CQS Plan. The Nasdaq Stock Market LLC acts as the administrator and processor for the UTP Plan. Intercontinental Exchange owns NYSE Technologies. Under the U.S. Tape Plans, all U.S. exchanges and associations that quote and trade exchange-listed securities must provide their data to a securities information processor for data consolidation and dissemination. On May 6, 2025, the Operating Committees of the CTA Plan, CQS Plan, and UTP Plan announced that they will soon submit a Plan Amendment to the SEC to extend their operating hours. The proposed operating hours are to be set as close as technically feasible to 24 hours per day—from 8:00 pm Sundays to 8:00 pm (ET) Fridays, excluding holidays—with the incorporation of one technical pause during each 24-hour period. The change to operating hours will occur as soon as practicable after approval of the Plan Amendment.
On November 20, 2024, the SEC issued an order approving a new Consolidated Tape Plan (“New CT Plan”), which replaces the current CTA Plan, CQS Plan and UTP Plan. See “— Recent Industry Developments — US” below for changes to the U.S. Tape Plans.
MIAX Options, MIAX Pearl, MIAX Emerald and MIAX Sapphire are also member exchanges in OPRA, the designated securities information processor for market information that is generated through the trading of exchange-listed securities options in the United States. NYSE Technologies, formerly the Securities Industry Automation Corporation, acts as the administrator and processor for OPRA. Intercontinental Exchange owns NYSE Technologies. OPRA disseminates certain core trading information, such as last sale reports and quotations. The OPRA agreement, which has been approved by the SEC, sets forth a system for reporting options information that is administered by the member exchanges through OPRA, a limited liability company consisting of representatives of the member exchanges.
Options Listing Procedures (OLPP) Plan
The United States options exchanges (including MIAX Options, MIAX Pearl, MIAX Emerald and MIAX Sapphire) and OCC are sponsors of the OLPP plan (the “OLPP Plan”), a national market system plan which describes procedures to be followed by the parties in connection with selecting specified underlying interests for listing purposes and requesting a review of such selections. The OLPP Plan additionally describes procedures for selecting options series, determining operational procedures relative to adjustment decisions and admitting and removing plan sponsors.
Limit Up-Limit Down (LULD) Plan
MIAX Pearl is a participant in the LULD plan (“LULD Plan”), which governs the establishment, operation and administration of a market-wide limit up-limit down mechanism that is intended to address extraordinary market volatility in NMS stocks, as defined in Rule 600(b) of Regulation NMS under the Exchange Act. The LULD Plan sets forth market-wide LULD requirements designed to prevent trades in individual NMS Stocks from occurring outside of the specified price bands and also governs quotations in NMS stocks.
National Market System Plan for the Selection and Reservation of Securities Symbols (ISRA) Plan
MIAX Options and MIAX Pearl are participants in the Intermarket Symbol Reservation Authority plan (“ISRA Plan”), which governs the establishment, operation and administration of a uniform system for the selection and reservation of securities symbols. SROs that have joined the ISRA Plan utilize this system to reserve one- to five-character root symbols, utilizing a web-based tool developed and maintained by the OCC, the plan processor.
Order Execution Quality Disclosure Plan (Rule 605)
MIAX Pearl is a participant in the order Execution Quality Disclosure Plan, which establishes procedures under Rule 605 of Regulation NMS (previously Rule 11Ac1-5 under the Exchange Act). Rule 605 generally requires a market center that trades Regulation NMS stocks to make available to the public monthly electronic execution reports that include uniform statistical measures of execution quality.
Consolidated Audit Trail (CAT)
In 2016, the SEC approved a plan to establish a market-wide Consolidated Audit Trail (“CAT”) to improve regulators’ ability to monitor trading activity. Each of the MIAX Exchanges is a participant in the CAT, which governs the collection, consolidation, and retention of all information reported to CAT pursuant to Exchange Act Rule 613 and the CAT NMS Plan for securities listed on the MIAX Exchanges. In 2018, the first phase of implementation went live and required SRO participants to begin reporting to the CAT.

CAT has increased our regulatory obligations and implementation of the CAT has resulted in significant expenditures. Funding of the implementation and operation of the CAT is ultimately expected to be provided by both the SROs and broker-dealers.
On September 6, 2023, the SEC approved an amendment to CAT to adopt a revised funding model (“2023 Funding Order”), called the “Executed Share Model,” for the CAT and establish a fee schedule for CAT fees for the SROs that are participants to the CAT in accordance with the Executed Share Model. The amendment establishes a framework that plan participants may use to recover the costs to create, develop, and maintain the CAT, including the method for allocating CAT costs among participants and the members of a national securities exchange or a member of a national securities association. Prior to the effectiveness of the Executed Share Model, funding was provided solely by the SROs, partly in exchange for promissory notes.
Under the Executed Share Model, the SRO participants were able to submit filings pursuant to Section 19(b) of the Exchange Act to impose fees on the industry members. Details of the fees, including the budgeted prospective CAT costs and certain of the costs previously covered entirely by the participants prior to the approval of a funding model, were required to be provided in those Section 19(b) filings submitted by the SRO participants. The amendment became effective upon the SEC’s approval on September 6, 2023.
In January 2024, the SROs submitted filings to the SEC to establish the rate at which the industry would reimburse the SROs for its share of historical CAT expenses, which the SEC suspended in order to review whether the filings complied with the Exchange Act. In July 2024, an SEC exemption allowing the SROs, including the MIAX Exchanges, to continue collecting fees from industry members was challenged in the 11th Circuit U.S. Court of Appeals (“11th Circuit”). In August 2024, the SROs submitted filings with the SEC to recoup certain historical CAT costs incurred prior to January 1, 2022 and prospective CAT costs from July 26, 2024 through December 31, 2024. These filings have been published and are effective. In September 2024, a motion for stay and injunctive relief was filed in the 11th Circuit to immediately rescind the Executed Share Model and halt collection of applicable fees. In November 2024, the motion for stay and injunctive relief was denied. In December 2024, the SROs submitted filings with the SEC to recoup certain prospective CAT costs from January 1, 2025 through June 30, 2025. In February 2025, oral argument was held before the 11th Circuit. In June 2025, the SROs submitted filings with the SEC to recoup certain prospective CAT costs from July 1, 2025 through December 31, 2025. On July 25, 2025, the 11th Circuit vacated the 2023 Funding Order, stayed the decision for sixty days after issuance of the mandate, and remanded the matter to the SEC for further proceedings consistent with their opinion. Following the issuance of the decision, there is a 45-day period to petition for a rehearing. After the 45-day period, absent some change, the 11th Circuit would issue the mandate, and the sixty-day stay period would then commence. At the end of the sixty-day stay period, absent some change, the MIAX Exchanges would be required to stop charging both historical and prospective CAT fees should the SEC not issue a revised funding order. As a result, the SROs, including the MIAX Exchanges, may continue to incur significant costs and not be reimbursed for CAT fees.
Participation in Intermarket Surveillance Group — the MIAX Exchanges
The MIAX Exchanges are participants in the Intermarket Surveillance Group (“ISG”). ISG is an international information-sharing cooperative governed by a written agreement that provides for a comprehensive surveillance sharing arrangement. In addition to the agreement for confidential information sharing, the ISG provides a framework for the coordination of regulatory efforts among exchanges trading securities, commodity futures and related products to address potential intermarket manipulations and trading abuses.
Regulation SCI — the MIAX Exchanges
Regulation SCI is a set of rules designed to strengthen the technology infrastructure of the U.S. securities markets. Regulation SCI applies to national securities exchanges, operators of certain ATSs, market data information providers and clearing agencies, subjecting these entities to extensive new compliance obligations, with the goals of reducing the occurrence of technical issues that disrupt the securities markets and improving recovery time when disruptions occur. We implemented an inter-disciplinary program to ensure compliance with Regulation SCI. Regulation SCI policies and procedures were created, internal policies and procedures were updated, and an information technology governance program was developed to ensure compliance.

CFTC Regulation — MIAX Futures and MIAXdx
General. As a DCM and DCO, MIAX Futures and MIAXdx are each registered with, and subject to, the jurisdiction of the CFTC. In their operations as a DCM, MIAX Futures and MIAXdx each provide a derivatives exchange where futures and options on futures contracts may be listed and traded; MIAXdx also lists swaps for trading. In their operation as a DCO, MIAX Futures and MIAXdx each operate a clearing house that may clear and settle futures and options on futures transactions, and, in the case of MIAXdx, swap transactions, initiated, accepted and executed on a DCM. As a result, MIAX Futures and MIAXdx each function as a CCP, interposing itself between counterparties to contracts traded in one or more financial markets, becoming the counterparty to each party in a trade and thereby ensuring the future performance of open contracts. MIAX Futures only clears futures and options on futures permitted to be cleared by U.S. DCOs registered with the CFTC.
MIAXdx also was a SEF registered with, and subject to the jurisdiction of the CFTC, under which it was authorized to offer and clear swaps. As of July 24, 2024, MIAXdx delisted all of its physically settled products on its DCM and SEF. There are no current listed products nor plans to list any products on MIAXdx’s SEF, and as such the SEF license went dormant in July 2025. Any cleared products that could have been offered through the MIAXdx SEF can be listed through the MIAXdx DCM instead, and whereas SEF trading is limited to ECPs, trading through the DCM is open to both ECP and non-ECP trading, making the potential customer base much broader. MIAXdx markets changed its market from 24 hours per day, 7 days a week and 365 days a year to Monday through Friday, 9:30 a.m. to 4:00 p.m. Eastern Time, with observation of industry exchange holidays as of January 19, 2024.
In its regulatory oversight role, the CFTC oversees the operation of DCMs and DCOs, each of which are required to meet legal requirements to register with the CFTC. To maintain their registrations as a DCM and DCO, MIAX Futures and MIAXdx each has an ongoing obligation to comply with applicable core principles established in the CEA and CFTC regulations.
CFTC regulations require DCOs to address netting arrangements, margin and collateral requirements, finality and settlement of funds and default procedures within their legal framework. MIAX Futures and MIAXdx each have adopted rules and procedures to address each of these areas to provide legal certainty. In addition, because MIAX Futures has elected to be a subpart C DCO, it is held to certain heightened risk management standards under CFTC regulations. See “— MIAX Futures subpart C DCO Election” below.
MIAX Futures Clearing of Crypto-Based Products. MIAX Futures previously entered into a services agreement with Bitnomial Exchange (a digital asset derivatives exchange) to serve as the exclusive venue for the clearing of two physically settled Bitcoin futures contracts, one cash settled futures contract, and one option on a futures contract listed for trading on the Bitnomial Exchange (a digital asset derivatives exchange). This clearing service was regulated under the MIAX Futures DCO license.
As described above, MIAX Futures’ clearing house previously cleared certain crypto-based products executed on Bitnomial Exchange. During the period it cleared these products, MIAX Futures performed the same clearing activities for crypto-based products as it did for all other cleared products, including acting as the counterparty to each trade prior to delivery, marking open positions to market and settling accounts, collecting and maintaining performance bonds and security deposits, clearing trades, and filing all regulatory reports. However, the role of MIAX Futures during the delivery process of Bitnomial Exchange contracts differed from other non-crypto products. On the last trading day of expiring contracts, MIAX Futures required clearing members to submit final long and short positions reports, which the clearing house then used to make delivery assignments (a statement of delivery or payment obligations) that were issued to clearing members and the Bitnomial settlement facility. On the delivery day, Bitnomial facilitated the movement of Bitcoin rather than MIAX Futures.
MIAX Futures cleared all Bitnomial transactions from the time of launch through January 29, 2025. At no point during the contract lifecycle did MIAX Futures exercise control over any crypto-asset since it did not hold private keys and the settlement facility was operated solely by Bitnomial. MIAX Futures did not have access to or know the private keys of crypto-assets at any time, and no crypto-assets were transferred through MIAX Futures systems. MIAX Futures monitored and managed the risks of clearing crypto-based products in a variety of ways, including guaranty fund and margin requirements designed to mitigate credit risks that arose from market fluctuations or volatility. Bitnomial’s own DCO was approved by the CFTC on December 15, 2023, and MIAX Futures transitioned the clearing of all Bitnomial Exchange contracts to Bitnomial Clearinghouse on January 30, 2025.
MIAX Futures has also entered into an agreement to provide clearing services to IMX, which is developing a futures marketplace based on multiple aspects of the health care economy, for certain cash settled futures and options on futures contracts. IMX was approved as a DCM by the CFTC in January 2024. Trading operations may launch at IMX in 2026.
MIAX Futures Margin Models. The calculation of margin requirements plays a critical role in managing counterparty risk. MIAX Futures’ margin models are designed to cover at least 99% of expected market volatility. MIAX Futures Clearing evaluates a number of factors including historical data, changes in market conditions, and shifts in general market dynamics when determining adequate and appropriate margin for crypto futures. MIAX Futures’ margin methodology consists of a base calculation, which is primarily based on historical data using lookback periods of up to 10 years, volatility floors, and metrics designed to capture and address increases in volatility. MIAX Futures Clearing also may apply a volatility add-on factor to its margin calculation for any anticipated increased market volatility.
MIAX Futures subpart C DCO Election. MIAX Futures has elected to opt-in to subpart C requirements (and is therefore a “subpart C DCO”) of part 39 of the CEA regulations that implement Section 5b(c)(2) of the CEA, which sets forth core principles with which a DCO must comply in order to be registered and to maintain registration as a DCO (“DCO Core Principles”). Subpart C of part 39 establishes additional heightened requirements for those DCOs that have been designated as systemically important (“SIDCOs”) by the Financial Stability Oversight Council in accordance with Title VIII of the Dodd- Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and for other DCOs upon election. The CFTC has stated publicly that the subpart C regulations are consistent with the Principles for Financial Market Infrastructures (“PFMIs”), published by the Bank for International Settlements’ Committee on Payments and Market Infrastructures (“CPMI”) (formerly the “Committee on Payments and Settlement Systems”) and the Technical Committee of the International Organization of Securities Commissions (“IOSCO”). MIAX Futures’ election to opt-in as a subpart C DCO was effective on January 10, 2014.
In July 2012, the Basel Committee on Banking Supervision, the international body that sets standards for the regulation of banks, published the “Capital Requirements for Bank Exposures to Central Counterparties” (“Basel CCP Capital Requirements”), which describes standards for capital charges arising from bank exposures to central counterparties (“CCPs”) related to over-the-counter derivatives, exchange-traded derivatives, and securities financing transactions. The Basel CCP Capital Requirements create financial incentives for banks, including their subsidiaries and affiliates, to clear financial derivatives with CCPs that are prudentially supervised in a jurisdiction where the relevant regulator has adopted rules or regulations that are consistent with the standards set forth in the PFMIs.
Specifically, the Basel CCP Capital Requirements introduced new capital charges based on counterparty risk for banks conducting financial derivatives transactions through a CCP. These incentives include significantly lower capital charges for trade exposures arising from derivatives cleared through qualifying central counterparties (“QCCPs”) than those cleared through non-qualifying central counterparties. A QCCP is defined as an entity that (i) is licensed to operate as a CCP and is permitted by the appropriate regulator to operate as such, and (ii) is prudentially supervised in a jurisdiction where the relevant regulator has established and publicly indicated that it applies to the CCP, on an ongoing basis, domestic rules and regulations that are consistent with the PFMIs. The failure of a CCP to achieve QCCP status could result in significant costs to its bank customers.
Since MIAX Futures is prudentially supervised by the CFTC under regulations that the CFTC has publicly stated are consistent with the PFMIs and satisfies the criteria established for QCCP treatment under Basel CCP Capital Requirements, any banks subject to the Basel CCP Capital Requirements (including a bank located in Europe) with affiliates that are clearing members at MIAX Futures get the benefit of the lower risk weight under the Basel CCP Capital Requirements for their exposures to MIAX Futures. In addition, under EU regulations, a non-EU CCP (such as MIAX Futures) must be recognized as a third-country CCP by the European Securities and Markets Authority to qualify as a QCCP. See “European Securities and Markets Authority Recognition — MIAX Futures.”

MIAXdx CFTC Approval Orders. On July 6, 2017, the CFTC approved MIAXdx as a SEF. The July 2017 SEF order includes the following requirements:
•MIAXdx shall comply with all representations and submissions made by MIAXdx in support of its application for registration as a swap execution facility, as shown in the application record; including, but not limited to, its representations that it will not list an intended to be cleared swap until it has a clearing agreement with a derivatives clearing organization registered under Section 5b of the CEA and it will not list a swap that is not intended to be cleared until it submits to the CFTC revisions of its rulebook and other pertinent registration materials, pursuant to the provisions of Part 40 of the CFTC’s regulations, to provide for the execution of uncleared swaps; and
•MIAXdx shall comply with all provisions of the CEA and all requirements set forth in the CFTC’s regulations, as may be amended or adopted from time to time, that are applicable to swap execution facilities.
As of July 24, 2024, MIAXdx delisted all of its physically settled products on its DCM and SEF. There are no current listed products nor plans to list any products on MIAXdx’s SEF, and as such, the SEF license went dormant in July 2025.
On June 24, 2019, the CFTC approved MIAXdx as a DCM. The June 2019 DCM Order includes the following requirements:
•MIAXdx shall not permit any FCM to clear trades executed on, or pursuant to the rules of, the contract market on behalf of third-party customers, unless MIAXdx first notifies the CFTC of its intent to do so and submits any applicable rule changes pursuant to 17 C.F.R. Part 40.
•MIAXdx shall comply with all representations and submissions made by MIAXdx in support of its application for designation as a contract market, as shown in the application record; and
•MIAXdx shall comply with all provisions of the CEA and all requirements set forth in the CFTC’s regulations, as may be amended or adopted from time to time, that are applicable to designated contract markets.
On June 24, 2017, the CFTC approved MIAXdx as a DCO and on September 2, 2020, the CFTC entered into an amended approval order for MIAXdx as a DCO. The September 2020 order includes the following requirements:
•MIAXdx is permitted to clear, in its capacity as a DCO, fully collateralized futures, options on futures, and swaps. A contract cleared by MIAXdx will be considered fully collateralized if MIAXdx holds, at all times, funds sufficient to cover the maximum possible loss a counterparty could incur upon liquidation or expiration of the contract, in the form of the required payment.
•Funds held in the Proprietary Accounts (as this term is defined in 17 C.F.R. § 1.3) shall be considered member property, as that term is defined in the Bankruptcy Code. MIAXdx shall at all times maintain funds of its clearing members separate and distinct from its own funds.
•The order does not permit any FCM participant to clear on behalf of any customer at MIAXdx. Prior to permitting any FCM participant to clear on behalf of any customer, MIAXdx shall submit all rules applicable to customer clearing to the CFTC pursuant to CFTC Regulation 40.5 or 40.6.
•MIAXdx shall obtain and endeavor to maintain to the extent commercially reasonable insurance coverage for theft or loss of participant digital asset collateral.
•MIAXdx shall fully disclose to any potential clearing member, in plain language, material risks associated with the clearing of fully collateralized digital asset contracts, including, without limitation, the theft, loss, or hacking of the underlying digital asset. The disclosure may include a discussion of any mitigating insurance or similar policies so long as the scope and limitations of any policy are clearly explained.

•MIAXdx shall engage an independent certified public accountant to audit MIAXdx’s digital asset balances and issue an opinion on the accounting treatment of digital assets held by MIAXdx on an annual basis.
•MIAXdx shall obtain and provide to the CFTC, as available to MIAXdx, a copy of any SOC 1 — Type I or Type II audit report of any third-party service provider used in the custody or storage of any digital assets held on behalf of clearing members.
•MIAXdx shall comply with the Bank Secrecy Act (31 U.S.C. § 5311 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. § 4301 et seq.), and the executive orders and regulations issued pursuant thereto, including the regulations issued by the U.S. Department of the Treasury and, as applicable, the CFTC, as if MIAXdx were a covered “financial institution” within the meaning of 31 C.F.R. § 1010 et seq.
•MIAXdx shall comply, and shall demonstrate compliance as requested by the CFTC, with applicable provisions of the CEA, including the core principles set forth in Section 5b of the Act (“Core Principles”), and CFTC regulations, as may be amended or adopted from time to time. MIAXdx shall fulfill each of the representations it has made to the CFTC relating to compliance with the Core Principles and CFTC regulations.
•MIAXdx shall ensure the performance of all self-regulatory functions required of it as a registered DCO under the CEA and CFTC regulations, including, without limitation: monitoring and enforcing clearing member compliance with MIAXdx admission and continuing eligibility standards; and enforcing clearing member compliance with the terms of all other MIAXdx rules, regulations, and procedures.
Clearing of MIAXdx Products — General. MIAXdx no longer clears its previously listed physically settled crypto-based products but still has custody of certain crypto tokens until the customers of MIAXdx complete their withdrawals. The secure storage and transmission of crypto-assets over networks is a critical element of crypto-asset custody. There are risks inherent in operating a clearing house such as the MIAXdx clearing house, including risks associated with custody of the crypto-assets provided by participants to the MIAXdx clearing house, which could subject the MIAXdx clearing house to substantial losses.
MIAXdx exercises control over crypto-assets as it holds private keys to the hot wallet and warm wallet. MIAXdx does not have access to or know the private keys used to store crypto-assets at BitGo Trust, MIAXdx’s third party custodian. BitGo Trust also maintains a trading facility (BitGo Prime) that offers institutional trading services for clients who hold assets in cold storage with BitGo Trust. MIAXdx may use this facility to convert the crypto-assets into fiat currency.
For the year ended December 31, 2024, the date with the highest total U.S. dollar value (“USD Value”) of Total Deposited Crypto-Assets at MIAXdx was March 13, 2024 at approximately $131.0 million (based on the highest spot price for all such crypto-assets on deposit, as sampled by MIAXdx on that day, using its primary data source) (“USD Value”). On the same day, crypto-assets collateralizing open positions cleared by MIAXdx amounted to a USD Value of approximately $66.6 million. On March 26, 2024, however, the total USD Value of crypto-assets collateralizing open positions reached a higher peak of approximately $66.8 million, even though the total USD Value of crypto-assets on deposit that day was lower than March 13, 2024 at $127.1 million. For the six months ended June, 2025, the date with the highest total USD Value of crypto-assets on deposit was January 20, 2025, reaching a peak of approximately $10.6 million. As of June 30, 2025, the USD Value of crypto-assets on deposit was approximately $9.7 million (based on the highest spot price for all such crypto-assets on deposit, as sampled by MIAXdx on that day, using its primary data source).
If any of the Total Deposited Crypto-Assets at MIAXdx were lost, then MIAXdx would seek coverage under the insurance policies specified below in the future, subject to policy applicability and limitations (including the $250,000,000 BitGo Trust policy, which is not for the exclusive benefit of MIAXdx, the excess specie coverage of $10,000,000 for cold wallet balances specific to MIAXdx, and MIH’s $5,000,000 primary crime insurance policy for crypto-assets applicable to the hot wallet and warm wallet). With respect to the General Deposited Crypto-Assets, MIAXdx may also assert liability limitations pursuant to its rulebook and participant agreements in certain circumstances.

MIAXdx Clearing House and Collateral Requirements — General. The current rules of MIAXdx require that accounts and transactions be fully collateralized, which requires that participants post sufficient cash (USD) margin deposits prior to trade execution in order to satisfy the maximum potential loss on all open positions.
The MIAXdx clearing house performs the role of central counterparty (CCP) to each trade matched by its own DCM and other DCMs that may clear through the clearing house.
The original trade between a buyer and seller is novated such that the CCP is substituted as the buyer for every seller and the seller for every buyer (“novation”). Novation enables market participants to enter into transactions without concern for the creditworthiness of their potential counterparties and ensures the future performance of all open contracts. Like all clearing houses, the MIAXdx clearing house is able to perform this role by having precisely equal and offsetting claims to and from participants on the opposite sides of each contract.
Under the current rules, all funds needed to perform a trade are required to be on deposit with the MIAXdx clearing house before a trade is accepted for clearing (i.e., fully collateralized trading).
MIAXdx Clearing Rules. The MIAXdx DCO rulebook includes the following rules related to clearing of contracts at the MIAXdx clearing house, including crypto-asset related products. MIAXdx has recently amended its DCO rulebook to account for the acceptance of FCM participants and their customers, although MIAXdx does not yet have any FCM participants.
Clearance and Substitution.
•Upon submission of an order, MIAXdx will conduct a review of the participant’s collateral account to ensure that the participant can fully collateralize the order prior to entering into any transaction. If the participant’s collateral account does not have the necessary funds and/or collateral for the order, MIAXdx will not accept the order.
•Upon the successful matching of orders, MIAXdx’s DCO shall immediately, through the process of novation, be substituted as and assume the position of seller to the participant buying and buyer to the participant selling the relevant MIAXdx contract. Upon such substitution, the buying and selling participants shall be released from their obligations to each other, and such participants shall be deemed to have bought the MIAXdx contract from or sold the MIAXdx contract to MIAXdx’s DCO, as the case may be, and MIAXdx’s DCO shall have all the rights and be subject to all the liabilities of such participants with respect to such transactions.
•MIAXdx contracts with the same terms and conditions, as defined by MIAXdx contract specifications, submitted to MIAXdx’s DCO for clearing, are economically equivalent within MIAXdx’s DCO and may be offset with each other within MIAXdx’s DCO.
•Upon acceptance of a MIAXdx contract by MIAXdx’s DCO for clearing the original MIAXdx contract is extinguished and the original MIAXdx contract is replaced by an equal and opposite MIAXdx contract between MIAXdx’s DCO and each participant.
Settlement of MIAXdx Contracts.
•MIAXdx shall maintain, on its system, a record of each participant’s account balances and MIAXdx contracts.
•On the settlement date, MIAXdx will notify all participants of any final amount payable (if applicable).
•After the notice period on the last trading day of an expiring Series of MIAXdx contracts that are options (excluding Binary Options), MIAXdx will cancel all such MIAXdx contracts that have not been exercised from each participant’s participant account. A MIAXdx contract that is an option (excluding Binary Options) and that has not been exercised on or before the last trading day will expire with no value in accordance with the contract specifications.

Deposit Procedures.
•A participant must submit a deposit notification through the participant portal before the participant may deposit US dollar funds with MIAXdx. A participant must deposit US dollar funds on the same day as the participant submits to MIAXdx a deposit notification to MIAXdx.
•Approved deposits are available for use with respect to trading on a DCM that clears through MIAXdx DCO and clearing privileges, no later than the next settlement bank business day after a participant submits a deposit notification and deposits US dollar funds with MIAXdx in accordance with its rules.
•Participants are responsible for all deposits to the collateral account.
Withdrawal Procedures.
•Only an authorized representative of a participant may submit a withdrawal notification through the MIAXdx participant portal before MIAXdx transfers funds or underlying to a participant. Upon receipt of a withdrawal notification, MIAXdx no longer permits funds or underlying in the amount listed in the withdrawal notification to be used for clearing privileges. Underlying is defined as the index, rate, risk, measure, instrument, differential, indicator, value, contingency, commodity, occurrence, or extent of an occurrence that shall determine the amount payable or deliverable under a MIAXdx contract.
•Withdrawals occur, and funds and underlying are available, promptly after a participant has submitted a withdrawal notification if the participant submits a withdrawal notification during MIAXdx trading hours.
•With respect to withdrawals of digital currency collateral, MIAXdx shall deliver to the participant a cryptographically signed digital currency transaction, which shall include the two signatures, MIAXdx “from” address, the participant “to” address and the appropriate digital currency withdrawal amount.
•If a participant fails to adhere to the withdrawal procedures set forth in the MIAXdx rules or in MIAXdx contract specifications, as applicable, MIAXdx will take reasonable measures to effect the withdrawal; however, if unable to effect the withdrawal, the participant’s collateral may become the sole property of MIAXdx, to the extent permitted by applicable law. MIAXdx may apply the collateral (including any underlying held in such participant’s participant account) against the participant’s obligations.
Reconciliation.
MIAXdx shall reconcile the positions and cash and collateral balances of each participant at the end of each settlement bank business day. MIAXdx shall make available to each participant the positions and cash and collateral balances of each such participant.
MIAXdx Margin Rules. The MIAXdx DCO rulebook includes the following provisions related to MIAXdx margin requirements for contracts, including crypto-asset related products.
Full Collateralization of MIAXdx Contracts Required.
Each participant, on behalf of itself or customers, shall deposit and maintain with MIAXdx the US dollar funds required to fully collateralize orders pursuant to MIAXdx contract specifications, including payment of premiums and payment of settlement obligations, as applicable, prior to submission of such orders to MIAXdx. Collateral transfers made by a participant to MIAXdx or by MIAXdx to a participant are irrevocable and unconditional when effected. A participant shall, at all times, maintain with MIAXdx sufficient US dollar funds necessary to fully collateralize each open position in a MIAXdx contract.
Collateral.
•Subject to the terms and conditions of MIAXdx-approved margin collateral, the current rulebook of MIAXdx states that MIAXdx will accept from participants the following as margin collateral: (1) cash and (2) any other form of collateral deemed acceptable by the Risk Management Committee upon the Risk

Management Committee’s approval of such collateral as communicated through participant Notices and on the Website. MIAXdx will value margin collateral as it deems appropriate.
•Except as otherwise provided in the MIAXdx rulebook, collateral must be and remain unencumbered. Each participant posting collateral grants to MIAXdx pursuant to the MIAXdx rules a continuing first priority security interest in, lien on, right of setoff against and collateral assignment of all of such participant’s right, title and interest in and to any property and collateral deposited with MIAXdx by the participant whether now owned, or existing or acquired thereafter, including without limitation the following: (i) such participant’s participant account and all securities entitlements held therein and all funds held in a collateral account; (ii) all digital currencies that, in each case, are held in or otherwise credited to a virtual wallet or other account maintained by MIAXdx; (iii) such virtual wallet or other account; and (iv) all proceeds of the foregoing.
•Each participant agrees pursuant to the MIAXdx rules that with respect to any digital currency and any other financial asset which is or may be credited to the participant’s participant account, MIAXdx shall have control pursuant to Section 9-106(a) and 8-106(e) of the UCC and a perfected security interest pursuant to Section 9-314(a) of the UCC.
•A participant must transfer the collateral to MIAXdx or to a collateral account and MIAXdx will hold collateral transferred to MIAXdx on behalf of the participant. MIAXdx will credit to the participant the collateral that such participant deposits. Collateral shall be held by MIAXdx until a participant submits a withdrawal notification unless otherwise stipulated by the MIAXdx rules.
•MIAXdx will not be responsible for any diminution in value of collateral that a participant deposits with MIAXdx. Any fluctuation in markets is the risk of each participant. Any interest earned on participant collateral may be retained by the settlement bank or MIAXdx.
•MIAXdx has the right to liquidate a person’s MIAXdx contracts or non-cash collateral to the extent necessary to close or transfer MIAXdx contracts, fulfill obligations to MIAXdx or other participants, and/or to return collateral in the event that (1) the person ceases to be a participant; (2) MIAXdx suspends or terminates the person’s clearing privileges; (3) the person’s open position in any MIAXdx contract becomes insufficiently collateralized; or (4) MIAXdx determines in its sole discretion that it is necessary to take such measures.
MIAXdx Crypto-Asset Custody. As of July 24, 2024, MIAXdx has delisted all of its physically settled products on its DCM and SEF. MIAXdx does not currently intend to offer any physically settled products in the future but still has custody of certain crypto tokens until customers at MIAXdx complete their withdrawals.
The secure storage and transmission of crypto-assets over networks is a critical element of crypto-asset custody. There are risks inherent in operating a clearing house such as the MIAXdx clearing house, including risks associated with custody of the crypto-assets provided by participants to the MIAXdx clearing house, which could subject the MIAXdx clearing house to substantial losses.
Crypto-asset balances of participants held at the MIAXdx clearing house can be stolen, hacked, or lost. Thus, crypto-assets may become non-recoverable and irretrievably lost. To reduce these risks, MIAXdx employs the following custody practices: multi-signature technology; insurance policies on crypto assets stored in cold wallets, warm wallets and hot wallets; and storing the majority of participant digital assets in cold storage.
MIAXdx maintains custody of participant crypto-asset margin deposits on behalf of participants. MIAXdx has control of the participant’s crypto, held at BitGo Trust, a third- party custodian (for cold wallets) and BitGo (for hot wallets and warm wallets). Participant crypto-asset margin deposits are maintained in MIAXdx’s participant digital wallets and are not commingled with MIAXdx’s proprietary crypto-assets. MIAXdx uses consolidated wallets to pool participants’ crypto-assets but maintains a separate ledger to designate each participant’s crypto-asset balance. Bitcoin and Ether are the only two crypto-assets currently held by MIAXdx.

The storage and transmission of crypto-assets over networks is a critical element of MIAXdx operations. MIAXdx uses a combination of cold wallets, warm wallets, and hot wallets to manage the crypto-asset deposit and withdrawals of its participants in a responsive manner while holding the majority of customer crypto-assets offline. Crypto-assets held in custody by BitGo Trust are segregated from those of other clients, and BitGo Trust maintains all private keys in purpose-built, class III bank vaults in an undisclosed location. Each cold wallet is secured using a multi-signature scheme or threshold signature scheme, and multiple parties with segregated duties are required to execute a transaction involving the cold wallets. All customer deposits are processed into BitGo warm wallets, and all customer withdrawals are processed through BitGo hot wallets.
BitGo Trust maintains a $250,000,000 insurance policy which applies to all BitGo Trust balances (not just MIAXdx customer balances) that covers against loss, theft, and misuse of crypto-assets in BitGo cold wallets (provided all private keys are held by BitGo Trust). Specifically, BitGo Trust’s policy covers copying or theft of private keys, insider theft or dishonest acts by BitGo Trust employees or executives, or destruction of private keys due to certain physical perils. The physical perils listed in BitGo Trust’s policy include physical loss or physical damage caused by or resulting from certain natural events (such as fire, flood, earthquake, lightning, or volcanic action) as well as certain other events and objects (such as riots, vandalism, sprinkler leakage, aircraft, or vehicles). In addition to the BitGo Trust insurance policy, MIAXdx maintains excess specie coverage on top of the BitGo Trust insurance policy for crypto-assets in the BitGo cold wallets. The excess declared customer limit applicable to MIAXdx as a dedicated loss payee is $10,000,000. This excess coverage would apply for MIAXdx member balances in BitGo Trust cold wallets if the $250,000,000 were exhausted following a loss.
To mitigate risks associated with hot wallets and warm wallets, MIH maintains a primary crime insurance policy in the amount of $5,000,000 for crypto-assets for all its entities. MIAXdx sweeps crypto-assets in warm wallets or hot wallets if they exceed the total amount of the primary crime insurance policy into BitGo cold wallets at least once per business day. The primary crime insurance policy covers some, but not all, instances of theft, loss (on premises and in transit), and third-party computer and funds transfer fraud for funds stored in multi- signature hot wallets and warm wallets. Specifically, the exclusions include: theft by a director or partner of MIAXdx, loss due to the surrendering of physical property in any legitimate exchange or purchase, loss claimed solely due to inventory computation or accounting errors, loss due to war or acts of foreign enemies or terrorism, loss due to radioactive contamination of property, any loss arising out of or in connection with any circumstances or occurrences which occurred prior to the inception of the policy, loss caused by arithmetical, accounting, and any loss resulting solely from the network failure of a digital currency or digital asset cryptographic protocol. Until such time in the day that MIAXdx sweeps crypto-assets in warm wallets or hot wallets that exceed the total amount of the primary crime insurance policy into cold wallets, the crypto-assets in the warm wallets or hot wallets that exceed the total amount of the primary crime insurance policy are uninsured.
Currently, MIAXdx is required by its DCO registration with the CFTC to engage an independent certified public accountant to audit MIAXdx’s crypto-asset balances and to issue an opinion on the accounting treatment of crypto-assets held by MIAXdx on an annual basis. MIAXdx also currently obtains, as available to MIAXdx, a copy of any SOC 1 — Type I or Type II audit report of BitGo Trust.
MIAXdx takes several steps to isolate the crypto-assets held for participants from its own assets and to structure participant accounts in a way that reinforces participant ownership of crypto-assets. MIAXdx and its custodian BitGo Trust hold participant crypto-assets in separate and distinct wallets from MIAXdx crypto-assets. Participant crypto-assets are held in omnibus wallets titled for the benefit of participants of MIAXdx. This means participant crypto-assets are commingled in the omnibus wallets, and MIAXdx maintains the records of the amount and type of crypto-asset owned by each of its participants in omnibus wallets. MIAXdx does not commingle its own corporate crypto-assets with the participant crypto-assets in the omnibus wallets, provided that sums earned by MIAXdx that have not yet been collected into the MIAXdx segregated wallets remain in the omnibus wallets to facilitate participant transactions within those wallets, including paying blockchain transaction fees. MIAXdx does not currently pledge, rehypothecate, or invest participant crypto-assets. Additionally, MIAXdx does not otherwise use participant crypto-assets for its own corporate or business purposes. A failure of MIAXdx’s policies and procedures regarding the separation of participant crypto-assets could subject MIAXdx to regulatory scrutiny and could adversely affect MIAXdx’s crypto-asset business.

Clearing of Kalshi Contracts at the MIAXdx Clearing House. MIAXdx’s clearing house previously cleared certain trades executed on a third-party exchange, Kalshi, which is a DCM that lists binary option contracts that settle to an outcome of “Yes” or “No.” Kalshi offers binary options for various events in several fields, such as economics, climate, and finance. These trades were fully collateralized in USD and in order for those trades to clear through MIAXdx’s clearing house, a participant was required to deposit USD to MIAXdx’s custody account via wire or ACH. On August 28, 2024, the CFTC approved a DCO registration for Kalshi Klear and on September 12, 2024, Kalshi began listing contracts that it stated would be cleared at Kalshi Klear. Following the registration of Kalshi Klear as a DCO, the MIAXdx DCO transferred all open positions in Kalshi contracts and related customer deposits to Kalshi Klear for clearing and settlement as of November 15, 2024. For participants that deposited via ACH, MIAXdx’s prior acceptance of those deposits using the ACH system introduced some potential risk that funds deposited in that way could be returned to the originating account, notwithstanding the transfer of all open positions and related customer deposits to Kalshi Klear. The MIAXdx clearing house managed that risk by requiring that Kalshi and its parent company guarantee the MIAXdx clearing house against any ACH returns. MIAXdx no longer accepts participant deposits via ACH.
Compliance with CEA and CFTC Regulations. The CFTC evaluates compliance by MIAX Futures and MIAXdx with the CEA and CFTC regulations and conducts risk assessments and surveillance through a variety of methods. For example, the CFTC conducts regular reviews, known as rule enforcement reviews, of the ongoing compliance by MIAX Futures and MIAXdx with governing regulations as an SRO. During these rule enforcement reviews, the CFTC may examine items such as the audit trails, trade practice and market surveillance programs, disciplinary and dispute resolution programs, recordkeeping, financial resources, risk management programs, settlement procedures and default rules of MIAX Futures or MIAXdx. The CFTC Division of Market Oversight conducts these rule enforcement reviews for all DCMs, while the CFTC Division of Clearing and Risk has primary responsibility for performing rule enforcement reviews of DCOs.
The CFTC also oversees exchanges by imposing strict reporting obligations, including the requirement that MIAX Futures reports daily on each clearing member’s positions and trading activity and MIAX Futures and MIAXdx provide quarterly reports detailing certain financial information. All MIAX Futures and MIAXdx rules are approved by the board of directors of such entity, or under delegated authority, and must be submitted to the CFTC for certification prior to becoming effective to ensure compliance by MIAX Futures or MIAXdx with the CEA and CFTC regulations.
As an SRO, MIAX Futures and MIAXdx each have the duty of establishing and enforcing just and equitable trade practices in its marketplace, as well as protecting the public through adequate financial and market surveillance. The Department of Audits and Investigations of MIAX Futures and the Market Regulation Department of MIAXdx, are primarily responsible for carrying out these duties by ensuring that registrants and market participants are complying with applicable provisions of the CEA, CFTC regulations and rules, policies and procedures of MIAX Futures and MIAXdx, respectively. Failure to do so may result in fines, disciplinary actions, suspension, or being barred from trading, and the CFTC may take further action, including banning a participant from the market. In addition, MIAX Futures and MIAXdx are both members of the Joint Compliance Committee (JCC) and the Joint Audit Committee (JAC), which are cooperative organizations that facilitate the sharing of information and oversight of certain market participants.
MIAXdx has responded to certain requests for information and documents from the CFTC’s Division of Enforcement and may come under additional regulatory scrutiny, requests or investigations in the future. The requests related to activities prior to our acquisition of MIAXdx, and included activities during the prior ownership of MIAXdx by FTX. We cannot predict the outcome of these requests. Any requests, inquiries, investigations or proceedings could result in substantial costs, sanctions, the diversion of resources, including management time, and potential harm to our reputation, which could have a material adverse effect on our business, financial condition and operating results.
We only plan to list cash settled futures and options on futures on the MIAX Futures DCM and cash settled futures, options on futures and swaps on the MIAXdx DCM, that are permitted for such listing under the CEA and applicable CFTC regulations. Prior to making available for trading any new product, MIAX Futures or MIAXdx as the DCM, need to submit the product to the CFTC and demonstrate compliance with the CEA and applicable regulations.
The timing of receipt of any necessary approval under the CEA and applicable regulations may impact our ability to launch or clear new products on MIAX Futures or MIAXdx, including the Bloomberg Products and any other derivative products. Only contracts certified to the CFTC for trading on MIAX Futures, or for trading on another DCM with an agreement to clear contracts through MIAX Futures, are currently eligible to be cleared by MIAX Futures. Only contracts certified to the CFTC for trading on the MIAXdx DCM, or for trading on another DCM with an agreement to clear contracts through MIAXdx, are currently eligible to be cleared by MIAXdx. The timing of receipt of any necessary approval under these regulations may impact our ability to launch or clear new products on MIAX Futures or MIAXdx.
We currently only plan to permit trading or clearing on the MIAX Futures and MIAXdx platform of other derivative products referencing underlying crypto-assets for which we determine there are reasonably strong arguments to conclude that the crypto-asset is a commodity and not a security.
We have developed policies and procedures to analyze whether each derivative product referencing an underlying crypto-asset that we seek to facilitate trading on the MIAX Futures or MIAXdx platform could be deemed to be a “security” under applicable laws or a “futures” product.
Our policies and procedures do not constitute a legal standard, but rather represent our company-developed model, which permits us to make a risk-based assessment regarding the likelihood that a particular derivative product referencing an underlying crypto-asset could be deemed a “security” under applicable laws or a “futures” product. Regardless of our conclusions, we could be subject to legal or regulatory action in the event the SEC, the CFTC, or a state regulatory authority, or a court were to determine that a derivative product (referencing a supported crypto-asset) offered, sold, traded or cleared on the MIAX Futures or MIAXdx platform is a “security” under applicable laws. We currently only plan to permit trading or clearing on the MIAX Futures or MIAXdx platform of derivative products for which we determine there are reasonably strong arguments to conclude that the underlying referenced crypto-asset is not a security. We believe that our process reflects a comprehensive and thoughtful analysis and is reasonably designed to facilitate consistent application of available legal guidance to the crypto-assets underlying any derivative product listed for trading on MIAX Futures and MIAXdx and to facilitate informed risk-based business judgment. However, we recognize that the application of securities laws and commodities laws to the specific facts and circumstances of any crypto-assets underlying a derivative product may be complex and subject to change, and that a listing determination does not guarantee any conclusion under the U.S. federal securities laws or commodities laws. We expect our risk assessment policies and procedures to continuously evolve to take into account case law, facts, and developments in technology.
There can be no assurances that we will properly characterize whether or not any crypto-asset is a security for purposes of determining whether the MIAX Futures or MIAXdx platform will support trading or clearing of a derivative product referencing that crypto-asset, or that the SEC, CFTC or a court, if the question was presented to it, would agree with our assessment.
If the SEC, CFTC, a state regulatory agency or a court were to determine that a crypto-asset referenced by a derivative product offered, sold, or traded on the MIAX Futures or MIAXdx platform is a security, we would not be able to offer such derivative product for trading until we are able to do so in a compliant manner. A determination by the SEC, CFTC, a state regulatory agency or a court that an asset referenced in a derivative product that we support for trading or clearing on the MIAX Futures or MIAXdx platform constitutes a security may also result in us determining that it is advisable to remove the derivative products referencing those crypto-assets or assets with similar characteristics from the MIAX Futures or MIAXdx platform.
We may consider the trading or clearing of event contracts on one of our Future Exchanges. There remains uncertainty regarding the legal status of some types of event contracts. For example, several state regulators have sought to enforce state laws against CFTC-regulated entities that are offering sports-based event contracts to residents of their states. Thus far every ruling in these cases has stated that these attempts are likely preempted by the application of federal law. However, federal courts, including appellate courts, may reach different conclusions regarding the applicability of state laws to sports based event contracts, which could significantly impact this market.
Dorman Trading is a clearing member of MIAX Futures. MIAX Futures has adopted rules, policies and procedures for conflicts of interests for an affiliated FCM. MIAX Futures could be conflicted in pursuing regulatory action against Dorman Trading as a clearing member of MIAX Futures because Dorman Trading is an affiliate under common ownership. Any failure by MIAX Futures to diligently and fairly regulate its markets or to otherwise fulfill its regulatory obligations, including MIAX Futures’ obligation to abide by its conflict-of-interest rules, could significantly harm our reputation, trigger scrutiny by the CFTC, and adversely affect our business.
Other U.S. Regulation — MIAX Futures
Basel III Endgame Rules. In July 2023 the Federal Reserve Board, Federal Deposit Insurance Corporation and Office of the Comptroller of the Currency jointly proposed to implement various Basel Committee standards that would increase bank capital requirements (“Basel III Endgame”). Among other requirements, Basel III Endgame would apply certain credit valuation adjustment risk capital requirements to bank-affiliated clearing members’ exposures to their clearing clients. This proposal would increase capital requirements for client clearing activities, which could increase costs for clearing services and impact MIAX Futures. In September 2024, Michael Barr, Vice Chairman for Supervision of the Federal Reserve, indicated that he intends to recommend that both the Basel III Endgame and G-SIB surcharge be re-proposed. Under the new Administration, it is possible that the Basel III Endgame and G-SIB surcharge could be revised beyond the changes suggested by Mr. Barr.
FSB Stability Board Proposal. The Financial Stability Board (“FSB”) consultation is proposing that central counterparties maintain separate, dedicated resources and tools for resolution. The FSB cannot dictate the implementation of its standards, including in the U.S., but has historically exerted pressure on local jurisdictions to adopt its proposals. While the CFTC has not indicated any intention to support such a proposal, if it were supported in the U.S. this proposal could negatively impact cleared markets by increasing costs, reducing participation, and disincentivizing default management participation. The FSB consultation also supports early intervention by resolution authorities which could preempt recovery efforts by central counterparties and the role of the CFTC.
European Regulation — MIAX Futures
European Securities and Markets Authority Recognition (ESMA). In 2016, the European Securities and Markets Authority (“ESMA”) recognized MIAX Futures as a third-country CCP under EMIR and categorized MIAX Futures as a Tier 1 third-country CCP under EMIR 2.2 in 2021. While registration with ESMA was not a requirement for its business activities, MIAX Futures believed recognition would be in the best interest of its market participants including in order to qualify as a QCCP as described above. Its status as a third country CCP in the European Union does not, however, give rise to any conflict of law risks. Rather, its status is largely predicated on the general supervisory equivalence in the United States and the European Union and MIAX Futures continues to operate under the United States regulatory framework and the CFTC’s jurisdiction.
Bank of England. In March 2019, MIAX Futures notified the Bank of England of its intent to enter into the Temporary Recognition Regime that is currently in place for non-United Kingdom CCPs in accordance with relevant statutory provisions. In 2021, MIAX Futures applied for permanent recognition as a non-UK, third country CCP with the Bank of England. The UK Temporary Recognition Regime for third-country CCPs was amended in September 2024 to extend until December 31, 2026, and MIAX Futures’ application remains pending.
European Market Infrastructure Regulation (“EMIR”). Regulation (EU) No 648/2012 of the European Parliament and of the Council of July 4, 2012 on OTC derivatives, central counterparties and trade repositories (the “European Market Infrastructure Regulation” or “EMIR”) sets out rules relating to over-the-counter (“OTC”) derivatives markets, central counterparties and trade repositories. EMIR imposes requirements on entities that enter into any form of derivatives contract and applies directly to firms in the EU that trade derivatives and indirectly to non-EU firms that trade derivatives with EU firms. EMIR also provides a mechanism for recognizing non-EU central counterparties such as MIAX Futures and the requirements for receiving recognition. EMIR was enhanced and amended by EMIR REFIT and EMIR 2.2. In December 2024, the regulatory framework was further amended when EMIR 3.0 entered into effect with the aim of making EU clearing services more attractive to market participants and reducing exposures to non-EU CCPs. Further technical standards are expected to be published over the course of 2025.
U.S. Regulation — Dorman Trading
CFTC and NFA. Dorman Trading’s business as an FCM is regulated by the CFTC under the CEA, which governs the federal regulation of derivatives transactions and the activities of all persons required to register as intermediaries or advisors with the CFTC and the NFA. As such, Dorman Trading is required to comply with regulatory requirements imposed by the rules of the CFTC, the NFA and the exchanges and clearing houses of which it is a member. Dorman Trading has implemented and enforces policies and procedures reasonably designed to comply with applicable law and regulation.
Regulators and self-regulatory organizations oversee the conduct of the Dorman Trading business in many ways, and several perform regular examinations to monitor compliance by Dorman Trading with applicable statutes, regulations and rules. These statutes, regulations and rules cover many aspects of the Dorman Trading business, including: maintaining specified minimum amounts of capital; the treatment of customer assets, including custody, control, safekeeping and segregation of its customer funds and U.S. Treasury securities; the methods by which customers can fund accounts with Dorman Trading; sales and marketing activities, including its interaction with, and solicitation of, customers; disclosures to customers, including those related to product risks, self-dealing and material conflicts of interest; the collection, use, transfer and protection of customer personal information; AML practices; recordkeeping and reporting requirements; and continuing education and licensing requirements for Dorman Trading employees, and supervision of the conduct of directors, officers and employees. In addition, new laws, rules or regulations may be enacted that change the regulatory landscape and result in new regulatory requirements. For example, in late 2023, the CFTC proposed (but has not yet adopted) a rule that would impose operational risk management requirements on FCMs in response to a well-documented incident affecting a third-party service provider for FCMs.
The primary responsibility for ensuring that Dorman Trading complies with all applicable regulatory requirements is vested in the Dorman Trading compliance and finance departments. In addition, the Dorman Trading compliance department is responsible for ongoing Dorman Trading employee training and education programs, supervision of Dorman Trading personnel required to be licensed by our regulators, review of sales, marketing and other communications and other related functions. The Dorman Finance department is responsible for financial reporting, capital requirement monitoring, and segregation of customer funds and similar matters. Also, Dorman Trading sales employees are licensed pursuant to applicable regulation.
Failure to comply with any regulatory requirements applicable to Dorman Trading could result in a variety of sanctions, including, but not limited to, revocation of applicable licenses and registrations, restrictions or limitations on our ability to carry on the Dorman Trading business, suspensions of individual employees and significant fines.
Dorman Trading is regulated and subject to minimum net capital requirements. Dorman Trading was in compliance with its capital regulatory requirements as of December 31, 2024 and as of June 30, 2025.
Dorman Trading collects margin from clients in the form of cash and U.S. Treasury securities and maintains customer-segregated funds from its clients relating to their trading of futures and options on U.S. commodities exchanges, making it subject to CFTC regulation 1.20, which specifies that such funds must be held in segregation and not commingled with the firm’s own assets. Dorman Trading maintains acknowledgment letters from each depository at which it maintains customer-segregated funds in which the depository acknowledges the nature of funds on deposit in the account. In addition, CFTC regulations require filing of a daily segregation calculation, which compares the assets held in clients segregated depositories (“segregated assets”) to the firm’s total segregated assets held on deposit from clients (“segregated liabilities”). The amount of customer-segregated funds must be in excess of the segregated liabilities owed to clients. Any shortfall in such assets must be immediately communicated to the CFTC. Dorman Trading does not permit any crypto-assets such as Bitcoin or Ether to be used for margin, and accordingly Dorman Trading does not safeguard any crypto-assets for its clients.
In addition, Dorman Trading is subject to CFTC regulation 1.25, which governs the acceptable investment of customer-segregated funds. This regulation allows for the investment of customer-segregated funds in readily marketable instruments, including U.S. Treasury securities, municipal securities, government sponsored enterprise securities, certificates of deposit, interest in money market mutual funds, repurchase transactions with unaffiliated entities in otherwise allowable securities, foreign sovereign debt in specified countries, and interest in short-term ETFs that seek to replicate the performance of a published short-term U.S. Treasury index composed of instruments with a remaining maturity of twelve months or less and issued or unconditionally guaranteed by the U.S. Treasury. Dorman Trading predominately invests its customer-segregated funds in U.S. Treasury securities, interest-bearing bank deposits, and interest-bearing clearing house deposits.
Dorman Trading maintains customer secured deposits from its clients relating to their trading of futures and options on futures traded on, or subject to the rules of, a foreign board of trade, making it subject to CFTC Regulation 30.7, which requires that such funds must be carried in separate accounts in an amount sufficient to satisfy all of Dorman Trading’s current obligations to customers trading foreign futures and foreign options on foreign commodity exchanges or boards of trade, which are designated as secured customer accounts.
Dorman Trading has a Risk Management Unit (“RMU”) that monitors and addresses market, credit, segregation, capital and liquidity and operational and technology risks. The RMU adheres to a “risk management program” mandated by the CFTC to properly protect customer and firm funds as well as maintaining sound business practices and controls.
Dorman Trading performs the same activities for crypto asset-related futures products as it does for all other futures products, including marking open positions to market and settling accounts, collecting and maintaining performance bonds and security deposits, clearing trades, and filing all regulatory reports.
The Dorman Trading business involves establishing and carrying open positions for clients on futures exchanges. For both cash settled and physically settled crypto asset-related futures products Dorman Trading is required to post and maintain margin or credit support for these positions. For both cash settled and physically settled crypto asset-related futures products, if a client is unable to meet its margin call, Dorman Trading may liquidate the client’s account. However, just as with non-crypto asset-related futures products, there can be no assurance that in each case the liquidation of the account will not result in a loss to Dorman Trading or that liquidation will be feasible, given market conditions, size of the account and tenor of the positions.
The settlement processes for cash settled crypto asset-related product transactions by clients of Dorman Trading do not differ from other offered cash settled products.
The settlement process for physically settled crypto asset-related products differed from cash settled crypto-related product transactions in that these transactions through September 29, 2023 were settled directly at the Bakkt Warehouse.
Revenue and trading volumes generated from crypto asset-related products during the twelve months ended December 31, 2024 and the six months ended June 30, 2025, were immaterial to Dorman Trading. Dorman Trading did not offer physically-settled crypto-asset related products in 2024 or 2025, so there was no trading volume of physically-settled crypto-asset related products in 2024 or 2025.
The amount of financial exposure associated with crypto asset-related transactions associated with Dorman Trading was immaterial to Dorman Trading as of December 31, 2024 and June 30, 2025. Through September 2023, Dorman established and carried positions for its clients for one physically settled crypto-related future: Bakkt Bitcoin Monthly Futures. The Bakkt Bitcoin Monthly Futures contract was available through one registered futures exchange: ICE Futures U.S.®, Inc. Dorman Trading’s financial exposure to crypto asset-related transactions is identical to its financial exposure associated with other asset classes and is a function of credit and market risk. As the member of the derivatives clearing organization that clears the positions of Dorman Trading client positions, Dorman Trading must make financial settlement whether or not the Dorman Trading client defaults. Dorman Trading is not required to settle in crypto-assets in the event of a client default. Dorman Trading is therefore subject to the credit risk of a client default and market risk of adverse price movements at a time a client with open positions defaults. These risks are mitigated by the requirement that clients of Dorman Trading must post margin for their positions.

No operations of Dorman Trading involve Dorman Trading: having control over crypto-assets; having access to private keys of crypto-assets; transacting in crypto-assets or executing crypto-assets (except as explicitly described above); accepting crypto-assets as collateral or other forms of payment; having custody of crypto-assets; or having crypto-assets moving through its systems. The only non-cash collateral currently accepted by Dorman Trading is U.S. treasury bills. Dorman Trading does not accept crypto-assets for collateral.
As of December 31, 2024 and June 30, 2025, Dorman Trading did not establish or carry positions for its clients for physically settled crypto-related futures.
MIAXdx and Dorman Trading — Additional Regulations
OFAC. The U.S. maintains various economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). The OFAC administered sanctions take many forms, but generally prohibit or restrict trade and investment in and with sanctions targets, and in some cases require blocking of the target’s assets. Violations of any of the OFAC-administered sanctions are punishable by civil fines, criminal fines, and imprisonment. All U.S. persons and corporations are subject to compliance with OFAC. Dorman Trading and MIAXdx, by virtue of their membership models that include individuals, must take certain measures required by OFAC.
U.S. Patriot Act. Dorman Trading and MIAXdx are subject to a variety of statutory and regulatory requirements concerning their relationships with customers and the review and monitoring of their transactions. Specifically, Dorman Trading and MIAXdx (indirectly through its Amended Order of Registration as a DCO with the CFTC) are subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), which requires that Dorman Trading and MIAXdx maintain a comprehensive AML program, a customer identification program (CIP), designate an AML compliance officer, provide specified employee training and conduct an annual independent audit of its AML program. The USA PATRIOT Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside of the U.S. contain similar provisions.
Bank Secrecy Act. Dorman Trading and MIAXdx (indirectly through its Amended Order of Registration as a DCO with the CFTC) are both subject to the Bank Secrecy Act and regulations there under The Bank Secrecy Act requires institutions to establish anti-money laundering programs and include explicit customer due diligence requirements in the Customer Due Diligence Rule (the “CDD Rule”). In particular, the CDD Rule requires Dorman Trading and MIAXdx to identify and verify the identity of the natural persons (known as beneficial owners) of legal entity customers who own, control, and profit from companies when those companies open accounts.
The CDD Rule has four core requirements. It requires covered financial institutions to establish and maintain written policies and procedures that are reasonably designed to: identify and verify the identity of customer; identify and verify the identity of the beneficial owners of companies opening accounts; understand the nature and purpose of customer relationships to develop customer risk profiles; and conduct ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update customer information.
With respect to the requirement to obtain beneficial ownership information, financial institutions have to identify and verify the identity of any individual who owns 25% or more of a legal entity, and an individual who controls the legal entity. These requirements are applied to customers which meet the CDD Rule Criteria.
International Emergency Economic Powers Act and the Trading with the Enemy Act. MIAXdx is also subject, indirectly through its Amended Order of Registration as a DCO with the CFTC, to regulation under the International Emergency Economic Powers Act and the Trading with the Enemy Act, as administered by the United States Treasury Department's Office of Foreign Assets Control (such regulations, “Sanctions Laws”). The Sanctions Laws are intended to restrict transactions with persons, companies or foreign governments sanctioned by U.S. authorities. An institution that fails to meet these standards may be subject to regulatory sanctions. MIAXdx has established compliance programs designed to comply with the applicable Sanctions Laws.

Exchange Membership. Dorman Trading is a member of a number of exchanges as described above in “— Our Markets — US Futures.” These exchanges impose their own requirements on a variety of matters, in some cases addressing capital adequacy, protection of client assets, trade execution, record-keeping and reporting. Dorman Trading’s DSRO is Chicago Mercantile Exchange, Inc. Failure to comply with exchange membership requirements and rules could result in a variety of consequences, including, but not limited to fines and revocation of memberships, which would limit the ability of Dorman Trading to carry on its business with these exchanges.
EU Regulation — Dorman Trading
As described above, EMIR imposes requirements on entities that enter into any form of derivative contract and applies directly to firms in the EU and the UK that trade derivatives. See — “European Regulation — MIAX Futures — European Market Infrastructure Regulation MIAX Futures.” Some EMIR requirements apply indirectly to non-EU firms that trade derivatives with EU and UK firms, including Dorman Trading. Accordingly, under these rules, Dorman is required to comply with the risk management requirements for OTC bilateral derivatives, including portfolio reconciliation, portfolio compression, record keeping, dispute resolution and margining; and clear through central counterparties. All OTC derivatives will be subject to the mandatory clearing obligation.
Recent Industry Developments — US
Laws and regulations regarding our business are frequently modified or changed to address perceived problems, new products, competition or at the request of market participants. The following is a summary of the general regulatory structure and brief discussion of recent regulatory developments that may significantly impact our business.
New CT Plan
On November 20, 2024, the SEC issued an order approving a new Consolidated Tape Plan (“New CT Plan”), a National Market System Plan under Rule 608 of the Exchange Act, governing the dissemination of U.S. consolidated equities market data. The New CT Plan, when fully operational, will replace the current CTA Plan, CQS Plan, and UTP Plan. MIAX Pearl, as an equity exchange, is a participant of the New CT Plan. The New CT Plan revises the governance structure of consolidated equities market data including a revised voting structure, i.e., one vote per SRO family with a second vote if the SRO family exceeds 15% market share over four of the preceding six months. The New CT Plan requires the exchanges and FINRA to transition from the CTA Plan, CQS Plan, and UTP Plan to the New CT Plan over the 30 months (or no later than 90 days after the SEC has approved fees charged to vendors and subscribers for transaction reports and quotation information in eligible securities, whichever date is later) following the New CT Plan’s effective date of November 20, 2024.
Market Data Infrastructure Rule
In December 2020, the SEC approved its proposal to adopt the Market Data Infrastructure Rule (“Rule 614”), which makes significant additions to the content available on the SIPs and replaces the exclusive processors with a decentralized competing consolidator model. A number of exchange groups challenged the implementation of Rule 614 in the U.S. Court of Appeals for the District of Columbia (“D.C. Circuit”). In May 2022, the D.C. Circuit issued a unanimous opinion denying the exchange groups’ consolidated petitions for review of Rule 614. In connection with the Rule 614 requirements, the exchanges filed fee amendments for the new market data content required under the same, as well as non-fee amendments, which were subsequently disapproved by the SEC in September 2022. Because the implementation of the Rule 614 is predicated on the approval of the fee and non-fee amendments, Rule 614 has yet to take effect.
The MIAX Exchanges may require additional resources to comply with the implementation of Rule 614 and Rule 614 may have a material impact on our business, financial condition and operating results if, for example, it results in lower SIP plan revenues or we must reduce the fees we charge for market data.

Financial Transaction Taxes
A number of federal, state and local jurisdictions in the United States have considered a financial transaction tax, but many details remain to be discussed and agreed, including how to assess the tax. Implementation of a financial transaction tax could result in a reduction in volumes and liquidity, which would have a negative impact on our operations.
Equity Market Structure Proposals
In December 2022, the SEC released four proposals that could impact equity market structure relating to the following: Rule 605 of Regulation NMS; Regulation NMS Amendments; Regulation Best Execution; and Proposed Rule to Enhance Order Competition. On June 12, 2025, the SEC withdrew the proposed Regulation Best Execution and the Proposed Rule to Enhance Order Competition.
On March 6, 2024, the SEC adopted the amendments to the disclosure requirements of Rule 605 of Regulation NMS for executions on covered orders in NMS stocks, which are stocks listed on a national securities exchange. The adopted rule amendments expand the scope of entities subject to Rule 605, modify the categorization and content of order information reported under the rule, and require reporting entities to produce a summary report of execution quality. We do not expect these amendments to have a material impact on the MIAX Pearl Equities Exchange.
On September 18, 2024, the SEC adopted the Regulation NMS Amendments, which will establish a new tick size for the quoting of certain NMS stocks, reduce the maximum fee that can be charged to access the best bid or best offer on an exchange, require exchanges to make the amounts of all fees and rebates determinable at the time of execution, implement and update the definition of a round lot, and provide greater transparency on quotes for odd lot orders. The Regulation NMS Amendments were to become effective sixty days after the date of publication of the adopting release in the Federal Register. The compliance date was November 3, 2025 (for all but the amendment regarding odd lot orders) and May 1, 2026 (for the amendment regarding odd lot orders). In October 2024, Cboe Global Markets, Inc. and Nasdaq, Inc. (including each of their affiliated equities exchanges) petitioned the United States Court of Appeals for the District of Columbia Circuit to review the SEC’s approval to establish a new tick size for the quoting of certain NMS stocks, reduce the maximum fee that can be charged to access the best bid or best offer on an exchange, and require exchanges to make the amounts of all fees and rebates determinable at the time of execution. On December 12, 2024, the SEC issued an Order Granting a Partial Stay in response to Cboe’s and Nasdaq’s motion to stay implementation of the challenged rules. The SEC’s December 12, 2024 Order only stayed the implementation of the challenged rules to establish a new tick size for the quoting of certain NMS stocks and reduce the maximum fee that can be charged to access the best bid or best offer on an exchange until after resolution of Cboe’s and Nasdaq’s petition for review. The SEC’s December 12, 2024 Order did not stay the implementation of the requirement that exchanges make the amounts of all fees and rebates determinable at the time of execution and its compliance date is unaffected pending resolution of the Cboe and Nasdaq petition. Cboe and Nasdaq’s petition before the United States Court of Appeals for the District of Columbia Circuit did not include the SEC’s amendment to the definition of a round lot and to provide greater transparency on quotes for odd lot orders. The compliance dates for those changes are unaffected by the Cboe and Nasdaq petition. Implementation of the Regulation NMS Amendments to establish a new tick size and to reduce the maximum fee that can be charged to access the best bid or best offer on an exchange, if adopted as currently proposed, could have an impact on our volumes and operations as well as result in required technology changes and additional compliance costs to the Company.
On October 18, 2023, the SEC released a proposed Volume Based Proposal rule that would impact the way in which volume based discounts are applied. The SEC withdrew this proposal on June 12, 2025.
CFTC Rule: Regulations to Address Margin Adequacy and to Account for the Treatment of Separate Accounts by Futures Commission Merchants
On December 20, 2024, the CFTC approved a final rule implementing requirements for FCMs related to margin adequacy and the treatment of separate accounts of a single customer. The rule adds new Regulation 1.44, which applies directly to all FCMs, with respect to their customers, a margin adequacy requirement, similar to the one applicable to DCOs in Regulation 39.13(g)(8)(iii), which is designed to ensure that an FCM does not permit a customer to withdraw funds from its account if the balance after the withdrawal would be insufficient to meet the customer’s initial margin requirements. This rule also permits FCMs, whether clearing or non-clearing, to treat the separate accounts of a single customer as accounts of separate entities for purposes of the new margin adequacy requirement, and set forth risk-mitigating requirements, based on meeting certain conditions. The compliance date for FCMs that are clearing members of a DCO was July 21, 2025. These rules do not have a material impact on Dorman Trading.
CFTC Request for Comment on the Impact of Affiliations of Certain CFTC-Regulated Entities
On June 28, 2023, the Staff of the Divisions of Market Oversight, Clearing and Risk and Market Participants of the CFTC issued a request for comment on the impact of affiliations of certain CFTC- regulated entities to better inform them of potential issues that may arise because of affiliations of CFTC- registered entities with market participants (Release No. 8734-23).
The June 2023 request specifically asks about affiliations between DCOs, DCMs, or SEFs with intermediaries, such as FCMs, or other market participants. Under the CEA and CFTC regulations, DCOs, DCMs, and SEFs have responsibilities for supervising their participants. An affiliation with an intermediary or other market participant raises questions as to how these supervisory responsibilities will be carried out. The 37-question request for comment sought to better inform the CFTC staff’s understanding of these issues and sought input on possible mitigating measures. If new regulations are enacted, we could be impacted by the same since we own affiliated DCOs, DCMs and an FCM. The CFTC received over 150 comments in response to this request and has not yet issued further guidance or proposed rulemaking on this topic.
CFTC Proposed Rule: Operational Resilience Framework for Futures Commission Merchants, Swap Dealers, and Major Swap Participants
On December 22, 2023, the CFTC issued a proposed rule requiring that futures commission merchants, swap dealers, and major swap participants establish, document, implement, and maintain an Operational Resilience Framework reasonably designed to identify, monitor, manage, and assess risks relating to information and technology security, third-party relationships, and emergencies or other significant disruptions to normal business operations. The framework would include three components — an information and technology security program, a third-party relationship program, and a business continuity and disaster recovery plan — supported by broad requirements relating to governance, training, testing, and recordkeeping. The proposed rule would also require certain notifications to the CFTC and customers or counterparties. The CFTC is further proposing guidance relating to the management of risks stemming from third-party relationships. If adopted as proposed, Dorman Trading may require additional resources to comply with the implementation of this proposed rule.
CFTC Proposed Rule: Protection of Clearing Member Funds Held by Derivatives Clearing Organizations
On December 26, 2023, the CFTC issued a proposed rule for the protection of clearing member assets held by DCOs —“Protection of Clearing Member Funds Held by Derivatives Clearing Organizations.” The proposal would require DCOs to, among other things: (i) clearly identify clearing member assets as such and segregate those assets from its own funds; (ii) obtain written acknowledgement letters, substantially in the form of a template provided by the CFTC, from depositories used to hold clearing member assets; (iii) use clearing member assets only as belonging to the clearing member that deposited the assets; and (iv) calculate the total amount of clearing member and customer funds it owes to each clearing member and verify that it is holding sufficient funds to cover those amounts. By virtue of conditions of the MIAXdx registration order and its own practices, MIAXdx is currently in compliance with these proposed regulations. MIAX Futures also currently complies with the substantive aspects of these proposed regulations. If adopted as proposed, we do not expect these rules to have a material impact on us.
CFTC Proposed Rule: Requirements for Designated Contract Markets and Swap Execution Facilities Regarding Governance and the Mitigation of Conflicts of Interest Impacting Market Regulation Functions
On March 4, 2024, the CFTC issued a proposed rule for DCMs and SEFs that would establish governance requirements regarding market regulation functions, as well as related conflicts of interest standards. The proposed rules would establish for DCMs and SEFs certain minimum fitness standards under DCM Core Principle 15

(Governance Fitness Standards) and SEF Core Principle 2 (Compliance with Rules), as well as rules for identifying, managing, and resolving conflicts of interest, and structural governance requirements to ensure that SEF and DCM governing bodies adequately incorporate an independent perspective under DCM Core Principle 16 (Conflicts of Interest) and SEF Core Principle 12 (Conflicts of Interest). The proposed amendments also address requirements relating to the following: composition requirements for board of directors and disciplinary panels; limitations on the use and disclosure by employees and certain others of material non-public information; requirements relating to chief regulatory officers, chief compliance officers, and regulatory oversight committees; and notification of certain changes in the ownership or corporate or organizational structure of a SEF or DCM. If adopted as proposed, we do not expect these rules to have a material impact on us.
Crypto-Related Proposed Legislation
Various governmental and regulatory bodies in the United States – including the United States Congress — may adopt new laws or regulations that could affect the listing and clearing of crypto-related products. Several bills to address the crypto-asset regulatory landscape have been introduced in the first few months of the 119th Congress (2025-2027), including:
•a crypto-asset market structure bill (Digital Asset Market Clarity Act of 2025 (“CLARITY Act”) H.R.3633), which was passed by the House of Representatives on July 17, 2025, with bipartisan support and will be delivered to the Senate;
•a stablecoin bill (Guiding and Establishing National Innovation for US Stablecoins Act (“GENIUS Act”) S.1582, which has passed the Senate and House of Representatives with bipartisan support and was signed into law on July 18, 2025; and
•one strategic bitcoin reserve bill (Boosting Innovation, Technology, and Competitiveness through Optimized Investment Nationwide (“BITCOIN Act”) S.954), which is currently undergoing review in the Senate.
Of these crypto-asset related bills, the CLARITY Act is potentially most relevant to our business. As currently drafted, the CLARITY Act would establish a new regulatory regime for crypto assets with the CFTC as the primary regulator overseeing crypto-asset exchanges, broker dealers, and other intermediaries. The bill must be approved by the Senate to become law, however, and on July 22, 2025, several members of the Senate Committee on Banking, Housing, and Urban Affairs released a discussion draft of the Responsible Financial Innovation Act of 2025 (“RFIA”) and a request for information to solicit feedback from interested parties. The RFIA materially differs with the CLARITY Act by providing a larger role for the SEC to determine the classification of a crypto-asset. It is an open question as to whether the Senate will (i) pass the version of the CLARITY Act passed by the House of Representatives, (ii) consider a modified version of the RFIA in consideration of responses received to the request for information, or (iii) develop a different bill.
As Congress considers these crypto-asset related bills, the context within which they are debated continues to evolve. For example, on January 23, 2025, President Trump signed Executive Order “Strengthening American Leadership in Digital Financial Technology,” which established the President’s Working Group on Digital Asset Markets and required the Working Group to prepare a report to recommend regulatory and legislative proposals for a federal regulatory framework governing the issuance and operation of digital assets, taking into consideration provisions for market structure, oversight, consumer protection, and risk management. The President’s Working Group published this report, titled “Strengthening American Leadership in Digital Financial Technology,” on July 30, 2025. Among other things, the report recommended that (i) Congress enact legislation that grants the CFTC the authority to regulate spot markets for digital assets that are not securities and (ii) the SEC and CFTC use existing authority to enable the trading of digital assets and allow innovative federal products to reach consumers without undue delays. On January 21, 2025, then Acting Chair of the SEC Uyeda launched a Crypto Task Force, led by Commissioner Hester Peirce, which is charged with developing a comprehensive and clear regulatory framework for crypto-assets. As of July 8, the Crypto Task Force has held five public roundtables and generated hundreds of written comments from interested stakeholders. We stay abreast of executive, legislative, and regulatory developments regarding crypto-assets and crypto-related products, and we will review and, if need be, amend our plans to launch new crypto-related products based on such developments.
Regulation of BSX — Bermuda
BSX was incorporated under the Bermuda Stock Exchange Company Act 1992, as amended by the Bermuda Stock Exchange Amendment Acts in 1996, 1997 and 2002. As a financial institution within the meaning of the Bermuda Monetary Authority Act 1969, as amended (the “BMA Act”), it is subject to the supervision, regulation and inspection of the BMA. However, BSX is otherwise a self-regulating financial institution, and is not subject to a separate regulatory statute, which is the position of other regulated financial institutions.
BSX is recognized by the BMA under the Investment Business Act of 2003 (“IBA”), specifically Part IV; Regulation of Investment Exchanges and Clearing Houses as a “Recognised Investment Exchange” and is also an “Approved Stock Exchange” for the purposes of the Companies Act 1981, as amended. BSX is regarded as an internationally recognized exchange for the listing of ILS, equities, collective investment vehicles (investment funds) and debt securities, equities, mutual funds and bonds, depository receipts, derivative warrant securities and data distribution services. BSX is recognized as a designated offshore securities market by the SEC and is a full member of the World Federation of Exchanges. It is also recognized by other governments and exchange commissions around the world, including the London Stock Exchange, the Australian government and the Canadian Department of Finance.
The IBA provides for certain ownership limitations that affect BSX, and MIH as its parent company. If any of MIH’s stockholders becomes Shareholder Controller by owning 10%, 20%, 33% or 50% of MIH’s capital stock, the stockholder shall provide written notice to the BMA stating that they have become a Shareholder Controller within not less than 45 days after becoming such a Shareholder Controller. The BMA also has regulatory powers where it considers that a shareholder controller of the BSX or its parent undertaking is no longer a fit and proper person.The BMA in its oversight of BSX undertakes periodic on-site prudential reviews. In addition to the jurisdictional legislative and regulatory frameworks in which BSX operates, BSX’s commercial activities are governed by an approved series of stock exchange regulations, which include Trading Membership Regulations, Listing Sponsor Regulations, BSD Regulations and Listing Regulations covering various asset classes.
Clients contractually agree to be bound by applicable BSX regulations. In the event of a breach of the regulations, BSX has the authority to enforce action to remedy the cause giving rise to the breach or to suspend, censure or expel the entity. BSX oversees its regulations and regulates the entities that use the services of the exchange.
Regulation of TISE — Guernsey
TISEG, and its subsidiary, TISEA, were incorporated in 2013 in Guernsey. TISEA acts as the frontline regulator for TISE and is responsible for the admission to listing and trading of securities and the supervision of the exchange’s members and issuers. TISEA establishes, supervises and enforces the Listing Rules and Membership Rules (including Trading and Settlement Rules), which regulate the conduct of TISE’s issuers and members.
TISEA is subject to the supervision, regulation and inspection of the GFSC. TISEA is licensed to carry on the business of operating an investment exchange by the GFSC under the Protection of Investors (Bailiwick of Guernsey) Law, 2020 (the “POI Law”). Since January 2025, TISEA is also subject to the Regulated Investment Exchange Operator Rules and Guidance, 2024 (the “RIEO Rules”) published by the GFSC, which apply to all persons licensed to carry on the restricted activity of operating an investment exchange under the POI Law. The RIEO Rules aim to provide a single consolidated set of rules for the operation of an investment exchange. TISEA is also subject to various other regulations and rules issued by the GFSC.
MIH through MIH East owns 100% of the issued share capital and voting rights of TISEG. As TISEA is a subsidiary of TISEG, the GFSC requires TISEA to notify them within a period of 14 days of any person who, alone or with “associates” (as defined in the POI Law), becomes or ceases to be the holder of 5% or more but less than 15% of the voting power of our capital stock. Additionally, the POI Law requires that any person who, alone or with associates, acquires 15% or more of the voting power of our capital stock shall be considered a shareholder controller under the POI Law and shall require prior approval of the GFSC before acquiring such ownership.
The States of Guernsey (acting by or through the Policy & Resources Committee) also owns a non-participating share (“NPS”) in the capital of TISEG. The NPS recognizes the important role TISE plays in the infrastructure of the Bailiwick of Guernsey and the purpose of the NPS is to protect Guernsey’s interests in TISE’s core operations remaining in and associated with the Bailiwick of Guernsey. The effect of the NPS is that consent is required from the States of Guernsey for a limited number of specified corporate actions including: (i) the removal of TISEG or TISEA from the register of companies in Guernsey for the purposes of becoming incorporated in another place; (ii) relocating the principal place of business of TISEG or TISEA from Guernsey; (iii) any sale or transfer of shares in TISEA; (iv) passing any shareholder resolution which would have the effect of allowing TISEA to pass into new ownership; (v) a name change; and (vi) to make any changes to the consent requirements in respect of the aforementioned corporate actions.
TISE has a wide range of international recognitions and membership, which reflect its standing at the heart of the European and global capital market community. TISE is recognized as a designated offshore securities market by the SEC, is a recognized stock exchange for the purposes of HM Revenue and Customs and the Irish Revenue Commissioners and is an approved stock exchange by BaFin.
Privacy and Data Protection
Our business is subject to rules and regulations adopted by state, federal and foreign governments, and regulatory organizations governing data privacy. These jurisdictions have enacted or are proposing various data protection regimes, resulting in a rapidly evolving landscape governing how we collect, use, transfer and protect personal data across the Company.

MANAGEMENT
Executive Officers and Directors
Our executive officers, and our directors who will continue to serve on our board of directors upon the closing of this offering, and their ages and positions as of June 30, 2025, are as set forth below:

Name	Age	Position(s)
Executive Officers
Thomas P. Gallagher	66	Chairman and Chief Executive Officer
Shelly Brown	65	Executive Vice President – Strategic Planning and Business Development
Barbara J. Comly	66	Executive Vice President, General Counsel and Corporate Secretary
Edward Deitzel	58	Executive Vice President and Chief Regulatory Officer; Chief Compliance Officer of the MIAX Exchanges
Lance Emmons	52	Executive Vice President and Chief Financial Officer
Douglas M. Schafer, Jr.	64	Executive Vice President and Chief Information Officer
John Smollen	65	Executive Vice President – Head of Exchange Traded Products and Strategic Relations
Harish Jayabalan	49	Executive Vice President, Chief Information Security Officer and Chief Risk Officer
Cees Vermaas	60	Chief Executive Officer of TISEG
Directors
Talal Jassim Al-Bahar	46	Director
John Beckelman	65	Director
Lee Becker	41	Director
David Brown	67	Director
Kurt M. Eckert	50	Director
Kenneth W. Lozier	66	Director
Mark I. Massad	67	Director
Lisa Moore	49	Director
Jamil Nazarali	57	Director
Mark F. Raymond	67	Director
Cynthia Schwarzkopf	54	Director
Murray Stahl	71	Director
Paul V. Stahlin	72	Director
J. Gray Teekell	74	Director
Executive Officers
Thomas P. Gallagher is one of the Company’s principal founders and has served as the Chairman of the Board of Directors of MIH and the MIAX Exchanges since 2008. Mr. Gallagher will continue to serve as a director and the Chairman of the Board of Directors of MIH upon the closing of the offering. Mr. Gallagher has been serving as the Chief Executive Officer of MIH and the MIAX Exchanges since 2012. He was a founding partner of the law firm Gallagher, Briody & Butler, a corporate and securities law firm located in Princeton, New Jersey, and was associated with the firm until joining the Company full time in December 2012. Mr. Gallagher has been a director of MIAX Futures since October 2019, becoming Chairman of the MIAX Futures Board of Directors in June 2021. Mr. Gallagher has also been a member of the BSX Council since July 2019, becoming Chairman of the BSX Council in February 2020. Mr. Gallagher is also the Chairman and Chief Executive Officer of the following subsidiaries of MIH: MIAX Technologies since May 2010; MIAX Products since January 2019; MIAX Global since June 2015;

M 402 Holdings since July 2020; M 7 Holdings since December 2022; and Dorman Trading since October 2022. He is also the Chairman of M 9 Holdings since February 2008, becoming Chief Executive Officer in May 2024. He is also the Chairman of MIAXdx since June 2023 and TISEG since June 2025. He is also a director of MIAX Global Derivatives and MGEX Real Estate Holdings. He is the Chief Executive Officer and a director of MIH East Holdings. From 2005 to 2014 Mr. Gallagher served on the Board of Trustees of The Hun School of Princeton and is currently a Trustee Emeritus. We believe that Mr. Gallagher is well qualified to serve as our Chairman in light of his in-depth knowledge of global markets, his guidance of MIH and the MIAX Exchanges as Chief Executive Officer since he founded the Company, and his successful execution of key strategic initiatives to grow the Company.
Shelly Brown has served as the Company’s Executive Vice President, Strategic Planning and Business Development since April 2011. Prior to joining the Company, Mr. Brown served as the Director of Business Management for PEAK6 Investments, a Chicago-based trading firm, where he was head of options execution from September 2009 to February 2011. Prior thereto, Mr. Brown held a number of positions in the financial markets including as Associate Vice President at Nasdaq OMX, Vice President, Derivatives Trading Strategy at PHLX from April 2006 to September 2009, and Manager of Options Trading Systems and co-head of Options Business Development at SIG from April 2001 to April 2006. Prior to joining SIG, Mr. Brown was a founder and Managing Director of Risk Information Systems and Consulting.
Barbara J. Comly is one of the Company’s principal founders and the Company’s Executive Vice President, General Counsel and Corporate Secretary. She has served as General Counsel and Corporate Secretary since the Company’s inception in 2007. Ms. Comly joined the Company full time as an Executive Vice President in her current roles in December 2012. Ms. Comly was a Partner at Gallagher, Briody & Butler prior to joining the Company and an associate at Morgan, Lewis & Bockius LLP from February 1990 until June 1994 and Shearman & Sterling LLP from September 1987 until December 1989, practicing in the area of corporate and securities law.
Edward Deitzel is Executive Vice President, Chief Regulatory Officer and Chief Compliance Officer for the MIAX Exchanges. Mr. Deitzel has served as our Chief Regulatory Officer since March 2009 and Chief Compliance Officer for the MIAX Exchanges since October 2015. Prior to joining MIH, Mr. Deitzel held a number of positions in surveillance at the Philadelphia Stock Exchange from January 1997 through March 2009.
Lance Emmons has served as the Company’s Executive Vice President, Chief Financial Officer since March 2020. Prior to joining the Company, Mr. Emmons served as Chief Financial Officer of several startups, including Princeton Identity from June 2018 to April 2019. Mr. Emmons worked at International Securities Exchange from March 2004 to December 2016, most recently as Senior Vice President, Finance and Administration, Controller.
Douglas M. Schafer Jr. has served as the Company’s Executive Vice President, Chief Information Officer of MIH since March 2011. Mr. Schafer also has been as a director of MIH since March 2011 but will not be serving as a director upon the closing of the offering. Mr. Schafer also serves as President of Miami International Technologies since March 2011. Prior to joining the Company, Mr. Schafer served in a number of positions with the Philadelphia Stock Exchange from 1993 to 2008 and as Vice President of Derivatives Trading Systems Development for Nasdaq OMX PHLX from 2008 until March 2011.
John Smollen has served as the Company’s Executive Vice President, Head of Exchange Traded Products and Strategic Relations since July 2015. He served as a Managing Director for Goldman Sachs from 2001 to 2011 and as a floor director at Cboe from 2001 to 2010. Additionally, Mr. Smollen served as the Member Vice Chairman at the Cboe in 2006. Prior to joining us, Mr. Smollen served as Managing Partner of Quivetneck Capital from May 2011 to July 2015, a consulting company based in Chicago, Illinois focused on trading, clearing, market making, order flow, routing and trading technology.
Harish Jayabalan has served as Chief Risk Officer of the MIAX Exchanges since joining the Company in August 2011 and as an Executive Vice President and Chief Risk Officer for the Company since September 2022. He has also served as the Company’s and the MIAX Exchanges’ Chief Information Security Officer since September 2017. Prior to joining the Company, Mr. Jayabalan served as Risk Manager for Risk Management and SEC ARP Compliance at Direct Edge from April 2010 to August 2011 and as Audit Risk Review Manager at Citigroup from November 2007 to March 2010.

Cees Vermaas has served the Chief Executive Officer of TISEG since November 2020. Mr. Vermaas has more than 25 years’ experience within international financial market infrastructure. Prior to joining TISEG, he held senior executive positions within several international exchanges, including CEO of CME Europe Ltd, CEO of Euronext Amsterdam and Head of European Cash Markets for NYSE Euronext. Prior to that, he spent a decade working in IT and program management roles in companies including Philips and Delta Lloyd Group.
Directors
Talal Jassim Al-Bahar has been our director since 2011 and a director of MIAX Pearl since March 2021. Mr. Al-Bahar was previously a director of MIAX from March 2017 to March 2021. Mr. Al-Bahar has over 20 years of experience in the financial and real estate investment and development sectors. He is the Chairman of Arzan Financial Group for Financing and Investment KPSC. He has been the Chief Executive Officer of Kuwait Real Estate Company KSC since 2018 and its Vice Chairman since 2017, as well as a director of its several affiliated companies. Mr. Al-Bahar has also been a member of the board of directors of multiple non-U.S. publicly-traded and privately-held companies including IFA Hotels & Resorts KPSC. We believe that Mr. Al-Bahar is well qualified to serve as our director based upon his international business, investment management and leadership experience.
John Beckelman has been our director since December 2016. Mr. Beckelman is a Managing Director of Piper Sandler & Co. (formerly Sandler O’Neill + Partners, L.P. “PSC”), which he joined in 1991. PSC is an underwriter for this offering. Mr. Beckelman works with senior management teams to develop detailed strategic programs, including balance sheet restructuring, capital raising and mergers and acquisitions, tailored to financial and corporate planning goals. We believe that Mr. Beckelman is well qualified to serve as our director based upon his investment banking experience, including focusing upon securities and strategic transactions and advising public and private companies.
Lee Becker has been our director since September 2024. Mr. Becker is a Managing Director on the Capital Solutions team of Warburg Pincus. Prior to joining Warburg Pincus, Mr. Becker spent approximately 18 years at Goldman Sachs, most recently as the Americas Co-Head of its Hybrid Capital team and previously, as the Americas Head of Multi-Strategy Investing within the Special Situations Group. Mr. Becker has also served on the board of directors of multiple privately-held companies. We believe that Mr. Becker is well qualified to serve as our director based upon his financial and strategic investment experience.
David Brown has been our director since May 19, 2025. Mr. Brown has been a member of the BSX council for over 20 years and has served on the board of directors of MIAX Pearl since March 2021. Mr. Brown was the founder and Chief Executive Officer of Flagstone Reinsurance Holdings Ltd. from its founding in October 2005 until November 2012. Mr. Brown serves on the board of directors of various public and private companies including Hamilton Insurance Group Ltd, Allshores Limited and Equitable Financial Bermuda Re Ltd. We believe that Mr. Brown is well qualified to serve as our director based on his experience in corporate finance, strategic planning, international operations and public company board service.
Kurt M. Eckert has been our director since September 2023. Mr. Eckert has also been a director of MIAX Pearl since March 2017, MIAX Emerald since March 2019, MIAX Futures since February 2024, MIAXdx since June 2023, TISEG since June 2025, and a member of the BSX Council since July 2022. He was previously a director of MIAX from 2013 to March 2025. He was lead director of M9 Holdings from February 2023 to February 2025 and has been lead director of MIAX Global Derivatives since March 2025. From January 1988 through December 2022, he was a Partner and Head of Market Structure at Wolverine Trading. Mr. Eckert served as a product consultant at NAX Group, a software company focused on developing exchange traded products, from January to September 2023, and its advisor through October 2024. Mr. Eckert has also served on the board of directors of privately-held companies. We believe that Mr. Eckert is well qualified to serve as our director based upon his leadership experience in the exchange industry, from both an exchange member and governance perspective.
Kenneth W. Lozier has been our director since July 28, 2025. Mr. Lozier has been a director of MIAX Sapphire since September 19, 2023, MIAX Futures since May 2024 and MIAXdx since May 2024. Mr. Lozier has been an attorney and shareholder of Roselli Griegel Lozier, PC, in Hamilton, New Jersey since March 2025, and at Roselli Griegel Lozier & Lazzaro, PC, from November 2006 to February 2024. His practice includes civil and criminal litigation as well as commercial transactions. He has also presided over prisoner release hearings for the State of New Jersey in Mercer County Superior Court since January 2017 and has served as a Municipal Court Judge in West Windsor Township since June 2010 and a Municipal Attorney in Old Bridge Township since January 2012. Prior thereto he served as Municipal Court Judge and a Municipal Prosecutor in various New Jersey townships. We believe that Mr. Lozier is well qualified to serve as our director based upon his legal experience advising and representing clients in business and litigation as well as a judicial officer.
Mark I. Massad has been our director since June 2021. Mr. Massad has served as a member of the BSX Council since 2020, and previously served as a director on our MIAX Pearl board from 2016 to 2021. He is a member of the board of directors and has been since 2016 Senior Managing Director Corporate Advisory of KB Financial Companies, LLC, a OneDigital company. He has over 30 years of experience in corporate finance and accounting. We believe that Mr. Massad is well qualified to serve as our director based upon his business and leadership experience as a financial and accounting professional and business and strategic advisor to public and private companies.
Lisa Moore has been our director since September 2023 and a director of MIAXdx since October 2023. Ms. Moore presently serves as the Head of Business Critical Transformation at Vonage Holdings Corporation. Ms. Moore previously served as Vice President, Internal Audit and Vice President, Risk Advisory and Assurance at the same company. Prior thereto, Ms. Moore was Vice President, Internal Audit at Kate Spade & Company, and also worked for over a decade at Ernst & Young LLP. We believe that Ms. Moore is well qualified to serve as our director based upon her audit executive experience, including working with finance and information technology companies.
Jamil Nazarali has been our director since May 19, 2025. Mr. Nazarali is the Executive Chairman and founder of EDX Markets, a digital asset exchange, and served as its Chief Executive Officer from its launch in July 2022 to December 2024. Prior thereto, Mr. Nazarali held roles at Citadel Securities, Knight Capital Group and Ernst & Young. Mr. Nazarali has previously served as a member of the SEC’s Equity Market Structure Advisory Committee, and a board member of the Members Exchanges (MEMX), OCC and BATS Global Markets. We believe that Mr. Nazarali is well qualified to serve as our director based on his board and management service experience at exchange and exchange member companies.
Mark F. Raymond has been our director since October 2011. Mr. Raymond is the managing partner of Nelson Mullins’ Miami office, which he joined in 2018. He serves as Co-Chair of the firm’s litigation practice and has engaged in complex commercial litigation for over 35 years. His practice includes defending class actions and advising board of directors and general counsel. We believe that Mr. Raymond is well qualified to serve as our director based upon his representation of public companies in complex business and securities litigation and advising companies in transactional and business operations.
Cynthia Schwarzkopf has been our director since September 2023. Ms. Schwarzkopf has been a director of MIAX since 2014 and MIAX Pearl since December 2016, and a member of the BSX Council since June 2024. Ms. Schwarzkopf is a philanthropic speaker and active in motivational speaking. She served as a director of Operation Healing Forces, a charitable organization, from November 2016 until January 2022. She previously held management positions at The Mirage Hotel, Treasure Island Hotel and Casino, and The Mirage Resorts, Inc. We believe that Ms. Schwarzkopf is well qualified to serve as our director based upon her management and public communication experience and skills.
Murray Stahl has been our director since July 15, 2025, a member of the BSX Council since 2014 and a director of MIAX Futures since 2013. Mr. Stahl is the Chief Executive Officer, Chairman of the Board and co-founder of Horizon Kinetics Holding Corporation. Mr. Stahl is also the Chief Executive Officer of FRMO Corp. He serves on the boards of Horizon Kinetics Holding Corporation, Texas Pacific Land Corporation and multiple privately-held companies. We believe that Mr. Stahl is well qualified to serve as our director based upon his investing experience and portfolio management expertise.
Paul V. Stahlin has been our director since 2014. Mr. Stahlin has served as an independent director on the board of directors of Northfield Bancorp, Inc. and Northfield Bank since January 2019 and of the Northfield Bank

Foundation since May 2022. He has served on the board of directors of multiple privately-held companies. Mr. Stahlin was employed by Fulton Financial Corporation from 2005 until April 2014, where he served as chief executive officer and president of various of its banking subsidiaries. We believe that Mr. Stahlin is well qualified to serve as our director based upon his audit and accounting experience, including for public companies.
J. Gray Teekell has been our director since 2019 and a director of MIAX since October 2010. Mr. Teekell is President and Chief Executive Officer of The Teekell Company, Inc., an insurance advisory firm that Mr. Teekell co-founded in 1977, and President of Teekell Oil & Gas, Inc. He has been a director of The Teekell Company, Inc. since 1977 and has also served on the boards of multiple privately-held companies, and civic and charitable boards. We believe that Mr. Teekell is well qualified to serve as our director based upon his financial, insurance and investment experience.
Board Composition and Election of Directors
Our board of directors will consist of 15 members upon the closing of this offering. Each director is currently elected to the board of directors to hold office until his or her successor has been elected and qualified or until the earlier of his or her resignation or removal. In connection with the 2029 Senior Secured Term Loan, for so long as the Initial Lender or any of the Warburg Pincus’s affiliates or managed or advised funds or co-investment vehicles collectively hold at least 66 2∕3% of the outstanding 2029 Senior Secured Term Loan amount, the Initial Lender shall have the right to appoint or, following the listing of the Company’s securities on a national securities exchange, cause the Company to use commercially reasonable efforts to cause the election or appointment to the Board of Directors of the Company of one voting member designated by the Initial Lender and one non-voting board guest and a non-voting alternate board guest.
There are no family relationships among any of our directors and executive officers.
Director Independence
Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors within one year of the completion of its initial public offering. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent and that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the independent directors or by a nominating and corporate governance committee comprised solely of independent directors. Under the rules of the NYSE, a director will only qualify as “independent” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that such person is “independent” as defined under the NYSE rules and the Exchange Act rules.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.
Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Thomas P. Gallagher, John Beckelman, Lee Becker, Kurt M. Eckert, Mark I. Massad and Murray Stahl, is an “independent director” as defined under applicable rules of the NYSE, including, in the case of David Brown, Lisa Moore and Paul V. Stahlin , the independence criteria set forth in Rule 10A-3 under the Exchange Act. Each of the members of our compensation committee are also “non-employee directors” as defined in Section 16b-3 of the Exchange Act. In making such determination, our board of directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees
Our board committees upon completion of this offering will consist of an audit committee, a compensation committee, a nominating and corporate governance committee and a risk committee, each of which will operate pursuant to a charter adopted by our board of directors and which will be effective prior to the consummation of this offering. The board of directors may also establish other committees from time to time to assist us and the board of directors in their duties. Upon the effectiveness of the registration statement of which this prospectus forms a part, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act, the NYSE, and the Exchange Act. Upon our listing on the NYSE, each committee charter will be available on the corporate governance section of our website, www. miaxglobal.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our common stock.
Audit Committee
The audit committee’s responsibilities upon completion of this offering will include:
•appointing, approving the compensation of, and evaluating the qualifications, performance, and independence of our independent registered public accounting firm;
•overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm, and pre-approving all audit and permitted non-audit services to be performed by our independent registered public accounting firm;
•reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements;
•reviewing and discussing with management and our independent registered public accounting firm any major issues regarding critical accounting principles and financial statement presentations;
•overseeing our internal control over financial reporting, disclosure controls and procedures, code of business conduct and ethics, procedures for complaints, and legal and regulatory matters;
•reviewing, approving, and overseeing policies regarding hiring current or former employees from our independent registered public accounting firm, and establishing and reviewing procedures for the receipt and retention of accounting-related complaints and concerns;
•meeting independently with our independent registered public accounting firm and management;
•reviewing and approving any related person transactions;
•overseeing our risk assessment and risk management with respect to financial reporting;
•preparing the audit committee report required by SEC rules;
•reviewing, at least annually, the adequacy of the audit committee’s charter; and
•conducting, at least annually, an evaluation of the performance of the audit committee.
All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
The members of our audit committee will be David Brown, Lisa Moore and Paul V. Stahlin. Paul V. Stahlin will chair the audit committee. Our board of directors has also determined that Paul V. Stahlin qualifies as an “audit committee financial expert,” as defined under Item 407 of Regulation S-K.

Compensation Committee
Our compensation committee’s responsibilities upon completion of this offering will include:
•establishing and overseeing our overall compensation philosophy, including assessing whether the philosophy is aligned with our business strategy and stockholder interests and establishing appropriate incentives for management and employees;
•annually reviewing and approving the corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers;
•determining and approving the compensation level of our chief executive officer and other executive officers;
•periodically reviewing and making recommendations to our board of directors with respect to director compensation;
•administering and making recommendations to our board of directors with respect to the design, implementation and administration of our incentive compensation, and equity-based compensation plans;
•reviewing and approving the design of other benefit plans pertaining to our executive officers, including approving, amending or modifying the terms of any other compensation and benefit plan;
•reviewing and recommending to our board of directors regarding any employment and severance arrangements for our executive officers, including employment agreements and change-in-control provisions, plans or agreements;
•annually reviewing compliance by executive officers and directors with our stock ownership guidelines;
•selecting, retaining, and terminating advice of an expert, legal counsel, or other advisor, and determining the related fees and retention terms of such expert, outside counsel or advisor;
•overseeing the preparation of, if required, the annual compensation committee report on executive compensation for inclusion in our annual proxy statement in accordance with the applicable proxy rules;
•reviewing and discussing with management regarding our compensation discussion and analysis (CD&A) if any, and any related or other compensation disclosures required in our SEC reports;
•reviewing succession plans for positions held by executive officers;
•overseeing the assessment of the risks related to our compensation policies and programs applicable to our officers and employees;
•assessing annually whether the work of any compensation consultants involved in determining or recommending executive or director compensation raises any conflict of interests that need to be disclosed in our SEC reports;
•overseeing the administration of our claw-back policy, if any, and reviewing and recommending any policy changes to our board of directors as appropriate;
•reviewing any remuneration proposals from our stockholders and overseeing our engagement with stockholders regarding executive compensation matters;
•reviewing and recommending to the board of directors for approval any proposal regarding Say-on- Pay to be included in our annual proxy statement, if and when required by Section 14A of the Exchange Act (the “Say-on-Pay Vote”);

•reviewing and recommending to the board of directors for approval the frequency with which our Company will conduct the Say-on-Pay Vote (“Say-on-Pay Frequency Vote”), and reviewing the results of any Say-on-Pay Vote and Say-on-Pay Frequency Vote;
•reviewing, at least annually, the adequacy of the compensation committee’s charter; and
•conducting, on an annual basis, an evaluation of the performance of the compensation committee.
The members of our compensation committee will be Talal Jassim Al-Bahar, Mark F. Raymond and J. Gray Teekell.  Talal Jassim Al-Bahar will chair the compensation committee.
Nominating and Governance Committee
Our nominating and corporate governance committee’s responsibilities upon completion of this offering will include:
•reviewing and recommending to our board of directors the skills, experience, characteristics and other criteria for identifying and evaluating directors and director candidates;
•identifying, reviewing the qualifications of, and recruiting individuals for election as members of our board of directors, taking into consideration any qualified director candidates recommended by a stockholder in compliance with the requirements specified in our by-laws and other governing policies and laws;
•recommending to our board of directors the persons for election or reelection to our board of directors at each annual stockholders’ meeting;
•recommending committee members and chairs to our board of directors for appointment and considering periodically rotating directors among the committees;
•recommending to our board of directors qualified candidates to be elected by our board of directors as necessary to fill vacancies and newly created directorships on our board of directors;
•developing and recommending to our board of directors appropriate corporate governance principles, and annually reviewing such principles and recommending changes to our board of directors as appropriate;
•annually reviewing and making recommendations to our board of directors with respect to our board of directors leadership structure;
•annually evaluating the composition of our board of directors and its committees to assess whether the skills, experience, characteristics and other criteria are currently represented on our board of directors as whole and in individual directors and overseeing the conduct of this annual evaluation;
•establishing procedures for the consideration of director candidates recommended by our stockholders to the committee;
•reviewing and assessing any governance-related stockholder proposals submitted to us for inclusion in our proxy statement;
•reviewing and discussing with management regarding the disclosure of our corporate governance practices, director independence, and the director nomination process in our SEC reports;
•devising and proposing to our board of directors a code of business conduct for directors, officers, and employees, that addresses conflicts of interest and compliance with applicable laws, rules and regulations and monitoring compliance with such code;
•reviewing, at least annually, the adequacy of the nominating and corporate governance committee’s charter; and

•performing, on an annual basis, an evaluation of the performance of the nominating and corporate governance committee.
The members of our nominating and corporate governance committee will be Kenneth W. Lozier, Mark F. Raymond and Cynthia Schwarzkopf. Mark F. Raymond will chair the nominating and corporate governance committee.
Risk Committee
Our risk committee’s responsibilities upon completion of this offering will include:
•periodically reviewing our Enterprise Risk Management (“ERM”) Policy and Risk Management Framework;
•reviewing the risk framework for each of our subsidiaries and any “red threshold” breaches of its related risk metrics, including financial, legal, compliance, regulatory, reputational and operational risks and the remediation steps management has taken;
•managing escalated risk management matters;
•managing emergency risk-related matters;
•reviewing the risk assessments of each of our subsidiaries;
•reviewing and monitoring our subsidiaries’ compliance with applicable risk appetite metrics with respect to financial, legal, compliance, regulatory, reputational and operational risks, and reviewing the steps management has taken to remediate these risks;
•reviewing the regulatory disclosures regarding risk, including those contained in our annual reports on Form 10-K and quarterly reports on Form 10-Q to be filed with the SEC;
•reviewing, with the Company’s general counsel, any legal matters that could have a significant impact on our business, operations, financial statements or reputation;
•reviewing business, regulatory, technology, cyber security, and clearing risks significant impact on our business, operations or reputation;
•periodically reviewing our insurance arrangements;
•reviewing regular reports, on at least a quarterly basis, from our Chief Risk Officer;
•evaluating our ERM function, including its performance, organization, practices, budgeting and staffing;
•evaluating, on an annual basis, the performance of our Chief Risk Officer;
•reviewing our subsidiaries’ reports regarding technology operations, technology governance, information security, and business continuity planning, with such reports addressing the results of such subsidiary’s risk assessment process, risk management and control decisions, material service provider arrangements, significant technology outages, results of monitoring and testing, physical or cyber security breaches or violations and management response, significant data privacy matters and any recommendations for changes to programs; and
•providing feedback and questions to technology operations, information security, and business continuity planning for management on desired metrics, reporting detail and any specific concerns.
The members of our risk committee will be Kurt M. Eckert, Lisa Moore, and Paul V. Stahlin. Lisa Moore will chair the risk committee.

Role of the Board of Directors in Risk Oversight Process
Our board of directors plays an active role, as a whole and also at the committee level, in overseeing the management of our business risks. Our board of directors, as a whole, is responsible for general oversight of business risks and regular review of information regarding our risks, including financial and operational risks. Our risk committee is responsible for overseeing the risk assessment and risk management of our Company and subsidiaries, including risks related to our compliance with laws, regulations and our policies. Our audit committee is responsible for overseeing the Company’s risk assessment and risk management with respect to financial reporting. The audit committee reviews and discusses with management, and makes recommendations to the board of directors, as appropriate, regarding our financial reporting risks and the steps and mitigating activities used by the Company to monitor and control such risks, including guidelines and policies to govern the process by which this is handled. Our compensation committee oversees the assessment of risks related to our compensation policies and programs applicable to officers and employees. Our board of directors will receive regular reports and input from each of the committees with respect to their particular risk oversight responsibilities.
Our MIAX Exchange boards of directors, and in particular the risk management and regulatory oversight committees of the MIAX Exchanges, have historically taken the lead in overseeing our operational and cybersecurity risk management. These committees coordinate with our management and internal audit teams to assess the risks associated with our business operations generally and specific to the exchange and to ensure appropriate internal audits and other self-assessments are regularly performed to cover the risk areas identified. These committees are charged with reviewing and assessing report results, providing feedback and reporting to the full MIAX Exchange boards. Our MIAX Exchange audit committee chair, regulatory oversight committee chair and technology committee chair form our MIAX Exchange risk management committees, which also include as nonvoting management participants senior members of our enterprise risk management, information security, regulatory, compliance and technology governance teams. These senior management participants are also responsible for reporting on these matters to our board of directors.
Leadership Structure of the Board
Our corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of chair of our board of directors and Chief Executive Officer. Our Chief Executive Officer currently serves as the chair of the board of directors. Our board of directors has concluded that our current leadership structure is appropriate at this time.
Code of Business Conduct and Code of Ethics
We have adopted a written code of business conduct (“Code of Conduct”) that applies to our directors, officers and employees. We have also adopted a code of ethics for senior financial officers (“Code of Ethics”). Following this offering, current copies of the Code of Conduct and Code of Ethics will be available on the Corporate Governance section of our website, www.miaxglobal.com. We expect that any amendments to the Code of Conduct or Code of Ethics, as well as any waivers under the Code of Ethics, will be disclosed on our website. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. We have included our website address as an inactive textual reference only.
Limitation of Directors’ and Officers’ Liability and Indemnification
As permitted by Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for any breach of their fiduciary duties as directors, to the fullest extent permitted by the DGCL.
We will acquire directors’ and officers’ liability insurance to cover liabilities our directors and executive officers may incur in connection with their services to us. Our amended and restated certificate of incorporation and by-laws require us to indemnify members of our board of directors and of other committees of the Company, as well as our executive officers, and may indemnify other officers, agents and employees, and any persons serving another corporation, partnership, joint venture, trust or other enterprise at our request, in each case to the maximum extent permitted by the DGCL; provided, however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and provided, further, that we will not be required to indemnify any person in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our board of directors, or (iii) such indemnification is provided by us, in our sole discretion, to the extent permitted by the DGCL.
Our amended and restated by-laws also require us to advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer or is or was serving as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise at our request, prior to the final disposition of the proceeding, promptly following such person’s request, all expenses incurred by such person in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay any amounts advanced by us if it is ultimately determined that such person is not entitled to be indemnified; provided, however, that we will not be required to advance any expenses to any person who our board of directors determines has acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of our Company.
We have entered into indemnification agreements with each of our directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. These agreements provide that we will, among other things, indemnify and advance expenses to our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION
As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such terms are defined in the rules promulgated under the Securities Act. In accordance with these rules, our “named executive officers” for fiscal year 2024 were:
•Thomas P. Gallagher, our Chairman and Chief Executive Officer;
•Douglas M. Schafer Jr., our Executive Vice President, Chief Information Officer; and
•Shelly Brown, our Executive Vice President, Strategic Planning and Business Development.
This discussion may contain forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.
Summary Compensation Table
The following table sets forth the compensation of our named executive officers for the fiscal year ended December 31, 2024:

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	All other compensation ($)		Total ($)
Thomas P. Gallagher Chairman & Chief Executive Officer	2024	2,500,000	7,850,000	—	—	45,918	(4)	10,395,918
	2023	2,500,000	6,950,000	24,110,000	—	53,913	(5)	33,613,913
Douglas M. Schafer Jr. Executive Vice President and Chief Information Officer	2024	1,900,000	1,278,750	3,012,000	680,720	107,521	(6)	6,978,991
	2023	1,750,000	1,050,000	—	824,180	110,864	(7)	3,735,044
Shelly Brown Executive Vice President, Strategic Planning & Business Development	2024	700,000	895,625	2,172,347	1,050,465	26,570	(8)	4,845,007
__________________
(1)The amounts reported represent discretionary bonuses based upon the achievement of Company and individual performance objectives for the years ended December 31, 2024, and December 31, 2023, as determined by our compensation committee in the case of our Chief Executive Officer and our Chief Executive Officer in the case of our Executive Vice Presidents.
(2)The amounts reported represent the grant date fair value of restricted stock awards granted in 2024 and 2023, as applicable, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718 (excluding the effect of estimated forfeitures). Please refer to Note 18 “Share-Based Compensation” to the consolidated financial statements for the year ended December 31, 2024 included elsewhere in this prospectus for a discussion of the assumptions used in calculating the grant date fair value. For additional information on these awards, please see the “Outstanding Equity Awards Table” below.
(3)The amounts reported represent the grant date fair values of option awards granted in 2024 and 2023, as applicable, as computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). Please refer to Note 18 “Share-Based Compensation” to the consolidated financial statements for the year ended December 31, 2024 included elsewhere in this prospectus for a discussion of the assumptions used in calculating the grant date fair value. For additional information on this award, please see the “Outstanding Equity Awards Table” below.
(4)The amount reported represents matching contributions under our 401(k) plan in the amount of $10,350, payments for executive life insurance and other health and welfare benefits in the amount of $17,568 and a car allowance of $18,000.
(5)The amount reported represents matching contributions under our 401(k) plan in the amount of $9,900, payments for executive life insurance and other health and welfare benefits in the amount of $26,013 and a car allowance of $18,000.
(6)The amount reported represents matching contributions under our 401(k) plan in the amount of $10,350, payments for executive life insurance and other health and welfare benefits in the amount of $36,967, a car allowance of $10,200 and a housing allowance of $50,004.
(7)The amount reported represents matching contributions under our 401(k) plan in the amount of $9,900, payments for executive life insurance and other health and welfare benefits in the amount of $40,760, a car allowance of $10,200 and a housing allowance of $50,004.
(8)The amount reported represents matching contributions under our 401(k) plan in the amount of $10,350 and payments for executive life insurance and other health and welfare benefits in the amount of $16,220.

Narrative Disclosure to Summary Compensation Table
General
We compensate our named executive officers through a combination of base salary, cash bonuses, equity awards and other benefits, including certain perquisites, as further discussed below. We have entered into employment agreements with our named executive officers. See “Executive and Director Compensation — Employment Agreements with our Named Executive Officers.”
Base Salary
Base salary payable to our named executive officers is intended to provide a fixed component of compensation reflecting the named executive officer’s skill set, experience, role and responsibilities. Base salaries are reviewed annually, typically in connection with our annual performance review process, and may be adjusted from time to time to realign with market levels after taking into account individual responsibilities, performance and experience.
Bonus
Our named executive officers are also eligible to receive an annual cash bonus, intended to incentivize our named executive officers to achieve Company business goals and to reward them for their contributions toward the achievement of these goals. Historically, these bonuses have had a fixed and a discretionary component based upon both company and individual performance. See “Executive and Director Compensation — Employment Agreements with our Named Executive Officers.”
Equity Awards
We believe that equity grants provide our named executive officers with a strong link to our long-term performance, create an ownership culture, help to align the interests of our named executive officers and our stockholders, and enhance executive retention. Our compensation committee reviews the equity incentive compensation of our executives and may grant equity incentive awards to them from time to time. The amount and terms of any grant are determined at the discretion of the compensation committee, and outstanding grants as of the end of the last fiscal year are set forth under the Outstanding Equity Awards Table below. For options, we set the option exercise price and grant date fair value based on a third-party report setting forth the then most recent valuation of the Company’s common stock. For other equity awards, the grant date fair value is based on this same report.
The material terms of the equity awards granted to our named executive officers in 2024 are as follows. Capitalized terms used but not defined have the meanings ascribed to them under the sections titled “Vesting of Equity Incentive Awards” and “Stock Incentive Plans” below. No equity awards were granted to Mr. Gallagher, our Chairman and Chief Executive Officer, in 2024.
On June 10, 2024, Mr. Schafer, our Executive Vice President and Chief Information Officer, received under our 2022 Plan a grant of (i) a stock option to purchase up to 100,000 shares of our common stock at an exercise price of $20.08 per share, which stock option vested as to 50% of the underlying shares on December 31, 2024 and will vest as to the remaining 50% of the underlying shares on December 31, 2025, subject to acceleration of vesting in full upon a Change in Control, and further subject to the named executive officer’s continuous service to us through the applicable vesting date and (ii) 150,000 shares of restricted stock, which shares vest in full on the second anniversary of the date of grant, subject to acceleration of vesting (a) in full upon a Change in Control or termination of the named executive officer’s employment without Cause or for Good Reason or (b) as to one-half on each of the six- and 12-month anniversaries of our consummation of an initial public offering; and provided further that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date. The restrictions on 75,000 of these shares will lapse 180 days following the closing of this offering, and the restrictions on the remaining 75,000 shares will lapse 365 days following the closing of this offering, in each case, subject to the named executive officer’s continuous service with us through such dates.

On February 16, 2024, Mr. Brown, our Executive Vice President, Strategic Planning and Business Development, received under our 2022 Plan a grant of (i) a stock option to purchase up to 75,000 shares of our common stock at an exercise price of $20.00 per share, which stock option vested as to one-third of the underlying shares on December 31, 2024 and will vest as to one-third of the underlying shares on each of December 31, 2025 and December 31, 2026, subject to acceleration of vesting in full upon a Change in Control, and further subject to the named executive officer’s continuous service to us through the applicable vesting date and (ii) 37,500 shares of restricted stock, which shares vest in full on the second anniversary of the date of grant, subject to acceleration of vesting (a) in full upon a Change in Control or termination of the named executive officer’s employment without Cause or for Good Reason or (b) as to one-half on each of the six- and 12-month anniversaries of our consummation of an initial public offering; and provided further that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date. The restrictions on 18,750 of these shares will lapse 180 days following the closing of this offering, and the restrictions on the remaining 18,750 shares will lapse 365 days following the closing of this offering, in each case, subject to the named executive officer’s continuous service with us through such date. On June 10, 2024, Mr. Brown received under our 2022 Plan a grant of 16,667 shares of restricted stock, which shares vest in full on the second anniversary of the date of grant, subject to acceleration of vesting (a) in full upon a Change in Control or termination of the named executive officer’s employment without Cause or for Good Reason or (b) as to one-half on each of the six- and 12-month anniversaries of our consummation of an initial public offering; and provided further that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date. The restrictions on 8,334 of these shares will lapse 180 days following the closing of this offering, and the restrictions on the remaining 8,333 shares will lapse 365 days following the closing of this offering, in each case, subject to the named executive officer’s continuous service with us through such dates.
401(k) and Health and Welfare Plans
We currently maintain a tax-qualified 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Our named executive officers are also eligible to participate in our health and welfare benefit plans, including our medical, dental, vision, disability and life insurance plans, on the same basis as our other eligible employees as well as supplemental life and disability insurance. See “Executive and Director Compensation — Other Benefit Plans.”
Employment Agreements with our Named Executive Officers
We have entered into employment agreements with each of our named executive officers. The following is a summary of the material terms of those employment agreements. For purposes of this discussion, the following terms have the meanings ascribed to them below.
“Cause” means the named executive officer’s (i) willful failure (but in the case of Messrs. Schafer and Brown, such failure need not be willful) to follow any reasonable directive, policy or instruction of the Chief Executive Officer or the board of directors of the Company (or a subsidiary if applicable) (and, in the case of Mr. Gallagher, such directive, policy or instruction must also be lawful and written); (ii) material breach of the terms of his employment agreement with the Company; (iii) willful misconduct or gross negligence in the performance of his duties; (iv) dishonesty with respect to the Company that has a material injurious effect on the Company; or (v) conviction of, or plea of guilty or no contest to, any crime involving deception, fraud or moral turpitude that has a material injurious effect on the Company.
“Change in Control” means (i) any person becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company; (ii) a merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued and at least one person acquires more than 50% of the combined voting power of the Company, other than any such transaction that would result in voting securities of the Company outstanding immediately prior thereto continuing to represent (including due to conversion into voting securities of the surviving entity or its direct or indirect parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity; (iii) if, within a two-year period, the individuals constituting the majority of the board at the start of such period, together with any new directors whose election by the board or nomination of election by the Company’s stockholders was approved by a vote of at least a majority of such individuals, fail to constitute a majority of the board by the end of such period; or (iv) stockholder approval of a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of its assets, other than a disposition to a person who beneficially owns, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the disposition.
“Good Reason” means (in the absence of written consent by the named executive officer): (i) material diminution by the Company of the named executive officer’s authority, duties and responsibilities, which change would cause the named executive officer’s position to become one of materially less responsibility, importance and scope, (ii) material reduction by the Company of the named executive officer’s base salary, as it may be increased from time to time, (iii) certain changes in the geographic location at which the named executive officer must perform services, or (iv) any other action or inaction that constitutes a material breach by the Company of the named executive officer’s employment agreement.
Each of our named executive officers has also entered into a Confidentiality, Intellectual Property Rights Assignment and Non-Competition agreement, pursuant to which the named executive officer has agreed not to compete or solicit certain of our service providers during employment and for 12 months thereafter.
Gallagher Employment Agreement
We entered into an employment agreement with Mr. Gallagher, our Chairman and Chief Executive Officer, originally effective December 1, 2012, which has been amended from time to time and was most recently amended effective as of July 17, 2025. The term of the agreement ends December 31, 2028 (subject to any renewal) and subject to automatic extension for one year following the Company obtaining Qualified Public Company Status or a Change in Control at a time when the remaining term of the employment agreement is less than one year. The agreement provides Mr. Gallagher with (i) an annual base salary of $2,500,000, (ii) an opportunity to receive additional discretionary bonuses in the sole discretion of our compensation committee, (iii) a one-time special bonus in the amount of $1,000,000 in the event our common stock is registered on one or more U.S. national securities exchanges, which will become payable in connection with this offering, (iv) a life insurance policy during the term of his agreement in an amount of at least $3,000,000 provided at our expense, (v) piggyback registration rights, which have been terminated, (vi) participation in our Transaction Incentive Plan (described below in the Section titled “Potential Payments upon Termination or Change in Control”), any technology bonus pool we adopt, if any, as well as any short term incentive and long term incentive compensation plans and executive cash bonus pool we adopt, if any, (vii) 25 days of paid vacation per year, (viii) eligibility to participate in our retirement plan and health, life and disability insurance, plans or programs and (ix) a monthly car allowance in the amount of $1,500.
In addition, in the event Mr. Gallagher’s employment with the Company is terminated by us without Cause or by Mr. Gallagher for Good Reason, we are obligated to pay Mr. Gallagher the following severance benefits: (1) his base salary payable in installments through the earlier of the remaining term of his employment agreement or February of the year following the calendar year in which Mr. Gallagher’s employment was terminated, and then on that March 1st an amount equal to the base salary that would have been payable to Mr. Gallagher during the remaining balance of the term had a termination not occurred, together with any accrued but unpaid cash bonuses, (2) continued health care coverage with such cost of coverage to be provided, directly or indirectly, on at least a monthly basis for the lesser of (x) 12 months beginning with the termination date or (y) the balance of the term, (3) any rights and benefits (if any) provided under our plans and programs, determined in accordance with the applicable terms and provisions of such plans and programs and (4) within 30 calendar days after the date of termination, Mr. Gallagher’s accrued vacation time and business expense reimbursement through the date of termination in accordance with our usual procedures; provided, however, that if the termination occurs within the six months preceding or two years following a Change in Control, Mr. Gallagher will be paid in a lump sum payment within 30 calendar days after the date of such termination, his base salary and bonuses that would have been payable over 24 months from the termination date or if longer, the remaining balance of the term had a termination not occurred. In addition, Mr. Gallagher is entitled to a tax gross-up payment if any of his payments or benefits are subject to the excise tax under Section 4999 of the Code (a so-called golden parachute gross- up), but not in excess of one times his base salary for the calendar year prior to the date that Mr. Gallagher’s employment terminates.

Schafer Employment Agreement
We entered into an employment agreement with Mr. Schafer, our Executive Vice President and Chief Information Officer, which was most recently amended and restated July 1, 2024. The term of the agreement ends June 30, 2026 (subject to any renewal). The agreement provides Mr. Schafer with the following benefits: (i) an annual base salary of $2,000,000, (ii) an annual bonus in an amount of not less than $1,000,000, which may be based upon the achievement of financial and strategic performance milestones of the Company or such other criteria as determined by the Company, (iii) a one-time special bonus in the amount of $1,000,000 in the event our common stock is registered on one or more U.S. national securities exchanges, which will become payable in connection with this offering, (iv) life insurance policies during the term of his agreement in the aggregate amount of $12,250,000 provided at our expense, (v) a monthly housing allowance in the amount of $4,167 for any period in which Mr. Schafer maintains a second residence within a 25-mile radius of our office in order to reduce his weekday commute, (vi) eligibility to participate in our Transaction Incentive Plan (described below in the Section titled “Potential Payments upon Termination or Change in Control”), as well as any technology bonus pool we adopt, if any, (vii) 25 days of paid vacation per year, (viii) eligibility to participate in our retirement plan and health, life and disability insurance, plans or programs and (ix) a monthly car allowance in the amount of $850.
In addition, in the event Mr. Schafer’s employment is terminated by the Company without Cause or by Mr. Schafer for Good Reason, we are obligated to pay Mr. Schafer the following severance benefits: (1) his base salary payable in installments through the remaining term of his employment agreement had a termination not occurred, (2) his minimum annual bonus payable through the remaining term of his employment agreement had a termination not occurred, in a lump sum payment within 30 calendar days after the date of such termination, (3) continued health care coverage with such cost of coverage to be provided, directly or indirectly, on at least a monthly basis for the lesser of (x) 12 months beginning with the termination date or (y) the balance of the term, (4) any rights and benefits (if any) provided under our plans and programs, determined in accordance with the applicable terms and provisions of such plans and programs and (5) within 30 calendar days after the date of termination, Mr. Schafer’s accrued vacation time and business expense reimbursement through the date of termination in accordance with our usual procedures; provided, however, that if the termination occurs within the six months preceding or 24 months following a Change in Control, the date on which the term of Mr. Schafer’s agreement would have expired will be deemed to be the second anniversary of the date of the termination.
Brown Employment Agreement
We entered into an amended and restated employment agreement with Mr. Brown, our Executive Vice President, Strategic Planning and Business Development, effective January 1, 2024. The term of the agreement ends December 31, 2026 (subject to any renewal). The agreement provides Mr. Brown with (i) an annual base salary of $700,000, (ii) an annual bonus of $250,000, (iii) an additional discretionary bonus with a target amount of $400,000, which may be based upon the achievement by the Company of certain milestones or other events and Mr. Brown’s performance relative thereto as determined by our Chief Executive Officer, (iv) a one-time special bonus in the amount of $400,000 (up to 50% of which may be paid in restricted stock at the option of the Company) in the event our common stock is registered on one or more U.S. national securities exchanges, which will become payable in connection with this offering, (v) a life insurance policy during the term of his agreement in an amount of $1,000,000 provided at our expense, (vi) participation in our Transaction Incentive Plan (described below in the Section titled “Potential Payments upon Termination or Change in Control”), (vii) 25 days of paid vacation per year, (viii) eligibility to participate in our health, life and disability insurance, plans or programs, and (ix) a stock option award and a restricted stock award granted under our Stock Incentive Plans, which are reflected in the section titled “Outstanding Equity Awards Table” with respect to Mr. Brown.
In addition, in the event Mr. Brown’s employment with the Company is terminated by us without Cause or by Mr. Brown for Good Reason, we are obligated to pay Mr. Brown the following severance benefits: (1) his base salary payable semi-monthly in installments through the remaining term of his employment agreement, (2) an amount equal to the minimum annual bonus that would have been payable to Mr. Brown during the remaining balance of the term had a termination not occurred, payable within 30 days of the date Mr. Brown’s employment terminates, (3) continued health care coverage with such cost of coverage to be provided, directly or indirectly, for the lesser of (x) 12 months beginning with the termination date or (y) the balance of the term, (4) any rights and benefits (if any) provided under our plans and programs, determined in accordance with the applicable terms and provisions of such plans and programs and (5) within 30 calendar days after the date of termination, Mr. Brown’s accrued vacation time and outstanding business expense reimbursement through the date of termination in accordance with our usual procedures; provided, however, that if the termination occurs within the six months preceding or 24 months following a Change in Control, the date on which the term of Mr. Brown’s agreement would have expired will be deemed to be the second anniversary of the date the termination.
Clawback Policy
In accordance with the requirements of the Dodd-Frank Act, final SEC rules, and applicable NYSE listing standards, our board of directors intends to adopt a compensation recovery policy, which will become effective upon the date on which the registration statement of which this prospectus is part is declared effective by the SEC. The compensation recovery policy will provide that in the event we are required to prepare a restatement of financial statements due to material noncompliance with any financial reporting requirement under securities laws, we will seek to recover any incentive-based compensation that was based upon the attainment of a financial reporting measure and that was received by any current or former executive officer or employee deemed to be covered by the policy during the three-year period preceding the date that the restatement was required if such compensation exceeds the amount that such executive officer or employee would have received had the financial results been properly reported.
Outstanding Equity Awards Table
The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2024:

	Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of securities underlying unexercised options (#) Exercisable(2)	Number of securities underlying unexercised options (#) Unexercisable(2)		Option exercise price ($)(3)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market values of shares or units of stock that have not vested ($)(4)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Thomas P. Gallagher
	8/3/2016	375,000			12.00	8/2/2026
	5/29/2018	300,000			12.00	5/28/2028
	8/1/2019	249,999			12.00	7/31/2029
	1/28/2021	300,000			15.22	1/27/2031
	9/10/2021	375,000			16.14	9/9/2031
							1,853,015	(5)	41,396,355

Douglas M. Schafer, Jr.
	8/3/2016	150,000			12.00	8/2/2026
	5/18/2018	150,000			12.00	5/17/2028
	8/1/2019	200,000			12.00	7/31/2029
	1/28/2021	150,000			15.22	1/27/2031
	9/10/2021	150,000			16.14	9/9/2031
	3/29/2023	41,666	83,334		19.84	3/28/2033
	6/10/2024	49,999	50,000	(6)	20.08	6/9/2034
							450,000	(7)	10,053,000
Shelly Brown
	8/3/2016	82,000			12.00	8/2/2026
	10/13/2017	50,000			12.00	10/12/2027
	5/18/2018	100,000			12.00	5/17/2028
	8/1/2019	150,000			12.00	7/31/2029
	12/1/2020	150,000			15.22	11/30/2030
	9/10/2021	24,999			16.14	9/9/2031
	3/10/2022	33,333	16,666		25.78	3/9/2032
	3/29/2023	16,666	33,333		19.84	3/28/2033
	2/16/2024	25,000	50,000	(8)	20.00	2/15/2034
							148,167	(9)	3,310,062	45,833	(10)	1,023,909

__________________
(1)In connection with this offering, (i) all options to purchase shares of our nonvoting common stock or our Series B preferred stock are being converted into options to purchase shares of our voting common stock on a one-for-one basis and (ii) all restricted shares of nonvoting common stock are being converted into restricted shares of our common voting stock on a one-for-one basis. Capitalized terms used but not defined in the footnotes have the meanings ascribed to them under the sections titled “Vesting of Equity Incentive Awards” and “Stock Incentive Plans” below. The options, exercise prices and share amounts included in this table are restated to give effect to our Reverse Stock Split.
(2)Represent options to purchase shares of our nonvoting common stock granted under the Prior Stock Incentive Plans and options to purchase shares of our voting common stock granted under the 2022 Plan. Options granted prior to January 1, 2021 were granted under the 2013 Employee Plan, options granted on or after January 1, 2021 through May 16, 2022 were granted under the 2021 Plan, and options granted after May 16, 2022 were granted under the 2022 Plan. For additional information on these plans, please see the sections titled “Vesting of Equity Incentive Awards” and “Stock Incentive Plans” below. Options granted under the Prior Stock Incentive Plans that were unvested as of December 31, 2024 vested annually pro rata over a three-year period commencing on the first anniversary of the grant date and are now fully vested. Except as otherwise noted, options granted under the 2022 Plan that were unvested as of December 31, 2024 vest annually pro rata over a three-year period commencing on the first anniversary of the grant date or, if earlier, upon a Change in Control, subject to the named executive officer’s continuous service to us through the applicable vesting date.
(3)The option exercise prices set forth in this column represent the fair market value of a share of our common stock on the date of grant, as determined by our compensation committee.
(4)The amounts set forth in this column represent the fair market value of the shares of our common stock that were unvested as of December 31, 2024, based on a fair market value of $22.34 per share as of December 31, 2024, as determined by our audit committee.
(5)Represents the following grants of shares of restricted voting and nonvoting common stock:
•300,000 shares of restricted common stock issued pursuant to the restricted stock award agreement effective June 23, 2010, as amended, which shares vest in full upon the earlier to occur of: (i) the Company obtaining Qualified Public Company Status or (ii) consummation of a Deemed Liquidation Event. The restrictions on these shares will lapse upon effectiveness of the registration statement, subject to the named executive officer’s continuous service with us through such vesting date.
•30,650 shares of restricted common stock issued pursuant to the restricted stock award agreement effective October 18, 2011, as amended, which shares vest in full upon the earlier to occur of: (i) the Company obtaining Qualified Public Company Status or (ii) consummation of a Deemed Liquidation Event. The restrictions on these shares will lapse upon effectiveness of the registration statement, subject to the named executive officer’s continuous service with us through such vesting date.
•169,637 shares of restricted common stock issued pursuant to the restricted stock award agreement dated November 30, 2011, which shares vest in full upon the earlier to occur of: (i) the Company obtaining Qualified Public Company Status or (ii) consummation of a Deemed Liquidation Event. The restrictions on these shares will lapse upon effectiveness of the registration statement, subject to the named executive officer’s continuous service with us through such vesting date.
•100,000 shares of restricted nonvoting common stock granted under the 2013 Employee Plan on May 29, 2018, which shares vest in full on the earlier of: (i) the Company obtaining Qualified Public Company Status or (ii) consummation of a Deemed Liquidation Event, subject to the named executive officer’s continuous service to us through the applicable vesting date. The restrictions on these shares will lapse upon effectiveness of the registration statement, subject to the named executive officer’s continuous service with us through such vesting date.
•100,000 shares of restricted nonvoting common stock granted under the 2013 Employee Plan on August 1, 2019, which shares vest in full on the earlier of: (i) the Company obtaining Qualified Public Company Status or (ii) consummation of a Deemed Liquidation Event; provided that if a market stand-off, lock-up or similar agreement prohibiting, restricting or otherwise limiting the sale of shares in connection with the Company’s obtaining such status shall apply, the shares will vest when such restrictions lapse; and provided further that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date. The restrictions on these shares will lapse 180 days following effectiveness of the registration statement, subject to the named executive officer’s continuous service with us through such vesting date.
•19,395 shares of restricted nonvoting common stock granted under the 2021 Plan on March 10, 2022, which shares vested in full on March 10, 2025.
•83,333 shares of restricted voting common stock granted under the 2022 Plan on March 29, 2023, which shares vest 50% on each of the second and third anniversary of the date of grant, subject to acceleration of vesting in full upon a Change in Control; and provided further that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date.
•1,050,000 shares of restricted voting common stock granted under the 2022 Plan on November 17, 2023, the vesting of which shares was amended by our compensation committee on July 2, 2025 to vest in full upon effectiveness of the registration statement, additionally subject to acceleration of vesting in full upon a Change in Control or termination of the named executive officer’s employment without Cause or for Good Reason; and provided further that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date. The restrictions on these shares will lapse upon effectiveness of the registration statement, subject to the named executive officer’s continuous service with us through such vesting date.
(6)Vests annually pro rata over a two-year period as to 50% on each of December 31, 2024 and December 31, 2025, subject to acceleration of vesting in full upon a Change in Control, subject to the named executive officer’s continuous service to us through the applicable vesting date.
(7)Represents the following grants of shares of restricted nonvoting common stock:
•50,000 shares of restricted nonvoting common stock issued under the 2013 Employee Plan on May 18, 2018, which shares vest in full on the earlier of: (i) the Company obtaining Qualified Public Company Status; or (ii) consummation of a Deemed Liquidation Event; subject to the named executive officer’s continuous service to us through the applicable vesting date. The restrictions on these shares will lapse upon effectiveness of the registration statement, subject to the named executive officer’s continuous service with us through such vesting date.
•250,000 shares of restricted nonvoting common stock issued under the 2013 Employee Plan on August 1, 2019, which shares vest on the earlier of: (i) the Company obtaining Qualified Public Company Status or (ii) consummation of a Deemed Liquidation Event;

provided that if a market stand-off, lock-up or similar agreement prohibiting, restricting or otherwise limiting the sale of shares in connection with the Company’s obtaining such status shall apply, the shares will vest when such restrictions lapse; and provided further that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date. The restrictions on these shares will lapse 180 days following effectiveness of the registration statement, subject to the named executive officer’s continuous service with us through such vesting date.
•150,000 shares of restricted voting common stock granted under the 2022 Plan on June 10, 2024, which shares vest in full on the second anniversary of the date of grant, subject to acceleration of vesting (i) in full upon a Change in Control or termination of the named executive officer’s employment without Cause or for Good Reason or (ii) as to one-half on each of the six- and 12-month anniversaries of our consummation of an initial public offering; and provided further that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date. The restrictions on 75,000 of these shares will lapse 180 days following the closing of this offering, and the restrictions on the remaining 75,000 shares will lapse 365 days following the closing of this offering, in each case, subject to the named executive officer’s continuous service with us through such vesting date.
(8)Vests annually pro rata over a three-year period as to one-third (1/3) on each of December 31, 2024, December 31, 2025 and December 31, 2026, subject to acceleration of vesting in full upon a Change in Control, subject to the named executive officer’s continuous service to us through the applicable vesting date.
(9)Represents the following grants of shares of restricted voting and nonvoting common stock:
•10,667 shares of restricted nonvoting common stock issued under the 2021 Plan pursuant to a restricted stock award agreement effective March 31, 2022, which shares vested in full on March 31, 2025.
•37,500 shares of restricted voting common stock issued under the 2022 Plan pursuant to a restricted stock award agreement effective September 10, 2022, which shares vest in full upon the earlier to occur of: (i) September 10, 2025 or (ii) consummation of a Change in Control, subject to the named executive officer’s continuous service to us through the applicable vesting date.
•8,333 shares of restricted voting common stock granted under the 2022 Plan on March 29, 2023, which shares vested 50% on the second anniversary of the grant date and the remaining 50% will vest on the third anniversary of the date of grant, subject to acceleration of vesting in full upon a Change in Control; and provided further that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date.
•37,500 shares of restricted voting common stock issued under the 2022 Plan pursuant to a restricted stock award agreement effective September 10, 2023, which shares vest in full upon the earlier to occur of: (i) September 10, 2026 or (ii) consummation of a Change in Control, subject to the named executive officer’s continuous service to us through the applicable vesting date.
•37,500 shares of restricted voting common stock granted under the 2022 Plan on February 16, 2024, which shares vest in full on the second anniversary of the date of grant, subject to acceleration of vesting (i) in full upon a Change in Control or termination of the named executive officer’s employment without Cause or for Good Reason or (ii) as to one-half on each of the six- and 12-month anniversaries of our consummation of an initial public offering; and provided further that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date. The restrictions on 18,750 of these shares will lapse 180 days following the closing of this offering, and the restrictions on the remaining 18,750 shares will lapse 365 days following the closing of this offering, in each case, subject to the named executive officer’s continuous service with us through such vesting date.
•16,667 shares of restricted voting common stock granted under the 2022 Plan on June 10, 2024, which shares vest in full on the second anniversary of the date of grant, subject to acceleration of vesting (i) in full upon a Change in Control or termination of the named executive officer’s employment without Cause or for Good Reason or (ii) as to one-half on each of the six- and 12-month anniversaries of our consummation of an initial public offering; and provided further that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date. The restrictions on 8,334 of these shares will lapse 180 days following the closing of this offering, and the restrictions on the remaining 8,333 shares will lapse 365 days following the closing of this offering, in each case, subject to the named executive officer’s continuous service with us through such vesting date.
(10)Represents the following grants of shares of restricted nonvoting common stock:
•37,500 shares of restricted nonvoting common stock issued under the 2013 Employee Plan pursuant to a restricted stock award agreement effective May 18, 2018, which shares vest in full on the earlier of: (i) consummation of a Deemed Liquidation Event and (ii) the Company obtaining Qualified Public Company Status; provided, however, that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date and achievement of certain Company milestones and individual performance conditions that were established by our Chief Executive Officer. The performance conditions have been satisfied in full and the restrictions on these shares will lapse on effectiveness of the registration statement, subject to the named executive officer’s continuous service with us through such date. The number reported in the table is based on the performance conditions having been satisfied in full.
•8,333 shares of restricted nonvoting common stock issued under the 2021 Plan pursuant to a restricted stock award agreement effective March 31, 2022, which shares were eligible to vest as to the final one-third on the third anniversary of the date of grant, subject to achievement of certain Company milestones and individual performance conditions that were established by our Chief Executive Officer, and as to any unvested shares remaining outstanding, upon consummation of a Deemed Liquidation Event notwithstanding any future performance criteria otherwise applicable, provided that vesting remains subject to the named executive officer’s continuous service to us through the applicable vesting date. These shares vested as to the final one-third on March 31, 2025.
Vesting of Equity Incentive Awards
Awards presented in the Outstanding Equity Awards Table vest over time, subject to the grantee’s continuous service to us through a specified date or dates, or, if earlier, upon the occurrence of certain specified events, such as a “Change in Control,” “Corporate Transaction,” “Deemed Liquidation Event,” “Qualified Public Offering,” our obtaining “Qualified Public Company Status,” or the grantee’s termination of employment without “Cause,” or for “Good Reason,” as such terms are defined in the applicable equity incentive plan or award and summarized below.

“Cause” means any of the following: (i) the definition of cause set forth in any written employment agreement between the named executive officer and the Company; (ii) the named executive officer being charged with or convicted of, or the entering of a guilty plea or plea of no contest with respect to, a felony or, with respect to a crime which is not a felony, to any other crime involving dishonesty, fraud or a financial crime or the equivalent thereof; (iii) any act or omission of the named executive officer that, in connection with the named executive’s employment with the Company, amounts to or constitutes a breach of a fiduciary duty, gross negligence, willful misconduct, or material misconduct, or that amounts to or constitutes fraud, embezzlement, or misappropriation; (iv) named executive officer’s breach of any material term(s) of the plan or award agreement granted thereunder; (v) any intentional act or omission of the named executive officer that causes or threatens to cause the Company to suffer or endure public disgrace, disrepute, or economic harm; or (vi) named executive officer’s material breach of the terms of any agreement that we have entered into with the named executive officer, including their employment agreement and any confidentiality, non-disparagement, non-competition or non-solicitation covenants of such agreements; provided that we provide notice of such reason to the participant after the event or occurrence constituting Cause arises.
“Change in Control” means (i) any person becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company; (ii) a merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued and at least one person acquires more than 50% of the combined voting power of the Company, other than any such transaction that would result in voting securities of the Company outstanding immediately prior thereto continuing to represent (including due to conversion into voting securities of the surviving entity or its direct or indirect parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity; (iii) if, within a two-year period, the individuals constituting the majority of the board at the start of such period, together with any new directors whose election by the board or nomination of election by the Company’s stockholders was approved by a vote of at least a majority of such individuals, fail to constitute a majority of the board by the end of such period; or (iv) stockholder approval of a complete liquidation or dissolution of the Company or the consummation of a disposition by the Company of all or substantially all of its assets, other than a disposition to a person who beneficially owns, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the disposition.
“Corporate Transaction” means: (i) a sale of all or substantially all of the Company’s assets, or (ii) the merger, consolidation or other business combination of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of voting common stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting stock of the surviving entity) a majority of the total voting power represented by the shares of the voting common stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then-outstanding shares of the Company, or (iv) a change in the effective control of the Company, which occurs on the date that a majority of members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election.
“Deemed Liquidation Event” means the consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company are disposed of or conveyed.
“Good Reason” means any of the following (in the absence of written consent by the named executive officer): (i) material diminution by the Company of the named executive officer’s authority, duties and responsibilities, which change would cause the named executive officer’s position to become one of less responsibility, importance and scope, (ii) material reduction by the Company of the named executive officer’s base salary, as it may be increased from time to time, (iii) a materially adverse change in the geographic location at which the named executive officer must perform services, or (iv) any other action or inaction that constitutes a material breach by the Company of the named executive officer’s employment agreement.

“Qualified Public Company Status” means the Company’s common stock is registered on one or more U.S. national securities exchanges.
“Qualified Public Offering” means an initial public offering of the Company’s common stock under the Securities Act, where the offering price, net of underwriting discounts and commissions, exceeds $250,000,000.
Stock Incentive Plans
We have in effect the following stock incentive plans (collectively, the “Prior Stock Incentive Plans”) under which stock options and restricted stock awards have been granted to employees and other service providers, including the named executive officers and non-employee members of our board of directors: (i) the 2008 Stock Incentive Plan (“2008 Employee Plan”), (ii) the 2008 Stock Incentive Plan for Non-Employee Directors and Members of the Board of Advisors (“2008 Director Plan”), (iii) the 2013 Stock Option and Incentive Plan for Employees and Consultants (“2013 Employee Plan”), (iv) the 2013 Stock Option and Incentive Plan for Non-Employee Directors, Committee Members and Members of the Board of Advisors (“2013 Director Plan”) and (v) the 2021 Stock Option and Incentive Plan for Employees and Consultants (“2021 Plan”).
Effective May 16, 2022, our board of directors adopted the 2022 Equity Incentive Plan (the “2022 Plan”) and amended each of the Prior Stock Incentive Plans to provide that all shares of our nonvoting common stock or Series B preferred stock subject to awards under such plans, will be converted into shares of our voting common stock in connection with this offering. Effective upon the adoption of the 2022 Plan, no further awards may be granted under any of the Prior Stock Incentive Plans. The options, exercise prices and share amounts included herein are restated to give effect to our Reverse Stock Split.
2022 Equity Incentive Plan
Overview; types of awards. The purpose of the 2022 Plan is to promote the success of the Company’s business for the benefit of its stockholders by enabling the Company to offer selected employees, directors, consultants and other service providers of ours or our affiliates cash and stock-based incentives to attract, retain, and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders. To accomplish these purposes, the 2022 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock, restricted stock units, performance-based awards, other stock-based awards and cash awards (collectively, “awards”). ISOs may be granted only to our employees, including our officers and the employees of our subsidiaries. All other awards may be granted to our employees, including our officers, non-employee directors, consultants, other services providers and those of our affiliates.
Authorized shares. As of June 30, 2025, there were options (including exercised option shares) covering 7,637,734 shares of our voting common stock and 2,963,703 vested and unvested shares subject to restricted stock awards outstanding under the 2022 Plan. The maximum number of shares of common stock that may be issued under our 2022 Plan as of January 1, 2025 is 18,852,332 shares, subject to adjustment as discussed below. The number of shares reserved for issuance under our 2022 Plan automatically increases on January 1 of each year, beginning January 1, 2023 and continuing through and including January 1, 2032, by 5% of the total number of shares of common stock outstanding on December 31 of the immediately preceding calendar year, or a lesser number of shares determined by the administrator prior to the applicable January 1. The 2022 Plan also establishes that up to 10,000,000 shares may be issued or used with respect to ISOs. Shares subject to awards granted under our 2022 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2022 Plan. In addition, shares issued pursuant to awards under our 2022 Plan that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations with respect to an award, will become available for future grant under our 2022 Plan.
Administration. For purposes of these summaries of our 2022 Plan and Prior Stock Incentive Plans, we sometimes refer to our board of directors, or the applicable committee with the power to administer the 2022 Plan or Prior Stock Incentive Plans as the “administrator.” Our board of directors, or a duly authorized committee of our board of directors, may administer our 2022 Plan. Subject to the terms of the 2022 Plan, the administrator has the authority to choose which service providers will receive awards and to determine the terms of awards (including, but not limited to, vesting, exercise and forfeiture provisions). In addition, the administrator has authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2022 Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the plan and any award issued under the plan (and any agreements or sub-plans relating thereto); and to otherwise supervise the administration of the plan. The administrator may correct any defect, supply any omission, or reconcile any inconsistency in the 2022 Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the plan. The administrator’s determinations under the 2022 Plan made in the administrator’s sole discretion are final and binding on all persons having or claiming any interest in the 2022 Plan or in any award.
Transferability. Generally, stock options and stock appreciation rights granted under the 2022 Plan may not be transferred other than by the laws of descent and distribution and such rights are exercisable, during the holder’s lifetime, only by the holder. However, a holder, with approval of the administrator, may transfer an NSO by gift to a family member of the holder. Restricted stock and other stock-based awards generally may not be transferred until after the shares have been issued and all applicable restrictions lapsed.
Change in Control. In the event of a “Change in Control” (as defined above in the section titled “Vesting of Equity Incentive Awards”), outstanding awards shall be treated as determined by the administrator, including, but not limited to, in accordance with one or more of the following methods: (i) awards shall be continued, assumed or replaced with substitute rights, as determined by the administrator, (ii) the administrator may accelerate the vesting of any and all stock options and other outstanding awards, (iii) the administrator may provide for the cancellation of awards for an amount of cash equal to the excess (if any) of the Change in Control price of the shares covered by such awards, over the aggregate exercise price of such awards or (iv) the administrator may terminate all outstanding and unexercised awards that provide for participant-elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each participant holding such an award at least 20 days prior to the date of the Change in Control and providing such holders with the opportunity to exercise all outstanding awards held by them.
Adjustments upon Changes in Capitalization. In the event of certain corporate transactions, including a stock split or combination of shares (including a reverse stock split), recapitalization, merger, consolidation, exchange of shares, spin-off, reorganization, or other similar change in our capital structure, the administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the 2022 Plan, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of, outstanding awards, and other provisions affected by such event.
Plan amendment or termination. The administrator has the authority to amend, suspend, or terminate our 2022 Plan; however, amendments, suspensions, and terminations that materially impair the rights of a participant in the 2022 Plan require the consent of such participant, and certain material amendments require the approval of our stockholders. Stock options and stock appreciation rights may not be repriced without stockholder approval.
2021 Plan
Overview; types of awards. The 2021 Plan, as most recently amended effective May 16, 2022, provided for the grant of NSOs, ISOs, restricted stock and restricted stock unit awards and stock appreciation rights to our employees and consultants (and those of our subsidiary corporations), except that ISOs could only be granted to our employees.
Authorized shares. As of June 30, 2025, there were options (including exercised option shares) covering 2,963,258 shares of our nonvoting common stock and 551,988 vested and unvested shares subject to restricted stock awards outstanding under the 2021 Plan. With the adoption of the 2022 Plan, no further awards may be granted under the 2021 Plan. All shares of our nonvoting common stock subject to awards under the 2021 Plan will be converted into shares of our voting common stock in connection with this offering.
Administration. The 2021 Plan may be administered by the compensation committee, the board of directors acting as the compensation committee in certain circumstances, or their delegates, subject to applicable laws. Subject to the terms of the 2021 Plan, the administrator has authority to choose which service providers will receive awards and to determine the terms of awards, construe and interpret the plan and any award or other agreements entered into in connection with the plan, prescribe, amend and rescind rules and regulations relating to the plan and any awards, correct any defect, supply any omission or reconcile any inconsistency in the plan or any award granted under the plan, adopt rules and/or procedures relating to the operation and administration of the plan, and to make all other determinations necessary or advisable for the administration of the plan.
The 2021 Plan provided our Chief Executive Officer with authority to grant NSOs and ISOs, including authority to select the service providers (other than our Chief Executive Officer) to receive such awards and the determination of the number of shares or other consideration subject to such awards, subject to the general purposes, terms and conditions of the plan and certain limitations on the number of shares that may be granted, individually and in the aggregate, by the Chief Executive Officer.
Vesting. Generally, participants may vest in, exercise or receive payment of an award only while providing services to us (or to one of our parent or subsidiary companies) as an employee or consultant.
Transferability. Unless determined otherwise by the administrator, awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.
Corporate Transactions. In the event of a “Corporate Transaction” (as defined above in the section titled “Vesting of Equity Incentive Awards”), any or all outstanding awards may be assumed or replaced by a successor corporation. In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to participants as was provided to stockholders (after taking into account the existing provisions of the awards). The successor corporation may also issue, in place of outstanding shares of the Company held by the participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the participant. In the event such successor refuses to assume, convert, replace or substitute awards, the 2021 Plan provides that all awards will have their vesting accelerate (and any applicable right of repurchase will fully lapse) immediately prior to the Corporate Transaction unless otherwise determined by the compensation committee, and then all such awards will terminate.
Plan amendment or termination. Our board of directors has the authority to amend or terminate the plan; provided, however, that our board of directors will not, without the approval of our stockholders, amend the plan in any manner that requires such stockholder approval; provided further, that a participant’s award shall be governed by the version of the plan then in effect at the time such award was granted.
2013 Employee and Director Plans
The 2013 Employee Plan became effective as of November 15, 2013 and terminated on November 14, 2023. As of June 30, 2025, there were options (including exercised option shares) covering 8,586,140 shares of our nonvoting common stock and 1,701,713 vested and unvested shares subject to restricted stock awards outstanding under the 2013 Employee Plan.
The 2013 Director Plan became effective as of April 19, 2013 and terminated on April 18, 2023. As of June 30, 2025 there were options (including exercised option shares) covering 3,783,406 shares of our nonvoting common stock and 74,874 vested shares subject to restricted stock awards outstanding under the 2013 Director Plan.
No awards were permitted to be granted under the 2013 Employee Plan or the 2013 Director Plan since our adoption of the 2022 Plan in May 2022. All shares of our nonvoting common stock subject to awards under the 2013 Employee Plan and the 2013 Director Plan will be converted into shares of our voting common stock in connection with this offering.
2008 Employee Plan and 2008 Director Plan
The 2008 Employee Plan and 2008 Director Plan became effective as of May 27, 2008 and terminated on May 26, 2018; no awards have been granted under those plans after that date; however, as of June 30, 2025, there were outstanding stock option awards under the 2008 Employee Plan and 2008 Director Plan covering 1,212,849 and 505,977 shares of Series B preferred stock (including exercised option shares), respectively. Shares of our outstanding Series B preferred stock subject to awards under the 2008 Employee Plan and 2008 Director Plan, will be converted into shares of our voting common stock in connection with this offering.
Potential Payments upon Termination or Change in Control
Transaction Incentive Plan
Our Transaction Incentive Plan (“TIP”), which was adopted by our board of directors on May 16, 2022, provides participants with a cash incentive payment based on their allocation of a bonus pool in the event of a “Change in Control” as defined below, provided that such participant either: (i) has not incurred a termination of service as of the day immediately prior to the Change in Control, or (ii) has been terminated without Cause or due to death or disability, in either case, within 75 days prior to the Change in Control. Amounts payable under the TIP must be paid in a lump sum within 30 days of the Change in Control. The TIP may be administered by the compensation committee, our board of directors, or their delegates, subject to applicable laws, and the administrator of the TIP may make payment under the TIP contingent upon the execution of a release of claims in our favor. The bonus pool that our named executive officers may participate in is based on the Transaction Proceeds and Transaction Enterprise Value (both as defined below) as follows:

Total Enterprise Value (in billions)	Bonus Pool
Less than $3.5	None
$3.5 but not $4	1% of Transaction Proceeds
$4 but not $4.5	1.5% of Transaction Proceeds
$4.5 but not $5	2.0% of Transaction Proceeds
$5 but not $5.5	2.5% of Transaction Proceeds
$5.5 but not $6	3% of Transaction Proceeds
$6 +	3.5% of Transaction Proceeds
Our named executive officers are eligible to participate in such bonus pool with the following pool allocations: 24%, Mr. Gallagher, 18%, Mr. Schafer, and 10%, Mr. Brown, in each case, as set forth in their respective TIP Award Agreement. In addition, they are entitled to a tax gross-up payment if any of the payments under the TIP are subject to the excise tax under Section 4999 of the Code.
For purposes of the TIP, the following terms have the meanings ascribed below.
“Cause” has the meaning set forth in a grantee’s employment agreement or similar agreement with the Company or any related entity or, if there is no such agreement or such agreement does not define Cause, it will mean a grantee’s: (i) commission, conviction, or plea of guilty or nolo contendere to a felony or crime of moral turpitude (or the procedural equivalent of the foregoing); (ii) commission (whether by act or omission) of actual or attempted fraud, theft, embezzlement, or any other intentional act that has or could reasonably be expected to have the effect of injuring the business or reputation of the Company or any related entity; (iii) habitual use or abuse of alcohol or use of drugs (other than in accordance with a valid prescription) that inhibits the grantee’s performance of his or her duties to the Company or any of its related entities; (iv) gross negligence or willful misconduct in the performance of the grantee’s duties to the Company or any of its related entities; (v) failure to substantially perform his or her duties or refusal to perform lawful directives of the board of directors or such grantee’s supervisor, if applicable, related to his or her duties, which remains uncured after notice and a reasonable opportunity to cure if curable (such cure period not to exceed five (5) business days) as determined by the board of directors or such supervisor, as applicable; (vi) material breach of any award agreement or any other agreement to which such grantee is a party with the Company or any of its related entities (including without limitation any restrictive covenant agreement), any fiduciary duty owed by the grantee to the Company, or any material written policy of the Company or its related entities; or (vii) other conduct causing or that could reasonably be expected to cause the Company or any of its related entities public disgrace or disrepute.
“Change in Control” means (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership in the Company representing more than

50% of the total combined voting power of all outstanding interests of the Company; (ii) a merger, consolidation, or other similar transaction involving the Company, except for a transaction in which the holders of the outstanding voting interests of the Company immediately prior to the merger, consolidation, or other transaction hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity after such transaction; or (iii) a sale or other disposition of all or substantially all of the assets of the Company. Anything in the foregoing to the contrary notwithstanding, a transaction will not constitute a Change in Control if its sole purpose is to change the legal jurisdiction of the Company’s organization or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s interests immediately before such transaction.
“Total Enterprise Value” means the total enterprise value of the Company and its related entities in connection with a Change in Control, which will be determined by the board of directors in its sole discretion, based on the total purchase price paid for the Company or, in the case of an acquisition of less than all of the equity of the Company, ascribed to the Company, in connection with the Change in Control.
“Transaction Proceeds” means the proceeds received by the Company for distribution to its stockholders in connection with the Change in Control which, for avoidance of doubt, will be after payment of or adjustment for all Debts (as defined below) and obligations of the Company and related entities, and net of all transaction fees, expenses and costs associated with the Change in Control (including, but not limited to, all professionals’ fees and the cost of the awards under the plan). The board of directors will have sole discretion to determine Transaction Proceeds. Without limiting the generality of the foregoing, if such proceeds include stock or other non-cash consideration, or any contingent or delayed consideration not payable as of the Change in Control (e.g., escrows or earn-outs), the board of directors will have sole discretion to determine the extent to which such consideration is included in Transaction Proceeds; provided that amounts paid more than five (5) years following the closing date of the Change in Control may never constitute Transaction Proceeds. “Debts” will be defined as all debt of the Company and its related entities outstanding at the time of the transaction, whether secured or unsecured, but excluding any liabilities related to warrants with puttable shares, put rights on common stock, other redemption requirements relating to equity securities of the Company or margin and security deposits.
Administration; Amendment and Termination. The TIP is administered by our board of directors or our compensation committee. Subject to any constraints imposed by applicable laws, the administrator may delegate ministerial, non-discretionary functions to our or a related entity’s employees, or officers or to other third parties. The administrator has full authority and discretion to determine the service providers to whom awards shall be made, the award percentage assigned to such grantee, and the terms, limitations, restrictions, conditions and provisions of each award. Subject to the provisions of the plan, the administrator has full authority and discretion to interpret the plan; to prescribe, adopt, amend and rescind administrative guidelines and other rules, procedures and regulations relating to the plan; to amend the terms of any outstanding award agreement; to amend, suspend, or terminate the plan; and to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the plan.
Severance Benefits
Please see the descriptions of the severance benefits our named executive officers may become entitled to pursuant to their employment agreements with the Company under the section titled “Employment Agreements with our Named Executive Officers.”
Other Benefit Plans
Retirement Plan
Our named executive officers are eligible to participate in our 401(k) plan on the same basis as our other eligible employees. We currently make discretionary matching contributions into the 401(k) plan on behalf of our participants, matching 50% of eligible contributions up to the first 6% of compensation. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.

Health and Welfare Plans
Our named executive officers are eligible to participate in our health and welfare benefit plans, including our medical, dental, vision, disability and life insurance plans, on the same basis as our other eligible employees as well as supplemental life and disability insurance as disclosed in the above Summary Compensation Table. We subsidize a portion of the cost of such coverages; the amount varies depending on the coverage elected.
Non-Plan Restricted Shares
The Company has from time to time granted restricted stock awards of our common stock to selected employees, consultants and other service providers other than under the Prior Stock Incentive Plans or the 2022 Plan in respect of services provided to the Company by such individuals or entities. As of June 30, 2025, there were outstanding 759,310 shares issued to three employees and four entities subject to such restricted stock awards, 714,310 of which will vest and restrictions lapse upon effectiveness of the registration statement and the remaining 37,500 and 7,500 of which will respectively vest and restrictions lapse on January 2, 2026 and 180 days following effectiveness of the registraton staetement (after giving effect to our Reverse Stock Split), in each case, subject to the applicable service provider’s continued service through such vesting date.
Director Compensation Table
The below-presented and described director compensation program reflects the Company’s needs through our recent growth history as a private company. In preparation for, and immediately following, this offering, we anticipate evaluating, designing, and implementing a director compensation program that will serve our needs as a publicly traded company. The new director compensation program may be different both in structure and in magnitude from that presented below.
The following table sets forth information concerning the compensation awarded to, earned by or paid to directors who served on our board of directors (“MIH Board”) in 2024, are non-employees of the Company and meet other eligibility criteria to be compensated by the Company for their services as members of the MIH Board, its committees and the boards and committees of our subsidiaries (“Compensated Directors”), during the fiscal year ended December 31, 2024. During 2024, each of Mr. Gallagher, our Chief Executive Officer, and Mr. Schafer, our Executive Vice President and Chief Information Officer, served as a member of the MIH Board and received no additional compensation for their service as members on the MIH Board. Mr. Gallagher’s and Mr. Schafer’s compensation for 2024 is presented in the Summary Compensation Table above. In addition to Mr. Gallagher and Mr. Schafer, we had 13 MIH Board directors who did not qualify as Compensated Directors and were not compensated for their services as members of the MIH Board, its committees or the boards and committees of our subsidiaries during 2024.

Name(1)	Fees earned or paid in cash ($)(2)	Option awards ($)(3)	Total ($)
Michael P. Ameen(4)	200,000		200,000
Albert M. Barro, Jr.(5)	70,000		70,000
Kurt Eckert(6)	326,500	117,500	444,000
William W. Hopkins(5)	70,000		70,000
Thomas J. Kelly, Jr.(7)	120,625		120,625
Lisa Moore(8)	140,000	30,000	170,000
Robert D. Prunetti(9)	462,708	95,000	557,708
Mark F. Raymond(10)	80,000		80,000
Cynthia Schwarzkopf(11)	277,500	35,000	312,500
Paul V. Stahlin(12)	100,000		100,000
J. Gray Teekell(13)	185,000		185,000

__________________
(1)None of Talal Jassim Al-Bahar, Abdulwahab Ahmad Al-Nakib, Lee Becker, John Beckelman, Barry J. Belmont, Ricardo Blach, Christopher D. Brady, Khaled Magdy El-Marsafy, Paul Kotos, Mark I. Massad, Jack G. Mondel (employee-director), William J. O’Brien III or Jassem Hassan Zainal were Compensated Directors during 2024.
(2)The amounts shown in this column represent fiscal year 2024 cash payments for board and committee retainers.
(3)The amounts shown represent the grant date fair values of option awards granted in 2024 under our 2022 Plan as computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). Please refer to Note 18 “Share-Based Compensation” to the consolidated financial statements for the year ended December 31, 2024 included elsewhere in this prospectus for a discussion of additional assumptions used in calculating the grant date fair value. The options generally vested as to 50% of the underlying shares on June 30, 2024 and as to 25% of the underlying shares on each of September 30, 2024 and December 31, 2024. All options had vested as of December 31, 2024 and are described in the following footnotes (3) through (12), as applicable.
(4)The amounts shown are attributable to service on the MIH Board ($50,000, plus an additional $20,000 cash), MIH audit committee ($10,000), MIAX board of directors ($50,000, plus an additional $20,000 cash), MIAX audit committee ($10,000), MIAX Sapphire board of directors ($25,000, plus an additional $10,000 cash) and MIAX Sapphire audit committee ($5,000).
(5)The amounts shown are attributable to service on the MIH Board ($50,000, plus an additional $20,000 cash).
(6)The amounts shown are attributable to service on the MIH Board ($50,000, plus an additional $20,000 cash), MIH risk committee ($10,000), MIAX board of directors ($50,000, plus an additional $20,000 cash), MIAX appeals committee ($5,000), MIAX quality of markets committee ($5,000), MIAX technology committee ($10,000), MIAX Pearl board of directors ($25,000, plus an additional $10,000 cash), MIAX Pearl appeals committee ($2,500), MIAX Pearl technology committee ($5,000), MIAX Emerald board of directors ($25,000, plus an additional $10,000 cash), MIAX Emerald appeals committee ($2,500), BSX council ($60,000, paid in stock options with equivalent grant date value), MIAX Futures board of directors ($47,500 pro rata from appointment, paid in cash and $27,500 pro rata from appointment, paid in stock options with equivalent grant date value), MIAX Futures risk committee ($2,000), MIAX Futures regulatory oversight committee ($2,000) and MIAXdx board of directors ($25,000, paid in cash and $30,000 , paid in stock options with equivalent grant date value).
(7)The amounts shown are attributable to service on the MIH Board ($50,000, plus an additional $20,000 cash), MIH compensation committee ($10,000), MIH legislative advisory committee ($7,500), MIAX nominating committee (Chair) ($15,000), MIAX Pearl nominating committee (Chair) ($7,500), MIAX Emerald nominating committee (Chair) ($7,500) and MIAX Sapphire nominating committee (Chair) ($3,125 pro rata from appointment).
(8)The amounts shown are attributable to service on the MIH Board ($50,000, plus an additional $20,000 cash), MIH risk committee (Chair) ($20,000) and MIAXdx board of directors ($50,000, paid in cash and $30,000, paid in stock options with equivalent grant date value).
(9)The amounts shown are attributable to service on the MIH Board ($50,000, plus an additional $20,000 cash), MIH audit committee ($10,000), MIH legislative advisory committee ($7,500), MIAX board of directors ($50,000, plus an additional $20,000 cash), MIAX audit committee (Chair) ($20,000), MIAX risk management committee (Chair) ($20,000, plus an additional $10,000 cash), MIAX compensation committee ($10,000), MIAX options allocation committee ($10,000), MIAX quality of markets committee ($5,000), MIAX Pearl board of directors ($25,000, plus an additional $10,000 cash), MIAX Pearl audit committee (Chair) ($10,000), MIAX Pearl risk management committee (Chair) ($10,000, plus an additional $5,000 cash), MIAX Pearl compensation committee ($5,000), MIAX Emerald board of directors ($25,000, plus an additional $10,000 cash), MIAX Emerald audit committee (Chair) ($10,000), MIAX Emerald compensation committee (Chair) ($10,000), MIAX Emerald options allocation committee ($5,000), MIAX Emerald risk management committee (Chair) ($10,000, plus an additional $5,000 cash), MIAX Sapphire board of directors ($25,000, plus an additional $10,000 cash), MIAX Sapphire audit committee (Chair) ($10,000), MIAX Sapphire risk management committee (Chair) ($10,000, plus an additional $5,000 cash), MIAX Sapphire compensation committee (Chair) ($4,167 pro rata from appointment), MIAX Sapphire quality of markets committee ($1,042 pro rata from appointment), BSX council ($35,000 pro rata from appointment, paid in stock options with equivalent grant date value), MIAXdx board of directors ($25,000, paid in cash and $30,000, paid in stock options with equivalent grant date value) and Dorman Trading board of directors ($30,000, paid in stock options with equivalent grant date value).
(10)The amounts shown are attributable to service on the MIH Board ($50,000, plus an additional $20,000 cash) and MIH compensation committee ($10,000).
(11)The amounts shown are attributable to service on the MIH Board ($50,000, plus an additional $20,000 cash), MIAX board of directors ($50,000, plus an additional $20,000 cash), MIAX compensation committee ($10,000), MIAX options allocation committee ($10,000), MIAX quality of markets committee ($5,000), MIAX technology committee ($10,000), MIAX Pearl board of directors ($25,000, plus an additional $10,000 cash), MIAX Pearl as Lead Director ($30,000), MIAX Pearl audit committee ($10,000), MIAX Pearl compensation committee (Chair) ($10,000), MIAX Pearl quality of markets committee ($2,500), MIAX Emerald nominating committee ($10,000), MIAX Emerald options allocation committee ($5,000) and BSX council ($35,000 pro rata from appointment, paid in stock options with equivalent grant date value).
(12)The amounts shown are attributable to service on the MIH Board ($50,000, plus an additional $20,000 cash), MIH audit committee (Chair) ($20,000) and MIH risk committee ($10,000).
(13)The amounts shown are attributable to service on the MIH Board ($50,000, plus an additional $20,000 cash), MIH compensation committee ($10,000), MIAX board of directors ($50,000, plus an additional $20,000 cash), MIAX compensation committee (Chair) ($20,000), MIAX quality of markets committee ($5,000) and MIAX technology committee ($10,000).

The following table shows the aggregate number of stock options and shares of restricted stock held as of December 31, 2024 by each non-employee director who served on our board of directors during 2024 and held outstanding options or restricted shares as of December 31, 2024 (after giving effect to our Reverse Stock Split):

Name(1)	Options Outstanding at Fiscal Year End	Restricted Shares Outstanding at Fiscal Year End
Michael P. Ameen	160,433
Albert M. Barro, Jr.	100,457	—
John Beckelman	26,667	—
Kurt Eckert	187,568	125,000
William W. Hopkins	69,207	—
Thomas J. Kelly, Jr.	99,344
Lisa Moore	6,376
Robert D. Prunetti	309,316
Mark F. Raymond	118,436
Cynthia Schwarzkopf	189,810
Paul V. Stahlin	126,729	—
J. Gray Teekell	152,211
__________________
(1)None of the following non-employee directors and former directors held any outstanding equity awards as of December 31, 2024: Talal Jassim Al-Bahar, Abdulwahab Ahmad Al-Nakib, Lee Becker, Barry J. Belmont, Ricardo Blach, Christopher D. Brady, Khaled Magdy El-Marsafy, Paul Kotos, Mark I. Massad, William J. O’Brien III or Jassem Hassan Zainal.
Director Compensation
Our board of directors approved compensation for members of our board of directors and committee members as well as those of our MIAX Exchange and other subsidiaries (the “Director and Committee Fee Compensation”) for 2024 as described below. As described above, only the Compensated Directors, who are directors and board committee members who are non-employees of the Company and meet other eligibility criteria may receive Director and Committee Fee Compensation. MIH Director and Committee Fee Compensation for 2024 was as follows: $50,000 per annum for MIH director service, $10,000 per annum for serving as a member of the MIH audit committee ($20,000 if a committee chair), $10,000 per annum for serving as a member of the MIH compensation committee ($20,000 if a committee chair), $10,000 per annum for serving as a member of the MIH risk committee ($20,000 if a committee chair) and $7,500 per annum for serving as a member of the MIH legislative advisory committee.
MIH directors also received $50,000 per annum for their service on our MIAX, MIAX Pearl, MIAX Emerald and MIAX Sapphire subsidiary boards, plus $30,000 per annum for service as a Lead Director, as applicable, and varying cash fees for their MIAX, MIAX Pearl, MIAX Emerald, and MIAX Sapphire committee service as applicable, with the amount of committee fee based upon the particular committee served, provided, however, that members who served in the same capacity for more than one exchange board or committee were paid the full rate for their service on the first exchange board or committee and half of the full rate for their service in the same capacity on the additional exchange board(s) or committee(s).
Additionally, MIH and MIAX returning directors received an additional $20,000 ($10,000 in the case of board service on an additional exchange board), payable in cash annually in each year following their first year of director service.
MIH directors also received the following compensation for their service on our BSX, Dorman Trading, MIAX Futures, and MIAXdx subsidiary boards, as applicable. For BSX, $60,000 in grant date value of MIH stock options. For Dorman Trading, $30,000 in grant date value of MIH stock options. For MIAX Futures, $40,000 in cash for the first quarter of 2024, increased to $50,000 in the second quarter of 2024, $30,000 in grant date value of MIH stock options and $500 per MIAX Futures risk committee and/or regulatory oversight committee meeting attended for members of such committees. For MIAXdx, $50,000 in cash (or $25,000, for directors who serve on another MIH subsidiary exchange board) and $30,000 in grant date value of MIH stock options. Stock options are to purchase our common stock under our 2022 Plan, generally vested (i) as to 50% of the underlying shares on June 30, 2024, and as to 25% of the underlying shares on each of September 30, 2024 and December 31, 2024 for options granted on or before June 30, 2024 or (ii) as to 50% of the underlying shares on each of September 30, 2024 and December 31, 2024 for options granted after June 30, 2024, and have a term of 10 years.
Directors are also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors or committees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions we have entered into since January 1, 2022, and any currently proposed transactions, to which we were or are expected to be a participant in which (i) the amount involved exceeded or will exceed $120,000 and (ii) any of our executive officers, directors, or holders of more than 5% of any class of our voting securities, or any affiliate or member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than the compensation and other arrangements we describe under “Executive and Director Compensation.”
Transactions with Greater than 5% Holders (Current and Former) and Related Parties
Trading Activity with Exchange Members
Certain beneficial owners and former beneficial owners of more than 5% of our common stock during the period since January 1, 2022 are or have been our customers, including Citadel Securities Principal Investments LLC (“Citadel Securities”), Strategic Investments I, Inc. (“SII”), an affiliate of Morgan Stanley & Co. LLC, Susquehanna Securities, LLC (“Susquehanna Securities”) and Wolverine Holdings, LP (“Wolverine”). For ownership interests of certain of these entities in our Company immediately prior to this offering, see “Principal Stockholders.”
We receive revenues and incur cost of revenues related to trading and membership activity on our markets by these parties. These fees are assessed pursuant to our published fee schedules. In addition, we pass along Section 31 fees, which are calculated based on a rate set by the SEC, to customers and recognize an equivalent amount as revenue.
The aggregate revenues and cost of revenues that we received from these parties, each excluding pass-through Section 31 fees, are summarized in the tables below. Such fees and payments have at all times been on terms no more favorable than those to other customers.

Six Months Ended June 30,
(in thousands)	2025
Transaction and clearing fees	$222,342
As a percentage of transaction and clearing fees	41.2%
Access fees	$22,279
As a percentage of access fees	44.4%
Market data fees	$1,235
As a percentage of market data fees	6.2%
Other revenue	$—
As a percentage of other revenue	—%
Total revenues	$245,856
As a percentage of total revenues	39.7%

Six Months Ended June 30,
(in thousands)	2025
Liquidity payments	$238,905
As a percentage of liquidity payments	61.3%
Brokerage, clearing, and exchange fees	$2,233
As a percentage of brokerage, clearing, and exchange fees	7.2%
Total cost of revenues	$241,138
As a percentage of total cost of revenues	57.0%

	Year Ended December 31,
(in thousands)	2024	2023	2022
Transaction and clearing fees	$360,947	$345,455	$328,713
As a percentage of transaction and clearing fees	38.5%	39.3%	49.8%
Access fees	$39,767	$40,062	$34,342
As a percentage of access fees	44.4%	45.5%	55.4%
Market data fees	$1,246	$1,189	$1,098
As a percentage of market data fees	3.7%	3.9%	3.9%
Other revenue	$1	$—	$—
As a percentage of other revenue	0.0%	0.0%	0.0%
Total revenues	$401,961	$386,706	$364,153
As a percentage of total revenues	37.3%	38.2%	47.9%

	Year Ended December 31,
(in thousands)	2024	2023	2022
Liquidity payments	$412,261	$366,303	$330,661
As a percentage of liquidity payments	56.7%	51.0%	60.6%
Brokerage, clearing, and exchange fees	$4,566	$4,015	$5,311
As a percentage of brokerage, clearing, and exchange fees	6.7%	7.3%	36.4%
Equity rights program	$—	$1,250	$420
As a percentage of equity rights program	—%	27.2%	14.1%
Total cost of revenues	$416,827	$371,568	$336,392
As a percentage of total cost of revenues	52.0%	47.6%	59.7%
ERP Transactions
Warrants Issued under ERP-V Program
During September 2020, we issued to Citadel Securities, SII and Susquehanna Securities, who were each, at the time, greater than 5% stockholders, warrants to purchase a number of shares of our common stock at an exercise price of $5.50 per share in exchange for the payments described below, representing prepaid exchange fees applicable to MIAX Pearl Equities in connection with our ERP V Program. The warrants were subject to vesting during the term of ERP V between September 2020 and June 2024 upon fulfillment of certain performance criteria under our ERP V Program. The table below includes the number of shares of common stock issuable upon exercise of the warrants issued to each of the greater than 5% stockholders upon the closing of ERP V and the total purchase price paid by the stockholder for such warrants.

Name	Maximum Number of shares of common stock issuable upon exercise of warrants	Total Purchase Price Paid
Citadel Securities	864,326	$4,000,000
SII	216,082	$1,000,000
Susquehanna Securities	648,245	$3,000,000

ERP II Warrant Exercises
During January 2022, the following stockholders, who were at the time of exercise greater than 5% stockholders, exercised warrants acquired and vested under our ERP II Program to purchase shares of our common stock for the aggregate exercise prices described in the table below.

Name	Number of shares of common stock issued upon exercise of warrants	Aggregate Exercise Price
Citadel Securities	1,085,686	$1,804,778
SII	2,231,644 (including 331,218 shares of nonvoting common stock)	208,207 shares of common stock surrendered pursuant to cashless exercise
Susquehanna Securities	1,228,613	$2,042,373
Wolverine	1,713,898	$2,849,080
ERP III Warrant Exercises
During June 2024, the following stockholders, who were at the time of exercise greater than 5% stockholders, exercised warrants acquired and vested under our ERP III Program to purchase shares of our common stock for the aggregate exercise prices described in the table below.

Name	Number of shares of common stock issued upon exercise of warrants	Aggregate Exercise Price
Citadel Securities	405,139	$1,221,292
Susquehanna Securities	175,294	29,058shares of common stock surrendered pursuant to cashless exercise
Wolverine	389,141	64,506 shares of common stock surrendered pursuant to cashless exercise

ERP IV Warrant Exercises
During April 2025, the following stockholders, who were at the time of exercise greater than 5% stockholders, exercised warrants acquired and vested under our ERP IV Program to purchase shares of our common stock for the aggregate exercise prices described in the table below.

Name	Number of shares of common stock issued upon exercise of warrants	Aggregate Exercise Price
Citadel Securities	560,985	$1,852,685
Wolverine	437,525	70,979 shares of common stock surrendered pursuant to cashless exercise
ERP I and II Put Exercises by SII
In 2020, we received a put notice (the “2020 Put Exercise”) from SII to redeem 984,842 shares of common stock acquired by SII pursuant our ERP I Program in exchange for a $14.2 million cash payment. We elected to defer payment and paid one-third of the balance ($4.7 million) on February 25, 2021, the put closing date, with the remaining two payments to be made on each of the two succeeding calendar year anniversaries of such put closing date. On or about February 23, 2022, SII withdrew the 2020 Put Exercise with respect to 328,281 shares totaling $4.7 million subject to the second installment due on February 25, 2022. On or about February 25, 2023, we made the final one-third installment payment in the amount of $4.7 million.
In 2021, we received a second put notice from SII to redeem the remaining 109,427 shares of common stock acquired pursuant to our ERP I Program for a cash payment of $1.9 million (the “2021 Put Exercise”). We elected to defer payment and paid one-third of the balance ($0.63 million) on February 4, 2022, the put closing date, with the remaining two payments to be made on each of the succeeding calendar year anniversaries of such put closing date. During May and June 2022, SII transferred all remaining shares subject to the 2021 Put Exercise to third parties, which extinguished our obligation to fund all remaining amounts due to SII pursuant to the 2021 Put Exercise.
In September 2023, we received the September 2023 Put Notice from SII to redeem all 1,900,427 shares of common stock and all 331,218 shares of nonvoting common stock acquired by SII pursuant to ERP II for a cash payment totaling $44.1 million. We notified SII of our election to defer payment, with one-third of the put obligation of $14.7 million due and payable on January 17, 2024, the put closing date, with the remaining two payments of $14.7 million each to be made on each of the two succeeding calendar year anniversaries of the put closing date.
On or about December 28, 2023, SII sold 506,432shares of the 2,231,645 shares subject to the September 2023 Put Notice to another ERP participant. As a result of such sale, the net total number of shares subject to the September 2023 Put Notice was 1,725,213, reducing the aggregate put price to $34.1 million with one-third of the put obligation of $11.4 million due and payable on January 17, 2024, and the remaining two payments of $11.4 million each to be made on each of the two succeeding calendar year anniversaries of the put closing date. In January 2024, we elected to defer payment of the first installment of the put obligation of $11.4 million. In accordance with such election, two-thirds of the put price or $22.7 million was due on January 17, 2025 (the “September 2023 Put First Closing Date”), the first anniversary of the put closing date, with the remaining payment of $11.4 million due on January 17, 2027, the third anniversary of the put closing date. Prior to the September 2023 Put First Closing Date, in January 2025, SII agreed to extend the September 2023 Put First Closing Date until February 24, 2025. On or about February 21, 2025, SII sold 1,150,142 shares subject to the September 2023 Put Notice to another ERP participant. As a result of such sale, the net total number of shares subject to the September 2023 Put Notice is 575,071, reducing the aggregate put price to $11.4 million, with such amount due on the September 2023 Put Second Closing Date.

Waiver and Termination of ERP Put Rights
In December 2023, we (i) issued to Citadel Securities 131,576 shares of our common stock as consideration for Citadel Securities’ waiver and termination of its ERP put right with respect to 3,371,620 shares of our common stock, and (ii) paid to Wolverine $2,388,088 as consideration for Wolverine’s waiver and termination of its ERP put right with respect to 2,985,110 shares of our common stock.
Loan Transaction with Wolverine
In December 2023, Wolverine made a loan to us in the principal amount of $1,518,559. Such loan bears interest at a rate of 8% per annum which is payable in cash or in shares of our common stock at a rate of $20.50 per share at Wolverine’s election and matures in December 2026. As partial consideration for making such loan, we issued to Wolverine a warrant to purchase up to 7,408 shares of our common stock which has a three year term and an exercise price of $20.50 per share. As of June 30, 2025, $1,518,559 in principal remained outstanding under such loan and we had paid interest to Wolverine totaling $130,138.
Transactions with Citadel Securities
In December 2023, Citadel Securities acquired 92,611 shares of our common stock at a purchase price of $20.50 per share for a total purchase price of $1,898,526. In connection with that transaction, we issued to Citadel Securities a warrant to purchase up to 9,261 shares of our common stock, which has a three year term and an exercise price of $20.50 per share.
Effective as of June 30, 2025, we entered into an exchange agreement with Citadel Securities pursuant to which Citadel Securities surrendered and we canceled and retired 5,887,286 shares of our common stock and 331,218 shares of our non-voting common stock in exchange for a pre-funded warrant to purchase up to 6,218,504 shares of our common stock, which has a perpetual term, an exercise price equal to $0.002 per share and a cashless exercise feature.
Loan Transaction with Warburg Pincus and its affiliates
In August 2024, the Warburg Affiliates made the 2029 Senior Secured Term Loan to us in the principal amount of $100,000,000 (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations — 2029 Senior Secured Term Loan”). The 2029 Senior Secured Term Loan bears interest at a rate of 12.90% per annum, is payable in cash and matures in August 2029. As partial consideration for making the 2029 Senior Secured Term Loan, we issued to the Warburg Affiliates warrants to purchase up to 2,277,338 and 1,518,226 shares of our common stock with an exercise price equal to $7.15 and $8.55 per share, respectively, with an expiration date of August 21, 2032. As of June 30, 2025, $100,000,000 in principal remained outstanding under the 2029 Senior Secured Term Loan and we had paid interest to the Warburg Affiliates totaling $11,144,166.
In June 2025, the Warburg Affiliates and we entered into Amendment No. 1 to the 2029 Senior Secured Loan Agreement pursuant to which the Warburg Affiliates made an incremental term loan to us in the aggregate principal amount of $40,000,000 (the “Incremental Term Loan”) on substantially the same terms as the 2029 Senior Secured Term Loan. The Incremental Term Loan bears interest at a rate of 12.90% per annum, is payable in cash and matures in August 2029. A portion of the proceeds from the Incremental Term Loan was used to fund the purchase price of the TISE Acquisition. In connection with the Incremental Term Loan, we pledged to the Warburg Affiliates all of our equity interests in our wholly-owned subsidiary MIH East. As of June 30, 2025, $40,000,000 in principal remained outstanding under the Incremental Term Loan and we had paid interest to the Warburg Affiliates totaling $243,667.
Transactions with Murray Stahl and Related Parties
Murray Stahl, a greater than 5% stockholder during the past three years and one of our directors, is the Chief Executive Officer of FRMO Corp. and Chairman and Chief Executive Officer of Horizon Kinetics, LLC (“Horizon Kinetics”), the investment manager, with contractual voting and dispositive power, over the following funds (the “Funds”): South LaSalle Partners, LP (“SLP”); FRMO Corp.; The Internet Portfolio; Market Opportunities

Portfolio; Polestar Fund, LP; RENN Fund, Inc.; Polestar Offshore Fund, Ltd., Horizon Kinetics Equity Opportunities Fund — Class M (the “HK Class M Fund”), Horizon Kinetics Equity Opportunities Fund — Class ME (the “HK Class ME Fund”) and Global Exchange LP.
In July 2021, the HK Class M Fund made a convertible loan to us in the principal amount of $46,100,000 (the “HK Class M Fund Loan”). The HK Class M Fund Loan bore interest at a rate of 10% per annum, was convertible, along with accrued but unpaid interest, into shares of our common stock at a price of $18.00 per share and matured in July 2024. In May 2024, the Company and HK Class M Fund amended the HK Class M Fund Loan pursuant to which HK Class M Fund agreed to convert all outstanding principal and interest for the period beginning January 1, 2024 through the maturity date of the HK Class M Fund Loan into shares of our common stock at the conversion price of the HK Class M Fund Loan (the “HK Class M Fund Loan Conversion”). In connection with the HK Class M Fund Loan Conversion, we issued 2,709,866 shares of our common stock to HK Class M Fund in consideration of the repayment of all outstanding principal and interest totaling $48,777,589. Prior to the HK Class M Fund Loan Conversion, we paid interest to HK Class M Fund totaling $11,177,671.
In October 2023, the HK Class ME Fund acquired 389,264 shares of our common stock at a purchase price of $20.50 per share for a total purchase price of $7,980,004. In connection with this transaction, we issued to the HK Class ME Fund a warrant to purchase up to 38,927 shares of our common stock which has a three year term and an exercise price of $20.50 per share.
In November 2023, SLP acquired 248,781 shares of our common stock at a purchase price of $20.50 per share for a total purchase price of $5,100,000. In connection with this transaction, we issued to SLP a warrant to purchase up to 24,878shares of our common stock which has a three year term and an exercise price of $20.25 per share.
In February 2024, SLP acquired 275,610shares of our common stock at a purchase price of $20.50 per share for a total purchase price of $5,650,000. In connection with this transaction, we issued to SLP a warrant to purchase up to 27,561 shares of our common stock which has a three year term and an exercise price of $20.50 per share.
In June 2024, we entered into a financial advisory services agreement with Horizon Kinetics. During August 2024, as consideration for the financial advisory services provided by Horizon Kinetics, we issued to HK Class M Fund, as the designee of Horizon Kinetics, a warrant to purchase up to 137,500 shares of our common stock, which has a three year term, an exercise price of $20.00 per share and a cashless exercise feature.
Transactions with Timur Tillyaev and Related Parties
At certain times during the past three years until December 2023, Timur Tillyaev was a greater than 5% stockholder by virtue of investments made in his individual capacity and through Greenmont Fintech Limited, f/k/a Alboraya Holdings Ltd. (“AHL”) and Securtrade DMCC (“Securtrade”), entities beneficially owned by Mr. Tillyaev. In addition, Ricardo Blach, one of our former directors, served as director of AHL until December 2023.
In December 2020, AHL made a loan to us in the principal amount of $5,000,000. The loan bears interest at a rate of 9.5% per annum, is convertible, together with accrued but unpaid interest, into shares of our common stock at a price of $16.00 per share and matures in December 2025. AHL assigned this loan to Mr. Tillyaev in December 2023. Prior to AHL’s assignment of this loan, for the period beginning January 2022 through December 2023, we paid interest to AHL totaling $1,211,574, of which $974,726 was paid in cash and $236,848 was paid in the form of 14,803 shares of our common stock upon the election of AHL.
In October 2021, Mr. Tillyaev, in his individual capacity, made a convertible loan to us in the principal amount of $2,000,000. The loan bore interest at a rate of 10% per annum and was converted, together with accrued but unpaid interest, into shares of our common stock at a price of $18.00 per share during March 2024. Prior to Mr. Tillyaev ceasing to be a greater than 5% stockholder, we paid interest to Mr. Tillyaev totaling $345,753.
In November 2023, we and Mr. Tillyaev and Securtrade extended an aggregate of 1,462,842 warrants to purchase shares of our common stock set to expire in December 2023 for a four-year period for an aggregate consideration of $535,400.

Transactions with Directors (Current and Former) and Related Parties
Transactions with Paul Kotos and Related Parties
In August 2016, we entered into an Amended and Restated Consulting Agreement (the “CI Agreement”) with Capital Investing, LLC (“CI”). Paul Kotos, one of our former directors, is the sole member and Manager of CI. Pursuant to the CI Agreement, between January 1, 2022 and February 28, 2025, we paid advisory fees to CI totaling $1,710,000 (including $540,000 paid during 2022, $540,000 during 2023, $540,000 during 2024 and $90,000 as of February 28, 2025) in addition to the compensation described below.
In March 2022, the CI Agreement was amended (the “March 2022 Amendment”) to provide for additional advisory services not previously contemplated under the CI Agreement, including management, research and strategy development services, with respect to our current investment portfolio and potential investment opportunities in the future. Pursuant to the March 2022 Amendment, we paid fees to CI in the amount of $425,000.
In August 2022, the CI Agreement was further amended (the “August 2022 Amendment”) to provide for additional advisory services with respect to stockholder ownership and holdings not previously contemplated under the CI Agreement. Pursuant to the August 2022 Amendment, we paid fees to CI in the amount of $375,000.
In March 2023, the CI Agreement was further amended (the “March 2023 Amendment”) to provide for additional advisory services with respect to stockholder relations in connection with the IPO not previously contemplated under the CI Agreement. Pursuant to the March 2023 Amendment, we paid fees to CI in the amount of $425,000.
In December 2023, the CI Agreement was further amended (the “December 2023 Amendment”) to provide for additional financing-related advisory services. Pursuant to the December 2023 Amendment, we paid fees to CI in the amount of $275,000. Additionally, pursuant to the December 2023 Amendment, we extended the exercise term for a two-year period of an aggregate of 300,000 warrants previously issued to Mr. Kotos individually or jointly to Mr. Kotos and his spouse, and extended the term of the CI Agreement for an additional year.
In July 2024, the CI Agreement was further amended (the “July 2024 Amendment”) to provide for additional debt consulting services. Pursuant to the July 2024 Amendment, we paid fees to CI in the amount of $425,000.
For information regarding warrant exercises by Mr. Kotos and his related parties see “Exercises of Warrants by Directors and Related Parties” below.
Transactions with John Beckelman and Related Parties
We have entered into a number of financial advisory services agreements with PSC an underwriter for this offering, as described below. John Beckelman, one of our directors, is a Managing Director of PSC.
September 2022 PSC Financial Services Agreement
In September 2022, we entered into an independent financial advisory services agreement with PSC in connection with the Dorman Trading Transaction. As consideration for the financial advisory services provided by PSC, we paid fees to PSC in the amount of $500,000 at the closing of the Dorman Trading Transaction, in October 2022.
April 2023 PSC Financial Services Agreement
In April 2023, we entered into an independent financial advisory services agreement with PSC in connection with our acquisition of MIAXdx. As consideration for the financial advisory services provided by PSC, we paid fees to PSC in the amount of $650,000 at the closing of the MIAXdx acquisition in May 2023.
August 2024 PSC Financial Services Agreement
In August 2024, we entered into an independent financial advisory services agreement with PSC in connection with the 2029 Senior Secured Term Loan. As consideration for the financial advisory services provided by PSC, we paid fees to PSC in the amount of (i) $4,375,000 in August 2024 at the closing of the 2029 Senior Secured Term Loan and (ii) $1,750,000 in June 2025 at the closing of the Incremental Term Loan.
Transactions with Mark Massad and Related Parties
In February 2025, we entered into an advisory services agreement (the “OneDigital Agreement”) with OneDigital Investment Advisors LLC (“OneDigital”) pursuant to which OneDigital agreed to provide certain accounting-related advisory services with respect to TISE. As consideration for the advisory services to be provided by OneDigital, we paid fees to OneDigital in the amount of $300,000. Mark Massad, one of our directors, is the Senior Managing Director Corporate Advisory of KB Financial Companies, LLC, a OneDigital company.
Transactions with Jassem Zainal and Talal Al-Bahar and Related Parties
Convertible Loan Transaction with Arzan Financial Group for Financing & Investment K.P.S.C.
Jassem Zainal, one of our former directors, and Talal Al-Bahar, one of our directors, are the Chief Executive Officer and Chairman, respectively, of Arzan Financial Group for Financing & Investment K.P.S.C. (“Arzan”). In August 2021, Arzan made a convertible loan to us in the principal amount of $1,800,000 (the “Arzan Loan”). The Arzan Loan bore interest at a rate of 10% per annum, was convertible, along with accrued but unpaid interest, into shares of our common stock at a price of $18.00 per share and matured in August 2024. In March 2024, the Company and Arzan amended the Arzan Loan pursuant to which Arzan agreed to convert all outstanding principal and interest for the period beginning January 1, 2024 through the maturity date of the Arzan Loan into shares of our common stock at the conversion price of the Arzan Loan (the “Arzan Loan Conversion”). In connection with the Arzan Loan Conversion, we paid principal and interest to Arzan totaling $1,907,507 through the issuance of 105,973 shares of our common stock. Prior to the Arzan Loan Conversion, we paid interest to Arzan totaling $433,479 through the issuance of 24,083 shares of our common stock.
March 2023 Stockholder Services Agreement with Arzan
In March 2023, we entered into a stockholder services agreement with Arzan for certain stockholder-related services. As consideration for the stockholder services to be provided by Arzan, we issued to Arzan a warrant to purchase up to 750,000 shares of our common stock at an exercise price of $20.00 per share which will vest upon the provision of services by Arzan pursuant to the stockholder services agreement.
Transactions with Lee Becker and Related Parties
Lee Becker, one of our directors, is a Managing Director of Warburg Pincus LLC. In August 2024, MIH entered into the 2029 Senior Secured Term Loan with the Warburg Affiliates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations — 2029 Senior Secured Term Loan.” In connection with the closing of the 2029 Senior Secured Term Loan, Mr. Becker was appointed as the designee of Warburg Pincus to the MIH Board of Directors. We have agreed with Mr. Becker that he will continue to serve as our director during the current term, following the repayment of the 2029 Senior Secured Term Loan with proceeds from this offering.

Exercises of Series B Stock Options by Directors and Related Parties
The following table describes certain purchases of shares of Series B preferred stock by our current and former directors or their immediate family members from January 1, 2022 through June 30, 2025 through the exercise of stock options previously granted to these directors under our 2008 Director Plan, except as noted below.

Name	Number of Shares of Series B Preferred Stock Purchased	Aggregate Purchase Price
Michael P. Ameen(1)	20,000	$200,000
Michael P. Ameen(1)	20,000	$200,000
Albert M. Barro, Jr.(1)	13,333	$100,000 and the surrender of 4,166 shares pursuant to cashless exercise
William J. O’Brien IV(2)	17,500	$175,000
Robert D. Prunetti(1)	13,750	$137,500
Dominique Prunetti-Miller(3)	4,742	7,258 shares surrendered pursuant to cashless exercise
Mark F. Raymond	17,500	$175,000
Paul V. Stahlin	10,000	15,000 shares surrendered pursuant to cashless exercise
Byrum Teekell(4)	17,500	$175,000
Christopher L. Whittington(5)	13,333	$100,000 and the surrender of 4,166 shares pursuant to cashless exercise
__________________
(1)Michael P. Ameen, Albert M. Barro, Jr. and Robert D. Prunetti are former MIH directors.
(2)William J. O’ Brien IV is a MIAX Pearl director and the son of William J. O’Brien III, a former MIH director.
(3)Dominique Prunetti-Miller is an MIH employee and the daughter of Robert D. Prunetti, a former MIH director. Series B shares issued pursuant to an option awarded under our 2008 Employee Plan.
(4)Byrum Teekell is a former MIH director and the father of J. Gray Teekell, one of our directors.
(5)Christopher L. Whittington is a former MIH director and a MIAX Pearl director.

Exercises of Nonvoting Common Stock Options by Directors and Related Parties
The following table describes certain purchases of shares of nonvoting stock by our current and former directors or their immediate family members from January 1, 2022 through June 30, 2025 through the exercise of stock options previously granted to these directors under our 2013 Director Plan, except as noted below.

Name	Number of Shares of Nonvoting Common Stock Purchased	Aggregate Purchase Price
Albert M. Barro, Jr.(1)	3,951	6,048 shares surrendered pursuant to cashless exercise
Albert M. Barro, Jr.(1)	4,024	5,976 shares surrendered pursuant to cashless exercise
Albert M. Barro, Jr.(1)	4,628	5,371shares surrendered pursuant to cashless exercise
Jack G. Mondel(2)	24,999	$299,998
Robert D. Prunetti(1)	5,532	8,467 shares surrendered pursuant to cashless exercise
Robert D. Prunetti(1)	5,633	8,366 shares surrendered pursuant to cashless exercise
Robert D. Prunetti(1)	6,500	7,500 shares surrendered pursuant to cashless exercise
Mark F. Raymond	3,951	6,048 shares surrendered pursuant to cashless exercise
Mark F. Raymond	4,627	6,872 shares surrendered pursuant to cashless exercise
Mark F. Raymond	5,571	6,428 shares surrendered pursuant to cashless exercise

Name	Number of Shares of Nonvoting Common Stock Purchased	Aggregate Purchase Price
Cynthia Schwarzkopf	10,000	15,000 shares surrendered pursuant to cashless exercise
Paul V. Stahlin	6,500	7,500 shares surrendered pursuant to cashless exercise
Byrum Teekell(3)	3,951	6,048 shares surrendered pursuant to cashless exercise
Byrum Teekell(3)(4)	4,600	6,900 shares surrendered pursuant to cashless exercise
Byrum Teekell(3)(4)	4,800	7,200 shares surrendered pursuant to cashless exercise
Byrum Teekell(3)(4)	4,800	7,200 shares surrendered pursuant to cashless exercise
Byrum Teekell(3)(4)	4,800	7,200 shares surrendered pursuant to cashless exercise
J. Gray Teekell	7,113	10,887 shares surrendered pursuant to cashless exercise
J. Gray Teekell	7,200	10,800 shares surrendered pursuant to cashless exercise
J. Gray Teekell	8,331	9,669 shares surrendered pursuant to cashless exercise
Tia Toms(5)	25,000	$300,000
__________________
(1)Albert M. Barro, Jr. and Robert D. Prunetti are former MIH directors.
(2)Jack G. Mondel is an MIH employee and a former MIH director. Nonvoting common stock shares issued pursuant to an option awarded under our 2013 Employee Plan.
(3)Byrum Teekell is a former MIH director and the father of J. Gray Teekell, one of our directors.

(4)Shares issued to the estate of Byrum Teekell for which J. Gray Teekell serves as executor.
(5)Tia Toms is an MIH employee and may be deemed to be a related party of Jack G. Mondel, a MIH employee and former MIH director. Nonvoting common stock shares issued pursuant to an option awarded under our 2013 Employee Plan.
Exercises of Warrants by Directors and Related Parties
The following table sets forth shares of common stock purchased by our current and former directors or their immediate family members or related entities upon exercise of outstanding warrants from January 1, 2022 through June 30, 2025.

Name	Number of Shares of Common Stock Purchased	Aggregate Purchase Price
Paul Kotos(1)	20,908	29,093 shares surrendered pursuant to cashless exercise
Denise Kotos(2)	7,320	7,681 shares surrendered pursuant to cashless exercise
Denise Kotos(2)	2,179	10,321 shares surrendered pursuant to cashless exercise

Name	Number of Shares of Common Stock Purchased	Aggregate Purchase Price
Capital Strategy LLC(3)	11,855	19,395 shares surrendered pursuant to cashless exercise
Capital Strategy LLC(3)	5,928	9,698 shares surrendered pursuant to cashless exercise
Capital Strategy LLC(3)	4, 078	6,672 shares surrendered pursuant to cashless exercise
Capital Strategy LLC(3)	3,225	5,276 shares surrendered pursuant to cashless exercise
__________________
(1)Paul Kotos is a former MIH director.
(2)Denise Kotos is the spouse of Paul Kotos, a former MIH director.
(3)Capital Strategy LLC is an entity of which Paul Kotos, a former MIH director, is the managing member.

Transactions with Executives
Surrender of Shares of Nonvoting Common Stock by Shelly Brown
In accordance with the terms of our 2013 Plan, in October 2022, Shelly Brown, our Executive Vice President, Strategic Planning and Business Development, surrendered 10,855 shares of our nonvoting common stock to us for purposes of paying $268,119 in withholding tax obligations for a restricted stock award that vested in October 2022.
In accordance with the terms of our 2013 Plan, in December 2023, Mr. Brown surrendered 10,855 and 14,473 shares of our nonvoting common stock to us for purposes of paying $223,613 and $298,154, respectively, in withholding tax obligations for two restricted stock awards that vested in December 2023.
In accordance with the terms of our 2013 Plan, in May 2024, Mr. Brown exercised an option and purchased 9,999 shares of our nonvoting common stock through the surrender of 14,999 shares of our nonvoting common stock pursuant to a cashless exercise, representing an aggregate purchase price of $179,994.
In accordance with the terms of our 2013 Plan, in August 2024, Mr. Brown surrendered 21,710 shares of our nonvoting common stock to us for purposes of paying $435,937 in withholding tax obligations for a restricted stock award that vested in August 2024.
In accordance with the terms of our 2021 Plan, in September 2024, Mr. Brown surrendered 19,259 and 24,777 shares of our nonvoting common stock to us for purposes of paying $410,602 and $528,246, respectively, in withholding tax obligations for two restricted stock awards that vested in September 2024.
Surrender of Shares of Nonvoting Common Stock by Barbara J. Comly
In accordance with the terms of our 2013 Plan, in December 2023, Barbara J. Comly, our Executive Vice President, General Counsel and Corporate Secretary, surrendered 16,068 shares of our nonvoting common stock to us for purposes of paying $331,000 in withholding tax obligations for a restricted stock award that vested in December 2023.
In accordance with the terms of our 2013 Plan, in August 2024, Ms. Comly surrendered 23,425 shares of our nonvoting common stock to us for purposes of paying $470,374 in withholding tax obligations for a restricted stock award that vested in August 2024.
In accordance with the terms of our 2021 Plan, in September 2024, Ms. Comly surrendered 46,850 shares of our nonvoting common stock to us for purposes of paying $998,842 in withholding tax obligations for a restricted stock award that vested in September 2024.
In accordance with the terms of our 2021 Plan, in March 2025, Ms. Comly surrendered 7,803 shares of our nonvoting common stock to us for purposes of paying $174,319 in withholding tax obligations for a restricted stock award that vested in March 2025.
Surrender of Shares of Nonvoting Common Stock by Edward Deitzel
In accordance with the terms of our 2013 Plan, in July 2022, Edward Deitzel, our Executive Vice President, Chief Regulatory Officer and Chief Compliance Officer for the MIAX Exchanges, surrendered 6,855 shares of our nonvoting common stock to us for purposes of paying $169,867 in withholding tax obligations for a restricted stock award that vested in July 2022.
In accordance with the terms of our 2013 Plan, in December 2023, Mr. Deitzel surrendered 10,911 shares of our nonvoting common stock to us for purposes of paying $224,777 in withholding tax obligations for a restricted stock award that vested in December 2023.

Surrender of Shares of Common Stock and Nonvoting Common Stock by Lance Emmons
In accordance with the terms of our 2022 Plan, in March 2025, Lance Emmons, our Executive Vice President and Chief Financial Officer, surrendered 8,454 shares of our common stock to us for purposes of paying $188,862 in withholding tax obligations for a restricted stock award that vested in March 2025.
In accordance with the terms of our 2021 Plan, in March 2023, Mr. Emmons surrendered 14,949 shares of our nonvoting common stock to us for purposes of paying $296,595 in withholding tax obligations for a restricted stock award that vested in March 2023.
In accordance with the terms of our 2021 Plan, in March 2024, Mr. Emmons surrendered 10,454 shares of our nonvoting common stock to us for purposes of paying $209,080 in withholding tax obligations for a restricted stock award that vested in March 2024.
In accordance with the terms of our 2021 Plan, in March 2025, Mr. Emmons surrendered 16,949 shares of our nonvoting common stock to us for purposes of paying $378,652 in withholding tax obligations for a restricted stock award that vested in March 2025.
Surrender of Shares of Common Stock and Nonvoting Common Stock by Thomas P. Gallagher
In accordance with the terms of our 2022 Plan, in March 2024, Thomas P. Gallagher, our Chairman and Chief Executive Officer, surrendered 20,716 shares of our common stock to us for purposes of paying $414,330 in withholding tax obligations for a restricted stock award that vested in March 2024.
In accordance with the terms of our 2022 Plan, in March 2025, Mr. Gallagher surrendered 21,175 shares of our common stock to us for purposes of paying $473,061 in withholding tax obligations for a restricted stock award that vested in March 2025.
In accordance with the terms of our 2013 Plan, in December 2023, Mr. Gallagher, surrendered 62,153 shares of our nonvoting common stock to us for purposes of paying $1,280,352 in withholding tax obligations for a restricted stock award that vested in December 2023.
In accordance with the terms of our 2013 Plan, in August 2024, Mr. Gallagher surrendered 62,062 shares of our nonvoting common stock to us for purposes of paying $1,246,215 in withholding tax obligations for a restricted stock award that vested in August 2024.
In accordance with the terms of our 2021 Plan, in September 2024, Mr. Gallagher surrendered 126,037 shares of our nonvoting common stock to us for purposes of paying $2,687,109 in withholding tax obligations for a restricted stock award that vested in September 2024.
In accordance with the terms of our 2021 Plan, in March 2025, Mr. Gallagher surrendered 9,783 shares of our nonvoting common stock to us for purposes of paying $218,563 in withholding tax obligations for a restricted stock award that vested in March 2025.
Surrender of Shares of Nonvoting Common Stock by Harish Jayabalan
In accordance with the terms of our 2013 Plan, in October 2022, Harish Jayabalan, our Executive Vice President, Chief Information Security Officer and Chief Risk Officer, surrendered 6,031shares of our nonvoting common stock to us for purposes of paying $148,971 in withholding tax obligations for a restricted stock award that vested in October 2022.
In accordance with the terms of our 2021 Plan, in October 2024, Mr. Jayabalan surrendered 5,866 shares of our nonvoting common stock to us for purposes of paying $125,063 in withholding tax obligations for a restricted stock award that vested in October 2024.

Surrender of Shares of Nonvoting Common Stock by Douglas M. Schafer, Jr.
In accordance with the terms of our 2013 Plan, in August 2024, Douglas M. Schafer, Jr., our Executive Vice President and Chief Information Officer, surrendered 21,710 shares of our nonvoting common stock to us for purposes of paying $435,937 in withholding tax obligations for a restricted stock award that vested in August 2024.
In accordance with the terms of our 2021 Plan, in September 2024, Mr. Schafer surrendered 61,942 shares of our nonvoting common stock to us for purposes of paying $1,320,603 in withholding tax obligations for a restricted stock award that vested in September 2024.
Surrender of Shares of Nonvoting Common Stock by John Smollen
In accordance with the terms of our 2013 Plan, in September 2023, John Smollen, our Executive Vice President — Head of Exchange Traded Products and Strategic Relations, surrendered 10,605 shares of our nonvoting common stock to us for purposes of paying $220,160 in withholding tax obligations for a restricted stock award that vested in September 2023.
Exercise of Series B Stock Options by Quivetneck Capital LLC
In September 2024, we issued 25,000 shares of our Series B preferred stock, for a total purchase price of $300,000, to Quivetneck Capital LLC (“Quivetneck Capital”) upon exercise by such holder of an outstanding option to purchase shares of our Series B preferred stock under our 2008 Employee Plan. Mr. Smollen is the Managing Member of Quivetneck Capital.
Employment Arrangements with Immediate Family Members of Our Executive Officers and Directors
Dominique Prunetti-Miller, our Vice President, Human Resources and Corporate Relations is the child of Robert D. Prunetti, one of our former directors, and is currently employed by us. During the years ended December 31, 2022, December 31, 2023, December 31, 2024 and as of June 30, 2025, this individual had total cash compensation, including base salary, bonus and other compensation, of approximately $237,000, $251,000, $281,000 and $190,000, respectively. During the years ended December 31, 2022, 2023 and 2024 and as of June 30, 2025, this individual was granted 12,500 options to purchase our nonvoting common stock and 5,000, 10,000, and 7,500 options to purchase our common stock, respectively, all of which vest subject to the achievement of service-based vesting conditions. During the year ended December 31, 2024, this individual was granted 4,000 restricted shares of our common stock, which vest subject to the achievement of service-based vesting conditions, During the year ended December 31, 2023, this individual purchased 4,742 shares of our Series B preferred stock through the surrender of 7,258 shares pursuant to an exercise of stock options previously awarded to this individual under our 2008 Employee Plan. See “Exercises of Series B Stock Options by Directors and Related Parties.”
Tia Toms, our Vice President, Administration may be deemed to be a related party of Jack G. Mondel, one of our former directors and a current employee, and is currently employed by us. During the years ended December 31, 2022, December 31, 2023, December 31, 2024 and as of June 30, 2025, this individual had total cash compensation, including base salary, bonus and other compensation, of approximately $449,000, $462,000, $474,000 and $320,000, respectively. During the years ended December 31, 2023 and 2024 and as of June 30, 2025, this individual was granted 7,500, 10,000 and 10,000 options to purchase our common stock, respectively, all of which vest subject to the achievement of service-based vesting conditions. During the year ended December 31, 2024, this individual purchased 25,000 shares of our nonvoting common stock for an aggregate purchase price of $300,000 pursuant to an exercise of stock options previously awarded to this individual under our 2013 Employee Plan. See “Exercises of Nonvoting Common Stock Options by Directors and Related Parties.”
Katherine Comly, our former Associate Vice President, Associate Counsel and Director of ESG, is the child of Barbara J. Comly, our Executive Vice President, General Counsel and Corporate Secretary, and was employed by us until August 2024. During the years ended December 31, 2022, December 31, 2023 and until August 2024, this individual had total cash compensation, including base salary, bonus and other compensation, of approximately $150,000, $160,000 and $130,000, respectively. During the years ended December 31, 2022 and 2023 and until August 2024, this individual was granted 2,500 options to purchase our nonvoting common stock, 2,500 options to purchase our common stock and 2,500 options to purchase our common stock, respectively, all of which were subject to the achievement of service-based vesting conditions.
The compensation levels of the individuals described above are consistent with those of our other employees with similar years of experience and positions within MIH who are not related to our executive officers and directors. The individuals described above also participate in our benefit plans and are eligible for equity awards on the same general terms and conditions as applicable to all other employees in similar positions who are not related to our executive officers and directors.
Directed Share Program
At our request, the underwriters have reserved up to 5% of the shares of common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price that may include certain of our directors, officers and employees, and certain individuals associated with us and our stockholders as part of a directed share program. The directed share program will not limit the ability of our directors, officers or holders of more than 5% of our common stock, to purchase more than $120,000 in value of our common stock. We do not currently know the extent to which these related persons will participate in our directed share program, if at all, or the extent to which they will purchase more than $120,000 in value of our common stock.
Related Person Transaction Policy
Our board of directors intends to adopt a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has, or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee will have primary responsibility for considering all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.
All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS
The following table presents information relating to the beneficial ownership of our common stock as of June 30, 2025 by:
•each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;
•each of our named executive officers and directors immediately following the offering; and
•our executive officers and directors immediately following the offering as a group.
The number of shares of common stock beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock over which the individual has sole or shared voting power or investment power as well as any shares of common stock that the individual has the right to acquire within 60 days of June 30, 2025, through the exercise of any option, warrant or other right. The following table does not reflect any shares of our common stock that may be purchased pursuant to our directed share program described under “Underwriting (Conflicts of Interest) — Directed Share Program.” Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.
The percentage of outstanding common stock is computed on the basis of 64,435,326 shares of common stock outstanding as of June 30, 2025, assuming the conversion of all of our outstanding shares of Series B preferred stock on a one-for-one basis into 793,427 shares of common stock and the conversion of all of our outstanding shares of nonvoting common stock on a one-for-one basis into 3,731,573 shares of common stock. Shares of common stock that a person has the right to acquire within 60 days of June 30, 2025, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all named executive officers and directors as a group. The percentage ownership information after this offering, as shown in the table below, is based upon 79,435,326 shares outstanding, assuming (i) the sale of 15,000,000 shares of our common stock by us in the offering, (ii) no exercise of the underwriters’ option to purchase additional shares of common stock and (iii) the exclusion of the surrender to us of approximately 1,334,414 outstanding shares in connection with the IPO RSA Vest.

	Shares of Common Stock Beneficially Owned Prior to this Offering		Shares of Common Stock Beneficially Owned After this Offering
Name and Address of Beneficial Owner(1)	Number of Shares	%	Number of Shares	%
Named executive officers and directors:
Thomas P. Gallagher(2)	4,214,455	6.38%	4,214,455	5.20%
Shelly Brown(3)	1,004,357	1.54%	1,004,357	1.25%
Douglas M. Schafer, Jr.(4)	1,492,839	2.28%	1,492,839	1.86%
Talal Jassim Al-Bahar(5)	3,117,477	4.84%	3,117,477	3.92%
John Beckelman(6)	8,667	*	8,667	*
Lee Becker(7)	—	*	—	*
David Brown(8)	62,605	*	62,605	*
Kurt M. Eckert(9)	352,745	*	352,745	*
Kenneth W. Lozier(10)	9,888	*	9,888	*
Mark I. Massad(11)	57,225	*	57,225	*
Lisa Moore(12)	8,451	*	8,451	*
Jamil Nazarali	—	*	—	*
Mark F. Raymond(13)	146,263	*	146,263	*

	Shares of Common Stock Beneficially Owned Prior to this Offering		Shares of Common Stock Beneficially Owned After this Offering
Name and Address of Beneficial Owner(1)	Number of Shares	%	Number of Shares	%
Cynthia Schwarzkopf(14)	255,891	*	255,891	*
Murray Stahl and Affiliates(15)	7,536,120	11.64%	7,536,120	9.45%
Paul V. Stahlin(16)	132,811	*	132,811	*
J. Gray Teekell(17)	504,695	*	504,695	*
All Executive Officers and Directors as a Group (23 persons) (18)	22,928,104	32.15%	22,928,104	26.56%
5% Stockholders:
Wolverine Holdings, LP(19)	3,823,097	5.93%	3,823,097	4.81%
Susquehanna Securities, LLC & Affiliates(20)	3,299,980	5.12%	3,299,980	4.15%
Entities Affiliated with Warburg Pincus(7)	3,795,564	5.56%	3,795,564	4.56%
__________________
*Indicates beneficial ownership of less than 1% of the total issued and outstanding shares of common stock.
(1)Unless otherwise noted, the business address of each of the following is 7 Roszel Road, Suite 1A, Princeton, New Jersey 08540.
(2)Includes (i) 1,904,598 shares of common stock, (ii) 709,358 shares of nonvoting common stock, (iii) 500 shares of Series B preferred stock and (iv) 1,599,999 shares of nonvoting common stock issuable upon exercise of options to purchase nonvoting common stock. For estate planning purposes, Mr. Gallagher may transfer certain of these securities to an entity over which he will continue to have beneficial ownership, including dispositive and voting control. Includes shares that Mr. Gallagher may surrender to the Company to settle tax withholding and remittance obligations in connection with the IPO RSA Vest.
(3)Includes (i) 138,055 shares of common stock, (ii) 200,476 shares of nonvoting common stock, (iii) 500 shares of Series B preferred stock, (iv) 58,332 shares of common stock issuable upon the exercise of options to purchase common stock and (v) 606,994 shares of nonvoting common stock issuable upon exercise of options to purchase nonvoting common stock. Includes shares that Mr. Brown may surrender to the Company to settle tax withholding and remittance obligations in connection with the IPO RSA Vest.
(4)Includes (i) 150,000 shares of common stock, (ii) 409,006 shares of nonvoting common stock, (iii) 500 shares of Series B preferred stock held jointly by Mr. Schafer and his spouse, (iv) 133,333 shares of common stock issuable upon the exercise of options to purchase common stock and (v) 800,000 shares of nonvoting common stock issuable upon exercise of options to purchase nonvoting common stock. Includes shares that Mr. Schafer may surrender to the Company to settle tax withholding and remittance obligations in connection with the IPO RSA Vest.
(5)Includes (i) 33,654 shares of common stock, (ii) 2,845,361 shares of common stock held by Arzan Financial Group for Financing and Investment KPSC (“Arzan Financial Group”), of which Mr. Al-Bahar is Chairman, and (iii) 238,462 shares of nonvoting common stock held by Kuwait Holding Company KSCC f/b/o a client of Arzan Financial Group. Mr. Al-Bahar disclaims beneficial ownership of our securities held by or for the benefit of Arzan Financial Group. The number of shares beneficially owned by Mr. Al-Bahar does not include the transfer of the above 2,845,361 shares of common stock held by Arzan Financial Group and an additional 533,473 shares of common stock to Arzan AM Limited after June 30, 2025, of which Mr. Al-Bahar serves as a director. Mr. Al-Bahar disclaims beneficial ownership of our securities held by Arzan AM Limited.
(6)Includes 8,667 shares of nonvoting common stock issuable upon exercise of options to purchase nonvoting common stock.
(7)Includes 3,500,364 shares of common stock issuable upon exercise of warrants held by Skylight Aggregator, L.P. (“Skylight”) and 295,200 shares of common stock issuable upon exercise of warrants held by WPCS FF Excelsior, L.P. (“Excelsior”). Lee Becker is a Managing Director of Warburg Pincus and a member of our board of directors, and has no voting nor dispositive power with respect to any of the shares held by Skylight or Excelsior and disclaims beneficial ownership of such shares. Warburg Pincus Co-Investment GP, LLC (“Warburg Pincus Co-Investment”) is the general partner of Skylight. Warburg Pincus Partners II, L.P. (“Warburg Pincus Partners II”) is the managing member of Warburg Pincus Co-Investment. Warburg Pincus Partners GP LLC (“Warburg Pincus Partners GP”) is the general partner of Warburg Pincus Partners II. Warburg Pincus & Co. (“WP”) is the sole and managing member of Warburg Pincus Partners GP. Investment and voting decisions with respect to our securities held by Skylight are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of our securities. WPCS FF Co-Invest GP LLC (“WPCS Co-Investment”) is the general partner of Excelsior. Warburg Pincus Partners II (Cayman), L.P. (“WPP Cayman”) is the sole and managing member of WPCS Co-Investment. Warburg Pincus (Bermuda) Private Equity GP Ltd. (“WP Bermuda”) is the general partner of WPP Cayman. Investment and voting decisions with respect to the shares held by Excelsior are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of our securities. Skylight’s and Excelsior’s address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(8)Includes (i) 36,077 shares of common stock issuable upon exercise of options to purchase common stock and (ii) 26,528 shares of nonvoting common stock issuable upon exercise of options to purchase nonvoting common stock.
(9)Includes (i) 120,500 shares of common stock, (ii) 15,375 shares of nonvoting common stock, (iii) 31,500 shares of nonvoting common stock held jointly by Mr. Eckert and his spouse, (iv) 61,950 shares of common stock issuable upon exercise of options to purchase common stock and (v) 123,420 shares of nonvoting common stock issuable upon exercise of options to purchase nonvoting common stock.
(10)Includes 9,888 shares of common stock issuable upon exercise of options to purchase common stock.
(11)Includes 57,225 shares of common stock held by KTTN Partners LLC, of which Mr. Massad is a partner and shares dispositive power.
(12)Includes 8,451 shares of common stock issuable upon exercise of options to purchase common stock.

(13)Includes (i) 7,132 shares of nonvoting common stock, (ii) 19,197 shares of nonvoting common stock held jointly by Mr. Raymond and his spouse, (iii) 17,500 shares of Series B preferred stock, (iv) 6,213 shares of common stock issuable upon exercise of options to purchase common stock and (v) 96,221 shares of nonvoting common stock issuable upon exercise of options to purchase nonvoting common stock.
(14)Includes (i) 45,059 shares of nonvoting common stock, (ii) 36,250 shares of Series B preferred stock, (iii) 28,274 shares of common stock issuable upon exercise of options to purchase common stock and (iv) 146,308 shares of nonvoting common stock issuable upon exercise of options to purchase nonvoting common stock.
(15)Includes (i) 3,510,408 shares of common stock and 70,987 shares of common stock issuable upon exercise of warrants to purchase common stock held by South LaSalle Partners, LP (“South LaSalle”), (ii) 326,697 shares of common stock held by FRMO Corp. (“FRMO”), (iii) 2,709,866 shares of common stock and 137,500 shares of common stock issuable upon the exercise of warrants to purchase common stock held by Horizon Kinetics Equity Opportunities Fund Class M (the “HKEO Class M Fund”), (iv) 389,269 shares of common stock and 38,927 shares of common stock issuable upon exercise of warrants to purchase common stock held by Horizon Kinetics Equity Opportunities Fund Class ME (the “HKEO Class ME Fund” and together with the HKEO Class M Fund, the “HKEO Funds”), (v) 134,000 shares of common stock and 20,410 shares of common stock issuable upon exercise of warrants to purchase common stock held by The Internet Portfolio, (vi) 47,500 shares of common stock and 7,235 shares of common stock issuable upon exercise of warrants to purchase common stock held by Market Opportunities Portfolio, (vii) 12,500 shares of common stock and 1,904 shares of common stock issuable upon exercise of warrants to purchase common stock held by Polestar Fund, LP, (viii) 5,500 shares of common stock and 838 shares of common stock issuable upon exercise of warrants to purchase common stock held by Polestar Offshore Fund, Ltd., (ix) 7,000 shares of common stock and 1,066 shares of common stock issuable upon exercise of warrants to purchase common stock held by RENN Fund, Inc. and (x) 24,330 shares of common stock issuable upon exercise of options to purchase common stock and 10,000 shares of nonvoting common stock issuable upon exercise of options to purchase nonvoting common stock held by Mr. Stahl. The number of shares beneficially owned excludes the following shares of common stock acquired after June 30, 2025: (a) 75,000 shares of common stock acquired by Global Exchange LP; (b) 51,108 shares acquired by the HKEO Class M Fund; (c) 120,899 shares acquired by the HKEO Class ME Fund; and (d) 2,993 shares acquired by South LaSalle. Mr. Stahl is Chairman and Chief Executive Officer of FRMO and owns 16.3% of the outstanding voting common stock of FRMO. Mr. Stahl is also Chairman and Chief Executive Officer of Horizon Kinetics, LLC, an investment advisor with contractual voting and dispositive power over South LaSalle, a privately held limited partnership, and various investment funds, including the HKEO Funds, The Internet Portfolio, The Market Opportunities Portfolio, Polestar Fund, LP, Polestar Offshore Fund, Ltd., RENN Fund, Inc. and Global Exchange LP. Mr. Stahl may also serve on the boards of directors or own interests in one or more of these funds from time to time. Mr. Stahl disclaims beneficial ownership of our securities held by the above-listed entities, except to the extent of his actual pecuniary interest therein. Mr. Stahl is a member of our board of directors and is also a director of MIAX Futures and BSX. Mr. Stahl’s address is c/o Horizon Kinetics LLC 470 Park Avenue, 4th Floor, New York, New York 10016.
(16)Includes (i) 10,000 shares of nonvoting common stock, (ii) 4,083 shares of nonvoting common stock held jointly by Mr. Stahlin and his spouse, (iii) 10,000 shares of Series B preferred stock held jointly by Mr. Stahlin and his spouse, (iv) 7,339 shares of common stock issuable upon exercise of options to purchase common stock and (v) 101,389 shares of nonvoting common stock issuable upon exercise of options to purchase nonvoting common stock.
(17)Includes (i) 1,096 shares of common stock, 31,242 shares of nonvoting common stock, 30,000 shares of Series B preferred stock, 15,029 shares of common stock issuable upon exercise of options to purchase common stock and 115,180 shares of nonvoting common stock issuable upon exercise of options to purchase nonvoting common stock; (ii) 18,414 shares of common stock, 38,132 shares of nonvoting common stock, and 30,000 shares of Series B preferred stock, held in the estate of Byrum W. Teekell for which J. Gray Teekell is executor and disclaims beneficial ownership as to 13,811 shares of common stock, 28,599 shares of nonvoting common stock, and 22,500 shares of Series B preferred stock; (iii) 57,219 shares of common stock, held by Teekell Oil & Gas, Inc. as to which J. Gray Teekell is vice president and a stockholder and disclaims beneficial ownership as to 42,914 of such shares; (iv) 149,744 shares of common stock, held by Teekell Investments, LP as to which J. Gray Teekell is a limited partner and successor trustee of the trust that serves as its general partner and he disclaims beneficial ownership as to 112,308 of such shares; and (v) 18,639 shares of common stock, held by White Knight Communications, LP in which J. Gray Teekell is a limited partner and successor trustee of the trust that serves as its general partner and he disclaims beneficial ownership as to 16,309 of such shares.
(18)Includes (i) 13,641,119 shares of common stock, (ii) 2,151,223 shares of nonvoting common stock, (iii) 256,750 shares of Series B preferred stock, (iv) 278,867 shares of common stock issuable upon the exercise of warrants to purchase common stock, (v) 786,292 shares of common stock issuable upon the exercise of options to purchase common stock, (vi) 5,509,688 shares of nonvoting common stock issuable upon the exercise of options to purchase nonvoting common stock and (vii) 304,165 shares of Series B preferred stock issuable upon the exercise of options to purchase Series B preferred stock. Includes shares that executive officers may surrender to the Company to settle tax withholding and remittance obligations in connection with the IPO RSA Vest.
(19)Includes (i) 3,811,776 shares of common stock, (ii) 7,408 shares of common stock issuable upon exercise of warrants to purchase common stock and (iii) 3,913 shares of common stock issuable upon conversion of interest payable by the Company under a promissory note held by Wolverine. The general partner of Wolverine is Wolverine Trading Partners Inc. and the controlling shareholders of Wolverine Trading Partners Inc. are Christopher L. Gust and Robert R. Bellick. Wolverine’s address is 175 West Jackson Blvd., Chicago, Illinois 60604.
(20)Includes (i) 3,254,461 shares of common stock held by Susquehanna Securities, LLC (“Susquehanna Securities”), (ii) 15,173 shares of common stock held by SAL Equity Trading, GP (“SALET”), (iii) 15,173 shares of common stock held by Susquehanna Clearing, LLC (“Susquehanna Clearing”), and (iv) 15,173 shares of common stock held by Susquehanna Government Products, LLLP (“SGP”). The address for each of Susquehanna Securities, SALET, Susquehanna Clearing and SGP is 401 City Avenue, Suite 220, Bala Cynwyd, PA 19004.

DESCRIPTION OF CAPITAL STOCK
The following summary is a description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws are summaries and are qualified by reference to our amended and restated certificate of incorporation and our amended and restated by-laws which are included as exhibits to the registration statement of which this prospectus forms a part.
The Company is authorized to issue up to (i) 400,000,000 shares of common stock, par value $0.001 per share, (ii) 200,000,000 shares of nonvoting common stock, $0.001 par value per share, (iii) 25,000,000 shares of preferred stock, $0.001 par value per share, of which 10,000,000 shares are designated as Series B preferred stock.
On July 15, 2025, we filed an amended and restated certificate of incorporation with the Secretary of the State of Delaware and effected a Reverse Stock Split of our outstanding and treasury shares of common stock, non-voting common stock and Series B preferred stock at a ratio of 1-for-2. As a result of the Reverse Stock Split, every two shares outstanding of common stock, nonvoting common stock and Series B preferred stock were combined and now represent one share of common stock, nonvoting common stock and Series B preferred stock, respectively. The Reverse Stock Split did not impact the number of authorized shares of common stock, Series B Preferred Stock and non-voting common stock or their par value. No fractional shares were issued as a result of the Reverse Stock Split.
As of June 30, 2025, we had outstanding 59,910,326 shares of common stock held of record by 602 stockholders, 3,731,573 shares of nonvoting common stock held of record by 121 stockholders and 793,427 shares of Series B preferred stock held of record by 85 stockholders.
Based on the number of shares of common stock outstanding as of June 30, 2025, and assuming (i) the conversion of all of our outstanding shares of Series B preferred stock into shares of our common stock on a one-to-one basis upon the closing of this offering, (ii) the conversion of all of our outstanding shares of nonvoting common stock into shares of our common stock on a one-to-one basis upon the closing of this offering, (iii) the issuance by us of 15,000,000 shares of common stock in this offering, (iv) no exercise of any outstanding options or warrants and (v) no conversions of any outstanding convertible promissory notes, there will be approximately 79,435,326 shares of common stock outstanding, no shares of nonvoting common stock outstanding, and no shares of preferred stock outstanding upon the closing of this offering.
Upon conversion of our nonvoting common stock into shares of voting common stock, outstanding shares of nonvoting common stock will be eliminated and such shares of nonvoting common stock will become shares of voting common stock decreasing the authorized but unissued shares of voting common stock to 336,358,101 and increasing the number of authorized but unissued shares of nonvoting common stock to 200,000,000. Upon conversion of our outstanding Series B preferred stock into shares of voting common stock, such outstanding shares of Series B preferred stock will be retired and canceled, no such retired shares of Series B preferred stock may be reissued by MIH and 9,206,573 shares of Series B preferred stock will remain authorized for issuance. The authorized but unissued shares of voting common stock will decrease to 335,564,674 upon such conversion of outstanding Series B preferred stock into voting common stock.
Common Stock
Except with respect to voting rights and conversion rights, the common stock and nonvoting common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all corporate matters.
Voting
Holders of our common stock are entitled to vote in the election of directors and on all other matters presented to stockholders and each holder of common stock is entitled to vote for each share held of record. Holders of our nonvoting common stock have no voting rights, except as required by applicable law.
Holders of common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by the DGCL.

Section 242(b)(2) of the DGCL provides that the holders of the outstanding shares of a class are entitled to vote as a single class, whether or not entitled to vote by the certificate of incorporation in the following circumstances:
•if the amendment would increase or decrease the aggregate number of authorized shares of such class or increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely; or
•if the amendment would or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.
However, pursuant to our amended and restated certificate of incorporation, an amendment of our amended and restated certificate of incorporation to increase or decrease the number of authorized shares of nonvoting common stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by our board of directors and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock and all other outstanding shares of stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, with such outstanding shares of common stock and other stock considered for this purpose as a single class, and no vote of the holders of any shares of nonvoting common stock, voting separately as a class, shall be required therefor.
The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast, except in the case of any election of directors, which will be decided by a plurality of votes cast. Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation.
Dividends
Holders of our common stock and nonvoting common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. In the event a dividend is paid in the form of shares of common stock or shares of nonvoting common stock, as applicable, the holders of common stock and nonvoting common stock will receive shares of common stock and nonvoting common stock, respectively, subject to the ownership and voting limitations described below.
Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board of directors’ determination to issue dividends will depend upon our profitability and financial condition (including that of our subsidiaries), contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant. See “Dividend Policy.”
Subdivisions, Combinations and Mergers
If we split, subdivide or combine the outstanding shares of our voting common stock or nonvoting common stock, the outstanding shares of the other class of common stock shall be split, divided, or combined in the same manner proportionately and on the same basis per share. In the event of any merger, statutory share exchange, consolidation or similar form of corporate transaction, the holders of our voting common stock and nonvoting common stock are entitled the receive the same per share consideration, except that any securities received in consideration of such stock shall be nonvoting or voting to the same extent as the voting common stock and nonvoting common stock.
Liquidation Rights
In the event of our liquidation, dissolution or winding-up, the holders of our common stock and nonvoting common stock shall be entitled to share equally, on a per share basis, in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Conversion
Our common stock is not convertible into any other shares of our capital stock. Each share of nonvoting common stock is convertible into one share of common stock (subject to adjustment for subdivisions and combinations of common stock), at the option of the holder at any time and subject to the ownership limitations described below.
Preferred Stock
The Company is authorized to issue up to 25,000,000 shares of preferred stock, of which 10,000,000 shares are designated as “Series B preferred stock.” Our amended and restated certificate of incorporation authorizes our board of directors to issue from time to time shares of preferred stock in one or more series, to determine the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.
Series B Preferred Stock
Our board of directors has designated 10,000,000 shares of our preferred stock as a series of preferred stock entitled “Series B preferred stock.” Assuming the conversion of the 793,427 outstanding shares of Series B preferred stock outstanding upon the consummation of this offering, 9,206,573 shares of Series B preferred stock will remain authorized under our amended and restated certificate of incorporation.
Voting
Our Series B preferred stock has no right to vote or consent on any matters submitted to a vote of the common stock, except as otherwise provided by the DGCL. As long as any shares of are outstanding, the affirmative vote or consent of the holders of two-thirds of the then-outstanding shares of Series B preferred stock, voting as a separate class, is required in order for us to (i) amend, alter or repeal and provision of our amended and restated certificate of incorporation or amended and restated by-laws in any way that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series B preferred stock, and the qualifications, limitations or restrictions thereof; (ii) subdivide or otherwise change the shares of Series B preferred stock into a different number of shares; or (iii) issue any shares of Series B preferred stock other than in accordance with our amended and restated certificate of incorporation.
Dividends
Holders of our Series B preferred stock are entitled to receive dividends and distributions, at the same time and in the same manner as our common stock and nonvoting common stock, in an amount per share equal to the amount per share that the shares of common stock into which such shares of Series B preferred stock are convertible would have been entitled to receive if such Series B preferred stock had been so converted into common stock as of the record date established for determining holders entitled to dividends, or if no such record date is established, as of the time of declaration of any such dividend or distribution.
Liquidation Rights
Upon a liquidation, dissolution or winding-up of the Company, the holders of Series B preferred stock are be entitled to receive the same distribution paid to the holders of common stock and nonvoting common stock, on an as-converted basis.
Conversion
Subject to the ownership limitations set forth below, each one share of Series B preferred stock is convertible into one share of common stock, at the option of the holder, upon: (i) this offering; (ii) our merger or consolidation with or into another corporation or other legal entity; or (iii) the sale of all or substantially all of our properties and assets to any other person, which is effected so that holders of our common stock and nonvoting common stock are entitled to receive, either directly or upon subsequent liquidation, stock, securities, or assets with respect to or in exchange for our common stock or nonvoting common stock.
Rank
The Series B preferred stock rank on a parity with the common stock and nonvoting common stock as to any distributions or upon liquidation, dissolution or winding up.
Amendment of our Amended and Restated Certificate of Incorporation
MIH may amend, alter, change or repeal any provision contained in our amended and restated certificate of incorporation as permitted under the DGCL. However, for so long as MIH controls, directly or indirectly, one or more national securities exchanges (each, a “Controlled National Securities Exchange”), including but not limited to Miami International Securities Exchange, LLC, or facility thereof, MIH must submit any changes to our amended and restated certificate of incorporation to the board of directors of each Controlled National Securities Exchange and, if applicable under Section 19 of the Exchange Act and the rules promulgated thereunder, the SEC, before such changes may be effective. Such changes to our amended and restated certificate of incorporation shall not become effective until filed with or filed with and approved by the SEC, as the case may be.
Ownership and Voting Limits on Our Capital Stock
Our amended and restated certificate of incorporation places certain ownership and voting limitations on the holders of our capital stock for so long as MIH controls, directly or indirectly, a Controlled National Securities Exchange (the “SEC Ownership Limitations”).
The SEC Ownership Limitations establish that as long as MIH controls, directly or indirectly, any Controlled National Securities Exchange, which includes each MIAX Exchange:
•no person, either alone or together with its Related Persons, may own, directly or indirectly, of record or beneficially, shares constituting more than 40% of any class of our capital stock; provided however, this restriction does not apply to any class of our capital stock that does not have the right to vote in the election of directors to serve on our board or on other matters that may require the approval of the holders of our voting shares (other than matters affecting the rights, preferences or privileges of said class of stock);
•no exchange member, either alone or together with its Related Persons, may own, directly or indirectly, of record or beneficially, shares constituting more than 20% of any class of our capital stock; and
•no person, either alone or together with its Related Persons, at any time may, directly, indirectly or pursuant to any voting trust, agreement, plan or other arrangement, vote or cause the voting of shares of our capital stock or give any consent or proxy with respect to shares representing more than 20% of the voting power of our then issued and outstanding capital stock, nor may any person, either alone or together with its Related Persons, enter into any agreement, plan or other arrangement with any other person, either alone or together with its Related Persons, under circumstances that would result in the shares of our capital stock that are subject to such agreement, plan or other arrangement not being voted on any matter or matters or any proxy relating thereto being withheld, where the effect of such agreement, plan or other arrangement would be to enable any person, either alone or together with its Related Persons, to vote, possess the right to vote or cause the voting of shares of our capital stock which would represent more than 20% of said voting power; provided however, this restriction does not apply to any class of our capital stock that does not have the right to vote in the election of directors to serve on our board or on other matters that may require the approval of the holders of our voting shares (other than matters affecting the rights, preferences or privileges of said class of stock).
The term “Related Persons” means, with respect to any person:
•any “affiliate” of such person (as such term is defined in Rule 12b-2 under the Exchange Act);

•any other person with which such first person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of our capital stock;
•in the case of a person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such person and, in the case of a person that is a partnership or limited liability company, any general partner, managing member or manager of such person, as applicable;
•in the case of any person that is a registered broker or dealer that is an exchange member, any person that is associated with the exchange member (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);
•in the case of a person that is a natural person and exchange member, any broker or dealer that is also an exchange member with which such person is associated;
•in the case of a person that is a natural person, any relative or spouse of such person, or any relative of such spouse who has the same home as such person or who is our director or officer or of any of our parents or subsidiaries;
•in the case of a person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act) or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and
•in the case of a person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable.
Additionally, the IBA provides for certain ownership limitations that affect BSX, and MIH as its parent company. If any of MIH’s stockholders becomes Shareholder Controller by owning 10%, 20%, 33% or 50% of MIH’s capital stock, the stockholder shall provide written notice to the BMA stating that they have become a Shareholder Controller within not less than 45 days after becoming such a Shareholder Controller.
We also own 100% of the issued share capital and voting rights of TISEG. As TISEA is a subsidiary of TISEG, the GFSC requires TISEA to notify them within a period of 14 days of any person who, alone or with “associates” (as defined in the POI Law), becomes or ceases to be the holder of 5% or more but less than 15% of the voting power of our capital stock. Additionally, the POI Law requires that any person who, alone or with associates, acquires 15% or more of the voting power of our capital stock shall be considered a shareholder controller under the POI Law and shall require prior approval of the GFSC before acquiring such ownership.
Waiver of Ownership and Voting Limits
Our amended and restated certificate of incorporation permits our board of directors to waive the provisions regarding ownership and voting limits (except with respect to exchange members or their Related Persons) by a resolution expressly permitting such waiver (which resolution must be filed with and approved by the SEC prior to being effective), subject to a determination by the board that:
•the acquisition of beneficial ownership in excess of the ownership limits or exercise of voting rights in excess of the voting limits will not impair the ability of the Controlled National Securities Exchange to carry out its functions and responsibilities as an “exchange” under the Exchange Act and the rules and regulations promulgated thereunder;
•the acquisition of beneficial ownership in excess of the ownership limits or exercise of voting rights in excess of the voting limits is otherwise in the best interests of the Company, its stockholders and the Controlled National Securities Exchange and that it will not impair the SEC’s ability to enforce the Exchange Act and the rules and regulations under the Exchange Act; and
•neither the person who would own or vote in excess of the ownership or voting limits nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act).

In making these determinations, our board of directors may impose such conditions and restrictions on the relevant stockholder or its Related Persons that it may in its sole discretion deem necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act and the rules and regulations promulgated thereunder and the governance of the Controlled National Securities Exchange.
Our amended and restated certificate of incorporation also provides that our board of directors has the right to require any person and its Related Persons that our board of directors reasonably believes to be subject to and in violation of the SEC Ownership Limitations summarized above to provide to us complete information as to all shares of our capital stock that such stockholder owns, directly or indirectly, of record or beneficially, as well as any other information relating to the applicability to such stockholder of the SEC Ownership Limitations outlined above as may reasonably be requested.
The SEC Ownership Limitations do not apply in the case of any class of stock that does not by its terms have the right to vote in board elections or other matters generally requiring the approval of our voting common stock.
Required Notices
Pursuant to the SEC Ownership Limitations, any stockholder (either alone or together with its Related Persons) that owns, directly or indirectly (whether by acquisition or by a change in the number of shares outstanding), of record or beneficially, 5% or more of our then outstanding shares of capital stock (excluding shares of any class of stock that do not have the right by their terms to vote generally in the election of members of our board of directors) shall, immediately upon acquiring knowledge of its 5% ownership, give written notice to our board of directors indicating such person’s legal name, title or status and the date on which such title or status was acquired, approximate ownership interest in us and whether such person has the power to direct the management or policies of us whether through its ownership of securities, by contract or otherwise. Our stockholders who provide such notice must also provide updates with respect to changes in ownership as further described in our amended and restated certificate of incorporation.
Further, pursuant to the SEC Ownership Limitations, any person that either alone or together with its Related Persons proposes to (i) own, directly or indirectly, of record or beneficially, shares constituting more than 40% of the outstanding shares of any class of our capital stock, or to (ii) exercise voting rights, or grant any proxies or consents with respect to shares of our capital stock constituting more than 20% of the voting power of the then issued and outstanding shares of our capital stock, shall send written notice to our board of directors at least 45 days before the proposed ownership of such shares or proposed exercise of such voting rights before the proposed ownership of such shares, or the proposed exercise of said voting rights or the granting of said proxies or consents, of its intention to do so.
Additionally, the IBA provides for certain ownership limitations that affect BSX, and MIH as its parent company. If any of MIH’s stockholders becomes Shareholder Controller by owning 10%, 20%, 33% or 50% of MIH’s capital stock, the stockholder shall provide written notice to the BMA stating that they have become a Shareholder Controller within not less than 45 days after becoming such a Shareholder Controller.
We also own 100% of the issued share capital and voting rights of TISEG. As TISEA is a subsidiary of TISEG, the GFSC requires TISEA to notify them within a period of 14 days of any person who, alone or with “associates” (as defined in the POI Law), becomes or ceases to be the holder of 5% or more but less than 15% of the voting power of our capital stock. Additionally, the POI Law requires that any person who, alone or with associates, acquires 15% or more of the voting power of our capital stock shall be considered a shareholder controller under the POI Law and shall require prior approval of the GFSC before acquiring such ownership.
Effect of a Purported Transfers and Voting in Violation of our Amended and Restated Certificate of Incorporation
If any stockholder purports to sell, transfer, assign or pledge to any person, other than us, any shares of our capital stock that would violate the SEC Ownership Limitations, we will record on our books the transfer of only the number of shares of our capital stock that would not violate such limitations and will treat the remaining shares as owned for all purposes by the stockholder attempting to effect such transfer. If any stockholder attempts to vote any shares of our capital stock, or grant a proxy or enter into a voting agreement or any other arrangement with respect to such shares that would violate the voting limitations described above, we will not honor such vote, proxy, agreement or arrangement to the extent of such violation.
Our Right to Redeem Shares Purported Transferred or Owned in Violation of SEC Ownership Limitations set forth in our Amended and Restated Certificate of Incorporation
If any stockholder purports to sell, transfer, assign, pledge or own any shares of our capital stock that would violate the SEC Ownership Limitations, we have the right to redeem such shares purportedly sold, transferred, assigned, pledged, or owned upon the confirmation of such violation and to the extent funds are legally available, for a price per share equal to the par value of those shares. We shall calculate the number of shares to be redeemed after taking into account that such redeemed shares shall become treasury shares and shall no longer be deemed to be outstanding. We will provide written notice to the holder or holders of record with respect to the redeemable shares, specifying the date of redemption, which shall be not less than 10 days nor more than 30 days from the date of such notice. Any shares of our capital stock that have been so called for redemption will not be deemed outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter on and after the date of the written notice if we have irrevocably deposited or set aside a sum sufficient to satisfy the redemption price of such redeemable shares.
From and after the redemption date, such redeemed shares of capital stock shall become treasury shares and shall no longer be deemed to be outstanding. All rights of the holder of such redeemed shares as our stockholder shall cease with respect to the redeemed shares. We will also provide written notice to our stockholders of any redemption of our shares of capital stock within 10 days of any such redemption.
Our Amended and Restated By-Laws
The following summary of certain provisions of our amended and restated by-laws, is qualified by reference to our amended and restated by-laws that are filed as an exhibit to the registration statement of which this prospectus forms a part and the applicable provisions of the DGCL.
Our Board of Directors
Under our amended and restated by-laws, our board of directors shall consist of not less than three, nor more than 31, individuals, one of which must be our then-serving chief executive officer. The director term of the then-acting chief executive officer shall expire when such individual ceases to serve as our chief executive officer.
Our amended and restated by-laws also permit our board of directors to appoint individuals to serve in an advisory capacity on our board of advisors. Our board of advisors shall have no power to bind our Company. We currently do not have a board of advisors.
Special Meetings of Stockholders
Our amended and restated by-laws provide that, unless otherwise required by applicable law or by our amended and restated certificate of incorporation, special meetings of stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, the board of directors and stockholders owning a majority of our capital stock issued and outstanding and entitled to vote. Special meetings may not be called by any other person or persons.
Action by Written Consent of the Stockholders in Lieu of a Meeting
Unless otherwise provided in our amended and restated certificate of incorporation, any action required or permitted to be taken at any meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of our outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our capital stock entitled to vote thereon were present and voted.

Provisions Relating to Ownership of Controlled National Securities Exchanges
Article VII of our amended and restated by-laws contains certain provisions relating to our ownership of Controlled National Securities Exchanges. For so long as we control any Controlled National Securities Exchange:
•Our directors, officers, employees and agents, shall give due regard to the preservation of the independence of the self-regulatory function of each Controlled National Securities Exchange and shall not take any actions that would interfere with either the decisions by each such Controlled National Securities Exchange’s board of directors relating to its regulatory functions, including disciplinary matters, or the ability of such Controlled National Securities Exchange to carry out its responsibilities under the Exchange Act.
•We are required to keep confidential all books and records of each Controlled National Securities Exchange. However, such confidentiality obligation shall not limit or impede either the rights of the SEC or any Controlled National Securities Exchange to access and examine such confidential information pursuant to federal securities laws or the ability of any of our officers, directors, employees or agents to disclose such confidential information to the SEC or such Controlled National Securities Exchange.
•Our books and records must be maintained at a location in the United States and are subject to inspection and copying by the SEC or, in certain circumstances, each Controlled National Securities Exchange.
•We agree that we and our officers, directors, employees and agents, by virtue of accepting such position, shall comply with all federal securities laws and the rules and regulations promulgated thereunder and cooperate with the SEC and each Controlled National Securities Exchange.
•We and our officers, directors, employees and agents, by virtue of accepting such position, shall be deemed to irrevocably submit to the jurisdiction of the U.S. federal courts, SEC and each Controlled National Securities Exchange, for the purposes of any suit, action or proceeding pursuant to the federal securities laws and the rules or regulations promulgated thereunder, that arise out of, or relate to, the activities of each Controlled National Securities Exchange. Furthermore, we and our officers, directors, employees and agents, by virtue of accepting such position, shall be deemed to waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claims that we or they are not personally subject to the jurisdiction of the federal courts, SEC or each Controlled National Securities Exchange, that the suit, action or proceeding is an inconvenient forum or that the venue of the suit, action or proceeding is improper, or that the subject matter of that suit, action or proceeding may not be enforced in or by such courts or agency. We and our officers, directors, employees and agents have also agreed to maintain an agent, in the United States, for service of process of a claim arising out of, or relating to, the activities of each Controlled National Securities Exchange.
•We shall take reasonable steps to cause our officers, directors, employees and agents, prior to accepting such position, to consent in writing to the obligations described above, with respect to their activities related to each Controlled National Securities Exchange.
Amendment of Our Amended and Restated By-Laws
Our amended and restated certificate of incorporation provides that our board of directors has concurrent power with the stockholders to make, alter, change, add to or repeal our by-laws.
Our amended and restated by-laws provide that they may be amended by either a majority of the board of directors then in office or by obtaining the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the then-outstanding shares of our capital stock.
Notwithstanding the foregoing, for so long as we control, directly or indirectly, a Controlled National Securities Exchange, we must submit any changes to our amended and restated by-laws to the board of directors of each Controlled National Securities Exchange and, if applicable under Section 19 of the Exchange Act and the rules promulgated thereunder, the SEC, before such changes may be effective. Such changes to our amended and restated by-laws shall not become effective until filed with or filed with and approved by the SEC, as the case may be.
Limitations on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and amended and restated by-laws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the DGCL. We expect to obtain additional directors’ and officers’ liability insurance coverage prior to the completion of this offering.
Options
As of June 30, 2025, we had outstanding: options to purchase an aggregate of 7,624,351 shares of voting common stock, at a weighted average exercise price of $21.26 per share; options to purchase an aggregate of 925,395 shares of Series B preferred stock (which options will be converted on a one-for-one basis into options to purchase an aggregate of 925,395 shares of voting common stock in connection with this offering), at a weighted average exercise price of $12.00 per share; and options to purchase an aggregate of 14,355,665 shares of nonvoting common stock (which options will be converted on a one-for- one basis into options to purchase an aggregate of 14,355,665 shares of voting common stock in connection with this offering), at a weighted average exercise price of $13.89 per share). For additional information regarding terms of our equity incentive plans, see “Executive and Director Compensation —Stock Incentive Plans.”
Warrants
General
As of June 30, 2025, we had outstanding vested warrants exercisable for an aggregate of 17,355,778 shares of our common stock, with a weighted-average exercise price of $7.93 per share. In addition, we had outstanding unvested warrants exercisable for an aggregate of 1,625,000 shares of our common stock with a weighted-average exercise price of $17.00 per share, of which 200,000 warrant shares with a weighted- average exercise price of $14.00 per share will vest in connection with the completion of this offering.
Equity Rights Program Warrants
As of June 30, 2025 and included in the outstanding warrants as of such date as described above, we had outstanding vested warrants issued pursuant to our five ERPs exercisable for an aggregate of 1,129,139 shares of our common stock, with a weighted-average exercise price of $5.50 per share. Holders of all warrants issued in connection with ERPs I, II, III and IV exercised all vested ERP I, II, III and IV warrants for an aggregate of 16,336,478 shares of common stock and 331,218 shares of non-voting common stock prior to June 30, 2025. In addition, prior to June 30, 2025, one holder exercised a total of 13,754 vested warrants pursuant to ERP V. A total of 1,129,139 warrants outstanding as of June 30, 2025 issued pursuant to ERP V were fully vested.
All ERP warrants are exercisable into shares of our common stock or, at the election of the holder, shares of our non-voting common stock, in all cases subject to the voting and ownership limitations set forth in our certificate of incorporation. In addition, a holder of ERP warrants qualifying as a “bank holding company” under Section 2(a)(1) of the Bank Holding Company Act of 1956, as amended, is prohibited from exercising ERP warrants to the extent such exercise would result in such holder owning more than 4.99% of our outstanding voting common stock.
The exercise prices of our outstanding ERP warrants are $5.50 per share (as to 1,129,139 ERP V warrants outstanding as of June 30, 2025). The outstanding ERP warrants as of June 30, 2025 expire on the earliest to occur of: (A) the two year anniversary of an initial public offering of our common stock under the Securities Act, where the offering price, net of underwriting discounts and commissions, exceeds $250,000,000; (B) a Sale of the Company; or (C) September 11, 2027.
Pursuant to the ERP warrants, a “Sale of the Company” means (X) the transfer of all or substantially all of the issued and outstanding common stock of MIH in any transaction or a series of related transactions, (Y) the transfer by MIH of all or substantially all of its assets, including a sale by MIH of the subsidiary operating the applicable

ERP exchange, in any transaction or a series of related transactions or (Z) any merger, consolidation, reorganization or other business combination with any other entity in which MIH is not the surviving entity of such transaction (other than pursuant to certain exceptions whereby the ERP warrant holder owns substantially the same equity interest and has substantially the same economic and voting rights in MIH both before and after such transaction(s)).
ERPs I and II participants that vested in at least 70% of the warrants granted for one Unit have the put right to require that MIH purchase a certain percentage of the shares held under ERPs I or II, as applicable, on each anniversary of the put vesting date under each program in cash at a price per share equal to a fixed percentage of the fair market value of MIH’s common stock. Eligible offering participants are able to exercise the put right during the 90-day period commencing on the initial put vesting date and each anniversary thereof (each, an annual “Put Period”). The initial put vesting dates for ERP I and ERP II were August 1, 2016 and August 1, 2018, respectively.
The put closing date for a put right exercise is no later than 120 days following MIH’s receipt of a put notice, subject to the applicability of any regulatory approvals that may be required in connection therewith. Notwithstanding the foregoing, MIH, in its discretion, may elect to fund the put price in installments as follows: one-third (1/3) shall be paid on the put closing date and the remaining two-thirds (2/3) shall be paid in equal installments on each of the two succeeding calendar year anniversaries of the put closing date. In addition, under certain circumstances, MIH may, at its option, elect to defer payment of the first installment payment until the first anniversary of the put closing date, such that two-thirds (2/3) of the total put price will be funded on the first anniversary of the put closing date, with the balance of the put price due and payable on the third anniversary of the put closing date.
The rights to put shares held by eligible ERP I and ERP II participants terminate upon completion of an initial public offering of MIH common stock where the offering price, net of underwriting discounts and commissions, exceeds $250,000,000.
2029 Senior Secured Term Loan Warrants
In connection with our 2029 Senior Secured Loan Agreement, we issued to the Warburg Affiliates warrants (the “2029 Senior Secured Term Loan Warrants”) to purchase up to 2,277,338 and 1,518,226 shares of Common Stock with an exercise price equal to $7.15 and $8.55 per share, respectively, which expire on August 21, 2032. The 2029 Senior Secured Term Loan Warrants also include a cashless exercise feature, anti-dilution protection, a put right for unexercised 2029 Senior Secured Term Loan Warrant shares under certain conditions and an automatic exercise requirement immediately prior to expiration. The 2029 Term Loan Warrant agreements additionally establish that, in the event that the Company issues new equity at a common equity valuation of less than $1 billion or without consideration, the Company will increase the number of warrants issued, as provided in the 2029 Term Loan Warrants. The 2029 Senior Secured Term Loan Warrants provide that at any time following the earlier of (i) an Event of Default (as defined in the 2029 Senior Secured Loan Agreement) or repayment in full of the 2029 Senior Secured Loan Agreement and (ii) the sixth anniversary of the 2029 Senior Secured Loan Agreement, Warburg Affiliates, shall have the right, but not the obligation, to require the Company to redeem any unexercised portion of the 2029 Senior Secured Term Loan Warrants for a purchase price equal to the Fair Market Value (as defined in the 2029 Senior Secured Term Loan Warrants) of such unexercised portion of the 2029 Senior Secured Term Loan Warrants (the “Warburg Put Right”). The Warburg Put Right terminates upon completion of a “Qualified IPO” as defined in the 2029 Senior Secured Term Loan Warrants, which is defined as underwritten public offering by the Company, or any parent company thereof, of its common equity interests (a) that results in a publicly traded float of at least $500,000,000 as of the date of the initial public offering (which shall include any equity interests that may be subject to an underwriter “lock-up” or similar agreement in connection with such Qualified IPO) and (b) where the aggregate primary and secondary offering proceeds, net of underwriting discounts and commissions, are at least $250,000,000.
Citadel Securities Warrants
Effective as of June 30, 2025, we entered into an exchange agreement with Citadel Securities pursuant to which Citadel Securities surrendered and we canceled and retired 5,887,286 shares of our common stock and 331,218 shares of our non-voting common stock in exchange for a pre-funded warrant to purchase up to 6,218,504 shares of our common stock, which has a perpetual term, an exercise price equal to $0.002 per share and a cashless exercise feature. If we pay any dividends or otherwise make any pro rata distributions to our stockholders, Citadel Securities is also entitled to receive its share of such dividends or distributions on an as-exercised basis based on the number of shares of our common stock then issuable pursuant to the pre-funded warrant.
Section 203 of the DGCL
Upon completion of this offering, we will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.
Under Section 203 of the DGCL, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (i) before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (iii) at or after the time the stockholder became interested, the business combination was approved by our board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out Section 203 of the DGCL. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton MA 02021.
Listing
We have been approved to list our common stock on the NYSE under the symbol “MIAX.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Based on the number of shares of our common stock outstanding as of June 30, 2025, upon completion of this offering, assuming (i) the conversion of all outstanding shares of Series B preferred stock into an aggregate of 793,427 shares of our common stock in connection with the completion of this offering; and (ii) the conversion of all outstanding shares of our nonvoting common stock into an aggregate of 3,731,573 shares of common stock in connection with the completion of this offering and (iii) no exercise of the underwriters’ option to purchase additional shares, we will have an aggregate of approximately 79,435,326 shares of common stock outstanding. Of these shares, 15,000,000 shares, or 17,250,000 shares if the underwriters exercise their option to purchase additional shares in full, sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act, and any shares that may be purchased by certain of our directors and officers pursuant to our directed share program will be subject to the lock-up agreements described below.
The remaining 64,435,326 shares of common stock outstanding will be “restricted shares” as defined in Rule 144 and substantially all of these restricted shares will be subject to the 180-day lock-up period under the lock-up agreements as described below. Restricted shares and the shares of common stock into which our securities are convertible may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act, which rules are summarized below.
We may issue shares of common stock from time to time as consideration for future acquisitions, investments, or other corporate purposes. In the event that any such acquisition, investment, or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. We may also grant registration rights covering those shares of common stock issued in connection with any such transaction.
In addition, the shares of common stock reserved for future issuance under the 2022 Plan, will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements, a registration statement under the Securities Act, or an exemption from registration, including Rule 144 and Rule 701.
Rule 144
In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale; and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. If such person has beneficially owned the shares proposed to be sold for at least one year, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•1% of the number of shares of our common stock then outstanding, which will equal approximately 794,353 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares; or
•the average weekly trading volume of shares of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.
Rule 701
In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants, or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 before the effective date of the registration statement of which this prospectus is a part, to the extent such common stock is not subject to a lock-up agreement, and who are not our “affiliates” as defined in Rule 144 during the immediately preceding 90 days, are entitled to rely on Rule 701 to resell such shares beginning 90 days after the date of this prospectus in reliance on Rule 144, but without complying with the notice, manner of sale, public information requirements, or volume limitation provisions of Rule 144. Persons who are our “affiliates” may resell those shares beginning 90 days after the date of this prospectus without compliance with minimum holding period requirements under Rule 144, subject to the terms of the lock-up agreement referred to below, if applicable.
The SEC has indicated that Rule 701 will apply to typical options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.
Lock-Up Agreements
We and all directors and officers and the holders of substantially all of our outstanding stock, stock options and warrants have agreed that, without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co., we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus (the “restricted period”), subject to certain exceptions:
•offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;
•file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or
•enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or
•engage in any hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co., we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.
J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co. in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
Upon the expiration of the 180-day lock-up period, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above. For a further description of these lock-up agreements, including certain exceptions and carve-outs, see “Underwriting (Conflicts of Interest).”

Equity Plans
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of our common stock subject to outstanding options and shares of our common stock reserved for issuance under the 2008 Employee Plan, 2008 Director Plan, 2018 Employee Plan, 2018 Director Plan, 2021 Plan and 2022 Plan. We expect to file the registration statement covering these shares shortly after the date of this prospectus. The registration statement will be effective immediately upon filing and will permit the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144 and the lock-up agreements described above, if applicable. For a more complete discussion of our stock plans, see “Executive and Director Compensation — Stock Incentive Plans.”

CERTAIN U.S. FEDERAL INCOME TAX AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of certain material U.S. federal income tax and estate tax consequences applicable to non-U.S. holders (as defined below) with respect to the ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating thereto. This summary is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published administrative rulings of the U.S. Internal Revenue Service (the “IRS”), all as in effect on the date hereof. These authorities may change or be subject to differing interpretations, possibly on a retroactive basis, and any such changes could alter the tax consequences to non-U.S. holders described below. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences to a non-U.S. holder of the purchase, ownership and disposition of our common stock.
This discussion is limited to non-U.S. holders that purchase our common stock pursuant to this offering and hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences of any state, local, or non-U.S. income, estate, gift, or other tax consequences of holding and disposing of our common stock, except to the limited extent below. This summary does not address all of the potential U.S. federal income tax consequences applicable to a non-U.S. holder’s particular circumstances or to non-U.S. holders that are subject to special rules, including:
•banks, insurance companies, or other financial institutions;
•persons subject to the alternative minimum tax;
•tax-exempt organizations;
•controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities treated as pass-through entities for U.S. federal income tax purposes;
•dealers in securities or currencies;
•traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•persons that own, or are deemed to own, more than 5% of our common stock, except to the extent specifically set forth below;
•real estate investment trusts or regulated investment companies;
•certain former citizens or long-term residents of the United States;
•persons who hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction; or
•persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Code).
In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the acquisition, ownership and disposition of our common stock.

Prospective investors are urged to consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.
Definition of Non-U.S. Holder
For purposes of this summary, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person.” A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof, or the District of Columbia;
•a partnership (or other entity treated as a partnership for U.S. federal income tax purposes);
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.
Distributions of Our Common Stock
As described in the section of this prospectus entitled “Dividend Policy,” we have not paid and we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we make a distribution of cash or property (other than certain distributions of our common stock) in respect of our common stock, such distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital that reduces a non-U.S. holder’s adjusted basis in our common stock (but not below zero). Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “— Sale, Exchange or Other Disposition of Our Common Stock,” below.
Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder in respect of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% or such lower rate specified under an applicable income tax treaty (if any). In general, to claim the benefit of a reduced treaty rate, a non-U.S. holder must provide to us or the applicable withholding agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced withholding rate. This certification must be provided to us or the applicable withholding agent prior to the payment of such dividends and must be updated periodically. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If a non-U.S. holder holds our common stock in connection with the non-U.S. holder’s conduct of a trade or business within the United States, and dividends paid in respect of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment or fixed base within the United States to which such dividends are attributable), such non-U.S. holder generally will be exempt from the U.S. federal withholding tax described above, and instead, will be subject to U.S. federal income tax in respect of such dividend on a net income basis at graduated rates, in substantially the same manner as U.S. persons. To claim the exemption from withholding, the non-U.S. holder must provide to the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. In the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, such non-U.S. holder may also be subject to a 30% “branch profits tax” on such effectively connected dividend income unless such corporate non-U.S. holder qualifies for a lower rate under an applicable income tax treaty.
Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Sale, Exchange, or Other Disposition of Our Common Stock
Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock, unless:
•such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or disposition and certain other conditions are met;
•such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States); or
•our common stock constitutes a United States real property interest (a “USRPI”) by reason of our status as a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for our common stock.
A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax with respect to such gain at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the non-U.S. holder during the taxable year of disposition (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the gain is described in the second bullet point above, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain on a net income basis at regular rates in the same manner as if such non-U.S. holder were a U.S. person. In addition, if the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a 30% branch profits tax (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
With respect to the third bullet point above, in general, we would be a USRPHC if the fair market value of our USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we currently are not, and we do not anticipate that we will become, a USRPHC. However, there can be no assurance that we will not become a USRPHC in the future. Even if we were to become a USRPHC, a non-U.S. holder would not be subject to U.S. federal income tax on a disposition of our common stock by reason of our status as a USRPHC so long as (i) shares of our common stock are “regularly traded” on an “established securities market” (as defined by applicable Treasury Regulations) during the calendar year in which such disposition occurs and (ii) such non-U.S. holder does not own and is not deemed to own (directly, indirectly, or constructively) more than 5% of our outstanding common stock at any time during the shorter of the five-year period ending on the date of the disposition of our common stock by the non-U.S. holder or the non-U.S. holder’s holding period for our common stock.
Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Federal Estate Tax
Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections are commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends paid to a non-U.S. holder on, or subject to the proposed Treasury Regulations discussed below, gross proceeds from the disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Accordingly, the entity through which shares of our common stock are held will affect the determination of whether such withholding is required.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our common stock and, subject to proposed Treasury Regulations described below, payments of gross proceeds from the disposition of our common stock. On December 13, 2018, the U.S. Department of Treasury released proposed Treasury Regulations (the preamble to which specifies that taxpayers may rely on them pending finalization) which would eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of stock. However, there can be no assurance that the proposed Treasury Regulations will be finalized in their present form.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to an investment in our common stock.
Backup Withholding and Information Reporting
Backup withholding, currently at a rate of 24%, generally will not apply to dividends paid to a non-U.S. holder on, or to the gross proceeds paid to a non-U.S. holder from a disposition of, our common stock, provided that the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.
We are required to report annually to the IRS the amount of any dividends paid to a non-U.S. holder, regardless of whether we actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an income tax treaty or other agreement between the United States and the tax authorities in such country. In addition, proceeds from the disposition by a non-U.S. holder of our common stock that is transacted within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. The U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is timely furnished to the IRS.
The preceding summary is for informational purposes only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING (CONFLICTS OF INTEREST)
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co. are acting as representatives, have agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
J.P. Morgan Securities LLC	4,125,000
Morgan Stanley & Co. LLC	4,125,000
Piper Sandler & Co	4,125,000
Keefe, Bruyette & Woods, Inc.	750,000
Raymond James & Associates, Inc.	750,000
William Blair & Company, L.L.C.	750,000
Rosenblatt Securities Inc.	375,000
Total:	15,000,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $0.966 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,250,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.
The cornerstone investor has indicated an interest in purchasing up to $40 million in shares of common stock in this offering at the initial public offering price. The shares of common stock to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. The underwriters will receive the same underwriting discounts and commissions on any of our shares of common stock purchased by the cornerstone investor as they will from any other shares of common stock sold to the public in this offering.
The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,250,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$23.00	$345,000,000	$396,750,000
Underwriting discounts and commissions to be paid by us	$1.61	$24,150,000	$27,772,500
Proceeds, before expenses, to us	$21.39	$320,850,000	$368,977,500
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $10.7 million. We have agreed to reimburse the underwriters for expenses of up to $50,000 relating to clearance of this offering with FINRA.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.
We have been approved to list our common stock on the NYSE under the trading symbol “MIAX.”
We and all directors and officers and the holders of substantially all of our outstanding stock, stock options and warrants have agreed that, without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co., we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus (the “restricted period”), subject to certain exceptions:
• offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;
•file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;
•enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or
•engage in any hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Piper Sandler & Co., we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.
The restrictions described in the immediately preceding paragraph to do not apply to:
•the sale of shares to the underwriters;
•transactions or public announcements relating to shares or other securities acquired in the open market after the completion of this offering;
•ordinary course market making activities;

•transfers of lock-up securities as a bona fide gift, or in connection with estate planning, provided that the transfer does not involve a disposition for value and each transferee agrees to be bound in writing by the terms of the lockup agreement;
•if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, transfers of lock-up securities or any security convertible into or exercisable or exchangeable for lock-up securities (i) to another corporation, partnership, limited liability company, investment fund trust or other business entity that is a subsidiary or an affiliate of the lock-up party, (ii) to any investment fund or other entity directly or indirectly controlling, controlled by, managing or managed by or under common control or management with the lock-up party or (iii) to its current or former limited partners, general partners, members, managers, beneficiaries, equityholders, stockholders or direct or indirect affiliates of the lock-up party, or to the estate of any of the foregoing, provided that the transfer does not involve a disposition for value and each transferee agrees to be bound in writing by the terms of the lockup agreement at the time of transfer;
•establishing a trading plan pursuant to Rule 10b5‑1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period;
•the issuance by us of shares of common stock upon the exercise of stock options granted under our equity incentive plans or warrants (in each case, including by “net” or “cashless exercise”) or upon the conversion of our non-voting common stock, Series B preferred stock or convertible notes, provided that the common stock issued upon such exercise or conversion shall remain subject to the terms of the lock-up agreement;
•the exercise of warrants to purchase common stock (whether acquired prior to or following this offering), provided that any such shares of common stock shall be subject to the terms of the lock-up agreement;
•transfers of lock-up securities to us as payment of the exercise price for any warrants to purchase common stock or to satisfy tax withholding obligations pursuant to a plan or arrangement described in this prospectus;
•open market transactions by the lock-up party to cover tax obligations in connection with the exercise of options expiring during the restricted period, issued pursuant to a plan or arrangement described in this prospectus;
•open market transactions by non-employees to cover tax obligations of such non-employee in connection with the vesting of restricted stock awards issued pursuant to a plan or arrangement described in this prospectus;
•transfers of lock-up securities to us upon death, disability or termination of employment of the lock-up party;
•transfers of lock-up securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all stockholders involving a change of control;
•in certain cases, a pledge of a security interest in any lock-up securities as collateral for a loan, provided that in the event such pledge results in a transfer of lock-up securities, the transferee agrees to be bound in writing by the terms of the lock-up agreement;
•in certain cases, transfers of certain securities acquired under our equity rights programs, provided that any the transferee agrees to be bound in writing by the terms of the lock-up agreement;
•the conversion or exchange of shares of common stock into warrants, provided that (i) any such warrants shall be subject to the terms of the lock-up agreement and (ii) if any filing under the Exchange Act reporting a reduction in beneficial ownership of shares of common stock in connection with such transfer is required during the restricted period, such filing shall clearly indicate that the shares remain subject to the lock-up agreement; and

•the sale or issuance by us of up to 10% of the outstanding shares of common stock, or any securities convertible into or exercisable or exchangeable for common stock, in connection with mergers, acquisitions of securities or other assets, joint ventures, commercial relationships or other strategic corporate transactions, provided that the recipients of shares of common stock in connection with any such transaction agree to be bound in writing by the terms of the lock-up agreement.
In the event a release from a lock-up agreement is granted to any officer, director, or holder of greater than 1% of the Company’s total outstanding shares of common stock, certain other holders of lock-up securities will have pro rata release rights on the same terms, subject to certain exceptions.
J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Piper Sandler & Co. in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, in connection with this offering, in accordance with the provisions of Rule 101 and Rule 104 of Regulation M, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. The underwriters have advised us that, in accordance with Rule 101 and Rule 104 of Regulation M, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares of common stock sold by or for the account of such underwriter in stabilizing or short covering transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time. To the extent the underwriters and their respective affiliates have or will engage in such activities in connection with this offering, they have and will only do so in accordance with the limitations and restrictions of Rules 101 and 104 of Regulation M, as and to the extent applicable.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For example, Piper Sandler & Co. acted as our financial advisor in connection with our 2029 Senior Secured Term Loan financing with Warburg Pincus and our acquisition of Dorman Trading.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. Notwithstanding the foregoing, these activities have only, and will only, be engaged in to the extent the underwriters and their respective affiliates are able to do so in accordance with the limitations and restrictions in Rules 101 and 104 of Regulation M.
Conflicts of Interest
John Beckelman, a member of our board of directors, is a Managing Director of Piper Sandler & Co. As a result, there is a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering is being conducted in compliance with FINRA Rule 5121, which prohibits Piper Sandler & Co. from making sales to discretionary accounts without the prior written approval of the account holder and requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement and exercise its usual standards of due diligence with respect thereto. J.P. Morgan Securities LLC is acting as a “qualified independent underwriter” for this offering. J.P. Morgan Securities LLC will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. Piper Sandler & Co. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the account holder.
Pricing of the Offering
Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.
Directed Share Program
At our request, the underwriters have reserved up to 750,000 shares of common stock, or 5% of the shares of common stock that may be offered by this prospectus for sale, at the initial public offering price, through a directed share program for certain of our directors, officers and employees, and certain individuals associated with us and our stockholders. We will offer these shares to the extent permitted under applicable regulations in the United States. Pursuant to the underwriting agreement we have entered into with the underwriters, the sales will be made by Morgan Stanley & Co. LLC through a directed share program.
We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares of common stock available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of common stock offered by this prospectus. Any of our directors, officers and other stockholders that have entered into lock-up agreements with the underwriters prior to the commencement of this offering and buy shares of common stock through the directed share program will be subject to a 180-day lock-up period with respect to such shares.

We agreed to indemnify Morgan Stanley & Co. LLC in connection with the directed share program, including for the failure of any participant to pay for its shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of common stock sold pursuant to the directed share program.
Selling Restrictions
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which have been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares of common stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019/1234, except that the shares of common stock may be offered to the public in the United Kingdom at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in Canada
The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Switzerland
The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss

Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.
Notice to Prospective Investors in Monaco
The shares of common stock may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus may only be communicated to (i) banks and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338, of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this document to potential investors.
Notice to Prospective Investors in Austria
This document:
•does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);
•has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and
•may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).
The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign or otherwise alienate those shares of common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to Prospective Investors in New Zealand
This document has not been registered, filed with or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (the “FMA Act”). The shares of common stock may only be offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) to a person who:
•is an investment business within the meaning of clause 37 of Schedule 1 of the FMC Act;
•meets the investment activity criteria specified in clause 38 of Schedule 1 of the FMC Act;
•is large within the meaning of clause 39 of Schedule 1 of the FMC Act;

•is a government agency within the meaning of clause 40 of Schedule 1 of the FMC Act; or
is an eligible investor within the meaning of clause 41 of Schedule 1 of the FMC Act.
Notice to Prospective Investors in Japan
The shares of common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Hong Kong
The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares of common stock or caused the shares of common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of common stock or cause the shares of common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, whether directly or indirectly, to any person in Singapore other than:
(a)to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;
(b)to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
(c)otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:
(a)to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)where no consideration is or will be given for the transfer;
(c)where the transfer is by operation of law;
(d)as specified in Section 276(7) of the SFA; or
(e)as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Notice to Prospective Investors in China
This document will not be circulated or distributed in the PRC and the shares of common stock will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this document nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.
Notice to Prospective Investors in Korea
The shares of common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares of common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares of common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of common stock. By the purchase of the shares of common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of common stock pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the shares of common stock has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares of common stock, as principal, if the offer is on terms that the shares of common stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares of common stock is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.
Notice to Prospective Investors in Taiwan
The shares of common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of common stock in Taiwan.
Notice to Prospective Investors in Saudi Arabia
This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.
Notice to Prospective Investors in Qatar
The shares of common stock described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.
Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in the United Arab Emirates
The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to Prospective Investors in Bermuda
Shares of common stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.
Notice to Prospective Investors in the British Virgin Islands
The shares of common stock are not being, and may not be, offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on our behalf. The shares of common stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), (each, a “BVI Company”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.
Notice to Prospective Investors in Bahamas
Shares of common stock may not be offered or sold in The Bahamas via a public offer. Shares of common stock may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of The Bahamas.
Notice to Prospective Investors in South Africa
Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) is being made in connection with the issue of the shares of common stock in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares of common stock are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1)(a)	the offer, transfer, sale, renunciation or delivery is to:

(i)persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;
(ii)the South African Public Investment Corporation;
(iii)persons or entities regulated by the Reserve Bank of South Africa;
(iv)authorised financial service providers under South African law;
(v)financial institutions recognised as such under South African law;
(vi)a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or
(vii)any combination of the person in (i) to (vi); or

Section 96 (1)(b)	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.
Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus will be passed upon for us by Reed Smith LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Ropes & Gray LLP.
EXPERTS
The consolidated financial statements of Miami International Holdings, Inc. as of December 31, 2024 and 2023, and for each of the years in the three year period ended December 31, 2024, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.
As a result of the offering, we will become subject to the information and reporting requirements of the Exchange Act and we will be required to file periodic reports and other information with the SEC. These periodic reports and other information will be available on the SEC’s website referred to above. We also maintain a website at www.miaxglobal.com, at which, following this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. We have included our website address as an inactive textual reference only.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors
Miami International Holdings, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Miami International Holdings, Inc. and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
New York, New York
March 20, 2025, except for the effects of the reverse stock split described in Note 25 to the consolidated financial statements, as to which the date is July 18, 2025, and the change in the composition of the reportable segments described in Notes 2, 4, 12, and 19 to the consolidated financial statements as to which the date is August 4, 2025.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share amounts)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$150,341	$59,293
Cash and securities segregated under federal and other regulations	30,809	15,191
Accounts receivable, net	92,415	58,145
Restricted cash	6,270	7,423
Clearing house performance bonds and guarantee funds	87,744	67,847
Participant margin deposits	1,234	26,384
Receivables from broker-dealers, futures commission merchants, and clearing organizations	147,164	128,397
Current portion of derivative assets	33,536	—
Other current assets	23,303	23,501
Total current assets	572,816	386,181

Investments	31,022	35,590
Fixed assets, net	44,478	34,109
Internally developed software, net	32,262	27,415
Goodwill	46,818	46,818
Other intangible assets, net	114,224	114,713
Derivative assets, net of current portion	50,304	—
Other assets, net	81,727	75,017
Total assets	$973,651	$719,843

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and other liabilities	$120,361	$81,415
Accrued compensation payable	33,523	27,770
Current portion of long-term debt	4,767	112,241
Deferred transaction revenues	2,710	2,893
Clearing house performance bonds and guarantee funds	87,244	67,347
Participant margin deposits	1,234	26,384
Payables to customers	152,637	130,139
Payables to clearing organizations	2,746	749
Total current liabilities	405,222	448,938

Long-term debt	32,268	6,184
Deferred income taxes	10,766	7,578
Puttable common stock, net of current portion	78,424	79,186
Puttable warrants issued with debt	64,188	—
Other non-current liabilities	15,166	14,176
Total liabilities	606,034	556,062

Commitments and contingencies (Note 16)	—	—

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (continued)
(dollars in thousands, except share amounts)

	December 31, 2024	December 31, 2023
Stockholders’ Equity:
Convertible preferred stock - par value $0.001 (25,000,000 authorized, and 781,859 issued and outstanding at December 31, 2024 and 746,859 issued and outstanding at December 31, 2023)	1	1
Common stock - voting and nonvoting, par value $0.001 (600,000,000 authorized (400,000,000 voting, 200,000,000 nonvoting); 63,219,480 issued and 63,181,011 outstanding non-puttable common stock at December 31, 2024 (59,683,661 voting, 3,497,350 nonvoting)) and 57,536,502 issued and outstanding non-puttable common stock at December 31, 2023 (53,764,612 voting, 3,771,890 nonvoting)	63	57
Common stock in treasury, at cost, 38,469 shares at December 31, 2024 and 0 shares at December 31, 2023	(775)	—
Additional paid-in capital	930,638	833,080
Accumulated deficit	(562,310)	(668,496)
Total Miami International Holdings, Inc. Stockholders’ equity	367,617	164,642
Non-controlling interest in consolidated subsidiaries	—	(861)
Total stockholders’ equity	367,617	163,781
Total liabilities and stockholders’ equity	$973,651	$719,843
See accompanying notes to consolidated financial statements.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share and per share amounts)

	Year Ended December 31,
	2024	2023	2022
Revenues:
Transaction and clearing fees	$1,000,114	$907,142	$698,434
Access fees	89,567	88,049	62,031
Market data fees	33,646	30,114	28,043
Other revenue	16,745	15,702	9,411
Total revenues	1,140,072	1,041,007	797,919
Cost of revenues:
Liquidity payments	727,177	718,217	545,853
Brokerage, clearing, and exchange fees	68,462	55,001	14,573
Section 31 fees	62,140	27,770	38,386
Equity rights program	1,975	4,601	2,972
Other cost of revenues	4,674	2,949	500
Total cost of revenues	864,428	808,538	602,284
Revenues less cost of revenues	275,644	232,469	195,635

Operating expenses:
Compensation and benefits	145,225	110,685	83,643
Information technology and communication costs	29,167	22,513	16,598
Depreciation and amortization	23,372	21,030	20,284
Occupancy costs	9,405	7,562	6,767
Professional fees and outside services	47,656	44,713	35,054
Marketing and business development	3,063	5,555	8,414
Acquisition-related costs	—	2,723	2,408
General, administrative, and other	20,581	20,554	17,123
Total operating expenses	278,469	235,335	190,291
Operating income / (loss)	(2,825)	(2,866)	5,344
Non-operating (expense) income:
Change in fair value of warrants on puttable shares & puttable common stock	(10,594)	(26)	71,267
Loss on extinguishment of puttable common stock liability	—	(5,085)	—
Change in fair value of puttable warrants issued with debt	(4,662)	—	—
Interest income	3,302	2,664	600
Interest expense and amortization of debt issuance costs	(13,951)	(18,875)	(21,916)
Impairment of investment	(4,108)	(2,419)	(4,615)
Gain on intangible asset	52,604	—	—
Unrealized gain on derivative assets	83,840	—	—
Other, net	1,475	4,538	(574)
Income / (loss) before income tax provision	105,081	(22,069)	50,106
Income tax benefit (expense)	(3,095)	697	7,219
Net income / (loss)	101,986	(21,372)	57,325
Net loss attributable to non-controlling interest	(137)	(482)	(228)
Net income / (loss) attributable to Miami International Holdings, Inc.	$102,123	$(20,890)	$57,553

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (continued)
(dollars in thousands, except share and per share amounts)

	Year Ended December 31,
	2024	2023	2022
Weighted-average shares of common stock outstanding
Basic	60,698,967	56,457,675	54,710,544
Diluted	74,625,858	56,457,675	75,167,367
Net income (loss) per share attributable to common stock
Basic	$1.68	$(0.37)	$1.05
Diluted	$1.39	$(0.37)	$0.77
See accompanying notes to consolidated financial statements.

MIAMI INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(dollars in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock - Voting and Nonvoting		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total MIH Stockholders’ Equity (Deficit)	Non-controlling interests	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2021	411,049	$1	44,724,409	$45	—	$—	$591,721	$(705,159)	$(113,392)	$(151)	$(113,543)

Acquisition of Dorman Trading LLC	—	—	403,846	—	—	—	7,738	—	7,738	—	7,738
Contingent stock consideration in connection with business combination	—	—	—	—	—	—	2,579	—	2,579	—	2,579
Issuance of common stock - warrant exercises	—	—	1,295,657	1	—	—	5,490	—	5,491	—	5,491
Employee & Director stock transactions	327,653	—	89,667	—	—	—	4,080	—	4,080	—	4,080
Repurchases of common stock from employee stock incentive plans	—	—	(55,931)	—	—	—	(1,382)	—	(1,382)	—	(1,382)
Settlement of convertible loans in common stock	—	—	354,245	1	—	—	3,541	—	3,542	—	3,542
Settlement of interest payable in common stock	—	—	53,274	—	—	—	740	—	740	—	740
Equity rights program	—	—	—	—	—	—	2,972	—	2,972	—	2,972
Share based compensation	—	—	338,573	—	—	—	19,930	—	19,930	—	19,930
Conversion of puttable common stock into non-puttable common stock	—	—	401,232	—	—	—	10,421	—	10,421	—	10,421
Net income (loss)	—	—	—	—	—	—	—	57,553	57,553	(228)	57,325
Balance, December 31, 2022	738,702	$1	47,604,972	$47	—	$—	$647,830	$(647,606)	$272	$(379)	$(107)

Issuance of contingent stock consideration in connection with business combination	—	—	134,616	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	733,768	1	—	—	14,704	—	14,705	—	14,705
Issuance of common stock - warrant exercises	—	—	71,000	—	—	—	877	—	877	—	877
Issuance of common stock in connection with termination of put liability	—	—	131,576	—	—	—	2,697	—	2,697	—	2,697
Issuance of warrants with debt or debt amendments	—	—	—	—	—	—	477	—	477	—	477
Issuance of warrants with common stock	—	—	—	—	—	—	338	—	338	—	338
Employee & Director stock transactions	8,157	—	145,392	—	—	—	855	—	855	—	855
Repurchases of common stock from employee stock incentive plans	—	—	(161,404)	—	—	—	(3,313)	—	(3,313)	—	(3,313)

MIAMI INTERNATIONAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (continued)
(dollars in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock - Voting and Nonvoting		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Total MIH Stockholders’ Equity (Deficit)	Non-controlling interests	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Settlement of interest payable in common stock	—	—	14,681	—	—	—	264	—	264	—	264
Warrant extensions	—	—	—	—	—	—	535	—	535	—	535
Equity rights program	—	—	—	—	—	—	4,601	—	4,601	—	4,601
Share based compensation	—	—	1,998,739	2	—	—	25,954	—	25,956	—	25,956
Conversion of puttable common stock into non-puttable common stock	—	—	6,863,162	7	—	—	137,261	—	137,268	—	137,268
Net loss	—	—	—	—	—	—	—	(20,890)	(20,890)	(482)	(21,372)
Balance, December 31, 2023	746,859	$1	57,536,502	$57	—	$—	$833,080	$(668,496)	$164,642	$(861)	$163,781

Adoption of ASU 2020-06	—	—	—	—	—	—	(375)	231	(144)	—	(144)
Issuance of common stock - warrant exercises	—	—	1,795,955	2	—	—	1,558	—	1,560	—	1,560
Issuance of common stock	—	—	275,610	—	—	—	5,531	—	5,531	—	5,531
Issuance of warrants with common stock	—	—	—	—	—	—	119	—	119	—	119
Employee & Director stock transactions	35,000	—	437,271	1	—	—	2,943	—	2,944	—	2,944
Cancellation of repurchased common stock from employee stock incentive plans	—	—	(558,685)	(1)	—	—	(11,647)	—	(11,648)	—	(11,648)
Repurchases of common stock from employee stock incentive plans	—	—	—	—	(38,469)	(775)	—	—	(775)	—	(775)
Settlement of convertible loans in common stock	—	—	3,119,444	3	—	—	56,147	—	56,150	—	56,150
Settlement of interest payable in common stock	—	—	104,160	—	—	—	1,875	—	1,875	—	1,875
Issuance of common stock for induced conversion of convertible loans	—	—	68,006	—	—	—	1,365	—	1,365	—	1,365
Warrant extension in connection with debt amendments	—	—	—	—	—	—	520	—	520	—	520
Equity rights program	—	—	—	—	—	—	1,975	—	1,975	—	1,975
Share based compensation	—	—	441,217	1	—	—	42,377	—	42,378	—	42,378
Acquisition of non-controlling interest and other	—	—	—	—	—	—	(4,830)	3,832	(998)	998	—
Net income	—	—	—	—	—	—	—	102,123	102,123	(137)	101,986
Balance, December 31, 2024	781,859	$1	63,219,480	$63	(38,469)	$(775)	$930,638	$(562,310)	$367,617	$—	$367,617
See accompanying notes to consolidated financial statements.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net income / (loss)	$101,986	$(21,372)	$57,325
Adjustments to reconcile net income / (loss) to net cash provided by (used in) operating activities:
Amortization of debt discount and issue cost	2,841	1,806	1,757
Amortization of beneficial conversion	—	75	210
Settlement of interest payable in common stock	1,875	264	740
Depreciation and amortization	23,372	21,030	20,284
Share based compensation expense	43,631	30,029	22,322
Provision for accounts receivable credit losses	37	6	4
Provision for deferred income taxes	3,188	(864)	(7,187)
Provision for notes receivable credit losses	2,892	6,734	9,147
Impairment of investments	4,108	2,419	4,615
Impairment of long-lived assets	1,981	7,619	3,665
Impairment of intangible assets	—	—	635
Issuance of common stock in connection with extinguishment of puttable common stock liability	—	2,697	—
Settlement of induced conversion expense in common stock	1,365	—	—
Change in fair value puttable common stock	10,594	26	(71,267)
Change in fair value of puttable warrants issued with debt	4,662	—	—
Unrealized (gain) loss on equity securities owned	1,085	(3,301)	204
Unrealized gain on derivative assets	(83,840)	—	—
Changes in operating assets and liabilities:
Cash and securities segregated under federal and other regulations	—	—	24,384
Accounts receivable	(34,307)	2,143	(1,871)
Clearing house performance bonds and guarantee funds	19,897	(84,960)	77,796
Participant margin deposits	(25,150)	26,384	—
Receivables from broker-dealers, futures commission merchants, and clearing organizations	(18,767)	(30,936)	4,670
Other current assets	1,149	(4,362)	(172)
Other assets	(5,689)	(17,527)	(21,544)
Accounts payable and other liabilities	26,571	(12,621)	4,381
Accrued compensation payable	5,753	5,621	2,708
Other liabilities	(2,107)	(4,150)	2,822
Deferred transaction revenue	(183)	(718)	(3,886)
Payables to customers	22,498	24,883	(10,980)
Payables to clearing organizations	1,997	(120)	869
Net cash provided by (used in) operating activities	111,439	(49,195)	121,631
Cash flows from investing activities:
Capital expenditures	(26,739)	(16,202)	(10,947)
Capitalization of internally developed software	(12,268)	(9,692)	(9,087)
Purchases of investments	(1,578)	(18,369)	(9,650)
Cash paid for acquisitions, net of cash acquired	—	(19,876)	(24,245)
Net cash used in investing activities	(40,585)	(64,139)	(53,929)
Cash flows from financing activities:
Proceeds from debt issuance, net of debt discount	35,474	1,486	—
Puttable warrants issued with debt	59,526	—	—

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(dollars in thousands)

	Year Ended December 31,
	2024	2023	2022
Payment of debt issuance costs	(5,857)	—	—
Repayments of debt	(57,322)	(32,000)	(15,000)
Repayments of capital lease obligations	(145)	(136)	(2,541)
Repurchases of common stock from employee stock incentive plans	(12,424)	(3,313)	(1,382)
Proceeds from warrant extension	—	535	—
Proceeds from issuance of warrants with common stock	119	370	—
Proceeds from issuance of common stock and convertible preferred stock	10,035	16,436	9,571
Net cash provided by (used in) financing activities	29,406	(16,622)	(9,352)
Increase (decrease) in cash, cash equivalents, segregated cash, and restricted cash	100,260	(129,956)	58,350
Cash, cash equivalents, segregated cash and restricted cash at beginning of period	176,138	306,094	247,744
Cash, cash equivalents, segregated cash, and restricted cash at end of period	$276,398	$176,138	$306,094

Reconciliation of cash, cash equivalents, segregated cash, and restricted cash:
Cash and cash equivalents	$150,341	$59,293	$126,449
Cash segregated under federal and other regulations	30,809	15,191	19,528
Restricted cash	6,270	7,423	7,060
Restricted cash (clearing house performance bonds and guarantee funds)	87,744	67,847	153,057
Participant margin deposits	1,234	26,384	—
Total	$276,398	$176,138	$306,094

Supplemental disclosure of cash transactions:
Cash paid for income taxes	$457	$602	$2,521
Cash paid for interest	$12,618	$16,837	$18,568

Supplemental disclosure of non-cash investing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$4,078	$8,564	$4,270
Contingent common stock issued in connection with acquisition of Dorman Trading LLC	—	—	2,579
Assets acquired under capital leases	287	357	280
Intangible assets acquired	—	—	635
Non-cash amounts related to capitalized internally developed software	722	528	580
Total non-cash investing activities	$5,087	$9,449	$8,344

Supplemental disclosure of non-cash financing activities:
Conversion of puttable common stock into non-puttable common stock	$—	$137,268	$10,421
Common stock issued in connection with acquisition of Dorman Trading LLC	—	—	7,738
Issuance of warrants with debt or debt amendments	520	445	—
Settlement of convertible loans in common stock	56,150	—	3,542
Total non-cash financing activities	$56,670	$137,713	$21,701
See accompanying notes to consolidated financial statements.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
o
1.NATURE OF OPERATIONS
Miami International Holdings, Inc. (“MIH” or the “Company”) through its subsidiaries operates diverse markets across options, futures, and cash equities. This includes markets in U.S. options through MIAX Options, MIAX Pearl, MIAX Emerald and MIAX Sapphire; U.S. equities through MIAX Pearl Equities (collectively, the “MIAX Exchanges”); futures and options on futures through the MIAX Futures Exchange, LLC (“MIAX Futures” formerly Minneapolis Grain Exchange), Dorman Trading, LLC (“Dorman Trading”) and LedgerX LLC (“LedgerX”) d/b/a MIAX Derivatives Exchange (MIAXdx); and international listings through the Bermuda Stock Exchange (“BSX”). The MIAX Exchanges are powered by the Company's in-house built proprietary technology platform.
On August 12, 2024, the Company launched MIAX Sapphire, the Company’s fourth national securities exchange for U.S. multi-listed options. The launch of the MIAX Sapphire electronic exchange is expected to be followed by the opening of a physical trading floor in Miami, Florida, in the third quarter of 2025.
The Company acquired LedgerX, a fully electronic Designated Contract Market (“DCM”), Derivatives Clearing Organization (“DCO”) and Swap Execution Facility (“SEF”) on May 19, 2023.
The Company is headquartered in Princeton, New Jersey with principal offices in Miami, Minneapolis, Chicago and Hamilton, Bermuda
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts and transactions of Miami International Holdings, Inc. and its majority owned subsidiaries. In preparing the consolidated financial statements, all significant intercompany accounts and transactions have been eliminated.
For those consolidated subsidiaries in which the Company’s ownership is less than 100% and for which the Company has control over the assets and liabilities and the management of the entity, the outside stockholders’ interest is shown as non-controlling interest.
Segment Information
The Company previously operated three reportable business segments prior to the quarter ended June 30, 2025. As a result of the TISE acquisition as disclosed in Note 24 - Subsequent Events which was completed on June 5, 2025, the Company formed a new International segment consisting of TISE and BSX. The three other reportable segments are Options, Equities and Futures. This change in operating segments is based on how the Company’s chief operating decision-maker organized the Company to allocate resources, assess performance, and manage its businesses. All historical segment financial information has been recast to conform to this new reporting structure in the Company’s consolidated financial statements and accompanying notes. See Note 19 - Segment Reporting for more information. Substantially all of the Company’s revenues and assets are attributed to or located in the United States.
Change in Accounting Principle
Safeguarded Customer Digital Assets and Liability for Safeguarded Customer Digital Assets
On January 30, 2025, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 122 (“SAB 122”). SAB 122 rescinds the previously-issued interpretative guidance included within SAB 121 with respect to accounting for obligations to safeguard digital assets that an entity holds for its customers. SAB 122 directs an entity to apply Accounting Standards Codification (“ASC”) 450-20, Loss Contingencies to determine whether an entity has a liability related to risk of loss from an obligation to safeguard digital assets for customers. The Company has adopted SAB 122 as of December 31, 2024 on a retrospective basis. As a result of the adoption of SAB 122, the Company has derecognized the safeguarded customer digital assets and liability for safeguarded customer digital assets previously recognized in the consolidated financial statements.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In accordance with GAAP, the periods presented have been retrospectively adjusted to reflect this change, with no impact on revenue, operating income (loss), net income (loss), earnings per share, or any other components of equity or net assets. The following table shows the changes in presentation in the consolidated balance sheets upon the Company’s change in accounting principle to reflect the derecognition of safeguarded customer digital assets and liability for safeguarded customer digital assets (in thousands):

	As of December 31, 2023
	As Previously Reported	Adjustment	As Adjusted
Safeguarded customer digital assets	$71,464	$(71,464)	$—
Liability for safeguarded customer digital assets	71,464	(71,464)	—
Use of Estimates
The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. These estimates are based on historical experience, and other assumptions that management believes to be reasonable under the circumstances, which together form the basis for making judgments about the carrying values of assets and liabilities.
Assumptions and estimates used in preparing the consolidated financial statements include those related to the reserve for credit losses on receivables, useful lives and impairment of fixed assets, the capitalization and estimated useful life of internally developed software, the valuation of warrants on puttable shares and the valuation of puttable common stock, the recognition and measurement of goodwill and intangible assets, impairment of long-term investments, the valuation and recognition of share-based compensation, the discount rate used for operating leases, the recognition and measurement of current and deferred income tax assets and liabilities, and the valuation of derivative assets. Actual results could differ from these estimates and could have a material adverse effect on the Company's consolidated financial statements.
Revenue Recognition
For further discussion related to revenue recognition of fees, such as transaction and clearing fees, access fees, market data fees, see Note 4 - Revenue Recognition.
Cash and Cash Equivalents
Cash and cash equivalents include cash and amounts due from banks, interest-bearing bank balances and other highly liquid investments with original maturities of 90 days or less. The Company places its cash and cash equivalents with financial institutions and at times, cash held in bank accounts may exceed the Federal Deposit Insurance Corporation insurance limit. The Company monitors its risk of loss associated with such balances and deems the risk of loss to be remote. The carrying values of the Company’s cash and cash equivalents approximates fair value.
Cash and Securities Segregated under Federal and Other Regulations
Pursuant to requirements of the Commodity Exchange Act and Commission Regulation 1.20 (“Section 1.20”) and Regulation 30.7 (“Section 30.7”), funds deposited with Dorman Trading by customers relating to futures and options on futures contracts in regulated commodities must be carried in separate accounts, which are designated as segregated customer accounts. The deposits in segregated customer accounts are maintained for the exclusive benefit of customers.
Restricted Cash
Restricted cash, which was $6.3 million as of December 31, 2024 and $7.4 million as of December 31, 2023, is restricted from withdrawal due to a contractual or regulatory requirement or not available for general use and as such

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
is classified as restricted in the consolidated balance sheets. Restricted cash primarily includes funds held for the Company's trading and clearing businesses.
Accounts Receivable, Net
Accounts receivable are concentrated with the Company’s member firms and market data distributors and are primarily collected through the Options Clearing Corporation (“OCC”) and the National Securities Clearing Corporation (“NSCC”). Transaction and clearing fees are netted against the liquidity payments for each member firm and the balance owed from a member firm is recognized as accounts receivable, net if the amount is to be received and as accounts payable and other liabilities if the amount is owed to the member firm. Management evaluates the Company’s accounts receivables periodically and determines an appropriate allowance for uncollectible accounts receivable using an aging schedule. The aging schedule applies loss rates based on historical loss information and as deemed necessary, is adjusted for the difference in the nature of the receivables that exist at the reporting date from the historical period. In circumstances where a specific member firm’s inability to meet its financial obligations is probable, the Company records a provision for uncollectible accounts against the member firm’s receivable. Due to the short-term nature of the accounts receivable, changes in future economic conditions are not expected to have a significant impact on the expected credit losses. The accounts receivable are presented net of allowance for credit losses on the consolidated balance sheets and the associated losses are presented in other operating expenses on the consolidated statements of operations. At December 31, 2024 and 2023, the allowance for accounts receivable did not have a significant impact on the Company’s consolidated financial statements.
Clearing House Performance Bonds and Guarantee Funds
MIAX Futures clearing members’ cash contributions are included in clearing house performance bonds and guarantee funds in the consolidated balance sheets as both a current asset and a current liability. These balances may fluctuate over time due to changes in the amount of deposits required and whether members choose to provide cash or non-cash contributions. Non-cash contributions include U.S. Treasury Bill securities that must meet specific criteria approved by MIAX Futures. Non-cash contributions are pledged assets that are not recorded in the consolidated balance sheets as the Company does not take legal ownership of these assets and the risks and rewards remain with the clearing members.
Participant Margin Deposits
Participant margin deposits represent cash and cash equivalents maintained in segregated LedgerX bank accounts that are controlled by LedgerX but are held for the benefit of customers. Customer agreements generally require that accounts and transactions be fully-collateralized, which requires that customers post sufficient cash and/or digital asset margin deposits prior to trade execution in order to satisfy the maximum potential loss on all open positions. In addition, customers may opt into a collateral netting system that allows a customer’s required collateral for a given option to be netted with the customer’s other options of the same type and term. In all cases, the Company still holds the maximum potential loss on the entire portfolio of positions. Participant margin deposits are recorded as an asset with a corresponding liability in the consolidated balance sheets.
Receivables from and Payables to Broker-Dealers, Futures Commission Merchants, and Clearing Organizations
Dorman Trading, a futures commission merchant, records receivables from broker-dealers, futures commission merchants and clearing organizations representing margin deposits, in the form of cash and securities, held at clearing organizations as well as amounts deposited with and receivables from broker-dealers and futures commission merchants, less any payables where any right of offset exists. Where amounts are owed to broker-dealers, futures commission merchants and clearing organizations, and there is no right of offset, the amount due is presented within payables to clearing organizations on the consolidated balance sheets.
Deposits held at clearing organizations pertain primarily to cash deposits made to satisfy clearing organization margin requirements on customer open futures and options on futures positions, as well as to satisfy the requirements set by clearing exchanges for clearing membership. In addition to margin, deposits with clearing organizations include guaranty deposits, which are held by clearing organizations for use in potential default

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
situations by one or more members of the clearing organizations. The guaranty deposits may be applied to Dorman Trading’s obligations to the clearing organization or to the clearing organization’s obligations to unrelated parties.
Deposits with clearing organizations also include securities deposited with, or pledged to, clearing organizations. These securities are primarily U.S. Treasury obligations that were either pledged to Dorman Trading by its customers or represent investments of customer funds. These securities are carried at fair value with any change in fair value reflected in payables to customers for those pledged by customers, or to ‘interest income’ (included in other revenue in the consolidated statements of operations) for those securities that represent an investment of customers funds.
Receivables from and Payables to Customers
Receivables from customers, net includes the total of net deficits in individual exchange-traded futures and option on futures and amounts due from other services provided to Dorman Trading’s customers. Customer deficits arise from realized and unrealized trading losses on futures, options on futures and amounts due on cash and margin transactions. The receivables from customers was not material as of December 31, 2024 and 2023 and is presented within the accounts receivable, net on the consolidated balance sheets. Payables to customers consists of funds received, accrued interest payable on those funds, and the net market value of open option contracts with customers. Customer deficit accounts are reported gross of customer accounts that contain net credit or positive balances, except where a right of setoff exists. Net deficits in individual trading accounts include both secured and unsecured deficit balances due from customers.
Equity Securities Owned
Equity securities owned, included in other current assets in the consolidated balance sheets, represent marketable securities carried at fair value and measured on a recurring basis (see Note 15 - Fair Value). Related realized and unrealized gains and losses are recognized in current period earnings within other, net in non-operating (expense) income in the consolidated statements of operations.
Investments
The Company holds equity investments in certain non-marketable securities with no readily determinable fair values. The Company generally accounts for equity investments using the measurement alternative when it does not have a controlling interest or significant influence and when there is an absence of readily determinable fair value for the respective investment. Equity classified non-marketable securities are subject to periodic review to determine whether any events or changes in circumstances indicate that the investments may no longer qualify for the measurement alternative and require remeasurement at fair value. To the extent the measurement alternative continues to apply, the Company evaluates whether there are any impairment indicators that require an impairment adjustment. In the event of impairment, the Company recognizes a loss for the difference between the carrying amount and the estimated fair value of the equity investment.
Exchange Membership and Stock, at cost
Dorman Trading as a full-service FCM providing execution and clearing services for introducing brokers, retail customers, institutional clients and professional traders on a number of futures exchanges is required to hold certain exchange and clearing organization memberships with the respective exchange venues for such execution and clearing purposes. Exchange memberships that represent an ownership interest which must be held by Dorman Trading to conduct business in the respective venues are accounted for at cost with appropriate consideration for other-than-temporary impairment. Fair value is determined using quoted market prices and recent transactions. As of and for the years ended December 31, 2024 and 2023, no impairment was recognized. Alternatively, exchange memberships, or seats, that only represent the right to conduct business on an exchange, but not an ownership interest in the exchange, are accounted for as indefinite-lived intangible assets at cost with potential impairment determined under FASB ASC 350, Intangibles - Goodwill and Other. As of and during the years ended December 31, 2024, 2023 and 2022, there were no indicators that would suggest that the carrying values of exchange memberships that do not represent an ownership interest are impaired. These memberships are included in other assets, net on the consolidated balance sheets.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Fair Value Measurement
The Company accounts for certain assets and liabilities at fair value. Fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, which is the exit price.
The fair value hierarchy under GAAP prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The levels of the fair value hierarchy are as follows:
•Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
•Level 2 - Inputs that reflect quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets and inputs other than quoted prices that are directly or indirectly observable in the marketplace.
•Level 3 - Unobservable inputs which are supported by little or no market activity.
Fixed Assets, Net
Fixed assets are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets ranging from three to five years for furniture, equipment and software, and one to twenty five years for building and improvements. Fixed assets acquired under capital leases are depreciated over the life of the lease or the estimated useful life of the asset, whichever is shorter. Leasehold improvements are amortized over the shorter of the remaining term of the respective lease to which they relate or the remaining useful lives of the leasehold improvement. Any gain or loss on the retirement of assets is recognized currently.
Internally Developed Software, Net
The Company capitalizes costs of internally developed software incurred during the application development stage, which includes design, coding, installation and testing activities while costs incurred during the preliminary project stage are expensed as incurred in accordance with FASB ASC 350, Intangibles - Goodwill and Other. Once the software is ready for its intended use, these costs are amortized on a straight-line basis over the software’s estimated useful life, generally five years.
Impairment of Long-lived Assets
A review of impairment of long-lived assets is performed at least annually or when events or changes in circumstances indicate that the carrying values of the assets may not be recoverable. Impairment indicators may include, but are not limited to, a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. Impairment losses are recorded if the asset’s carrying value is not recoverable through its undiscounted future cash flows. Impairment losses are measured based upon the difference between the carrying amount and estimated fair value of the related asset or asset group. During the years ended December 31, 2024, 2023 and 2022, the Company recorded an impairment loss amounting to $2.0 million, $7.6 million and $3.7 million, respectively, relating to owned land and building, which was included in general, administrative, and other in the consolidated statements of operations.
Goodwill and Other Intangible Assets, Net
Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets of a business acquired. Goodwill is allocated to the Company’s reporting units based on the assignment of the fair values of each reporting unit of the acquired company. The Company tests goodwill for impairment at the reporting unit level annually on October 1st or more frequently if conditions exist that indicate

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
that the goodwill may be impaired. The Company performed its annual goodwill impairment test for the periods presented and determined that no impairment existed.
Intangible assets, net are comprised of customer relationships, trade name, non-compete agreements, exchange licenses, and a FCM license. Intangible assets determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that the assets carrying value may be impaired. Intangible assets that have a finite life are amortized on a straight-line basis over their estimated useful lives.
The estimated useful lives of intangible assets are as follows:

Estimated useful life
Customer relationships	3 - 15 years
Trade name	2 years
Non-compete agreements	3 years
The Company tests finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When these indicators exist, an estimate is made of the undiscounted net future cash flows over the remaining life of such assets. If the total of the estimated cash flows is less than the carrying amount, an impairment would exist, which is measured based upon the difference between the carrying amount and the fair value of the assets. The Company performed its annual intangible assets impairment test as of October 1st. The Company impaired an immaterial amount of crypto tokens during the year ended December 31, 2022. No other impairment was identified for intangible assets as of and for the years ended December 31, 2024 and 2023.
Foreign Currency
Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the reporting period exchange rates, while revenue and expenses are translated to U.S. dollars at prevailing rates during the year. There were no gains or losses resulting from foreign currency translations during the years ended December 31, 2024, 2023 and 2022. The financial statements of BSX are translated from Bermudan dollars into U.S. dollars. The Bermudan dollar is pegged to the U.S. dollar at a one-to-one ratio, resulting in no translation adjustments. Investment in equity securities for which the measurement alternative is elected are non-monetary assets and are remeasured at the historical exchange rate. The historical exchange rate used is as of the later of i) the acquisition date; or ii) the most recent date on which the equity security was adjusted to fair value due to observable price changes in orderly transactions for a similar investment of the same issuer, or impairment.
Business Combinations
The Company uses the acquisition method of accounting for business combination transactions, and, accordingly, recognizes the fair values of assets acquired and liabilities assumed in the consolidated financial statements. Transaction costs related to the acquisition of the acquired company are expensed as incurred. The allocation of fair values may be subject to adjustment after the initial allocation for up to a one-year period as more information becomes available relative to the fair values as of the acquisition date. The Company estimates and records acquisition date estimated fair value of contingent consideration as part of purchase price consideration for acquisitions. Estimating contingent consideration fair value incorporates assumptions regarding future operating results, discount rates, and probabilities assigned to various potential operating results scenarios.
Debt Issuance Costs
Debt issuance costs incurred are capitalized as a contra-liability and amortized over the contractual term of the debt using the effective interest method. In cases where amortization expense approximates the effective interest, the cost is amortized on a straight line basis.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable GAAP guidance. The assessment considers whether the warrants are freestanding financial instruments and whether they meet the definition of a liability. Warrants are considered liability classified if the warrants are mandatorily redeemable, obligate the issuer to settle the warrants or the underlying shares by paying cash or other assets, or may require settlement by issuing a variable number of shares. Liability classified warrants are required to be accounted for at fair value on the date of issuance and each subsequent reporting period, with all changes in fair value after the issuance date reflected in the change in fair value of warrants on puttable shares & puttable common stock and puttable warrants issued with debt in the consolidated statements of operations.
If the warrants do not require liability classification, in order to conclude equity classification, the Company assesses whether the warrants are indexed to the Company's common stock and whether the warrants are classified as equity under GAAP. Equity classified warrants are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.
Share-based Compensation
The Company has in effect stock incentive plans under which stock options and restricted stock awards have been granted to employees, non-employees, and non-employee members of the Board of Directors. Occasionally, warrants have also been granted to employees, non-employees and non-employee members of the Board of Directors. The Company records share-based compensation expense for all share-based compensation granted based on the grant-date fair value. Management uses the assistance of a third party to determine the estimated fair value of the Company’s common stock using the Company’s earnings projections and capitalization tables.
The fair value of the options and warrants is derived using a Black-Scholes option valuation model. This model requires the input of highly subjective assumptions including the fair value of the Company's stock, the implied stock price volatility of similar public entities and the estimated life of each award. The Company estimates the expected term for stock options using the simplified method as the midpoint between the vesting date and the contractual expiration date of the award. Due to the limited trading history of the Company’s stock, the Company estimates the volatility using volatilities of a group of public companies in a comparable industry. The risk free interest rate is derived from the U.S. Treasury instruments with maturities similar to the expected term of the options. The fair value of equity-based awards granted to employees and directors is amortized over the vesting period of the award on a straight-line basis, net of any actual forfeitures.
GAAP establishes that equity-based payment transactions with non-employees shall be measured at the fair value of the equity instruments issued. When the equity instrument is utilized for measurement, the fair value of the equity instrument is estimated using the Black-Scholes option valuation model. In general, the Company recognizes expense in the same manner as if it was to pay cash for the services received instead of paying with the equity instrument.
Earnings per Share
Basic earnings per share ("EPS") is calculated by dividing the net income (loss) available to the Company's common stockholders by the weighted-average number of shares outstanding during the period.
Diluted earnings per share is calculated by dividing net income (loss) available to the Company’s common stockholders by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. The dilutive effect is calculated using the more dilutive of the two-class or treasury stock methods.
Income Taxes
Deferred taxes are recorded on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based upon the technical merits of the position. The tax benefit recognized in the consolidated financial statements from such a position is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.
The Company’s policy is to include interest and penalties related to an underpayment of income taxes, including those related to uncertain tax positions, in the income tax provision within the consolidated statements of operations.
Leases
The Company determines whether a contract is or contains a lease at contract inception. The Company recognizes right of use operating lease assets and operating lease liabilities at the lease’s commencement date based on the present value of remaining fixed lease payments over the lease term. As the rate implicit in the lease is not readily determinable in most of the Company’s leases, the Company uses its incremental borrowing rate based on the information available at a lease’s commencement date to determine the present value of lease payments. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. The operating lease asset also includes any fixed lease payments made, net of lease incentives, and incurred initial direct costs.
Operating lease expense for fixed lease payments is recognized on a straight-line basis over the lease term. Variable lease payments are expensed as incurred and may include payments for common area maintenance, property taxes and other non-fixed payments for services provided by the lessor. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company’s leases do not contain any material residual guarantees or material restrictive covenants.
Recent Accounting Pronouncements
Recent Accounting Pronouncements – Adopted
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. The Company adopted this new standard as of January 1, 2024 using the modified retrospective approach, which resulted in a $0.4 million decrease in additional paid-in capital, $0.2 million decrease in the opening balance of accumulated deficit, and $0.2 million increase in the outstanding debt balance.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which updates reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The amendments are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. The Company retrospectively adopted the ASU for the period ended December 31, 2024. The adoption of the standard did not have any material impact on the Company's consolidated financial statements. See Note 19 - Segment Reporting for additional details.
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Company beginning after December 15, 2023, and are applied prospectively to business combinations that occur after the effective date. In January 2024, the Company adopted ASU 2021-08, and the adoption did not have any material impact on the Company’s consolidated financial statements.
In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sales Restrictions, which (1) clarifies the guidance in Topic 820 on the fair value measurement of an equity security that is subject to contractual restrictions that prohibit the sale of an equity security and (2) requires specific disclosures related to such an equity security. The amendments are effective for the Company beginning after December 15, 2023. In January 2024, the Company adopted ASU 2022-03, and the adoption had no material impact on the Company’s consolidated financial statements.
Recent Accounting Pronouncements - Not yet adopted
In December 2023, the FASB issued ASU 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 350-60”), which addresses the accounting and disclosure requirements for certain crypto assets. The amendments are effective for fiscal years beginning after December 15, 2024, including interim periods within that year, which will require the Company to measure crypto assets that meet the scope criteria at fair value and to reflect changes in fair value in net income each reporting period. The amendments in ASU 350-60 will also require the Company to present crypto assets measured at fair value separately from other intangible assets on the balance sheet and changes in the fair value measurement of crypto assets separately from changes in the carrying amounts of other intangible assets on the income statement. While ASU 350-60 provides clarity on expected changes to the accounting standards for crypto assets, the accounting standard may not resolve all uncertainties regarding how the Company accounts for crypto asset transactions, crypto assets, and related revenue and expenses. The Company is currently evaluating this ASU to determine its impact on the Company's consolidated financial statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which amends income tax disclosure requirements to include disaggregated information about the Company’s effective tax rate reconciliation and income taxes paid. The amendments are effective for fiscal years beginning after December 15, 2025. Early adoption is permitted. The amendments should be applied prospectively with the option to apply retrospectively to all prior periods presented in the financial statements. The adoption of the standard will not have a material impact on the Company's consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures. ASU 2024-03 amends ASC 220, Comprehensive Income to expand income statement expense disclosures and require disclosure in the notes to the financial statements of specified information about certain costs and expenses. ASU 2024-03 is required to be adopted for fiscal years commencing after December 15, 2026 and interim reporting periods beginning after December 15, 2027 with early adoption permitted. The Company expects to adopt the update for the annual financial statements issued for the year ending December 31, 2027 and is currently evaluating the impact of adopting the standard on the consolidated financial statements.
3.BUSINESS COMBINATIONS
Dorman Trading Acquisition
On October 19, 2022, the Company acquired 100% of the equity interests of Dorman Trading, a full service FCM registered with the Commodity Futures Trading Commission ("CFTC"). The acquisition of Dorman Trading will enable the Company to offer additional products and services in futures trade execution, listing and clearing.
The Company paid $36.0 million as consideration, comprised of $25.7 million in cash and 403,846 shares of the Company’s common stock valued at $7.7 million paid at closing based on the fair value of the common stock on the acquisition date. The fair value of the common stock, which was paid at closing, was determined based upon a variety of factors including two weighted scenarios. The first scenario utilized an initial public offering (“IPO”) exit through a probability-weighted expected return method, while the second scenario utilized a non-IPO exit through

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
the use of discounted cash flow and guideline public company methodologies. An additional 134,616 shares of the Company’s common stock were issuable on the one year anniversary of the closing upon achievement of net revenue targets or the failure by the Company to make post-closing capital contributions of $25.0 million. On October 19, 2023, the 134,616 shares were issued as the required conditions were met.
The estimated fair value of the contingent consideration was determined to be approximately $2.6 million which reflects the fair value at the acquisition date. The estimated fair value of the contingent consideration was determined using the Monte Carlo simulation method, which requires the use of assumptions, such as projected future net sales, discount rates, and volatility rates. The acquisition was accounted for as a business combination. Assets acquired totaled approximately $162.6 million, including $9.9 million of goodwill and $12.3 million of intangible assets. The goodwill generated in acquisition is not tax deductible. Total liabilities assumed amounted to approximately $126.6 million. The assets acquired, liabilities assumed and consideration exchanged were recorded at their estimated fair value on the acquisition date.
LedgerX LLC Acquisition
On May 19, 2023, the Company acquired 100% of the membership interests of LedgerX, a DCO, DCM, and SEF registered with the Commodity Futures Trading Commission ("CFTC"). The acquisition of LedgerX provides the Company with a second venue in the U.S. futures market, positioning the Company as a multi-asset exchange operator across multiple venues not only in options but in futures as well. The Company paid cash consideration of $35.1 million.
The acquisition was accounted for as a business combination. Assets acquired totaled approximately $113.9 million, including $2.5 million of goodwill and $18.0 million of intangible assets. The goodwill generated as part of the acquisition is not tax deductible. Total liabilities assumed amounted to approximately $78.8 million. The assets acquired, liabilities assumed, and consideration exchanged were recorded at their estimated fair value on the acquisition date.
Unaudited Pro Forma Financial Information
The unaudited pro forma revenue and net loss for the following period presented give effect to the result of the acquisition of LedgerX as though the acquisition date was as of January 1, 2022, the beginning of the year preceding the acquisition. The supplemental pro forma financial information presented below is for illustrative purposes only, is not necessarily indicative of the financial position or results of operations that would have been realized if the LedgerX acquisition had been completed on January 1, 2022 and does not reflect synergies that might have been achieved, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances.
The supplemental pro forma information is as follows (in thousands):

	For the year ended December 31,
	2023	2022
Revenue	$1,041,644	$862,412
Net income (loss)	$(23,550)	$28,003
4.REVENUE RECOGNITION
The Company primarily generates revenues by assessing fees to its member firms for the services it renders, which include providing access to its exchanges, enabling transaction-based trading on its exchanges, and providing access to various market data. Revenue for the Company’s services are recognized as control of the services are transferred to the customer. The amount recognized is the amount that reflects the consideration the Company expects to be entitled to in exchange for its services.
The Company determines the transaction price at the outset of the arrangement based on the contractual and payment terms associated with the transaction. The typical term for the Company’s contracts with customers ranges

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
from the time it takes to complete a single transaction to one month, depending on the service being provided. Customers are usually billed each month in arrears with standard payment terms, though the Company does occasionally bill customers in advance. Fees associated with each contract are fixed within the month in which the service is provided. The Company assesses the services promised in the contracts with customers and identifies a performance obligation for each promise to transfer to the customer a service that is distinct — i.e., if such service is separately identifiable and if a customer can benefit from it on its own or with other resources that are readily available to the customer.
Transaction and clearing fees: Transaction fees represent fees the Company charges to its exchange member firms, as customers, for the performance obligation of executing a trade on the Company’s exchanges and comprise the majority of the Company’s revenues. These fees can be variable based on trade volume tiered discounts; however, as all tiered discounts are calculated monthly, the actual discount is recorded on a monthly basis in accordance with the Company’s published fee schedules. Transaction fees also include Dorman Trading’s sales and brokerage commissions generated by customers trading activity on options and futures. Commission revenue is reported on a gross basis as the Company is responsible for the execution of the customers’ purchases and sales and maintaining relationships with exchanges. Transaction fees are recognized across all operating segments and are recorded as transactions occur on a trade-date basis.
Clearing fees, which include settlement fees, are charged by the Company for transactions cleared by MIAX Futures, Dorman Trading, LedgerX and BSX. Clearing fees can be variable based on cleared volume tiered discounts; however, as all tiered discounts are calculated monthly, the actual discount is recorded and billed on a monthly basis in accordance with the Company’s published fee schedules. Clearing fees that are passed through to the customers’ accounts are reported gross on the Company’s consolidated statements of operations as the Company maintains control over the clearing and execution services provided, maintains relationships with the exchanges or clearing brokers, and has ultimate discretion in whether the fees are passed through to the customers and the rates at which they are passed through. Clearing fees are recognized in the Futures segment for MIAX Futures, Dorman Trading and LedgerX and in the Equities segment for BSX and are recorded as transactions are cleared.
In the event that a customer prepays for transaction fees, revenue is recognized as transactions occur. Tiered discounts are offered to customers based on the amount of trades that are executed on the Company’s exchanges. As these are volume driven, they reduce the transaction price and are recorded net in transaction fees on the consolidated statements of operations. Liquidity payments paid for certain customer transactions are accounted for as consideration payable to a customer and are recorded separately as liquidity payments, which are classified within cost of revenue in the consolidated statements of operations.
Transaction and clearing fees also result in regulatory fees. Regulatory fees include the options regulatory fee (“ORF”) and Section 31 fees. ORF is in place to fund the Company’s regulatory oversight function of the exchange marketplace and is determined based on the number of customer contracts and cannot be used for non-regulatory purposes. Section 31 fees are transaction fees charged by the SEC to the exchanges. The Section 31 fees charged to customers are based on the fee set by the SEC per notional value of transactions executed on the Company’s securities markets and are calculated and billed monthly. The Section 31 fees collected by the Company are ultimately payable to the SEC and are therefore classified within cost of revenue in the consolidated statements of operations.
Access fees: Access fees include fees assessed for allowing customers, which include exchange member firms and non-member firms, to connect their networks to one of the Company’s exchanges or to an external exchange for a specified period of time. Fees for these services are assessed to customers for the opportunity to trade as member firms, or in the case of non-member firms to provide these services to member firms and use other related functions of the exchanges. Access fees are billed monthly in accordance with the Company’s published fee schedules and recognized during the period the service is provided, which is generally one month. Access fees are recognized across all operating segments.
Market data fees: Market data fees include making market data available to customers either through direct subscriptions, through third party platforms or through the Company’s participation in U.S. Tape Plans. Market data revenue includes distributions from the U.S. Tape Plans, which is distributed based upon each individual exchange’s

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
market share of U.S. volume, trades, and/or quotes. Market data revenue also includes market data revenue earned from the sale of proprietary market data directly to the customer on a subscription basis or from third parties where the Company is the principal in the transaction. Market data revenue is recognized in the period the data is provided. U.S. Tape Plan market data is recognized in the Options and Equities segments. Proprietary market data fees are recognized across all operating segments.
Other revenue: Other revenue primarily includes initial and annual listing fees from BSX and MIAX Futures listings, office rental income and interest income from MIAX Futures and Dorman Trading clearing operations.
Consideration payable to a customer: As discussed in the transaction and clearing fees section above, liquidity payments are accounted for as consideration payable to a customer and are recorded separately as liquidity payments within cost of revenues in the consolidated statements of operations in the period in which the payment is earned by the customer and the payment is provided. In certain instances, including for new segments and proprietary products, liquidity payments may exceed transaction fees resulting in inverted pricing. The Company considers liquidity payments to be a distinct transaction. The Company believes that providing (or removing) liquidity is a distinct service that is provided by customers, as the Company benefits from having an enhanced liquidity pool available on its markets, and that it is separately identifiable given its separation on the published fee schedules. The Company believes that the enhanced liquidity pool attracts order flow and promotes order execution on the Company’s trading platforms. Through enhanced order flow, and therefore higher market share, the Company also earns additional market data fees and access fees.
Additionally, the Company issued certain warrants to customers as part of its Equity Rights Programs detailed in Note 17. Under these programs, the Company records the fair value of the number of warrants that vest in a period as a cost of revenues. Customers vest in the warrants as and when they transact certain volumes of trades on the Company’s exchanges which is considered a sales incentive offering that reward customers solely in return for executing increased trading volumes with the Company.
The following table summarizes revenue disaggregated by the Company's Options, Equities and Futures segments and the Corporate and Other unit (in thousands):

	Year Ended December 31, 2024
	Options	Equities	Futures	International	Corporate & Other	Consolidated
Revenue
Transaction and clearing fees	$757,286	$163,507	$79,102	$219	$—	$1,000,114
Access fees	75,218	13,739	694	144	(228)	89,567
Market data fees	19,084	10,523	3,744	319	(24)	33,646
Other revenue	166	—	12,535	2,629	1,415	16,745
	$851,754	$187,769	$96,075	$3,311	$1,163	$1,140,072

Timing of revenue recognition
Services transferred at a point in time	$757,629	$163,507	$79,986	$508	$—	$1,001,630
Services transferred over time	94,125	24,262	16,089	2,803	1,163	138,442
	$851,754	$187,769	$96,075	$3,311	$1,163	$1,140,072

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2023
	Options	Equities	Futures	International	Corporate and Other	Consolidated
Revenue
Transaction and clearing fees	$696,429	$143,720	$66,760	$233	$—	$907,142
Access fees	75,251	12,005	832	180	(219)	88,049
Market data fees	16,555	9,437	3,694	427	1	30,114
Other revenue	52	6	12,442	2,404	798	15,702
	$788,287	$165,168	$83,728	$3,244	$580	$1,041,007

Timing of revenue recognition
Services transferred at a point in time	$696,698	$143,954	$67,055	$480	$—	$908,187
Services transferred over time	91,589	21,214	16,673	2,764	580	132,820
	$788,287	$165,168	$83,728	$3,244	$580	$1,041,007

	Year Ended December 31, 2022
	Options	Equities	Futures	International	Corporate and Other	Consolidated
Revenue
Transaction and clearing fees	$583,167	$97,609	$17,419	$239	$—	$698,434
Access fees	57,022	4,859	141	129	(120)	62,031
Market data fees	16,715	8,105	2,847	377	(1)	28,043
Other revenue	1,218	—	5,107	2,413	673	9,411
	$658,122	$110,573	$25,514	$3,158	$552	$797,919

Timing of revenue recognition
Services transferred at a point in time	$584,710	$97,609	$17,452	$541	$—	$700,312
Services transferred over time	73,412	12,964	8,062	2,617	552	97,607
	$658,122	$110,573	$25,514	$3,158	$552	$797,919
Deferred transaction revenue consists of prepaid transaction and non-transaction fees which are recognized as revenue when earned. During the year ended December 31, 2024, the Company received prepaid fees of $3.7 million and recognized deferred transaction revenue of $3.9 million. During the year ended December 31, 2023, the Company received prepaid fees of $4.3 million and recorded $0.9 million as part of the LedgerX acquisition, and recognized deferred transaction revenue of $3.5 million.
Concentration of revenue: For the year ended December 31, 2024, the Company derived $494.7 million of the $1,140 million in total revenue from three customers, with such customers accounting for 16%, 15% and 12% of the Company’s total revenue. For the year ended December 31, 2023, the Company derived $447.4 million of the $1,041 million in total revenue from three customers, with such customers accounting for 16%, 16% and 11% of the Company’s total revenue. For the year ended December 31, 2022, the Company derived $396.3 million of the $797.9 million in total revenue from three customers, with such customers accounting for 21%, 17% and 12% of the Company’s total revenue. Revenues from transactions with the top three customers in 2024, 2023 and 2022 are reported primarily within the Options segment. No customer is contractually or otherwise obligated to continue to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
use the Company’s services. The loss of, or a significant reduction of, participation by these customers may have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.
5.RECEIVABLE FROM BROKER-DEALERS, FUTURES COMMISSION MERCHANTS AND CLEARING ORGANIZATIONS
Receivable from and payable to broker-dealers, futures commission merchants and clearing organizations are as follows (in thousands):

	December 31, 2024	December 31, 2023
Assets
Receivable from broker-dealers and futures commission merchants	$10,517	$9,001
Receivable from clearing organizations
Cash margin	128,572	113,161
Cash guarantee deposits	8,075	6,235
Total receivable from broker-dealers, futures commission merchants and clearing organizations	$147,164	$128,397

Liabilities
Payable to clearing organizations	$2,746	$749
Total payable to clearing organizations	$2,746	$749
6.INVESTMENTS
From time to time the Company makes investments in entities of strategic relevance. These investments primarily consist of illiquid and non-controlling positions in entities with no readily determinable fair value, which are carried at cost less any impairment and are adjusted for observable price changes from orderly transactions for identical or similar securities. As of December 31, 2024 and 2023, the carrying amount of investments made by the Company was $31.0 million and $35.6 million, respectively.
In April 2023, the Company, through its wholly-owned subsidiary MIH East Holdings, Limited (MIH East), acquired a minority interest in The International Stock Exchange Group Limited (TISE) for $8.2 million. TISE primarily operates an investment exchange in Guernsey where its own shares are thinly traded and listed. In October 2023, the Company acquired additional shares of TISE for $7.7 million. The Company determined that the subsequent trade in October 2023 represented an observable price change in measuring the value of its initial investment which resulted in a gain of $1.4 million recorded within other, net on the consolidated statement of operations. The carrying amount of this investment was $17.3 million at December 31, 2023. In July 2024, the Company acquired additional shares for $1.6 million and recorded a loss of $2.0 million within other, net on the consolidated statement of operations to account for the observable price change in the value of its prior investment. As of December 31, 2024 the Company owned 29.46% of the total outstanding shares of TISE and the carrying amount was $16.8 million. An ownership interest in an entity over 20% generally leads to a presumption that the investor has the ability to exercise significant influence over the investee, requiring the investee to be accounted for by the investor under the equity method of accounting. The Company has concluded it does not have the ability to exercise significant influence over the operating and financial policies of the investee and does not have any representative or designee on the investee's board of directors. Further, the equity method of accounting would require that the investee routinely provide the Company with certain non-public information and information not available to its other shareholders, convert the investee’s results to GAAP and prepare a full purchase price allocation which is not available to the Company. Therefore, the Company accounted for its investment as an equity investment under the measurement alternative. During the year ended December 31, 2024, the Company received dividends of $3.1 million, which are recorded within other, net in the consolidated statement of operations.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
During the year ended December 31, 2024, based on qualitative assessments performed by management, the Company determined that an other-than-temporary impairment existed for certain investments. The Company impaired minority equity investments in two privately held companies for a total carrying amount of $2.5 million as both investees were experiencing cash flow issues and would likely suspend operations in the near future. The Company impaired the outstanding carrying amount of $1.6 million for another investment, which was partially impaired in 2023, as the investee continued experiencing delays in implementing business plan initiatives due to regulatory hurdles.
During the year ended December 31, 2023, the Company recorded a total impairment loss of $2.4 million on three of its investments based on qualitative assessments performed by management. The Company impaired minority equity investments in two privately held companies with a carrying amount of $0.7 million and $0.2 million respectively. The Company determined that an other-than-temporary impairment existed for both investments as they are likely to suspend operations subsequent to the period. The Company impaired another minority interest investment as the investee was expected to experience delays in implementing certain business plan initiatives due to regulatory hurdles which could adversely affect its financial condition. As a result, the Company recorded an impairment loss of $1.5 million. During the year ended 2022, the Company recorded a $4.6 million impairment loss on two of its investments.
7.FIXED ASSETS AND INTERNALLY DEVELOPED SOFTWARE, NET
Fixed assets and internally developed software, net consisted of the following (in thousands):

	December 31,
	2024	2023
Fixed assets, net:
Land	$2,209	$2,695
Building and improvements	12,036	13,531
Furniture and equipment	112,137	95,614
Leasehold improvements	22,591	14,389
Purchased software	7,285	5,212
Less: Accumulated depreciation and amortization	(111,780)	(97,332)
Total fixed assets, net	$44,478	$34,109

Internally developed software, net:
Capitalized internal-use software	$98,435	$85,445
Less: Accumulated depreciation and amortization	(66,173)	(58,030)
Total internally developed software, net	$32,262	$27,415
Depreciation and amortization expense for fixed assets and internally developed software for the years ended December 31, 2024, 2023 and 2022 was $22.6 million, $20.2 million and $19.4 million, respectively.
During the fourth quarter of 2024, the Company determined impairment indicators were present in connection with land and building, indicating a test for recoverability. As of December 31, 2024 the Minneapolis commercial office market continued to decline due to increased cost of capital and decrease in demand for commercial space. The Company recognized an impairment charge of $2.0 million to building and improvements which was included in general, administrative, and other within the operating expenses in the consolidated statement of operations and reported under the Corporate and Other unit (see Note 19 - Segment Reporting). The impairment was allocated on a pro-rata basis to land and building and improvements in the amount of $0.5 million and $1.5 million, respectively.
As of December 31, 2023, there was a significant decrease in the Minneapolis commercial office market primarily because of increased cost of capital due to higher interest rates and a decrease in demand for commercial space due to flexible work arrangements. For the year ended December 31, 2023, the Company recognized an impairment charge of $7.6 million. The impairment was allocated on a pro-rata basis to land and building and

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
improvements in the amount of $1.7 million and $5.9 million, respectively. As of December 31, 2022, there was a significant decrease in the occupancy rate of the building primarily due to tenants moving their workforce to remote or hybrid arrangements. The Company recognized an impairment charge of $3.7 million. The impairment was allocated on a pro-rata basis to land and building and improvements in the amount of $0.8 million and $2.9 million, respectively.
The fair value of the asset group was determined based on a combination of income capitalization approach, which involved estimating the future cash flows for the asset group discounted to their present values and sales comparison approach where the subject property is compared with comparable properties that have been sold recently. The discount rate used in the determination of fair value using the income capitalization approach was based on consideration of the risks inherent in the cash flows and market as of the valuation date.
8.OTHER ASSETS, NET
The following table presents the components of other assets (in thousands):

	December 31,
	2024	2023
Notes receivable, net of $26.1 million allowance for credit losses as of December 31, 2024 and $23.2 million as of December 31, 2023	$51,189	$46,256
Right of use asset	15,478	15,684
Exchange memberships and stock, at cost	3,829	3,829
Prepaid membership fees	4,000	3,000
Deferred IPO costs	5,978	5,406
Other	1,253	842
Total other assets, net	$81,727	$75,017
Deferred IPO costs consist of costs incurred in connection with the proposed sale of the Company’s common stock in an initial public offering, including certain legal, accounting, and other IPO-related costs.
The notes receivable relates to the consolidated audit trail (“CAT”), which involves the creation of an audit trail to enhance regulators' ability to monitor trading activities in the U.S. markets through a phased implementation. The funding for the development and operation of the CAT was provided by the Self-Regulatory Organizations (“SROs”), which include the Company's exchanges and by broker-dealers in exchange for promissory notes, a portion of which were expected to be repaid by Consolidated Audit Trail, LLC (“CAT LLC”).
On September 6, 2023, the SEC issued an order approving a revised CAT funding model calculated based on the share of transactions executed. The funding model consists of two categories: (i) CAT fees assessed to executing brokers to recover a portion of historical CAT costs previously paid by the SROs; and (ii) CAT fees assessed to executing brokers and SROs to fund prospective CAT costs (the “prospective fee”). During the first week of January 2024, the SROs submitted fee filings with the SEC to implement the applicable transaction-based fee rates that are to be assessed to executing brokers to recover a portion of historical CAT costs incurred prior to 2022 and use the collected funds to repay a portion of the promissory notes to the SROs. On January 17, 2024, the SEC issued orders suspending each SRO’s fee filing and instituting proceedings to determine whether to approve or disapprove the fees, as published in the Federal Register on February 13, 2024.
In August 2024, the SROs submitted fee filings again with the SEC to implement fees to cover the recover portion of historical CAT costs incurred prior to 2022. Effective October 1, 2024, CAT LLC began collecting fees from executing brokers on behalf of the SROs and from December 2024, has started remitting funds collected from the industry members to the SROs to pay back the promissory notes issued prior to January 1, 2022. Additional historical fees to recover historical cost incurred between January 1, 2022 and July 15, 2024 are planned to be introduced at a later time through separate fee filings submitted by the SROs. Once the CAT fee related to ongoing prospective CAT costs becomes effective, SROs are no longer expected to issue promissory notes to fund CAT.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The SROs submitted another fee filing in August 2024 with the SEC to implement the applicable transaction-based fee rates which are predetermined by CAT LLC to cover a portion of prospective CAT costs, effective as of September 3, 2024. The prospective fee will continue to fund CAT LLC's operations. In November 2024, CAT LLC started invoicing the SROs and the executing brokers for their respective portion of the prospective fee. The Company does not expect to issue additional promissory notes to fund CAT as CAT LLC has begun collecting the prospective fees.
On October 17, 2023, certain parties filed a legal challenge in court against the SEC’s order above. On April 16, 2024, a putative class action was filed alleging, that the SEC engaged in unlawful agency action and violated multiple provisions of the U.S. Constitution when mandating the creation and funding of the CAT. These challenges or any other litigation related to the CAT funding model may significantly delay its implementation. As a result, SROs may continue to incur additional CAT costs and/or it may result in SROs not being able to collect on the promissory notes related to the CAT funding.
The following table presents the change in the notes receivable, net of allowance for the notes receivable as of December 31, 2024 and 2023 (in thousands):

Balance at December 31, 2022	$32,786
Notes issued, net of allowance for credit losses	13,470
Repayments	—
Balance at December 31, 2023	46,256
Notes issued, net of allowance for credit losses	5,786
Repayments	(853)
Balance at December 31, 2024	$51,189
The allowance for notes receivable associated with CAT is calculated primarily based on the structure of the notes and potential outcomes under the CAT funding model.
The following represents the change in allowance for notes receivable for the year ended December 31, 2024 (in thousands):

Balance at January 1, 2024	$(23,176)
Provision for uncollectible amount	(2,892)
Write-offs charged against the allowance	—
Recoveries collected	—
Balance at December 31, 2024	$(26,068)

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
9.ACCOUNTS PAYABLE AND OTHER LIABILITIES
The following table presents the components of accounts payable and other liabilities (in thousands):

	December 31,
	2024	2023
Accounts payable	$12,813	$11,583
Liquidity payments payable	31,100	25,335
Accrued expenses	8,795	6,818
Current portion of put obligation	22,711	11,355
Current portion of capital lease obligation	151	151
Current portion of operating lease liability	6,622	4,462
Marketing fees payable	8,172	5,627
Section 31 fees payable	28,414	9,079
Accrued interest payable	451	3,854
ACH reserve deposit payable	745	1,657
Accrued taxes payable	206	1,332
Other	181	162
Accounts payable and other liabilities	$120,361	$81,415
10.PUTTABLE COMMON STOCK, NET OF CURRENT PORTION
Puttable common stock from exercise of warrants represents the fair value of outstanding puttable common stock acquired from the exercise of vested warrants by eligible equity rights program participants. The Company remeasures the puttable common stock at each reporting date until the liability is settled and the change in fair value is recognized within non-operating expense (income) in the Company's consolidated statements of operations.
As of December 31, 2024 and 2023, the fair value of puttable common stock, net of current portion, was $78.4 million and $79.2 million, respectively. The current portion amounting to $22.7 million and $11.4 million as of December 31, 2024 and 2023, respectively, was included in accounts payable and other liabilities in the consolidated balance sheets (see Note 9 - Accounts Payable and Other Liabilities). See Note 17 - Equity for additional details.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11.DEBT OBLIGATIONS
The carrying value of the Company’s outstanding debt consisted of the following (in thousands, except for interest rate):

		December 31,
	Interest Rate	2024	2023
Senior secured term loans
Prior Loan Agreement	13.13%	$—	$57,322
2029 Senior Secured Term Loan	12.9%	100,000	—
Convertible loans	9.5%-10%	5,000	61,150
Notes payable	8%	1,519	1,519
Total		106,519	119,991
Unamortized debt discount, issue cost, and beneficial conversion factor		(69,484)	(1,566)
Total debt, including current obligations		37,035	118,425
Current portion of long-term debt		(4,767)	(112,241)
Total long-term debt		$32,268	$6,184
Prior Loan Agreement
In March 2021, the Company refinanced its outstanding senior secured term loan of $77.0 million and the accrued interest of $8.3 million for an additional $25.0 million at the stated interest rate of 13.13% (“Prior Loan Agreement”). The resulting aggregate principal amount was $110.3 million and the amended loan was due to mature on April 26, 2024. The principal was repayable semi-annually commencing on December 31, 2021 and the interest was payable monthly. The Company issued 162,338 warrants to purchase the Company's common stock to the lender at an exercise price of $14.50. The loan had an effective interest rate of 14.5%.
On April 26, 2024, the Company entered into an agreement to extend the maturity of the Prior Loan Agreement to June 17, 2024. Additionally, the Company extended the expiration of 662,338 outstanding warrants to purchase shares of common stock previously issued in connection with the Prior Loan Agreement to September 30, 2024 from April 26, 2024, resulting in an incremental debt discount of $0.5 million. On June 17, 2024, the Company paid the outstanding principal and interest of $57.3 million and $0.4 million, respectively.
The Company recognized $4.8 million, $12.2 million and $14.7 million of interest expense related to the senior secured term loan during the years ended December 31, 2024, 2023 and 2022, including $1.3 million, $1.3 million and $1.2 million related to the accretion of the debt discounts and deferred financing costs, respectively.
2029 Senior Secured Term Loan
On August 21, 2024, the Company entered into a five year loan agreement (the “2029 Senior Secured Term Loan”) for an aggregate principal amount of $100 million at a stated interest rate of 12.90% per annum payable quarterly. The Company received net proceeds of $95 million after deducting upfront fees. Prior to the second anniversary of the loan, the lenders may, at their sole discretion, make additional term loans to the Company in an aggregate amount of up to $100 million. The 2029 Senior Secured Term Loan matures on August 21, 2029.
In connection with the 2029 Senior Secured Term Loan, the Company issued to the lenders warrants to purchase up to 2,277,338 and 1,518,226 shares of common stock with an exercise price equal to $7.15 and $8.55 per share, respectively, with an expiration date of August 21, 2032. The warrants include a cashless exercise feature, anti-dilution protection, a put right for unexercised warrants under certain conditions and an automatic exercise requirement immediately prior to expiration.
The warrants provide that at any time following the earlier of (i) an event of default, as defined in the loan agreement, or repayment in full of the 2029 Senior Secured Term Loan and (ii) the sixth anniversary of the loan

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
agreement, the lenders, have the right, but not the obligation, to require the Company to redeem any unexercised portion of the warrants for a purchase price equal to its fair value. The put right terminates upon completion of a “Qualified IPO,” which is defined as an underwritten public offering by the Company of its common equity interests (a) that results in a publicly traded float of at least $500 million as of the date of the initial public offering and (b) where the aggregate primary and secondary offering proceeds, net of underwriting discounts and commissions, are at least $250 million.
The puttable warrants issued with debt are accounted for as a liability carried at fair value subject to remeasurement at each balance sheet date, with any change in the fair value recognized as a component of non-operating income (expense) in the consolidated statements of operations. A portion of the 2029 Senior Secured Term Loan was attributed to the puttable warrants which at the time of issuance had been valued at $59.5 million. As of December 31, 2024, the fair value of the puttable warrants was determined to be $64.2 million. The Company determined the initial and subsequent fair value measurements of the warrant liability using a Black-Scholes valuation model (see Note 15 - Fair Value).
The initial fair value of the puttable warrants was recorded as a debt discount which is being amortized, together with debt issuance costs amounting to $5.8 million, to interest expense using the effective interest method over the life of the loan at an effective interest rate of 52.6%.
The 2029 Senior Secured Term Loan contains a number of covenants that restrict the Company and its certain subsidiaries to incur additional indebtedness and liens; enter into certain affiliate transactions; consolidate, merge, dissolve, or make certain other organizational changes; sell or otherwise dispose of all or substantially all of the Company’s assets; and provide equity payments, including dividends or other distributions. The 2029 Senior Secured Term Loan agreement contains additional customary affirmative and negative covenants, and representations and warranties. The Company and certain subsidiaries are bound by affirmative covenants setting forth actions that are required during the term of the loan, including certain information delivery requirements, obligations to maintain certain insurance, and certain notice requirements. The Company's failure to comply with these obligations may result in an event of default which if not cured or waived could accelerate the Company's obligations.
The Company recognized $5.9 million of interest expense related to the 2029 Senior Secured Term Loan since commencement of the loan to December 31, 2024, including $1.1 million related to the accretion of the debt discounts and deferred financing costs.
Convertible loans
During 2021, the Company issued $56.2 million of convertible promissory notes to existing stockholders and third-party investors. The notes have a three-year term from the date of issuance and accrue interest at a fixed rate of 10% per annum; the principal and the unpaid interest due are convertible at the option of the holder into shares of the Company’s common stock at a conversion price of $18.00 per share until maturity. The Company issued 100,000 warrants at an exercise price of $18.00 per share to the Prior Loan Agreement lender for providing consent for the issuance of the convertible notes. The fair value of the warrants was $0.2 million, which was recorded as debt discount and is being amortized over the term of the loan.
During the year ended December 31, 2024, the Company converted the entire $56.2 million of outstanding principal into 3,119,444 shares of common stock at a conversion price of $18.00 per share. The total accrued and unpaid interest was $1.8 million as of the date of conversion, of which the Company converted $1.6 million into 90,755 shares of the Company's common stock and paid cash for the remaining $0.2 million. The Company incurred inducement expense of $1.5 million which represents the interest payable for the period post conversion through original maturity. The Company paid inducement expense of $1.4 million through issuance of 68,006 shares of the Company’s common stock, which represents the fair value of the consideration transferred in excess of the consideration issuable under the original terms of the convertible loan and paid cash for the remaining $0.1 million. Inducement expense is recognized within other, net in the consolidated statement of operations.
During the year ended December 31, 2020, the Company issued a 9.5% convertible loan for $5.0 million to an existing stockholder due five years from the date of issuance. Interest is payable quarterly and the loan is convertible

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
into the Company’s common stock at the option of the holder at a price of $16.00 per share. On issuance of the loan, the Company extended the maturity date of 1,807,847 warrants issued to the lender and its affiliates, and the change in the fair value of the warrants issued amounted to $0.6 million. Should the notes be converted at maturity, the lender will receive a beneficial conversion feature allowing the conversion at 75% of the lowest issue price. The Company recorded the beneficial conversion feature at its intrinsic value of $0.4 million. This was recorded as a debt discount and an addition to additional paid-in capital. On January 1, 2024, the unamortized discount of $0.1 million was charged to additional paid-in capital upon the adoption of ASU 2020-06.
The Company recognized interest expense amounting to $3.0 million and $4.9 million related to the convertible loans including amortization of debt discount and deferred financing cost of $0.4 million for both years ended December 31, 2024 and 2023.
Notes Payable
In December 2023, the Company issued a $1.5 million promissory note at an interest rate of 8% to an existing shareholder due three years from the date of issuance. Interest is payable on a semi-annual basis in cash or shares of the Company’s Common Stock at the price of $20.50 per share at the option of the holder. The Company issued 7,408 warrants to purchase common stock at an exercise price of $20.50 per share to the lender. The fair value of the warrants issued was immaterial, which was recorded as debt discount and is being amortized over the term of the loan. Interest expense was $0.1 million and the amortization of debt discount was immaterial for the year ended December 31, 2024. Interest expense and the amortization of debt discount was immaterial for the period ended December 31, 2023.
The future expected loan repayment related to the senior secured term loan, notes payable and convertible loans as of December 31, 2024 are as follows (in thousands):

Year Ending December 31,
2025	$5,000
2026	1,519
2027	—
2028	—
2029 and thereafter	100,000
106,519
Less: Unamortized debt discount and BCF	(69,484)
Total	$37,035
Interest expense recognized on the senior secured term loans, convertible loans and notes payable, included in interest expense and amortization of debt issuance cost in the consolidated statements of operations, for the years ended December 31, 2024, 2023 and 2022 is as follows (in thousands):

	Year Ended December 31,
	2024	2023	2022
Component of interest expense:
Contractual interest	$11,027	$16,886	$19,739
Amortization of debt discount and issuance cost and beneficial conversion factor	2,841	1,881	1,968
Interest expense	$13,868	$18,767	$21,707
Lines of Credit
As of December 31 2024, MIAX Futures maintained two unsecured revolving lines of credit with a bank, one for $6.0 million and another for $4.0 million. Both unsecured lines of credit expire on December 31, 2025. Borrowings bear interest at the bank's prime rate less 0.25% (effective rate of 7.25% as of December 31, 2024 and

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8.25% as of December 31, 2023) and have an annual commitment fee of 0.40%. MIAX Futures also maintained a secured line of credit with another bank for $20 million, which expired on August 2, 2024. The line of credit was increased to $40 million in July 2024 and will expire on July 29, 2025. The secured line of credit carries an interest at the bank's prime rate of 7.50% as of December 31, 2024 and 8.50% as of December 31, 2023, and an annual commitment fee of 0.25% through July 2025. At December 31, 2024 and December 31, 2023, there were no amounts outstanding on any lines of credit.
No interest expense was incurred related to the above lines of credit for the years ended December 31, 2024, 2023 and 2022. MIAX Futures is required to maintain certain financial minimums and restrictions. MIAX Futures complied with all such covenants as at December 31, 2024.
As of December 31, 2024, Dorman Trading maintained an unsecured revolving line of credit for $10.0 million at an interest rate equal to the bank's prime rate. If the loans are not repaid when due, the interest rate would be determined by adding 3.0% to the prime rate. There was no amount outstanding as of December 31, 2024 and December 31, 2023 and Dorman Trading did not incur any interest expense during the years ended December 31, 2024, 2023 and 2022.
12.GOODWILL AND INTANGIBLE ASSETS
The following table presents the details of goodwill by segment (in thousands):

	Options	Futures	Equities	International	Total
Balance as of December 31, 2022	$—	$43,737	$—	$562	$44,299
Additions	—	2,519	—	—	2,519
Balance as of December 31, 2023	$—	$46,256	$—	$562	$46,818
Additions	—	—	—	—	—
Balance as of December 31, 2024	$—	$46,256	$—	$562	$46,818
The following table presents the gross carrying value and accumulated amortization for intangible assets (in thousands):

	December 31, 2024
	Weighted Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Book Value
Exchange licenses	Indefinite	$103,000	$—	$—	$103,000
FCM license	Indefinite	6,000	—	—	6,000
Customer relationships	12.8	7,250	(2,032)	—	5,218
Other	0.8	200	(194)	—	6
Total		$116,450	$(2,226)	$—	$114,224

	December 31, 2023
	Weighted Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Book Value
Exchange licenses	Indefinite	$103,000	$—	$—	$103,000
FCM license	Indefinite	6,000	—	—	6,000
Customer relationships	13.8	7,250	(1,624)	—	5,626
Other	0.9	200	(113)	—	87
Total		$116,450	$(1,737)	$—	$114,713

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company recorded amortization expense of $0.5 million for the years ended December 31, 2024, 2023 and 2022. The estimated future amortization expense of the intangible assets is as follows (in thousands):

2025	$412
2026	407
2027	407
2028	407
2029	407
Thereafter	3,184
Total	$5,224
In 2022, the Company recorded other intangible assets for Pyth tokens amounting to $0.6 million received by BSX in exchange for certain data provided to the Pyth Network. Pyth tokens were held by BSX in an FTX exchange account. In November 2022, FTX filed for bankruptcy and BSX ceased to have access to Pyth tokens as the FTX account was no longer accessible. As Pyth tokens were no longer accessible and may not be recoverable, the Company impaired the entire $0.6 million during the year ended December 31, 2022.
During 2023, pursuant to a replacement token agreement, BSX received 500 million replacement Pyth tokens which were locked and restricted from trading with a four year unlock schedule commencing on May 20, 2024. While the Pyth tokens are locked they are not in the control or possession of BSX, cannot be traded by BSX, and are held by another entity. The Pyth tokens unlock on the schedule based on the agreement under which they were issued, and do not require any further performance by BSX in order to receive the Pyth tokens as they unlock.
On May 20, 2024, 125 million of the 500 million right to receive Pyth tokens were unlocked by the Pyth Network and during the quarter ended June 30, 2024, BSX sold the 125 million tokens for $52.6 million, net of expenses incurred. The net proceeds from the tokens’ sale were recorded as a gain on sale of intangible asset in non-operating (expense) income on the consolidated statement of operations. The remaining 375 million Pyth tokens that are expected to be unlocked at a rate of 125 million tokens on each of the first three unlock anniversary dates of May 20, 2025, 2026 and 2027 are considered the right to receive crypto tokens. During the year ended December 31, 2024, the Company received an additional 0.8 million locked Pyth tokens, which will be unlocked at various times during 2025 through 2027. When BSX becomes entitled to the right to receive crypto tokens, it assesses if such right includes an embedded feature that meets the definition of a derivative requiring separate accounting treatment. At each reporting date, BSX reevaluates its conclusion on whether there is an embedded derivative based on current facts and circumstances. During the second quarter of 2024, an active market emerged for Pyth tokens, the crypto tokens in which BSX has outstanding rights to receive in exchange for its previous services to certain customers. Prior to the existence of an active market, BSX concluded that the right to receive crypto tokens did not meet the definition of a derivative as there was no market mechanism to net settle the contract so therefore it was not separately accounted for as an embedded derivative. Once an active market was established in the second quarter of 2024, BSX determined that the right to receive crypto tokens included an embedded derivative to be separately accounted for in accordance with ASC 815, Derivatives and Hedging. The embedded derivatives are recognized at fair value at each reporting date and recorded in derivative assets (current and noncurrent) in the consolidated balance sheets. Changes in the fair value of the embedded derivatives are reported in unrealized gain (loss) on derivative assets in the consolidated statements of operations.
As of December 31, 2024, the Company recognized the fair value of derivative assets on the consolidated balance sheet amounting to $83.8 million with the corresponding unrealized gain on derivative assets within non-operating (expense) income on the consolidated statement of operations. The derivative assets are classified as current or noncurrent in the consolidated balance sheet based on the timing when tranches of Pyth tokens are expected to unlock.
13.EMPLOYEE BENEFIT PLAN
The Company maintains a voluntary defined contribution 401(k) plan in which employees may contribute up to 100% of their salary and bonus, subject to statutory maximum contribution amounts. The Company matches 50% of

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
the first 6% of employee contributions. The expense relating to the matching contribution was $1.9 million, $1.4 million and $0.9 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Dorman Trading maintained a Safe Harbor 401(k) plan for qualified employees, wherein Dorman Trading matches up to 3% of qualified employee contributions up to a defined maximum, and makes further discretionary contributions to the plan, subject to certain limitations as set forth in the plan agreement. Dorman’s plan was merged with the Company’s 401(k) plan effective January 1, 2024. Employer contributions made to the plan was $0.1 million for the year ended December 31, 2023. Employer contributions made to the plan between the acquisition date and year ended December 31, 2022 were not material.
14.CLEARING HOUSE PERFORMANCE BONDS AND GUARANTEE FUNDS
Clearing members involved in clearing commodity futures and options are required to provide margin and security deposits with the clearing house as performance bonds and guarantee funds in order to meet their financial obligations and as protection against potential losses or default. MIAX Futures policy allows clearing members to deposit cash or U.S. Treasury Bills in order to satisfy the required margin and security deposits.
As of December 31, 2024 and December 31, 2023, the Company had performance bonds and guarantee funds totaling $413.1 million and $427.3 million respectively, as summarized below (in thousands):

	December 31, 2024
	Cash	U.S. Treasury Bills (1)	Total
Margin deposits	$38,594	$315,148	$353,742
Security deposits	49,150	10,266	59,416
Total performance bonds and guarantee funds	$87,744	$325,414	$413,158

	December 31, 2023
	Cash	U.S. Treasury Bills (1)	Total
Margin deposits	$19,654	$351,486	$371,140
Security deposits	48,193	7,973	56,166
Total performance bonds and guarantee funds	$67,847	$359,459	$427,306
__________________
(1)The U.S. Treasury Bills are not reflected in the consolidated balance sheets, as MIAX Futures does not take economic ownership of these securities
MIAX Futures is required, under the Commodity Exchange Act, to segregate cash and securities deposited by clearing members on behalf of their customers. Exchange rules require a segregation of all funds deposited by clearing members from operating funds. The amount of cash and securities deposited may fluctuate significantly over time due to the quantity of open MIAX Futures positions, margin and security requirements, investment choices by clearing members, and market valuations of securities.
Cash deposited as performance bonds and guarantee funds is included on the consolidated balance sheets because the cash is deposited in MIAX Futures controlled bank accounts. Effective October 1, 2023, MIAX Futures at its discretion, may distribute interest earned on the cash balances that are posted for margin and security deposits. For the year ended December 31, 2024, MIAX Futures distributed interest amounting to $1.7 million, which is reflected within other cost of revenues in the consolidated statement of operations. For the year December 31, 2023, MIAX Futures distributed interest amounting to $0.4 million. U.S. Treasury Bills deposited by the clearing members are not reflected on the consolidated balance sheets as MIAX Futures does not take economic ownership of these securities or have the right to sell or re-pledge, and MIAX Futures does not earn interest on these. These U.S. Treasury Bills are held at a nominee account in MIAX Futures’ name for the benefit of the clearing members and are immediately accessible by MIAX Futures in the event of a default.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
15.FAIR VALUE MEASUREMENT
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following tables present the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis (in thousands):

	December 31, 2024
	Total	Level 1	Level 2	Level 3
Assets:
Equity securities owned(1)	$10,218	$10,218	$—	$—
Derivative assets (current and non-current portion)	83,840	—	83,840	—
Total assets	$94,058	$10,218	$83,840	$—

Liabilities:
Puttable common stock from exercise of warrants, net of current portion	$78,424	$—	$—	$78,424
Puttable warrants issued with debt	64,188	—	—	64,188
Total liabilities	$142,612	$—	$—	$142,612

	December 31, 2023
	Total	Level 1	Level 2	Level 3
Assets:
Equity securities owned(1)	$9,266	$9,266	$—	$—
Total assets	$9,266	$9,266	$—	$—

Liabilities:
Puttable common stock from exercise of warrants, net of current portion	79,186	—	—	79,186
Total liabilities	$79,186	$—	$—	$79,186
__________________
(1)These amounts are reflected within other current assets in the consolidated balance sheets.
Equity securities that trade in active markets and are valued using quoted market prices with reasonable levels of price transparency are classified within Level 1 of the fair value hierarchy.
As disclosed in Note 12, during 2023, BSX received 500 million Pyth tokens where 375 million remained locked as of December 31, 2024. An additional 1 million tokens were received during 2024, which were all locked as of December 31, 2024. The entire 376 million locked Pyth tokens were accounted for as an embedded derivative recognized at fair value at December, 31 2024. In estimating the fair value of the right to receive Pyth tokens which are classified under Level 2, the Company applied a discount for lack of marketability using option pricing models utilizing observable inputs which include comparable tokens and their volatility.
With respect to the puttable common stock and puttable warrants issued with debt, the Company engages a third party to assist the Company in determining the fair value of the Company’s common stock. The fair value of the common stock is determined based upon a variety of factors including two weighted scenarios. The first scenario utilized an IPO exit through a probability-weighted expected return method, while the second scenario utilized a non-IPO exit through a discounted cash flow and guideline public company methodologies. These methods include assumptions over the Company’s historical and projected revenue and earnings, the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, the valuation of comparable companies and other general economic factors including economic growth, inflation, interest rate environment and discount rates.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company also used a Black-Scholes model to value the puttable warrants issued with debt. The fair value of the Company's common stock is used as an input into the valuation of warrants.
At December 31, 2024, the key inputs into the Black-Scholes model to value the puttable warrants issued with debt were as follows:

Common stock price	$22.34
Risk- free interest rate	4.50%
Expected term (years)	7.64
Expected volatility	24.81%
Dividend yield	0.00%
Certain financial assets and liabilities, including cash and cash equivalents, accounts receivable and accounts payable are not measured at fair value on a recurring basis, but the carrying values approximate fair value due to their liquid or short-term nature.
Assets and Liabilities Measured at Fair Value on a Non-recurring Basis
The Company invests in securities without readily determinable fair values in which the carrying value was $31.0 million and $35.6 million at the periods ended December 31, 2024 and 2023 respectively. The Company adjusted the carrying value of one of the investments without readily determinable fair values based upon an observable price change and recognized an unrealized loss of $2.0 million during the year ended December 31, 2024. There were no impairments or adjustments to the carrying value of the investments without readily determinable fair values during the year ended December 31, 2023.
The Company’s long-lived assets, including fixed assets, goodwill, indefinite-lived intangible and finite-lived intangible assets subject to amortization, are measured at fair value on a non-recurring basis. Fair value of these assets is estimated using primarily unobservable inputs. These assets are measured at cost but are written-down to fair value, if necessary, as a result of impairment.
As of October 1, 2024 and 2023, the Company performed its annual impairment test of goodwill and indefinite-lived intangible assets. The Company may use both qualitative and quantitative approaches when testing goodwill and indefinite-lived intangible assets for impairment. When the quantitative approach was used, the fair value of a reporting unit was determined utilizing a combination of an income approach (i.e. discounted cash flow) and a market approach, and compared to its carrying value. Internal operational budgets and long-range strategic plans were used as a basis for the discounted cash flow analysis. The Company also utilized assumptions for working capital, capital expenditures, and terminal growth rates. The discount rate applied to the cash flow analysis was based on the estimated market weighted average cost of capital for the reporting units subjected to quantitative evaluation and was 22% in 2024 and ranged from 12% to 22% in 2023.
The fair value of indefinite-lived intangibles, which consists of exchange licenses, was determined by estimating the future cash flows and discounting the net cash flows back to their present values or using a market approach, as appropriate. For indefinite-lived intangibles where an income approach was used, a discount rate of 26% was applied in 2024 and 2023, which was based on the estimated market cost of capital adjusted for the specific risk associated with this asset relative to other elements of the business.
Fair Value of Assets and Liabilities
The Company's debt obligations are comprised of fixed rate senior secured term loans, notes payable and convertible loans which are presented at carrying value on the Company's consolidated balance sheets.
The senior secured term loans (Prior Loan Agreement and 2029 Senior Secured Term Loan) were classified as Level 2 under the fair value hierarchy, and the fair value of the loans was determined by utilizing a discounted cash flow analysis. The discount rate was determined based on the implied cost of debt. On June 17, 2024, the Company paid the entire Prior Loan Agreement outstanding principal of $57.3 million, see Note 11 - Debt Obligations.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The convertible loans are classified as Level 3 under the fair value hierarchy. The fair value of the convertible loans with $16 per share and $18 per share conversion was determined by utilizing the greater of conversion value or a discounted cash flow analysis as well as a Black-Scholes valuation model to measure the fair value attributable to the conversion feature. A discount rate of 51.45% and 18% was used for the period ended December 31, 2024 and December 31, 2023, respectively, which was estimated based on yields implied from the convertible issuances in 2021, adjusted for market movements from comparable debt indices.
The key valuation inputs into the Black-Scholes model to value the Company’s convertible debt were as follows:

	December 31,
	2024	2023
Common stock price	$22.34	$20.00
Risk-free interest rate	4.17%	4.27% – 5.17%
Expected term (years)	0.93	0.59 – 1.93
Expected volatility	17%	20%
Dividend yield	0.00%	0.00%
The carrying values and fair values of the Company’s debt obligations for 2024 and 2023 were as follows (in thousands, except per share amounts):

	December 31,
	2024		2023
	Carrying Value	Fair Value	Carrying Value	Fair Value
Prior Loan Agreement	$—	$—	$57,322	$57,682
2029 Senior Secured Term Loan (1)	30,770	42,108	—	—
Notes payable	1,498	1,334	1,519	1,238
Convertible loans:
Promissory notes convertible at $18 per share	—	—	56,150	65,603
Promissory notes convertible at $16 per share	4,767	6,981	5,000	6,250
	$37,035	$50,423	$119,991	$130,773
__________________
(1)The principal amount of the 2029 Senior Secured Term Loan is $100.0 million. See Note 11 - Debt Obligations for details.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information on Level 3 Financial Liabilities
The following table summarizes the changes in the fair value of the Company’s Level 3 financial liabilities during the years ended December 31, 2024, 2023 and 2022 (in thousands):

	Warrants on Puttable Shares	Puttable Common Stock from Exercise of Warrants
Balance as of December 31, 2021	$156,059	$146,712
Warrants exercised into puttable common stock	(156,059)	156,059
Cash paid to settle put liability	—	(639)
Cash proceeds upon exercise	—	6,695
Reclassification of current portion of put liability	—	639
Termination of put liability	—	(10,421)
Fair value adjustments	—	(71,267)
Balance as of December 31, 2022	—	227,778
Reclassification of current portion of put liability	—	(11,355)
Termination of put liability	—	(137,263)
Fair value adjustments	—	26
Balance as of December 31, 2023	—	79,186
Reclassification of current portion of put liability	—	(11,356)
Fair value adjustments	—	10,594
Balance as of December 31, 2024	$—	$78,424
16.COMMITMENTS AND CONTINGENCIES
Purchase Commitments
The Company from time to time enters into long term non-cancelable agreements with consultants and vendors to provide certain services. As of December 31, 2024, the outstanding commitment was $14.9 million, of which $2.6 million is payable in 2025, $2.1 million in 2026, $1.8 million in 2027, $1.7 million is payable in 2028, $1.7 million in 2029 and $5.0 million is payable in 2030 and beyond.
MIAX Futures Guaranty Fund
In the event of default by a clearing member, MIAX Futures would first apply assets of the defaulting clearing member to satisfy its payment obligation. These assets include the defaulting member’s security deposits, margins, performance bonds, guarantees and any other available assets. Thereafter, if a loss remains, MIAX Futures would use funds designated from the applicable tranche of the guaranty fund, in the order of priority listed by rules, with each source of funds to be completely exhausted, to the extent practical, before the next source is applied.
MIAX Futures maintains one guaranty fund with two separate tranches that reflect relative contributions from different product classes to the guaranty fund. Following a default, MIAX Futures would attempt to isolate the loss to the relevant tranche of the default waterfall before applying any funds from the other tranche. The order of funds utilized would be: excess funds of the defaulting clearing member, security deposits of the defaulting clearing member; margins and performance bonds of the defaulting clearing member and payments of any guarantor; the MIAX Futures clearing house reserve funds dedicated to the relevant tranche(s); security deposits of non-defaulting clearing members in the relevant tranche; and in certain instances, then surplus funds of MIAX Futures. In the event a loss still remained, MIAX Futures would use any clearing house reserve funds from the other tranche that had not been applied before utilizing security deposits of non-defaulting clearing members from the other tranche.
MIAX Futures and LedgerX are both a DCM and a DCO that operate under the regulatory oversight of the CFTC. As such, MIAX Futures and LedgerX are required to maintain financial resources to cover its projected

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
operating costs for a period of at least one year. The financial resources must include unencumbered, liquid financial assets which may include a committed line of credit or similar facility equal to at least six months of its projected operating costs. At December 31, 2024, both MIAX Futures and LedgerX were in compliance with all DCM and DCO financial requirements.
Full Collateralization of LedgerX Contracts
LedgerX is a fully electronic vertically integrated DCM, DCO and SEF, with regulatory approval from the CFTC to list and clear fully collateralized futures, options on futures, and swaps. Fully collateralized positions are those wherein the DCO holds, at all times, funds or commodities (such as Bitcoin or Ethereum) in the form of the required payment sufficient to cover the maximum possible obligation or loss that a party or a counterparty could incur upon liquidation or expiration of the contract.
As of July 24, 2024, LedgerX has delisted all of its physically settled products on its DCM and SEF, and does not clear any physically settled crypto products on its DCO. Moreover, LedgerX intends to no longer offer trading or clearing services for any physically settled crypto products.
LedgerX Customer Digital Assets
LedgerX has committed to securely store all participant digital assets. As such, LedgerX may be liable to its customers for losses arising from theft or loss of private keys. LedgerX has not incurred any losses related to such obligations and therefore the Company has not accrued any liabilities as of December 31, 2024 and 2023. LedgerX engages a third-party to provide custodial services for the digital assets maintained by LedgerX for the benefit of its customers totaling $9.3 million and $71.5 million at fair value on December 31, 2024 and 2023, respectively. These assets are not recorded in the consolidated balance sheets. Additionally, LedgerX has an obligation to securely store all of these digital assets. As such, LedgerX monitors its risk of loss associated with such balances and deems the risk of loss to be remote. Therefore, the Company did not record a contingent liability as of December 31, 2024 or 2023. The Company has no reason to believe LedgerX will suffer such a theft or loss of private keys for the following reasons: (i) it has no known or historical experience of such theft or loss; (ii) it has established procedures around private key management to minimize the risk of theft or loss; and (iii) it accounts for and continually verifies the amount of digital assets that would be affected should multiple private keys be lost or stolen.
Derivative Contracts
Certain derivative contracts that the Company has entered into meet the accounting definition of a guarantee under ASC 460. Derivatives that meet the ASC 460 definition of guarantees include futures contracts and written options. The maximum potential payout for these derivative contracts cannot be estimated as increases in interest rates, foreign exchange rates, securities prices, commodities prices and indices in the future could possibly be unlimited.
The Company records all derivative contracts at fair value. For this reason, the Company does not monitor its risk exposure to derivatives contracts based on derivative notional amounts; rather the Company manages its risk exposure on a fair value basis. The Company believes that the notional amounts of the derivative contracts generally overstate its exposure. Aggregate market risk limits have been established, and market risk measures are routinely monitored against these limits. The Company believes that market risk is substantially diminished when all financial instruments are aggregated.
Dorman Trading Member Guarantees
Dorman Trading is a member of various exchanges that trade and clear futures contracts. Dorman Trading may be required to pay a proportionate share of the financial obligations of another member who may default on its obligation to the exchange in accordance with the rules of the applicable exchange of which Dorman Trading is a member. Although the rules governing different exchange memberships vary, in general Dorman Trading’s guarantee obligations would arise only if the exchange had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange. Any potential contingent liability under these membership agreements cannot be estimated. The Company has not recorded any

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
contingent liability in the financial statements for these agreements. The Company believes that any potential requirement to make payments under these agreements is remote.
Dorman Trading Minimum Capital Requirements
The Company’s subsidiary, Dorman Trading, as a futures commission merchant is subject to Commodity Futures Trading Commission minimum capital requirements (Regulation 1.17). Dorman Trading is required to maintain "net capital" equivalent to the greater of $1,000,000 or the sum of 8% of the customer risk maintenance margin requirement plus 8% of the non-customer risk maintenance margin requirement, as these terms are defined. In addition, Dorman Trading is subject to the minimum capital requirements of the exchanges on which Dorman Trading does business.
At December 31, 2024 and 2023, Dorman Trading had adjusted net capital of $28.5 million and $18.0 million, respectively. Under Regulation 1.17, the net capital requirement at December 31, 2024 and 2023 was $4.8 million and $2.9 million, respectively. Additionally, as of December 31, 2024 and 2023, Dorman Trading was in compliance with the minimum capital requirements of the exchanges in which Dorman Trading operates. The net capital rule may effectively restrict member withdrawals and the repayment of subordinated loans.
Claims and Litigation
Nasdaq
On September 1, 2017, Nasdaq, Inc., filed an action against the Company in the U.S. District Court for the District of New Jersey alleging patent infringement and trade secret misappropriation relating to Nasdaq’s electronic trading technology and platforms. The Company subsequently filed six petitions before the Patent Trial and Appeal Board (“PTAB”) at the United States Patent and Trademark Office (“USPTO”) seeking a determination that the subject patent was invalid under the current law. The District Court proceeding was stayed in December 2018, pending resolution of the PTAB proceedings. All claims asserted by Nasdaq against the Company under the six patents at issue were invalided by the PTAB in 2019 (the “PTAB Final Written Decisions”). On June 7, 2022, the USPTO Director denied Nasdaq's request for review of the PTAB Final Written Decisions.
On August 31, 2021, the Company filed an Answer and Counterclaims in the NJ District Court (the “Company’s Answer”). The Company’s Answer included denials of the allegations made by Nasdaq in the Complaint and Counterclaims by the Company including monopolization antitrust claims, patent misuse, sham litigation, and fraud on the USPTO by Nasdaq. The Company is seeking attorneys’ fees and costs and such other relief as the Court may find to be just and proper. On June 21, 2022, Nasdaq waived its right to appeal the PTAB’s Final Written Decisions and the stay in the District Court matter was lifted as all of the PTAB proceedings were concluded with each of the Nasdaq patent claims at issue invalidated. The Company filed an Amended Answer and Counterclaims on August 5, 2022. The Amended Counterclaims added claims of fraud on the patent office and Lanham Act violations. On July 25, 2023, the Court denied a motion by the Company to dismiss Nasdaq’s trade secret claims and also denied a motion by Nasdaq to dismiss the Company’s counterclaims. The Court granted Nasdaq’s motion to stay and bifurcate the Company’s counterclaims. Accordingly, the trade secret case is currently proceeding and the Company’s counterclaims are stayed until the conclusion of the trade secret case at which time the parties may proceed to litigate the Company’s counterclaims against Nasdaq. The parties are engaged in discovery in connection with the trade secret case. The Company intends to continue defending its interest in this matter vigorously.
General
As a self-regulatory organization under the jurisdiction of the SEC, and as a DCO, SEF and DCM under the jurisdiction of the CFTC, and a registered exchange under the jurisdiction of the Bermuda Monetary Authority (“BMA”), the MIAX Exchanges, MIAX Futures, LedgerX and BSX, respectively, are subject to routine reviews and inspections by the SEC, CFTC and BMA. Dorman Trading, as a registered Futures Commission Merchant (“FCM”), is regulated by the CFTC and is subject to routine reviews and inspections by the CFTC and National Futures Association (“NFA”). Management does not believe that the outcome of any of these reviews or inspections will have a material impact on the consolidated financial position, results of operations or cash flows of the Company.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
LedgerX is responding to certain requests for information and documents from the CFTC’s Division of Enforcement and may come under additional regulatory scrutiny, requests or investigations in the future. The current requests relate to activities prior to the Company’s acquisition of LedgerX, during the prior ownership of LedgerX by FTX. The Company cannot predict the outcome of these requests. Any requests, inquiries, investigations or proceedings could result in substantial costs, sanctions, the diversion of resources, including management time, and potential harm to the Company’s reputation, which could have a material adverse effect on its business, financial condition and operating results.
In the normal course of its business, the Company is exposed to asserted and unasserted claims. In the opinion of management, these matters will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.
17.EQUITY
Common Stock
At December 31, 2024 and 2023, the Company was authorized to issue up to 400,000,000 shares of voting common stock, $0.001 par value per share, 200,000,000 shares of non-voting common stock, $0.001 par value per share. As of December 31, 2024, 67,746,555 and 67,708,086 shares of common stock were issued and outstanding (including 4,527,075 shares of puttable common stock), respectively. As of December 31, 2023, 62,063,577 shares of common stock were issued and outstanding (including 4,527,075 shares of puttable common stock). Certain stockholders owning common stock of the Company have entered into an agreement pursuant to which, among other things, the parties to that agreement are individually and collectively prohibited from voting shares of common stock held in excess of 19.99% of the issued and outstanding shares of the Company’s common stock. Each share of non-voting common stock is convertible into one share of common stock at the option of the holder. Each share of common stock and non-voting common stock is entitled to receive dividends subject to the rights of the preferred stock. A decision to pay dividends on common stock will be at the discretion of the Company’s board of directors. In addition, the 2029 Senior Secured Term Loan contains restrictions on the Company’s ability to pay dividends.
In February 2024, the Company issued 275,610 shares of common stock with 27,561 warrants to purchase shares of common stock for total proceeds of $5.7 million in a private placement transaction. The warrants to purchase shares of common stock have an exercise price equal to $20.50 per share and expiration date of three years from the date of issuance.
As of December 31, 2024 and 2023, 35,201,810 and 39,077,409 shares of common stock, respectively, were reserved for issuance in connection with warrants, convertible loans, share based payment plans and common stock to be granted to third parties.
Preferred Stock
The Company is authorized to issue up to 25,000,000 shares of preferred stock $0.001 par value per share in one or more series, as may be designated by the board of directors. As of December 31, 2024, 10,000,000 shares of the preferred stock have been designated as Series B convertible preferred stock.
Each share of Series B convertible preferred stock is convertible into a share of common stock on a one-to-one basis at the option of the holder upon the occurrence of the following events: once the Company becomes a public company, upon a merger or consolidation with or into another legal entity, or upon the sale of all or substantially all of the Company’s assets in which the common stockholders participate. The preferred stock has no voting rights, except with respect to certain transactions for which the preferred stockholders are entitled to vote separately as a class. The Series B convertible preferred stockholders participate as to dividends on the same basis as the common stockholders.
There were 781,859 and 746,859 shares of Series B convertible preferred stock outstanding at December 31, 2024 and 2023, respectively.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
During the year ended December 31, 2024, the Company issued 35,000 shares of Series B convertible preferred stock upon exercise of outstanding options consisting of 25,000 shares of Series B convertible preferred stock for aggregate cash proceeds of $0.3 million and 10,000 shares of Series B convertible preferred stock pursuant to cashless exercises of 25,000 options to purchase shares of Series B convertible preferred stock.
During the year ended December 31, 2023, the Company issued 8,157 shares of Series B convertible preferred stock pursuant to cashless exercises of 20,500 options to purchase shares of Series B convertible preferred stock.
During the year ended December 31, 2022, the Company issued 327,653 shares of Series B convertible preferred stock upon exercise of outstanding options consisting of 279,417 shares of Series B convertible preferred stock for an aggregate cash proceeds of $3.0 million and 48,236 shares of Series B convertible preferred stock pursuant to cashless exercises of 92,126 options to purchase shares of Series B convertible preferred stock.
As of December 31, 2024 and 2023, 950,416 and 1,000,416 shares of Series B convertible preferred stock, respectively, were reserved for issuance in connection with share based payment plans.
In 2010, all outstanding Series A preferred shares were converted into common stock. As part of this conversion, the holders converting Series A preferred shares received contingent promissory notes totaling $15.0 million, which remain outstanding as of December 31, 2024. These contingent promissory notes are only payable, without interest, upon a deemed liquidation event which includes a merger or sale of the Company, therefore expense will only be recognized at such time. As of December 31, 2024, there are no outstanding preferred shares with liquidation preferences.
Treasury Stock
The Company generally withholds shares of its common stock to cover employees' portion of required tax withholdings when employee equity awards are issued or vest. These shares are valued at cost, which equals the fair value of the common stock on the date of issuance or vesting and reflected as a reduction to the Company’s stockholders’ equity and included in treasury stock, at cost in the consolidated balance sheets. The weighted average cost per share held in treasury was $20.14 as of December 31, 2024.
Warrants
The Company issues warrants to purchase shares of common stock primarily in connection with equity rights programs (see Equity Rights Offering), stock issuances, certain debt issuances, and consulting agreements. There were outstanding warrants to acquire 14,615,703 and 15,309,548 shares of common stock outstanding at December 31, 2024 and 2023, respectively. The outstanding warrants at December 31, 2024 and 2023 include 2,740,068 and 6,102,836 warrants, respectively, issued to the Company's Equity Rights Program ("ERP") participants.
The warrants vest over time or upon the achievement of performance criteria with respect to certain warrants issued in connection with certain service providers and generally expire at various times through 2032. In certain cases, warrants are granted to certain service providers that vest only upon the satisfaction of performance-based conditions such as the Company's consummation of a liquidation event or an IPO. As of December 31, 2024 and 2023, 1,808,333 and 5,367,475 warrants, respectively were unvested. The fair value of each warrant grant was derived using the Black-Scholes option pricing model. For the years ended December 31, 2024, 2023 and 2022, the Company recorded $2.0 million, $0.8 million and $0.4 million, respectively, of share-based compensation expense related to warrants issued in connection with consulting agreements.
During the year ended December 31, 2024, the Company issued an aggregate of 1,795,955 shares of common stock for warrants exercised. The Company raised proceeds of $1.6 million through the exercise of 429,989 of previously issued warrants to purchase common stock and issued 1,365,966 shares of voting common stock pursuant to cashless exercise of 2,117,179 warrants.
During the year ended December 31, 2023, the Company issued an aggregate of 71,000 shares of voting common stock for warrants exercised for cash proceeds of $0.9 million. There were no cashless exercise of warrants during the year ended December 31, 2023.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
During the year ended December 31, 2022, the Company issued an aggregate of 7,555,498 shares of common stock for warrants exercised. The Company raised proceeds of $12.2 million through the exercise of 4,886,956 of previously issued warrants to purchase common stock and issued 2,668,542 shares, comprised of 2,337,324 shares of voting common stock and 331,218 shares of nonvoting common stock, pursuant to cashless exercise of 2,996,775 warrants.
On August 21, 2024, in connection with the 2029 Senior Secured Term Loan, the Company issued to the lenders 3,795,564 warrants to purchase shares of the Company’s common stock. The warrants to purchase shares of common stock have an exercise price equal to $7.15 per share and $8.55 per share for the 2,277,338 and 1,518,226 warrants, respectively, and an expiration date of August 21, 2032. See Note 11 - Debt Obligations for more information.
The following table summarizes information about warrant activities for the years ended December 31, 2024, 2023 and 2022:

	Common Stock Warrants
	Number of Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2021	24,640,018	$7.36
Granted	237,500	$26.00
Exercised	(7,883,731)	$2.42
Forfeited	(655,974)	$7.50
Expired	(413,330)	$12.16
Outstanding at December 31, 2022	15,924,483	$9.98
Granted	1,233,284	$20.74
Exercised	(71,000)	$12.36
Forfeited	(1,119,703)	$5.50
Expired	(657,505)	$14.42
Outstanding at December 31, 2023	15,309,559	$11.26
Granted	4,085,625	$8.59
Exercised	(2,547,168)	$6.82
Forfeited	(1,806,063)	$5.50
Expired	(426,250)	$14.48
Outstanding at December 31, 2024	14,615,703	$11.91
Additional information regarding warrants outstanding as of December 31, 2024 and 2023 is as follows:

	Warrants to Purchase Common Stock
	Weighted Average Exercise Price	Expiration Date	Number of Warrants Outstanding
Issued with debt	$8.34	Jan 2025 - Aug 2032	4,020,471
Issued to employees, directors and service providers	$18.06	Jun 2025 - Mar 2030	3,862,703
Issued with common stock	$15.34	Apr 2026 - Dec 2027	1,613,778
Purchase of warrants	$14.50	Oct 2025 - Dec 2025	2,378,683
Issued to strategic investors under ERPs	$4.20	Apr 2025 - Sep 2027	2,740,068
Outstanding at December 31, 2024			14,615,703

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Warrants to Purchase Common Stock
	Weighted Average Exercise Price	Expiration Date	Number of Warrants Outstanding
Issued with debt	$14.24	Apr 2024 - Dec 2026	892,245
Issued to employees, directors and service providers	$17.22	Jan 2024 - Mar 2030	4,344,578
Issued with common stock	$15.26	Dec 2024 - Dec 2027	1,591,217
Purchase of warrants	$14.50	Oct 2025 - Dec 2025	2,378,683
Issued to strategic investors under ERPs	$4.28	Jun 2024 - Sep 2027	6,102,836
Outstanding at December 31, 2023			15,309,559
Equity Rights Program
The Company launched its first ERP, ERP I, in September 2013 and subsequently introduced four additional ERPs between February 2015 and September 2020. Each ERP included a certain number of units allowing the Company’s customers to obtain common stock warrants in return for a prepaid fee, which is applied to future purchases by the customer of the Company’s services. The customer vests in the common stock warrants in tranches over designated time periods based on certain performance criteria, which generally require the customer to execute qualifying trades on the Company’s exchanges in an amount equal to a specified fixed percentage of the average daily volume of trades on the applicable exchange.
The shares of common stock and warrants issued under ERP I and II are classified as liability instruments and the shares of common stock and warrants issued under ERP III, IV and V are classified as equity instruments on the Company's consolidated balance sheets. The ERP awards are determined by the Company to be consideration payable to a customer and recorded as cost of revenue on the Company's consolidated statements of operations, based on the grant date fair value of the awards.
Warrants issued under ERP I and II vested over a certain period provided that ERP participants met the specific performance criteria, which required the participant to trade an agreed-upon number of options contracts, subject to certain exceptions, on MIAX Options Exchange on a daily basis over a specified number of months. All vested warrants under ERP I and II were exercised before their expiration on August 31, 2020 and January 31, 2022, respectively.
Puttable common stock from exercise of ERP I and II warrants:
The Company recorded the underlying puttable common stock issued upon exercise of the warrants as a liability. ERP I and II participants have put rights to require the Company to purchase a certain percentage of the shares held on the put vesting date in cash at a price per share equal to a fixed percentage of the fair market value of the Company’s common stock. Eligible participants can exercise the put rights during the 90 day period commencing on the initial put vesting date and each anniversary thereof (each, an annual “Put Period”). Put rights terminate upon the sale, transfer or other disposition of puttable common shares held by an ERP participant or the consummation of an initial public offering of the Company’s common stock where the offering proceeds, net of underwriting discounts and commissions, exceed $250 million.
The Company reflects the fair value of puttable common stock on the consolidated balance sheets. The Company measures the puttable common stock from exercise of warrants at fair value. The fair value of the puttable common stock is determined based on the estimated fair value of the Company's common stock, see Note 15 - Fair Value Measurement for details regarding the Company's common stock valuation. Puttable common stock is remeasured at each reporting period until settlement or when the redemption feature is eliminated and the change in fair value is recorded as non-operating income (expense) within the consolidated statements of operations. The fair value of the puttable common stock, net of current portion from exercise of warrants outstanding was $78.4 million and $79.2 million at December 31, 2024 and 2023, respectively. The current portion of put obligation, included in accounts payable and other liabilities in the consolidated balance sheets, was $22.7 million and $11.4 million as of December 31, 2024 and 2023, respectively (see Note 9 - Accounts Payable and Other Liabilities).

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The put closing date for a put right exercise is no later than 120 days following the Company’s receipt of a put notice, subject to the applicability of any regulatory approvals that may be required in connection therewith. Notwithstanding the foregoing, the Company, in its discretion, may elect to fund the put price in installments: one-third (1/3) shall be paid on the put closing date and the remaining two-thirds (2/3) shall be paid in equal payments on each of the two succeeding calendar year anniversaries of the put closing date. The Company may at its option, elect to defer payment of such payment until the first anniversary of the put closing date, such that two-thirds (2/3) of the put price will be funded on the first anniversary of the put closing date, with the balance of the put price due and payable on the third anniversary of the put closing date.
The holders have the ability to rescind their election to put the shares to the Company any time prior to settlement, at which time the holder receives cash and simultaneously transfers the common shares back to the Company. Until settlement, the puttable common stock is considered legally outstanding. The holders have the ability to put the shares at a later date after rescinding the previously elected put option. Therefore, the Company defines the settlement date as the date in which the holder exchanges their puttable common stock for cash.
During 2020, the Company received a put notice (the “2020 Put Notice”) from an ERP I participant to redeem 984,842 shares of common stock, representing 90% of the warrants vested, in exchange for a $14.2 million cash payment. The Company elected to defer payment and paid one-third of the put obligation on February 25, 2021, the put closing date, with the remaining two payments to be made on each of the two succeeding calendar year anniversaries of the put closing date. During 2021, the Company received a put notice (the “2021 Put Notice”) from the same ERP I participant to redeem the remaining 10% of the shares of the common stock amounting to 109,427 shares for a cash payment of $1.9 million. The Company elected to defer the payment over three years, with the first payment of $0.6 million paid in February 2022 and the remaining two payments of $0.6 million each to be made on each of the two succeeding calendar year anniversaries of the put closing date. The Company recognizes the put obligation liability at the greater of put price or current fair value of the puttable common stock as the put right is rescindable at any time prior to settlement date. In February 2022, the ERP I participant withdrew the exercise of the 2020 Put Notice with respect to 328,281 shares totaling $4.7 million subject to the second installment due on February 25, 2022. The final $4.7 million installment for the 2020 Put Notice was paid in February 2023.
In 2022, the ERP I participant sold 401,232 shares of puttable common stock to a non-ERP participant (consisting of 328,281 shares previously withdrawn for exercise subject to the 2020 Put Notice and 72,951 shares subject to the 2021 Put Notice). Under the terms of the ERP I, any sale, transfer or other disposition of the puttable common stock to non-ERP participants will extinguish the put right associated with the underlying shares. As a result of this sale, the shares were no longer puttable to the Company and the liability associated with the underlying shares had been extinguished. Therefore, the aggregate fair value of the puttable common stock on the date of the sale of $10.4 million was reclassified to additional paid-in capital within the stockholder's equity.
In September 2023, the Company received a put notice (the “September 2023 Put Notice”) from an ERP II participant (the same ERP I participant above) to redeem the remaining 2,231,645 shares of common stock it acquired pursuant to ERP II for an aggregate put price of $44.1 million reflecting a per share price of $19.74, or 90% of the fair market value of the Company’s common stock as of the date of exercise. The Company notified the participant of its election to defer payment, with one-third of the put obligation of $14.7 million due and payable on January 17, 2024, the put closing date, with the remaining two payments of $14.7 million each to be made on each of the two succeeding calendar year anniversaries of the put closing date.
In December 2023, the ERP II participant sold 506,432 shares of the 2,231,645 shares subject to the September 2023 Put Notice to another ERP participant. As a result of this sale, such shares were no longer puttable to the Company and therefore the fair value of the puttable common stock on the date of sale of $10.1 million was reclassified from non-current liabilities to additional paid-in capital in the consolidated balance sheet as of December 31, 2023. The net total number of shares subject to the put notice was 1,725,213, reducing the aggregate put price to $34.1 million with one-third of the put obligation of $11.4 million due and payable on January 17, 2024, and the remaining two payments of $11.4 million each to be made on each of the two succeeding calendar year anniversaries of the put closing date. In January 2024, the Company elected to defer payment of the first installment of the put obligation of $11.4 million. In accordance with such election, two-thirds of the put price or $22.7 million will be due

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
on January 17, 2025, the first anniversary of the put closing date, with the remaining payment of $11.4 million due on January 17, 2027, the third anniversary of the put closing date.
On February 21, 2025, after extending the payment date with respect to the two-thirds of the put price or $22.7 million from January 17, 2025, the ERP II participant sold the corresponding 1,150,142 shares subject to the September 2023 Put Notice to another ERP participant. In connection with this sale, the put right associated with such shares was terminated and the related put payable of $22.7 million was extinguished. The remaining 575,071 shares subject to the September 2023 Put Notice remain puttable to the Company and the related put price of $11.4 million is due on January 17, 2027.
In December 2023, the Company and certain participants of ERP I and ERP II holding an aggregate of 6,356,730 shares of puttable common stock entered into respective agreements to terminate the put right associated with the puttable common stock in exchange for certain consideration. As the Company’s obligation to purchase the puttable common stock was extinguished, such financial instrument is no longer considered a liability and was reclassified to stockholder's equity. The Company remeasured the put liability at fair value on the put termination date for $127.1 million and reclassified from puttable common stock, net of current portion to common stock at par value and additional paid-in capital in the consolidated balance sheet as of December 31, 2023. The Company paid cash consideration of $2.4 million or $0.80 per share of puttable common stock to terminate the put right associated with 2,985,110 shares of puttable common stock. To terminate the put right related to 3,371,620 shares of puttable common stock, the Company paid total consideration of $2.7 million, equal to $0.80 per share of puttable common stock, in the form of 131,576 shares of common stock valued at $20.50 per share. The aggregate consideration paid to extinguish the put right amounting to $5.1 million was recorded in loss on extinguishment of puttable common stock liability within non-operating (expense) income in the consolidated statement of operations.
The terms of ERP III, IV and V are similar to ERP I and II, except the shares do not have any put rights and therefore the ERP III, IV and V awards are equity classified.
Equity Rights Offering III (ERP III) - On June 30, 2017, the Company entered into a third equity rights offering with eight participants to acquire 20 H-Units for a total prepaid fee of $10.0 million. Each H-Unit consists of common stock purchase warrants to purchase 207,331 shares of common stock of the Company and required a prepaid fee of $0.5 million. The term of the offering was a 42-month period commencing July 1, 2017 and ended December 31, 2020. The basic terms of the third offering are similar to the first two offerings with respect to warrant exercise periods, but do not contain a put right. ERP III warrants have similar expiration terms as the prior programs with an expiration date of the earliest to occur of (i) June 30, 2024, or (ii) the two-year anniversary of an initial public offering of the Company's common stock, where the offering price, net of underwriting discounts and commissions exceed $250.0 million (“Qualified Public Offering”), or (iii) a merger or sale of the Company. The warrant vesting period ended on December 31, 2020 and no warrant expense was recognized thereafter. In June 2024, all 1,556,706 outstanding ERP III warrants were exercised, including the issuance of 987,821 shares of voting common stock pursuant to cashless exercise of 1,151,567 ERP III warrants.
Equity Rights Offering IV (ERP IV) - On April 30, 2018, the Company entered into a fourth equity rights offering with 10 participants to acquire 25 J-Units for a total prepaid fee of $6.3 million. Each J-Unit consists of warrants to purchase 208,172 shares of common stock of the Company and required a prepaid fee of $250,000. The term of the offering was a 32-month period commencing May 1, 2018 and ended December 31, 2020. The basic terms of the fourth offering are similar to the first two offerings with respect to warrant exercise periods, but like ERP III do not contain a put right. ERP IV warrants have similar expiration terms as the prior programs with an expiration date of the earliest to occur of (i) April 30, 2025, or (ii) the two-year anniversary of a Qualified Public Offering, or (iii) a merger or sale of the Company. The warrant vesting period ended on December 31, 2020 and no warrant expense was recognized thereafter.
Equity Rights Offering V (ERP V) - On September 11, 2020, the Company closed a fifth equity rights offering with nine firms for 22 L-Units providing for the issuance of warrants to purchase a total of 4,753,793 shares of common stock, representing 216,082 shares per L-Unit. The L-Warrants vest over a 42-month period provided that the participant met the specific performance criteria, which required the participants trade an agreed-upon number of equities contracts, subject to certain exceptions, on MIAX Pearl on a daily basis over a specified number of months.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The warrants expire on the earliest to occur of (i) September 11, 2027, or (ii) the two-year anniversary of a Qualified Public Offering, or (iii) a merger or sale of the Company. Upon closing, the Company collected $22 million of prepaid fees from participating member firms which was fully amortized in 2022. The warrant vesting period ended on June 30, 2024 and no warrant expense was recognized thereafter.
The Company recognized warrant expense of $2.0 million, $4.6 million and $3.0 million for the years ended December 31, 2024, 2023 and 2022, respectively, representing the fair market value associated with vested warrants. These expenses are included in cost of revenues in the consolidated statements of operations.
The outstanding warrants for each ERP series as of December 31, 2024 and 2023 are as follows:

	December 31,
	2024	2023
ERP I	—	—
ERP II	—	—
ERP III	—	1,556,706
ERP IV	1,610,929	1,610,929
ERP V	1,129,139	2,935,201
Total	2,740,068	6,102,836
18.SHARE-BASED COMPENSATION
In accordance with the Company’s stock incentive plans, the Company may grant stock option awards to employees, consultants and non-employee members of the Company’s Board of Directors. The Company may grant restricted stock awards to employees, consultants and non-employee members of the Company’s Board of Directors.
On May 16, 2022, the Company adopted the 2022 Equity Incentive Plan (“2022 Plan”) whereby the Company may grant up to 10,000,000 shares of the Company’s voting common stock. Commencing on the first day of each fiscal year beginning January 1, 2023 and ending January 1, 2032, the available shares under the 2022 Plan are to be increased by a number of shares of voting common stock of the Company equal to the lesser of (a) 5% of the aggregate number of shares outstanding on the final day of the immediately preceding fiscal year and (b) such smaller number of shares as determined by a committee as defined in the 2022 Plan. As a result, effective January 1, 2025 and 2024, the available shares under the 2022 Plan were increased for a new total of 18,852,332 and 15,658,356 shares, respectively. In addition to the 2022 Plan, the Company has outstanding stock awards granted pursuant to the 2021 Stock Option and Incentive Plan for Employees and Consultants (“2021 Plan”) which was effective January 26, 2021, the 2013 Director Stock Incentive Plan and the 2013 Employee Stock Incentive Plan (together, the “2013 Plans”), which were both effective November 15, 2013 and the 2008 Director Stock Incentive Plan and the 2008 Employee and Consultant Stock Incentive Plan (“2008 Plans”). During the year ended December 31, 2022, the Company terminated the 2021 Plan and the 2013 Plans. The Company terminated the 2008 Plans on May 26, 2018. The number of shares issuable in accordance with the Company’s various Employee and Director Stock Incentive Plans at December 31, 2024 and at December 31, 2023 were 24,682,754, and 26,354,574 shares, respectively.
Valuation Assumptions
Share-based compensation payments related to stock options are recognized in the consolidated financial statements based on the grant date fair value using the Black-Scholes option pricing model. Share-based

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
compensation expense is recognized over the related service or vesting period, net of actual forfeitures. The following assumptions were used by the Company for determining the fair value of awards granted:

	December 31,
	2024	2023	2022
Weighted-average expected term (years)	5.1 – 6.0	5.0 – 6.0	5.0 – 6.0
Volatility (range)	26.3% – 27.4%	26.2% – 27.6%	24.9% – 26.9%
Risk-free interest rate (range)	3.6% – 4.5%	3.6% – 4.7%	1.9% – 4.3%
Dividend yield	0.00%	0.00%	0.00%
Stock options
The Company granted options to purchase shares of preferred stock and common stock under the Company’s stock incentive plans. There were options to acquire 21,204,908 shares (consisting of 950,416 shares of preferred stock and 20,254,492 shares of voting and non-voting common stock) and 21,168,964 shares (consisting of 1,000,416 shares of preferred stock and 20,168,548 shares of voting and non-voting common stock) outstanding at December 31, 2024 and 2023, respectively. The options are exercisable at prices that range from $12.00 to $26.00 per share. The options generally vest over a period of up to five years and expire after ten years.
The options to purchase shares of preferred stock were granted to directors, employees and consultants under the 2008 Plans which were terminated on May 26, 2018. Share-based compensation expense related to the options for preferred stock had been fully recognized as of December 31, 2021.
The weighted-average grant-date fair value of options granted during the years 2024, 2023 and 2022 was $6.98, $6.70 and $6.52, respectively. The total intrinsic value of options exercised during the years ended December 31, 2024, 2023 and 2022 was $6.6 million, $2.3 million and $5.6 million, respectively.
Share-based compensation expense is included in compensation and benefits expense in the consolidated statements of operations. The following table summarizes information about the stock option activity for the years ended December 31, 2024, 2023 and 2022 (recognized and unrecognized share-based compensation expense, in thousands):

	December 31,
	2024	2023	2022
Share-based compensation expense recognized	$12,309	$12,474	$11,151
Share-based compensation expense unrecognized	$18,017	$15,472	$11,670
Weighted average period of unrecognized share-based compensation cost	1.88 years	2.02 years	1.74 years
Due to the full valuation allowance provided on its net deferred tax assets, the Company had not recorded any tax benefit attributable to stock-based awards for the years ended December 31, 2024, 2023 and 2022.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes information about the stock option activity during the years ended December 31, 2024, 2023 and 2022 (aggregate intrinsic value, in thousands):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	21,643,645	$12.70	5.81	$283,223
Granted	1,187,035	$25.78
Exercised	(461,209)	$11.00
Cancelled, expired or forfeited	(155,791)	$14.70
Outstanding at December 31, 2022	22,213,680	$13.42	5.01	$149,713
Exercisable at December 31, 2022	18,787,442	$12.54	4.51	$138,860
Granted	2,461,387	$20.04
Exercised	(282,250)	$12.06
Cancelled, expired or forfeited	(3,223,853)	$10.22
Outstanding at December 31, 2023	21,168,964	$14.68	5.42	$119,677
Exercisable at December 31, 2023	17,489,973	$13.60	4.73	$115,513
Granted	2,489,785	$20.07
Exercised	(835,541)	$12.23
Cancelled, expired or forfeited	(1,618,300)	$14.03
Outstanding at December 31, 2024	21,204,908	$15.47	5.36	$149,710
Exercisable at December 31, 2024	17,565,664	$14.43	4.64	$142,023

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Additional information regarding stock options outstanding as of December 31, 2024 is as follows (aggregate intrinsic value, in thousands):

	Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value	Number of Exercisable Options	Aggregate Intrinsic Value
$12.00	9,260,428	2.90	$95,753	9,260,428	$95,753
$13.50	200,000	5.17	1,768	200,000	1,768
$14.00	771,689	5.35	6,436	771,689	6,436
$15.22	2,854,875	5.97	20,327	2,854,875	20,327
$15.50	155,000	6.30	1,060	155,000	1,060
$16.14	2,186,742	6.54	13,558	2,186,742	13,558
$16.34	54,500	6.90	327	54,500	327
$19.84	1,881,761	8.24	4,706	795,706	1,989
$20.00	446,827	9.20	1,046	154,027	360
$20.08	1,744,256	9.44	3,943	50,000	113
$20.60	24,787	8.97	43	24,787	43
$20.76	456,477	8.62	721	168,839	267
$21.32	21,148	9.74	22	21,148	22
$24.70	94,994	7.75	NA	63,334	NA
$25.78	581,519	7.21	NA	395,512	NA
$25.98	287,410	7.42	NA	287,410	NA
$26.00	182,495	7.80	NA	121,667	NA
	21,204,908	5.36	$149,710	17,565,664	$142,023

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Additional information regarding stock options outstanding as of December 31, 2023 is as follows (aggregate intrinsic value, in thousands):

	Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value	Number of Exercisable Options	Aggregate Intrinsic Value
$12.00	11,283,513	3.31	$90,268	11,283,513	$90,268
$13.50	200,000	6.18	1,300	200,000	1,300
$14.00	771,689	6.50	4,630	771,689	4,630
$15.22	2,862,738	6.97	13,685	2,514,547	12,020
$15.50	188,329	7.30	848	136,667	615
$16.14	2,186,684	7.60	8,441	1,686,204	6,509
$16.34	54,492	7.90	199	36,334	133
$19.84	1,911,433	9.22	306	239,285	38
$20.60	24,787	9.97	NA	24,787	NA
$20.76	516,277	9.62	NA	12,500	NA
$24.70	94,994	8.75	NA	31,668	NA
$25.78	604,123	8.21	NA	204,534	NA
$25.98	287,410	8.44	NA	287,410	NA
$26.00	182,495	8.80	NA	60,835	NA
	21,168,964	5.42	$119,677	17,489,973	$115,513
Restricted Stock
The Company granted 608,134 and 1,999,113 shares of restricted voting common stock during the years ended December 31, 2024 and 2023, respectively, to certain Company executives and other employees. In 2022, the Company granted 218,306 shares of restricted non-voting common stock and 134,553 shares of restricted voting common stock. The Company grants restricted stock awards that vest upon the satisfaction of both time-based service and performance-based conditions. In certain cases, restricted stock is granted to certain employees that vest only upon the satisfaction of performance-based conditions such as the Company's consummation of a deemed liquidation event or an IPO. As of December 31, 2024 and 2023, no share-based compensation expense had been recognized for such awards with a performance condition based on the occurrence of a qualifying event.
The total fair value of restricted stock that vested during 2024 and 2023 was $30.8 million and $9.8 million, respectively. Total compensation expense related to the shares granted was $28.0 million, $12.7 million and $7.9 million for the years ended December 31, 2024, 2023 and 2022, respectively. The compensation expense related to restricted stock is included in employee compensation and benefits on the consolidated statements of operations. Share-based compensation expense related to the restricted stock awards is measured at the grant date fair value of the Company's common stock (see Note 15 - Fair Value Measurement for details regarding the Company's common stock valuation). As of December 31, 2024, there was $38.4 million of unrecognized compensation cost. Of this amount, $26.0 million relates to awards for which the time-based vesting condition is not fully satisfied, the weighted average period of unrecognized share-based compensation cost is 1.08 years. Unrecognized share-based compensation of $12.4 million relates to awards for which the performance-based vesting condition had not yet been satisfied.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes information about the unvested restricted stock activities during the years ended December 31, 2024, 2023 and 2022:

	Number of Shares	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2021	2,781,117	$15.64
Awarded	352,859	$24.60
Vested	(162,500)	$11.60
Cancelled or forfeited	(14,286)	$12.82
Outstanding at December 31, 2022	2,957,190	$16.94
Awarded	1,999,113	$20.40
Vested	(443,552)	$15.94
Cancelled or forfeited	(375)	$19.16
Outstanding at December 31, 2023	4,512,376	$17.42
Awarded	608,134	$20.10
Vested	(1,476,930)	$15.46
Cancelled or forfeited	(166,917)	$14.15
Outstanding at December 31, 2024	3,476,663	$18.85
In 2010 and 2011, in addition to grants issued under the Employee and Director Stock Incentive Plans, the Company also granted restricted stock awards to certain employees and non-employee service providers that, at the original grant or when subsequently modified, vest only upon the satisfaction of performance-based conditions such as the Company's consummation of a deemed liquidation event or an IPO. The total unvested restricted shares related to these grants were 714,310 as of December 31, 2024 and 2023 with weighted-average grant date fair value of $9.82 per share. For the years ended December 31, 2024, 2023 and 2022, no share-based compensation expense had been recognized for such awards as the vesting performance condition was not probable. As of December 31, 2024, there was $3.8 million of unrecognized compensation costs related to these awards.
19.SEGMENT REPORTING
The Company reports its results of operations through the following three business segments – Options, Equities and Futures. The following is a brief description of the primary business activities of the Company's three reportable operating segments:
Options – The Options segment includes listed options on the stocks of individual corporations (“equity options”) and options on exchange-traded products (“ETPs”), such as exchange-traded funds (“ETFs”), which are “multi-listed” options and listed on a non-exclusive basis. These options trade on MIAX Options, MIAX Pearl, MIAX Emerald and MIAX Sapphire, all U.S. national security exchanges. MIAX Options also offers options on market indices (“index options”). The Options segment also includes applicable market data revenue generated from the consolidated tape plans, the licensing of proprietary options market data, index licensing, and access services.
Equities – The Equities segment includes listed US equities and ETP transaction services that occur on MIAX Pearl as well as BSX, which is primarily focused on listing securities products. The Equities segment also includes applicable market data revenue generated from the consolidated tape plans, the licensing of proprietary equities market data, routing services, and access services.
Futures – The Futures segment includes transaction services provided by MIAX Futures, Dorman Trading and LedgerX, which includes offerings for trading and clearing of futures products, the licensing of proprietary market data, as well as access services.
Corporate and Other – Corporate and Other includes certain other business ventures, corporate costs and operations including intersegment elimination as such items are not used to evaluate the operating performance of the above segments.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
An operating segment is generally defined as a component of business for which discreet financial information is available and whose results are reviewed by the chief operating decision-maker. Operating segments are aggregated into reportable segments if certain criteria are met. The Company’s chief operating decision maker is its Chief Executive Officer who manages business operations, evaluates performance and allocates resources based on the segments net revenues and operating income. Revenue and cost of revenue is recorded specifically in the segment in which they are earned or to which they relate. The Company directly allocates expenses to the operating segments when reasonably possible to do so.
The following table presents certain selected financial information for the Company’s reportable operating segments and Corporate and Other (in thousands):

	Year Ended December 31, 2024
	Options	Equities	Futures	International	Corporate and Other	Consolidated
Revenues	$851,754	$187,769	$96,075	$3,311	$1,163	$1,140,072
Less: Cost of revenue	604,187	185,407	74,834	—	—	864,428
Revenues less cost of revenue	$247,567	$2,362	$21,241	$3,311	$1,163	$275,644
Operating expenses
Compensation and benefits	59,466	13,573	44,072	8,357	19,757	145,225
Information technology and communication costs	11,691	5,570	9,241	2,255	410	29,167
Depreciation and amortization	11,216	5,919	3,446	584	2,207	23,372
Professional fees and outside services	20,523	2,404	4,977	790	18,962	47,656
General, administrative, and other expenses	11,104	2,044	6,717	2,119	11,065	33,049
Total operating expenses	114,000	29,510	68,453	14,105	52,401	278,469
Operating income (loss)	$133,567	$(27,148)	$(47,212)	$(10,794)	$(51,238)	$(2,825)

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2023
	Options	Equities	Futures	International	Corporate and Other	Consolidated
Revenues	$788,287	$165,168	$83,728	$3,244	$580	$1,041,007
Less: Cost of revenue	575,137	173,608	59,793	—	—	808,538
Revenues less cost of revenue	$213,150	$(8,440)	$23,935	$3,244	$580	$232,469
Operating expenses
Compensation and benefits	49,180	11,750	31,960	4,704	13,091	110,685
Information technology and communication costs	10,635	5,188	5,840	487	363	22,513
Depreciation and amortization	10,553	5,481	1,501	498	2,997	21,030
Professional fees and outside services	18,005	3,441	5,177	649	17,441	44,713
Acquisition-related costs	—	—	—	—	2,723	2,723
General, administrative, and other expenses	8,032	2,193	8,627	1,444	13,375	33,671
Total operating expenses	96,405	28,053	53,105	7,782	49,990	235,335
Operating income (loss)	$116,745	$(36,493)	$(29,170)	$(4,538)	$(49,410)	$(2,866)

	Year Ended December 31, 2022
	Options	Equities	Futures	International	Corporate and Other	Consolidated
Revenues	$658,122	$110,573	$25,514	$3,158	$552	$797,919
Less: Cost of revenue	471,622	116,845	13,817	—	—	602,284
Revenues less cost of revenue	$186,500	$(6,272)	$11,697	$3,158	$552	$195,635
Operating expenses
Compensation and benefits	38,132	10,387	18,096	3,858	13,170	83,643
Information technology and communication costs	9,244	4,602	1,940	577	235	16,598
Depreciation and amortization	9,291	6,609	972	297	3,115	20,284
Professional fees and outside services	16,774	2,443	987	644	14,206	35,054
Acquisition-related costs	—	—	—	—	2,408	2,408
General, administrative, and other expenses	11,861	2,838	7,499	1,093	9,013	32,304
Total operating expenses	85,302	26,879	29,494	6,469	42,147	190,291
Operating income (loss)	$101,198	$(33,151)	$(17,797)	$(3,311)	$(41,595)	$5,344

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
20.INCOME TAXES
Income tax expense (benefit) for the years ended December 31, 2024, 2023 and 2022 consists of the following (in thousands):

	Year Ended December 31
	2024	2023	2022
Current:
Federal	$—	$—	$—
State	(93)	167	(32)
Total current	(93)	167	(32)

Deferred:
Federal	939	53	(4,077)
State	2,249	(917)	(3,110)
Total deferred	3,188	(864)	(7,187)
Total income tax expense (benefit)	$3,095	$(697)	$(7,219)
A reconciliation of the statutory federal income tax rate to the effective income tax rate for the years ended December 31, 2024, 2023 and 2022 is as follows:

	Year Ended December 31
	2024	2023	2022
U.S. federal statutory income tax rate	21.0%	21.0%	21.0%
State taxes, net of federal benefit	5.0%	2.8%	(12.5)%
Non-deductible ERP expense	—%	—	(32.8)%
Return to provision adjustments	(0.2)%	—	—
ERP warrant exercises	(1.8)%	—	23.5%
Change in valuation allowance	(23.0)%	6.4%	(19.8)%
Share based compensation	(1.1)%	(31.0)%	6.4%
Other	3.0%	4.0%	(0.2)%
Effective income tax rate	2.9%	3.2%	(14.4)%

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The components of deferred tax assets and liabilities as of December 31, 2024 and 2023 are as follows (in thousands):

	Year Ended December 31,
	2024	2023
Federal and state net operating losses	$65,362	$65,687
Accrued expenses	9,573	7,591
Interest carryforward	6,484	10,706
Unexercised ERP warrants	7,981	12,239
Stock based compensation	24,924	22,552
R&D credits	2,337	3,016
Depreciation and amortization	7,747	7,895
Lease liability	6,129	5,697
R&E capitalized expenses	6,252	5,206
Other	1,129	3,228
Gross deferred tax assets	137,918	143,817
Valuation allowance	(93,644)	(118,073)
Net deferred tax assets	44,274	25,744

Unrealized gain on derivative assets	(23,294)	—
Intangible assets and land	(26,206)	(26,312)
Internally developed software	(1,240)	(2,774)
Right of use asset	(4,300)	(4,236)
Deferred tax liabilities	(55,040)	(33,322)
Net deferred tax liability	$(10,766)	$(7,578)
The Company provides a valuation allowance against deferred tax assets if, based on management’s assessment of historical and projected future operating results and other available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Based on the Company's assessment at December 31, 2024 and 2023, which was based on historical operating results, the Company recorded a valuation allowance of $93.6 million and $118.1 million, respectively. The net deferred tax liability relates to the balance of indefinite lived assets that remain after being reduced by federal net operating losses carryforward, which are limited to 80% of the taxable income in any one period.
At December 31, 2024, the Company had Federal net operating loss carryforwards of $241.8 million. Federal net operating losses in the amount of $54.5 million incurred for years ending on or before December 31, 2017 have a twenty year carryforward period.  Those losses are set to expire between 2033 and 2037.  Losses in the amount of $187.3 million incurred in years beginning on or after January 1, 2018 do not have an expiration period.  While these losses will have an unlimited carryforward period, they will only be permitted to offset 80% of current taxable income.
At December 31, 2023, the Company had Federal net operating loss carryforwards of $252.5 million. Federal net operating losses in the amount of $71.8 million incurred for years ending on or before December 31, 2017 have a twenty year carryforward period.  Those losses are set to expire between 2033 and 2037.  Losses in the amount of $180.7 million incurred in years beginning on or after January 1, 2018 do not have an expiration period.  While these losses will have an unlimited carryforward period, they will only be permitted to offset 80% of current taxable income.
At December 31, 2024 and 2023, the Company had state net operating loss carryforwards of $217.2 million and $176.8 million, respectively. State net operating losses in the amount of $9.8 million can be carried forward indefinitely. The remaining $207.4 million will begin expiring in 2035.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company recognizes penalties and interest accrued related to unrecognized tax benefits as income tax expense. During 2024, the Company accrued interest of $0.1 million and nil penalties and in total, as of December 31, 2024, had recognized a liability for interest of $0.1 million. The Company accrued no interest or penalties for the year ended December 31, 2023 and had no liability for interest or penalties as of December 31, 2023.
In the normal course of business, the Company is subject to examination by federal, state and local tax authorities. The major jurisdictions and their respective earliest open period subject to examination, as of December 31, 2024, are as follows:

Jurisdiction	Year
Federal	2022
Illinois	2021
New York City	2021
New York State	2021
Pennsylvania	2021
21.RELATED PARTY TRANSACTIONS
Loan transactions
During 2021, the Company issued convertible promissory notes to certain related parties amounting to $48.1 million at an interest rate of 10% per annum with a maturity date three years from date of issuance. The notes along with all accrued but unpaid interest is convertible at the option of the lender into shares of common stock of the Company at a conversion price of $18.00 per share until the maturity date of such notes. On March 31, 2024, the Company entered into an agreement with the lender to convert $2.0 million of the outstanding loan into 111,111 shares of the Company's common stock. On May 2, 2024, the remaining $46.1 million was converted into 2,561,111 shares of the Company’s common stock. See Note 11 - Debt Obligations for details.
In December 2020, the Company had issued convertible promissory notes to a shareholder of the Company in the principal amount of $5.0 million, at an interest rate of 9.5% per annum. In consideration for making such loan, the Company agreed to extend the expiration dates until December 31, 2025 for an aggregate total of 1,807,847 warrants to purchase Company common stock previously issued. The outstanding principal was $5.0 million at December 31, 2024 and $53.1 million at December 31, 2023. The outstanding interest was $0.2 million and $2.5 million at December 31, 2024 and 2023, respectively.
Financial consulting, placement and professional fees
The Company enters into agreements with companies affiliated with certain shareholders, directors, and executive officers of the Company, to provide consulting services to the Company in exchange for compensation. During the years ended December 31, 2024, 2023 and 2022 the Company paid $1.2 million, $2.0 million and $1.8 million, respectively for certain consulting services. In addition, the Company paid an advisory fee of $4.3 million to a related party in connection with the 2029 Senior Secured Term Loan, which was recorded as debt discount and is being amortized over the term of the loan. The Company issued 137,500 and 750,000 warrants to a related party during the period ended December 31, 2024 and 2023, respectively for certain stockholder services to be rendered which warrants vest upon the completion of the agreed upon services.
Private placement sales of stock and warrants
During the year ended December 31, 2024, the Company issued 275,610 shares of common stock with 27,561 warrants to purchase shares of common stock for total proceeds of $5.7 million in a private placement transaction to a related party. The warrants to purchase shares of common stock have an exercise price equal to $20.50 per share and expiration date of three years from the date of issuance. There were no purchases of warrants to purchase common stock by related parties during the year ended December 31, 2024.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
During 2023, the Company issued 638,049 shares of common stock and 63,805 warrants to purchase common stock at an exercise price of $20.50 per share for $13.1 million to related parties and their affiliates. There were no purchases of common stock or warrants to purchase common stock by related parties during the year ended December 31, 2022.
22.EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings (loss) per share (in thousands, except share and per share data):

	Year Ended December 31,
	2024	2023	2022
Basic net income (loss) per share:
Net income (loss)	$101,986	$(21,372)	$57,325
Net loss attributable to non-controlling interest	(137)	(482)	(228)
Net income (loss) attributable to Miami International Holdings, Inc.	$102,123	$(20,890)	$57,553
Weighted-average common shares outstanding	60,698,967	56,457,675	54,710,544
Basic net income (loss) per share	$1.68	$(0.37)	$1.05

Diluted net income (loss) per share:
Net income (loss) attributable to Miami International Holdings, Inc.	$102,123	$(20,890)	$57,553
Add: convertible debt interest expense, net of tax	1,296	—	—
Adjusted net income (loss) attributable to Miami International Holdings, Inc.	$103,419	$(20,890)	$57,553
Weighted-average common shares and share equivalents outstanding	74,625,858	56,457,675	75,167,367
Diluted net income (loss) per share	$1.39	$(0.37)	$0.77
The potentially dilutive shares of common stock that have been excluded from the calculation of earnings (loss) per share because of the anti-dilutive effect for the years ended December 31, 2024, 2023 and 2022 are as follows:

	Year Ended December 31,
	2024	2023	2022
Outstanding stock options	5,578,703	21,168,964	1,815,430
Warrants to purchase shares of common stock	966,845	15,309,559	105,329
Convertible preferred stock	781,859	746,859	738,703
Debt convertible into shares of common stock	526,055	3,598,142	3,591,640
Unvested restricted stock awards	1,624,309	4,512,376	1,041,127
Total potentially diluted shares of common stock	9,477,771	45,335,900	7,292,229
23.LEASES
The Company has operating leases related to office space and data centers under non-cancellable operating leases that expire at various times through December 2034, some of which include options to renew or extend the lease for an additional 10 years. As of December 31, 2024, there are no leases with residual value guarantees or leases not yet commenced to which the Company is committed. The Company combines the lease and non-lease components of lease payments in determining right of use assets and related lease liabilities.
Leases with an initial term of twelve-months or less that do not include an option to purchase the underlying asset are not recorded on the consolidated balance sheets and are expensed on a straight-line basis over the lease

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
term. The lease expenses related to the short term leases was $0.2 million for the year ended December 31, 2024. The Company did not have any short term leases during the year ended December 31, 2023 and was immaterial during the year ended December 31, 2022. Lease expense related to office space amounted to $6.4 million, $4.4 million and $3.8 million for the years ended December 31, 2024, 2023 and 2022, respectively, and are recorded within occupancy costs in the consolidated statements of operations. Lease expense related to the data center amounted to $9.6 million, $7.0 million and $5.8 million for the year ended December 31, 2024, 2023 and 2022, respectively, and are recorded within information technology and communication costs in the consolidated statements of operations.
The components of operating lease cost for the years ended December 31, 2024, 2023 and 2022 were as follows (in thousands):

	December 31,
	2024	2023	2022
Operating lease cost:
Fixed lease cost	$9,063	$5,939	$5,335
Short-term lease cost	184	—	50
Variable lease cost	6,763	5,498	4,123
Total operating lease cost	$16,010	$11,437	$9,508
Supplemental cash flow information related to the operating leases for the years ended December 31, 2024, 2023 and 2022 is as follows (in thousands):

	December 31,
	2024	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,795	$7,016	$5,326
The following table presents the supplemental balance sheet information related to operating leases for the year ended December 31, 2024 and 2023 (in thousands):

	December 31,
	2024	2023
Operating lease right of use assets	$15,478	$15,684
Total right of use asset	$15,478	$15,684

Current portion of operating lease liability	$6,622	$4,462
Non-current operating lease liabilities	15,438	16,497
Less: Tenant improvement allowance receivable	(2,426)	(3,657)
Total leased liabilities	$19,634	$17,302
The Company records the operating lease right of use assets within other assets, net, the current portion of the operating lease liability within accounts payable and other liabilities and the non-current operating lease liabilities within other non-current liabilities in the consolidated balance sheets.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The weighted-average remaining lease term and the weighted-average discount rate for the operating and finance leases were as follows:

	December 31,
	2024		2023
	Operating	Finance	Operating	Finance
Weighted average remaining lease term (years)	5.6	3.8	6.0	3.3
Weighted average discount rate	17.6%	7.9%	17.4%	6.7%
The Company uses its incremental borrowing rate as the discount rate, which is based on the implied cost of debt. The undiscounted cash flow for future maturities of the Company's lease liabilities as of December 31, 2024 are as follows (in thousands):

	Operating Lease	Finance Lease
2025	$8,515	$179
2026	7,079	167
2027	3,763	138
2028	2,640	70
2029	2,672	70
Thereafter	14,338	—
Total lease payments	39,007	624
Less: imputed interest	(16,947)	(63)
Total lease liabilities	22,060	561
Less: current lease liabilities	(6,622)	(151)
Total non-current lease liabilities	$15,438	$410
Company as a lessor
The Company leases office space obtained as part of the acquisition of MIAX Futures. The Company has classified the lease relationship as an operating lease.
The following table sets out a maturity analysis of lease receivables, showing the undiscounted lease payments to be received after the reporting date (in thousands):

2025	$1,228
2026	1,134
2027	330
2028	21
2029	19
Thereafter	—
Total lease receivable	$2,732
24.Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.
Proposed Acquisition of The International Stock Exchange Limited (TISE)
As disclosed in Note 6 - Investments, the Company, through its wholly-owned subsidiary MIH East, owns 29.46% of the total outstanding shares of TISE as of December 31, 2024. On March 19, 2025, MIH East and TISE

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
reached an agreement with respect to the terms of a recommended cash offer to be made by MIH East to acquire the entire issued and to be issued shares of TISE not already owned by MIH East. The total cash consideration for the acquisition amounts to approximately £47.6 million ($61.9 million based on British pound/U.S. dollar exchange rate of 1.30) or £22.50 ($29.25) for each share MIH East does not presently own. The closing of the acquisition is subject to approval of the requisite majority of TISE ordinary shareholders and the satisfaction of other regulatory approvals, among other conditions, and is expected to close in the late second quarter of 2025.
Loan Commitment
In connection with the proposed TISE acquisition, on March 19, 2025, the Company, MIH East and the Company’s lender under the 2029 Senior Secured Term Loan agreed to an incremental loan commitment for an aggregate principal amount of $40 million to be used to finance a portion of the consideration for the acquisition. Such loan commitment generally has the same terms as the initial term loan under the 2029 Senior Secured Term Loan, including the stated interest rate and maturity date. In addition, the Company has agreed to pledge the entire equity interests issued by MIH East as a security for the incremental loan. The closing of such financing is subject to certain conditions including the effectiveness of the TISE acquisition in accordance with the Companies (Guernsey) Law, 2008, as amended.
Decline in the Price of Derivative Assets’ Underlying Tokens
Since the valuation date on December 31, 2024, the price of the Pyth tokens used in determining the fair value of the derivative assets has declined by approximately 58% based on the closing price at 4:00pm Eastern Time on March 20, 2025.
25.REVERSE STOCK SPLIT
On July 15, 2025, the Company amended its restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s outstanding and treasury shares of common stock (voting and non-voting) and Series B convertible preferred stock on a one-for-two basis (the “Reverse Stock Split”). The number of authorized shares and the par values of the common stock and Series B convertible preferred stock were not adjusted as a result of the Reverse Stock Split. All issued and outstanding common stock and Series B convertible preferred stock, treasury stock, warrants to purchase shares of common stock, options to purchase shares of common stock and Series B convertible preferred stock, restricted stock, per share data and related information contained in the consolidated financial statements have been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
(unaudited) Condensed Consolidated Financial Statements
As of and for the Six Months Ended June 30, 2025 and 2024

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands, except share amounts)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$195,319	$150,341
Cash and securities segregated under federal and other regulations	32,330	30,809
Accounts receivable, net	102,033	92,415
Restricted cash	6,005	6,270
Clearing house performance bonds and guarantee funds	65,108	87,744
Participant margin deposits	1,149	1,234
Receivables from broker-dealers, futures commission merchants, and clearing organizations	133,084	147,164
Current portion of derivative assets	10,101	33,536
Other current assets	28,552	23,303
Total current assets	573,681	572,816

Investments	14,180	31,022
Fixed assets, net	52,758	44,478
Internally developed software, net	35,927	32,262
Goodwill	65,072	46,818
Other intangible assets, net	190,846	114,224
Derivative assets, net of current portion	8,928	50,304
Other assets, net	80,198	81,727
Total assets	$1,021,590	$973,651
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other liabilities	$99,849	$120,361
Accrued compensation payable	22,368	33,523
Current portion of long-term debt	4,893	4,767
Deferred transaction revenues	9,382	2,710
Clearing house performance bonds and guarantee funds	64,608	87,244
Participant margin deposits	1,149	1,234
Payables to customers	145,626	152,637
Payables to clearing organizations	—	2,746
Total current liabilities	347,875	405,222
Long-term debt	69,248	32,268
Deferred income taxes	22,197	10,766
Puttable common stock, net of current portion	77,332	78,424
Puttable warrants issued with debt	65,105	64,188
Other non-current liabilities	21,567	15,166
Total liabilities	603,324	606,034
Commitments and contingencies (Note 16)	—	—
Stockholders’ Equity:
Convertible preferred stock - par value $0.001 (25,000,000 authorized, and 793,427 issued and outstanding at June 30, 2025 and 781,859 issued and outstanding at December 31, 2024)	1	1
Common stock - voting and nonvoting, par value $0.001 (600,000,000 authorized (400,000,000 voting, 200,000,000 nonvoting); 60,339,083 issued and 60,264,966 outstanding non-puttable common stock at June 30, 2025 (56,533,393 voting, 3,731,573 nonvoting) and 63,219,480 issued and 63,181,011 outstanding non-puttable common stock at December 31, 2024 (59,683,661 voting, 3,497,350 nonvoting))	60	63
Common stock in treasury, at cost, 74,117 shares at June 30, 2025 and 38,469 shares at December 31, 2024	(1,571)	(775)
Additional paid-in capital	978,856	930,638
Accumulated deficit	(560,203)	(562,310)
Accumulated other comprehensive income, net	1,123	—
Total stockholders’ equity	418,266	367,617
Total liabilities and stockholders’ equity	$1,021,590	$973,651
See accompanying notes to condensed consolidated financial statements.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(dollars in thousands, except share and per share amounts)

	Six Months Ended June 30,
	2025	2024
Revenues:
Transaction and clearing fees	$575,443	$471,586
Access fees	50,189	44,297
Market data fees	19,895	15,665
Other revenue	9,334	7,972
Total revenues	654,861	539,520
Cost of revenues:
Liquidity payments	389,697	357,602
Brokerage, clearing, and exchange fees	30,935	33,403
Section 31 fees	35,225	19,867
Equity rights program	—	1,975
Other cost of revenues	2,458	2,292
Total cost of revenues	458,315	415,139
Revenues less cost of revenues	196,546	124,381
Operating expenses:
Compensation and benefits	77,981	69,377
Information technology and communication costs	16,399	14,192
Depreciation and amortization	13,108	11,062
Occupancy costs	5,450	4,697
Professional fees and outside services	19,352	22,005
Marketing and business development	1,318	1,535
Acquisition-related costs	2,901	—
General, administrative, and other	10,453	10,337
Total operating expenses	146,962	133,205
Operating income / (loss)	49,584	(8,824)
Non-operating (expense) income:
Change in fair value of puttable common stock	(1,891)	(1,358)
Change in fair value of puttable warrants issued with debt	(917)	—
Interest income	2,713	1,137
Interest expense and amortization of debt issuance costs	(9,332)	(7,325)
Gain / (loss) on sale of intangible asset	(2,054)	52,604
Unrealized gain/(loss) on derivative assets	(47,018)	66,674
Other, net	12,360	554
Income before income tax provision	3,445	103,462
Income tax expense	(1,338)	(1,162)
Net income	2,107	102,300
Net loss attributable to non-controlling interest	—	(136)
Net income attributable to Miami International Holdings, Inc.	$2,107	$102,436

Weighted-average shares of common stock outstanding
Basic	64,249,928	59,078,365
Diluted	77,952,959	75,249,414
Net income per share attributable to common stock
Basic	$0.03	$1.73
Diluted	$0.03	$1.38
See accompanying notes to condensed consolidated financial statements.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollars in thousands)

	Six Months Ended June 30,
	2025	2024
Net income	$2,107	$102,300
Other comprehensive income:
Foreign currency translation adjustments, net of tax expense of $132 for the six months ended June 30, 2025	1,123	—
Comprehensive income attributable to stockholders	$3,230	$102,300
See accompanying notes to condensed consolidated financial statements.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)
(dollars in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock - Voting and Nonvoting		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated other comprehensive income, net	Total MIH Stockholders’ Equity	Non-controlling interests	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2023	746,859	$1	57,536,502	$57	—	$—	$833,080	$(668,496)	$—	$164,642	$(861)	$163,781
Adoption of ASU 2020-06	—	—	—	—	—	—	(375)	231	—	(144)	—	(144)
Issuance of common stock - warrant exercises	—	—	1,473,735	1	—	—	1,370	—	—	1,371	—	1,371
Issuance of common stock	—	—	275,610	—	—	—	5,531	—	—	5,531	—	5,531
Issuance of warrants with common stock	—	—	—	—	—	—	119	—	—	119	—	119
Employee & Director stock transactions	10,000	—	320,889	1	—	—	1,886	—	—	1,887	—	1,887
Repurchases of common stock from employee stock incentive plans	—	—	—	—	(34,457)	(690)	—	—	—	(690)	—	(690)
Cancellation of repurchased common stock from employee stock incentive plans	—	—	(13,131)	—	—	—	(262)	—	—	(262)	—	(262)
Settlement of convertible loans in common stock	—	—	2,883,334	3	—	—	51,897	—	—	51,900	—	51,900
Settlement of interest payable in common stock	—	—	100,126	—	—	—	1,802	—	—	1,802	—	1,802
Issuance of common stock for induced conversion of convertible loans	—	—	68,006	—	—	—	1,365	—	—	1,365	—	1,365
Equity rights program	—	—	—	—	—	—	1,975	—	—	1,975	—	1,975
Warrant extension in connection with debt amendments	—	—	—	—	—	—	520	—	—	520	—	520
Share based compensation	—	—	533,882	1	—	—	19,940	—	—	19,941	—	19,941
Net income	—	—	—	—	—	—	—	102,436	—	102,436	(136)	102,300
Balance, June 30, 2024	756,859	$1	63,178,953	$63	(34,457)	$(690)	$918,848	$(565,829)	$—	$352,393	$(997)	$351,396

	Convertible Preferred Stock		Common Stock - Voting and Nonvoting		Treasury Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated other comprehensive income, net	Total MIH Stockholders’ Equity	Non-controlling interests	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2024	781,859	$1	63,219,480	$63	(38,469)	$(775)	$930,638	$(562,310)	$—	$367,617	$—	$367,617
Common stock reacquired in exchange for pre-funded warrant	—	—	(6,218,504)	(6)	—	—	6	—	—	—	—	—
Issuance of common stock - warrant exercises	—	—	1,545,280	2	—	—	3,305	—	—	3,307	—	3,307
Employee & Director stock transactions	11,568	—	298,167	—	—	—	1,002	—	—	1,002	—	1,002
Cancellation of repurchased common stock from employee stock incentive plans	—	—	(51,374)	—	—	—	(1,148)	—	—	(1,148)	—	(1,148)
Repurchases of common stock from employee stock incentive plans	—	—	—	—	(35,648)	(796)	—	—	—	(796)	—	(796)
Share based compensation	—	—	395,892	—	—	—	19,360	—	—	19,360	—	19,360
Conversion of puttable common stock into non-puttable common stock	—	—	1,150,142	1	—	—	25,693	—	—	25,694	—	25,694
Net income	—	—	—	—	—	—	—	2,107	—	2,107	—	2,107
Other comprehensive income	—	—	—	—	—	—	—	—	1,123	1,123	—	1,123
Balance, June 30, 2025	793,427	$1	60,339,083	$60	(74,117)	$(1,571)	$978,856	$(560,203)	$1,123	$418,266	$—	$418,266
See accompanying notes to condensed consolidated financial statements.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(dollars in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$2,107	$102,300
Adjustments to reconcile income to net cash provided by operating activities:
Amortization of debt discount and issue cost	2,201	1,521
Settlement of interest payable in common stock	—	1,802
Depreciation and amortization	13,108	11,062
Share based compensation expense	18,909	21,704
Provision for accounts receivable credit losses	99	—
Provision for deferred income taxes	73	1,536
Provision for notes receivable credit losses	—	1,724
Impairment of long-lived assets	739	—
Settlement of induced conversion expense in common stock	—	1,365
Change in fair value of puttable common stock	1,891	1,358
Change in fair value of puttable warrants issued with debt	917	—
Unrealized (gain) loss on equity securities owned	(10,559)	616
Realized loss on sale of intangible assets	2,054	—
Proceeds from sale of Pyth tokens	16,239	—
Unrealized (gain) loss on derivative assets	47,018	(66,674)
Other	(860)	—
Changes in operating assets and liabilities:
Accounts receivable	(8,455)	(9,311)
Clearing house performance bonds and guarantee funds	(22,636)	38,597
Participant margin deposits	(85)	(1,073)
Receivables from broker-dealers, futures commission merchants, and clearing organizations	14,080	3,998
Other current assets	2,627	2,026
Other assets	7,765	(2,892)
Accounts payable and other liabilities	362	7,852
Accrued compensation payable	(11,980)	676
Other liabilities	(629)	(1,808)
Deferred transaction revenue	917	513
Payables to customers	(7,011)	12,225
Payables to clearing organizations	(2,746)	(748)
Net cash provided by operating activities	66,145	128,369
Cash flows from investing activities:
Capital expenditures	(16,929)	(13,684)
Capitalization of internally developed software	(6,586)	(6,137)
Cash paid for acquisitions, net of cash acquired	(56,458)	—
Net cash used in investing activities	(79,973)	(19,821)

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (continued)
(dollars in thousands)

Cash flows from financing activities:
Proceeds from debt issuance, net of debt discount and lender issuance costs	36,881	—
Payment of other debt issuance costs	(1,975)	—
Repayments of debt	—	(57,322)
Repayments of capital lease obligations	(74)	(91)
Repurchases of common stock from employee stock incentive plans	(1,944)	(952)
Proceeds from issuance of warrants with common stock and debt	—	119
Proceeds from issuance of common stock and convertible preferred stock	4,307	8,788
Net cash provided by (used in) financing activities	37,195	(49,458)
Effect of exchange rate changes on cash and cash equivalents	146	—
Increase in cash, cash equivalents, segregated cash, and restricted cash	23,513	59,090
Cash, cash equivalents, segregated cash and restricted cash at beginning of period	276,398	176,138
Cash, cash equivalents, segregated cash, and restricted cash at end of period	$299,911	$235,228

Reconciliation of cash, cash equivalents, segregated cash, and restricted cash:
Cash and cash equivalents	$195,319	$62,769
Cash segregated under federal and other regulations	32,330	33,281
Restricted cash	6,005	7,423
Restricted cash (clearing house performance bonds and guarantee funds)	65,108	106,444
Restricted cash (participant margin deposits)	1,149	25,311
Total	$299,911	$235,228

Supplemental disclosure of cash transactions:
Cash paid for income taxes	$1,114	$269
Cash paid for interest	$7,169	$7,828

Supplemental disclosure of non-cash investing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$5,608	$4,078
Assets acquired under capital leases	144	—
Non-cash amounts related to capitalized internally developed software	451	212
Total non-cash investing activities	$6,203	4,290

Supplemental disclosure of non-cash financing activities:
Conversion of puttable common stock into non-puttable common stock	$25,692	$—
Issuance of warrants with debt or debt amendments	—	520
Settlement of convertible loans in common stock	—	51,900
Total non-cash financing activities	$25,692	$52,420
See accompanying notes to condensed consolidated financial statements.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1.NATURE OF OPERATIONS
Miami International Holdings, Inc. (“MIH” or the “Company”) through its subsidiaries operates diverse markets across options, futures, and cash equities. This includes markets in U.S. options through MIAX Options, MIAX Pearl, MIAX Emerald and MIAX Sapphire; U.S. equities through MIAX Pearl Equities (collectively, the “MIAX Exchanges”); futures and options on futures through the MIAX Futures Exchange, LLC (“MIAX Futures” formerly Minneapolis Grain Exchange), Dorman Trading, LLC (“Dorman Trading”) and LedgerX LLC (“LedgerX”) d/b/a MIAX Derivatives Exchange (“MIAXdx”); and international listings through the Bermuda Stock Exchange (“BSX”) and The International Stock Exchange (“TISE”). The MIAX Exchanges, MIAX Futures and BSX are powered by the Company’s in-house built proprietary technology platform.
On August 12, 2024, the Company launched MIAX Sapphire, the Company’s fourth national securities exchange for U.S. multi-listed options. The launch of the MIAX Sapphire electronic exchange is expected to be followed by the opening of a physical trading floor in Miami, Florida, in the third quarter of 2025.
On June 5, 2025, the Company acquired the entire issued and to be issued ordinary share capital of TISE not previously owned by the Company. The International Stock Exchange Group Limited (“TISEG”), which via its subsidiary, The International Stock Exchange Authority Limited (“TISEA”), provides financial markets and securities services to public and private companies. TISEA operates TISE, an investment exchange which is regulated by the Guernsey Financial Services Commission (“GFSC”).
The Company is headquartered in Princeton, New Jersey with principal offices in Miami, Minneapolis, Chicago, Hamilton, Bermuda and St. Peter Port, Guernsey.
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
These unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts and transactions of Miami International Holdings, Inc. and its majority owned subsidiaries. These unaudited condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the Company’s audited consolidated financial statements and related notes thereto for the year end December 31, 2024.
In preparing the condensed consolidated financial statements, all significant intercompany accounts and transactions have been eliminated. The accompanying unaudited condensed consolidated financial statements reflect all adjustments that are, in the Company’s opinion, necessary for a fair presentation of results for the interim periods presented. The Company believes these adjustments are of a normal recurring nature.
Use of Estimates
The preparation of condensed consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts in the condensed consolidated financial statements and accompanying notes. These estimates are based on historical experience, and other assumptions that management believes to be reasonable under the circumstances, which together form the basis for making judgments about the carrying values of assets and liabilities.
Assumptions and estimates used in preparing the condensed consolidated financial statements include those related to the reserve for credit losses on receivables, useful lives and impairment of fixed assets, the capitalization and estimated useful life of internally developed software, the valuation of puttable common stock and puttable warrants issued with debt, the recognition and measurement of goodwill and intangible assets, impairment of long-term investments, the valuation and recognition of share-based compensation, the discount rate used for operating leases, the recognition and measurement of current and deferred income tax assets and liabilities, and the valuation of derivative assets. Actual results could differ from these estimates and could have a material adverse effect on the Company’s condensed consolidated financial statements.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Segment Information
The Company previously operated three reportable business segments prior to the quarter ended June 30, 2025. As a result of the TISE Acquisition completed on June 5, 2025 as disclosed in Note 3 - Business Combinations, the Company formed a new International segment consisting of TISE and BSX. The three other reportable segments are Options, Equities and Futures. This change in operating segments is based on how the Company’s chief operating decision-maker organized the Company to allocate resources, assess performance, and manage its businesses. All historical segment financial information has been recast to conform to this new reporting structure in the Company’s condensed consolidated financial statements and accompanying notes. See Note 19 - Segment Reporting for more information. Substantially all of the Company’s revenues and assets are attributed to or located in the United States.
Recent Accounting Pronouncements
Recent Accounting Pronouncements – Adopted by the Company
In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 350-60”), which addresses the accounting and disclosure requirements for certain crypto assets. The amendments are effective for fiscal years beginning after December 15, 2024, including interim periods within that year, which will require the Company to measure crypto assets that meet the scope criteria at fair value and to reflect changes in fair value in net income each reporting period. The amendments in ASU 350-60 will also require the Company to present crypto assets measured at fair value separately from other intangible assets on the balance sheet and changes in the fair value measurement of crypto assets separately from changes in the carrying amounts of other intangible assets on the income statement. While ASU 350-60 provides clarity on expected changes to the accounting standards for crypto assets, the accounting standard may not resolve all uncertainties regarding how the Company accounts for crypto asset transactions, crypto assets, and related revenue and expenses. The adoption of the standard did not have any material impact on the Company’s condensed consolidated financial statements.
In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. The Company adopted this new standard as of January 1, 2024 using the modified retrospective approach, which resulted in a $0.4 million decrease in additional paid-in capital, $0.2 million decrease in the opening balance of accumulated deficit, and $0.2 million increase in the outstanding debt balance.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which updates reportable segment disclosure requirements primarily through enhanced disclosures about significant segment expenses. The amendments are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. The Company retrospectively adopted the ASU for the period ended December 31, 2024. The adoption of the standard did not have any material impact on the Company’s condensed consolidated financial statements. See Note 19 - Segment Reporting for additional details.
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Company beginning after December 15, 2023, and are applied prospectively to business combinations that occur after the effective date. In January 2024, the Company adopted ASU 2021-08, and the adoption did not have a material impact on the Company’s condensed consolidated financial statements.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sales Restrictions, which (1) clarifies the guidance in Topic 820 on the fair value measurement of an equity security that is subject to contractual restrictions that prohibit the sale of an equity security and (2) requires specific disclosures related to such an equity security. The amendments are effective for the Company beginning after December 15, 2023. In January 2024, the Company adopted ASU 2022-03, and the adoption had no material impact on the Company’s condensed consolidated financial statements.
Recent Accounting Pronouncements - Not yet adopted by the Company
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which amends income tax disclosure requirements to include disaggregated information about the Company’s effective tax rate reconciliation and income taxes paid. The amendments are effective for fiscal years beginning after December 15, 2025. Early adoption is permitted. The amendments should be applied prospectively with the option to apply retrospectively to all prior periods presented in the financial statements. The adoption of the standard will not have a material impact on the Company’s condensed consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures. In January 2025, the FASB issued ASU 2025-01, Income Statement—Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date to clarify the effective date of ASU 2024-03. The amendments require comprehensive income to expand income statement expense disclosures and require disclosure in the notes to the financial statements of specified information about certain costs and expenses. ASU 2024-03 is required to be adopted for fiscal years commencing after December 15, 2026 and interim reporting periods beginning after December 15, 2027 with early adoption permitted. The Company expects to adopt the update for the annual financial statements issued for the year ending December 31, 2027 and is currently evaluating the impact of adopting the standard on the condensed consolidated financial statements.
3.BUSINESS COMBINATIONS
On June 5, 2025, the Company, via its wholly-owned subsidiary MIH East Holdings, Limited (“MIH East”) acquired the entire issued and to be issued ordinary share capital of TISE not already owned by MIH East (“TISE Acquisition”). TISEG, via its subsidiary, TISEA, provides financial markets and securities services to public and private companies. TISEA operates an investment exchange known as TISE and is regulated by the Guernsey Financial Services Commission. TISE is headquartered in Guernsey. The TISE Acquisition provides the Company access to the European and UK markets, as well as access to another vertically integrated market ecosystem.
Prior to the TISE Acquisition, MIH East owned 29.46% of the issued ordinary share capital in TISE. The Company remeasured such pre-existing equity interest at fair value for $25.5 million based on the purchase price. The remeasurement resulted in the recognition of a pre-tax gain of $8.6 million, which was reflected within other, net in non-operating (expense) income on the condensed consolidated statement of operations. The total cash consideration paid for the remaining issued and to be issued ordinary share capital of TISE was approximately £51.5 million ($69.7 million).
The acquisition was accounted for as a business combination. Assets acquired totaled approximately $116.1 million, including $18.0 million of goodwill and $76.0 million of intangible assets. The goodwill generated in the acquisition is not tax deductible. Total liabilities assumed amounted to approximately $20.9 million. The Company has completed the purchase price allocation and assessment of the fair value of assets acquired and liabilities assumed. The allocation of the purchase price was as follows (in thousands):

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Cash and cash equivalents	$12,423
Accounts receivable	1,967
Other current assets	5,872
Fixed assets	109
Internally developed software	1,200
Other assets	528
Other intangible assets	76,000
Goodwill	18,042
Total assets acquired	116,141
Accounts payable and other liabilities	1,333
Other current liabilities	1,532
Deferred transaction revenues	5,689
Non-current liabilities	1,127
Deferred tax liability	11,227
Total liabilities assumed	20,908
Total purchase consideration	$95,233
The estimated useful lives of intangible assets, primarily based on the expected period of benefit to the Company, and fair values of the identifiable intangible assets at acquisition date were as follows (fair value in thousands):

	Fair Value	Estimated Useful Life
Exchange license	$63,000	Indefinite
Customer relationships	$13,000	15 years
For the six months ended June 30, 2025, the Company incurred acquisition costs of $2.9 million. These costs included legal and other professional services directly related to the acquisition of TISE and were recognized in acquisition-related costs in the Company's condensed consolidated statement of operations.
Since the acquisition of TISE on June 5, 2025, the Company has included revenue of $1.4 million and net income of $0.4 million in the condensed consolidated statement of operations for the six months ended June 30, 2025.
4.REVENUE RECOGNITION
The Company primarily generates revenues by assessing fees to its member firms for the services it renders, which include providing access to its exchanges, enabling transaction-based trading on its exchanges, and providing access to various market data. Revenue for the Company’s services are recognized as control of the services are transferred to the customer. The amount recognized is the amount that reflects the consideration the Company expects to be entitled to in exchange for its services.
The Company determines the transaction price at the outset of the arrangement based on the contractual and payment terms associated with the transaction. The typical term for the Company’s contracts with customers ranges from the time it takes to complete a single transaction to one month, depending on the service being provided. Customers are usually billed each month in arrears with standard payment terms, although the Company does occasionally bill customers in advance. Fees associated with each contract are fixed within the month in which the service is provided. The Company assesses the services promised in the contracts with customers and identifies a performance obligation for each promise to transfer to the customer a service that is distinct — i.e., if such service is separately identifiable and if a customer can benefit from it on its own or with other resources that are readily available to the customer.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Transaction and clearing fees: Transaction fees represent fees the Company charges to its exchange member firms, as customers, for the performance obligation of executing a trade on the Company’s exchanges and comprise the majority of the Company’s revenues. These fees can be variable based on trade volume tiered discounts; however, as all tiered discounts are calculated monthly, the actual discount is recorded on a monthly basis in accordance with the Company’s published fee schedules. Transaction fees also include Dorman Trading’s sales and brokerage commissions generated by customers trading activity on options and futures. Commission revenue is reported on a gross basis as the Company is responsible for the execution of the customers’ purchases and sales and maintaining relationships with exchanges. Transaction fees are recognized across all operating segments and are recorded as transactions occur on a trade-date basis.
Clearing fees, which include settlement fees, are charged by the Company for transactions cleared by MIAX Futures, Dorman Trading, MIAXdx and BSX. Clearing fees can be variable based on cleared volume tiered discounts; however, as all tiered discounts are calculated monthly, the actual discount is recorded and billed on a monthly basis in accordance with the Company’s published fee schedules. Clearing fees that are passed through to the customers’ accounts are reported gross on the Company’s condensed consolidated statements of operations as the Company maintains control over the clearing and execution services provided, maintains relationships with the exchanges or clearing brokers, and has ultimate discretion in whether the fees are passed through to the customers and the rates at which they are passed through. Clearing fees are recognized in the Futures segment for MIAX Futures, Dorman Trading and MIAXdx and in the International segment for BSX and are recorded as transactions are cleared.
In the event that a customer prepays for transaction fees, revenue is recognized as transactions occur. Tiered discounts are offered to customers based on the amount of trades that are executed on the Company’s exchanges. As these are volume driven, they reduce the transaction price and are recorded net in transaction fees on the condensed consolidated statements of operations. Liquidity payments paid for certain customer transactions are accounted for as consideration payable to a customer and are recorded separately as liquidity payments, which are classified within cost of revenue in the condensed consolidated statements of operations.
Transaction and clearing fees also result in regulatory fees. Regulatory fees include the options regulatory fee (“ORF”) and Section 31 fees. ORF is in place to fund the Company’s regulatory oversight function of the exchange marketplace and is determined based on the number of customer contracts and cannot be used for non-regulatory purposes. Section 31 fees are transaction fees charged by the SEC to the exchanges. The Section 31 fees charged to customers are based on the fee set by the SEC per notional value of transactions executed on the Company’s securities markets and are calculated and billed monthly. The Section 31 fees collected by the Company are ultimately payable to the SEC and are therefore classified within cost of revenue in the condensed consolidated statements of operations.
Access fees: Access fees include fees assessed for allowing customers, which include exchange member firms and non-member firms, to connect their networks to one of the Company’s exchanges or to an external exchange for a specified period of time. Fees for these services are assessed to customers for the opportunity to trade as member firms, or in the case of non-member firms to provide these services to member firms and use other related functions of the exchanges. Access fees are billed monthly in accordance with the Company’s published fee schedules and recognized during the period the service is provided, which is generally one month. Access fees are recognized across all operating segments.
Market data fees: Market data fees include making market data available to customers either through direct subscriptions, through third party platforms or through the Company’s participation in U.S. Tape Plans. Market data revenue includes distributions from the U.S. Tape Plans, which is distributed based upon each individual exchange’s market share of U.S. volume, trades, and/or quotes. Market data revenue also includes market data revenue earned from the sale of proprietary market data directly to the customer on a subscription basis or from third parties where the Company is the principal in the transaction. Market data revenue is recognized in the period the data is provided. U.S. Tape Plan market data is recognized in the Options and Equities segments. Proprietary market data fees are recognized across all operating segments.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Other revenue: Other revenue primarily includes initial and annual listing fees from BSX, TISE and MIAX Futures listings, office rental income and interest income from MIAX Futures and Dorman Trading clearing operations. Initial listing fees are billed upfront and recognized as revenue when the performance obligations is satisfied upon the listing becoming effective, which occurs shortly after the contract execution. Annual listing fees are recognized on a straight-line basis over the period to which the fee relates.
Consideration payable to a customer: As discussed in the transaction and clearing fees section above, liquidity payments are accounted for as consideration payable to a customer and are recorded separately as liquidity payments within cost of revenues in the condensed consolidated statements of operations in the period in which the payment is earned by the customer and the payment is provided. In certain instances, including for new segments and proprietary products, liquidity payments may exceed transaction fees resulting in inverted pricing. The Company considers liquidity payments to be a distinct transaction. The Company believes that providing (or removing) liquidity is a distinct service that is provided by customers, as the Company benefits from having an enhanced liquidity pool available on its markets, and that it is separately identifiable given its separation on the published fee schedules. The Company believes that the enhanced liquidity pool attracts order flow and promotes order execution on the Company’s trading platforms. Through enhanced order flow, and therefore higher market share, the Company also earns additional market data fees and access fees.
Additionally, the Company issued certain warrants to customers as part of its Equity Rights Programs detailed in Note 17. Under these programs, the Company records the fair value of the number of warrants that vest in a period as a cost of revenues. Customers vest in the warrants as and when they transact certain volumes of trades on the Company’s exchanges which is considered a sales incentive offering that reward customers solely in return for executing increased trading volumes with the Company. The warrant vesting period for the last program ended on June 30, 2024.
The following table summarizes revenue disaggregated by the Company’s Options, Equities, Futures and International segments and the Corporate and Other unit (in thousands):

	Six Months Ended June 30, 2025
	Options	Equities	Futures	International	Corporate & Other	Consolidated
Revenue
Transaction and clearing fees	$466,924	$68,646	$39,760	$113	$—	$575,443
Access fees	42,592	7,154	476	81	(114)	50,189
Market data fees	13,076	4,638	2,036	160	(15)	19,895
Other revenue	261	—	5,642	2,763	668	9,334
	$522,853	$80,438	$47,914	$3,117	$539	$654,861

Timing of revenue recognition
Services transferred at a point in time	$467,389	$68,646	$40,249	$763	$—	$577,047
Services transferred over time	55,464	11,792	7,665	2,354	539	77,814
	$522,853	$80,438	$47,914	$3,117	$539	$654,861

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	Six Months Ended June 30, 2024
	Options	Equities	Futures	International	Corporate & Other	Consolidated
Revenue
Transaction and clearing fees	$352,734	$80,104	$38,633	$115	$—	$471,586
Access fees	37,324	6,670	345	72	(114)	44,297
Market data fees	9,007	4,573	1,881	213	(9)	15,665
Other revenue	48	—	5,985	1,254	685	7,972
	$399,113	$91,347	$46,844	$1,654	$562	$539,520

Timing of revenue recognition
Services transferred at a point in time	$352,898	$80,104	$38,764	$265	$—	$472,031
Services transferred over time	46,215	11,243	8,080	1,389	562	67,489
	$399,113	$91,347	$46,844	$1,654	$562	$539,520
Deferred transaction revenue consists of prepaid transaction and non-transaction fees which are recognized as revenue when earned. During the six months ended June 30, 2025, the Company received prepaid fees of $4.0 million and recorded $6.4 million as part of the TISE Acquisition and recognized deferred transaction revenue of $3.0 million. During the six months ended June 30, 2024, the Company received prepaid fees of $2.7 million and recognized deferred transaction revenue of $2.2 million.
Concentration of revenue: For the six months ended June 30, 2025, the Company derived $293.3 million of the $654.9 million in total revenue from three customers, with such customers accounting for 19%,14% and 12% of the Company’s total revenue. For the six months ended June 30, 2024, the Company derived $232.2 million of the $539.5 million in total revenue from three customers, with such customers accounting for 16%, 15% and 12% of the Company’s total revenue. Revenues from transactions with the top three customers for the six months ended June 30, 2025 and 2024, are reported primarily within the Options segment. No customer is contractually or otherwise obligated to continue to use the Company’s services. The loss of, or a significant reduction of, participation by these customers may have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
5.RECEIVABLE FROM BROKER-DEALERS, FUTURES COMMISSION MERCHANTS AND CLEARING ORGANIZATIONS
Receivable from and payable to broker-dealers, futures commission merchants and clearing organizations are as follows (in thousands):

	June 30, 2025	December 31, 2024
Assets
Receivable from broker-dealers and futures commission merchants	$7,907	$10,517
Receivable from clearing organizations
Cash margin	117,300	128,572
Cash guarantee deposits	7,877	8,075
Total receivable from broker-dealers, futures commission merchants and clearing organizations	$133,084	$147,164

Liabilities
Payable to clearing organizations	$—	$2,746
Total payable to clearing organizations	$—	$2,746
6.INVESTMENTS
From time to time the Company makes investments in entities of strategic relevance. These investments primarily consist of illiquid and non-controlling positions in entities with no readily determinable fair value, which are carried at cost less any impairment and are adjusted for observable price changes from orderly transactions for identical or similar securities. As of June 30, 2025 and December 31, 2024, the carrying amount of investments made by the Company was $14.2 million and $31.0 million, respectively.
In April 2023, the Company, through MIH East acquired a minority interest in TISE for $8.2 million. TISE primarily operates an investment exchange in Guernsey where its own shares had been thinly traded and listed. In October 2023, the Company acquired additional shares of TISE for $7.7 million. The Company determined that the subsequent trade in October 2023 represented an observable price change in measuring the value of its initial investment which resulted in a gain of $1.4 million. The carrying amount of this investment was $17.3 million at December 31, 2023. In July 2024, the Company acquired additional shares for $1.6 million and recorded a loss of $2.0 million to account for the observable price change in the value of its prior investment. As of December 31, 2024 the Company owned 29.46% of the total outstanding shares of TISE and the carrying amount was $16.8 million. An ownership interest in an entity over 20% generally leads to a presumption that the investor has the ability to exercise significant influence over the investee, requiring the investee to be accounted for by the investor under the equity method of accounting. The Company concluded it did not have the ability to exercise significant influence over the operating and financial policies of the investee and did not have any representative or designee on the investee’s board of directors. Further, the equity method of accounting would require that the investee routinely provide the Company with certain non-public information and information not available to its other shareholders, convert the investee’s results to GAAP and prepare a full purchase price allocation which was not available to the Company. Therefore, the Company accounted for its investment as an equity investment under the measurement alternative.
On June 5, 2025, the Company acquired the entire issued and to be issued ordinary share capital of TISE not already owned by MIH East. The Company paid a total cash consideration of £51.5 million ($69.7 million based on British pound/U.S. dollar exchange rate of 1.35356) or £22.50 for each share MIH East did not previously own. The Company recorded a gain of $8.6 million within other, net under non-operating (expense) income in the condensed consolidated statement of operations to account for the observable price change in the value of its prior investment. See Note 3 - Business Combinations for further information on the TISE Acquisition.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
7.FIXED ASSETS AND INTERNALLY DEVELOPED SOFTWARE, NET
Fixed assets and internally developed software, net consisted of the following (in thousands):

	June 30, 2025	December 31, 2024
Fixed assets, net:
Land	$2,209	$2,209
Building and improvements	11,351	12,036
Furniture and equipment	123,578	112,137
Leasehold improvements	28,141	22,591
Purchased software	7,367	7,285
Less: Accumulated depreciation and amortization	(119,888)	(111,780)
Total fixed assets, net	$52,758	$44,478

Internally developed software, net:
Capitalized internal-use software	$106,685	$98,435
Less: Accumulated depreciation and amortization	(70,758)	(66,173)
Total internally developed software, net	$35,927	$32,262
Depreciation and amortization expense for fixed assets and internally developed software for the six months ended June 30, 2025 and 2024 was $12.7 million and $10.7 million, respectively.
During the second quarter of 2025, the Company recognized an impairment charge of $0.7 million to building and improvements which was included in general, administrative, and other within operating expenses in the condensed consolidated statement of operations and reported under the Corporate and Other unit (see Note 19 - Segment Reporting).
8.OTHER ASSETS, NET
The following table presents the components of other assets (in thousands):

	June 30, 2025	December 31, 2024
Notes receivable, net of $26.1 million allowance for credit losses as of June 30, 2025 and as of December 31, 2024	$45,974	$51,189
Right of use asset	18,303	15,478
Exchange memberships and stock, at cost	3,829	3,829
Prepaid membership fees	4,000	4,000
Deferred IPO costs	6,714	5,978
Other	1,378	1,253
Total other assets, net	$80,198	$81,727
Deferred IPO costs consist of costs incurred in connection with the proposed sale of the Company’s common stock in an initial public offering, including certain legal, accounting, and other IPO-related costs.
The notes receivable relates to the Consolidated Audit Trail (“CAT”), which involves the creation of an audit trail to enhance regulators’ ability to monitor trading activities in the U.S. markets through a phased implementation. The funding for the development and operation of the CAT was provided by the Self-Regulatory Organizations (“SROs”), which include the Company’s exchanges and by broker-dealers in exchange for promissory notes, a portion of which were expected to be repaid by Consolidated Audit Trail, LLC (“CAT LLC”).

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
On September 6, 2023, the SEC issued an order approving a revised CAT funding model calculated based on the share of transactions executed (“2023 Funding Order”) called the “Executed Share Model” . The Executed Share Model consists of two categories: (i) CAT fees assessed to executing brokers to recover a portion of historical CAT costs previously paid by the SROs; and (ii) CAT fees assessed to executing brokers and SROs to fund prospective CAT costs (the “prospective fee”).
Under the Executed Share Model, the SRO participants were able to submit filings pursuant to Section 19(b) of the Exchange Act to impose fees on the industry members. Details of the fees, including the budgeted prospective CAT costs and certain of the costs previously covered entirely by the participants prior to the approval of a funding model, were required to be provided in those Section 19(b) filings submitted by the SRO participants. The amendment became effective upon the SEC’s approval on September 6, 2023.
In January 2024, the SROs submitted filings to the SEC to establish the rate at which the industry would reimburse the SROs for its share of historical CAT expenses, which the SEC suspended in order to review whether the filings complied with the Exchange Act. In July 2024, an SEC exemption allowing the SROs, including the Company’s exchanges, to continue collecting fees from industry members was challenged in the 11th Circuit U.S. Court of Appeals (“11th Circuit”). In August 2024, the SROs submitted filings with the SEC to recoup certain historical and prospective CAT costs. These filings have been published and are effective from October 1, 2024. CAT LLC began collecting fees from executing brokers on behalf of the SROs and from December 2024, had started remitting funds collected from the industry members to the SROs to pay back the promissory notes issued prior to January 1, 2022. In November 2024, CAT LLC started invoicing the SROs and the executing brokers for their respective portion of the prospective fee.
In September 2024, a motion for stay and injunctive relief was filed in the 11th Circuit to immediately rescind the Executed Share Model and halt collection of applicable fees. In November 2024, the motion for stay and injunctive relief was denied. In December 2024, the SROs submitted filings with the SEC to recoup certain prospective CAT costs from January 1, 2025 through June 30, 2025. In February 2025, oral argument was held before the 11th Circuit.
On July 25, 2025, the 11th Circuit vacated the 2023 Funding Order, stayed the decision for sixty days after issuance of the mandate, and remanded the matter to the SEC for further proceedings consistent with their opinion. Following the issuance of the decision, there is a 45-day period to petition for a rehearing. After the 45-day period, absent some change, the 11th Circuit would issue the mandate, and the sixty-day stay period would then commence. At the end of the sixty-day stay period, absent some change, the Company’s exchanges would be required to stop charging both historical and prospective CAT fees should the SEC not issue a revised funding order. As a result, the SROs, including the Company’s exchanges, may continue to incur significant costs and not be reimbursed for CAT fees.
The following table presents the change in the notes receivable, net of allowance for the notes receivable for the six months ended June 30, 2025 (in thousands):

Balance at December 31, 2024	$51,189
Notes issued, net of allowance for credit losses	—
Repayments	(5,215)
Balance at June 30, 2025	$45,974
The allowance for notes receivable associated with CAT is calculated primarily based on the structure of the notes and potential outcomes under the CAT funding model.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
The following represents the change in allowance for notes receivable for the six months ended June 30, 2025 (in thousands):

Balance at December 31, 2024	$(26,068)
Provision for uncollectible amount	—
Write-offs charged against the allowance	—
Recoveries collected	—
Balance at June 30, 2025	$(26,068)
9.ACCOUNTS PAYABLE AND OTHER LIABILITIES
The following table presents the components of accounts payable and other liabilities (in thousands):

	June 30, 2025	December 31, 2024
Accounts payable	$8,553	$12,813
Liquidity payments payable	30,569	31,100
Accrued expenses	7,981	8,795
Current portion of put obligation	—	22,711
Current portion of capital lease obligation	166	151
Current portion of operating lease liability	6,235	6,622
Marketing fees payable	10,000	8,172
Section 31 fees payable	35,225	28,414
Accrued interest payable	331	451
ACH reserve deposit payable	—	745
Accrued taxes payable	595	206
Other	194	181
Accounts payable and other liabilities	$99,849	$120,361
10.PUTTABLE COMMON STOCK, NET OF CURRENT PORTION
Puttable common stock from exercise of warrants represents the fair value of outstanding puttable common stock acquired from the exercise of vested warrants by eligible equity rights program participants. The Company remeasures the puttable common stock at each reporting date until the liability is settled and the change in fair value is recognized within non-operating (expense) income in the Company’s condensed consolidated statements of operations.
As of June 30, 2025 and December 31, 2024, the fair value of puttable common stock, net of current portion, was $77.3 million and $78.4 million, respectively. The current portion amounting to $0 million as of June 30, 2025 and $22.7 million as of December 31, 2024, respectively, was included in accounts payable and other liabilities in the condensed consolidated balance sheets (see Note 9 - Accounts Payable and Other Liabilities). See Note 17 - Equity for additional details.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
11.DEBT OBLIGATIONS
The carrying value of the Company’s outstanding debt consisted of the following (in thousands, except for interest rate):

	Interest Rate	June 30, 2025	December 31, 2024
Senior secured term loans
2029 Senior Secured Term Loan	12.9%	$140,000	$100,000
Convertible loans	9.5%	5,000	5,000
Notes payable	8.0%	1,519	1,519
Total		146,519	106,519
Unamortized debt discount, issue cost, and beneficial conversion factor		(72,378)	(69,484)
Total debt, including current obligations		74,141	37,035
Current portion of long-term debt		(4,893)	(4,767)
Total long-term debt		$69,248	$32,268
Prior Loan Agreement
In March 2021, the Company refinanced its outstanding senior secured term loan of $77.0 million and the accrued interest of $8.3 million for an additional $25.0 million at the stated interest rate of 13.13% (“Prior Loan Agreement”). The resulting aggregate principal amount was $110.3 million and the amended loan was due to mature on April 26, 2024. The principal was repayable semi-annually commencing on December 31, 2021 and the interest was payable monthly. The Company issued 162,338 warrants to purchase the Company’s common stock to the lender at an exercise price of $14.50. The loan had an effective interest rate of 14.5%.
On April 26, 2024, the Company entered into an agreement to extend the maturity of the Prior Loan Agreement to June 17, 2024. Additionally, the Company extended the expiration of 662,338 outstanding warrants to purchase shares of common stock previously issued in connection with the Prior Loan Agreement to September 30, 2024 from April 26, 2024, resulting in an incremental debt discount of $0.5 million. On June 17, 2024, the Company paid the outstanding principal and interest of $57.3 million and $0.4 million, respectively.
The Company recognized $4.8 million of interest expense related to the Prior Loan Agreement including $1.3 million related to the accretion of the debt discounts and deferred financing costs during the six months ended June 30, 2024.
2029 Senior Secured Term Loan
On August 21, 2024, the Company entered into a five year loan agreement (the “2029 Senior Secured Term Loan”) for an aggregate principal amount of $100 million at a stated interest rate of 12.90% per annum payable quarterly. The Company received net proceeds of $95 million after deducting upfront fees. Prior to the second anniversary of the loan, the lenders may, at their sole discretion, make additional term loans to the Company in an aggregate amount of up to $100 million. The 2029 Senior Secured Term Loan matures on August 21, 2029.
In connection with the 2029 Senior Secured Term Loan, the Company issued to the lenders warrants to purchase up to 2,277,338 and 1,518,226 shares of common stock with an exercise price equal to $7.15 and $8.55 per share, respectively, with an expiration date of August 21, 2032. The warrants include a cashless exercise feature, anti-dilution protection, a put right for unexercised warrants under certain conditions and an automatic exercise requirement immediately prior to expiration.
The warrants provide that at any time following the earlier of (i) an event of default, as defined in the loan agreement, or repayment in full of the 2029 Senior Secured Term Loan and (ii) the sixth anniversary of the loan agreement, the lenders, have the right, but not the obligation, to require the Company to redeem any unexercised portion of the warrants for a purchase price equal to its fair value. The put right terminates upon completion of a

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
“Qualified IPO,” which is defined as an underwritten public offering by the Company of its common equity interests (a) that results in a publicly traded float of at least $500 million as of the date of the initial public offering and (b) where the aggregate primary and secondary offering proceeds, net of underwriting discounts and commissions, are at least $250 million.
The puttable warrants issued with debt are accounted for as a liability carried at fair value subject to remeasurement at each balance sheet date, with any change in the fair value recognized as a component of non-operating income (expense) in the condensed consolidated statements of operations. A portion of the 2029 Senior Secured Term Loan was attributed to the puttable warrants which at the time of issuance had been valued at $59.5 million. As of June 30, 2025 and December 31, 2024, the fair value of the puttable warrants was determined to be $65.1 million and $64.2 million, respectively. The Company determined the initial and subsequent fair value measurements of the warrant liability using a Black-Scholes valuation model (see Note 15 - Fair Value).
The initial fair value of the puttable warrants was recorded as a debt discount which is being amortized, together with debt issuance costs amounting to $5.8 million, to interest expense using the effective interest method over the life of the loan at an effective interest rate of 52.6%.
The 2029 Senior Secured Term Loan contains a number of covenants that restrict the Company and its certain subsidiaries to incur additional indebtedness and liens; enter into certain affiliate transactions; consolidate, merge, dissolve, or make certain other organizational changes; sell or otherwise dispose of all or substantially all of the Company’s assets; and provide equity payments, including dividends or other distributions. The 2029 Senior Secured Term Loan agreement contains additional customary affirmative and negative covenants, and representations and warranties. The Company and certain subsidiaries are bound by affirmative covenants setting forth actions that are required during the term of the loan, including certain information delivery requirements, obligations to maintain certain insurance, and certain notice requirements. The Company’s failure to comply with these obligations may result in an event of default which if not cured or waived could accelerate the Company’s obligations.
In June 2025, the lenders and the Company entered into Amendment No. 1 to the 2029 Senior Secured Loan Agreement pursuant to which the lenders made the Incremental Term Loan to the Company in the aggregate principal amount of $40 million on substantially the same terms as the 2029 Senior Secured Term Loan. The Incremental Term Loan bears interest at a rate of 12.90% per annum, is payable in cash and matures in August 2029. A portion of the proceeds from the Incremental Term Loan was used to fund the purchase price of the TISE Acquisition. The Company received net proceeds of $36.9 million after deducting upfront fees and lenders issuance costs. The Company incurred additional issuance costs of $3.0 million. The upfront fees together with debt issuance costs is being amortized using the effective interest method over the life of the loan at an effective interest rate of 17.0%.
The Company recognized $8.8 million of interest expense related to the 2029 Senior Secured Term Loan during the six months ended June 30, 2025, including $2.1 million related to the accretion of the debt discounts and deferred financing costs.
Convertible loans
During 2021, the Company issued $56.2 million of convertible promissory notes to existing stockholders and third-party investors. The notes had a three-year term from the date of issuance and accrued interest at a fixed rate of 10% per annum; the principal and the unpaid interest due were convertible at the option of the holder into shares of the Company’s common stock at a conversion price of $18.00 per share until maturity. The Company issued 100,000 warrants at an exercise price of $18.00 per share to the Prior Loan Agreement lender for providing consent for the issuance of the convertible notes. The fair value of the warrants was $0.2 million, which was recorded as debt discount and is being amortized over the term of the loan.
During the period ended March 31, 2024, the Company entered into conversion agreements with certain holders to convert $5.8 million of outstanding principal into 322,222 shares of common stock at a conversion price of $18.00. The Company incurred inducement expense of $0.2 million which represents the interest payable for the period post-conversion through original maturity. Inducement expense is recognized within other, net in the

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
condensed consolidated statement of operations. The Company issued 5,557 shares for a fair value of $0.1 million and paid cash for the remaining $0.1 million. During the year ended December 31, 2024, the Company converted the remaining $50.4 million of outstanding principal into 2,797,222 shares of common stock at a conversion price of $18.00 per share.
During the year ended December 31, 2020, the Company issued a 9.5% convertible loan for $5.0 million to an existing stockholder due five years from the date of issuance. Interest is payable quarterly and the loan is convertible into the Company’s common stock at the option of the holder at a price of $16.00 per share. On issuance of the loan, the Company extended the maturity date of 1,807,847 warrants issued to the lender and its affiliates, and the change in the fair value of the warrants issued amounted to $0.6 million. Should the notes be converted at maturity, the lender will receive a beneficial conversion feature allowing the conversion at 75% of the lowest issue price. The Company recorded the beneficial conversion feature at its intrinsic value of $0.4 million. This was recorded as a debt discount and an addition to additional paid-in capital. On January 1, 2024, the unamortized discount of $0.1 million was charged to additional paid-in capital upon the adoption of ASU 2020-06.
The Company recognized interest expense amounting to $0.4 million and $2.4 million related to the convertible loans including amortization of debt discount and deferred financing cost of $0.1 and $0.2 million for the six months ended June 30, 2025 and 2024, respectively.
Notes Payable
In December 2023, the Company issued a $1.5 million promissory note at an interest rate of 8% to an existing shareholder due three years from the date of issuance. Interest is payable on a semi-annual basis in cash or shares of the Company’s common stock at the price of $20.50 per share at the option of the holder. The Company issued 7,408 warrants to purchase common stock at an exercise price of $20.50 per share to the lender. The fair value of the warrants issued was immaterial, which was recorded as debt discount and is being amortized over the term of the loan. Interest expense and the amortization of debt discount was immaterial for both the six months ended June 30, 2025 and 2024.
The future expected loan repayment related to the senior secured term loan, notes payable and convertible loans as of June 30, 2025 are as follows (in thousands):

Remainder of 2025	$5,000
2026	1,519
2027	—
2028	—
2029	140,000
146,519
Less: Unamortized debt discount and BCF	(72,378)
Total	$74,141
Interest expense recognized on the senior secured term loans, convertible loans and notes payable, included in interest expense and amortization of debt issuance cost in the condensed consolidated statements of operations, for the six months ended June 30, 2025 and 2024 is as follows (in thousands):

	Six Months Ended June 30,
	2025	2024
Component of interest expense:
Contractual interest	$7,100	$5,801
Amortization of debt discount and issuance cost and beneficial conversion factor	2,201	1,521
Interest expense	$9,301	$7,322

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Lines of Credit
As of June 30, 2025, MIAX Futures maintained two unsecured revolving lines of credit with a bank, one for $6.0 million and another for $4.0 million. Both unsecured lines of credit expire on December 31, 2025. Borrowings bear interest at the bank’s prime rate less 0.25% (effective rate of 7.25% as of June 30, 2025 and 7.25% as of December 31, 2024) and have an annual commitment fee of 0.40%. MIAX Futures also maintained a secured line of credit with another bank for $40 million which will expire on July 28, 2026. The secured line of credit carries an interest at the bank’s prime rate of 7.50% as of June 30, 2025 and 7.50% as of December 31, 2024, and an annual commitment fee of 0.25% through July 2025. At June 30, 2025 and December 31, 2024, there were no amounts outstanding on any lines of credit.
No interest expense was incurred related to the above lines of credit for the six months ended June 30, 2025 and 2024. MIAX Futures is required to maintain certain financial minimums and restrictions. MIAX Futures complied with all such covenants as of June 30, 2025.
As of June 30, 2025, Dorman Trading maintained an unsecured revolving line of credit for $10.0 million at an interest rate equal to the bank’s prime rate. If the loans are not repaid when due, the interest rate would be determined by adding 3.0% to the prime rate. There was no amount outstanding as of June 30, 2025 and December 31, 2024 and Dorman Trading did not incur any interest expense during the six months ended June 30, 2025 and 2024.
12.GOODWILL AND INTANGIBLE ASSETS
The following table presents the details of goodwill by segment (in thousands):

	Options	Futures	Equities	International	Total
Balance as of December 31, 2024	$—	$46,256	$—	$562	$46,818
Additions	—	—	—	18,042	18,042
Foreign currency translation	—	—	—	212	212
Balance as of June 30, 2025	$—	46,256	$—	$18,816	$65,072
As detailed in Note 3 – Business Combinations, on June 5, 2025, the Company acquired TISE, and the acquired assets and liabilities were recorded at their estimated fair value as of the acquisition date which resulted in $18.0 million of goodwill. The entire goodwill was allocated to the International segment. In addition to the goodwill, intangible assets of $63.0 million and $13.0 million were recorded related to the valuation of exchange license and customer relationships acquired, respectively.
The following table presents the gross carrying value and accumulated amortization for intangible assets (in thousands):

	June 30, 2025
	Weighted Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Book Value
Exchange licenses	Indefinite	$166,000	$—	$739	$166,739
FCM license	Indefinite	6,000	—	—	6,000
Customer relationships	14.1	20,250	(2,298)	153	18,105
Other	—	200	(198)	—	2
Total		$192,450	$(2,496)	$892	$190,846

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	December 31, 2024
	Weighted Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Foreign Currency Translation	Net Book Value
Exchange licenses	Indefinite	$103,000	$—	$—	$103,000
FCM license	Indefinite	6,000	—	—	6,000
Customer relationships	12.8	7,250	(2,032)	—	5,218
Other	0.8	200	(194)	—	6
Total		$116,450	$(2,226)	$—	$114,224
The Company recorded amortization expense of $0.4 million and $0.3 million for the six months ended June 30, 2025 and 2024, respectively. The estimated future amortization expense of the intangible assets is as follows (in thousands):

Remainder of 2025	$639
2026	1,273
2027	1,273
2028	1,273
2029	1,273
Thereafter	12,376
Total	$18,107
In 2021, BSX entered into agreement to provide certain data to the Pyth Network in exchange for 500 million Pyth tokens. During 2023, pursuant to a replacement token agreement, BSX received 500 million replacement Pyth tokens which were locked and restricted from trading with a four year unlock schedule commencing on May 20, 2024. While the Pyth tokens are locked they are not in the control or possession of BSX, cannot be traded by BSX, and are held by another entity. The Pyth tokens unlock on the schedule based on the agreement under which they were issued, and do not require any further performance by BSX in order to receive the Pyth tokens as they unlock.
On May 20, 2024, 125 million of the 500 million right to receive Pyth tokens were unlocked by the Pyth Network and during the quarter ended June 30, 2024, BSX sold the 125 million tokens for $52.6 million, net of expenses incurred. The net proceeds from the tokens’ sale were recorded as a gain on sale of intangible asset in non-operating (expense) income on the condensed consolidated statement of operations.
On May 20, 2025, the second tranche of the 125 million right to receive Pyth tokens were unlocked by the Pyth Network, BSX sold the entire 125 million tokens for $16.2 million, net of expenses incurred. The Company recorded a loss on sale of $2.1 million, which was the difference between the fair value of the derivative assets and the net proceeds received. The loss on sale of intangible asset was recorded in non-operating (expense) income on the condensed consolidated statement of operations.
The remaining 250 million Pyth tokens that are expected to be unlocked at a rate of 125 million tokens on each of the next two unlock anniversary dates of May 20, 2026 and 2027 are considered the right to receive crypto tokens. The Company received an additional 0.8 million locked reward Pyth tokens, which will be unlocked at various times during 2025 through 2028. When BSX becomes entitled to the right to receive crypto tokens, it assesses if such right includes an embedded feature that meets the definition of a derivative requiring separate accounting treatment. At each reporting date, BSX reevaluates its conclusion on whether there is an embedded derivative based on current facts and circumstances. During the second quarter of 2024, an active market emerged for Pyth tokens, the crypto tokens in which BSX has outstanding rights to receive in exchange for its previous services to certain customers. Prior to the existence of an active market, BSX concluded that the right to receive crypto tokens did not meet the definition of a derivative as there was no market mechanism to net settle the contract so therefore it was not separately accounted for as an embedded derivative. Once an active market was established in the second quarter of

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
2024, BSX determined that the right to receive crypto tokens included an embedded derivative to be separately accounted for in accordance with ASC 815, Derivatives and Hedging. The embedded derivatives are recognized at fair value at each reporting date and recorded in derivative assets (current and noncurrent) in the condensed consolidated balance sheets. Changes in the fair value of the embedded derivatives are reported in unrealized gain (loss) on derivative assets in the condensed consolidated statements of operations.
As of June 30, 2025, the Company recognized the fair value of derivative assets on the condensed consolidated balance sheet amounting to $19.0 million. The corresponding change in fair value during the six months ended June 30, 2025 of $47.0 million was recorded in unrealized loss on derivative assets within non-operating (expense) income on the condensed consolidated statement of operations. The derivative assets are classified as current or noncurrent in the condensed consolidated balance sheet based on the timing when tranches of Pyth tokens are expected to unlock.
13.EMPLOYEE BENEFIT PLAN
The Company maintains a voluntary defined contribution 401(k) plan in which employees may contribute up to 100% of their salary and bonus, subject to statutory maximum contribution amounts. The Company matches 50% of the first 6% of employee contributions. The expense relating to the matching contribution was $0.9 million and $1.1 million for the six months ended June 30, 2025 and 2024, respectively.
14.CLEARING HOUSE PERFORMANCE BONDS AND GUARANTEE FUNDS
Clearing members involved in clearing commodity futures and options are required to provide margin and security deposits with the clearing house as performance bonds and guarantee funds in order to meet their financial obligations and as protection against potential losses or default. MIAX Futures policy allows clearing members to deposit cash or U.S. Treasury Bills in order to satisfy the required margin and security deposits.
As of June 30, 2025 and December 31, 2024, the Company had performance bonds and guarantee funds totaling $313.9 million and $413.2 million respectively, as summarized below (in thousands):

	June 30, 2025
	Cash	U.S. Treasury Bills (1)	Total
Margin deposits	$18,057	$239,534	$257,591
Security deposits	47,051	9,220	56,271
Total performance bonds and guarantee funds	$65,108	$248,754	$313,862

	December 31, 2024
	Cash	U.S. Treasury Bills (1)	Total
Margin deposits	$38,594	$315,148	$353,742
Security deposits	49,150	10,266	59,416
Total performance bonds and guarantee funds	$87,744	$325,414	$413,158
__________________
1.The U.S. Treasury Bills are not reflected in the condensed consolidated balance sheets, as MIAX Futures does not take economic ownership of these securities
MIAX Futures is required, under the Commodity Exchange Act, to segregate cash and securities deposited by clearing members on behalf of their customers. Exchange rules require a segregation of all funds deposited by clearing members from operating funds. The amount of cash and securities deposited may fluctuate significantly over time due to the quantity of open MIAX Futures positions, margin and security requirements, investment choices by clearing members, and market valuations of securities.
Cash deposited as performance bonds and guarantee funds is included on the condensed consolidated balance sheets because the cash is deposited in MIAX Futures controlled bank accounts. MIAX Futures at its discretion, may distribute interest earned on the cash balances that are posted for margin and security deposits. For the six months

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
ended June 30, 2025 and 2024, MIAX Futures distributed interest amounting to $0.6 million and $0.9 million, which is reflected within other cost of revenues in the condensed consolidated statement of operations. U.S. Treasury Bills deposited by the clearing members are not reflected on the condensed consolidated balance sheets as MIAX Futures does not take economic ownership of these securities or have the right to sell or re-pledge, and MIAX Futures does not earn interest on these. These U.S. Treasury Bills are held at a nominee account in MIAX Futures’ name for the benefit of the clearing members and are immediately accessible by MIAX Futures in the event of a default.
15.FAIR VALUE MEASUREMENT
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following tables present the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis (in thousands):

	June 30, 2025
	Total	Level 1	Level 2	Level 3
Assets:
Equity securities owned(1)	$12,127	$12,127	$—	$—
Derivative assets (current and non-current portion)	19,029	—	19,029	—
Total assets	$31,156	$12,127	$19,029	$—

Liabilities:
Puttable common stock from exercise of warrants, net of current portion	$77,332	$—	$—	$77,332
Puttable warrants issued with debt	65,105	—	—	65,105
Total liabilities	$142,437	$—	$—	$142,437

	December 31, 2024
	Total	Level 1	Level 2	Level 3
Assets:
Equity securities owned(1)	$10,218	$10,218	$—	$—
Derivative assets (current and non-current portion)	83,840	—	83,840	—
Total assets	$94,058	$10,218	$83,840	$—

Liabilities:
Puttable common stock from exercise of warrants, net of current portion	$78,424	$—	$—	$78,424
Puttable warrants issued with debt	64,188	—	—	64,188
Total liabilities	$142,612	$—	$—	$142,612
__________________
1.These amounts are reflected within other current assets in the condensed consolidated balance sheets.
Equity securities that trade in active markets and are valued using quoted market prices with reasonable levels of price transparency are classified within Level 1 of the fair value hierarchy.
As disclosed in Note 12, during 2023, BSX received 500 million Pyth tokens, of which 125 million were unlocked in May 2024 and another 125 million were unlocked in May 2025. As of June 30, 2025 and December 31, 2024, 250 million tokens and 375 million tokens remained locked. The entire locked Pyth tokens were accounted for as an embedded derivative recognized at fair value at June 30, 2025 and December 31, 2024. In estimating the fair value of the right to receive Pyth tokens which are classified under Level 2, the Company applied a discount for lack

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
of marketability using option pricing models utilizing observable inputs which include comparable tokens and their volatility.
With respect to the puttable common stock and puttable warrants issued with debt, the Company engages a third party to assist the Company in determining the fair value of the Company’s common stock. The fair value of the common stock is determined based upon a variety of factors including two weighted scenarios. The first scenario utilized an IPO exit through a probability-weighted expected return method, while the second scenario utilized a non-IPO exit through a discounted cash flow and guideline public company methodologies. These methods include assumptions over the Company’s historical and projected revenue and earnings, the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, the valuation of comparable companies and other general economic factors including economic growth, inflation, interest rate environment and discount rates. The Company also used a Black-Scholes model to value the puttable warrants issued with debt. The fair value of the Company’s common stock is used as an input into the valuation of warrants.
At June 30, 2025 and December 31, 2024, the key inputs into the Black-Scholes model to value the puttable warrants issued with debt were as follows:

	June 30, 2025	December 31, 2024
Common stock price	$22.90	$22.34
Risk- free interest rate	3.99%	4.50%
Expected term (years)	7.14	7.64
Expected volatility	25.45%	24.81%
Dividend yield	0.00%	0.00%
Certain financial assets and liabilities, including cash and cash equivalents, accounts receivable and accounts payable are not measured at fair value on a recurring basis, but the carrying values approximate fair value due to their liquid or short-term nature.
Assets and Liabilities Measured at Fair Value on a Non-recurring Basis
The Company invests in securities without readily determinable fair values in which the carrying value was $14.2 million and $31.0 million as of June 30, 2025 and December 31, 2024, respectively. There were no impairments or adjustments to the carrying value of the investments without readily determinable fair values during the six months ended June 30, 2025 and 2024.
The Company’s long-lived assets, including fixed assets, goodwill, indefinite-lived intangible and finite-lived intangible assets subject to amortization, are measured at fair value on a non-recurring basis. Fair value of these assets is estimated using primarily unobservable inputs. These assets are measured at cost but are written-down to fair value, if necessary, as a result of impairment.
The Company assesses fair value of goodwill at the reporting unit level annually unless there is a triggering event. The Company may use both qualitative and quantitative approaches when testing goodwill and indefinite-lived intangible assets for impairment. When the quantitative approach is used, the fair value of a reporting unit is determined utilizing a combination of an income approach (i.e. discounted cash flow) and a market approach, and compared to its carrying value. Internal operational budgets and long-range strategic plans are used as a basis for the discounted cash flow analysis. The Company also utilizes assumptions for working capital, capital expenditures, and terminal growth rates. For the year ended December 31, 2024, the discount rate of 22% applied to the cash flow analysis was based on the estimated market weighted average cost of capital for the reporting units subjected to quantitative evaluation.
The fair value of indefinite-lived intangibles, which consists of exchange licenses, is determined by estimating the future cash flows and discounting the net cash flows back to their present values or using a market approach, as appropriate. For the year ended December 31, 2024, a discount rate of 26% was applied for indefinite-lived

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
intangibles where an income approach was used, which was based on the estimated market cost of capital adjusted for the specific risk associated with this asset relative to other elements of the business.
Fair Value of Assets and Liabilities
The Company’s debt obligations are comprised of a fixed rate senior secured term loan, notes payable and convertible loans which are presented at carrying value on the Company’s condensed consolidated balance sheets.
The 2029 Senior Secured Term Loan and notes payable were classified as Level 2 under the fair value hierarchy, and the fair value of the loans was determined by utilizing a discounted cash flow analysis. The discount rate was determined based on the implied cost of debt.
The convertible loans are classified as Level 3 under the fair value hierarchy. The fair value of the convertible loans with $16 per share conversion was determined by utilizing the greater of conversion value or a discounted cash flow analysis as well as a Black-Scholes valuation model to measure the fair value attributable to the conversion feature. At June 30, 2025 and December 31, 2024, the fair value of the convertible loans represents their conversion value.
The key valuation inputs into the Black-Scholes model to value the conversion feature of the Company’s convertible debt were as follows:

	June 30, 2025	December 31, 2024
Common stock price	$22.90	$22.34
Risk- free interest rate	4.32%	4.17%
Expected term (years)	0.43	0.93
Expected volatility	24.00%	17.0%
Dividend yield	0.00%	0.00%
The carrying values and fair values of the Company’s debt obligations were as follows (in thousands, except per share amounts):

	June 30, 2025		December 31, 2024
	Carrying Value	Fair Value	Carrying Value	Fair Value
2029 Senior Secured Term Loan (1)	$67,745	$80,037	$30,770	$42,108
Notes payable	1,503	1,373	1,498	1,334
Convertible loans (promissory notes convertible at $16 per share)	4,893	7,156	4,767	6,981
	$74,141	$88,566	$37,035	$50,423
__________________
1.The principal amount of the 2029 Senior Secured Term Loan is $140.0 million and $100.0 million on June 30, 2025 and December 31, 2024, respectively. See Note 11 - Debt Obligations for details.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Information on Level 3 Financial Liabilities
The following table summarizes the changes in the fair value of the Company’s Level 3 financial liabilities during the six months ended June 30, 2025 and year ended December 31, 2024 (in thousands):

	Puttable Common stock from Exercise of Warrants	Puttable Warrants Issued with Debt
Balance as of December 31, 2023	$79,186	$—
Reclassification of current portion of put liability	(11,356)	—
Issuance of puttable warrants	—	59,526
Fair value adjustments	10,594	4,662
Balance as of December 31, 2024	78,424	64,188
Termination of put liability	(2,984)	—
Fair value adjustments	1,892	918
Balance as of June 30, 2025	$77,332	$65,106
16.COMMITMENTS AND CONTINGENCIES
Purchase Commitments
The Company from time to time enters into long term non-cancelable agreements with consultants and vendors to provide certain services. As of June 30, 2025, the outstanding commitment was $14.4 million, of which $1.4 million is payable in 2025, $2.7 million in 2026, $1.8 million in 2027, $1.8 million in 2028, $1.7 million in 2029 and $5.0 million in 2030 and beyond.
MIAX Futures Guaranty Fund
In the event of default by a clearing member, MIAX Futures would first apply assets of the defaulting clearing member to satisfy its payment obligation. These assets include the defaulting member’s security deposits, margins, performance bonds, guarantees and any other available assets. Thereafter, if a loss remains, MIAX Futures would use funds designated from the applicable tranche of the guaranty fund, in the order of priority listed by rules, with each source of funds to be completely exhausted, to the extent practical, before the next source is applied.
MIAX Futures maintains one guaranty fund with two separate tranches that reflect relative contributions from different product classes to the guaranty fund. Following a default, MIAX Futures would attempt to isolate the loss to the relevant tranche of the default waterfall before applying any funds from the other tranche. The order of funds utilized would be: excess funds of the defaulting clearing member, security deposits of the defaulting clearing member; margins and performance bonds of the defaulting clearing member and payments of any guarantor; the MIAX Futures clearing house reserve funds dedicated to the relevant tranche(s); security deposits of non-defaulting clearing members in the relevant tranche; and in certain instances, then surplus funds of MIAX Futures. In the event a loss still remained, MIAX Futures would use any clearing house reserve funds from the other tranche that had not been applied before utilizing security deposits of non-defaulting clearing members from the other tranche.
MIAX Futures and MIAXdx are both a DCM and a DCO that operate under the regulatory oversight of the Commodity Futures Trading Commission (“CFTC”). As such, MIAX Futures and MIAXdx are required to maintain financial resources to cover its projected operating costs for a period of at least one year. The financial resources must include unencumbered, liquid financial assets which may include a committed line of credit or similar facility equal to at least six months of its projected operating costs. At June 30, 2025, both MIAX Futures and MIAXdx were in compliance with all DCM and DCO financial requirements.
Full Collateralization of MIAXdx Contracts
MIAXdx is a fully electronic vertically integrated DCM, DCO and SEF, with regulatory approval from the CFTC to list and clear fully collateralized futures, options on futures, and swaps. Fully collateralized positions are

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
those wherein the DCO holds, at all times, funds or commodities (such as Bitcoin or Ethereum) in the form of the required payment sufficient to cover the maximum possible obligation or loss that a party or a counterparty could incur upon liquidation or expiration of the contract.
As of July 24, 2024, MIAXdx has delisted all of its physically settled products on its DCM and SEF, and does not clear any physically settled crypto products on its DCO. Moreover, MIAXdx intends to no longer offer trading or clearing services for any physically settled crypto products.
MIAXdx Customer Digital Assets
MIAXdx has committed to securely store all participant digital assets. As such, MIAXdx may be liable to its customers for losses arising from theft or loss of private keys. MIAXdx has not incurred any losses related to such obligations and therefore the Company has not accrued any liabilities as of June 30, 2025 and 2024. MIAXdx engages a third-party to provide custodial services for the digital assets maintained by MIAXdx for the benefit of its customers totaling $9.7 million and $9.3 million at fair value on June 30, 2025 and December 31, 2024, respectively. These assets are not recorded in the condensed consolidated balance sheets. Additionally, MIAXdx has an obligation to securely store all of these digital assets. As such, MIAXdx monitors its risk of loss associated with such balances and deems the risk of loss to be remote. Therefore, the Company did not record a contingent liability as of June 30, 2025 or December 31, 2024. The Company has no reason to believe MIAXdx will suffer such a theft or loss of private keys for the following reasons: (i) it has no known or historical experience of such theft or loss; (ii) it has established procedures around private key management to minimize the risk of theft or loss; and (iii) it accounts for and continually verifies the amount of digital assets that would be affected should multiple private keys be lost or stolen.
Derivative Contracts
Certain derivative contracts that the Company has entered into meet the accounting definition of a guarantee under ASC 460. Derivatives that meet the ASC 460 definition of guarantees include futures contracts and written options. The maximum potential payout for these derivative contracts cannot be estimated as increases in interest rates, foreign exchange rates, securities prices, commodities prices and indices in the future could possibly be unlimited.
The Company records all derivative contracts at fair value. For this reason, the Company does not monitor its risk exposure to derivatives contracts based on derivative notional amounts; rather the Company manages its risk exposure on a fair value basis. The Company believes that the notional amounts of the derivative contracts generally overstate its exposure. Aggregate market risk limits have been established, and market risk measures are routinely monitored against these limits. The Company believes that market risk is substantially diminished when all financial instruments are aggregated.
Dorman Trading Member Guarantees
Dorman Trading is a member of various exchanges that trade and clear futures contracts. Dorman Trading may be required to pay a proportionate share of the financial obligations of another member who may default on its obligation to the exchange in accordance with the rules of the applicable exchange of which Dorman Trading is a member. Although the rules governing different exchange memberships vary, in general Dorman Trading’s guarantee obligations would arise only if the exchange had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange. Any potential contingent liability under these membership agreements cannot be estimated. The Company has not recorded any contingent liability in the financial statements for these agreements. The Company believes that any potential requirement to make payments under these agreements is remote.
Dorman Trading Minimum Capital Requirements
The Company’s subsidiary, Dorman Trading, as a futures commission merchant is subject to CFTC minimum capital requirements (Regulation 1.17). Dorman Trading is required to maintain “net capital” equivalent to the greater of $1,000,000 or the sum of 8% of the customer risk maintenance margin requirement plus 8% of the non-

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
customer risk maintenance margin requirement, as these terms are defined. In addition, Dorman Trading is subject to the minimum capital requirements of the exchanges on which Dorman Trading does business.
At June 30, 2025 and December 31, 2024, Dorman Trading had adjusted net capital of $28.3 million and $28.5 million, respectively. Under Regulation 1.17, the net capital requirement at June 30, 2025 and December 31, 2024 was $5.8 million and $4.8 million, respectively. Additionally, as of June 30, 2025 and December 31, 2024, Dorman Trading was in compliance with the minimum capital requirements of the exchanges in which Dorman Trading operates. The net capital rule may effectively restrict member withdrawals and the repayment of subordinated loans.
Claims and Litigation
Nasdaq
On September 1, 2017, Nasdaq, Inc., filed an action against the Company in the U.S. District Court for the District of New Jersey alleging patent infringement and trade secret misappropriation relating to Nasdaq’s electronic trading technology and platforms. The Company subsequently filed six petitions before the Patent Trial and Appeal Board (“PTAB”) at the United States Patent and Trademark Office (“USPTO”) seeking a determination that the subject patent was invalid under the current law. The District Court proceeding was stayed in December 2018, pending resolution of the PTAB proceedings. All claims asserted by Nasdaq against the Company under the six patents at issue were invalided by the PTAB in 2019 (the “PTAB Final Written Decisions”). On June 7, 2022, the USPTO Director denied Nasdaq’s request for review of the PTAB Final Written Decisions.
On August 31, 2021, the Company filed an Answer and Counterclaims in the NJ District Court (the “Company’s Answer”). The Company’s Answer included denials of the allegations made by Nasdaq in the Complaint and Counterclaims by the Company including monopolization antitrust claims, patent misuse, sham litigation, and fraud on the USPTO by Nasdaq. The Company is seeking attorneys’ fees and costs and such other relief as the Court may find to be just and proper. On June 21, 2022, Nasdaq waived its right to appeal the PTAB’s Final Written Decisions and the stay in the District Court matter was lifted as all of the PTAB proceedings were concluded with each of the Nasdaq patent claims at issue invalidated. The Company filed an Amended Answer and Counterclaims on August 5, 2022. The Amended Counterclaims added claims of fraud on the patent office and Lanham Act violations. On July 25, 2023, the Court denied a motion by the Company to dismiss Nasdaq’s trade secret claims and also denied a motion by Nasdaq to dismiss the Company’s counterclaims. The Court granted Nasdaq’s motion to stay and bifurcate the Company’s counterclaims. Accordingly, the trade secret case is currently proceeding and the Company’s counterclaims are stayed until the conclusion of the trade secret case at which time the parties may proceed to litigate the Company’s counterclaims against Nasdaq. The parties each filed a motion for summary judgment and motions to exclude certain experts. The Company anticipates the Court will decide the motions in the second half of 2025. The Company intends to continue defending its interest in this matter vigorously.
General
As a self-regulatory organization under the jurisdiction of the SEC, and as a DCO, SEF and DCM under the jurisdiction of the CFTC, and a registered exchange under the jurisdiction of the Bermuda Monetary Authority (“BMA”), each of the MIAX Exchanges, MIAX Futures, MIAXdx and BSX are subject to routine reviews and inspections by the SEC, CFTC and BMA, respectively and as applicable. Dorman Trading, as a registered Futures Commission Merchant (“FCM”), is regulated by the CFTC and is subject to routine reviews and inspections by the CFTC and National Futures Association (“NFA”). Management does not believe that the outcome of any of these reviews or inspections will have a material impact on the condensed consolidated financial position, results of operations or cash flows of the Company.
MIAXdx has responded to certain requests for information and documents from the CFTC’s Division of Enforcement and may come under additional regulatory scrutiny, requests or investigations in the future. The requests related to activities prior to the Company’s acquisition of MIAXdx, during the prior ownership of MIAXdx by FTX. The Company cannot predict the outcome of these requests. Any requests, inquiries, investigations or proceedings could result in substantial costs, sanctions, the diversion of resources, including management time, and

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
potential harm to the Company’s reputation, which could have a material adverse effect on its business, financial condition and operating results.
In the normal course of its business, the Company is exposed to asserted and unasserted claims. In the opinion of management, these matters will not have a material adverse effect on the condensed consolidated financial position, results of operations or cash flows of the Company.
17.EQUITY
Common Stock
At June 30, 2025 and December 31, 2024, the Company was authorized to issue up to 400,000,000 shares of voting common stock, $0.001 par value per share and 200,000,000 shares of non-voting common stock, $0.001 par value per share. As of June 30, 2025, 63,716,016 and 63,641,899 shares of common stock were issued and outstanding (including 3,376,933 shares of puttable common stock), respectively. As of December 31, 2024, 67,746,555 and 67,708,086 shares of common stock were issued and outstanding (including 4,527,075 shares of puttable common stock), respectively. The Company’s amended and restated certificate of incorporation contains certain voting and ownership limitations and transfer restrictions that will remain in place for as long as the Company controls a registered U.S. national securities exchange. Specifically, the Company’s amended and restated certificate of incorporation prohibits (i) any person from owning greater than 40% of any class of the Company’s capital stock, (ii) exchange members from owning greater than 20% of any class of the Company’s capital stock and (iii) all persons from voting shares representing more than 20% of the voting power of the Company’s then issued and outstanding capital stock either alone or together with any related persons, in each case subject to certain conditions and exceptions, including the waiver by the board of directors (except with respect to exchange members). Each share of non-voting common stock is convertible into one share of common stock at the option of the holder. Each share of common stock and non-voting common stock is entitled to receive dividends subject to the rights of the preferred stock. A decision to pay dividends on common stock will be at the discretion of the Company’s board of directors. In addition, the 2029 Senior Secured Term Loan contains restrictions on the Company’s ability to pay dividends.
In February 2024, the Company issued 275,610 shares of common stock with 27,561 warrants to purchase shares of common stock for total proceeds of $5.7 million in a private placement transaction. The warrants to purchase shares of common stock have an exercise price equal to $20.50 per share and expiration date of three years from the date of issuance.
As of June 30, 2025 and December 31, 2024, 41,283,635 and 35,201,810 shares of common stock, respectively, were reserved for issuance in connection with warrants, convertible loans, share based payment plans and common stock to be granted to third parties.
Preferred Stock
The Company is authorized to issue up to 25,000,000 shares of preferred stock $0.001 par value per share in one or more series, as may be designated by the board of directors. As of June 30, 2025, 10,000,000 shares of the preferred stock have been designated as Series B convertible preferred stock.
Each share of Series B convertible preferred stock is convertible into a share of common stock on a one-to-one basis at the option of the holder upon the occurrence of the following events: once the Company becomes a public company, upon a merger or consolidation with or into another legal entity, or upon the sale of all or substantially all of the Company’s assets in which the common stockholders participate. The preferred stock has no voting rights, except with respect to certain transactions for which the preferred stockholders are entitled to vote separately as a class. The Series B convertible preferred stockholders participate as to dividends on the same basis as the common stockholders.
There were 793,427 and 781,859 shares of Series B convertible preferred stock outstanding at June 30, 2025 and December 31, 2024, respectively. During the six months ended June 30, 2025, the Company issued 11,568 shares of Series B convertible preferred stock pursuant to cashless exercises of 25,000 options to purchase

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
shares of Series B convertible preferred stock. During the six months ended June 30, 2024, the Company issued 10,000 shares of Series B convertible preferred stock pursuant to cashless exercises of 25,000 options to purchase shares of Series B convertible preferred stock.
As of June 30, 2025 and December 31, 2024, 925,395 and 950,416 shares of Series B convertible preferred stock, respectively, were reserved for issuance in connection with share based payment plans.
In 2010, all outstanding Series A preferred shares were converted into common stock. As part of this conversion, the holders converting Series A preferred shares received contingent promissory notes totaling $15.0 million, which remain outstanding as of June 30, 2025. These contingent promissory notes are only payable, without interest, upon a deemed liquidation event which includes a merger or sale of the Company, therefore expense will only be recognized at such time. As of June 30, 2025, there are no outstanding preferred shares with liquidation preferences.
Treasury Stock
The Company generally withholds shares of its common stock to cover employees’ portion of required tax withholdings when employee equity awards are issued or vest. These shares are valued at cost, which equals the fair value of the common stock on the date of issuance or vesting and reflected as a reduction to the Company’s stockholders’ equity and included in treasury stock, at cost in the condensed consolidated balance sheets. The weighted average cost per share held in treasury was $21.20 and $20.14 as of June 30, 2025 and December 31, 2024, respectively.
Warrants
The Company issues warrants to purchase shares of common stock primarily in connection with equity rights programs (see Equity Rights Offering), stock issuances, certain debt issuances, and consulting agreements. There were outstanding warrants to acquire 18,980,778 and 14,615,703 shares of common stock outstanding at June 30, 2025 and December 31, 2024, respectively. The outstanding warrants at June 30, 2025 and December 31, 2024 include 1,129,139 and 2,740,068 warrants, respectively, issued to the Company’s Equity Rights Program (“ERP”) participants.
The warrants vest over time or upon the achievement of performance criteria with respect to certain warrants issued in connection with certain service providers and generally expire at various times through 2032. In certain cases, warrants are granted to certain service providers that vest only upon the satisfaction of performance-based conditions such as the Company’s consummation of a liquidation event or an IPO. As of June 30, 2025 and December 31, 2024, 1,625,000 and 1,808,333 warrants, respectively were unvested. The fair value of each warrant grant was derived using the Black-Scholes option pricing model. For the six months ended June 30, 2025 and 2024, the Company recorded $0.7 million and $0.4 million, respectively, of share-based compensation expense related to warrants issued in connection with consulting agreements.
Effective as of June 30, 2025, the Company entered into an exchange agreement with one of its ERP participants pursuant to which the ERP participant surrendered and the Company canceled and retired 5,887,286 shares of its voting common stock and 331,218 shares of its non-voting common stock in exchange for a pre-funded warrant to purchase up to 6,218,504 shares of the Company’s voting common stock, which has a perpetual term, an exercise price equal to $0.002 per share and a cashless exercise feature. If the Company pays any dividends or otherwise makes any pro rata distributions to its stockholders, the holder of the pre-funded warrant is also entitled to receive its share of such dividends or distributions on an as-exercised basis based on the number of shares of the Company’s common stock then issuable pursuant to the pre-funded warrant.
On August 21, 2024, in connection with the 2029 Senior Secured Term Loan, the Company issued to the lenders 3,795,564 warrants to purchase shares of the Company’s common stock. The warrants to purchase shares of common stock have an exercise price equal to $7.15 per share and $8.55 per share for the 2,277,338 and 1,518,226 warrants, respectively, and an expiration date of August 21, 2032. See Note 11 - Debt Obligations for more information.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
During the six months ended June 30, 2025, the Company raised proceeds of $3.3 million through the exercise of 845,621 of previously issued warrants to purchase common stock and issued 699,659 shares of voting common stock pursuant to cashless exercise of 813,163 warrants.
During the six months ended June 30, 2024, the Company raised proceeds of $1.4 million through the exercise of 414,989 of previously issued warrants to purchase common stock and issued 1,058,746 shares of voting common stock pursuant to cashless exercise of 1,342,342 warrants.
The following table summarizes information about warrant activities for the six months ended June 30, 2025 and 2024:

	Common Stock Warrants
	Number of Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2024	14,615,703	$11.91
Granted	6,218,504	$0.002
Exercised	(1,658,785)	$3.61
Forfeited	(100,000)	$14.00
Expired	(94,644)	$15.39
Outstanding at June 30, 2025	18,980,778	$8.71

Outstanding at December 31, 2023	15,309,559	$11.26
Granted	27,561	$20.50
Exercised	(1,757,331)	$4.12
Forfeited	(1,806,063)	$5.50
Expired	(175,000)	$12.28
Outstanding at June 30, 2024	11,598,726	$13.26
Additional information regarding warrants outstanding as of June 30, 2025 and December 31, 2024 are as follows:

	Warrants to Purchase Common Stock
	Weighted Average Exercise Price	Expiration Date	Number of Warrants Outstanding
Pre-funded warrant	$0.002	Perpetual	6,218,504
Issued with debt	$8.31	Jul 2026 - Aug 2032	4,002,972
Issued to employees, directors and service providers	$18.28	Nov 2025 - Mar 2030	3,637,699
Issued with common stock	$15.34	Apr 2026 - Dec 2027	1,613,781
Purchase of warrants	$14.50	Oct 2025 - Dec 2025	2,378,683
Issued to strategic investors under ERPs	$5.50	Sep 2027	1,129,139
Outstanding at June 30, 2025			18,980,778

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

	Warrants to Purchase Common Stock
	Weighted Average Exercise Price	Expiration Date	Number of Warrants Outstanding
Issued with debt	$8.34	Jan 2025 - Aug 2032	4,020,471
Issued to employees, directors and service providers	$18.06	Jun 2025 - Mar 2030	3,862,703
Issued with common stock	$15.34	Apr 2026 - Dec 2027	1,613,778
Purchase of warrants	$14.50	Oct 2025 - Dec 2025	2,378,683
Issued to strategic investors under ERPs	$4.20	Apr 2025 - Sep 2027	2,740,068
Outstanding at December 31, 2024			14,615,703
Equity Rights Program
The Company launched its first ERP, ERP I, in September 2013 and subsequently introduced four additional ERPs between February 2015 and September 2020. Each ERP included a certain number of units allowing the Company’s customers to obtain common stock warrants in return for a prepaid fee, which is applied to future purchases by the customer of the Company’s services. The customer vests in the common stock warrants in tranches over designated time periods based on certain performance criteria, which generally require the customer to execute qualifying trades on the Company’s exchanges in an amount equal to a specified fixed percentage of the average daily volume of trades on the applicable exchange.
The shares of common stock and warrants issued under ERP I and II are classified as liability instruments and the shares of common stock and warrants issued under ERP III, IV and V are classified as equity instruments on the Company’s condensed consolidated balance sheets. The ERP awards are determined by the Company to be consideration payable to a customer and recorded as cost of revenue on the Company’s condensed consolidated statements of operations, based on the grant date fair value of the awards.
Warrants issued under ERP I and II vested over a certain period provided that ERP participants met the specific performance criteria, which required the participant to trade an agreed-upon number of options contracts, subject to certain exceptions, on MIAX Options Exchange on a daily basis over a specified number of months. All vested warrants under ERP I and II were exercised before their expiration on August 31, 2020 and January 31, 2022, respectively.
Puttable common stock from exercise of ERP I and II warrants:
The Company recorded the underlying puttable common stock issued upon exercise of the warrants as a liability. ERP I and II participants have put rights to require the Company to purchase a certain percentage of the shares held on the put vesting date in cash at a price per share equal to a fixed percentage of the fair market value of the Company’s common stock. Eligible participants can exercise the put rights during the 90 day period commencing on the initial put vesting date and each anniversary thereof (each, an annual “Put Period”). Put rights terminate upon the sale, transfer or other disposition of puttable common shares held by an ERP participant or the consummation of an initial public offering of the Company’s common stock where the offering proceeds, net of underwriting discounts and commissions, exceed $250 million.
The Company reflects the fair value of puttable common stock on the condensed consolidated balance sheets. The fair value of the puttable common stock is determined based on the estimated fair value of the Company’s common stock, see Note 15 - Fair Value Measurement for details regarding the Company’s common stock valuation. Puttable common stock is remeasured at each reporting period until settlement or when the redemption feature is eliminated and the change in fair value is recorded as non-operating income (expense) within the condensed consolidated statements of operations. The fair value of the puttable common stock, net of current portion from exercise of warrants outstanding was $77.3 million and $78.4 million at June 30, 2025 and December 31, 2024, respectively. The current portion of put obligation, included in accounts payable and other liabilities in the condensed consolidated balance sheets, was $0 and $22.7 million as of June 30, 2025 and December 31, 2024, respectively (see Note 9 - Accounts Payable and Other Liabilities).

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
The put closing date for a put right exercise is no later than 120 days following the Company’s receipt of a put notice, subject to the applicability of any regulatory approvals that may be required in connection therewith. Notwithstanding the foregoing, the Company, in its discretion, may elect to fund the put price in installments: one-third (1/3) shall be paid on the put closing date and the remaining two-thirds (2/3) shall be paid in equal payments on each of the two succeeding calendar year anniversaries of the put closing date. The Company may at its option, elect to defer payment of such payment until the first anniversary of the put closing date, such that two-thirds (2/3) of the put price will be funded on the first anniversary of the put closing date, with the balance of the put price due and payable on the third anniversary of the put closing date.
The holders have the ability to rescind their election to put the shares to the Company any time prior to settlement, at which time the holder receives cash and simultaneously transfers the common shares back to the Company. Until settlement, the puttable common stock is considered legally outstanding. The holders have the ability to put the shares at a later date after rescinding the previously elected put option. Therefore, the Company defines the settlement date as the date in which the holder exchanges their puttable common stock for cash.
In September 2023, the Company received a put notice (the “September 2023 Put Notice”) from an ERP II participant to redeem the remaining 2,231,645 shares of common stock it acquired pursuant to ERP II. In December 2023, the ERP II participant sold 506,432 shares to another ERP participant reducing the net total number of shares subject to the September 2023 Put Notice to 1,725,213 shares with an aggregate put price of $34.1 million with one-third of the put obligation of $11.4 million due and payable on January 17, 2024, and the remaining two payments of $11.4 million each to be made on each of the two succeeding calendar year anniversaries of the put closing date. In January 2024, the Company elected to defer payment of the first installment of the put obligation of $11.4 million. In accordance with such election, two-thirds of the put price or $22.7 million was due on January 17, 2025, the first anniversary of the put closing date, with the remaining payment of $11.4 million due on January 17, 2027, the third anniversary of the put closing date.
On February 21, 2025, after extending the payment date with respect to the two-thirds of the put price or $22.7 million from January 17, 2025, the ERP II participant sold the corresponding 1,150,142 shares subject to the September 2023 Put Notice to another ERP participant. In connection with this sale, the put right associated with such shares was terminated and the related put payable of $22.7 million as of December 31, 2024 was extinguished. The Company then reclassified the fair value of the put liability of $25.7 million, measured at the put termination date, to common stock at par value and additional paid-in capital in the condensed consolidated balance sheet as of June 30, 2025. The remaining 575,071 shares subject to the September 2023 Put Notice remain puttable to the Company and the related put price of $11.4 million is due on January 17, 2027.
The terms of ERP III, IV and V are similar to ERP I and II, except the shares do not have any put rights and therefore the ERP III, IV and V awards are equity classified.
Equity Rights Offering III (ERP III) - On June 30, 2017, the Company entered into a third equity rights offering with eight participants to acquire 20 H-Units for a total prepaid fee of $10.0 million. Each H-Unit consists of common stock purchase warrants to purchase 207,331 shares of common stock of the Company and required a prepaid fee of $0.5 million. The term of the offering was a 42-month period commencing July 1, 2017 and ended December 31, 2020. The basic terms of the third offering are similar to the first two offerings with respect to warrant exercise periods, but do not contain a put right. The warrant vesting period ended on December 31, 2020 and no warrant expense was recognized thereafter. In June 2024, all 1,556,706 outstanding ERP III warrants were exercised prior to expiration on June 30, 2024, including the issuance of 987,821 shares of voting common stock pursuant to cashless exercise of 1,151,567 ERP III warrants.
Equity Rights Offering IV (ERP IV) - On April 30, 2018, the Company entered into a fourth equity rights offering with 10 participants to acquire 25 J-Units for a total prepaid fee of $6.3 million. Each J-Unit consists of warrants to purchase 208,172 shares of common stock of the Company and required a prepaid fee of $250,000. The term of the offering was a 32-month period commencing May 1, 2018 and ended December 31, 2020. The basic terms of the fourth offering are similar to the first two offerings with respect to warrant exercise periods, but like ERP III do not contain a put right. The warrant vesting period ended on December 31, 2020 and no warrant expense was recognized thereafter. In April 2025, all 1,610,929 outstanding ERP IV warrants were exercised prior to

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
expiration on April 30, 2025, including the issuance of 699,657 shares of voting common stock pursuant to cashless exercise of 813,161 ERP IV warrants.
Equity Rights Offering V (ERP V) - On September 11, 2020, the Company closed a fifth equity rights offering with nine firms for 22 L-Units providing for the issuance of warrants to purchase a total of 4,753,793 shares of common stock, representing 216,082 shares per L-Unit. The L-Warrants vest over a 42-month period provided that the participant met the specific performance criteria, which required the participants trade an agreed-upon number of equities contracts, subject to certain exceptions, on MIAX Pearl on a daily basis over a specified number of months. The warrants expire on the earliest to occur of (i) September 11, 2027, or (ii) the two-year anniversary of an initial public offering of the Company’s common stock, where the offering price, net of underwriting discounts and commissions exceed $250.0 million (“Qualified Public Offering”), or (iii) a merger or sale of the Company. Upon closing, the Company collected $22 million of prepaid fees from participating member firms which was fully amortized in 2022. The warrant vesting period ended on June 30, 2024 and no warrant expense was recognized thereafter. The Company recognized warrant expense of $1.2 million for the six months ended June 30, 2024 representing the fair market value associated with vested ERP V warrants. This expense was included in cost of revenues in the condensed consolidated statement of operations.
The number of outstanding ERP warrants as of June 30, 2025 and December 31, 2024 are as follows:

	June 30, 2025	December 31, 2024
ERP IV	—	1,610,929
ERP V	1,129,139	1,129,139
Total	1,129,139	2,740,068
18.SHARE-BASED COMPENSATION
In accordance with the Company’s stock incentive plans, the Company may grant stock option awards to employees, consultants and non-employee members of the Company’s Board of Directors. The Company may grant restricted stock awards to employees, consultants and non-employee members of the Company’s Board of Directors.
On May 16, 2022, the Company adopted the 2022 Equity Incentive Plan (“2022 Plan”) whereby the Company may grant up to 10,000,000 shares of the Company’s voting common stock. Commencing on the first day of each fiscal year beginning January 1, 2023 and ending January 1, 2032, the available shares under the 2022 Plan are to be increased by a number of shares of voting common stock of the Company equal to the lesser of (a) 5% of the aggregate number of shares outstanding on the final day of the immediately preceding fiscal year and (b) such smaller number of shares as determined by a committee as defined in the 2022 Plan. As a result, effective January 1, 2025 and 2024, the available shares under the 2022 Plan were increased for a new total of 18,852,332 and 15,658,356 shares, respectively. In addition to the 2022 Plan, the Company has outstanding stock awards granted pursuant to the 2021 Stock Option and Incentive Plan for Employees and Consultants (“2021 Plan”) which was effective January 26, 2021, the 2013 Director Stock Incentive Plan and the 2013 Employee Stock Incentive Plan (together, the “2013 Plans”), which were both effective November 15, 2013 and the 2008 Director Stock Incentive Plan and the 2008 Employee and Consultant Stock Incentive Plan (together, the “2008 Plans”). During the year ended December 31, 2022, the Company terminated the 2021 Plan and the 2013 Plans. The Company terminated the 2008 Plans on May 26, 2018. The number of shares issuable in accordance with the Company’s various Employee and Director Stock Incentive Plans at June 30, 2025 and at December 31, 2024 were 26,567,570 and 24,682,754 shares, respectively.
Valuation Assumptions
Share-based compensation payments related to stock options are recognized in the condensed consolidated financial statements based on the grant date fair value using the Black-Scholes option pricing model. Share-based

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
compensation expense is recognized over the related service or vesting period, net of actual forfeitures. The following assumptions were used by the Company for determining the fair value of awards granted:

	Six Months Ended June 30,
	2025	2024
Weighted-average expected term (years)	5.3 – 6.3	5.2 – 6.0
Volatility (range)	26.2% – 27.2%	26.3% – 27.1%
Risk-free interest rate (range)	4.1%	4.3% – 4.5%
Dividend yield	0.00%	0.00%
Stock Options
The Company granted options to purchase shares of preferred stock and common stock under the Company’s stock incentive plans. There were options to acquire 22,905,411 shares (consisting of 925,395 shares of preferred stock and 21,980,016 shares of voting and non-voting common stock) and 21,204,908 shares (consisting of 950,416 shares of preferred stock and 20,254,492 shares of voting and non-voting common stock) outstanding at June 30, 2025 and December 31, 2024, respectively. The options are exercisable at prices that range from $12.00 to $26.00 per share. The options generally vest over a period of up to five years and expire after ten years.
The options to purchase shares of preferred stock were granted to directors, employees and consultants under the 2008 Plans which were terminated on May 26, 2018. Share-based compensation expense related to the options for preferred stock had been fully recognized as of December 31, 2021.
The weighted-average grant-date fair value of options granted during the six months ended June 30, 2025 and 2024 was $7.85 and $6.98, respectively. The total intrinsic value of options exercised during the six months ended June 30, 2025 and 2024 was $6.0 million and $4.8 million, respectively.
Share-based compensation expense is included in compensation and benefits expense in the condensed consolidated statements of operations. The following table summarizes information about the stock option activity for the six months ended June 30, 2025 and 2024 (recognized and unrecognized share-based compensation expense, in thousands):

	Six Months Ended June 30,
	2025	2024
Share-based compensation expense recognized	$6,044	$5,475
Share-based compensation expense unrecognized	$31,586	$25,178
Weighted average period of unrecognized share-based compensation cost	2.30 years	2.21 years

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
The following table summarizes information about the stock option activity during the six months ended June 30, 2025 and 2024 (aggregate intrinsic value, in thousands):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2024	21,204,908	$15.47	5.36	$149,710
Granted	2,537,060	$22.39
Exercised	(690,420)	$13.78
Cancelled, expired or forfeited	(146,137)	$18.75
Outstanding at June 30, 2025	22,905,411	$16.26	5.48	$155,197
Exercisable at June 30, 2025	18,201,187	$14.94	4.51	$147,888

Outstanding at December 31, 2023	21,168,964	$14.68	5.42	$119,677
Granted	2,456,137	$20.06
Exercised	(613,207)	$12.28
Cancelled, expired or forfeited	(1,461,566)	$13.68
Outstanding at June 30, 2024	21,550,328	$15.44	5.79	$111,402
Exercisable at June 30, 2024	16,948,266	$14.16	4.90	$108,313

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Additional information regarding stock options outstanding as of June 30, 2025 is as follows (aggregate intrinsic value, in thousands):

	Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value	Number of Exercisable Options	Aggregate Intrinsic Value
$12.00	8,878,297	2.50	$96,773	8,878,297	$96,773
$13.50	199,999	4.68	1,880	199,999	1,880
$14.00	771,662	4.85	6,868	771,662	6,868
$15.22	2,501,741	5.46	19,213	2,501,741	19,213
$15.50	154,996	5.80	1,147	154,996	1,147
$16.14	2,186,684	6.05	14,782	2,186,684	14,782
$16.34	54,492	6.41	357	54,492	357
$19.84	1,863,394	7.74	5,702	1,323,628	4,050
$20.00	446,828	8.70	1,296	235,397	683
$20.08	1,722,761	8.94	4,858	592,953	1,672
$20.60	24,784	8.47	57	24,784	57
$20.76	443,977	8.13	950	156,325	335
$21.32	21,148	9.25	33	21,148	33
$22.34	291,521	9.66	163	68,516	38
$22.40	2,236,735	9.96	1,118	—	—
$24.70	94,994	7.25	NA	63,331	NA
$25.78	558,187	6.71	NA	558,187	NA
$25.98	287,382	6.93	NA	287,382	NA
$26.00	165,829	7.30	NA	121,665	NA
	22,905,411	5.48	$155,197	18,201,187	$147,888

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Additional information regarding stock options outstanding as of December 31, 2024 is as follows (aggregate intrinsic value, in thousands):

	Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value	Number of Exercisable Options	Aggregate Intrinsic Value
$12.00	9,260,428	2.90	$95,753	9,260,428	$95,753
$13.50	200,000	5.17	1,768	200,000	1,768
$14.00	771,689	5.35	6,436	771,689	6,436
$15.22	2,854,875	5.97	20,327	2,854,875	20,327
$15.50	155,000	6.30	1,060	155,000	1,060
$16.14	2,186,742	6.54	13,558	2,186,742	13,558
$16.34	54,500	6.90	327	54,500	327
$19.84	1,881,761	8.24	4,706	795,706	1,989
$20.00	446,827	9.20	1,046	154,027	360
$20.08	1,744,256	9.44	3,943	50,000	113
$20.60	24,787	8.97	43	24,787	43
$20.76	456,477	8.62	721	168,839	267
$21.32	21,148	9.74	22	21,148	22
$24.70	94,994	7.75	NA	63,334	NA
$25.78	581,519	7.21	NA	395,512	NA
$25.98	287,410	7.42	NA	287,410	NA
$26.00	182,495	7.80	NA	121,667	NA
	21,204,908	5.36	$149,710	17,565,664	$142,023
Restricted Stock
The Company granted 400,000 and 638,134 shares of restricted voting common stock during the six months ended June 30, 2025 and 2024, respectively, to certain Company executives and other employees.
The Company grants restricted stock awards that vest upon the satisfaction of both time-based service and performance-based conditions. In certain cases, restricted stock is granted to certain employees that vest only upon the satisfaction of performance-based conditions such as the Company’s consummation of a deemed liquidation event or an IPO. For the six months ended June 30, 2025 and 2024, no share-based compensation expense had been recognized for such awards with a performance condition based on the occurrence of a qualifying event.
The total fair value as of the respective vesting dates of restricted stock was $4.7 million and $3.6 million for the six months ended June 30, 2025 and 2024, respectively. Total compensation expense related to the shares granted was $12.6 million and $13.8 million for the six months ended June 30, 2025 and 2024, respectively. The compensation expense related to restricted stock is included in employee compensation and benefits on the condensed consolidated statements of operations. Share-based compensation expense related to the restricted stock awards is measured at the grant date fair value of the Company’s common stock (see Note 15 - Fair Value Measurement for details regarding the Company’s common stock valuation). As of June 30, 2025, there was $34.7 million of unrecognized compensation cost. Of this amount, $13.3 million relates to awards for which the time-based vesting condition is not fully satisfied, the weighted average period of unrecognized share-based compensation cost is 0.65 year. Unrecognized share-based compensation of $21.4 million relates to awards for which the performance-based vesting condition had not yet been satisfied.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
The following table summarizes information about the unvested restricted stock activities during the six months ended June 30, 2025 and 2024:

	Number of Shares	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2024	3,476,663	$18.85
Awarded	400,000	$22.40
Vested	(210,338)	$22.90
Cancelled or forfeited	(4,166)	$19.16
Outstanding at June 30, 2025	3,662,159	$19.00

Outstanding at December 31, 2023	4,512,376	$17.42
Awarded	600,634	$20.10
Vested	(181,912)	$21.28
Cancelled or forfeited	(66,750)	$14.38
Outstanding at June 30, 2024	4,864,348	$17.62
In 2010 and 2011, in addition to grants issued under the Employee and Director Stock Incentive Plans, the Company also granted restricted stock awards to certain employees and non-employee service providers that, at the original grant or when subsequently modified, vest only upon the satisfaction of performance-based conditions such as the Company’s consummation of a deemed liquidation event or an IPO. The total unvested restricted shares related to these grants were 714,310 as of June 30, 2025 and December 31, 2024 with weighted-average grant date fair value of $9.82 per share. For the six months ended June 30, 2025 and 2024, no share-based compensation expense had been recognized for such awards as the vesting performance condition was not probable. As of June 30, 2025, there was $3.8 million of unrecognized compensation costs related to these awards.
19.SEGMENT REPORTING
The Company previously operated three reportable business segments prior to the period ended June 30, 2025. As a result of the TISE Acquisition during the period ended June 2025, the Company operates four reportable segments: Options, Equities, Futures, and International which is reflective of how the Company’s chief operating decision-maker reviews and operates the business as discussed in Note 2 - Summary of Significant Accounting Policies.
Options – The Options segment includes listed options on the stocks of individual corporations (“equity options”) and options on exchange-traded products (“ETPs”), such as exchange-traded funds (“ETFs”), which are “multi-listed” options and listed on a non-exclusive basis. These options trade on MIAX Options, MIAX Pearl, MIAX Emerald and MIAX Sapphire, all U.S. national security exchanges. MIAX Options also offers options on market indices (“index options”). The Options segment also includes applicable market data revenue generated from the consolidated tape plans, the licensing of proprietary options market data, index licensing, and access services.
Equities – The Equities segment includes listed US equities and ETP transaction services that occur on MIAX Pearl. The Equities segment also includes applicable market data revenue generated from the consolidated tape plans, the licensing of proprietary equities market data, routing services, and access services.
Futures – The Futures segment includes transaction services provided by MIAX Futures, Dorman Trading and MIAXdx, which includes offerings for trading and clearing of futures products, the licensing of proprietary market data, as well as access services.
International – The International segment, which represents the Company’s operations outside of U.S, includes listing services for capital market instruments such as equities, debt issues, funds, hedge funds, derivative warrants and insurance linked securities provided by BSX and listing of high yield bonds and private equity debt by TISE.

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Corporate and Other – Corporate and Other includes certain other business ventures, corporate costs and operations including intersegment elimination as such items are not used to evaluate the operating performance of the above segments.
An operating segment is generally defined as a component of business for which discreet financial information is available and whose results are reviewed by the chief operating decision-maker. Operating segments are aggregated into reportable segments if certain criteria are met. The Company’s chief operating decision maker is its Chief Executive Officer who manages business operations, evaluates performance and allocates resources based on the segments net revenues and operating income. Revenue and cost of revenue is recorded specifically in the segment in which they are earned or to which they relate. The Company directly allocates expenses to the operating segments when reasonably possible to do so. Beginning in the second quarter of 2025, Management concluded that non-operating (expenses) income and income (loss) before tax provision at the segment-level are provided to the CODM on a recurring basis. However, the CODM does not consider non-operating (expense) income when evaluating performance of or allocating resources to the operating segment.
The following table presents certain selected financial information for the Company’s reportable operating segments and Corporate and Other (in thousands):

	Six Months Ended June 30, 2025
	Options	Equities	Futures	International	Corporate and Other	Consolidated
Revenues	$522,853	$80,438	$47,914	$3,117	$539	$654,861
Less: Cost of revenue	348,864	72,416	37,035	—	—	458,315
Revenues less cost of revenue	173,989	8,022	10,879	3,117	539	196,546
Operating expenses
Compensation and benefits	35,074	6,639	23,309	2,612	10,347	77,981
Information technology and communication costs	7,145	3,300	4,490	1,013	451	16,399
Depreciation and amortization	6,467	3,040	1,963	603	1,035	13,108
Professional fees and outside services	8,249	1,020	1,464	576	8,043	19,352
Acquisition-related costs	—	—	—	—	2,901	2,901
General, administrative, and other expenses	7,278	1,131	3,727	918	4,167	17,221
Total operating expenses	64,213	15,130	34,953	5,722	26,944	146,962
Operating income (loss)	109,776	(7,108)	(24,074)	(2,605)	(26,405)	49,584
Non-operating (expense) income
Change in fair value of puttable common stock	—	—	—	—	(1,891)	(1,891)
Change in fair value of puttable warrants issued with debt	—	—	—	—	(917)	(917)
Interest income	766	—	392	20	1,535	2,713
Interest expense and amortization of debt issuance costs	—	—	(70)	—	(9,262)	(9,332)
Loss on sale of intangible asset	—	—	—	(2,054)	—	(2,054)

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Unrealized loss on derivative assets	—	—	—	(47,018)	—	(47,018)
Other, net	(1)	—	2,244	(62)	10,179	12,360
Income / (loss) before income tax provision	$110,541	$(7,108)	$(21,508)	$(51,719)	$(26,761)	$3,445

	Six Months Ended June 30, 2024
	Options	Equities	Futures	International	Corporate and Other	Consolidated
Revenues	$399,113	$91,347	$46,844	$1,654	$562	$539,520
Less: Cost of revenue	285,618	93,065	36,456	—	—	415,139
Revenues less cost of revenue	113,495	(1,718)	10,388	1,654	562	124,381
Operating expenses
Compensation and benefits	27,307	6,248	22,113	4,338	9,371	69,377
Information technology and communication costs	5,678	2,751	4,503	1,047	213	14,192
Depreciation and amortization	5,281	2,915	1,474	281	1,111	11,062
Professional fees and outside services	9,242	1,089	2,721	465	8,488	22,005
General, administrative, and other expenses	5,929	1,135	2,977	896	5,632	16,569
Total operating expenses	53,437	14,138	33,788	7,027	24,815	133,205
Operating income (loss)	60,058	(15,856)	(23,400)	(5,373)	(24,253)	(8,824)
Non-operating (expense) income
Change in fair value of puttable common stock	—	—	—	—	(1,358)	(1,358)
Interest income	540	—	463	—	134	1,137
Interest expense and amortization of debt issuance costs	—	—	(46)	—	(7,279)	(7,325)
Gain on sale of intangible asset	—	—	—	52,604	—	52,604
Unrealized gain on derivative assets	—	—	—	66,674	—	66,674
Other, net	—	—	(286)	—	840	554
Income / (loss) before income tax provision	$60,598	$(15,856)	$(23,269)	$113,905	$(31,916)	$103,462
20.INCOME TAXES
The Company calculates the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to the ‘ordinary’ income or loss for the reporting period, which excludes any unusual or infrequently occurring discrete items, together with any discrete tax amounts for the reporting period, in accordance with ASC 740, ‘Income Taxes’. The Company has U.S. federal net operating loss (NOL) carryforwards available to reduce future U.S. federal taxable income and generally can be carried forward indefinitely, but are subject to a limitation on deductibility equal to 80% of federal taxable income in any given year for NOLs arising in tax years beginning after December 31, 2017. Due to the availability of these NOL carryforwards and other federal tax attributes, the Company has no current U.S. federal income tax liability. The

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Company has current U.S. state tax in certain states because of limitations in deductibility of NOL carryforwards in those states. The Company provides a valuation allowance against its net U.S. deferred tax assets, on the basis that it is more likely than not that the assets will not be realized, and records a deferred tax liability on U.S. indefinite lived assets. Consequently, the provision for income taxes is primarily driven by current U.S. state tax in states with limitations in deductibility of NOL carryovers and changes in the deferred tax liability on U.S. indefinite lived assets.
The tax expense for the six months ended June 30, 2025 was $1.3 million on pre-tax income of $3.4 million, and for the six months ended June 30, 2024 there was a tax expense of $1.2 million on pre-tax income of $103.5 million, resulting in an effective tax rate of 38.8% and 1.1%, respectively. The tax expense the six months ended June 30, 2025 mainly relates to current U.S. state tax on the ‘ordinary’ income for the period, after adjusting for the unrealized loss on derivative assets of $47.0 million as a discrete item. There was no current tax benefit on the unrealized loss on derivative assets of $47.0 million because it was not deductible for current tax and there was no deferred tax benefit on the loss because of the valuation allowance. The tax expense for the six months ended June 30, 2024 mainly relates to an increase in the deferred tax liability on indefinite lived assets partially offset by a current state tax benefit in respect of prior years.
On July 4, 2025, President Trump signed into law the One Big Beautiful Bill Act (“OBBBA”). This comprehensive legislation introduces significant changes to numerous areas of U.S. federal income tax law, including permanency of certain provisions in the Tax Cuts and Jobs Act, R&D expensing, and bonus depreciation. The Company is currently evaluating the potential impact of the OBBBA on its financial position and results of operations but expects that it will result in a significant decrease in the income tax expense in 2025. The final impact will be determined and recognized in the period ended September 30, 2025, in accordance with ASC 740.
21.RELATED PARTY TRANSACTIONS
Loan transactions
During 2021, the Company issued convertible promissory notes to certain related parties amounting to $48.1 million at an interest rate of 10% per annum with a maturity date three years from date of issuance. The notes along with all accrued but unpaid interest is convertible at the option of the lender into shares of common stock of the Company at a conversion price of $18.00 per share until the maturity date of such notes. On March 31, 2024, the Company entered into an agreement with the lender to convert $2.0 million of the outstanding loan into 111,111 shares of the Company’s common stock. On May 2, 2024, the remaining $46.1 million was converted into 2,561,111 shares of the Company’s common stock. See Note 11 - Debt Obligations for more information.
In December 2020, the Company had issued convertible promissory notes to a shareholder of the Company in the principal amount of $5.0 million, at an interest rate of 9.5% per annum. In consideration for making such loan, the Company agreed to extend the expiration dates until December 31, 2025 for an aggregate total of 1,807,847 warrants to purchase Company common stock previously issued. The outstanding principal was $5.0 million at June 30, 2025 and December 31, 2024. The outstanding interest was $0.1 million and $0.2 million at June 30, 2025 and December 31, 2024, respectively.
Financial consulting, placement and professional fees
The Company enters into agreements with companies affiliated with certain shareholders, directors, and executive officers of the Company, to provide consulting services to the Company in exchange for compensation. During the six months ended June 30, 2025 and 2024, the Company paid $2.6 million and $0.5 million, respectively, for certain consulting services.
Private placement sales of stock and warrants
During the period ended June 30, 2024, the Company issued 275,610 shares of common stock with 27,561 warrants to purchase shares of common stock for total proceeds of $5.7 million in a private placement transaction to a related party. The warrants to purchase shares of common stock have an exercise price equal to

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
$20.50 per share and expiration date of three years from the date of issuance. There were no purchases of common stock or warrants to purchase common stock by related parties during the six months ended June 30, 2025.
22.EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings per share (in thousands, except share and per share data):

	Six Months Ended June 30,
	2025	2024
Basic net income per share:
Net income	$2,107	$102,300
Net loss attributable to non-controlling interest	—	(136)
Net income attributable to Miami International Holdings, Inc.	$2,107	$102,436
Weighted-average common shares outstanding	64,249,928	59,078,365
Basic net income per share	$0.03	$1.73

Diluted net income per share:
Net income attributable to Miami International Holdings, Inc.	$2,107	$102,436
Add: convertible debt interest expense, net of tax	—	1,745
Adjusted net income attributable to Miami International Holdings, Inc.	$2,107	$104,181
Weighted-average common shares and share equivalents outstanding	77,952,959	75,249,414
Diluted net income per share	$0.03	$1.38
The potentially dilutive shares of common stock that have been excluded from the calculation of earnings per share because of the anti-dilutive effect for the six months ended June 30, 2025 and 2024 are as follows:

	Six Months Ended June 30,
	2025	2024
Outstanding stock options	5,133,269	4,862,938
Warrants to purchase shares of common stock	562,500	1,042,893
Convertible preferred stock	793,430	756,859
Debt convertible into shares of common stock	319,902	—
Unvested restricted stock awards	2,024,309	1,010,000
Total potentially diluted shares of common stock	8,833,410	7,672,690
23.LEASES
The Company has operating leases related to office space and data centers under non-cancellable operating leases that expire at various times through December 2034, some of which include options to renew or extend the lease for an additional 10 years. As of June 30, 2025, there are no leases with residual value guarantees or leases not yet commenced to which the Company is committed. The Company combines the lease and non-lease components of lease payments in determining right of use assets and related lease liabilities.
Leases with an initial term of twelve-months or less that do not include an option to purchase the underlying asset are not recorded on the condensed consolidated balance sheets and are expensed on a straight-line basis over the lease term. The lease expenses related to the short-term leases were $0.2 million for the six months ended June 30, 2025. The Company did not have any short-term leases during the six months ended June 30, 2024. Lease expense related to office space amounted to $3.8 million and $3.2 million for the six months ended June 30, 2025 and 2024, respectively, and are recorded within occupancy costs in the condensed consolidated statements of operations. Lease expense related to the data center amounted to $5.1 million and $4.7 million for the six months

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
ended June 30, 2025 and 2024, respectively, and are recorded within information technology and communication costs in the condensed consolidated statements of operations.
The components of operating lease cost for the six months ended June 30, 2025 and 2024 were as follows (in thousands):

	Six Months Ended June 30,
	2025	2024
Operating lease cost:
Fixed lease cost	$4,118	$4,490
Short-term lease cost	171	—
Variable lease cost	4,654	3,452
Total operating lease cost	$8,943	$7,942
Supplemental cash flow information related to the operating leases for the six months ended June 30, 2025 and 2024 is as follows (in thousands):

	Six Months Ended June 30,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$4,029	$3,820
The following table presents the supplemental balance sheet information related to operating leases at June 30, 2025 and December 31, 2024 (in thousands):

	June 30, 2025	December 31, 2024
Operating lease right of use assets	$18,303	$15,478
Total right of use asset	$18,303	$15,478

Current portion of operating lease liability	$6,235	$6,622
Non-current operating lease liabilities	19,604	15,438
Less: Tenant improvement allowance receivable	(1,216)	(2,426)
Total leased liabilities	$24,623	$19,634
The Company records the operating lease right of use assets within other assets, net, the current portion of the operating lease liability within accounts payable and other liabilities and the non-current operating lease liabilities within other non-current liabilities in the condensed consolidated balance sheets.
The weighted-average remaining lease term and the weighted-average discount rate for the operating and finance leases were as follows:

	Six Months Ended June 30,
	2025		2024
	Operating	Finance	Operating	Finance
Weighted average remaining lease term (years)	5.24	3.83	5.55	2.77
Weighted average discount rate	17.4%	8.0%	17.5%	6.8%

MIAMI INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
The Company uses its incremental borrowing rate as the discount rate, which is based on the implied cost of debt. The undiscounted cash flow for future maturities of the Company’s lease liabilities as of June 30, 2025 are as follows (in thousands):

	Operating Lease	Finance Lease
2025	$4,793	$100
2026	10,574	199
2027	7,428	172
2028	2,697	105
2029	2,672	105
Thereafter	14,347	17
Total lease payments	42,511	698
Less: imputed interest	(16,671)	(77)
Total lease liabilities	25,840	621
Less: current lease liabilities	(6,235)	(166)
Total non-current lease liabilities	$19,605	$455
Company as a lessor
The Company leases office space obtained as part of the acquisition of MIAX Futures. The Company has classified the lease relationship as an operating lease.
The following table sets out a maturity analysis of lease receivables, showing the undiscounted lease payments to be received after the reporting date (in thousands):

2025	$677
2026	1,268
2027	645
2028	373
2029	337
Thereafter	80
Total lease receivable	$3,380
24.SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.
Reverse Stock Split
On July 15, 2025, the Company amended its restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s outstanding and treasury shares of common stock (voting and non-voting) and Series B convertible preferred stock on a one-for-two basis (the “Reverse Stock Split”). The number of authorized shares and the par values of the common stock and Series B convertible preferred stock were not adjusted as a result of the Reverse Stock Split. All issued and outstanding common stock and Series B convertible preferred stock, treasury stock, warrants to purchase shares of common stock, options to purchase shares of common stock and Series B convertible preferred stock, restricted stock, per share data and related information contained in the condensed consolidated financial statements have been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented.

Miami International Holdings Inc.

15,000,000 Shares

Common Stock

Through and including September 7, 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PROSPECTUS

August 13, 2025

miax®

Miami International Holdings, Inc. (MIH) is the corporate holding company of MIAX and various subsidiaries.